As filed with the Securities and Exchange Commission on February 22, 2021

Registration Nos. 333-             and

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROOKFIELD INFRASTRUCTURE CORPORATION	BROOKFIELD INFRASTRUCTURE PARTNERS L.P.
(Exact name of Registrant as specified in its charter)	(Exact name of Registrant as specified in its charter)

Not Applicable (Translation of Registrant’s name into English)	Not Applicable (Translation of Registrant’s name into English)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	Bermuda (State or other jurisdiction of incorporation or organization)

4923 (Primary Standard Industrial Classification Code Numbers)	4911 (Primary Standard Industrial Classification Code Numbers)

Not Applicable (IRS Employer Identification Numbers)	Not Applicable (IRS Employer Identification Numbers)

Brookfield Infrastructure Corporation 250 Vesey Street, 15th Floor New York, New York 10281-1023 (212) 417-7000	Brookfield Infrastructure Partners L.P. 73 Front Street, 5th Floor Hamilton, HM 12, Bermuda +1 (441) 294-3309
(Address, including zip code, and telephone number, including area code, of Registrants’ principal executive offices)	(Address, including zip code, and telephone number, including area code, of Registrants’ principal executive offices)

Ralph Klatzkin

Brookfield Infrastructure US Holdings I Corporation

Brookfield Place

250 Vesey Street, 15th Floor

New York, New York 10281

(212) 417-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service of the Registrants)

Copies to:

Jonathan See Scott Bergen McCarthy Tétrault LLP Suite 5300 TD Bank Tower Box 48, 66 Wellington Street West Toronto ON M5K 1E6 (416) 362-1812	Oliver Brahmst, Esq. David Johansen, Esq. White & Case LLP 1221 Avenue of the Americas New York, New York 10020 (212) 819-8200

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrants are emerging growth companies as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP (as defined below), indicate by check mark if the registrants have elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

Form F-4

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered (2)	Proposed maximum Offering Price per BIPC exchangeable share/ BIP unit	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)
Class A Exchangeable Subordinate Voting Shares of Brookfield Infrastructure Corporation	N/A	N/A	$5,279,596,079.09	$576,003.93
Limited Partnership Units of Brookfield Infrastructure Partners L.P.	N/A	N/A	$— (5)	$— (5)
Total			$5,279,596,079.09	$576,003.93

(1)

This registration statement relates to (i) the Class A Exchangeable Subordinate Voting Shares (the “BIPC exchangeable shares”) of Brookfield Infrastructure Corporation (“BIPC”) exchangeable in the offer for common shares, without par value, of Inter Pipeline Ltd. (“Inter Pipeline”), as described in the prospectus included in this registration statement and (ii) the offer of the underlying Limited Partnership Units (“BIP units”) of Brookfield Infrastructure Partners L.P. (“BIP”) that may be issued by BIP or delivered by BIPC or Brookfield Asset Management Inc., in connection with the exchange, redemption or acquisition, as applicable, from time to time of BIPC exchangeable shares.

(2)	In accordance with Rule 457(o), the number of BIPC exchangeable shares and BIP units has not been included.
(3)

Pursuant to Rule 457(c) and Rule 457(f), and solely for the purpose of calculating the registration fee, the market value of the securities to be received was calculated as the product of (i) 429.2 million common shares of Inter Pipeline (as set forth by Inter Pipeline in its management’s discussion and analysis for the year ended December 31, 2020, filed on the System for Electronic Document Analysis and Retrieval (SEDAR) on February 18, 2021), less 41,848,857 common shares owned by the Offeror (as defined below) and its affiliates; and (ii) the average of the high and low sales prices of common shares of Inter Pipeline as reported on the Toronto Stock Exchange (the “TSX”) on February 12, 2021 (C$17.32) which was the equivalent of $13.63 based on the Bank of Canada’s daily average exchange rate on such date).

(4)	The amount of the filing fee, calculated in accordance with Rules 457(c) and 457(f), equals $0.0001091 multiplied by the proposed maximum offering price.
(5)	No separate registration fee is payable pursuant to Rule 457(i) under the Securities Act.

The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus/offer to exchange may be changed. The registrants may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus/offer to exchange is not an offer to sell these securities and the registrants are not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale of these securities is not permitted.

This document does not constitute an offer to buy or the solicitation of an offer to sell in Canada or to or from any person or company in Canada. The offer to persons or companies in Canada is being made pursuant to an offer and accompanying take-over bid circular that was sent to such persons and companies on February 22, 2021, all in accordance with applicable Canadian securities laws.

No securities tendered to the Offer (as defined below) will be taken up until (a) more than 50% of the outstanding securities of the class sought (excluding those securities beneficially owned, or over which control or direction is exercised, by the Offeror or any person acting jointly or in concert with the Offeror) have been tendered to the Offer, (b) the minimum deposit period under the applicable securities laws has elapsed, and (c) any and all other conditions of the Offer have been complied with or waived, as applicable. If these criteria are met, the Offeror will take up securities deposited under the Offer in accordance with applicable securities laws and extend the Offer for an additional minimum period of 10 days to allow for further deposits of securities.

The information contained in this prospectus/offer to exchange is not complete and may be changed. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus/offer to exchange is not an offer to sell these securities, and no person is soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction where such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Shareholders (as defined below) in the United States should read the “Notice to Shareholders in the United States” on page xii of this prospectus/offer to exchange.

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment advisor, stockbroker, bank manager, trust company manager, accountant, lawyer or other professional advisor. If you have any questions or require assistance with tendering your shares, please contact Laurel Hill Advisory Group, the Information Agent and Depositary in connection to the Offer, by telephone at 1-877-452-7184 (North American Toll Free Number) or 1-416-304-0211 (outside North America) or by email at assistance@laurelhill.com. To keep current with further developments and information about the Offer, visit www.ipl-offer.com.

Neither the U.S. Securities and Exchange Commission nor any U.S. state or Canadian provincial or territorial securities commission has approved or disapproved of the securities to be issued under this prospectus/offer to exchange or determined that this prospectus/offer to exchange is truthful or complete. Any representation to the contrary is a criminal offense.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the Laws (as defined herein) of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

This prospectus/offer to exchange does not constitute a solicitation of proxies for any meeting of shareholders of the Company. We are not asking you for a proxy and you are requested not to send to us a proxy. Any solicitation of proxies that the Offeror or the Company might make will be made only pursuant to separate proxy solicitation materials complying with the requirements of applicable Canadian securities laws.

February 22, 2021

OFFER TO PURCHASE

all of the outstanding Common Shares of

INTER PIPELINE LTD.

by BISON ACQUISITION CORP.

for consideration per Common Share, at the choice of each holder, of

(i) $16.50 in cash (the “Cash Consideration”); or

(ii) 0.206 of a Brookfield Infrastructure Corporation (“BIPC”) class A exchangeable subordinate voting share

(the “Share Consideration”),

subject, in each case, to pro-ration as set out herein

Bison Acquisition Corp. (the “Offeror”) hereby offers to purchase (the “Offer” or “Offer to Purchase”), on the terms and subject to the conditions of the Offer, all of the issued and outstanding common shares (the “Common Shares”) of Inter Pipeline Ltd. (“IPL”), together with the associated rights (the “SRP Rights”) issued and outstanding under the Shareholder Rights Plan (as defined herein) of IPL, including any Common Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time (as defined herein) upon any exercise, exchange or conversion of securities of IPL into Common Shares (other than pursuant to the SRP Rights).

The Offer is open for acceptance until 5:00 p.m. (Mountain Standard Time) on June 7, 2021 (the “Expiry Time”), unless the Offer is extended, accelerated or withdrawn by the Offeror in accordance with its terms.

The Information Agent for the Offer is:

Laurel Hill Advisory Group

North American Toll Free Phone: 1-877-452-7184

Outside of North America: 1-416-304-0211

E-mail: assistance@laurelhill.com

The Consideration

Under the Offer, each holder of Common Shares (each a “Shareholder” and collectively, the “Shareholders”) may choose to receive either (i) the Cash Consideration for each Common Share held or (ii) the Share Consideration for each Common Share held, subject, in each case, to pro-ration as set out herein. The exchange ratio for the Share Consideration has been calculated based on the closing price of the class A exchangeable subordinate voting shares of BIPC (the “BIPC Shares”) on February 10, 2021, the last trading day prior to the announcement of the Offeror’s intention to make this Offer. Shareholders may choose to receive Cash Consideration for some of their Common Shares and Share Consideration for their remaining Common Shares, subject, in each case, to pro-ration as set out herein. The total amount of cash available under the Offer is limited to $4.9 billion. The total number of BIPC Shares available under the Offer is limited to 19,040,258, subject to any adjustments to account for rounding (based on the number of Common Shares outstanding as disclosed on the Toronto Stock Exchange (“TSX”) website1). The issuance of the BIPC Shares as the Share Consideration is subject to receipt of customary approvals from the TSX and the New York Stock Exchange (“NYSE”).

An investment in the BIPC Shares offered in the Share Consideration pursuant to the Offer involves certain risks. For a discussion of risk factors you should consider in evaluating the Share Consideration, refer to Section 37 of this prospectus/offer to exchange, “Risk Factors”.

Premium Offer

The BIPC Shares are listed on each of the TSX and the NYSE under the symbol “BIPC”. The closing price of BIPC Shares on February 10, 2021, the last trading day prior to the Offeror announcing its intention to make the Offer, was $79.97 on the TSX and US$62.91 on the NYSE and the closing price of the BIPC Shares on February 19, 2021 was $77.72 on the TSX and US$61.66 on the NYSE. The Common Shares are listed on the TSX under the symbol “IPL”. The Offer delivers a 28% premium to IPL’s 30-day volume-weighted average share price of $13.07 as of February 10, 2021, the last trading day prior to the Offeror announcing its intention to make the Offer, and a 23% premium over IPL’s closing price of $13.40 as of that date.

A Shareholder depositing Common Shares will be deemed to have deposited all SRP Rights associated with such Common Shares. No additional payment will be made for the SRP Rights and no part of the consideration to be paid by the Offeror will be allocated to the SRP Rights. See Section 1 of this prospectus/offer to exchange, “The Offer”.

Conditions

The Offer is conditional upon the specified conditions being satisfied or, where permitted, waived at 5:00 p.m. (Mountain Standard Time) on June 7, 2021 or such earlier or later time during which Common Shares may be deposited under the Offer, excluding the mandatory 10-day extension period or any extension thereafter, which include: (i) there having been validly deposited under the Offer and not withdrawn that number of Common Shares, together with the associated SRP Rights, representing more than 50% of the outstanding Common Shares, excluding those Common Shares beneficially owned, or over which control or direction is exercised, by the Offeror or any Non-Independent Shareholder (as defined herein), which is a statutory non-waivable

[1]	Source: https://www.money.tmx.com/en/quote/IPL as at February 19, 2021.

i

condition; (ii) there having been validly deposited under the Offer and not withdrawn that number of Common Shares, together with the associated SRP Rights, which represent together with the Common Shares held by the Offeror Group (as defined herein) at the Expiry Time, at least 66 2⁄3% of the outstanding Common Shares (on a Fully-Diluted Basis, as defined herein); (iii) the Offeror having determined, in its sole judgment, that there does not exist and there shall not have occurred or been publicly disclosed since the date of the Offer, a Material Adverse Effect (as defined herein); and (iv) certain regulatory approvals having been obtained and/or waiting periods expired, including the Competition Act Approval (as defined herein), Transportation Act Approval (as defined herein) and, if required, the HSR Approval (as defined herein), the Danish Competition Approval (as defined herein) and the Swedish Competition Approval (as defined herein), each as more particularly described herein. These and other conditions of the Offer are described in Section 4 of this prospectus/offer to exchange, “Conditions of the Offer”. The Offer is not subject to any due diligence condition, financing condition or Brookfield shareholder approval condition.

Advisors

The Offeror has engaged Laurel Hill Advisory Group to act as information agent (in such capacity, the “Information Agent”) and depositary (in such capacity, the “Depositary”) for the Offer. BMO Nesbitt Burns Inc. (“BMO Capital Markets”) and Barclays Capital Canada Inc. have been engaged to act as financial advisor to the Offeror.

Acceptance of the Offer

Shareholders who wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal (printed on YELLOW paper) and deposit it, at or prior to the Expiry Time, together with Certificate(s) (as defined herein), including any DRS advices, representing their Common Shares and all other required documents, with the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal, in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may accept the Offer by following the procedures for: (i) book-entry transfer of Common Shares set out in Section 3 of this prospectus/offer to exchange, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, or (ii) guaranteed delivery set out in Section 3 of this prospectus/offer to exchange, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the accompanying Notice of Guaranteed Delivery (printed on PINK paper), a manually executed facsimile thereof or CDS online letter of guarantee option.

Shareholders whose Common Shares are registered in the name of an investment dealer, bank, trust company or other intermediary should immediately contact that intermediary for assistance if they wish to accept the Offer, in order to take the necessary steps to be able to deposit such Common Shares under the Offer. Intermediaries likely have established tendering cut-off times that are prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

Questions and requests for assistance may be directed to the Information Agent, whose contact details are provided above and on the back cover of this document. Additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Information Agent and Depositary and are available at www. ipl-offer.com or on SEDAR at www.sedar.com. Website addresses are provided for informational purposes only and no information contained on, or accessible from, such websites are incorporated by reference herein unless expressly incorporated by reference.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, such information or representation must not be relied upon as having been authorized by the Offeror or the Depositary and the Information Agent.

Shareholders should be aware that during the period of the Offer, the Offeror or any of its affiliates may, directly or indirectly, bid for and make purchases of Common Shares as permitted by applicable Law. See Section 12 of this prospectus/offer to exchange, “Market Purchases and Sales of Common Shares”.

All cash payments under the Offer will be made in Canadian dollars.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer (as defined herein), if any, to accept the Offer. However, an investment advisor, stock broker, bank, trust company or other intermediary through whom you own your Common Shares may charge a fee to tender any such Common Shares on your behalf. You should consult your investment advisor, stock broker, bank, trust company or other intermediary to determine whether other charges will apply.

This prospectus/offer to exchange incorporates by reference important business and financial information about Brookfield Infrastructure Partners L.P. that is contained in its filings with the U.S. Securities and Exchange Commission (the “SEC”) but which is not included in, or delivered with, this prospectus/offer to exchange. This information is available on the SEC’s website at www.sec.gov and from other sources. Brookfield Infrastructure Partners L.P. will make copies of this information available to you without charge upon your written or oral request to the office of Brookfield Infrastructure Partners L.P.’s Corporate Secretary at 73 Front Street, 5th Floor, Hamilton, HM 12, Bermuda, + 1 441 294 3309. In order to receive timely delivery of these documents, you must make such a request no later than five business days before the then-scheduled expiration date of the Offer. This deadline is currently May 31, 2021 because the expiration date of the Offer is June 7, 2021, but the actual deadline will be different if the Offer is extended.

Appendices

The appendices hereto form an integral part of the prospectus/offer to exchange. Any statement contained in the prospectus/offer to exchange (including the appendices hereto) will be deemed to be modified or superseded for the purposes of the prospectus/offer to exchange to the extent that a statement contained herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, in its unmodified or non-superseded form, to constitute a part of the prospectus/offer to exchange.

v

SUMMARY

The following is a summary only and is qualified in its entirety by the detailed provisions contained in this prospectus/offer to exchange. Shareholders should read this prospectus/offer to exchange in its entirety. Certain capitalized and other terms used in this Summary are defined in the Glossary.

The Offer

Under the Offer, each Shareholder may choose to receive either (i) the Cash Consideration for each Common Share held or (ii) the Share Consideration for each Common Share held, subject, in each case, to pro-ration as set out herein. Shareholders may choose to receive Cash Consideration for some of their Common Shares and Share Consideration for their remaining Common Shares, subject, in each case, to pro-ration as set out herein. The total amount of cash available under the Offer is limited to $4.9 billion and the total number of BIPC Shares available under this Offer is limited to 19,040,258, subject to any adjustments to account for rounding.

The Offeror

The Offeror has been established by BIF IV, a private fund managed by Brookfield Asset Management Inc., for the purposes of making the Offer as described herein. BIF IV is Brookfield’s latest flagship global infrastructure fund, and has total equity commitments of US$20 billion. Brookfield Infrastructure is the largest limited partner in BIF IV and will participate in the Offer both through its interest in BIF IV and alongside BIF IV on a co-investment basis through contribution of the BIPC Shares.

Brookfield Infrastructure is a leading global infrastructure company that owns and operates high-quality, essential, long-life assets in the utilities, transport, midstream and data sectors across North and South America, Asia Pacific and Europe. It is focused on assets that have contracted and regulated revenues that generate predictable and stable cash flows. Investors can access its portfolio either through BIP, a listed Bermuda-based limited partnership, or BIPC, a listed Canadian corporation. Each BIPC Share has been structured with the intention of providing an economic return equivalent to one BIP Unit.

Brookfield Infrastructure is the flagship listed infrastructure company of Brookfield Asset Management Inc., a global alternative asset manager with approximately US$600 billion of assets under management.

The principal executive office of BIP is located at 73 Front Street, 5th Floor, Hamilton, Bermuda HM 12. Its telephone number is +1 (441) 294-3309. The principal executive office of BIPC is located at 250 Vesey Street, 15th Floor, New York, New York, USA 10281. Its telephone number is +1 (212) 417-7000.

For further information regarding Brookfield Infrastructure, BIP and BIPC, visit BIP’s website at www.bip.brookfield.com/ or refer to BIP’s or BIPC’s filings with applicable Securities Regulatory Authorities in Canada, which may be obtained through SEDAR at www.sedar.com.

IPL

IPL is a major petroleum transportation, storage and natural gas liquids processing business based in Calgary, Alberta, Canada. The Common Shares are listed on the TSX under the symbol “IPL”. The principal executive office of IPL is located at 3200, 215 — 2nd Street SW, Calgary, Alberta T2P 1M4. Its telephone number is +1 (403) 290-6000.

For further information regarding IPL, refer to IPL’s filings with applicable Securities Regulatory Authorities in Canada, which may be obtained through SEDAR at www.sedar.com.

Reasons to Accept the Offer

The Offeror believes that the Offer represents a full and fair price and provides a compelling opportunity for Shareholders to maximize the value of their investment in IPL today. Shareholders will benefit from both (i) the receipt of a premium and (ii) the opportunity to participate in the future growth of a well-known Canadian corporation with a globally diversified portfolio of high-quality infrastructure assets.

Shareholders should consider the following factors, among others, in determining whether to accept the Offer.

Financial and Strategic Benefits of the Transaction

The Offeror believes that the Offer is in the best interests of IPL and the Shareholders and that Shareholders should have the opportunity to determine what is best for their investment. Brookfield has a long-term reputation as a responsible acquiror and owner of large-scale infrastructure companies, and believes that the Offer is compelling for IPL, its Shareholders and its various stakeholders for the following key reasons:

Significant Premium to both IPL’s Recent Trading Levels and IPL’s Analyst Consensus Estimates

•	23% premium to the closing price of $13.40 per Common Share on February 10, 2021, the last trading day prior to announcement of this Offer.

•	28% premium to the 30-day volume-weighted average share price of $13.07 per Common Share for the period ended February 10, 2021.

•

10% premium to research analyst forward-looking share price targets, which averaged $14.98 per Common Share on February 10, 2021, as well as a significant premium to the trading levels of IPL’s relevant Canadian midstream comparable companies.

Immediate Catalyst to Surface Value in a Security that has Significantly Underperformed in the Public Equity Markets

•

IPL’s share price performance continues to lag behind its peers, and its credit profile continues to be challenged, despite a strong recovery in global equity markets and a return of commodity prices to pre-COVID levels.

•

To date, IPL has incurred significant capital expenditures in excess of budget and timeline delays related to the construction of the Heartland Petrochemical Complex. This resulted in IPL incurring high leverage levels, which increased its financial risk profile in the eyes of rating agencies. On March 31,

2020, S&P downgraded its issuer credit rating on IPL to ‘BBB-’ from ‘BBB+’ with a negative outlook, lowered its issue-level rating on IPL’s then $3.325 billion of senior unsecured notes to ‘BBB-’ from ‘BBB+’, and lowered the issue-level rating on IPL’s subordinated notes to ‘BB’ from ‘BBB-’. Further, S&P stated: “The downgrade reflects considerably weaker financial performance than our previous forecast, depressed commodity prices, and heightened capital spending for the ambitious Heartland Petrochemical Complex”.

•	In March 2020, IPL cut its dividend by 72%. Brookfield is not aware that any of IPL’s Canadian Infrastructure Peers have resorted to cutting its dividend over the past 20 years.

•

IPL has significantly underperformed the broader market and has the lowest 1-year and 5-year total shareholder returns among its Canadian Infrastructure Peers (which are noted below). IPL’s dramatic dividend cut, elevated financial risks, and deteriorated credit ratings have all contributed to IPL’s significant share price underperformance.

Note: Total return figures shown as at February 10, 2021. Canadian Infrastructure Peers are Enbridge Inc., Gibson Energy Inc., Keyera Corp., Pembina Pipeline Corporation, and TC Energy Corporation.

Note: Total return figures shown as at February 10, 2021.

Opportunity for Immediate Liquidity at a Compelling Valuation

•

The Offer represents a compelling valuation and an opportunity to realize a significant premium today. In the absence of the Offer, Shareholders will continue to be exposed to significant risks in respect of the Heartland Petrochemical Complex including potential for further construction delays, cost overruns, and time to fully commercialize the project, as demonstrated by the lack of communicated contracting progress to date.

•

The ability of IPL to meaningfully improve its financial profile and resume dividend growth is going to take time. Start-up for the integrated Heartland Petrochemical Complex is not expected until early 2022, assuming no further delays, and establishing a stable operating history and commercial profile may require an incremental 6 - 12 month timeline to late 2022 or early 2023. Additionally, rating agencies will no doubt expect IPL to responsibly decrease leverage levels sufficiently before revisiting the dividend level. A return to IPL’s historical dividend level is not anticipated by the market within the next two years.

•

The accelerating importance of environmental, social and governance (“ESG”) principles has directed investor funds flow away from carbon intensive industries creating a permanent head-wind for the energy sector. This changing sentiment has increased the cost of capital for publicly listed energy infrastructure companies such as IPL. As such, Brookfield believes the Offer provides Shareholders an enhanced opportunity to surface value at a time when capital is exiting the sector.

•

For Shareholders seeking immediate liquidity, the Offer provides Shareholders the option to elect to receive all of their consideration in cash, subject to an aggregate limit of approximately $4.9 billion, representing 76.2% of the Offer’s total consideration.

Note: Represents run-rate dividend yield over time. Canadian Infrastructure Peers are Enbridge Inc., Gibson Energy Inc., Keyera Corp., Pembina Pipeline Corporation, and TC Energy Corporation.

Opportunity to Participate in Brookfield Infrastructure’s World-Class Infrastructure Platform

•

Brookfield Infrastructure is a leading global infrastructure company that owns and operates high-quality, long-life assets in the utilities, transport, midstream and data sectors across North and South America, Asia Pacific and Europe. Its business model generates high-quality cash flows and is underpinned by critical infrastructure assets with high barriers to entry, characterized as having:

•	Stable underlying cash flows — 95% regulated or contracted

•	Highly diversified business — 8 asset classes across four continents

•	High margins and strong cash conversion — 85%+ cash conversion

•	Recession resistant attributes — 65% of the business not subject to volume risk

•

Brookfield Infrastructure has a strong track record of prudently utilizing leverage while maintaining strong credit ratings and improving cost of capital for its businesses. BIP is currently rated BBB+ by S&P.

•	BIP has delivered ~10% annual distribution growth and an 18% annualized total return since inception.

•

Shareholders have the option to elect to receive all of their consideration in BIPC Shares (subject to pro-ration as set out herein), representing an equity interest in a large-scale, global infrastructure company with a long-term track record of delivering compelling returns to Shareholders. Each BIPC Share is intended to provide its holder with an economic return that is equivalent to that of a BIP Unit.

x

Total Returns Overtime

	1 Year	3 Year	5 Year	10 Year
IPL (TSX)	-35%	-25%	-9%	59%
BIP (NYSE)	11%	65%	226%	522%
S&P 500 Index	19%	58%	136%	261%
S&P/TSX Composite	7%	35%	78%	81%

Note: Total return figures shown as at February 10, 2021.

Brookfield Infrastructure is Uniquely Positioned to Support IPL as a Private Company Through the Environmental Social & Governance Focused Transition

•

Brookfield recognizes that ESG sentiment among public investors is evolving at an unprecedented pace as increasing amounts of invested capital shift to ESG themed investments as governments implement new legislation seeking carbon neutrality and net zero emissions targets. Brookfield believes that IPL, as part of a larger, more diversified enterprise, will benefit from Brookfield’s proven operating capabilities, its leading renewable energy platform as well as stewardship around ESG transition investing.

•

Under Brookfield’s ownership, IPL will continue to operate as an independent company, based in Calgary, where Brookfield has been a longstanding investor with over US$10 billion of assets under management across its real estate and property portfolio, its existing infrastructure investments as well as several private equity investments that service the energy sector.

•

The Offeror believes that IPL should be owned and operated as a private company with a strong financial sponsor. Brookfield has been a patient private capital investor for over 120 years, and has typically found the private capital arena to best align with the practicalities of managing and appropriately valuing a business such as IPL.

This Offer has been unanimously approved by the Offeror’s board of directors and is not subject to any due diligence condition, financing condition or Brookfield shareholder or other approval conditions.

The Offeror expects that the Offer would be completed in the second quarter of 2021, subject to receipt of all necessary Regulatory Approvals.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

In connection with the Offer, BIP and BIPC have filed with the SEC a Registration Statement on Form F-4, which contains a prospectus relating to the Offer. SHAREHOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ SUCH REGISTRATION STATEMENT AND ANY AND ALL OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE OFFER, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO ANY SUCH DOCUMENTS, AS EACH BECOMES AVAILABLE, BECAUSE EACH WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFEROR, IPL AND THE OFFER. Materials filed with the SEC will be available electronically without charge at the SEC’s website at www.sec.gov and the materials will be posted on BIP’s website at www.brookfield.com/infrastructure. The financial statements included herein have been prepared in accordance with IFRS, and thus may not be comparable to financial statements of U.S. companies.

Shareholders in the United States should be aware that the disposition of their Common Shares and the acquisition of BIPC Shares by them as described herein may have tax consequences both in the United States and in Canada. Shareholders should be aware that owning BIPC Shares may subject them to tax consequences both in the United States and in Canada. Such consequences for Shareholders who are resident in, or citizens of, the United States may not be described fully herein and such Shareholders are encouraged to consult their tax advisors. See Section 31 of this prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations” and Section 32 of this prospectus/offer to exchange, “Certain United States Federal Income Tax Considerations”.

The enforcement by Shareholders of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that each of the Offeror, BIP, BIPC and IPL is formed under the laws of a non-U.S. jurisdiction, that some or all of their respective officers and directors may reside outside of the United States, that some or all of the experts named herein may reside outside of the United States and that all or a substantial portion of the assets of the Offeror, BIP, BIPC, IPL and such persons may be located outside the United States. Shareholders in the United States may not be able to sue the Offeror, BIP, BIPC or IPL or their respective officers or directors in a non-U.S. court for violation of United States federal securities laws. It may be difficult to compel such parties to subject themselves to the jurisdiction of a court in the United States or to enforce a judgment obtained from a court of the United States.

THE SHARE CONSIDERATION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY U.S. STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY U.S. STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

In accordance with applicable law, rules and regulations of the United States, Canada or its provinces or territories, including Rule 14e-5 under the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), the Offeror or its affiliates and any advisor, broker or other person acting as the agent for, or on behalf of, or in concert with the Offeror or its affiliates, directly or indirectly, may bid for, make purchases of or make arrangements to purchase Common Shares or certain related securities outside the Offer, including purchases in the open market at prevailing prices or in private transactions at negotiated prices. Such bids, purchases or arrangements to purchase may be made during the period of the Offer and through the expiration of the Offer. Any such purchases will be made in compliance with applicable laws, rules and regulations. To the extent information about such purchases or arrangements to purchase is made public in Canada, such information will be disclosed by means of a press release or other means reasonably calculated to inform Shareholders in the United States of such information.

The Offer is being made for the securities of a Canadian company that does not have securities registered under Section 12 of the U.S. Exchange Act. Accordingly, the Offer is not subject to Section 14(d) of the U.S. Exchange Act, or Regulation 14D promulgated by the SEC thereunder. The Offer is being conducted in accordance with Section 14(e) of the U.S. Exchange Act and Regulation 14E promulgated thereunder.

CURRENCY

All references to “$” in this prospectus/offer to exchange mean Canadian dollars, except where otherwise indicated. On February 19, 2021, the Bank of Canada daily exchange rate for U.S. dollars was $1.00 = US$0.7928.

The following table sets forth, for each of the periods indicated, the end-of-period daily exchange rate, the average daily exchange rate and the high and low daily exchange rates of one Canadian dollar in exchange for one U.S. dollar, as quoted by the Bank of Canada.

	Nine Months Ended September 30, 2020 (US$)	Year Ended December 31,
		2020 (US$)	2019 (US$)
High	0.7710	0.7863	0.7699
Low	0.6898	0.6898	0.7353
Average	0.7391	0.7461	0.7537
End of Period	0.7497	0.7854	0.7699

RISK FACTORS

An investment in the BIPC Shares, the BIP Units underlying the BIPC Shares and the acceptance of the Offer are subject to certain risks. In assessing the Offer, Shareholders should carefully consider the risks described in this prospectus/offer to exchange. Such risks may not be the only risks applicable to the Offer, the Offeror, BIPC or BIP. Additional risks and uncertainties not presently known by the Offeror, BIPC or BIP or that the Offeror, BIPC or BIP currently believe are not material may also materially and adversely impact the successful completion of the Offer or the business, operations, financial condition, financial performance, cash flows, reputation or prospects of each of the Offeror, BIPC or BIP, respectively. See Section 37 of this prospectus/offer to exchange, “Risk Factors”.

INFORMATION CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE

Certain information contained in this document has been taken from or is based on documents that are expressly referred to in this document. All summaries of, and references to, documents that are specified in this document as having been filed, or that are contained in documents specified as having been filed, on SEDAR or with the SEC are qualified in their entirety by reference to the complete text of those documents as filed, or as contained in documents filed, under the Offeror’s profile at www.sedar.com. Shareholders are urged to read carefully the full text of those documents, which may also be obtained on request without charge from the Information Agent at assistance@laurelhill.com or by telephone: 1-877-452-7184 (North American Toll Free Number) or 1-416-304-0211 (outside North America).

As of the date of this Offer, the Offeror has not had access to the non-public books and records of IPL and the Offeror is not in a position to independently assess or verify certain of the information in IPL’s publicly filed documents, including its financial statements. IPL has not reviewed this prospectus/offer to exchange and has not confirmed the accuracy and completeness of the information in respect of IPL contained herein. As a result, all historical information regarding IPL included herein, including all IPL financial information, and all pro forma financial information reflecting the pro forma effects of a combination of the Offeror and IPL, has been derived, by necessity, from IPL’s public reports and securities filings as of February 19, 2021. While the Offeror has no reason to believe that such publicly filed information is inaccurate or incomplete, the Offeror does not assume any responsibility for the accuracy or completeness of any such information. See Section 37 of this prospectus/offer to exchange, “Risk Factors — Risk Factors Related to the Offer and the Offeror — The Offeror has been unable to independently verify the accuracy and completeness of IPL information in this prospectus/offer to exchange”. None of IPL’s public reports or securities filings are or have been incorporated by reference into this prospectus/offer to exchange.

This document does not generally address the income tax consequences of the Offer to Shareholders in any jurisdiction outside Canada or the United States. Shareholders in a jurisdiction outside Canada or the United States should be aware that the disposition of the Common Shares may have tax consequences which may not be described herein. All Shareholders, including Shareholders outside Canada and the United States, should consult their own tax advisors with respect to tax considerations applicable to them.

Unless the context otherwise requires, all references in this prospectus/offer to exchange to the “Offeror”, “we”, “us” and “our” mean the Offeror. Certain figures herein may not add due to rounding.

Information contained in this document is given as of February 19, 2021, unless otherwise specifically stated.

AVAILABILITY OF DISCLOSURE DOCUMENTS

Each of BIP and BIPC is a reporting issuer or the equivalent in all of the provinces and territories of Canada and files its continuous disclosure documents with the applicable Securities Regulatory Authorities. Such documents are available under BIP’s and BIPC’s respective profiles at www.sedar.com. BIP and BIPC are also subject to the reporting requirements of the U.S. Exchange Act and file certain documents with the SEC. Such documents may be obtained by visiting the SEC’s website at www.sec.gov.

FORWARD-LOOKING INFORMATION

Certain statements contained in Section 18 of this prospectus/offer to exchange, “Reasons to Accept the Offer”, Section 19 of this prospectus/offer to exchange, “Purpose of the Offer”, Section 22 of this prospectus/offer to exchange, “Source of Funds” and Section 26 of this prospectus/offer to exchange, “Acquisition of Common Shares Not Deposited”, in addition to certain statements contained elsewhere in this document or incorporated by reference herein, contain “forward-looking information” and are prospective in nature. Forward-looking information is not based on historical facts, but rather on current expectations and projections about future events, and is therefore subject to risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by the forward-looking information. Often, but not always, forward-looking information can be identified by the use of forward-looking words such as “believes”, “plans”, “expects”, “intends” and “anticipates”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved. Forward- looking information contained in this prospectus/offer to exchange includes, but is not limited to, statements relating to the following items: expectations relating to the Offer and information concerning the Offeror’s plans for IPL in the event the Offer is successful; the satisfaction or waiver of the conditions to consummate the Offer; the results, effects and timing of the Offer and completion of any Compulsory Acquisition or Subsequent Acquisition Transaction (each as defined herein); expectations regarding the process and timing for obtaining Regulatory Approvals (as defined herein); the tax treatment of Shareholders; intentions to amalgamate IPL with the Offeror or a subsidiary of the Offeror following or as part of any Compulsory Acquisition or Subsequent Acquisition Transaction; intentions to delist the Common Shares and to cause IPL to cease to be a reporting issuer if permitted under applicable Law; the anticipated effects of the Offer and expected benefits of tendering to the Offer, both to the Offeror and to the Shareholders; and the anticipated strategic, operational and financial benefits that may result from the Offeror’s acquisition of IPL.

Although the Offeror believes that the expectations reflected by the forward-looking statements presented in this prospectus/offer to exchange are reasonable, the Offeror’s forward-looking statements have been based on assumptions and factors concerning future events that may prove to be inaccurate. Those assumptions and factors are based on information currently available to the Offeror about itself and IPL and the businesses in which they operate. Information used in developing forward-looking statements has been acquired from various sources, including third party consultants, suppliers and regulators, among others. The material assumptions used to develop forward-looking statements include, but are not limited to: the Offeror will receive the Regulatory Approvals on the timelines and in the manner currently anticipated; the other conditions of the Offer will be satisfied on a timely basis in accordance with their terms; the anticipated benefits of the Offer will materialize; IPL’s public disclosure is accurate and that IPL has not failed to publicly disclose any material information respecting IPL, its business, operations, assets, material agreements, or otherwise; there will be no material changes to government and environmental regulations adversely affecting the Offeror’s or IPL’s operations; and the impact of the current economic climate and financial, political and industry conditions on the Offeror’s operations, including its financial condition and asset value, will remain consistent with the Offeror’s current expectations. All figures and descriptions provided in this prospectus/offer to exchange related to the Offer, including those around consideration, reasons to accept the Offer, the potential benefits to the Shareholders and expected pro forma effects, are based on and assume the following: (a) the Offeror’s and IPL’s respective liquidity, debt, credit ratings, debt costs and assets, will not change from what was the case on February 19, 2021, in the case of the Offeror, and from what the Offeror has ascertained from IPL’s public filings on SEDAR up to and including February 19, 2021, in the case of IPL; (b) 429,219,175 Common Shares issued and outstanding immediately prior to the date of the Offer; (c) that all of the Common Shares are tendered to the Offer pursuant to the terms thereof; and (d) no other Common Shares or BIPC Shares are issued before the successful completion of the Offer. Assumptions have also been made with respect to the timing of commissioning and start-up of the Offeror’s capital projects and future foreign exchange and interest rates. Although the Offeror believes that the assumptions made and the expectations represented by such statements or information are reasonable, there can be no assurance that the forward-looking statements or information will prove to be accurate.

Because actual results or outcomes will differ, and could differ materially, from those expressed in any forward-looking statements, Shareholders should not place undue reliance on any such forward-looking statements. By their nature, forward-looking statements and information are based on assumptions and involve known and unknown risks, uncertainties and other factors that may cause the Offeror’s actual results, performance or achievements, or industry results, to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements and information. In particular, there are certain risks related to the consummation of the Offer and the business and operations of the Offeror (including the business and operations that are currently being conducted and undertaken by the Offeror and those that will be conducted and undertaken by the Offeror upon consummation of the Offer) including, but not limited to, the risk of failure to satisfy the conditions to the Offer (including obtaining the Regulatory Approvals) and the risk that the anticipated benefits of the Offer may not be realized. In addition, Shareholders are cautioned that the actual results of the Offeror following the successful completion of the Offer, may differ materially from the expectations expressed herein as a result of a number of additional risks and uncertainties. For a further discussion regarding the risks related to the Offer and the Offeror, see Section 37 of this prospectus/offer to exchange, “Risk Factors”. Some of these risks, uncertainties and other factors are similar to those faced by other infrastructure companies and some are unique to the Offeror. The BIPC Annual Report (as defined herein) for the year ended December 31, 2020 included herein, and the BIP Annual Report (as defined herein) for the year ended December 31, 2019 and other documents filed by BIP with the SEC (accessible through the EDGAR website www.sec.gov), further describes risks, material assumptions and other factors that could influence actual results and are incorporated herein by reference.

New factors emerge from time to time and it is not possible for management of the Offeror to predict all of such factors and to assess in advance the impact of each such factor on the Offeror’s or IPL’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. The impact of any one factor on a particular forward-looking statement is not determinable with certainty as such factors are dependent upon other factors, and the Offeror’s course of action would depend upon management’s assessment of the future considering all information available to it at the relevant time. Any forward-looking statement speaks only as of the date on which such statement is made and, except as required by applicable securities Laws, the Offeror undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT THE OFFER

The following are some of the questions that you, as a Shareholder, may have about the Offer and the answers to those questions. The information contained in these questions and answers is a summary only and is not meant to be a substitute for the more detailed description and information contained elsewhere in this prospectus/offer to exchange, the Letter of Transmittal and the Notice of Guaranteed Delivery. Shareholders are urged to read this prospectus/offer to exchange, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entirety. Terms defined in the Glossary and not otherwise defined in these questions and answers have the respective meanings given to them in the Glossary, unless the context otherwise requires. Cross-references have been included in these questions and answers to other sections of this prospectus/offer to exchange where you will find more complete descriptions of the topics mentioned below.

Unless otherwise indicated, the information concerning IPL contained herein and in this prospectus/offer to exchange has been taken from or based upon publicly available documents and records on file with the Securities Regulatory Authorities and other public sources. Although the Offeror has no knowledge that would indicate any statements contained herein and in this prospectus/offer to exchange and taken from or based on such information are untrue or incomplete, none of the Offeror or any of its officers or directors assumes any responsibility for the accuracy or completeness of such information or for any failure by IPL to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to the Offeror.

Who is making the Offer?

The Offeror has been established by BIF IV, a private fund managed by Brookfield Asset Management Inc., for the purposes of making the Offer as described herein. BIF IV is Brookfield’s latest flagship global infrastructure fund, and has total equity commitments of US$20 billion. Brookfield Infrastructure is the largest limited partner in BIF IV and will participate in the Offer both through its interest in BIF IV and alongside BIF IV on a co-investment basis through contribution of the BIPC Shares.

Brookfield Infrastructure is the flagship listed infrastructure company of Brookfield Asset Management Inc., a global alternative asset manager with approximately US$600 billion of assets under management, and is a leading global infrastructure company that owns and operates high-quality, essential, long-life assets in the utilities, transport, midstream and data sectors across North and South America, Asia Pacific and Europe. It is focused on assets that have contracted and regulated revenues that generate predictable and stable cash flows. Investors can access Brookfield Infrastructure’s portfolio either through BIP, a listed Bermuda-based exempted limited partnership, or BIPC, a listed Canadian corporation.

BIPC is a corporation existing under the laws of the Province of British Columbia. BIPC was established by Brookfield Infrastructure as a vehicle to own and operate certain infrastructure assets on a global basis. Specifically, its operations consist principally of the ownership and operation of a regulated gas transmission system in Brazil and of regulated distribution operations in the United Kingdom, but upon Brookfield’s recommendation and allocation of opportunities to BIPC, it intends to seek acquisition opportunities in other sectors with similar attributes. Brookfield Infrastructure’s current operations consist of utilities, transport, midstream and data businesses in North and South America, Europe and Asia Pacific. BIP’s registered office is located at 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda. BIPC’s head office is located at 250 Vesey Street, 15th Floor, New York NY 10281 and its registered office is located at 1055 West Georgia Street Suite 1500, P.O Box 11117, Vancouver, British Columbia, V6E 4N7.

The BIPC Shares are listed for trading on each of the TSX and the NYSE under the symbol “BIPC” and the BIP Units are listed for trading on the TSX under the symbol “BIP.UN” and on the NYSE under the symbol “BIP”. Each BIPC Share has been structured with the intention of providing an economic return equivalent to one BIP Unit. Each of BIPC and BIP is a reporting issuer or the equivalent in each of the provinces and territories of

Canada. BIPC was created to provide investors with greater flexibility in how they access Brookfield Infrastructure’s globally diversified portfolio of high-quality infrastructure assets.

See Section 1 of this prospectus/offer to exchange, “The Offeror”.

What is the Offeror proposing?

We are offering to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Common Shares, together with the associated SRP Rights, including, without limitation, any Common Shares (and the associated SRP Rights) that may become issued and outstanding after the date of the Offer and before the Expiry Time.

A Shareholder depositing Common Shares will be deemed to have deposited all SRP Rights associated with such Common Shares. No additional payment will be made for the SRP Rights and no part of the consideration to be paid by the Offeror will be allocated to the SRP Rights.

See Section 1 of the Offer to Purchase, “The Offer”.

What would I receive in exchange for each of my Common Shares?

We are offering, at each Shareholder’s choice, (i) the Cash Consideration, which is $16.50 in cash per Common Share or (ii) the Share Consideration, which is 0.206 of a BIPC Share per Common Share, subject, in each case, to pro-ration as set out herein. The exchange ratio for the Share Consideration has been calculated based on the closing price of the BIPC Shares on February 10, 2021, the last trading day prior to the announcement of the Offeror’s intention to make this Offer. Shareholders may choose to receive Cash Consideration for some of their Common Shares and Share Consideration for their remaining Common Shares, subject, in each case, to pro-ration as set out herein. The total amount of cash available under the Offer is limited to $4.9 billion. The total number of BIPC Shares available under the Offer is limited to 19,040,258, subject to any adjustments to account for rounding (based on the number of Common Shares outstanding as disclosed on the TSX website2).

See Section 1 of this prospectus/offer to exchange, “The Offer”, and U.S. Shareholders should see “Notice to Shareholders in the United States” above.

Why should I accept the Offer?

The Offeror believes that the Offer represents a full and fair price and provides a compelling opportunity for Shareholders to maximize the value of their investment in IPL today. Shareholders will benefit from both (i) the receipt of a premium and (ii) the opportunity to participate in the future growth of Brookfield Infrastructure.

See Section 18 of this prospectus/offer to exchange, “Reasons to Accept the Offer”.

What are some of the most significant conditions of the Offer?

The Offer is conditional upon the specified conditions being satisfied or, where permitted, waived at 5:00 p.m. (Mountain Standard Time) on June 7, 2021 or such earlier or later time during which Common Shares may be deposited under the Offer, excluding the mandatory 10-day extension period or any extension thereafter, which include: (i) there having been validly deposited under the Offer and not withdrawn that number of Common Shares, together with the associated SRP Rights, representing more than 50% of the outstanding Common Shares, excluding those Common Shares beneficially owned, or over which control or direction is exercised, by the Offeror or any Non-Independent Shareholder, which is a non-waivable condition; (ii) there having been validly deposited under the Offer and not withdrawn that number of Common Shares, together with the

[2]	Source: https://www.money.tmx.com/en/quote/IPL as at February 19, 2021.

associated SRP Rights, which represent together with the Common Shares held by the Offeror Group at the Expiry Time, at least 66 2⁄3% of the outstanding Common Shares (on a Fully-Diluted Basis); (iii) the Offeror having determined, in its sole judgment, that there does not exist and there shall not have occurred or been publicly disclosed since the date of the Offer, a Material Adverse Effect; and (iv) certain Regulatory Approvals having been obtained and/or waiting periods expired, including Competition Act Approval, Transportation Act Approval and, if required, the HSR Approval, the Danish Competition Approval and the Swedish Competition Approval as more particularly described herein.

All conditions of the Offer other than the Statutory Minimum Condition (as defined herein) may be waived by the Offeror.

See Section 4 of this prospectus/offer to exchange, “Conditions of the Offer” for all of the conditions of the Offer. Furthermore, see Section 28 of this prospectus/offer to exchange, “Regulatory Matters” for a summary of the principal Regulatory Approvals required in connection with the Offer. The Offer is not subject to any due diligence condition, financing condition or Brookfield shareholder approval condition. Notwithstanding any other provision of the Offer, but subject to applicable Law, we will have the right to withdraw the Offer or extend the Offer, and shall not be required to take up and pay for any Common Shares deposited under the Offer, unless the conditions described in Section 4 of this prospectus/offer to exchange, “Conditions of the Offer”, are satisfied or waived at or prior to the Expiry Time.

Does the Offeror believe that the necessary Regulatory Approvals to complete the Offer will be received?

We believe that the Offer will receive all requisite Regulatory Approvals within the initial deposit period (as defined herein). A summary of the regulatory approvals required in connection with the Offer can be found in Section 28 of this prospectus/offer to exchange, “Regulatory Matters”.

What is the Offeror’s source of funding for the Cash Consideration?

The Offeror’s obligation to purchase the Common Shares deposited under the Offer is not subject to any financing condition.

The maximum amount of cash payable under the Offer, and the completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, as applicable, will be $4.9 billion. The Offeror will finance the cash payable under the Offer through committed funds available to it as a subsidiary of BIF IV. Pursuant to subscription agreements signed by the limited partners of BIF IV, BIF IV has obtained firm funding commitments in an amount not less than the Maximum Cash Consideration.

See Section 22 of this prospectus/offer to exchange, “Source of Funds”.

Why is the Offeror making the Offer?

We are making the Offer because we want to acquire control of IPL and ultimately acquire all of the Common Shares. If the conditions of the Offer are satisfied or waived at the Expiry Time the Offeror will take up and pay for the Common Shares validly deposited under the Offer and intends to acquire any Common Shares not deposited under the Offer through a Compulsory Acquisition, if available, or to propose a Subsequent Acquisition Transaction, in each case for consideration per Common Share equal in value to and in the same form as the consideration paid by the Offeror per Common Share under the Offer. The exact timing and details of any such transaction will depend upon a number of factors, including, without limitation, the number of Common Shares acquired pursuant to the Offer.

How long do I have to decide whether to tender into the Offer and can that time be accelerated?

The Offer is open for acceptance until the Expiry Time, which is 5:00 p.m. (Mountain Standard Time) on June 7, 2021, unless we extend, accelerate or withdraw the Offer in accordance with its terms. We will not amend the

Offer to cause the Expiry Time to occur earlier than 35 days following the date of the Offer. If the Statutory Minimum Condition is satisfied and the other conditions of the Offer are satisfied or waived such that we take up the Common Shares deposited under the Offer, we will make a public announcement of the foregoing matters and extend the period during which Common Shares may be deposited and tendered to the Offer for a period of not less than 10 days after the date of such announcement. See Section 5 of this prospectus/offer to exchange, “Extension, Variation or Change in the Offer”.

The initial deposit period (as defined herein) under the Offer may be shortened in the following circumstances, subject to a minimum deposit period of at least 35 days from the date of the Offer: (i) if IPL issues a deposit period news release (as defined herein) in respect of either the Offer or another offeror’s take-over bid that stipulates a deposit period of less than 105 days, we may vary the terms of the Offer to shorten the initial deposit period to at least the number of days from the date of the Offer as stated in the deposit period news release; or (ii) if IPL issues a news release announcing that it has agreed to enter into, or determined to effect, an Alternative Transaction (as defined herein), we may vary the terms of the Offer to shorten the initial deposit period to at least 35 days from the date of the Offer. In either case, we may vary the terms of the Offer by shortening the initial deposit period to a shorter period consistent with applicable Law.

Can the Offer be extended and, if so, under what circumstances?

Yes. We may elect, in our sole discretion, to extend the Offer from time to time. If we take up any Common Shares under the Offer, the Offer will be extended and remain open for the deposit of Common Shares for not less than 10 days from the date on which Common Shares are first taken up. If IPL issues a deposit period news release or announces that it has agreed to enter into, or determined to effect, an Alternative Transaction, we reserve the right to accelerate the Expiry Time and to shorten the initial deposit period to a shorter period consistent with applicable Law.

In accordance with applicable Law, if we are obligated to take up such Common Shares, we will extend the period during which Common Shares may be deposited under the Offer for a mandatory 10-day extension period following the expiry of the initial deposit period and may extend the deposit period after such mandatory 10-day extension period for Optional Extension Periods (as defined herein). We will take up and pay for Common Shares deposited under the Offer during the mandatory 10-day extension period and any Optional Extension Period not later than 10 days after such deposit. See Section 5 of this prospectus/offer to exchange, “Extension, Variation or Change in the Offer”.

If we extend or accelerate the Offer, we will notify the Depositary and publicly announce such extension or acceleration and, if required by applicable Law, mail you a copy of the notice of variation. See Section 5 of this prospectus/offer to exchange, “Extension, Variation or Change in the Offer”.

How do I tender my Common Shares?

To accept the Offer you may deliver any Certificate(s) representing your Common Shares together with a properly completed and duly executed Letter of Transmittal (printed on YELLOW paper), and all other required documents to the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. Manually executed, completed Letters of Transmittal may be email scanned or faxed, if accompanied with DRS advices. Detailed instructions are contained in the Letter of Transmittal that accompanies the Offer. See Section 3 of this prospectus/offer to exchange, “Manner of Acceptance — Letter of Transmittal”.

If your Common Shares are registered in the name of an investment dealer, bank, trust company or other intermediary, you should immediately contact that intermediary for assistance if you wish to accept the Offer in order to take the necessary steps to be able to deposit such Common Shares under the Offer as they will be different from that noted above. Intermediaries likely have established tendering cut-off times that are prior to the Expiry Time. You must instruct your broker or other intermediary promptly if you wish to tender.

If you wish to deposit your Common Shares under the Offer and any Certificate(s) representing such Common Shares are not immediately available, or if the Certificate(s) and all other required documents cannot be provided to the Depositary at or prior to the Expiry Time, such Common Shares nevertheless may be validly deposited under the Offer in compliance with the procedures for guaranteed delivery using the accompanying Notice of Guaranteed Delivery (printed on PINK paper) or CDS online letter of guarantee option. See Section 3 of this prospectus/offer to exchange, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

You may also accept the Offer by following the procedures for book-entry transfer detailed in this prospectus/offer to exchange and have your Common Shares tendered by your intermediary through CDS, provided such procedures are completed prior to the Expiry Time.

You should contact the Information Agent or a broker or dealer for assistance in accepting the Offer and in depositing your Common Shares with the Depositary. To keep current with further developments and information about the Offer, visit www.ipl-offer.com.

Laurel Hill Advisory Group, the Information Agent and Depositary, can be contacted by telephone at 1-877-452-7184 (North American Toll Free Number) or 1-416-304-0211 (outside North America) or by email at assistance@laurelhill.com.

Will I have to pay any fees or commissions?

No fee or commission will be payable if you accept the Offer by depositing your Common Shares directly with the Depositary or if you make use of the services of a Soliciting Dealer, if any, to accept the Offer. However, an investment advisor, stock broker, bank, trust company or other intermediary through whom you own your Common Shares may charge a fee to tender any such Common Shares on your behalf. You should consult your investment advisor, stock broker, bank, trust company or other intermediary to determine whether other charges will apply.

When will the Offeror pay for deposited Common Shares?

If all of the conditions of the Offer described in Section 4 of this prospectus/offer to exchange, “Conditions of the Offer”, have been satisfied or waived by us at or prior to the Expiry Time, we will take up and pay for Common Shares validly deposited under the Offer and not properly withdrawn. Any Common Shares will be taken up immediately after the initial deposit period for the Offer, and we will pay for Common Shares taken up as soon as possible but in any event not later than three business days (as defined herein) after taking up the Common Shares.

In accordance with applicable Law, if we are obligated to take up such Common Shares, we will extend the period during which Common Shares may be deposited under the Offer for a mandatory 10-day extension period following the expiration of the initial deposit period and may extend the deposit period for Optional Extension Periods. We will take up and pay for Common Shares deposited under the Offer during the mandatory 10-day extension period and any Optional Extension Period not later than 10 days after such deposit.

See Section 6 of this prospectus/offer to exchange, “Take-Up of and Payment for Deposited Common Shares”.

Will I be able to withdraw previously tendered Common Shares?

You may withdraw Common Shares you deposit under the Offer:

(a)	at any time before the deposited Common Shares have been taken up by the Offeror under the Offer;

(b)	if the deposited Common Shares have not been paid for by the Offeror within three business days after the Common Shares have been taken up by the Offeror under the Offer; or

(c)	at any time before the expiration of 10 days from the date upon which either:

(i)

a notice of change relating to a change which has occurred in the information contained in this prospectus/offer to exchange, or any notice of change or notice of variation, in either case, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror unless it is a change in a material fact relating to the BIPC Shares), in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer, or

(ii)

a notice of variation concerning a variation in the terms of the Offer (other than a variation in the terms of the Offer consisting solely of an increase in the consideration offered for the Common Shares under the Offer and an extension of the time for deposit to not later than 10 days after the date of the notice of variation or a variation in the terms of the Offer after the expiry of the initial deposit period consisting of either an increase in the consideration offered for the Common Shares or an extension of the time for deposit to not later than 10 days from the date of the notice of variation), is mailed, delivered or otherwise properly communicated (subject to abridgement of that period pursuant to such order or orders or other forms of relief as may be granted by applicable courts or Governmental Entities) and only if such deposited Common Shares have not been taken up by the Offeror at the date of the notice.

See Section 7 of this prospectus/offer to exchange “Withdrawal of Deposited Common Shares”.

How do I withdraw previously tendered Common Shares?

To withdraw previously tendered Common Shares, you must send a notice of withdrawal to the Depositary prior to the occurrence of certain events and within the time periods set forth in Section 7 of this prospectus/offer to exchange, “Withdrawal of Deposited Common Shares”. The notice must contain the specific information outlined in Section 7 of this prospectus/offer to exchange.

If your stockbroker, dealer, bank or other intermediary has tendered Common Shares on your behalf and you wish to withdraw such Common Shares, you must arrange for such intermediary to timely withdraw such securities.

What are the IPL Board’s obligations in connection with the Offer?

Under Canadian securities Laws, a directors’ circular must be prepared and sent to Shareholders no later than 15 days from the date of commencement of the Offer. The directors’ circular must include: (i) a recommendation to accept or reject the Offer, and the reasons for the recommendation of the IPL Board; (ii) a statement that the IPL Board is unable to make or is not making a recommendation, and the reasons for not making a recommendation; or (iii) a statement that the IPL Board is considering the Offer and advising Shareholders not to deposit under the Offer until they receive further information from the IPL Board, provided that the IPL Board must communicate to Shareholders a recommendation to accept or reject the Offer or the decision that it is unable to make, or is not making, a recommendation, together with the reasons for the recommendation or decision, at least seven days before the scheduled expiry of the initial deposit period (as defined herein).

How will Canadian residents and non-residents of Canada be taxed for Canadian income tax purposes?

Generally, a Shareholder who (i) is, or is deemed to be, resident in Canada, (ii) deals at arm’s length with the Offeror and IPL, (iii) is not affiliated with the Offeror or IPL, (iv) holds the Common Shares as capital property, and who sells such shares to the Offeror under the Offer will realize a capital gain (or capital loss) equal to the amount by which the aggregate fair market value of the cash, and/or BIPC Shares received, net of any reasonable costs of disposition, exceeds (or is less than) the aggregate adjusted cost base to the Shareholder of such Common Shares disposed of under the Offer.

Generally, a Shareholder who is not, and is not deemed to be resident in Canada and who does not use or hold, and is not deemed to use or hold, their Common Shares in a business carried on in Canada will not be subject to tax in Canada in respect of any capital gain realized on the sale of Common Shares to the Offeror under the Offer, unless those shares constitute “taxable Canadian property” to such Shareholder within the meaning of the Tax Act (as defined herein) and that gain is not otherwise exempt from tax under the Tax Act pursuant to an exemption contained in an applicable income tax treaty.

The foregoing is a brief summary of certain Canadian federal income tax consequences and is qualified in its entirety by Section 31 of this prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations”, which provides a summary of the principal Canadian federal income tax considerations generally applicable to certain Shareholders. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Common Shares pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction.

How will I be taxed for U.S. federal income tax purposes?

Subject to certain “passive foreign investment company” rules, a U.S. Holder (as defined below) that disposes of Common Shares pursuant to the Offer generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between (i) the fair market value of any BIPC Shares plus the U.S. dollar value of any cash to which the holder is entitled pursuant to the Offer and (ii) the holder’s adjusted tax basis in the Common Shares so disposed. A Non-U.S. Holder (as defined below) generally will not be subject to U.S. federal income tax on any gain realized upon the disposition of Common Shares pursuant to the Offer, subject to certain limited exceptions.

The foregoing is a brief summary of certain U.S. federal income tax consequences of participating in the Offer and is qualified in its entirety by Section 32 of this prospectus/offer to exchange, “Certain United States Federal Income Tax Considerations”, which summarizes certain material U.S. federal income tax considerations generally applicable to Shareholders. Shareholders are urged to consult their tax advisors with respect to the particular tax consequences to them of the disposition of their Common Shares pursuant to the Offer, a Compulsory Acquisition, or a Subsequent Acquisition Transaction.

If I decide not to tender, how will my Common Shares be affected?

If, by the Expiry Time or within 120 days after the date of the Offer, whichever period is shorter, the Offer is accepted by holders who in the aggregate hold not less than 90% of the issued and outstanding Common Shares, other than Common Shares held at the date of the Offer by or on behalf of us, or an affiliate or associate of us (as those terms are defined in the ABCA), and we acquire such deposited Common Shares under the Offer, we may, at our option, acquire those Common Shares which remain outstanding held by those persons who did not accept the Offer pursuant to a Compulsory Acquisition. If a Compulsory Acquisition is not available or we choose not to avail ourselves of such statutory right of acquisition, we intend to pursue other means of acquiring the remaining Common Shares not tendered under the Offer pursuant to a Subsequent Acquisition Transaction. If we propose a Subsequent Acquisition Transaction, we intend to cause the Common Shares acquired under the Offer to be voted in favour of such a Subsequent Acquisition Transaction and, to the extent permitted by applicable Law, to be counted as part of any minority approval that may be required in connection with such transaction. The timing and details of any such a Subsequent Acquisition Transaction will necessarily depend on a variety of factors, including, without limitation, the number of Common Shares acquired pursuant to the Offer. If, after taking up Common Shares under the Offer, we own at least 66 2⁄3% of the outstanding Common Shares (including the Common Shares held by the Offeror Group as of the date hereof) and sufficient votes can be cast by “minority” holders to constitute a majority of the “minority” pursuant to MI 61-101 (as defined herein), we should own sufficient Common Shares to be able to effect a Subsequent Acquisition Transaction. See Section 26 of this prospectus/offer to exchange, “Acquisition of Common Shares Not Deposited”.

If we take up Common Shares under the Offer but are unable to complete a Compulsory Acquisition or Subsequent Acquisition Transaction, then IPL will continue as a public company and we will evaluate our alternatives. Such alternatives could include, to the extent permitted by applicable Law, purchasing additional Common Shares in the open market, in privately negotiated transactions or pursuant to another take-over bid or other transaction, and thereafter proposing an amalgamation, arrangement or other transaction which would result in our ownership of 100% of the Common Shares. Under such circumstances, an amalgamation, arrangement or other transaction to obtain ownership of 100% of the Common Shares would generally require the approval of at least 66 2⁄3% of the votes cast by the Shareholders, and might require approval of a majority of the votes cast by holders of Common Shares other than us and our affiliates. There is no certainty that under such circumstances any such transaction would be proposed or completed by us.

See Section 19 of this prospectus/offer to exchange, “Purpose of the Offer”, Section 20 of this prospectus/offer to exchange, “Effects of the Offer”, and Section 26 of this prospectus/offer to exchange, “Acquisition of Common Shares not Deposited”.

Will IPL continue as a public company?

As indicated above, our intention is to acquire all of the outstanding Common Shares. If permitted by applicable Law, subsequent to the successful completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause IPL to delist the Common Shares from the TSX and may file an application to cease to be a reporting issuer under applicable Canadian securities Laws.

If we take up Common Shares under the Offer but are unable to complete a Compulsory Acquisition or Subsequent Acquisition Transaction, then IPL will continue as a public company and we will evaluate our alternatives. In such circumstances, our purchase of Common Shares under the Offer will have reduced the number of Common Shares that trade publicly, as well as the number of Shareholders, and, depending on the number of Common Shares purchased under the Offer, could adversely affect the liquidity and market value of the remaining Common Shares held by the public.

In addition, if the Offeror takes up Common Shares under the Offer, the Offeror intends to re-constitute the IPL Board with individuals nominated by the Offeror, which may include individuals currently serving as directors of IPL.

See “ — If I decide not to tender, how will my Common Shares be affected?”.

Do I have dissent or appraisal rights in connection with the Offer?

No. Shareholders will not have dissent or appraisal rights in connection with the Offer. However, Shareholders who do not tender their Common Shares to the Offer may have dissent or appraisal rights in the event we acquire their Common Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction.

See Section 26 of this prospectus/offer to exchange, “Acquisition of Common Shares Not Deposited”.

Who can I call with questions about the Offer or for more information?

You can call the Information Agent and Depositary if you have any questions regarding how to tender Common Shares, if you need assistance regarding the Offer or if you require additional copies of this document, the Letter of Transmittal or the Notice of Guaranteed Delivery (which documents will be provided without charge on request and are also available at www.ipl-offer.com or on SEDAR at www.sedar.com).

Questions and requests should be directed to the following:

The Information Agent and Depositary for the Offer is:

FOR INQUIRIES

North American Toll Free Phone:

1-877-452-7184

Outside North America:

1-416-304-0211

Email:

assistance@laurelhill.com

FOR DEPOSITING SHARES

By Email: ipl-offer@laurelhill.com

By Facsimile Transmission: 1-416-646-2415

By Mail:

PO Box 370 STN Adelaide Toronto, Ontario M5C 2J5 Canada

By Registered Mail or Courier:

70 University Avenue, Suite 1440 Toronto, Ontario M5J 2M4 Canada

To keep current with further developments and information about the Offer, visit www.ipl-offer.com.

GLOSSARY

This Glossary forms a part of this prospectus/offer to exchange. In this prospectus/offer to exchange, the Letter of Transmittal and the Notice of Guaranteed Delivery, unless otherwise specified or the subject matter or context is inconsistent therewith, the following terms shall have the meanings set out below, and grammatical variations thereof shall have the corresponding meanings:

“ABCA” means the Business Corporations Act (Alberta), and the regulations thereunder, as amended from time to time;

“Acquiring Person” has the meaning given to it in Section 29 of this prospectus/offer to exchange, “Shareholder Rights Plan”;

“affiliate” in the context of the statutory procedures under the ABCA described in this prospectus/offer to exchange, includes any Person or entity that constitutes an affiliate under the ABCA and otherwise includes any Person or entity that constitutes an affiliate within the meaning given to it in NI 62-104;

“allowable capital loss” has the meaning given to it in Section 31 of this prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains and Capital Losses”;

“Alternative Transaction” means, for IPL:

(a)

an amalgamation, merger, arrangement, consolidation, amendment of articles or any other transaction involving IPL, as a consequence of which the interest of a holder of Common Shares may be terminated without the Shareholder’s consent, regardless of whether the Common Share is replaced with another security, but does not include

(i)

a consolidation of securities that does not have the effect of terminating the interests of Shareholders in Common Shares without their consent, except to an extent that is nominal in the circumstances, or

(ii)	a transaction solely between or among IPL and one or more subsidiaries of IPL, or

(b)

a sale, lease or exchange of all or substantially all the property of IPL if the sale, lease or exchange is not in the ordinary course of business of the issuer, but does not include a sale, lease or exchange solely between or among IPL and one or more subsidiaries of IPL;

“ARC” has the meaning given to it in Section 28 of this prospectus/offer to exchange, “Regulatory Matters”;

“associate” has the meaning given to it in NI 62-104;

“BIF IV” means, collectively, Brookfield Infrastructure Fund IV A, L.P., Brookfield Infrastructure Fund IV B, L.P., Brookfield Infrastructure Fund IV C, L.P. and Brookfield Infrastructure Fund IV (ER) SCSP, together with the investment vehicles, companies, partnerships or persons owned by such entities or in which such entities have an interest and which are managed, sponsored or advised, directly or indirectly, by Brookfield Asset Management Inc.;

“BIP” means Brookfield Infrastructure Partners L.P.;

“BIP Annual Report” has the meaning given to it in Section 21 of this prospectus/offer to exchange, “Information Regarding BIPC and BIP — Information Regarding BIP — Authorized and Outstanding Share Capital”;

“BIP Q3 MD&A” means BIP’s management discussion and analysis as of September 30, 2020 and December 31, 2019 and for the three and nine-month periods ended September 30, 2020 and 2019 filed with the SEC on November 10, 2020;

“BIPC” means Brookfield Infrastructure Corporation;

“BIPC Annual Report” has the meaning given to it in Section 21 of this prospectus/offer to exchange, “Information Regarding BIPC and BIP — Information Regarding BIPC — Authorized and Outstanding Share Capital”;

“BIPC Shares” means class A exchangeable subordinate voting shares of BIPC;

“BIP Units” means non-voting limited partnership units of BIP;

“BMO Capital Markets” means BMO Nesbitt Burns Inc.

“Book-Entry Confirmation” means confirmation of a book-entry transfer of a Shareholder’s Common Shares into the Depositary’s account at CDS or DTC, as applicable;

“Brookfield” means Brookfield Asset Management Inc. and any of its subsidiaries;

“Brookfield Infrastructure” means, collectively BIP, BIPC and its subsidiaries, the Holding LP, the subsidiaries of the Holding LP, from time-to-time, through which BIP holds all of its interests in the operating entities, which are the entities that directly or indirectly hold BIP’s current operations and assets that BIP may acquire in the future, including any assets held through joint ventures, partnerships and consortium arrangements;

“business combination” has the meaning given to it in MI 61-101;

“business day” means any day other than a Saturday, a Sunday or a statutory holiday in any province or territory in Canada;

“Canada HoldCo” has the meaning given to it in Section 21 of this prospectus/offer to purchase, “Information Regarding BIPC and BIP”;

“Canadian Infrastructure Peers” means Enbridge Inc., Gibson Energy Inc., Keyera Corp., Pembina Pipeline Corporation, and TC Energy Corporation, and “Canadian Infrastructure Peer” means any one of them;

“Cash Consideration” has the meaning given to it in Section 1 of this prospectus/offer to exchange, “The Offer”;

“CDS” means CDS Clearing and Depository Services Inc. or its nominee, which at the date hereof is CDS & Co.;

“CDSX” means the CDS on-line tendering system pursuant to which book-entry transfers may be effected;

“Certificate” means, as the context requires, any physical share certificate, or rights certificate, of IPL and/or a direct registration system advice commonly referred to as a DRS advice or a similar document evidencing the electronic registration of ownership of Common Shares or SRP Rights;

“Circular” means the take-over bid circular accompanying the Offer;

“Class B Shares” has the meaning given to it in Section 21 of this prospectus/offer to exchange, “Information Regarding BIPC and BIP — Information Regarding BIPC — Authorized and Outstanding Share Capital”;

“Class C Shares” has the meaning given to it in Section 21 of this prospectus/offer to exchange, “Information Regarding BIPC and BIP — Information Regarding BIPC — Authorized and Outstanding Share Capital”;

“Code” has the meaning given to it in Section 32 of this prospectus/offer to exchange, “Certain United States Federal Income Tax Considerations”;

“Commissioner” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act or any person duly authorized to perform duties on behalf of the Commissioner of Competition;

“Common Shares” means the common shares in the capital of IPL, including, without limitation, common shares of IPL issued on the exercise, exchange or conversion of exchangeable or convertible securities or options, and “Common Share” means any one common share of IPL;

“Competing Permitted Bid” has the meaning given to it in Section 29 of this prospectus/offer to exchange, “Shareholder Rights Plan — Permitted Bid”;

“Competition Act” means the Competition Act (Canada), as amended;

“Competition Act Approval” means, with respect to the transactions contemplated by the Offer, either (i) receipt by the Offeror of an ARC, or (ii) the expiry, termination or waiver of the waiting period under Part IX of the Competition Act and the receipt of a No-Action Letter;

“Competition Tribunal” means the tribunal established by subsection 3(1) of the Competition Tribunal Act (Canada), as amended;

“Compulsory Acquisition” has the meaning given to it in Section 26 of this prospectus/offer to exchange, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”;

“Court” means the Court of Queen’s Bench of Alberta;

“Danish Competition Act” means The Danish Competition Act (Consolidation Act No. 869 of 8 July 2015);

“Danish Competition Approval” means the approval or deemed approval of the transactions contemplated by the Offer by the DCCA under the Danish Competition Act;

“DBRS” means DBRS Limited, its affiliates and their respective successors;

“DCCA” means has the meaning given to it in Section 28 of this prospectus/offer to exchange, “Regulatory Matters — Competition Laws — Danish Competition Approval”;

“Depositary” means Laurel Hill Advisory Group;

“Deposited Common Shares” has the meaning given to it in Section 3 of this prospectus/offer to exchange, “Manner of Acceptance — Dividends and Distributions”;

“deposit period news release” means a news release issued by IPL in respect of a proposed or commenced take-over bid for the Common Shares and stating an initial deposit period for the bid of not more than 105 days and not less than 35 days, expressed as a number of days from the date of the bid;

“Distribution Reinvestment Plan” has the meaning given to it in Section 21 of this prospectus/offer to exchange, “Information Regarding BIPC and BIP — Information Regarding BIP — Prior Sales”;

“Distributions” has the meaning given to it in Section 3 of this prospectus/offer to exchange, “Manner of Acceptance — Dividends and Distributions”;

“DOJ” has the meaning given to it in Section 28 of this prospectus/offer to exchange, “Regulatory Matters — Competition Laws — HSR Approval”;

“DRS” means the direct registration system which allows registered securities to be held in electronic form without having a physical security certificate issued as evidence of ownership;

“DTC” means The Depository Trust Company or its nominee, which at the date hereof is Cede & Co.;

“Effective Time” has the meaning given to it in Section 3 of this prospectus/offer to exchange, “Manner of Acceptance — Power of Attorney”;

“Eligible Institution” means a Canadian Schedule I chartered bank, or an eligible guarantor institution with membership in an approved Medallion signature guarantee program, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Medallion Signature Program (MSP);

“Exchange LP Units” means the exchangeable units of Brookfield Infrastructure Partners Exchange LP;

“Expiry Time” has the meaning given to it in Section 15 of this prospectus/offer to exchange, “Time for Acceptance”;

“Flip-in Event” has the meaning given to it in Section 29 of this prospectus/offer to exchange, “Shareholder Rights Plan — Adjustments to the SRP Rights”;

“FTC” has the meaning given to it in Section 28 of this prospectus/offer to exchange, “Regulatory Matters”;

“Fully-Diluted Basis” means, with respect to the number of outstanding Common Shares at any time, the number of Common Shares that would be outstanding if all rights to acquire Common Shares (other than SRP Rights) were exercised or settled, as applicable;

“General Partner” has the meaning given to it in Section 42 of this prospectus/offer to exchange, “Service of Process for BIP”;

“Governmental Entity” means any: (a) multinational, federal, provincial, territory, state, regional, municipal, local or other government or any governmental or public department, court, tribunal, arbitral body, commission, board, bureau, ministry or agency; (b) subdivision, agent, commission, board or authority of any of the foregoing; (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (d) the TSX, as applicable;

“Holder” has the meaning given to it in Section 31 of this prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations”;

“Holding LP” means Brookfield Infrastructure L.P.;

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

“HSR Approval” means the expiration or early termination of any waiting period, and any extension thereof, applicable to the completion of the transactions contemplated by the Offer under the HSR Act and neither the FTC nor the DOJ shall have commenced proceedings under an applicable antitrust statute to prevent the consummation of the Offer that have not been resolved;

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board;

“Information Agent” means Laurel Hill Advisory Group;

“initial deposit period” means the period, including, without limitation, any extension, during which securities may be deposited under a take-over bid but does not include the mandatory 10-day extension period or an Optional Extension Period, which initial deposit period will be 105 days as it may be shortened in accordance with applicable Law.

“Initial Proposal” has the meaning given to it in Section 17 of this prospectus/offer to exchange, “Background to the Offer”;

“insider” has the meaning given to it in the Securities Act;

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent of any successor rating category of S&P) by S&P or BBB (low) (or the equivalent of any successor rating category of DBRS) by DBRS;

“IPL” means Inter Pipeline Ltd.;

“IPL Board” means the board of directors of IPL;

“IPL Incentive Awards” means restricted share units issued pursuant to IPL’s restricted share unit plan and performance share units issued pursuant to IPL’s performance share unit plan;

“IRS” has the meaning given to it in Section 32 of this prospectus/offer to exchange, “Certain United States Federal Income Tax Considerations”;

“Law(s)” means all laws, by-laws, statutes, rules, regulations, principles of law, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity and the term “applicable” with respect to such Laws and in a context that refers to one or more Persons, means such Laws as are applicable to such Persons or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Letter of Transmittal” means the letter of transmittal in the form accompanying the Offer (printed on YELLOW paper);

“LOG option” has the meaning given to it in Section 3 of this prospectus/offer to exchange, “Manner of Acceptance — Procedure for Guaranteed Delivery”;

“mandatory 10-day extension period” has the meaning given to it in Section 6 of this prospectus/offer to exchange, “Take-up of and Payment for Deposited Common Shares”;

“Material Adverse Effect” means any condition, event, circumstance, change, development, occurrence or state of facts: (a) in the business, assets, operations, capitalization, properties, condition (financial or otherwise), prospects, equity or debt ownership, results of operations, cash flows, properties, articles, by-laws, licenses, permits, rights or privileges or liabilities (including without limitation any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), whether contractual or otherwise, of IPL or its subsidiaries which, when considered either individually or in the aggregate, is or may be materially adverse to IPL (on a consolidated basis) or, where applicable, the Offeror (on a consolidated basis); (b) which, when considered either individually or in the aggregate, would be expected to reduce the anticipated economic value to the Offeror of the acquisition of the Common Shares or make it inadvisable for or impair the ability of the Offeror to proceed with the Offer and/or to take up and pay for Common Shares deposited under the Offer and/or the completion of a Compulsory Acquisition or Subsequent Acquisition Transaction or which, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, would be materially adverse to the Offeror or any of its affiliates; or (c) if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, would limit, restrict or impose limitations or conditions on the ability of the Offeror to own, operate or effect control over any material portion of the business or assets of IPL or its subsidiaries or would compel the Offeror or its affiliates to dispose of or hold separate any material portion of the business or assets of IPL or its subsidiaries or would compel the Offeror or its affiliates to dispose of or hold separate any material portion of the business or assets of the Offeror or its affiliates;

“Maximum Cash Consideration” has the meaning given to it in Section 1 of this prospectus/offer to exchange, “The Offer”;

“Maximum Share Consideration” has the meaning given to it in Section 1 of this prospectus/offer to exchange, “The Offer”;

“Maximum Take-Up Date Cash Consideration” means, in respect of a Take-Up Date, the Maximum Cash Consideration multiplied by a fraction the numerator of which is the number of Common Shares to be taken up on such Take-Up Date and the denominator of which is the number of Common Shares on a Fully-Diluted Basis but excluding the Common Shares held by the Offeror Group as of the date hereof;

“Maximum Take-Up Date Share Consideration” means, in respect of a Take-Up Date, the Maximum Share Consideration multiplied by a fraction the numerator of which is the number of Common Shares to be taken up on such Take-Up Date and the denominator of which is the number of Common Shares on a Fully-Diluted Basis but excluding the Common Shares held by the Offeror Group as of the date hereof;

“MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions, as amended or replaced from time to time;

“Minimum Tender Condition” has the meaning given to it in Section 4 of this prospectus/offer to exchange, “Conditions of the Offer”;

“Minister of Transport” means the Minister of Transport (Canada).

“NI 62-104” means National Instrument 62-104 — Take-Over Bids and Issuer Bids, as amended or replaced from time to time;

“No-Action Letter” has the meaning given to it in Section 28 of this prospectus/offer to exchange, “Regulatory Matters”;

“Non-Independent Shareholder” means:

(a)	any Associate or Affiliate (each as defined in the Shareholder Rights Plan) of the Offeror;

(b)	any Person (as defined in the Shareholder Rights Plan) acting jointly or in concert with the Offeror; and

(c)

any employee benefit plan, deferred profit sharing plan, stock participation plan or trust for the benefit of employees of IPL or any subsidiary of IPL but excluding in any event a plan or trust in respect of which the employee directs the manner in which the Voting Shares are to be voted and directs whether the Voting Shares be tendered in a Take-over Bid (as defined in the Shareholder Rights Plan);

“Non-Resident Holder” has the meaning given to it in Section 31 of this prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations — Holders Not Resident in Canada”;

“Non-Tendering Offeree” has the meaning given to it in Section 26 of this prospectus/offer to exchange, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”;

“Non-U.S. Holder” has the meaning given to it in Section 32 of this prospectus/offer to exchange, “Certain United States Federal Income Tax Considerations”;

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery in the form accompanying the Offer (printed on PINK paper);

“Notifiable Transaction” has the meaning given to it in Section 28 of this prospectus/offer to exchange, “Regulatory Matters — Competition Laws — Competition Act”;

“Notification” has the meaning given to it in Section 28 of this prospectus/offer to exchange, “Regulatory Matters — Competition Laws — Competition Act”;

“NYSE” means the New York Stock Exchange;

“Offer” or “Offer to Purchase” means the offer to purchase Common Shares made hereby to the Shareholders pursuant to the terms and subject to the conditions set out herein;

“Offeror” means Bison Acquisition Corp.;

“Offeror Group” has the meaning given to it in Section 23 of this prospectus/offer to exchange, “Ownership and Trading in Securities of IPL — Ownership in Securities of IPL”;

“Offeror’s Notice” has the meaning given to it in Section 26 of this prospectus/offer to exchange, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”;

“Optional Extension Period” has the meaning given to it in Section 6 of this prospectus/offer to exchange, “Take-up of and Payment for Deposited Common Shares”;

“Ordinary Course” means, with respect to an action taken by IPL or any of its subsidiaries, that such action is consistent with past practices of IPL and is taken in the ordinary course of the normal day-to-day operations of IPL;

“Permitted Bid” has the meaning given to it in Section 29 of this prospectus/offer to exchange, “Shareholder Rights Plan — Permitted Bid”;

“Person” includes an individual, a corporation, a partnership, trust, fund, an association, syndicate, organization or other organized group of persons, whether incorporated or not, and an individual or other person in that person’s capacity as a trustee, executor, administrator or personal or other legal representative;

“prospectus/offer to exchange” means this prospectus/offer to exchange, including, without limitation, the cover pages, Summary, Questions and Answers About the Offer and the Glossary;

“PFIC” has the meaning given to it in Section 32 of this prospectus/offer to exchange, “Certain United States Federal Income Tax Considerations”;

“Purchased Securities” has the meaning given to it in Section 3 of this prospectus/offer to exchange, “Manner of Acceptance — Power of Attorney”;

“Registration Statement” means a registration statement filed on a Form F-4 with the SEC;

“Regulatory Approvals” means any consent, waiver, permit, permission, exemption, review, order, decision or approval of, or any registration and filing with or withdrawal of any objection or successful conclusion of any litigation brought by, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity or pursuant to a written agreement between the Offeror and a Governmental Entity to refrain from consummating the Offer, including Competition Act Approval, HSR Approval, Danish Competition Approval, Swedish Competition Approval and Transportation Act Approval, in each case: (a) if and as required or advisable under Laws in connection with the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction; or (b) to prevent or avoid the occurrence of any Material Adverse Effect as a result of the completion of the Offer, any Compulsory Acquisition or Subsequent Acquisition Transaction;

“Resident Holder” has the meaning given to it in Section 31 of this prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada”;

“Revised Proposal” has the meaning given to it in Section 17 of this prospectus/offer to exchange, “Background to the Offer”;

“Rights Certificate” means, after the Separation Time, a certificate representing the SRP Rights, or such other written document or acknowledgement (including, without limitation, a DRS statement or other book-entry confirmation) evidencing ownership of the SRP Rights which may be issued by IPL and is satisfactory to IPL and the SRP Rights Agent;

“RPUs” has the meaning given to it in Section 21 of this prospectus/offer to exchange, “Information Regarding BIPC and BIP — Information Regarding BIPC — Prior Sales”;

“S&P” means S&P Global Ratings, a division of S&P Global Inc., its affiliates and their respective successors;

“SCA” has the meaning given to it in Section 28 of this prospectus/offer to exchange, “Regulatory Matters — Competition Laws — Swedish Competition Approval”;

“SEC” means the United States Securities and Exchange Commission;

“Second Request” has the meaning given to it in Section 28 of this prospectus/offer to exchange, “Regulatory Matters — Competition Laws — HSR Approval”;

“Securities Act” means the Securities Act (Alberta), as amended;

“Securities Regulatory Authorities” means, collectively, the TSX and the applicable securities commission or similar regulatory authorities in each of the provinces and territories of Canada;

“SEDAR” means the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval website at www.sedar.com;

“Separation Time” has the meaning given to it in Section 29 of this prospectus/offer to exchange, “Shareholder Rights Plan Rights — Exercise Privilege”;

“Share Consideration” has the meaning given to it in Section 1 of this prospectus/offer to exchange, “The Offer”;

“Shareholder Rights Plan” means the amended and restated shareholder protection rights plan agreement dated as of May 8, 2017, amending and restating the shareholder protection rights plan agreement dated effective March 24, 2014, between IPL and the SRP Rights Agent, as approved by the holders of Common Shares at the annual and special meeting of shareholders of IPL held on May 7, 2020, and any shareholder rights plan adopted by IPL after that date;

“Shareholders” means the holders of Common Shares, and “Shareholder” means any one holder of Common Shares;

“Soliciting Dealer” has the meaning given to it in Section 39 of this prospectus/offer to exchange, “Financial Advisor, Dealer Manager and Soliciting Dealer Group”;

“Soliciting Dealer Group” has the meaning given to it in Section 39 of this prospectus/offer to exchange, “Financial Advisor, Dealer Manager and Soliciting Dealer Group”;

“Special Distribution” has the meaning given to it in Section 21 of this prospectus/offer to exchange, “Information Regarding BIPC and BIP — Information Regarding BIPC — Prior Sales”;

“SRP Rights” means the rights issued pursuant to the Shareholder Rights Plan, and “SRP Right” means any one of them;

“SRP Rights Agent” means Computershare Trust Company of Canada, the rights agent under the Shareholder Rights Plan;

“Statutory Minimum Condition” has the meaning given to it in Section 4 of this prospectus/offer to exchange, “Conditions of the Offer”;

“Stock Acquisition Date” has the meaning given to it in Section 29 of this prospectus/offer to exchange, “Shareholder Rights Plan — Rights Exercise Privilege”;

“Subsequent Acquisition Transaction” has the meaning given to it in Section 26 of this prospectus/offer to exchange, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”;

“subsidiary” means, with respect to a Person, a Person that is controlled directly or indirectly by another Person, and includes a subsidiary of that subsidiary. For the purpose of this prospectus/offer to exchange, a Person (the first Person) is deemed to control another Person (the second Person) if: (a) if the first Person, directly or indirectly, beneficially owns or exercises control or direction over securities of the second Person carrying votes which, if exercised, would entitle the first Person to elect a majority of the directors of the second Person, unless the first Person holds the voting securities only to secure an obligation; (b) if the second Person is a partnership, other than a limited partnership, and the first Person holds more than 50% of the interests of the partnership; or (c) if the second Person is a limited partnership and the general partner of the limited partnership is the first Person;

“Swedish Competition Act” means The Swedish Competition Act (2008:579);

“Swedish Competition Approval” means the approval or deemed approval of the transactions contemplated by the Offer by the SCA under the Swedish Competition Act;

“Supplementary Information Request” has the meaning given to it in Section 28 of this prospectus/offer to exchange, “Regulatory Matters — Competition Laws — Competition Act”;

“take up”, in reference to Common Shares, means to accept such Common Shares for payment by giving written notice of such acceptance to the Depositary and “take-up”, “taking up” and “taken up” have corresponding meanings;

“Take-Up Date” means a date upon which the Offeror takes up or acquires Common Shares pursuant to the Offer. The Offeror reserves the right, to the extent permitted by applicable Law, to have multiple Take-Up Dates;

“taxable capital gain” has the meaning given to it in Section 31 of this prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains and Capital Losses”;

“Tax Act” has the meaning given to it in Section 31 of this prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations”;

“Tax Proposals” has the meaning given to it in Section 31 of this prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations”;

“Total Return Swap” has the meaning given to it in Section 17 of this prospectus/offer to exchange, “Background to the Offer”;

“Transportation Act” means the Canada Transportation Act (Canada), as amended;

“Transportation Act Approval” means receipt by the Offeror of (i) written confirmation from the Minister of Transport that he is of the opinion that the transactions contemplated by the Offer do not raise issues with respect to the public interest as it relates to national transportation, or (ii) if the Minister of Transport is of the opinion that the transactions contemplated by the Offer raise issues with respect to the public interest as it relates to national transportation, the approval of the transactions contemplated by the Offer by the Governor in Council (Canada) on terms and conditions satisfactory to the Offeror;

“Treasury Regulations” has the meaning given to it in Section 32 of this prospectus/offer to exchange, “Certain United States Federal Income Tax Considerations”;

“TSX” means the Toronto Stock Exchange;

“US$” means United States dollars;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“U.S. Holder” has the meaning given to it in Section 32 of this prospectus/offer to exchange, “Certain United States Federal Income Tax Considerations”;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and

“Voting Shares” means the Common Shares and any other securities in the capital of IPL entitled to vote generally in the election of the IPL Board.

1.	The Offer

The Offeror hereby offers to purchase, on the terms and subject to the conditions of this Offer, all of the issued and outstanding Common Shares, together with the associated SRP Rights, including any Common Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time.

Under the Offer each Shareholder may choose to receive, subject in each case to pro-ration as set out herein, consideration of:

(a)	$16.50 in cash for each Common Share (the “Cash Consideration”); or

(b)	0.206 of a BIPC Share for each Common Share (the “Share Consideration”).

Shareholders may choose to receive Cash Consideration for some of their Common Shares and Share Consideration for their remaining Common Shares, subject, in each case, to pro-ration as set forth below.

The issuance of the BIPC Shares as the Share Consideration is subject to receipt of customary approvals from the TSX and the NYSE.

U.S. Shareholders should see “Notice to Shareholders in the United States” above.

The Offer is being made only for Common Shares and the accompanying SRP Rights. Shareholders who have deposited Common Shares will be deemed to have deposited the SRP Rights associated with such Common Shares. No additional payment will be made for the SRP Rights and no amount of the consideration to be paid by the Offeror will be allocated to the SRP Rights.

The Offer delivers a 28% premium to IPL’s 30-day volume-weighted average share price of $13.07 as of February 10, 2021, the last trading day prior to the Offeror announcing its intention to make the Offer, and a 23% premium over IPL’s closing price of $13.40 as of that date.

The obligation of the Offeror to take up and pay for Common Shares pursuant to the Offer is subject to certain conditions. See Section 4 of this prospectus/offer to exchange, “Conditions of the Offer”.

The maximum amount of cash payable by the Offeror pursuant to the Offer shall not exceed $4.9 billion (the “Maximum Cash Consideration”) and the maximum amount of BIPC Shares issuable pursuant to the Offer shall not exceed 19,040,258, subject to any adjustments to account for rounding (the “Maximum Share Consideration”). The Maximum Cash Consideration comprises approximately 76.2% of the total consideration under the Offer and the Share Consideration represents approximately 23.8% of the total consideration under the Offer. The exchange ratio for the Share Consideration has been calculated based on the closing price of the BIPC Shares on the TSX on February 10, 2021, the last trading day prior to the announcement of the Offeror’s intention to make this Offer. The consideration payable under the Offer will be prorated on each Take-Up Date as necessary to ensure that the total aggregate consideration payable under the Offer and in any Compulsory Acquisition or Subsequent Acquisition Transaction does not exceed the Maximum Cash Consideration or the Maximum Share Consideration. The actual consideration to be received by a Shareholder under the Offer, a Subsequent Acquisition Transaction or a Compulsory Acquisition will be determined in accordance with the following:

(a)	the aggregate amount of cash that the Offeror will pay as Cash Consideration for Common Shares acquired on any Take-Up Date shall not exceed the Maximum Take-Up Date Cash Consideration;

(b)	the aggregate amount of Share Consideration that the Offeror will pay as consideration for Common Shares acquired on any Take-Up Date shall not exceed the Maximum Take-Up Date Share Consideration;

(c)

if, on any Take-Up Date, the aggregate amount of cash that would otherwise be payable to Shareholders choosing the Cash Consideration in respect of their Common Shares to be taken up on such Take-Up Date exceeds the applicable Maximum Take-Up Date Cash Consideration, the amount of cash equal to the Maximum Take-Up Date Cash Consideration will be prorated among such Shareholders such that each Shareholder that validly deposited Common Shares on or before the Take-Up Date and chose the Cash Consideration:

(i)

shall be entitled to be paid an amount of cash equal to the aggregate amount sought to be received by such Shareholder in respect of its Common Shares for which it chose Cash Consideration multiplied by a fraction, rounded to six decimal places, the numerator of which is the Maximum Take-Up Date Cash Consideration and the denominator of which is the aggregate amount of cash sought to be received by all Shareholders that validly deposited Common Shares on or before the Take-Up Date and chose the Cash Consideration in respect of some or all their Common Shares, and

(ii)

shall be deemed for all purposes to have chosen to receive (A) cash for such number of their Common Shares, rounded down to the nearest whole, as is equal to the amount of cash received by such Shareholder divided by the Cash Consideration and (B) the Share Consideration for the remainder of its Common Shares for which, but for this paragraph (c), such Shareholder would otherwise have received cash;

(d)

if, on any Take-Up Date, the aggregate number of BIPC Shares that would otherwise be issuable to Shareholders choosing the Share Consideration in respect of their Common Shares to be taken up on such Take-Up Date exceeds the applicable Maximum Take-Up Date Share Consideration, the number of BIPC Shares equal to the Maximum Take-Up Date Share Consideration will be prorated among such Shareholders such that each Shareholder that validly deposited Common Shares on or before the Take-Up Date and chose Share Consideration for which BIPC Shares would otherwise be issuable:

(i)

shall be entitled to be issued the number of BIPC Shares equal to the number of BIPC Shares sought by such Shareholder in respect of its Common Shares for which it chose Share Consideration multiplied by a fraction, the numerator of which is the Maximum Take-Up Date Share Consideration and the denominator of which is the aggregate number of BIPC Shares sought to be received by Shareholders that validly deposited Common Shares on or before the Take-Up Date and chose the Share Consideration in respect of some or all their Common Shares, rounded to the nearest whole number, and

(ii)

shall be deemed for all purposes to have chosen to receive (A) Share Consideration for such number of their Common Shares, rounded to the nearest whole, as is equal to the number of BIPC Shares received by such Shareholder divided by the Share Consideration and (B) the Cash Consideration for the remainder of their Common Shares for which, but for this paragraph (d), such holder would otherwise have received Share Consideration.

Any holder of Common Shares who does not properly choose either the Cash Consideration or the Share Consideration for each of their Common Shares in the Letter of Transmittal with respect to any Common Shares deposited by such holder pursuant to the Offer will be deemed to have chosen the Cash Consideration, subject to adjustment in accordance with paragraph (c) above.

No certificates representing fractional BIPC Shares shall be issued in connection with the Offer. In lieu of any fractional BIPC Shares, each Shareholder otherwise entitled to a fractional interest in BIPC Shares will receive the nearest whole number of BIPC Shares. For greater certainty, where such fractional interest is greater than or equal to 0.5, the number of BIPC Shares to be issued will be rounded up to the nearest whole number and where such fractional interest is less than 0.5, the number of BIPC Shares to be issued will be rounded down to the nearest whole number. In calculating such fractional interests, all Common Shares registered in the name of or beneficially held by such Shareholder or his or her nominee shall be aggregated.

All amounts of Cash Consideration payable under the Offer will be paid in Canadian dollars.

Shareholders who do not deposit their Common Shares under the Offer will not be entitled to any right of dissent or appraisal in connection with the Offer. However, Shareholders who do not deposit their Common

Shares under the Offer may have certain rights of dissent and appraisal in the event the Offeror elects to acquire such Common Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction, including, without limitation, the right to seek judicial determination of the fair value of their Common Shares. See Section 26 of this prospectus/offer to exchange, “Acquisition of Common Shares Not Deposited”.

Shareholders should contact the Information Agent and Depositary or a broker or dealer for assistance in accepting the Offer and in depositing Common Shares with the Depositary. The Information Agent and Depositary, Laurel Hill Advisory Group, can be contacted by telephone at 1-877-452-7184 (North American Toll Free Number) or 1-416-304-0211 (outside North America) or by email at assistance@laurelhill.com. To keep current with further developments and information about the Offer, visit www.ipl-offer.com.

Shareholders whose Common Shares are registered in the name of an investment dealer, bank, trust company or other intermediary should immediately contact that intermediary for assistance if they wish to accept the Offer, in order to take the necessary steps to be able to deposit such Common Shares under the Offer. Intermediaries likely have established tendering cut-off times that are prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the Laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

2.	Time for Acceptance

The Offer is open for acceptance from the date of the Offer until 5:00 p.m. (Mountain Standard Time) on June 7, 2021, or such earlier or later time or times and date or dates as may be fixed by the Offeror from time to time pursuant to Section 5 of this prospectus/offer to exchange, “Extension, Variation or Change in the Offer” (the “Expiry Time”), unless the Offer is withdrawn by the Offeror. The Offeror will not amend the Offer to cause the Expiry Time to occur earlier than 35 days following the date of the Offer. If the Statutory Minimum Condition is satisfied and the other conditions of the Offer are satisfied or waived at the expiry of the initial deposit period such that the Offeror takes up the Common Shares deposited under the Offer, the Offeror will make a public announcement of the foregoing matters and extend the period during which Common Shares may be deposited and tendered to the Offer for a period of not less than 10 days after the date of such announcement. See Section 5 of this prospectus/offer to exchange, “Extension, Variation or Change in the Offer”.

3.	Manner of Acceptance

For the safety of Shareholders due to the ongoing COVID-19 pandemic, no hand delivery of deposits is being accepted by the Depositary. The Offer may be accepted by any of the three following methods:

(i)	Letter of Transmittal

The Offer may be accepted by delivering to the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal (printed on YELLOW paper) accompanying the Offer, via courier, mail or registered mail only, so as to be received at or prior to the Expiry Time:

(a)	Certificate(s) and DRS advices representing the Common Shares in respect of which the Offer is being accepted;

(b)	a Letter of Transmittal in the form accompanying the Offer, properly completed and executed in accordance with the instructions set out in the Letter of Transmittal (including signature guarantee if required); except where there is a change in registration or address, manually signed, email scanned or faxed copies of the Letter of Transmittal are acceptable, for positions represented by DRS advices; and

(c)	all other documents required by the terms of the Offer and the Letter of Transmittal.

The Offer will be deemed to be accepted only if the Depositary has actually received these documents at its office in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. Alternatively, Common Shares may be deposited under the Offer in compliance with the procedures for guaranteed delivery set out below under the heading “— Procedure for Guaranteed Delivery” or in compliance with the procedures for book-entry transfers set out below under the heading “— Acceptance by Book-Entry Transfer”.

Participants in CDS or DTC should contact the Depositary with respect to the deposit of their Common Shares under the Offer. The Offeror understands that CDS and DTC will be issuing instructions to their participants as to the method of depositing such Common Shares under the terms of the Offer.

The signature on the Letter of Transmittal must be guaranteed by an Eligible Institution or in some other manner acceptable to the Depositary (except that no guarantee is required for the signature of a depositing Shareholder which is an Eligible Institution) if it is signed by a person other than the registered owner(s) of the Common Shares being deposited, or if the Common Shares not purchased are to be returned to a person other than such registered owner(s) or sent to an address other than the address of the registered owner(s) as shown on the registers of IPL, or if payment is to be issued in the name of a person other than the registered owner(s) of the Common Shares being deposited. If a Letter of Transmittal is executed by a person other than the registered holder of the Common Shares represented by the Certificate(s) deposited therewith, then the Certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution. For greater certainty, any Letter of Transmittal requiring such guarantee, whether accompanied by DRS advices or Certificates, must be physically delivered to the Depositary.

(ii)	Procedure for Guaranteed Delivery

If a Shareholder wishes to deposit Common Shares pursuant to the Offer and: (i) the Certificate(s) representing such Common Shares is (are) not immediately available; (ii) the Shareholder cannot complete the procedure for book-entry transfer of the Common Shares on a timely basis; or (iii) the Certificate(s) and all other required documents cannot be delivered to the Depositary at or prior to the Expiry Time, such Common Shares may nevertheless be deposited under the Offer provided that all of the following conditions are met:

(a)	the deposit is made by or through an Eligible Institution;

(b)

a properly completed and executed Notice of Guaranteed Delivery (printed on PINK paper) in the form accompanying the Offer, or a manually executed facsimile thereof, including the guarantee of delivery by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary at its office in Toronto, Ontario specified in the Notice of Guaranteed Delivery at or prior to the Expiry Time. Shareholders, through their respective CDS participants, who utilize CDS through a book-entry transfer (see Procedures for Book-Entry Transfer below), may also have the option of tendering a Notice of Guaranteed Delivery through CDS online letter of guarantee option (the “LOG option”). Participants tendering through LOG option in CDS are deemed to have completed the Notice of Guaranteed Delivery and such instructions are considered valid with the terms of the Offer;

(c)

the Certificate(s) representing all Deposited Common Shares, in proper form for transfer, and, if the Separation Time (as defined herein) has occurred at or prior to the Expiry Time and Rights Certificates have been distributed to the Shareholders prior to the Expiry Time, the Rights Certificate(s) representing the deposited SRP Rights, together with a Letter of Transmittal, or a manually executed facsimile thereof, properly completed and duly executed as required by the instructions set out in the Letter of Transmittal (including signature guarantee if required), or, in the case of a book-entry transfer, a Book-Entry Confirmation with respect to such Deposited Common Shares, and all other documents required by the terms of the Offer and the Letter of Transmittal, are received by the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal prior to 5:00 p.m. (Mountain Standard Time) on the second trading day on the TSX after the Expiry Time; and

(d)

in the case of SRP Rights, where the Separation Time has occurred prior to the Expiry Time but Rights Certificates have not been distributed to the Shareholders prior to the Expiry Time, the Rights Certificate(s) representing the deposited SRP Rights, together with a Letter of Transmittal, or a manually executed facsimile thereof, properly completed and duly executed as required by the instructions set out in the Letter of Transmittal (including signature guarantee if required) or, in the case of a book-entry transfer, a Book- Entry Confirmation with respect to such deposited SRP Rights, and all other documents required by the terms of the Offer and the Letter of Transmittal, are received by the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal prior to 5:00 p.m. (Mountain Standard Time) on the second trading day on the TSX after the date, if any, that Rights Certificates are distributed to Shareholders.

The Notice of Guaranteed Delivery must be delivered by courier or transmitted by facsimile, e-mail or mailed to the Depositary at its office in Toronto, Ontario specified in the Notice of Guaranteed Delivery at or prior to the Expiry Time and must include a guarantee by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Transmittal and accompanying Certificate(s) representing Common Shares (and, if applicable, the Rights Certificate(s)) and all other required documents to an address or transmission by facsimile or e-mail to a facsimile number or e-mail address other than those specified in the Notice of Guaranteed Delivery does not constitute delivery for purposes of satisfying a guaranteed delivery.

Only Letters of Transmittal accompanied by DRS advices and not requiring a change in registration or address, or Notices of Guaranteed Delivery are acceptable for deposit via email scan or facsimile. Certificates must be mailed or couriered to the depositary.

(iii)	Acceptance by Book-Entry Transfer

Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Shareholder’s Common Shares into the Depositary’s account in accordance with CDS procedures for such transfer. Delivery of Common Shares to the Depositary by means of a book-entry transfer will constitute a valid deposit of such Common Shares under the Offer.

Shareholders, through their respective CDS participants, who utilize CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid deposit under and in accordance with the terms of the Offer.

U.S. Shareholders may also accept the Offer by following the procedures established by their respective US brokers. Any financial institution that is a participant in DTC may directly, or through their Canadian affiliates, also utilize CDS to accept the Offer through a book-entry transfer of their holdings into the Depositary’s account with CDS. The Offeror understands that CDS and DTC will be issuing instructions to their participants as to the method of depositing such Common Shares under the terms of the Offer.

Participants in CDS or DTC should also contact the Depositary with respect to the deposit of their Common Shares under the Offer.

SRP Rights

Unless waived by the Offeror, holders of Common Shares are required to deposit one SRP Right for each Common Share in order to effect a valid deposit of such Common Share or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto. If the Separation Time does not occur prior to the Expiry Time, a deposit of Common Shares will also constitute a deposit of the associated SRP Rights. If the Separation Time occurs prior to the Expiry Time and Rights Certificates are distributed by IPL to the Shareholders prior to the time that the holder’s Common Shares are deposited pursuant to the Offer, in order for the Common Shares to be validly deposited, Rights Certificate(s) representing SRP Rights at least equal in number to the number of Common Shares deposited must be delivered with the Letter of Transmittal or, if available, a Book-Entry Confirmation, to the Depositary. If the Separation Time occurs prior to the Expiry Time and Rights Certificates are not distributed by the time that a Shareholder deposits its Common Shares pursuant to the Offer, the Shareholder may deposit its SRP Rights before receiving Rights Certificate(s) by using the guaranteed delivery procedure described above. In any case, a deposit of Common Shares constitutes an agreement by the signatory to deliver Rights Certificate(s) representing SRP Rights at least equal in number to the number of Common Shares deposited pursuant to the Offer or, if available, a Book- Entry Confirmation, to the Depositary at its office in Toronto, Ontario as specified in the Letter of Transmittal at or prior to 5:00 p.m. (Mountain Standard Time) on the second trading day on the TSX after the date, if any, that Rights Certificate(s) are distributed. The Offeror reserves the right to require, if the Separation Time occurs prior to the Expiry Time, that the Depositary receive, prior to taking-up a Shareholder’s Common Shares for payment pursuant to the Offer, Rights Certificate(s) from a Shareholder representing SRP Rights or, if available, a Book-Entry Confirmation at least equal in number to the Common Shares deposited by such holder.

General

The Offer will be deemed to be accepted by a Shareholder only if the Depositary has actually received the requisite documents at its office in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. In all cases, payment for Common Shares deposited and taken up by the Offeror will be made only after timely receipt by the Depositary of (i) the Certificate(s) representing the Common Shares and, if applicable, the Rights Certificates (or, in the case of a book- entry transfer to the Depositary, a Book-Entry Confirmation for the Common Shares), (ii) a Letter of Transmittal, properly completed and duly executed, covering those Common Shares with the signature guaranteed, if required, in accordance with the instructions set out in the Letter of Transmittal, or in the case of Common Shares deposited by book-entry transfer, a Book- Entry Confirmation, and (iii) all other documents required by the Letter of Transmittal before 5:00 p.m. (Mountain Standard Time) on the second trading day on the TSX after the Expiry Time.

The method of delivery of Certificates representing Common Shares (and, if applicable, the Rights Certificates), the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the person depositing such documents. The Offeror recommends that all such documents be delivered by courier to the Depositary or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained. It is suggested that any such mailing be made sufficiently in advance of the Expiry Time to permit delivery to the Depositary at or prior to the Expiry Time. Delivery will only be effective upon actual physical receipt by the Depositary.

All questions as to the validity, form, eligibility (including, without limitation, timely receipt) and acceptance of any Common Shares deposited pursuant to the Offer will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the Laws of any applicable jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in any deposit of any Common Shares. There shall be no duty or obligation on the Offeror, the Depositary, or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of the Offer, this prospectus/offer to exchange, the Letter of Transmittal, the Notice of Guaranteed Delivery and any other related documents will be final and binding.

The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set out in this Section 3. Under no circumstances will interest accrue or any amount be paid by the Offeror or the Depositary to persons depositing Common Shares by reason of any delay in making payments for Common Shares to any person on account of Common Shares accepted for payment under the Offer.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer, if any, to accept the Offer. However, an investment advisor, stock broker, bank, trust company or other intermediary through whom Shareholders own Common Shares may charge a fee to tender any such Common Shares on their behalf. Shareholders should consult their investment advisor, stock broker, bank, trust company or other intermediary to determine whether other charges will apply.

Shareholders whose Common Shares are registered in the name of an investment dealer, bank, trust company or other intermediary should immediately contact that intermediary for assistance in depositing their Common Shares if they wish to accept the Offer, in order to take the necessary steps to be able to deposit such Common Shares under the Offer. Intermediaries likely have established tendering cut-off times that are prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

Shareholders should contact the Information Agent and Depositary, or a broker or dealer for assistance in accepting the Offer and in depositing Common Shares with the Depositary.

Dividends and Distributions

Subject to the terms and conditions of the Offer and subject, in particular, to Common Shares being validly withdrawn by or on behalf of a depositing Shareholder, and except as provided below, by accepting the Offer pursuant to the procedures set out herein, a Shareholder deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the Common Shares covered by the Letter of Transmittal or book-entry transfer (collectively, the “Deposited Common Shares”) and to all rights and benefits arising from such Deposited Common Shares, including, without limitation, the benefit of any and all dividends, distributions, payments, securities, property or other interests including SRP Rights that may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Common Shares or any of them on and after the date of the Offer (other than monthly dividends of $0.04 per Common Share, in accordance with IPL’s publicly disclosed dividend policy as of the date of the Offer), including, without limitation, any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, “Distributions”).

Power of Attorney

The execution of a Letter of Transmittal (or, in the case of Common Shares deposited by book-entry transfer by the making of a book-entry transfer) irrevocably constitutes and appoints, effective at and after the time (the “Effective Time”) that the Offeror takes up the Deposited Common Shares, each director and officer of the Offeror, and any other person designated by the Offeror in writing, as the true and lawful agent, attorney, attorney-in-fact and proxy of the holder of the Deposited Common Shares (which Deposited Common Shares upon being taken up are, together with any Distributions thereon, hereinafter referred to as the “Purchased Securities”) with respect to such Purchased Securities, with full power of substitution (such powers of attorney, being coupled with an interest, being irrevocable), in the name of and on behalf of such Shareholder:

(a)	to register or record the transfer and/or cancellation of such Purchased Securities, to the extent consisting of securities, on the appropriate securities registers maintained by or on behalf of IPL;

(b)

for so long as any such Purchased Securities are registered or recorded in the name of such Shareholder, to exercise any and all rights of such Shareholder including, without limitation, the right to vote, to execute and deliver (provided the same is not contrary to applicable Law), as and when requested by the Offeror, any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to the Offeror in respect of any or all Purchased Securities, to revoke any such instruments, authorizations or consents given prior to or after the Effective Time, and to designate in any such instruments, authorizations or consents any person or persons as the proxyholder of such Shareholder in respect of such Purchased Securities for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise, or any adjournments thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of IPL;

(c)

to execute, endorse and negotiate, for an in the name of and on behalf of such Shareholder, any and all cheques or other instruments representing any Distributions payable to or to the order of, or endorsed in favour of, such Shareholder; and

(d)	to exercise any other rights of a Shareholder with respect to such Purchased Securities, all as set out in the Letter of Transmittal.

A Shareholder accepting the Offer under the terms of the Letter of Transmittal (including by book-entry transfer) revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Shareholder at any time with respect to the Deposited Common Shares or any Distributions. Such depositing Shareholder agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Common Shares or any Distributions by or on behalf of the depositing Shareholder unless the Deposited Common Shares are not taken up and paid for under the Offer or are withdrawn in accordance with Section 7 of this prospectus/offer to exchange, “Withdrawal of Deposited Common Shares”.

A Shareholder accepting the Offer under the terms of the Letter of Transmittal (including by book-entry transfer) also agrees not to vote any of the Purchased Securities at any meeting (whether annual, special or otherwise or any adjournments thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of IPL and, except as may otherwise be agreed with the Offeror, not to exercise any of the other rights or privileges attached to the Purchased Securities, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents in respect of all or any of the Purchased Securities, and agrees to designate or appoint in any such instruments of proxy, authorizations or consents, the person or persons specified by the Offeror as the proxy or the proxy nominee or nominees of the holder of the Purchased Securities. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney-in-fact) or consents given by the holder of such Purchased Securities with respect thereto will be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.

Further Assurances

A Shareholder accepting the Offer covenants under the terms of the Letter of Transmittal (including by book-entry transfer) to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to the Offeror. Each authority therein conferred or agreed to be conferred is, to the extent permitted by applicable Law, irrevocable and may be exercised during any subsequent legal incapacity of such Shareholder and shall, to the extent permitted by applicable Law, survive the death or incapacity, bankruptcy or insolvency of the Shareholder and all obligations of the Shareholder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such Shareholder.

Formation of Agreement; Shareholder’s Representations and Warranties

The acceptance of the Offer pursuant to the procedures set out above constitutes a binding agreement between a depositing Shareholder and the Offeror, effective immediately following the time at which the Offeror takes up the Common Shares deposited by such Shareholder, in accordance with the terms and conditions of the Offer and the Letter of Transmittal. This agreement includes a representation and warranty by the depositing Shareholder that: (i) the Person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made has full power and authority to deposit, sell, assign and transfer the Deposited Common Shares and all rights and benefits arising from such Deposited Common Shares including, without limitation, any Distributions; (ii) the Person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made owns the Deposited Common Shares and any Distributions deposited under the Offer; (iii) the Deposited Common Shares and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Common Shares or Distributions, to any other person; (iv) the deposit of the Deposited Common Shares and Distributions complies with applicable Law; and (v) when the Deposited Common Shares and associated SRP Rights are taken up and paid for by the Offeror, the Offeror will acquire good title thereto (and to any Distributions), free and clear of all security interests, liens, restrictions, charges, encumbrances, claims and rights of others.

4.	Conditions of the Offer

Notwithstanding any other provision of the Offer, but subject to applicable Law, and in addition to (and not in limitation of) the Offeror’s right to vary or change the Offer at any time prior to the Expiry Time pursuant to Section 5 of this prospectus/offer to exchange, “Extension, Variation or Change in the Offer”, the Offeror will not take up, purchase or pay for any Common Shares unless, at 5:00 p.m. (Mountain Standard Time) on June 7, 2021 or such earlier or later time during which Common Shares may be deposited under the Offer, excluding the mandatory 10-day extension period or any Optional Extension Period, there shall have been validly deposited under the Offer and not withdrawn that number of Common Shares, together with the associated SRP Rights, that represent more than 50% of the outstanding Common Shares, excluding any Common Shares beneficially owned, or over which control or direction is exercised, by the Offeror or any Non-Independent Shareholder (the “Statutory Minimum Condition”). In the event that the Statutory Minimum Condition is not satisfied, the Offeror will have the right to withdraw or terminate the Offer or to extend the period of time during which the Offer is open for acceptance. The Statutory Minimum Condition cannot be waived by the Offeror.

In addition, the Offeror will have the right to withdraw the Offer and not take up or pay for any Common Shares deposited under the Offer, unless all of the following additional conditions are satisfied or waived by the Offeror at or prior to 5:00 p.m. (Mountain Standard Time) on June 7, 2021 or such earlier or later time during which Common Shares may be deposited under the Offer, excluding the mandatory 10-day extension period or any Optional Extension Period:

(a)

there shall have been validly deposited pursuant to the Offer and not withdrawn that number of Common Shares (together with the associated SRP Rights) that together with the Common Shares held by the Offeror Group at the Expiry Time, represent at least 66 2⁄3% of the outstanding Common Shares (on a Fully-Diluted Basis) (the “Minimum Tender Condition”);

(b)

the Offeror shall have determined, in its sole judgment, that there does not exist and there shall not have occurred, been discovered or been publicly disclosed since the date of the Offer, a Material Adverse Effect;

(c)

each of the Regulatory Approvals shall have been made, given, obtained or occurred, as the case may be, on terms and conditions acceptable to the Offeror, in its sole discretion, and each such approval shall be in full force and effect and any such occurrence shall not have been invalidated in any manner;

(d)

the Offeror shall have determined, in its sole judgment, that the Shareholder Rights Plan does not and will not adversely affect the Offer or the Offeror, either before or upon the consummation of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction, and

(i)

the IPL Board shall have redeemed all outstanding SRP Rights or waived the application of the Shareholder Rights Plan to the purchase of Common Shares by the Offeror under the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction;

(ii)

a cease trade order or an injunction shall have been issued, and no notice of appeal or appeal shall have been filed, that has the effect of prohibiting or preventing the exercise of SRP Rights or the issue of Common Shares upon the exercise of the SRP Rights in relation to the purchase of Common Shares by the Offeror under the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction, which cease trade order or injunction shall be in full force and effect;

(iii)

a court of competent jurisdiction shall have made a final and binding order that the SRP Rights are illegal, invalid or of no force or effect or may not be exercised in relation to the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; or

(iv)

the SRP Rights and the Shareholder Rights Plan shall otherwise be or have been held to be unexercisable or unenforceable in relation to the Common Shares with respect to the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction, and no court of competent jurisdiction shall have made a final and binding order that the Offer does not constitute a “Permitted Bid” for purposes of the Shareholder Rights Plan;

(e)	the Offeror shall have determined, in its sole judgment, that:

(i)

no act, action, suit or proceeding shall have been threatened, taken or commenced by or before, and no judgment or order shall have been issued by, any domestic or foreign elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity), any Governmental Entity in Canada, the United States or elsewhere, or other regulatory authority or any other person in any case, whether or not having the force of Law; and

(ii)	no Law shall have been proposed, enacted, promulgated, amended or applied,

in either case: (A) to prevent or challenge the Offer or the Offeror’s ability to maintain the Offer or consummate any Compulsory Acquisition or Subsequent Acquisition Transaction; (B) to cease trade, enjoin, prohibit or impose material limitations or conditions on or make materially more costly the making of the Offer, the purchase by or the sale to the Offeror of the Common Shares, the right of the Offeror to own or exercise full rights of ownership over the Common Shares, or the consummation of any Compulsory Acquisition or Subsequent Acquisition Transaction or which could have any such effect; (C) which has had or could have a Material Adverse Effect; (D) which seeks to compel the Offeror or any of its affiliates to dispose of or hold separate any material portion of the business, properties or assets of IPL or any of its subsidiaries; or (E) which may make uncertain the ability of the Offeror or its affiliates to complete the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction;

(f)

the Offeror shall have determined, in its sole judgment, that neither IPL nor any of its subsidiaries has taken any action, agreed to take any action, disclosed that it intends to take any action or disclosed any previously undisclosed action taken by any of them, that might make it inadvisable for the Offeror to proceed with the Offer, to take up and pay for Common Shares deposited under the Offer or complete any Compulsory Acquisition or Subsequent Acquisition Transaction including, without limitation:

(i)	any purchase, licence, lease or acquisition of an interest in assets or purchase of securities other than in the Ordinary Course;

(ii)	any sale, licence, lease, pledge or disposition of an interest in assets other than sales from operations in the Ordinary Course;

(iii)	any amendment to their respective articles or by-laws;

(iv)

any material capital expenditures, except material capital expenditures in respect of which IPL or any of its subsidiaries have entered into legally binding agreements to incur in the Ordinary Course prior to November 27, 2020;

(v)	any incurrence of debt or of hedge or similar obligations, the granting of any liens or security or agreements restricting the grant of liens or security, other than in the Ordinary Course;

(vi)

except as may be required by Law, the adoption, establishment or entering into of any new, or material amendment to any existing, employment, change in control, severance, compensation, benefit or similar agreement, arrangement or plan with or for one or more of IPL’s employees, consultants or directors (other than the entering into of employment agreements with new employees after November 27, 2020 who are not directors, officers or family members of directors or officers, if made in the Ordinary Course), the making of grants or awards pursuant to any agreements, arrangements or plans to provide for increased benefits to one or more employees, consultants or directors of IPL (other than the making of any grants or awards to the extent required to be made pursuant to any agreement in effect prior to November 27, 2020) or making any payment or otherwise altering the terms of any outstanding awards (including, without limitation, the IPL Incentive Awards) to provide for a payment or other entitlement that represents a material increase from that disclosed in IPL’s public filings or a material deviation from the past practice of IPL;

(vii)	any release, relinquishment or impairment of, or any threat to, any material contractual rights, leases, licences or other statutory rights;

(viii)	any guarantee of the payment of any material amount of indebtedness of a third party;

(ix)

any declaration, payment, authorization of any dividend (other than dividends on the Common Shares that are consistent with IPL’s publicly disclosed dividend policy as of the date hereof), distribution or payment of or on any of its securities, other than interest payments on IPL’s outstanding indebtedness in the Ordinary Course;

(x)

any change to the capitalization of IPL or any of its subsidiaries, including, without limitation, any issuance, authorization, adoption or proposal regarding the issuance of, or purchase, or proposal to purchase, any Common Shares;

(xi)

any take-over bid or tender offer (including, without limitation, an issuer bid or self-tender offer) or exchange offer, merger, amalgamation, plan of arrangement, reorganization, consolidation, business combination, reverse take-over, sale of substantially all of its assets, sale of securities, recapitalization, liquidation, dissolution, winding up or similar transaction involving IPL or any of its subsidiaries;

(xii)

any definitive agreement providing for any issuance of securities or other interests in, and/or any unsecured or secured financing involving IPL or any of its subsidiaries or any other Person holding an interest in the Heartland Petrochemical Complex, which, in the sole judgment of the Offeror: (a) does not appropriately allocate the potential risks and rewards associated with financing, completing or operating the Heartland Petrochemical Complex, as between IPL or any of its subsidiaries and any investor, counterparty, lender, partner or joint venturer in the Heartland Petrochemical Complex; or (b) might materially reduce the value of the Heartland Petrochemical Complex or might materially reduce the value to the Offeror of IPL or the Common Shares; or

(xiii)	any agreement, commitment or undertaking in respect of any material partnership or joint venture, or any material mutual co-operation agreement or distribution agreement;

(g)

the Offeror shall have determined, in its sole judgment, that no covenant, term or condition (individual or in the aggregate) exists in any material license, permit, instrument or agreement to which IPL or any of its subsidiaries is a party or to which it or any of its assets are subject which, if the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction were consummated, might:

(i)

be impaired or otherwise adversely affected or cause any obligation to vest or accelerate or become due prior to its stated due date (in each case, either immediately, or after notice or passage of time or both) that might materially reduce the value to the Offeror of IPL or the Common Shares or might have a Material Adverse Effect;

(ii)

result in any material liability or obligation of the Offeror, IPL or any of their respective affiliates or subsidiaries; or result in any material restriction upon the Offeror, IPL or any of their respective affiliates or subsidiaries in respect of any of their businesses, operations and assets;

(iii)

result in any breach or default under or cause the suspension or termination of, or give rise to any right of any party to suspend or terminate, any such license, permit, instrument or agreement or any material right or benefit thereunder of IPL or any of its subsidiaries; or

(iv)	limit any material right or benefit of IPL or any of its subsidiaries under, or reduce the value, in any material respect, of any such license, permit, instrument or agreement,

and that might make it inadvisable for the Offeror to proceed with the Offer, to take up and pay for Common Shares deposited under the Offer or complete any Compulsory Acquisition or Subsequent Acquisition Transaction;

(h)	the credit ratings assigned to IPL or its long-term senior unsecured obligations, as applicable, by either S&P or DBRS shall have been lowered to a rating below Investment Grade Rating;

(i)	the Offeror shall have determined, in its sole judgment, that there shall not have occurred or been threatened on or after the date of the Offer:

(i)	any general suspension of trading in, or limitation on prices for, securities on the TSX;

(ii)	any extraordinary or material adverse change in the financial, banking or capital markets or in major stock exchange indices in Canada or the United States;

(iii)	a declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States;

(iv)

any limitation (whether or not mandatory) by any Governmental Entity on, or other event that, in the reasonable judgment of the Offeror, might affect the extension of credit by banks or other financial institutions;

(v)	any material change in currency exchange rates or a suspension or limitation on the markets therefor;

(vi)	a commencement of war or armed hostilities or other national or international calamity involving Canada or the United States; or

(vii)	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof,

that might make it inadvisable for the Offeror to proceed with the Offer, to take up and pay for Common Shares deposited under the Offer or complete any Compulsory Acquisition or Subsequent Acquisition Transaction;

(j)

neither the Offeror nor any of its affiliates shall have entered into a definitive agreement or an agreement in principle with IPL providing for a plan of arrangement, amalgamation, merger, acquisition of assets or other business combination with IPL or for the acquisition of securities of IPL or for the commencement of a new offer for the Common Shares, pursuant to which the Offeror has determined that the Offer will be withdrawn and/or terminated; and

(k)

the Offeror shall not have become aware of any untrue statement of material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of IPL with any Securities Regulatory Authority or elsewhere, which the Offeror shall have determined, in its sole judgment, when considered either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.

The foregoing conditions are for the exclusive benefit of the Offeror. The Offeror may assert any of the foregoing conditions at any time, regardless of the circumstances giving rise to such assertion (including, without limitation, any action or inaction by the Offeror giving rise to any such assertions). In all cases, when exercising its sole judgment or discretion, the Offeror intends to act reasonably. The Offeror may waive any of the foregoing conditions, in whole or in part, at any time and from time to time without prejudice to any other rights which the Offeror may have. Each of the foregoing conditions is independent of and in addition to each other of such conditions and may be asserted irrespective of whether any other of such conditions may be asserted in connection with any particular event, occurrence or state of facts or otherwise. The failure by the Offeror at any time to exercise or assert any of the foregoing rights shall not be deemed to constitute a waiver of any such right; the waiver of any such right with respect to particular facts or circumstances shall not be deemed to constitute a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time by the Offeror. Any determination by the Offeror concerning any event or other matter described in the foregoing conditions will be final and binding upon all parties.

Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to the Depositary at its principal office in Toronto, Ontario. The Offeror, promptly after giving any such notice, shall issue and file a press release announcing such waiver or withdrawal and shall cause the Depositary, if required by Law, as soon as practicable thereafter to notify the Shareholders thereof in the manner set forth in Section 10 of this prospectus/offer to exchange, “Notices and Delivery”, and shall provide a copy of the aforementioned notice to the TSX. If the Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any Common Shares deposited under the Offer and the Depositary will promptly return all Certificates representing deposited Common Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited at the Offeror’s expense. See Section 8 of this prospectus/offer to exchange, “Return of Deposited Common Shares”.

5.	Extension, Variation or Change in the Offer

The Offer is open for acceptance from the date of the Offer until the Expiry Time, subject to extension or variation in the Offeror’s sole discretion or as set out below, unless the Offer is withdrawn by the Offeror. In addition, if the Offeror takes up any Common Shares under the Offer, the Offer will be extended and remain open for the deposit of Common Shares for not less than 10 days from the date on which Common Shares are first taken up.

Subject to the limitations set out below, the Offeror reserves the right, in its sole discretion, at any time and from time to time while the Offer is open for acceptance (or at any other time if permitted by applicable Law) to vary the terms of the Offer (including, without limitation, by extending or abridging the period during which Common Shares may be deposited under the Offer where permitted by applicable Law).

Under applicable Law, the Offeror is required to allow Common Shares to be deposited under the Offer for an initial deposit period of at least 105 days. The initial deposit period under the Offer may be shortened in the following circumstances, subject to a minimum deposit period of at least 35 days from the date of the Offer: (i) if IPL issues a deposit period news release in respect of either the Offer or another offeror’s take-over bid that stipulates a deposit period of less than 105 days, the Offeror may vary the terms of the Offer to shorten the initial deposit period to at least the number of days from the date of the Offer as stated in the deposit period news release; or (ii) if IPL issues a news release announcing that it has agreed to enter into, or determined to effect, an Alternative Transaction, the Offeror may vary the terms of the Offer to shorten the initial deposit period to at least 35 days from the date of the Offer. In either case, the Offeror intends to vary the terms of the Offer by shortening the initial deposit period to the shortest possible period consistent with applicable Law.

If, before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, the terms of the Offer are varied, including any reduction of the period during which securities may be deposited under the Offer pursuant to applicable Law, or any extension of the period during which securities may be deposited under the bid pursuant to applicable Law, and whether or not that variation results from the exercise of any right contained in the Offer, the Offeror will promptly (i) issue and file a news release to the extent and in the manner required by applicable Law, and (ii) send a notice of variation in the manner set out in Section 10 of this prospectus/offer to exchange, “Notices and Delivery”, to every person to whom the Offer is required to be sent under applicable Law and whose Common Shares were not taken up before the date of the variation. If there is a notice of variation, the period during which Common Shares may be deposited under the Offer must not expire before 10 days after the date of the notice of variation. If the Offeror is required to send a notice of variation before the expiry of the initial deposit period, the initial deposit period for the Offer must not expire before 10 days after the date of the notice of variation, and the Offeror must not take up Common Shares deposited under the Offer before 10 days after the date of the notice of variation. In addition, the Offeror will file a copy of such notice and will provide a copy of such notice in the manner required by applicable Law as soon as practicable thereafter to IPL, the TSX and the Securities Regulatory Authorities, as applicable. Any notice of variation of the Offer will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario.

If, before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in this prospectus/offer to exchange or this prospectus/offer to exchange or any notice of change or notice of variation that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror unless it is a change in a material fact relating to the BIPC Shares), the Offeror will promptly (a) issue and file a news release of such change to the extent and in the manner required by applicable Law, and (b) send a notice of the change in the manner set out in Section 10 of this prospectus/offer to exchange, “Notices and Delivery”, to every person to whom the Offer was required to be sent and whose Common Shares were not taken up before the date of the change. If the Offeror is required to send a notice of change before the expiry of the initial deposit period, the initial deposit period for the Offer must not expire before 10 days after the date of the notice of change, and the Offeror must not take up Common Shares deposited under the Offer before 10 days after the date of the notice of change. In addition, the Offeror will file a copy of such notice and will provide a copy of such notice in the manner required by applicable Law as soon as practicable thereafter to IPL, the TSX and the Securities Regulatory Authorities, as applicable. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario.

During any extension or in the event of any variation of the Offer or change in information, all Common Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be taken up by the Offeror in accordance with the terms hereof. An extension of the Expiry Time, a variation of the Offer or a change in information does not, unless otherwise expressly stated, constitute a waiver by the Offeror of its rights under Section 4 of this prospectus/offer to exchange, “Conditions of the Offer”.

Notwithstanding the foregoing, but subject to applicable Law, the Offeror may not make a variation in the terms of the Offer, other than a variation to extend the time during which Common Shares may be deposited under the Offer or a variation to increase the consideration for the Common Shares, after the Offeror becomes obligated to take up Common Shares deposited under the Offer. If the consideration being offered for the

Common Shares under the Offer is increased, the increased consideration will be paid to all depositing Shareholders whose Common Shares are taken up under the Offer, whether or not such Common Shares were taken up before the increase.

6.	Take-Up of and Payment for Deposited Common Shares

If, at the expiry of the initial deposit period, the Statutory Minimum Condition has been satisfied and all of the other conditions described in Section 4 of this prospectus/offer to exchange, “Conditions of the Offer” have been satisfied or waived by the Offeror, the Offeror will immediately take up the Common Shares validly deposited under the Offer and not withdrawn. The Offeror will pay for Common Shares taken up under the Offer as soon as possible but in any event not later than three business days after the Common Shares are taken up. In accordance with applicable Law, if the Offeror is obligated to take up such Common Shares, the Offeror will extend the period during which Common Shares may be deposited under the Offer for an additional period of at least 10 days following the expiry of the initial deposit period (the “mandatory 10–day extension period”) and may extend the deposit period after expiration of the mandatory 10-day extension period (“Optional Extension Periods”). The Offeror will take up and pay for Common Shares deposited under the Offer during the mandatory 10-day extension period and any Optional Extension Period not later than 10 days after such deposit.

The Offeror will be deemed to have taken up and accepted for payment Common Shares validly deposited and not withdrawn under the Offer if, as and when the Offeror gives written notice, or other communication confirmed in writing, to the Depositary at its principal office in Toronto, Ontario to that effect. Subject to applicable Law, the Offeror expressly reserves the right, in its sole discretion to, on, or after the Expiry Time, terminate or withdraw the Offer and not take up or pay for any Common Shares if any condition specified in Section 4 of this prospectus/offer to exchange, “Conditions of the Offer”, is not satisfied or waived, by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its principal office in Toronto, Ontario. The Offeror will not, however, take up and pay for any Common Shares deposited under the Offer unless it simultaneously takes up and pays for all Common Shares then validly deposited under the Offer and not withdrawn.

The Offeror will pay for Common Shares validly deposited under the Offer that are not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) and certificates or DRS advices for the Share Consideration, as applicable, for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to persons depositing Common Shares on the purchase price of Common Shares purchased by the Offeror, regardless of any delay in making payments for Common Shares.

The Depositary will act as the agent of persons who have deposited Common Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting such payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Common Shares under the Offer.

All cash payments under the Offer will be made in Canadian dollars.

Settlement with each Shareholder who has deposited (and not withdrawn) Common Shares under the Offer will be made by the Depositary issuing or causing to be issued a cheque (except for payments in excess of $25 million, which will be made by wire transfer, as set out in the Letter of Transmittal) payable in Canadian funds and/or delivering or causing to be delivered certificates or DRS advices representing the Share Consideration in the amount to which the person depositing Common Shares is entitled. Unless otherwise directed by the Letter of Transmittal, the cheque or certificates or DRS advices will be issued in the name of the registered holder of the Common Shares so deposited. Unless the person depositing the Common Shares instructs the Depositary to hold the cheque or certificates or DRS advices for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque or certificates or DRS advices will be forwarded by first class mail to such person at the address specified in the Letter of Transmittal. If no such address is specified, the cheque or certificates or DRS advices will be sent to the address of the registered holder as shown on the securities register maintained by or on behalf of IPL. Cheques or certificates or DRS advices mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing. Pursuant to applicable Law, the Offeror may, in certain circumstances, be required to make withholdings from the amount otherwise payable to a Shareholder.

7.	Withdrawal of Deposited Common Shares

Except as otherwise stated in this Section 7 or as otherwise required by applicable Law, all deposits of Common Shares under the Offer are irrevocable. Unless otherwise required or permitted by applicable Law, any Common Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder:

(a)	at any time before the deposited Common Shares have been taken up by the Offeror under the Offer;

(b)	if the deposited Common Shares have not been paid for by the Offeror within three business days after the Common Shares have been taken up by the Offeror under the Offer; or

(c)	at any time before the expiration of 10 days from the date upon which either:

(i)

a notice of change relating to a change which has occurred in the information contained in this prospectus/offer to exchange, or any notice of change or notice of variation, in either case, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror unless it is a change in a material fact relating to the BIPC Shares), in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

(ii)

a notice of variation concerning a variation in the terms of the Offer (other than a variation in the terms of the Offer consisting solely of an increase in the consideration offered for the Common Shares under the Offer and an extension of the time for deposit to not later than 10 days after the date of the notice of variation or a variation in the terms of the Offer after the expiry of the initial deposit period consisting of either an increase in the consideration offered for the Common Shares or an extension of the time for deposit to not later than 10 days from the date of the notice of variation), is mailed, delivered or otherwise properly communicated (subject to abridgement of that period pursuant to such order or orders or other forms of relief as may be granted by applicable courts or Governmental Entities) and only if such deposited Common Shares have not been taken up by the Offeror at the date of the notice.

Withdrawals of Common Shares deposited under the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder and must be actually received by the Depositary at the place of deposit of the applicable Common Shares (or Notice of Guaranteed Delivery in respect thereof) within the time limits indicated above. Notices of withdrawal: (i) must be made by a method that provides the Depositary with a written or printed copy; (ii) must be signed by or on behalf of the person who signed the Letter of Transmittal accompanying (or Notice of Guaranteed Delivery in respect of) the Common Shares which are to be withdrawn; and (iii) must specify such person’s name, the number of Common Shares to be withdrawn, the name of the registered holder and the Certificate number shown on each Certificate representing the Common Shares to be withdrawn. Any signature in a notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions set out therein), except in the case of Common Shares deposited for the account of an Eligible Institution.

If Common Shares have been deposited pursuant to the procedures for book-entry transfer, as set out in Section 3 of this prospectus/offer to exchange, “Manner of Acceptance — Acceptance by Book-Entry Transfer”,

any notice of withdrawal must specify the name and number of the account at CDS to be credited with the withdrawn Common Shares and otherwise comply with the procedures of CDS.

A withdrawal of Common Shares deposited under the Offer can only be accomplished in accordance with the foregoing procedures. The withdrawal will take effect only upon actual receipt by the Depositary of the properly completed and executed written notice of withdrawal.

Investment dealers, banks, trust companies or other intermediaries may set deadlines for the withdrawal of Common Shares deposited under the Offer that are earlier than those specified above. Shareholders should contact their brokers or other intermediaries for assistance.

All questions as to the validity (including, without limitation, timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion and such determination will be final and binding. There is no duty or obligation of the Offeror, the Depositary or any other person to give notice of any defect or irregularity in any notice of withdrawal and no liability shall be incurred or suffered by any of them for failure to give such notice.

If the Offeror extends the period of time during which the Offer is open, is delayed in taking up or paying for Common Shares or is unable to take up or pay for Common Shares for any reason, then, without prejudice to the Offeror’s other rights, Common Shares deposited under the Offer may, subject to applicable Law, be retained by the Depositary on behalf of the Offeror until such Common Shares are withdrawn by Shareholders in accordance with this Section 7 or pursuant to applicable Law.

Withdrawals cannot be rescinded and any Common Shares withdrawn will be deemed not validly deposited for the purposes of the Offer, but may be re-deposited at any subsequent time at or prior to the Expiry Time by following any of the procedures described in Section 3 of this prospectus/offer to exchange, “Manner of Acceptance”.

In addition to the foregoing rights of withdrawal, Shareholders in the provinces and territories of Canada are entitled to one or more statutory rights of rescission, price revision or to damages in certain circumstances. See Section 40 of this prospectus/offer to exchange, “Statutory Rights”.

8.	Return of Deposited Common Shares

Any Deposited Common Shares that are not taken up and paid for by the Offeror pursuant to the terms and conditions of the Offer for any reason will be returned, at the Offeror’s expense, to the depositing Shareholder as soon as practicable after the Expiry Time or withdrawal of the Offer, by either (i) sending Certificates representing the Common Shares not purchased by first-class insured mail to the address of the depositing Shareholder specified in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the securities register maintained by or on behalf of IPL, or (ii) in the case of Common Shares deposited by book-entry transfer of such Common Shares pursuant to the procedures set out in Section 3 of this prospectus/offer to exchange, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, such Common Shares will be credited to the depositing holder’s account maintained with CDS or through its US intermediary or broker, as applicable.

9.	Changes in Capitalization; Adjustments; Liens

If, on or after the date of the Offer, IPL should divide, combine, reclassify, consolidate, convert or otherwise change any of the Common Shares or its capitalization, issue any Common Shares, or disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 4 of this prospectus/offer to exchange, “Conditions of the Offer”, make such adjustments as it considers appropriate to the purchase price and other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the amount payable therefor) to reflect such division, combination, reclassification, consolidation, conversion, issuance, grant, sale or other change. See Section 5 of this prospectus/offer to exchange, “Extension, Variation or Change in the Offer”.

Common Shares and any Distributions acquired under the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, restrictions, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom, including, without limitation, the right to any and all dividends, distributions, payments, securities, property, rights (including SRP Rights), assets or other interests which may be accrued, declared, paid, issued, distributed, made or transferred on or after the date of the Offer on or in respect of the Common Shares, whether or not separated from the Common Shares.

If, on or after the date of the Offer, IPL should declare, set aside or pay any dividend or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to any Common Share, which is or are payable or distributable to Shareholders on a record date prior to the date of transfer into the name of the Offeror or its intermediary or transferee on the securities register maintained by or on behalf of IPL, then (and without prejudice to its rights under Section 4 of this prospectus/offer to exchange, “Conditions of the Offer”): (i) in the case of any such cash dividends, distributions or payments that in an aggregate amount do not exceed the purchase price per Common Share payable, the purchase price per Common Share payable by the Offeror pursuant to the Offer will be reduced by the amount of any such dividend, distribution or payment, and (ii) in the case of any such cash dividends, distributions or payments that in an aggregate amount exceeds the purchase price per Common Share payable by the Offeror pursuant to the Offer, or in the case of any non- cash dividend, distribution, payment, securities, property, rights, assets or other interests, the whole of any such dividend, distribution, payment, securities, property, rights, assets or other interests (and not simply the portion that exceeds the purchase price per Common Share payable by the Offeror under the Offer), the amount of any excess will be received and held by the depositing Shareholder for the account of the Offeror and will be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. The Offeror will be entitled to deduct from the consideration payable by the Offeror under the Offer the amount or value thereof, as determined by the Offeror in its sole discretion.

The declaration or payment of any such dividend or distribution may have tax consequences not described under Section 31 of this prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations” or in Section 32 of this prospectus/offer to exchange, “Certain United States Federal Income Tax Considerations”. Shareholders should consult their own tax advisors as to the tax consequences of the declaration or payment of any such dividend or distribution.

10.	Notices and Delivery

Without limiting any other lawful means of giving notice, and unless otherwise specified by applicable Law, any notice to be given by the Offeror or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered Shareholders at their respective addresses as shown on the register maintained by or on behalf of IPL in respect of the Common Shares, and, unless otherwise specified by applicable Law, will be deemed to have been received on the first business day following the date of mailing. For this purpose, “business day” means any day other than a Saturday, Sunday or statutory holiday in the jurisdiction to which the notice is mailed. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services following mailing. Except as otherwise permitted by applicable Law, if mail service is interrupted or delayed following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by applicable Law, if post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given to Shareholders under the Offer will be deemed to have been properly given and to have been received by Shareholders if (i) it is given to the TSX for dissemination through its facilities, (ii) it is published once in the

National Edition of The Globe and Mail or The National Post and in Québec, in Le Journal de Montréal or Le Devoir, in French, or (iii) it is delivered to any of NASDAQ, Cision or Canada Newswire for dissemination through their respective facilities.

This prospectus/offer to exchange and the accompanying Letter of Transmittal and Notice of Guaranteed Delivery will be mailed to registered Shareholders by first class mail, postage prepaid, or made available in such other manner as is permitted by applicable Law and the Offeror will use its reasonable efforts to furnish such documents to investment dealers, banks and similar persons whose names, or the names of whose nominees, appear in the register maintained by or on behalf of IPL in respect of the Common Shares or, if security position listings are available, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to the beneficial owners of Common Shares where such listings are received.

These securityholder materials are being sent to both registered and non-registered owners of securities. If you are a non- registered owner, and the Offeror or its agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable regulatory requirements from the intermediary holding such securities on your behalf.

Wherever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at the Toronto, Ontario office of the Depositary specified in the Letter of Transmittal or the Notice of Guaranteed Delivery, as applicable.

11.	Mail Service Interruption

Notwithstanding the provisions of this prospectus/offer to exchange, the Letter of Transmittal and the Notice of Guaranteed Delivery, cheques and/or certificates and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques, certificates or any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the deposited Certificate(s) for Common Shares were delivered until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror shall provide notice of any such determination not to mail made under this Section 11 as soon as reasonably practicable after the making of such determination and in accordance with Section 10 of this prospectus/offer to exchange, “Notices and Delivery”. Notwithstanding Section 6 of this prospectus/offer to exchange, “Take-Up of and Payment for Deposited Common Shares”, cheques, certificates and any other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the depositing Shareholder at the Toronto, Ontario office of the Depositary.

12.	Market Purchases and Sales of Common Shares

The Offeror reserves the right to, and may, acquire or cause an affiliate to acquire beneficial ownership of Common Shares by making or arranging for purchases through the facilities of the TSX at any time, and from time to time, prior to the Expiry Time subject to and in accordance with applicable Law. In no event, however, will the Offeror (or its affiliates) make any such purchases of Common Shares until the third business day following the date of the Offer and the Offeror shall comply with the following requirements under Section 2.2(3) of NI 62-104, in the event it decides to make any such purchases:

(a)	such intention shall be stated in a news release issued and filed at least one business day prior to making such purchases;

(b)	the aggregate number of Common Shares beneficially acquired shall not exceed five percent of the outstanding Common Shares as of the date of the Offer, calculated in accordance with applicable Law;

(c)	the purchases shall be made in the normal course in Canada through the facilities of the TSX (and no purchases will be pre-arranged with a buyer that resides in the U.S.);

(d)

the Offeror shall issue and file a news release containing the information required under applicable Law immediately after the close of business of the TSX on each day on which Common Shares have been purchased, and such news release will also be filed with the SEC; and

(e)

the broker involved in such trades shall provide only customary broker services and receive only customary fees or commissions, and no solicitation for the sale or purchase of Common Shares shall be made by the Offeror or its agents (other than under the Offer) or the seller or its agents.

Purchases pursuant to Section 2.2(3) of NI 62-104 will not be counted in any determination as to whether the Statutory Minimum Condition has been fulfilled, but will be counted in determining whether the Minimum Tender Condition has been satisfied. Purchases pursuant to Section 2.2(3) of NI 62-104 will also comply with the rules and regulations of the United States, including Rule 14e-5 under the U.S. Exchange Act. To the extent information about such purchases is made public in Canada, such information will be disclosed by means of a press release or other means reasonably calculated to inform Shareholders in the United States of such information.

Although the Offeror has no present intention to sell Common Shares taken up under the Offer, the Offeror reserves the right to make or enter into agreements, commitments or understandings at or prior to the Expiry Time to sell any of such Common Shares after the Expiry Time, subject to applicable Law and to compliance with section 2.7(2) of NI 62-104. For the purposes of this Section 12, the “Offeror” includes any person acting jointly or in concert with the Offeror.

13.	Other Terms of the Offer

(a)

The Offer and all contracts resulting from acceptance thereof shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.

(b)

The Offeror reserves the right to transfer to one or more affiliates of the Offeror the right to purchase all or any portion of the Common Shares deposited pursuant to the Offer, but any such transfer will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of persons depositing Common Shares to receive payment for Common Shares validly deposited and accepted for payment under the Offer.

(c)

In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the Laws of such jurisdiction.

(d)

No broker, dealer or other person has been authorized to give any information or make any representation on behalf of the Offeror not contained herein or in the accompanying Circular, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer or other person shall be deemed to be the agent of the Offeror or the Depositary and the Information Agent for the purposes of the Offer.

(e)

The provisions of the cover pages, Summary, Questions and Answers About the Offer, the Glossary, this prospectus/offer to exchange, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying this prospectus/offer to exchange, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

(f)

The Offeror, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the terms and conditions of the Offer (including, without limitation, the satisfaction of the conditions of the Offer), this prospectus/offer to exchange, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawals of Common Shares.

(g)

This prospectus/offer to exchange do not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders residing in any jurisdiction in which the making or the acceptance of the Offer would not be in compliance with the Laws of such jurisdiction. However, the Offeror may, in the Offeror’s sole discretion, take such action as the Offeror may deem necessary to make the Offer in any jurisdiction and extend the Offer to Shareholders in any such jurisdiction.

(h)

The Offeror reserves the right to waive any defect in acceptance with respect to any particular Common Shares or any particular Shareholder. There shall be no duty or obligation of the Offeror, the Depositary and the Information Agent, or any other person to give notice of any defect or irregularity in the deposit of Common Shares or in any notice of withdrawal and, in each case, no liability shall be incurred or suffered by any of them for failure to give such notice.

14.	The Offeror

The Offeror has been established by BIF IV, a private fund managed by Brookfield Asset Management Inc., for the purposes of making the Offer as described herein. BIF IV is Brookfield’s latest flagship global infrastructure fund, and has total equity commitments of US$20 billion. Brookfield Infrastructure is the largest limited partner in BIF IV and will participate in the Offer both through its interest in BIF IV and alongside BIF IV on a co-investment basis through contribution of the BIPC Shares.

Brookfield Infrastructure is the flagship listed infrastructure company of Brookfield Asset Management Inc., a global alternative asset manager with approximately US$600 billion of assets under management, and is a leading global infrastructure company that owns and operates high-quality, essential, long-life assets in the utilities, transport, midstream and data sectors across North and South America, Asia Pacific and Europe. It is focused on assets that have contracted and regulated revenues that generate predictable and stable cash flows. Investors can access Brookfield Infrastructure’s portfolio either through BIP, a listed Bermuda-based exempted limited partnership, or BIPC, a listed Canadian corporation.

BIPC is a corporation existing under the laws of the Province of British Columbia. BIPC was established by Brookfield Infrastructure as a vehicle to own and operate certain infrastructure assets on a global basis. Specifically, its operations consist principally of the ownership and operation of a regulated gas transmission system in Brazil and of regulated distribution operations in the United Kingdom, but upon Brookfield’s recommendation and allocation of opportunities to BIPC, it intends to seek acquisition opportunities in other sectors with similar attributes. Brookfield Infrastructure’s current operations consist of utilities, transport, midstream and data businesses in North and South America, Europe and Asia Pacific. BIP’s registered office is located at 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda. BIPC’s head office is located at 250 Vesey Street, 15th Floor, New York NY 10281 and its registered office is located at 1055 West Georgia Street Suite 1500, P.O Box 11117, Vancouver, British Columbia, V6E 4N7.

The BIPC Shares are listed for trading on each of the TSX and the NYSE under the symbol “BIPC” and the BIP Units are listed for trading on the TSX under the symbol “BIP.UN” and on the NYSE under the symbol “BIP”. Each BIPC Share has been structured with the intention of providing an economic return equivalent to one BIP Unit. Each of BIPC and BIP is a reporting issuer or the equivalent in each of the provinces and territories of Canada. BIPC was created to provide investors with greater flexibility in how they access Brookfield Infrastructure’s globally diversified portfolio of high-quality infrastructure assets. The issuance of the BIPC Shares as the Share Consideration is subject to receipt of customary approvals from the TSX and the NYSE.

For further information regarding each of BIP and BIPC, refer to their respective filings with applicable Securities Regulatory Authorities, which may be obtained through SEDAR at www.sedar.com.

15.	IPL

IPL was formed under the Business Corporations Act (Alberta) (the “ABCA”) pursuant to an amalgamation on September 2, 2013 and is the corporate successor of Inter Pipeline Fund, a limited partnership formerly established under the laws of Alberta.

IPL’s head and registered office is located at Suite 3200, 215—2nd Street SW Calgary, AB T2P 1M4.

For further information regarding IPL, refer to IPL’s filings with applicable Securities Regulatory Authorities, which may be obtained through SEDAR at www.sedar.com.

16.	Certain Information Concerning Securities of IPL

IPL Securities subject to the Offer

IPL’s authorized share capital consists of an unlimited number of Common Shares without nominal or par value and an unlimited number of convertible shares. Holders of Common Shares are entitled to: (i) one vote at all meetings of shareholders of IPL except meetings at which only holders of a specified class of share are entitled to vote; (ii) subject to the prior rights and privileges attaching to any other class of shares, the right to receive any dividend on the Common Shares declared by IPL; and (iii) subject to the prior rights and privileges attaching to any other class of shares, the right to receive the remaining property of IPL upon dissolution.

Based on information disclosed on the TSX website as of February 19, 2021, there were issued and outstanding 429,219,175 Common Shares.3

Based solely on the information above, the Offeror understands that 387,370,318 Common Shares would be subject to the Offer, excluding Common Shares beneficially owned by the Offeror Group.

Trading in IPL Securities

The Common Shares are traded on the TSX under the symbol “IPL”.

The following table sets forth, for the periods indicated, the reported high and low trading prices and the aggregate volume of trading of the Common Shares on the TSX.

	Trading of Common Shares
	High ($)	Low ($)	Volume (#)
August 2020	14.90	12.53	33,294,138
September 2020	14.47	12.55	59,556,875
October 2020	13.52	11.23	54,594,334
November 2020	13.98	11.40	44,551,743
December 2020	13.75	11.74	49,575,551
January 2021	13.67	11.83	39,150,853
February 1-19, 2021	18.02	12.86	33,347,950

Source: Bloomberg

The volume weighted average trading price of the Common Shares on the TSX over the 30 trading days ended on February 10, 2021, being the last trading day on the TSX prior to the public announcement by the Offeror of its intention to make the Offer, was $13.07 per Common Share, and the closing price of the Common Shares on the TSX on that date was $13.40.

[3]	Source: https://www.money.tmx.com/en/quote/IPL.

17.	Background to the Offer

In the ordinary course of business, Brookfield continually evaluates potential investment opportunities and possible acquisitions of businesses, joint ventures, business combinations and other commercial transactions that may be available to support Brookfield’s businesses, including by advancing the investment objectives of Brookfield’s managed clients investment funds or other vehicles, which include its flagship public companies, such as Brookfield Infrastructure, as well as its private funds, such as BIF IV.

Beginning in March 2020, Brookfield identified IPL as an attractive investment opportunity for BIF IV and began to acquire Common Shares through the facilities of the TSX, and, in addition, in June 2020 began acquiring exposure to the economics of the Common Shares through cash-settled share swap transactions (collectively, “Total Return Swap”) with an ISDA swap dealer (which swap exposure does not give Brookfield any right to vote, or direct or influence the voting, acquisition, or disposition of any Common Shares by the ISDA swap dealer). Brookfield continued to acquire Common Shares and obtain additional economic exposure under the Total Return Swap periodically until October 2020, for purposes of holding the position as an investment within BIF IV’s portfolio.

On June 15, 2020, Brian Baker, Managing Partner and Chief Investment Officer in Brookfield’s Infrastructure Group, spoke by telephone with Spil Kousinioris, IPL’s Vice President, Corporate Development. Mr. Baker and Mr. Kousinioris discussed general developments regarding IPL’s business and the energy infrastructure sector, as well as IPL’s proposed strategic process regarding the Heartland Petrochemical Complex. Mr. Baker and Mr. Kousinioris ended the conversation with a suggestion for a follow up discussion in person in Calgary in the early autumn, should circumstances permit.

On September 11, 2020, Mr. Baker and Paul Hawksworth, Senior Vice President in Brookfield’s Infrastructure Group, met with Christian Bayle, IPL’s President and Chief Executive Officer, and Mr. Kousinioris in Calgary. The meeting covered an overview of Brookfield’s infrastructure business, a general discussion of trends in the energy infrastructure sector and discussions regarding some of the challenges facing IPL’s business.

Messrs. Baker and Hawksworth met with Messrs. Bayle and Kousinioris again on November 4, 2020. At the November 4th meeting, Messrs. Baker and Hawksworth informed Messrs. Bayle and Kousinioris that Brookfield was a significant investor in IPL and expressed Brookfield’s interest in exploring a potential strategic acquisition of IPL. Mr. Baker and Mr. Kousinioris spoke by telephone again on November 5, 2020 when Mr. Kousinioris indicated that for IPL to have further discussions on the matter, an appropriate next step would be a written expression of interest that could be shared with the IPL Board.

On November 11, 2020, Brookfield sent a letter to Christian Bayle, IPL’s President and Chief Executive Officer, confirming Brookfield’s interest in exploring a potential strategic transaction with IPL and re-iterating to Mr. Bayle that Brookfield was one of IPL’s largest investors. Brookfield conveyed its concerns regarding the deterioration of IPL’s cost of capital and expressed reservations in the likelihood that IPL’s process to find a capital partner for the Heartland Petrochemical Complex would result in a suitable outcome for IPL absent significant structural protections for a new investor. Brookfield also stated its belief that IPL would be better served as a private company with a strong financial sponsor.

Following receipt by IPL of the November 11th letter, Sam Pollock, Managing Partner and Chief Executive Officer of Brookfield’s Infrastructure Group, and Mr. Baker met by telephone with Mr. Bayle and Richard Shaw, Chairman of the IPL Board. Messrs. Bayle and Shaw acknowledged Brookfield’s position set out in the November 11th letter and requested that Brookfield submit an indicative non-binding proposal that could be brought to the IPL Board for consideration.

On November 27, 2020, Brookfield sent a letter to Messrs. Bayle and Shaw outlining a non-binding proposal (the “Initial Proposal”) for an indicative transaction framework for a take-private acquisition of IPL pursuant to which Brookfield would acquire all of the issued and outstanding Common Shares in a consensual transaction. The Initial Proposal set forth an indicative value range of $17.00 to $17.50 per Common Share, with up to 10% of the total consideration being in the form of BIPC Shares. In the Initial Proposal, Brookfield indicated it was willing to include a mutually acceptable “go-shop” arrangement in any definitive agreement executed in connection with a consensual transaction, providing IPL with an opportunity to solicit competing offers to ensure the transaction represented a full and fair market valuation.

On December 2, 2020, Messrs. Pollock and Baker received a telephone call from Messrs. Bayle and Shaw in response to the Initial Proposal. Messrs. Bayle and Shaw indicated that the IPL Board had engaged financial advisors and legal counsel and intended to provide further feedback on the Initial Proposal in the following week.

On December 11, 2020, Messrs. Pollock and Baker received a further telephone call from Messrs. Bayle and Shaw. Messrs. Bayle and Shaw indicated that the IPL Board viewed the value range set forth in the Initial Proposal as below the value at which the IPL Board was willing to engage in further discussions. Messrs. Bayle and Shaw confirmed that the IPL Board would be willing to engage in further discussions if Brookfield were willing to increase the value being offered in respect of a potential take-private acquisition.

On December 18, 2020, Brookfield sent a further letter to Messrs. Bayle and Shaw outlining a revised non-binding proposal (the “Revised Proposal”) for an indicative framework for a take-private acquisition of IPL, and setting forth an indicative offer price of $18.25 per Common Share, and including up to 20% of the consideration offered under the Revised Proposal to be satisfied in BIPC Shares. In the Revised Proposal, Brookfield reiterated its willingness to include a mutually acceptable “go-shop” arrangement in any definitive agreement. Following delivery of the Revised Proposal by Brookfield, Mr. Baker telephoned Mr. Bayle to confirm his receipt of the Revised Proposal and to express Brookfield’s expectation that IPL would respond to the Revised Proposal in early January 2021, following the holiday break.

On January 8, 2021, Messrs. Pollock and Baker met by telephone with Messrs. Bayle and Shaw to discuss the Revised Proposal. Messrs. Bayle and Shaw indicated that the IPL Board remained unwilling to engage in further discussions with Brookfield at the valuation set forth in the Revised Proposal, but indicated that Brookfield should meet with IPL’s financial advisor, TD Securities Inc., to discuss the assumptions supporting Brookfield’s valuation.

On January 12, 2021, Mr. Baker, Mr. Hawksworth and Scott Peak, Managing Partner and Chief Investment Officer in Brookfield’s Infrastructure Group met by telephone with Alec Clark, Managing Director and Head of Global Energy at TD Securities Inc., to discuss the work performed and underlying assumptions supporting Brookfield’s valuation in the Revised Proposal. During the conversation, Messrs. Baker, Hawksworth and Peak explained to TD Securities Inc. that Brookfield’s view was the Revised Proposal reflected a full and fair value for IPL which represented significant premiums in the range of 40% to 50% to IPL’s trading prices at various times during the discussions between Brookfield and IPL. Following the telephone meeting, Mr. Baker telephoned Mr. Clark to further discuss Brookfield’s views on changes in cost of capital impacting the midstream sector, and to convey the value to IPL of Brookfield’s proposed inclusion of the “go-shop” mechanism in Brookfield’s Revised Proposal to allow IPL’s Board to fulfill its fiduciary duties by allowing for a market test of Brookfield’s offer. Mr. Clark indicated that they were going to provide the IPL Board with feedback from our discussion during a meeting he thought was to take place during the week of January 18th.

On January 15, 2021, Mr. Pollock sent an email to Mr. Shaw emphasizing some of the material aspects of our Revised Proposal that had been discussed with TD Securities Inc., including that the Revised Proposal was structured to be friendly to Shareholders, particularly in offering a well above-market premium, including BIPC Shares as partial consideration, and providing for a “go shop” mechanism.

On January 22, 2021, Messrs. Pollock and Baker received a telephone call from Messrs. Bayle and Shaw. Messrs. Bayle and Shaw confirmed that IPL was preparing a written response to the Revised Proposal, which IPL expected to send to Brookfield on January 25th.

On January 25, 2021, Messrs. Pollock and Baker received a letter from IPL confirming again that the IPL Board was not prepared to move forward with Brookfield in respect of a potential take-private acquisition at the valuation and on the terms set forth in the Revised Proposal. IPL indicated in the letter that further discussions with Brookfield regarding a pre-emptive sale of IPL would need to be at a value of or greater than $24 per Common Share.

On January 27, 2021, Mr. Baker met with Mr. Bayle by telephone where Mr. Baker informed Mr. Bayle that Brookfield was going to reassess the situation over the next several weeks before responding.

On February 10, 2021, after markets had closed, Mr. Pollock met with Mr. Shaw by telephone to advise Mr. Shaw that Brookfield felt it had made a compelling proposal to the IPL Board but that, in light of the $24 per Common Share valuation first disclosed in the January 25th letter, it seemed clear that the IPL Board was not prepared to engage with Brookfield on the terms set forth in the Revised Proposal. As such, Brookfield believed the Shareholders should be made aware of Brookfield’s take-private proposal. During the conversation, Mr. Pollock confirmed that Brookfield would be proceeding to announce its intention to make the Offer later that evening.

Later on February 10, 2021, Brookfield issued a press release announcing its intention to make the Offer.

18.	Reasons to Accept the Offer

The Offeror believes that the Offer represents a full and fair price and provides a compelling opportunity for Shareholders to maximize the value of their investment in IPL today. Shareholders will benefit from both (i) the receipt of a premium and (ii) the opportunity to participate in the future growth of a well-known Canadian corporation with a globally diversified portfolio of high-quality infrastructure assets.

Shareholders should consider the following factors, among others, in determining whether to accept the Offer.

Financial and Strategic Benefits of the Transaction

The Offeror believes that the Offer is in the best interests of IPL and the Shareholders and that Shareholders should have the opportunity to determine what is best for their investment. Brookfield has a long-term reputation as a responsible acquiror and owner of large-scale infrastructure companies, and believes that the Offer is compelling for IPL, its Shareholders and its various stakeholders for the following key reasons:

Significant Premium to both IPL’s Recent Trading Levels and IPL’s Analyst Consensus Estimates

•	23% premium to the closing price of $13.40 per Common Share on February 10, 2021, the last trading day prior to announcement of this Offer.

•	28% premium to the 30-day volume-weighted average share price of $13.07 per Common Share for the period ended February 10, 2021.

•

10% premium to research analyst forward-looking share price targets, which averaged $14.98 per Common Share on February 10, 2021, as well as a significant premium to the trading levels of IPL’s relevant Canadian midstream comparable companies.

Immediate Catalyst to Surface Value in a Security that has Significantly Underperformed in the Public Equity Markets

•

IPL’s share price performance continues to lag behind its peers, and its credit profile continues to be challenged, despite a strong recovery in global equity markets and a return of commodity prices to pre-COVID levels.

•

To date, IPL has incurred significant capital expenditures in excess of budget and timeline delays related to the construction of the Heartland Petrochemical Complex. This resulted in IPL incurring high leverage levels, which increased its financial risk profile in the eyes of rating agencies. On March 31, 2020, S&P downgraded its issuer credit rating on IPL to ‘BBB-’ from ‘BBB+’ with a negative outlook, lowered its issue-level rating on IPL’s then $3.325 billion of senior unsecured notes to ‘BBB-’ from ‘BBB+’, and lowered the issue-level rating on IPL’s subordinated notes to ‘BB’ from ‘BBB-’. Further, S&P stated: “The downgrade reflects considerably weaker financial performance than our previous forecast, depressed commodity prices, and heightened capital spending for the ambitious Heartland Petrochemical Complex”.

•	In March 2020, IPL cut its dividend by 72%. Brookfield is not aware that any of IPL’s Canadian Infrastructure Peers have resorted to cutting its dividend over the past 20 years.

•

IPL has significantly underperformed the broader market and has the lowest 1-year and 5-year total shareholder returns among its Canadian Infrastructure Peers (which are noted below). IPL’s dramatic dividend cut, elevated financial risks, and deteriorated credit ratings have all contributed to IPL’s significant share price underperformance.

Note: Total return figures shown as at February 10, 2021. Canadian Infrastructure Peers are Enbridge Inc., Gibson Energy Inc., Keyera Corp., Pembina Pipeline Corporation, and TC Energy Corporation.

Note: Total return figures shown as at February 10, 2021.

Opportunity for Immediate Liquidity at a Compelling Valuation

•

The Offer represents a compelling valuation and an opportunity to realize a significant premium today. In the absence of the Offer, Shareholders will continue to be exposed to significant risks in respect of the Heartland Petrochemical Complex including potential for further construction delays, cost overruns, and time to fully commercialize the project, as demonstrated by the lack of communicated contracting progress to date.

•

The ability of IPL to meaningfully improve its financial profile and resume dividend growth is going to take time. Start-up for the integrated Heartland Petrochemical Complex is not expected until early 2022, assuming no further delays, and establishing a stable operating history and commercial profile may require an incremental 6 — 12 month timeline to late 2022 or early 2023. Additionally, rating agencies will no doubt expect IPL to responsibly decrease leverage levels sufficiently before revisiting the dividend level. A return to IPL’s historical dividend level is not anticipated by the market within the next two years.

•

The accelerating importance of environmental, social and governance (“ESG”) principles has directed investor funds flow away from carbon intensive industries creating a permanent head-wind for the energy sector. This changing sentiment has increased the cost of capital for publicly listed energy infrastructure companies such as IPL. As such, Brookfield believes the Offer provides Shareholders an enhanced opportunity to surface value at a time when capital is exiting the sector.

•

For Shareholders seeking immediate liquidity, the Offer provides Shareholders the option to elect to receive all of their consideration in cash, subject to an aggregate limit of approximately $4.9 billion, representing 76.2% of the Offer’s total consideration.

Note: Represents run-rate dividend yield over time. Canadian Infrastructure Peers are Enbridge Inc., Gibson Energy Inc., Keyera Corp., Pembina Pipeline Corporation, and TC Energy Corporation.

Opportunity to Participate in Brookfield Infrastructure’s World-Class Infrastructure Platform

•

Brookfield Infrastructure is a leading global infrastructure company that owns and operates high-quality, long-life assets in the utilities, transport, midstream and data sectors across North and South America, Asia Pacific and Europe. Its business model generates high-quality cash flows and is underpinned by critical infrastructure assets with high barriers to entry, characterized as having:

•	Stable underlying cash flows — 95% regulated or contracted

•	Highly diversified business — 8 asset classes across four continents

•	High margins and strong cash conversion — 85%+ cash conversion

•	Recession resistant attributes — 65% of the business not subject to volume risk

•

Brookfield Infrastructure has a strong track record of prudently utilizing leverage while maintaining strong credit ratings and improving cost of capital for its businesses. BIP is currently rated BBB+ by S&P.

•	BIP has delivered ~10% annual distribution growth and an 18% annualized total return since inception.

•

Shareholders have the option to elect to receive all of their consideration in BIPC Shares (subject to pro-ration as set out herein), representing an equity interest in a large-scale, global infrastructure company with a long-term track record of delivering compelling returns to Shareholders. Each BIPC Share is intended to provide its holder with an economic return that is equivalent to that of a BIP Unit.

Total Returns Over Time

	1 Year	3 Year	5 Year	10 Year
IPL (TSX)	-35%	-25%	-9%	59%
BIP (NYSE)	11%	65%	226%	522%
S&P 500 Index	19%	58%	136%	261%
S&P/TSX Composite	7%	35%	78%	81%

Note: Total return figures shown as at February 10, 2021.

Brookfield Infrastructure is Uniquely Positioned to Support IPL as a Private Company Through the Environmental Social & Governance Focused Transition

•

Brookfield recognizes that ESG sentiment among public investors is evolving at an unprecedented pace as increasing amounts of invested capital shift to ESG themed investments as governments implement new legislation seeking carbon neutrality and net zero emissions targets. Brookfield believes that IPL, as part of a larger, more diversified enterprise, will benefit from Brookfield’s proven operating capabilities, its leading renewable energy platform as well as stewardship around ESG transition investing.

•

Under Brookfield’s ownership, IPL will continue to operate as an independent company, based in Calgary, where Brookfield has been a longstanding investor with over US$10 billion of assets under management across its real estate and property portfolio, its existing infrastructure investments as well as several private equity investments that service the energy sector.

•

The Offeror believes that IPL should be owned and operated as a private company with a strong financial sponsor. Brookfield has been a patient private capital investor for over 120 years, and has typically found the private capital arena to best align with the practicalities of managing and appropriately valuing a business such as IPL.

This Offer has been unanimously approved by the Offeror’s board of directors and is not subject to any due diligence condition, financing condition or Brookfield shareholder or other approval conditions.

The Offeror expects that the Offer would be completed in the second quarter of 2021, subject to receipt of all necessary Regulatory Approvals.

19.	Purpose of the Offer

The purpose of the Offer is to enable the Offeror to acquire all of the outstanding Common Shares. The effect of the Offer is to give all Shareholders the opportunity to receive for each Common Share (i) the Cash Consideration, which is $16.50 in cash or (ii) the Share Consideration, which is 0.206 of a BIPC Share. The exchange ratio for the Share Consideration has been calculated based on the closing price of the BIPC Shares on February 10, 2021, the last trading day prior to the announcement of the Offeror’s intention to make this Offer. Shareholders may choose to receive Cash Consideration for some of their Common Shares and Share Consideration for their remaining Common Shares, subject, in each case, to pro- ration as set out herein. The Offer delivers a 28% premium to IPL’s 30-day volume-weighted average share price of $13.07 as of February 10, 2021, the last trading day prior to the Offeror announcing its intention to make the Offer, and a 23% premium over IPL’s closing price of $13.40 as of that date. The conditions of the Offer are described in Section 4 of this prospectus/offer to exchange, “Conditions of the Offer”.

The Offer is open for acceptance from the date of the Offer until 5:00 p.m. (Mountain Standard Time) on June 7, 2021, or such earlier or later time or times and date or dates as may be fixed by the Offeror from time to time pursuant to Section 5 of this prospectus/offer to exchange, “Extension, Variation or Change in the Offer”, unless the Offer is withdrawn by the Offeror.

If the conditions of the Offer are satisfied or waived at the Expiry Time and the Offeror takes up and pays for the Common Shares validly deposited under the Offer, the Offeror intends to acquire any Common Shares not deposited under the Offer through a Compulsory Acquisition, if available, or to propose a Subsequent Acquisition Transaction, in each case for consideration per Common Share at least equal in value to and in the same form as the consideration paid by the Offeror per Common Share under the Offer (subject to the applicable pro-rationing procedures set out in Section 1, “The Offer” of this prospectus/offer to exchange). The exact timing and details of any such transaction will depend upon a number of factors, including, without limitation, the number of Common Shares acquired pursuant to the Offer. Although the Offeror intends to propose either a Compulsory Acquisition or a Subsequent Acquisition Transaction generally on the terms described herein, it is possible that, as a result of delays in the Offeror’s ability to effect such a transaction, information subsequently obtained by the Offeror, changes in general economic or market conditions or in the business of IPL or other currently unforeseen circumstances, such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms. Accordingly, the Offeror reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms other than as described in this prospectus/offer to exchange. See Section 26 of this prospectus/offer to exchange, “Acquisition of Common Shares Not Deposited”.

20.	Effects of the Offer

If the Offer is successful, the Offeror intends to effect certain changes with respect to the composition of the IPL Board to allow designees of the Offeror to become members of the IPL Board and to represent a majority of the IPL Board. The Offeror has not developed any specific proposals with respect to IPL or its operations, or any changes in its assets, business strategies, management or personnel following the acquisition of the Common Shares pursuant to the Offer. The Offeror is considering how best to integrate the operations of IPL following the successful completion of the Offer.

If permitted by applicable Law, the Offeror intends to cause IPL to apply to delist the Common Shares from the TSX as soon as practicable after completion of the Offer and any Compulsory Acquisition or any Subsequent Acquisition Transaction. In addition, if permitted by applicable Law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror may cause IPL to file an application to cease to be a reporting issuer under the securities Laws of each province and territory of Canada in which it has such status. See Section 30 of this prospectus/offer to exchange, “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer”.

If the Offer and a Compulsory Acquisition or a Subsequent Acquisition Transaction are successful:

(a)	the Offeror will own all of the equity interests in IPL and the Offeror will be entitled to all the benefits and risks of loss associated with such ownership;

(b)

current Shareholders will no longer have any interest in IPL or in IPL’s assets, book value or future earnings or growth and the Offeror will hold a 100% interest in such assets, book value, future earnings and growth;

(c)	the Offeror will have the right to elect all members of the IPL Board;

(d)

IPL will no longer be publicly traded and if IPL ceases to be a reporting issuer under applicable securities Laws of each province and territory of Canada, IPL will no longer file periodic reports (including, without limitation, financial information) with any Securities Regulatory Authorities; and

(e)	the Common Shares will no longer trade on the TSX or any other securities exchange.

If the Offeror takes up Common Shares under the Offer but is unable to complete a Compulsory Acquisition or Subsequent Acquisition Transaction, then IPL will continue as a public company and the Offeror will evaluate its alternatives. Such alternatives could include, to the extent permitted by applicable Law, purchasing additional Common Shares in the open market, in privately negotiated transactions or pursuant to another take-over bid or other transaction, and thereafter proposing an amalgamation, arrangement or other transaction which would result in our ownership of 100% of the Common Shares. Under such circumstances, an amalgamation, arrangement or other transaction would require the approval of at least 66 2⁄3% of the votes cast by the Shareholders, and might require approval of a majority of the votes cast by holders of Common Shares other than us and our affiliates. There is no certainty that under such circumstances any such transaction would be proposed or completed by us.

21.	Information Regarding BIPC and BIP

Information Regarding BIPC

Authorized and Outstanding Share Capital

BIPC’s authorized share capital is comprised of an unlimited number of BIPC Shares, an unlimited number of class B multiple voting shares, an unlimited number of class C non-voting shares, an unlimited number of class A senior preferred shares and an unlimited number of class B junior preferred shares. As at December 31, 2020 there were issued and outstanding 44,960,449 BIPC Shares, 1 class B multiple voting share (the “Class B Shares”) and 1,402,451 class C non-voting shares (the “Class C Shares”).

BIP beneficially owns for its own account, or exercise control or direction over, securities carrying 10% or more of the voting rights attached to the BIPC Shares.

Each BIPC Share is intended to provide its holder with an economic return that is equivalent to that of a BIP Unit. BIPC therefore expects that the market price of the BIPC Shares will be significantly impacted by the market price of the BIP Units and the combined business performance of Brookfield Infrastructure.

Except as otherwise expressly provided in the articles of BIPC or as required by law, each holder of BIPC Shares is entitled to receive notice of, and to attend and vote at, all meetings of BIPC shareholders. Each holder of BIPC Shares is entitled to cast one vote for each BIPC Share held at the record date for determination of shareholders entitled to vote on any matter. Except as otherwise expressly provided in the articles or as required by law, the holders of BIPC Shares and Class B Shares vote together and not as separate classes. Holders of BIPC Shares hold an aggregate 25% voting interest in BIPC.

The holders of BIPC Shares are entitled to receive dividends as and when declared by the BIPC board of directors, subject to the special rights of the holders of all classes and series of any shares ranking senior to the BIPC Shares with respect to priority in payment of dividends. It is expected that each BIPC Share will receive identical dividends to the distributions paid on each BIP Unit.

Holders of BIPC Shares have the right to exchange all or a portion of their BIPC Shares for one BIP Unit per BIPC Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or BIP) or its cash equivalent plus all unpaid dividends, if any (the form of payment to be determined by BIPC in its sole discretion). BIP may elect to satisfy BIPC’s exchange obligation by acquiring all of the tendered BIPC Shares in exchange for one BIP Unit per BIPC Share held (subject to adjustments in the event of certain dilutive or other capital events by BIPC or BIP) or its cash equivalent plus all unpaid dividends, if any (the form of payment to be determined at the sole election of BIP). In the event that a tendering holder of BIPC Shares has not received the number of BIP Units or its cash equivalent in satisfaction of the tendered BIPC Shares, then such tendering holder will be entitled to receive the equivalent amount from Brookfield pursuant to the rights agreement between Brookfield Asset Management Inc. and Wilmington Trust, National Association (the “Rights Agreement”) until March 31, 2025. BIPC and BIP currently intend to satisfy any exchange requests on the BIPC Shares through the delivery of BIP Units rather than cash.

BIPC intends to rely on the prospectus exemption set forth in section 2.42(1)(b) of National Instrument 45-106 — Prospectus Exempt Distributions for the delivery of BIP Units to holders of BIPC Shares upon the exchange, redemption or acquisition of any such BIPC Shares.

For a more detailed description of the BIPC Shares, please refer to the BIPC annual report on Form 20-F for the fiscal year ended December 31, 2020 dated February 12, 2021, which is included as appendix B to this prospectus/offer to exchange (the “BIPC Annual Report”), as updated by BIP’s subsequent filings with the SEC that are incorporated by reference in this prospectus/offer to exchange.

Consolidated Capitalization

The following table sets forth the consolidated capitalization of BIPC based on its audited consolidated financial statements as of December 31, 2020 (a) on an actual basis, and (b) as adjusted to reflect the BIPC Shares issued as part of the consideration relating to the acquisition by the Offeror of all outstanding Common Shares under the Offer. The financial information set out below should be read in conjunction with BIPC’s audited consolidated financial statements for the year ended December 31, 2020 which are included in this prospectus/offer to exchange. Other than as set forth below, there have been no material changes to BIPC’s share and loan capital since December 31, 2020.

	December 31, 2020
	Actual	As adjusted(1)
	(in US$ millions)
Cash and cash equivalents	192	192

Non-recourse borrowings	3,477	3,477
Exchangeable and Class B Shares(2)	2,221	3,162
Loans payable to subsidiaries of BIP	1,143	202
Equity attributable to:
Brookfield Infrastructure Partners L.P.	(1,722)	(1,722)
Non-controlling interest	1,150	1,150

Total equity	(572)	(572)

Capitalization	6,461	6,461

(1)

In connection with the Offer, BIPC will issue BIPC Shares to BIP or one of its subsidiaries for cash consideration, which cash consideration will be used to repay existing intercompany debt payable to BIP. Following the issuance, BIP or one of its subsidiaries will deliver the BIPC Shares to the Offeror for use as the Share Consideration under the Offer.

(2)	BIPC Shares are classified as liabilities under IFRS due to their exchangeable features. Class B Shares are classified as a liability due to its cash redemption feature.

Price Range and Trading Volume

The BIPC Shares are listed for trading on the TSX and the NYSE under the symbol “BIPC”.

The following table sets forth, for the periods indicated, the high and low trading prices in Canadian dollars and trading volumes of the BIPC Shares on the TSX, as reported by the TSX.

	Price Range		Volume (in 000’s)
Period	High ($)	Low ($)
February 2020(1)	n.a.	n.a.	n.a.
March 2020	60.00	49.29	1,594
April 2020	59.07	48.35	4,729
May 2020	66.91	57.00	2,743
June 2020	70.18	58.78	2,869
July 2020	66.28	58.69	1,990
August 2020	70.49	61.45	1,601
September 2020	75.89	63.89	2,870
October 2020	78.49	70.50	1,747
November 2020	91.49	73.23	3,250
December 2020	94.38	83.71	1,587
January 2021	93.00	80.00	1,136
February 1 —19, 2021	88.40	74.31	1,053

(1)	The BIPC Shares commenced regular-way trading on March 31, 2020.

The following table sets forth, for the periods indicated, the high and low trading prices in U.S. dollars and trading volumes of the BIPC Shares on the NYSE, as reported by the NYSE.

	Price Range		Volume (in 000’s)
Period	High (US$)	Low (US$)
February 2020(1)	n.a.	n.a.	n.a.
March 2020	40.60	32.54	69
April 2020	42.41	34.04	1,424
May 2020	47.59	40.70	368
June 2020	51.68	43.05	4,642
July 2020	49.30	43.13	1,292
August 2020	53.29	45.48	1,058
September 2020	56.69	48.84	1,198
October 2020	59.15	52.70	1,298
November 2020	70.22	55.04	1,292
December 2020	74.26	64.77	1,172
January 2021	72.94	62.87	1,111
February 1 — 19, 2021	68.91	58.60	888

(1)	The BIPC Shares commenced regular-way trading on March 31, 2020.

The closing price of the BIPC Shares on the TSX and the NYSE on February 10, 2021, being the last trading day on the TSX prior to the public announcement by BIPC of its intention to make the Offer, was $79.97 and US$62.91, respectively.

Prior Sales

In the 12-month period prior to the date hereof, BIPC distributed approximately 32,600,000 BIPC Shares on March 31, 2020 to the public holders of BIP Units as of March 20, 2020 and approximately 13,700,000 BIPC Shares to Brookfield. Holders of the BIP Units, including Brookfield in respect of its redeemable partnership units (“RPUs”), received one BIPC Share for every nine BIP Units or RPUs held on March 31, 2020 (the “Special Distribution”). Holders of the BIP Units and RPUs did not pay any cash consideration for the BIPC Shares received as part of the Special Distribution.

On August 30, 2019, BIPC issued one common share to Brookfield Infrastructure Holdings (Canada) Inc. (“Canada HoldCo”) in exchange for US$100. This common share was re-designated as a Class B Share in accordance with the notice of articles of BIPC filed on March 16, 2020.

In connection with the acquisition of BIPC’s operating assets from Brookfield Infrastructure, BIPC issued 1,398,680 Class C Shares to Holding LP on March 30, 2020, representing an issuance price per Class C Share of US$35.75. In addition, BIPC issued 46,353,094 BIPC Shares to Holding LP, representing an issuance price per BIPC Share of US$35.75. As a result of the settlement of fractional shares in connection with the Special Distribution, 3,771 of these BIPC Shares were retained by BIP and transferred to Canada HoldCo on March 31, 2020. Upon acquisition by Canada HoldCo, all such BIPC Shares were converted into Class C Shares on a one-for-one basis in accordance with BIPC’s articles.

On July 29, 2020, BIPC Holding LP sold 5,080,700 BIPC Shares at a price of $62.25 per BIPC Share pursuant to a public secondary offering in Canada.

Dividends

On February 3, 2021, it was announced that the board of directors of BIPC declared a quarterly dividend in the amount of US$0.51 per BIPC Share, payable on March 31, 2021 to shareholders of record as at the close of business on February 26, 2021.

Information Regarding BIP

Authorized and Outstanding Share Capital

BIP’s authorized share capital is comprised of an unlimited number of BIP Units and an unlimited number of Class A Preferred Limited Partnership Units, issuable in series. As at December 31, 2020 there were issued and outstanding 295,429,987 BIP Units, 4,989,265 Class A Preferred Limited Partnership Units, Series 1; 4,989,262 Class A Preferred Limited Partnership Units, Series 3; 9,986,588 Class A Preferred Limited Partnership Units, Series 5; 11,979,750 Class A Preferred Limited Partnership Units, Series 7; 7,986,595 Class A Preferred Limited Partnership Units, Series 9; 9,936,190 Class A Preferred Limited Partnership Units, Series 11; and 8,000,000 Class A Preferred Limited Partnership Units, Series 13. On January 21, 2021, BIP issued 8,000,000 Class A Preferred Limited Partnership Units, Series 14.

The BIP Units are non-voting limited partnership interests in BIP. Holders of BIP Units are not entitled to the withdrawal or return of capital contributions in respect of the BIP Units, except to the extent, if any, that distributions are made to such holders pursuant to BIP’s limited partnership agreement or upon the liquidation of BIP as described in the BIP Annual Report (as defined below) or as otherwise required by applicable law. Except to the extent expressly provided in BIP’s limited partnership agreement, a holder of BIP Units will not have priority over any other holder of BIP Units, either as to the return of capital contributions or as to profits, losses or distributions. The BIP Units rank junior to BIP’s preferred limited partnership units with respect to priority in the payment of distributions and in the distribution of the assets of BIP in the event of the liquidation, dissolution or winding-up of BIP, whether voluntary or involuntary, as further described in the BIP Annual Report. Holders of BIP Units will not be granted any pre-emptive or other similar right to acquire additional interests in BIP. In addition, holders of BIP Units do not have any right to have their BIP Units redeemed by BIP.

For a more detailed description of the BIP Units, please refer to the BIP annual report on Form 20-F for the fiscal year ended December 31, 2019 filed with the SEC on February 28, 2020 (the “BIP Annual Report”), as updated by BIP’s subsequent filings with the SEC that are incorporated by reference in this prospectus/offer to exchange.

Consolidated Capitalization

The following table sets forth the consolidated capitalization of BIP based on its unaudited consolidated financial statements as at September 30, 2020 (a) on an actual basis, and (b) as adjusted to take into account the acquisition by the Offeror of all outstanding Common Shares under the Offer. The financial information set out below should be read in conjunction with BIP’s unaudited interim consolidated financial statements for the nine month period ended September 30, 2020 which are incorporated by reference herein as well as the unaudited pro forma consolidated balance sheet of BIP as at September 30, 2020 and the unaudited pro forma consolidated statement of comprehensive income of BIP for the nine month period ended September 30, 2020, giving effect to the proposed acquisition of all outstanding Common Shares under the Offer, in the manner set forth therein, set forth at Appendix A hereto. Other than as set forth below, there have been no material changes to BIP’s share and loan capital since September 30, 2020 other than (i) the redemption of $450 million of medium-term notes in October 2020, and (ii) the offering and use of proceeds of US$200 million of Class A Preferred Limited Partnership Units, Series 14 in January 2021.

	September 30, 2020
	Actual	As adjusted(1) (2)
	(in US$ millions)
Cash and cash equivalents	1,012	1,037

Corporate borrowings	2,882	3,455
Non-recourse borrowings	20,604	26,998

Liabilities	23,486	30,453

Partnership Capital
Limited partners	3,695	3,669
General partner	17	17
Non-controlling interest attributable to:
RPUs held by Brookfield	1,466	1,455
BIPC Shares	556	1,749
Exchange LP Units	10	10
Interest of others in operating subsidiaries	13,768	16,536
Preferred unitholders	1,130	1,130

Total partnership capital	20,642	24,566

Capitalization	45,140	56,056

(1)

Please refer to Appendix A for a summary of the pro forma adjustments. The “as adjusted” column does not reflect indebtedness incurred or repaid by BIP since September 30, 2020 other than as contemplated in connection with the Offer.

(2)	Brookfield anticipates that Brookfield Infrastructure will indirectly have a 40% interest in the Common Shares taken up under the Offer.

Price Range and Trading Volume

The BIP Units are listed for trading on the TSX under the symbol “BIP.UN” and the NYSE under the symbol “BIP”.

The following table sets forth, for the periods indicated, the high and low trading prices in Canadian dollars and trading volumes of the BIP Units on the TSX, as reported by the TSX.

	Price Range		Volume (in 000’s)
Period	High ($)	Low ($)
February 2020(1)	67.62	60.34	7,341
March 2020(1)	65.52	33.92	25,136
April 2020	57.91	48.02	12,960
May 2020	59.99	52.77	7,763
June 2020	60.63	53.00	10,361
July 2020	59.90	52.90	6,799
August 2020	60.92	55.04	5,591
September 2020	64.75	56.07	8,251
October 2020	64.48	56.55	7,467
November 2020	69.04	57.04	7,778
December 2020	66.69	62.53	7,495
January 2021	69.62	61.40	6,328
February 1 — 19, 2021	69.94	63.59	4,091

(1)	On March 31, 2020, holders of BIP Units received one BIPC Share for every nine BIP Units held. Pre-distribution figures are presented on an unadjusted basis.

The following table sets forth, for the periods indicated, the high and low trading prices in U.S. dollars and trading volumes of the BIP Units on the NYSE, as reported by the NYSE.

	Price Range		Volume (in 000’s)
Period	High (US$)	Low (US$)
February 2020(1)	50.61	44.51	1,416
March 2020(1)	48.49	23.16	4,957
April 2020	41.46	33.85	3,771
May 2020	42.60	37.41	1,949
June 2020	45.29	38.76	1,962
July 2020	44.50	38.95	1,309
August 2020	46.02	41.26	1,291
September 2020	48.55	43.00	1,479
October 2020	48.64	42.31	1,372
November 2020	52.72	43.04	1,713
December 2020	52.38	48.67	1,501
January 2021	54.40	48.28	1,713
February 1 — 19, 2021	54.72	50.00	1,621

(1)	On March 31, 2020, holders of BIP Units received one BIPC Share for every nine BIP Units held. Pre-distribution figures are presented on an unadjusted basis.

The closing price of the BIP Units on the TSX and the NYSE on February 10, 2021, being the last trading day on the TSX prior to the public announcement by BIP of its intention to make the Offer, was $66.79 and US$52.56, respectively.

Prior Sales

In the 12-month period before the date hereof, BIP made the following issuances of BIP Units:

(a)

on March 31, 2020, in connection with the reinvestment of distributions, BIP issued 75,830 BIP Units pursuant to its distribution reinvestment plan (the “Distribution Reinvestment Plan”) at a purchase price of US$32.4356 per BIP Unit;

(b)	on June 30, 2020, in connection with the reinvestment of distributions, BIP issued 57,615 BIP Units pursuant to its Distribution Reinvestment Plan at a purchase price of US$41.4768 per BIP Unit;

(c)	on September 30, 2020, in connection with the reinvestment of distributions, BIP issued 49,590 BIP Units pursuant to its Distribution Reinvestment Plan at a purchase price of US$47.0190 per BIP Unit;

(d)	on December 31, 2020, in connection with the reinvestment of distributions, BIP issued 41,153 BIP Units pursuant to its Distribution Reinvestment Plan at a purchase price of US$50.0294 per BIP Unit;

(e)

during the 12-month period ending February 19, 2021, in connection with the exchange of exchangeable limited partnership units of Brookfield Infrastructure Partners Exchange LP, BIP issued 0.3 million BIP Units;(1) and

(f)	during the period commencing March 31, 2020 and ending February 19, 2021, in connection with the exchange of BIPC Shares, BIP issued 1.4 million BIP Units.(1)

(1)	This does not include price information for the BIP Units distributed because these BIP Units were distributed pursuant to an exchange.

Distributions

On February 3, 2021, it was announced that the board of directors of the general partner of BIP declared a quarterly distribution in the amount of US$0.51 per BIP Unit, payable on March 31, 2021 to unitholders of record as at the close of business on February 26, 2021.

22.	Source of Funds

The Offeror’s obligation to purchase the Common Shares deposited under the Offer is not subject to any financing condition.

The maximum amount of cash payable under the Offer, and the completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, as applicable, will be $4.9 billion. The Offeror will finance the cash payable under the Offer through committed funds available to it as a subsidiary of BIF IV. Pursuant to subscription agreements signed by the limited partners of BIF IV, BIF IV has firm funding commitments in an amount not less than the Maximum Cash Consideration.

Through contribution of cash and BIPC shares, BIP is expected to acquire an indirect ownership of approximately 40% of IPL. The pro forma financial statements included in Appendix A have been prepared under this basis.

23.	Ownership and Trading in Securities of IPL

Ownership in Securities of IPL

As of the date hereof:

(a)

The Offeror and its affiliates (the “Offeror Group”) beneficially own and exercise control or direction over 41,848,857 Common Shares, being approximately 9.75% of the issued and outstanding Common Shares, calculated on the basis of 429,219,175 Common Shares issued and outstanding as disclosed on the TSX website as of February 19, 2021[5]; and

[5]	Source: https://www.money.tmx.com/en/quote/IPL

(b)	to the knowledge of the Offeror, after reasonable inquiry and other than as described herein:

(i)	no associates or affiliates of an insider of the Offeror beneficially own or exercise control or direction over any securities of IPL;

(ii)	no insider of the Offeror beneficially owns or exercises control or direction over any securities of IPL; and

(iii)	no person acting jointly or in concert with the Offeror beneficially owns or exercises control or direction over any securities of IPL.

Additionally, certain members of the Offeror Group entered into the Total Return Swap, pursuant to which the Offeror Group has obtained economic exposure to an aggregate of 42,492,698 Common Shares. The Total Return Swap affords economic exposure to Common Shares, but does not give any member of the Offeror Group any right to vote, or direct or influence the voting, acquisition, or disposition of any Common Shares.

Trading in Securities of IPL

Except as disclosed below, during the six-month period preceding the Offer, no Common Shares have been traded by the Offeror. To the knowledge of the Offeror, after reasonable enquiry, none of the shareholders, directors and officers of the Offeror, no associate or affiliate of an insider of the Offeror and no insider of the Offeror has traded any securities of the Offeror during the six-month period preceding the date of the Offer except as set forth below:

Description of Security	Number of Securities Purchased	Purchase Price of Security	Date of the Transaction
Common Shares	130,100	$12.9004	2020-10-08
Common Shares	200,000	$12.9525	2020-10-13
Common Shares	300,000	$12.9324	2020-10-14
Common Shares	300,000	$12.7727	2020-10-15
Common Shares	298,900	$12.8091	2020-10-16
Common Shares	200,000	$12.7224	2020-10-19
Common Shares	102,500	$12.8353	2020-10-20

24.	Commitments to Acquire Securities of IPL

None of the Offeror nor, to the knowledge of the Offeror, after reasonable enquiry, any of its directors or officers, any associate or affiliate of an insider of the Offeror, any insider of the Offeror other than a director or officer of the Offeror or any person acting jointly or in concert with the Offeror, has entered into any agreements, commitments or understandings to acquire any securities of IPL.

25.	Other Material Facts

The Offeror does not have knowledge of any material fact concerning the securities of IPL that has not been generally disclosed by IPL, or any other matter that is not disclosed in this prospectus/offer to exchange and that has not previously been generally disclosed, and that would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

26.	Acquisition of Common Shares Not Deposited

If sufficient Common Shares are deposited under the Offer, the Offeror intends to acquire the remaining Common Shares pursuant to the right of Compulsory Acquisition provided in the ABCA. If the Offeror acquires less than 90% of the Common Shares subject to the Offer, or the right of Compulsory Acquisition is not available for any reason, or the Offeror chooses not to avail itself of such statutory right, the Offeror may, at its option, pursue other means of acquiring the remaining Common Shares not deposited under the Offer pursuant to a Subsequent Acquisition Transaction. The Offer is conditional upon, among other things, the Statutory Minimum Condition and the Minimum Tender Condition being satisfied. These and other conditions of the Offer are described in Section 4 of this prospectus/offer to exchange, “Conditions of the Offer”.

Compulsory Acquisition

If, by the Expiry Time or within 120 days after the date of the Offer, whichever period is the shorter, the Offeror takes up and pays for 90% or more of the outstanding Common Shares under the Offer, other than Common Shares held at the date of the Offer by or on behalf of the Offeror, or an affiliate or associate of the Offeror (as those terms are defined in the ABCA), then the Offeror intends to acquire the remainder of the Common Shares by way of a compulsory acquisition pursuant to Part 16 of the ABCA (a “Compulsory Acquisition”) for consideration per Common Share not less than, and in the same form as, the Offer consideration, subject to pro-rationing.

To exercise its statutory right of Compulsory Acquisition, the Offeror must send a notice (the “Offeror’s Notice”) to each Shareholder who did not accept the Offer (and each Person who subsequently acquires any such Common Shares) (in each case, a “Non-Tendering Offeree”) of such proposed acquisition within 60 days after the date of the termination of the Offer and in any event within 180 days after the date of the Offer. Within 20 days after the Offeror sends the Offeror’s Notice, the Offeror must pay or transfer to IPL the consideration the Offeror would have to pay or transfer to the Non-Tendering Offerees if they had elected to accept the Offer, to be held in trust for the Non-Tendering Offerees. In accordance with subsection 196(l) of the ABCA, within 20 days after receipt of the Offeror’s Notice, each Non-Tendering Offeree must send the Certificate(s) representing the Common Shares held by such Non-Tendering Offeree to IPL and must elect either to transfer such Common Shares to the Offeror on the terms of the Offer or to demand payment of the fair value of such Common Shares held by such holder by so notifying the Offeror within 20 days after the Non-Tendering Offeree receives the Offeror’s Notice. A Non- Tendering Offeree who does not, within 20 days after the Non-Tendering Offeree received the Offeror’s Notice, notify the Offeror that the Non-Tendering Offeree is electing to demand payment of the fair value of the Non-Tendering Offeree’s Common Shares is deemed to have elected to transfer such Common Shares to the Offeror on the same terms that the Offeror acquired Common Shares from the Shareholders who accepted the Offer. If a Non-Tendering Offeree has elected to demand payment of the fair value of such Common Shares, the Offeror may apply to the Court to hear an application to fix the fair value of such Common Shares of such Non-Tendering Offeree. If the Offeror fails to apply to the Court within 20 days after it made the payment or transferred the consideration to IPL referred to above, the Non-Tendering Offeree may then apply to the Court within a further period of 20 days to have the Court fix the fair value. If there is no such application made by the Non-Tendering Offeree within such period, the Non-Tendering Offeree will be deemed to have elected to transfer such Common Shares to the Offeror on the terms that the Offeror acquired Common Shares from the Shareholders who accepted the Offer. Any judicial determination of the fair value of the Common Shares could be less or more than the amount paid pursuant to the Offer.

As of the date of this prospectus/offer to exchange, it is the Offeror’s current intention that, in the event that the Offeror completes a Compulsory Acquisition, the Offeror will effect an amalgamation of IPL and the Offeror or a direct subsidiary of the Offeror following the Compulsory Acquisition. However, the Offeror may determine at its sole discretion not to amalgamate IPL with the Offeror or its subsidiary.

If all of the requirements of Part 16 of the ABCA are first fulfilled after the Expiry Time or within 120 days after the date of the Offer, whichever is earlier, the Offeror may apply to a court having jurisdiction for an extension of such period pursuant to Section 205 of the ABCA.

The foregoing is a summary only of the right of Compulsory Acquisition which may become available to the Offeror and the dissent rights that may be available to a Non-Tendering Offeree, and is qualified by its entirety by the provisions of Part 16 of the ABCA. The provisions of Part 16 of the ABCA are complex and may require strict adherence to notice and timing provisions, failing which a Non-Tendering Offeree’s rights may be lost or altered. Shareholders should refer to Part 16 of the ABCA for the full text of the relevant statutory provisions, and those who wish to be better informed about the provisions of the ABCA should consult their legal advisors.

See Section 31 of this prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations”, and Section 32 of this prospectus/offer to exchange, “Certain United States Federal Income Tax Considerations”, for a discussion of the tax consequences to Shareholders in the event of a Compulsory Acquisition.

Subsequent Acquisition Transaction

If the Offeror acquires less than 90% of the Common Shares under the Offer, the right of Compulsory Acquisition described above is not available for any reason, or the Offeror chooses not to avail itself of such statutory right, the Offeror intends to pursue other means of acquiring the remaining Common Shares not deposited under the Offer, including, without limitation, causing one or more special meetings to be called of the then Shareholders to consider an amalgamation, statutory arrangement, capital reorganization, amendment to its articles, consolidation or other transaction involving the Offeror and/or an affiliate of the Offeror and IPL and/or the Shareholders for the purpose of IPL becoming, directly or indirectly, a wholly-owned subsidiary or affiliate of the Offeror (a “Subsequent Acquisition Transaction”). If the Offeror were to proceed with a Subsequent Acquisition Transaction, it is the Offeror’s current intention that the consideration to be paid to Shareholders pursuant to any such Subsequent Acquisition Transaction would be equal in amount to and in the same form as that payable under the Offer.

The timing and details of a Subsequent Acquisition Transaction, if any, will necessarily depend on a variety of factors, including, without limitation, the number of Common Shares acquired pursuant to the Offer. If after taking up Common Shares under the Offer the Offeror owns more than 66 2⁄3% of the outstanding Common Shares and sufficient votes can be cast by “minority” holders to constitute a majority of the “minority” pursuant to MI 61-101, as discussed below, the Offeror should own sufficient Common Shares to be able to effect a Subsequent Acquisition Transaction. There can be no assurances that the Offeror will pursue a Compulsory Acquisition or Subsequent Acquisition Transaction.

MI 61-101 may deem a Subsequent Acquisition Transaction to be a “business combination” if such Subsequent Acquisition Transaction would result in the interest of a holder of Common Shares being terminated without the consent of the holder, irrespective of the nature of the consideration provided in substitution therefor. The Offeror expects that any Subsequent Acquisition Transaction relating to Common Shares will be a “business combination” under MI 61-101.

In certain circumstances, the provisions of MI 61-101 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”. However, if the Subsequent Acquisition Transaction is a “business combination” carried out in accordance with MI 61-101 or an exemption under MI 61-101, the “related party transaction” provisions therein do not apply to such transaction. Following completion of the Offer, the Offeror may be a “related party” of IPL for the purposes of MI 61-101, although the Offeror expects that any Subsequent Acquisition Transaction would be a “business combination” for purposes of MI 61-101 and that therefore the “related party transaction” provisions of MI 61-101 would not apply to the Subsequent Acquisition Transaction. The Offeror intends to carry out any such Subsequent Acquisition Transaction in accordance with MI 61-101, or any successor provisions, or an exemption under MI 61-101, such that the “related party transaction” provisions of MI 61-101 would not apply to such Subsequent Acquisition Transaction.

MI 61-101 provides that, unless exempted, a corporation proposing to carry out a business combination is required to prepare a valuation of the affected securities (and, subject to certain exceptions, any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. The Offeror currently intends to rely on available exemptions (or, if such exemptions are not available, to seek waivers pursuant to MI 61-101 exempting IPL and the Offeror or one or more of its affiliates, as appropriate) from the valuation requirements of MI 61-101. An exemption is available under MI 61-101 for certain business combinations completed within 120 days after the date of expiry of a formal take-over bid where the consideration per security under the business combination is at least equal in value to and is in the same form as the consideration that depositing security holders were entitled to receive in the take-over bid, provided that certain disclosure is given in the take-over bid disclosure documents. The Offeror has provided such disclosure and currently expects that these exemptions will be available.

Depending on the nature and terms of the Subsequent Acquisition Transaction, the provisions of the ABCA and IPL’s constating documents may require the approval of at least 66 2⁄3% of the votes cast by holders of the outstanding Common Shares at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction. MI 61-101 would also require that, in addition to any other required security holder approval, in order to complete a business combination (such as a Subsequent Acquisition Transaction), the approval of a majority of the votes cast by “minority” shareholders of each class of affected securities must be obtained unless an exemption is available or discretionary relief is granted by applicable Securities Regulatory Authorities. If, however, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Common Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable appraisal right or substantially equivalent right is made available to minority Shareholders.

In relation to the Offer and any subsequent business combination, the “minority” Shareholders will be, unless an exemption is available or discretionary relief is granted by applicable Securities Regulatory Authorities, all Shareholders other than (i) the Offeror (other than in respect of Common Shares acquired pursuant to the Offer as described below), (ii) any “interested party” (within the meaning of MI 61-101), (iii) certain “related parties” of the Offeror or of any other “interested party” (in each case within the meaning of MI 61-101) including any director or senior officer of the Offeror, affiliate or insider of the Offeror or any of their directors or senior officers, and (iv) any “joint actor” (within the meaning of MI 61-101) with any of the foregoing persons. MI 61-101 also provides that the Offeror may treat Common Shares acquired under the Offer as “minority” shares and to vote them, or to consider them voted, in favour of such business combination if, among other things: (a) the business combination is completed not later than 120 days after the Expiry Time; (b) the consideration per security in the business combination is at least equal in value to and in the same form as the consideration paid under the Offer; and (c) the Shareholder who tendered such Common Shares to the Offer was not (i) a “joint actor” (within the meaning of MI 61-101) with the Offeror in respect of the Offer, (ii) a direct or indirect party to any “connected transaction” (within the meaning of MI 61-101) to the Offer, or (iii) entitled to receive, directly or indirectly, in connection with the Offer, a “collateral benefit” (within the meaning of MI 61-101) or consideration per Common Share that is not identical in amount and form to the entitlement of the general body of holders in Canada of Common Shares. The Offeror currently intends that the consideration offered for Common Shares under any Subsequent Acquisition Transaction proposed by it would be equal in value to, and in the same form as, the consideration paid to Shareholders under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Time and, accordingly, the Offeror intends to cause Common Shares acquired under the Offer to be voted in favour of any such transaction and, where permitted by MI 61-101, to be counted as part of any minority approval required in connection with any such transaction. See Section 23 of this prospectus/offer to exchange, “Ownership and Trading in Securities of IPL”.

Any such Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent in respect thereof and demand payment of the fair value of their Common Shares. The exercise of such right of dissent, if certain procedures are complied with by the holder, could lead to a judicial determination of fair value required to be paid to such Non-Tendering Offeree for its Common Shares. The fair value so determined could be more or less than the amount paid per Common Share pursuant to such transaction or pursuant to the Offer. The exact terms and procedures of the rights of dissent available to Shareholders will depend on the structure of the Subsequent Acquisition Transaction and will be fully described in the proxy circular or other disclosure document provided to Shareholders in connection with the Subsequent Acquisition Transaction.

Whether or not a Subsequent Acquisition Transaction will be proposed, and the details of any such Subsequent Acquisition Transaction, including, without limitation, the timing of its implementation and the consideration to be received by the minority Shareholders, will necessarily be subject to a number of considerations, including, without limitation, the number of Common Shares acquired pursuant to the Offer. Although the Offeror may propose a Compulsory Acquisition or a Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that, as a result of the number of Common Shares acquired under the Offer, delays in the Offeror’s ability to effect such a transaction, information hereafter obtained by the Offeror, changes in general economic, industry, regulatory or market conditions or in the business of IPL, or other currently unforeseen circumstances, such a transaction may not be so proposed or may be delayed or abandoned. The Offeror expressly reserves the right to propose other means of acquiring, directly or indirectly, all of the outstanding Common Shares in accordance with applicable Law, including, without limitation, a Subsequent Acquisition Transaction on terms not described in this prospectus/offer to exchange.

As of the date of this prospectus/offer to exchange, it is the Offeror’s current intention that, in the event that the Offeror pursues a Subsequent Acquisition Transaction, any Subsequent Acquisition Transaction it proposes will include an amalgamation of IPL and a direct subsidiary of the Offeror. However, the Offeror may determine at its sole discretion not to amalgamate IPL with the Offeror or its subsidiary.

If the Offeror is unable to, or determines at its option not to, effect a Compulsory Acquisition or propose a Subsequent Acquisition Transaction, or proposes a Subsequent Acquisition Transaction but cannot obtain any required approvals or exemptions promptly, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable Law, purchasing additional Common Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from IPL. Subject to applicable Law, any additional purchases of Common Shares could be at a price greater than, equal to, or less than the price to be paid for Common Shares under the Offer and could be for cash, securities and/or other consideration. Alternatively, the Offeror may take no action to acquire additional Common Shares, or, subject to applicable Law, may either sell or otherwise dispose of any or all Common Shares acquired under the Offer, on terms and at prices then determined by the Offeror, which may vary from the price paid for Common Shares under the Offer. See Section 12 of this prospectus/offer to exchange, “Market Purchases and Sales of Common Shares”.

The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See Section 31 of this prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations”, and Section 32 of this prospectus/offer to exchange, “Certain United States Federal Income Tax Considerations”. Shareholders should consult their legal advisors for a determination of their legal rights and the tax consequences to them, having regard to their own particular circumstances with respect to a Subsequent Acquisition Transaction.

Legal Matters

Shareholders should consult their respective legal advisors for a determination of their respective legal rights with respect to any transaction that may constitute a business combination.

27.	Agreements, Commitments or Understandings

There are (i) no agreements, commitments or understandings made or proposed to be made between the Offeror and any of the directors or officers of IPL, including for any payment or other benefit proposed to be made or given by way of compensation for loss of office or their remaining in or retiring from office if the Offer is successful, and (ii) no agreements, commitments or understandings made or proposed to be made between the Offeror and any security holder of IPL relating to the Offer.

There are no agreements, commitments or understandings between the Offeror and IPL relating to the Offer and the Offeror is not aware of any agreement, commitment or understanding that could affect control of IPL.

Except as otherwise disclosed herein, there are no material direct or indirect interests in the transactions contemplated herein, whether through security holdings or otherwise, of affiliates of any of BIPC, BIP or, to the knowledge of the Offeror, of IPL or its affiliates.

28.	Regulatory Matters

Except as discussed below, to the knowledge of the Offeror no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Offeror for the consummation of the transactions contemplated by the Offer, except for such authorizations, consents, approvals and filings the failure to obtain or make which would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by the Offer. In the event that the Offeror becomes aware of other requirements, it will make reasonable commercial efforts to satisfy such requirements at or prior to the Expiry Time, as such time may be extended.

Foreign Investment Laws

Based upon an examination of publicly available information relating to the business of IPL, the Offeror does not expect the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction, as applicable, to give rise to material foreign investment law concerns in any jurisdiction. However, the Offeror cannot be assured that no such concerns will arise.

Competition Laws

Based upon an examination of publicly available information relating to the business of IPL, the Offeror does not expect the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction, as applicable, to give rise to material competition/anti-trust concerns in any jurisdiction. However, the Offeror cannot be assured that no such concerns will arise.

Competition Act

Part IX of the Competition Act requires that the parties to certain classes of transactions provide prescribed information to the Commissioner where the applicable thresholds set out in Sections 109 and 110 of the Competition Act are exceeded and no exemption applies (“Notifiable Transactions”).

Subject to certain limited exceptions, a Notifiable Transaction cannot be completed until the parties to the transaction have each submitted the information prescribed pursuant to subsection 114(1) of the Competition Act (a “Notification”) to the Commissioner and the applicable waiting period has expired or been waived or terminated early by the Commissioner. If a proposed transaction is an unsolicited offer to acquire the shares of a corporation and the Commissioner receives the offeror’s Notification, the Commissioner is required under subsection 114(3) of the Competition Act to immediately notify the corporation whose shares the offeror proposes to acquire that the Commissioner has received the offeror’s Notification, and such corporation must supply its Notification within 10 days thereafter.

The waiting period is 30 days after the day on which the parties to the transaction submit their respective Notifications, except in the case of an unsolicited offer where, pursuant to subsection 123(3) of the Competition Act, the period begins on the date on which the offeror submits its Notification. The parties are, or the offeror in an unsolicited offer is, entitled to complete the Notifiable Transaction at the end of the 30-day period, unless the Commissioner notifies the parties, pursuant to subsection 114(2) of the Competition Act, that he requires additional information that is relevant to the Commissioner’s assessment of the transaction (a “Supplementary Information Request”). In the event that the Commissioner provides the parties with a Supplementary Information Request, the Notifiable Transaction cannot be completed until 30 days after compliance with such Supplementary Information Request, provided that there is no order issued by the Competition Tribunal in effect prohibiting completion at the relevant time. In the case of an unsolicited offer, the 30-day period following compliance with the Supplementary Information Request begins on the day after the offeror’s compliance with the Supplementary Information Request.

The parties to a transaction are legally entitled to complete their transaction: (a) upon expiry of the applicable statutory waiting period, or (b) upon the Commissioner’s issuance of an advance ruling certificate pursuant to Section 102 of the Competition Act (an “ARC”). It is also a condition of the Offer that in the event that an ARC is not issued, the Commissioner has issued a letter indicating that he does not, at that time, intend to challenge the transaction by making an application to the Competition Tribunal under Section 92 of the Competition Act, while reserving the Commissioner’s statutory right to challenge the transaction before the Competition Tribunal at any time within one year of the transaction being completed (a “No-Action Letter”) together with either (i) expiry or termination of the applicable statutory waiting period, or (ii) waiver of the Notification requirement and, accordingly, the applicable waiting period.

At any time before a “merger” (as such term is defined under the Competition Act) is completed, even where the Commissioner has been notified under subsection 114(1) of the Competition Act and the applicable waiting period has expired, the Commissioner may apply to the Competition Tribunal for an interim order under subsection 100(1) of the Competition Act forbidding any person named in the application from doing any act or thing where it appears to the Competition Tribunal that such act or thing may constitute or be directed toward the completion or implementation of a proposed merger. The Competition Tribunal may issue such order for up to 30 days where (a) the Commissioner has certified that an inquiry is being made under paragraph 10(1)(b) of the Competition Act and that, in the Commissioner’s opinion, more time is required to complete the inquiry, and (b) the Competition Tribunal finds that, in the absence of an interim order, a party to the proposed merger or any other person is likely to take an action that would substantially impair the ability of the Competition Tribunal to remedy the effect of the proposed merger on competition under Section 92 of the Competition Act because that action would be difficult to reverse. The duration of such interim order may be extended for a period of up to an additional 30 days where the Competition Tribunal finds, on application made by the Commissioner that the Commissioner is unable to complete the inquiry within the period specified in the order because of circumstances beyond the control of the Commissioner.

Whether or not a merger is subject to notification under Part IX of the Competition Act, the Commissioner can apply to the Competition Tribunal for a remedial order under Section 92 of the Competition Act at any time before the merger has been completed or, if completed, within one year after it was substantially completed, provided that the Commissioner did not issue an ARC in respect of the merger, or, if the Commissioner did issue an ARC in respect of the merger, provided that (a) the merger was completed within one year from when the ARC was issued and (b) the grounds upon which the Commissioner intends to apply to the Competition Tribunal for a remedial order are not the same or substantially the same as the information on the basis of which the ARC was issued. If the Commissioner has made an application under Section 92 of the Competition Act, he may also apply to the Competition Tribunal for an interim order under subsection 104(1) of the Competition Act, which may include an injunction prohibiting the completion of all or part of a merger pending the disposition of the Section 92 application. On application by the Commissioner under Section 92 of the Competition Act, the Competition Tribunal may, where it finds that the merger prevents or lessens, or is likely to prevent or lessen, competition substantially, order that the merger not proceed or, if completed, order its dissolution or the disposition of assets or shares involved in such merger; in addition to, or in lieu thereof, with the consent of the person against whom the order is directed and the Commissioner, the Competition Tribunal may order a person to take any other action. The Competition Tribunal is prohibited from issuing a remedial order where it finds that the merger or proposed merger has brought or is likely to bring about gains in efficiency that will be greater than, and will offset, the effects of any prevention or lessening of competition that will result or is likely to result from the merger and that the gains in efficiency would not likely be attained if the order were made.

The transactions contemplated by the Offer constitute a “merger” and also constitute a Notifiable Transaction under the Competition Act. The obligation of the Offeror to complete the Offer is, among other things, subject to the condition that Competition Act Approval is obtained. See Section 4 of this prospectus/offer to exchange, “Conditions of the Offer”.

HSR Approval

Under the HSR Act, if a transaction meets the relevant monetary thresholds for notification and no exemption applies, a mandatory merger control filing must be made. The transactions contemplated by the Offer may require HSR Approval. If HSR Approval is required, the Offer cannot be completed until the Offeror files a notification and report form with the U.S. Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. If HSR Approval is required, the Offer may not be completed until the expiration of a 30 calendar day waiting period following the Offeror’s filing of its HSR Act notification form, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be extended if either (a) the acquiring person voluntarily withdraws and re-files to allow a second 30-day waiting period, and/or (b) the reviewing agency issues a formal request for additional information and documentary material (a “Second Request”). If during the initial waiting period, either the FTC or the DOJ issues a Second Request, the waiting period with respect to the acquisition of the Common Shares under the Offer would be extended until 30 calendar days following the date of substantial compliance by the Offeror with that Second Request, unless the FTC or the DOJ terminates the additional waiting period before its expiration. If HSR Approval is required, IPL will be required to make an HSR filing and may also receive a Second Request. Under the HSR Act, IPL would be obligated to make an HSR filing within 15 calendar days after the Offeror has made its HSR filing and if IPL receives a Second Request, IPL is obligated to comply within a reasonable waiting time, but in each event the waiting period is not affected. If the last day of any waiting period falls on a weekend or on a U.S. legal holiday, the waiting period is extended to the next business day.

If HSR Approval is required, the Offeror would be entitled under the HSR Act to complete the Offer at the end of the waiting period provided that the DOJ or the FTC has not taken action that results in a court order stopping completion of the Offer. The expiration of the waiting period does not bar the FTC or the DOJ from subsequently challenging the Offer.

The Offeror will as promptly as possible determine if HSR Approval is required and, if it is, will file its HSR Act notification forms with the FTC and the Antitrust Division of the DOJ. If HSR Approval is required, the obligation of the Offeror to complete the Offer is, among other things, subject to the condition that HSR Approval obtained. See Section 4 of this prospectus/offer to exchange, “Conditions of the Offer”.

Danish Competition Approval

Pursuant to the Danish Competition Act, if a transaction meets the monetary thresholds for notification (and is not subject to review by the European Commission under the EU Merger Regulation) a mandatory merger control filing must be submitted to the Danish Competition and Consumer Authority (“DCCA”). Completion cannot take place until approval is received from the DCCA, unless a derogation (to which conditions may be attached) is obtained. There is no specific time period within which a transaction must be notified to the DCCA but it cannot be completed until clearance is received, or deemed to have been received.

The time period for “Phase 1” review by the DCCA is 25 working days from receipt of a complete notification. If the DCCA receives proposed commitments (e.g.to address any competition concerns) within the

25-day time limit with a view to clear the concentration, Phase 1 can be extended to 35 working days. If the DCCA decides to open a “Phase 2” review of a transaction, it has 90 working days from the expiry of Phase 1 to carry out an in-depth analysis to issue a decision. This time period is automatically extended by up to 20 working days if commitments are offered to the DCCA within the last 20 days of the Phase 2 review period. In addition, the time period can be extended at any time by up to 20 working days if the parties request, or consent, to such an extension. The DCCA may “stop the clock” if information is requested and not provided within the time period specified by the DCCA.

The transactions contemplated by the Offer may require Danish Competition Approval from DCCA. The Offeror will as promptly as possible determine if Danish Competition Approval is required and, if it is, will make the required merger control filing. If approval from the DCCA is required, the obligation of the Offeror to complete the Offer is, among other things, subject to the condition that approval from the DCCA is obtained. See Section 4 of this prospectus/offer to exchange, “Conditions of the Offer”.

Swedish Competition Approval

Pursuant to the Swedish Competition Act, if a transaction meets the monetary thresholds for notification (and is not subject to review by the European Commission under the EU Merger Regulation) a mandatory merger control filing must be submitted to the Swedish Competition Authority (“SCA”). Completion cannot take place until approval is received from the SCA, unless a derogation (to which conditions may be attached) is obtained. There is no specific time period within which a transaction must be notified to the SCA but it cannot be completed until clearance is received, or deemed to have been received.

The time period for “Phase 1” review by the SCA is 25 working days from receipt of a complete notification. If the SCA receives proposed commitments (e.g.to address any competition concerns) within the 25-day time limit with a view to clear the concentration, Phase 1 can be extended to 35 working days. If the SCA decides to open a “Phase 2” review of a transaction, it has 3 months from the day that follows the decision to carry out an in-depth analysis to issue a decision. However, providing that the undertakings concerned agree, the SCA may extend this period by one month at a time. The SCA may “stop the clock” if information is requested and not provided within the time period specified by the SCA.

The transactions contemplated by the Offer may require Swedish Competition Approval from SCA. The Offeror will as promptly as possible determine if Swedish Competition Approval is required and, if it is, will make the required merger control filing. If approval from the SCA is required, the obligation of the Offeror to complete the Offer is, among other things, subject to the condition that approval from the SCA is obtained. See Section 4 of this prospectus/offer to exchange, “Conditions of the Offer”.

Transportation Act

Pursuant to section 53.1 of the Transportation Act, Transportation Act Approval is required for proposed mergers involving a “transportation undertaking” that are also subject to pre-merger notification under the Competition Act. Parties to such transactions are required to simultaneously submit their Competition Act filing to the Minister of Transport, along with a submission explaining why the transaction is in the public interest as it relates to national transportation in Canada.

Under the Transportation Act, if the Minister of Transport is of the opinion that a transaction does not raise issues with respect to the public interest as it relates to national transportation, he must provide notice of such opinion within 42 days after receiving the filing.

If the Minister of Transport is of the opinion that a transaction raises issues with respect to the public interest as it relates to national transportation, he may direct the Canadian Transportation Agency to examine those issues and report on them within 150 days after such direction, subject to extension by the Minister of

Transport, in which case the transaction cannot be completed until it is approved by the Governor in Council (Canada). In addition, in such case, the Commissioner must prepare a report regarding any concerns regarding potential prevention or lessening of competition that may occur as a result of the transaction within 150 days after receipt of the Competition Act filing, subject to extension by the Minister of Transport. Further, in such case, if it is satisfied that it is in the public interest, the Governor in Council (Canada) may, on the recommendation of the Minister of Transport, approve the transaction and specify any terms and conditions it considers appropriate. Before making his recommendation, the Minister of Transport must receive the Commissioner’s report and, if applicable, the Canadian Transportation Agency’s report and consult with the Commissioner and confer with the parties to the transaction regarding measures to address the relevant concerns.

To ensure compliance with the Transportation Act, the Offeror will give notice of the proposed transaction to the Minister of Transport in accordance with the Transportation Act and seek to obtain Transportation Act Approval. The obligation of the Offeror to complete the Offer is, among other things, subject to the condition that Transportation Act Approval is obtained. See Section 4 of this prospectus/offer to exchange, “Conditions of the Offer”.

Other Regulatory Approvals

Based upon its review of the public disclosure of IPL, to the knowledge of the Offeror, there are no other material regulatory approvals that would likely impede the completion of the Offer.

29.	Shareholder Rights Plan

The following is a summary of certain material provisions of the Shareholder Rights Plan. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Shareholder Rights Plan, which has been filed and is available on SEDAR under IPL’s profile at www.sedar.com.

Effective Date

IPL and the SRP Rights Agent entered into the Shareholder Rights Plan dated as of May 8, 2017, amending and restating the shareholder protection rights plan agreement dated as of March 24, 2014. The continuation of the Shareholder Rights Plan was most recently approved and confirmed at the annual and special meeting of Shareholders held on May 7, 2020.

Issue of Rights

Pursuant to the Shareholder Rights Plan, one SRP Right was issued and attached to each Common Share outstanding and one SRP Right has been, and will be, issued and attach to each Common Share subsequently issued, subject to the limitations set forth in the Shareholder Rights Plan.

Rights Exercise Privilege

The SRP Rights are not exercisable, and are not separable from the Common Shares in connection with which they were issued, until the “Separation Time”, being the close of business (as defined in the Shareholder Rights Plan), on the 10th trading day after the earlier of:

(a)	the first date of public announcement by IPL or an Acquiring Person (as defined below) of facts indicating that a person has become an Acquiring Person (the “Stock Acquisition Date”);

(b)

the date of the commencement of or first public announcement of the intent of any person to commence a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid) (each as defined in the Shareholder Rights Plan); or

(c)	such later time as may be determined by the IPL Board, subject to the terms of Shareholder Rights Plan.

A Person is an “Acquiring Person” for the purposes of the Shareholder Rights Plan if it is the Beneficial Owner (as defined in the Shareholder Rights Plan) of 20% or more of the outstanding Voting Shares, with certain exceptions as set forth in the Shareholder Rights Plan.

Adjustments to the SRP Rights

The Shareholders Rights Plan provides that upon the occurrence of a “Flip-in Event” (being any transaction pursuant to which a person becomes an Acquiring Person), and subject to certain limitations in the Shareholders Rights Plan, as to which the IPL Board has not waived the application of the Shareholder Rights Plan, SRP Rights that are or were Beneficially Owned on or after the earlier of the Separation Time and the Stock Acquisition Date by:

(a)	an Acquiring Person (or any of its associates, affiliates or joint actors); or

(b)

a transferee of SRP Rights, direct or indirect, of an Acquiring Person (or of any of its associates, affiliates or joint actors) who becomes a transferee in a transfer that the IPL Board has determined is part of a plan, arrangement or scheme of any Acquiring Person (or any of its associates, affiliates or joint actors), that has the purpose of avoiding subparagraph (a) above;

will become null and void without any further action, and any holder of such SRP Rights will not have any right whatsoever to exercise such SRP Rights, whether under any provision of the Shareholder Rights Plan or otherwise.

Permitted Bid

The Shareholder Rights Plan does not apply to certain types of transactions, including, without limitation, Permitted Bids. A “Permitted Bid” is a Take-over Bid (as defined below) made by a person by means of a Take-over Bid circular which also complies with the following additional provisions:

(a)	be made to all holders of record of Voting Shares wherever resident as registered on the books of IPL, other than the Offeror; and

(b)	contains, and the take up and payment for securities tendered or deposited thereunder are subject to, an irrevocable and unqualified provision that:

(i)	no Voting Shares will be taken up or paid for:

(A) prior to the close of business on the 105th day following the date of the bid or such shorter period that a take-over bid (which is not exempt from the general take-over bid requirements of Part 2 of NI 62-104) must remain open for deposits of securities thereunder, in the applicable circumstances at such time, pursuant to NI 62-104; and

(B) if less than 50% of the Voting Shares held by Independent Shareholders (as defined in the Shareholder Rights Plan) have been deposited pursuant to the bid and not withdraw;

(ii)

Voting Shares may be deposited pursuant to such bid at any time during the period of time between the date of the bid and the date on which Voting Shares may be taken up and paid for and that any Voting Shares deposited pursuant to the bid may be withdrawn until taken up and paid for; and

(iii)

the bid will be extended and remain open for deposits and tenders for at least 10 days if more than 50% of the Voting Shares held by Independent Shareholders are deposited to the bid (and the Offeror shall make a public announcement of that fact).

A competing Take-over Bid that is made while a Permitted Bid is outstanding and satisfies all of the criteria for Permitted Bid status, except that it may expire on the same date as the Permitted Bid that is outstanding (subject to the minimum period of days such Take-over Bid must remain open pursuant to applicable securities Laws), will be considered to be a “Competing Permitted Bid” for the purposes of the Shareholder Rights Plan, provided that a Competing Permitted Bid will cease to be a Competing Permitted Bid at any time when such bid ceases to meet any of the provisions of the definition of Competing Permitted Bid and provided that, at such time, any acquisition of Common Shares made pursuant to such Competing Permitted Bid, including any acquisitions of Common Shares theretofore made, will cease to be a Permitted Bid Acquisition (as defined in the Shareholder Rights Plan).

A “Take-over Bid” is defined in the Shareholder Rights Plan to mean an offer to acquire Voting Shares or other securities if, assuming the Voting Shares or other securities subject to the offer to acquire are acquired and are beneficially owned at the date of the offer to acquire by the Person making the offer to acquire, such Voting Shares (including all Voting Shares that may be acquired upon exercise of all rights of conversion, exchange or purchase attaching to the other securities) together with the Voting Shares beneficially owned by an offeror on the date of the offer to acquire, would constitute in the aggregate 20% or more of the outstanding Voting Shares at the date of the offer to acquire.

Certificates and Transferability

Certificates issued after March 24, 2014 but before the earlier of the Separation Time and the Expiration Time (as defined in the Shareholder Rights Plan) will evidence, in addition to the Common Shares, one SRP Right for each Common Share evidenced by a legend imprinted on each Common Share certificate. Although SRP Rights attached to Common Shares outstanding on the March 24, 2014, certificates representing Common Shares issued before that date do not bear the legend.

From and after the Separation Time, SRP Rights will be evidenced by separate certificates. Before the Separation Time, SRP Rights will trade together with, and will not be transferable separately from, the Common Shares in connection with which they were issued. From and after the Separation Time, SRP Rights will be transferable separately from the Common Shares in accordance with the Shareholder Rights Plan.

Waiver

The IPL Board may, until the occurrence of a Flip-in Event, determine to waive the application of the Shareholder Rights Plan provided that the Flip-in Event would occur by reason of a Take-Over Bid made by way of take-over bid circular sent to all holders of Voting Shares. Any such waiver of the Shareholder Rights Plan’s application in respect of a particular Take-over Bid will constitute a waiver of the Shareholder Rights Plan in respect of any other formal Take-over Bid made while the initial bid is outstanding.

The IPL Board may also waive the application of the Shareholder Rights Plan in respect of a particular Flip-in Event that has occurred through inadvertence, provided that the Acquiring Person that inadvertently triggered the Flip-in Event thereafter reduces its beneficial holdings below 20% of the outstanding Common Shares within 10 days or such other date as the IPL Board may determine. With the consent of the Shareholders or of the holders of SRP Rights, as the case may be, the IPL Board may waive the application of the Shareholder Rights Plan to any other Flip-in Event prior to its occurrence.

Redemption

SRP Rights are deemed to be redeemed at a nominal redemption price of $0.00001 per SRP Right following completion of a Permitted Bid (including a Competing Permitted Bid) or any other Take-over Bid in respect of which the IPL Board has waived the Shareholder Rights Plan’s application.

With Shareholder approval, the IPL Board may also, prior to the occurrence of a Flip-in Event, elect to redeem all (but not less than all) of the then outstanding SRP Rights at a nominal redemption price of $0.00001 per SRP Right. In certain circumstances, the approval of holders of SRP Rights may also be required in respect of a redemption.

Exemptions for Investment Advisors, etc.

Investment advisors (for client accounts), trust companies (acting in their capacity as trustees or administrators), statutory bodies whose business includes the management of funds (for employee benefit plans, pension plans, or insurance plans of various public bodies), administrators or trustees of registered pension plans or funds and agents or agencies of the Crown, which acquire more than 20% of the outstanding Common Shares, are effectively exempted (through the definition of “Beneficial Ownership” under the Shareholder Rights Plan) from triggering a Flip-in Event provided that they are not in fact making, either alone or jointly or in concert with any other person, a Take-over Bid.

Amendments

The IPL Board is authorized to make amendments to the Shareholder Rights Plan to correct any clerical or typographical error, or to maintain the validity of the Shareholder Rights Plan as a result of changes in law or regulation. Other amendments or supplements to the Shareholder Rights Plan may be made with the prior approval of Shareholders.

30.	Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer

The purchase of Common Shares by the Offeror under the Offer will reduce the number of Common Shares that might otherwise trade publicly and will reduce the number of Shareholders and, depending on the number of Common Shares acquired by the Offeror, could materially adversely affect the liquidity and market value of any remaining Common Shares held by the public.

The rules and regulations of the TSX establish certain criteria which, if not met, could, upon successful completion of the Offer, lead to the delisting of the Common Shares from the TSX. Depending on the number of Common Shares purchased by the Offeror under the Offer or otherwise, it is possible that the Common Shares would fail to meet the criteria for continued listing on the TSX. If this were to happen, the Common Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for the Common Shares. If the Offeror proceeds with a Compulsory Acquisition or a Subsequent Acquisition Transaction, the Offeror intends to cause IPL to apply to delist the Common Shares from the TSX as soon as practicable after completion of the Offer and any Compulsory Acquisition or any Subsequent Acquisition Transaction. If the Common Shares are delisted from the TSX, the extent of the public market for the Common Shares and the availability of price or other quotations would depend upon the number of Shareholders, the number of Common Shares publicly held and the aggregate market value of the Common Shares publicly held at such time, the interest in maintaining a market in Common Shares on the part of securities firms, whether IPL remains subject to public reporting requirements in Canada and other factors.

If permitted by applicable Law, subsequent to the successful completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror may cause IPL to cease to be a reporting issuer under applicable Canadian securities Laws.

The Common Shares are not currently registered under the U.S. Exchange Act or listed or quoted on a stock exchange in the United States.

31.	Certain Canadian Federal Income Tax Considerations

The following summary describes the principal Canadian federal income tax considerations generally applicable to a beneficial owner of Common Shares who disposes of Common Shares pursuant to the Offer, a

Compulsory Acquisition or a Subsequent Acquisition Transaction and who, at all relevant times, for the purposes of the Income Tax Act (Canada) (the “Tax Act”) (1) deals at arm’s length with IPL, the Offeror, BIPC and BIP and (2) is not affiliated with any of IPL, the Offeror, BIPC and BIP (a “Holder”).

This summary does not describe any Canadian federal income tax considerations under the Tax Act that may be relevant to a holder of IPL Incentive Awards, nor does it address issues that may be relevant to Shareholders who acquired their Common Shares on the exercise of an SRP Right or other right to acquire securities granted by IPL or any affiliate. Any such Shareholders should consult their own tax advisors in this regard.

This summary is not applicable to (i) a Shareholder that is a “specified financial institution”, (ii) a Shareholder an interest in which is a “tax shelter investment”, (iii) a Shareholder that is, for purposes of the mark-to-market rules in the Tax Act a “financial institution”, (iv) a Shareholder that reports its “Canadian tax results” in a currency other than Canadian currency, (v) a Shareholder that would have, directly or indirectly, a “significant interest” (as defined in subsection 34.2(1) of the Tax Act) in BIP or (vi) a Shareholder that has entered into, or will enter into, with respect to their Common Shares or BIPC Shares a “derivative forward agreement” (each as defined in the Tax Act). Additional considerations not discussed herein may be applicable to a Shareholder that is a corporation resident in Canada and is, or becomes, controlled by a non-resident corporation for purposes of section 212.3 of the Tax Act. This summary is also not applicable to a Holder that is a partnership for Canadian tax purposes or a Shareholder that is exempt from tax under Part I of the Tax Act. Any such Shareholders should consult their own tax advisors.

This summary is based on the current provisions of the Tax Act and on the Offeror’s understanding of the current administrative policies of the Canada Revenue Agency published in writing by it prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that all Tax Proposals will be enacted in the form proposed. However, there can be no assurance that the Tax Proposals will be enacted in their current form, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in law or administrative policies, whether by legislative, regulatory, administrative or judicial decision or action, nor does it take into account or consider other federal or any provincial, territorial or foreign tax considerations, which may differ significantly from the Canadian federal income tax considerations described herein.

This summary is based on the assumption that there is no value to the SRP Rights and no amount of the consideration paid by the Offeror will be allocated to the SRP Rights.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. This summary is not exhaustive of all Canadian federal income tax considerations. Consequently, Shareholders are urged to consult their own tax advisors for advice regarding the income tax consequences to them of disposing of their Common Shares pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction having regard to their own particular circumstances, and any other consequences to them of such transactions under Canadian federal, provincial, local and foreign tax laws.

For purposes of the Tax Act, amounts denominated in a currency other than the Canadian dollar generally must be converted into Canadian dollars using the relevant rate of exchange required under the Tax Act.

Holders Resident in Canada

The following portion of the summary is generally applicable to a Holder who, for purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, is resident or deemed to be resident in Canada and holds its Common Shares and will hold any BIPC Shares that are acquired in connection with the Offer as capital property (a “Resident Holder”).

Generally, the Common Shares and BIPC Shares will be considered to be capital property to a Holder for purposes of the Tax Act provided the Holder does not hold those shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade. Certain Resident Holders whose Common Shares or BIPC Shares might not otherwise be considered capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have the Common Shares (or BIPC Shares, as applicable) and all other “Canadian securities” as defined in the Tax Act owned by such Resident Holder in the taxation year in which the election is made, and in all subsequent taxation years, deemed to be capital property. A Holder contemplating making such an election should consult its own tax advisor.

Disposition of Common Shares under the Offer

A Resident Holder that disposes of Common Shares to the Offeror pursuant to the Offer will be considered to have disposed of such Common Shares for proceeds of disposition equal to the aggregate fair market value of the cash and/or BIPC Shares received in consideration for its Common Shares. Such Resident Holders will realize a capital gain (or a capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the aggregate adjusted cost base to the Resident Holder of the Common Shares disposed of pursuant to the Offer. The taxation of capital gains and capital losses under the Tax Act is discussed below under the heading “Taxation of Capital Gains and Capital Losses”.

The cost to the Resident Holder of any BIPC Shares received on the disposition of its Common Shares will be the fair market value of such BIPC Shares at the time such shares are acquired. This cost will be averaged with the adjusted cost base of all other BIPC Shares owned by the Resident Holder for the purposes of determining the adjusted cost base of each BIPC Share owned by the Resident Holder after the exchange.

Compulsory Acquisition

As described in Section 26 of this prospectus/offer to exchange, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”, the Offeror may, in certain circumstances, acquire Common Shares not deposited under the Offer pursuant to statutory rights of purchase under Part 16 of the ABCA. The tax consequences to a Resident Holder of a disposition of Common Shares in such circumstances will generally be as described above under “Disposition of Common Shares under the Offer”. However, where a Resident Holder exercises their right to go to Court for a determination of fair value in a Compulsory Acquisition and is entitled to receive the fair value of their Common Shares, the proceeds of disposition will be the amount (other than interest) determined by the Court and the Resident Holder will be required to include in computing its income any interest awarded by a Court in connection with a Compulsory Acquisition.

Subsequent Acquisition Transaction

As described in Section 26 of this prospectus/offer to exchange, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”, if the Offeror does not acquire all of the Common Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares. The tax treatment of a Subsequent Acquisition Transaction to a Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out.

Taxation of Capital Gains and Capital Losses

One-half of the amount of any capital gain (a “taxable capital gain”) realized in a taxation year must be included in income. One-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year must be deducted from taxable capital gains realized in that year. Allowable capital losses in excess of taxable capital gains in a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such year, to the extent and under the circumstances described in the Tax Act.

In the case of a Resident Holder that is a corporation, trust or partnership, the amount of any capital loss otherwise resulting from the disposition of Common Shares may be reduced by the amount of dividends previously received or deemed to be received to the extent and under the circumstances prescribed in the Tax Act.

A Resident Holder that is throughout its taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) is liable to pay, in addition to tax otherwise payable under the Tax Act, a tax, a portion of which may be refundable, on certain investment income, including amounts in respect of net taxable capital gains.

Capital gains realized by individuals (other than certain trusts) may give rise to alternative minimum tax.

Holding and Disposing of BIPC Shares

A Resident Holder that may acquire BIPC Shares under the Offer is strongly encouraged to review the BIPC Annual Report under Item 10.E “Taxation — Certain Material Canadian Federal Income Tax Considerations — Taxation of Holders Resident in Canada” which provides a summary of the principal Canadian federal income tax consequences of holding and disposing of BIPC Shares and is also strongly encouraged to consult with its own tax advisors with respect to the tax consequences of holding and disposing of BIPC Shares.

Holders Not Resident in Canada

The following portion of the summary is generally applicable to a Holder who, for the purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, is not and has not been a resident or deemed to be a resident of Canada and does not use or hold, and is not deemed to use or hold, Common Shares in connection with carrying on a business in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.

Disposition of Common Shares under the Offer

A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain, or entitled to deduct any capital loss, realized on the disposition of Common Shares to the Offeror pursuant to the Offer in exchange for cash and/or BIPC Shares unless such Common Shares constitute “taxable Canadian property” to the Non-Resident Holder and do not constitute “treaty-protected property”.

Provided that the Common Shares are listed on a “designated stock exchange” as defined in the Tax Act (which includes the TSX) at a particular time, such Common Shares will not constitute taxable Canadian property to a Non-Resident Holder at such time unless, at any time during the sixty-month period that ends at that time: (a) (i) the Non-Resident Holder, (ii) persons with whom the Non-Resident Holder does not deal at arm’s length, (iii) partnerships in which the Non-Resident Holder or any person described in (ii) holds an interest directly or indirectly through one or more partnerships, or (iv) the Non-Resident Holder together with all persons described in (ii) and (iii), owned 25% or more of any class or series of shares of IPL; and (b) more than 50% of the fair market value of the Common Shares was derived, directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Tax Act), “timber resource properties” (as defined in the Tax Act), or options or interests in respect of such property, whether or not such property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Common Shares which are not otherwise taxable Canadian property could be deemed to be taxable Canadian property.

Even if such Common Shares are taxable Canadian property to a Non-Resident Holder, a taxable capital gain resulting from the disposition of such Common Shares will not be included in computing the Non-Resident

Holder’s income for the purposes of the Tax Act if the Common Shares constitute “treaty-protected property”. Common Shares owned by a Non-Resident Holder will generally be treaty-protected property if the gain from the disposition of such Common Shares would, because of an applicable income tax treaty, be exempt from tax under the Tax Act. In the event that Common Shares constitute taxable Canadian property but not treaty-protected property to a particular Non-Resident Holder, the tax consequences as described above under “Holders Resident in Canada — Disposition of Common Shares under the Offer” and “Holders Resident in Canada — Taxation of Capital Gains and Capital Losses” will generally apply. A Non-Resident Holder who disposes of taxable Canadian property that is not treaty-protected property may have to file a Canadian income tax return for the year in which the disposition occurs.

Non-Resident Holders whose Common Shares are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances, including whether their Common Shares constitute treaty-protected property.

Holding and Disposing of BIPC Shares

A Non-Resident Holder that may acquire BIPC Shares under the Offer is strongly encouraged to review the BIPC Annual Report under Item 10.E “Taxation—Certain Material Canadian Federal Income Tax Considerations — Taxation of Holders Not Resident in Canada” which provides a summary of the principal Canadian federal income tax consequences of holding and disposing of BIPC Shares and is also strongly encouraged to consult with its own tax advisors with respect to the tax consequences of holding and disposing of BIPC Shares.

Compulsory Acquisition

A Non-Resident Holder will not be subject to income tax under the Tax Act on a disposition of Common Shares to the Offeror pursuant to a Compulsory Acquisition unless the Common Shares are “taxable Canadian property” to the Non-Resident Holder for purposes of the Tax Act and the Common Shares are not “treaty-protected property” of the Non-Resident Holder for purposes of the Tax Act. Any interest awarded by a court and paid or credited by the Offeror to a Non-Resident Holder exercising its rights described under Section 26 of this prospectus/offer to exchange, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition” will not be subject to Canadian withholding tax provided the interest is not “participating debt interest” as defined in the Tax Act. Non-Resident Holders whose Common Shares are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances, including whether their Common Shares constitute treaty-protected property.

Non-Resident Holders should consider the discussion below under “Delisting of Common Shares Following Completion of the Offer”. Non-Resident Holders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to a Compulsory Acquisition.

Subsequent Acquisition Transaction

As described in Section 26 of this prospectus/offer to exchange, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”, if the Offeror does not acquire all of the Common Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares. The tax treatment of a Subsequent Acquisition Transaction to a Non-Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out.

Non-Resident Holders should consider the discussion below under “Delisting of Common Shares Following Completion of the Offer”. Non-Resident Holders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.

Delisting of Common Shares Following Completion of the Offer

Non-Resident Holders who do not dispose of their Common Shares pursuant to the Offer are cautioned that the Common Shares may cease to be listed on the TSX following the completion of the Offer (as noted under Section 20 of this prospectus/offer to exchange, “Effects of the Offer”) and may not be listed on the TSX or any other stock exchange at the time of their disposition pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction.

Common Shares that are not listed on a “designated stock exchange” (as defined in the Tax Act) at the time of their disposition will be considered taxable Canadian property of the Non-Resident Holder, if at any particular time during the 60-month period that ends at that time more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil rights in, property in any of the foregoing whether or not the property exists. In addition to the foregoing, in certain circumstances set out in the Tax Act, Common Shares could be deemed to be taxable Canadian property.

If the Common Shares are taxable Canadian property of the Non-Resident Holder at the time of their disposition and are not “treaty-protected property” of the Non-Resident Holder for purposes of the Tax Act, the Non-Resident Holder may be subject to tax under the Tax Act in respect of any capital gain realized on a disposition pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction.

Furthermore, if the Common Shares are not listed on a recognized stock exchange (as defined in the Tax Act) at the time of their disposition, the notification and, in certain circumstances, the withholding provisions of section 116 of the Tax Act will apply to the Non-Resident Holder with the result that, among other things, unless the Offeror has received a clearance certificate pursuant to section 116 of the Tax Act relating to the disposition of a Non-Resident Holder’s Common Shares the Offeror will deduct or withhold 25% from any payments made to the Non-Resident Holder and will remit such amount to the Receiver General on account of the Non-Resident Holder’s liability for tax under the Tax Act.

A Non-Resident Holder who disposes of taxable Canadian property may be required to file a Canadian income tax return for the year in which the disposition occurs.

Non-Resident Holders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction.

Eligibility for Investment — Common Shares and Delisting

As noted under Section 20 of this prospectus/offer to exchange, “Effects of the Offer”, the Common Shares may cease to be listed on the TSX. If the Common Shares cease to be listed on any designated stock exchange (which includes the TSX) and IPL ceases to be a “public corporation” for purposes of the Tax Act, the Common Shares will not be qualified investments for trusts governed by a registered retirement savings plan (“RRSP”), registered retirement income fund (“RRIF”), deferred profit sharing plan, registered education savings plan (“RESP”), registered disability savings plan (“RDSP”), or a tax-free savings account (“TFSA”). Such registered plan holders should consult their own tax advisors in this regard.

Eligibility for Investment — BIPC Shares

BIPC Shares delivered by the Offeror pursuant to the Offer will be qualified investments under the Tax Act for a trust governed by a RRSP, RRIF, RESP, RDSP, TFSA, or a deferred profit sharing plan at any particular time, provided that, at that time, the BIPC Shares are listed on a “designated stock exchange” as defined in the Tax Act (which includes the TSX). The BIPC Shares would also be a qualified investment for this purpose at any particular time where BIPC is a “public corporation” at that time as defined in the Tax Act.

Notwithstanding that a BIPC Share may be a qualified investment, a holder, annuitant or subscriber, as applicable, of a TFSA, RDSP, RRSP, RRIF or RESP will be subject to a penalty tax with respect to a BIPC Share held in the TFSA, RDSP, RRSP, RRIF or RESP if such BIPC Share, as applicable, is a “prohibited investment” for the TFSA, RDSP, RRSP, RRIF or RESP (within the meaning of the Tax Act). A BIPC Share will generally not be a prohibited investment for a TFSA, RDSP, RRSP, RRIF or RESP provided the holder, annuitant or subscriber, as applicable, of such TFSA, RDSP, RRSP, RRIF or RESP as the case may be, deals at arm’s length with BIPC and does not have a “significant interest” (as defined in the Tax Act) in BIPC. In addition, a BIPC Share will not be a prohibited investment for a TFSA, RDSP, RRSP, RRIF or RESP if such BIPC Share is “excluded property” as defined in the Tax Act for such TFSA, RDSP, RRSP, RRIF or RESP. Such Holders are encouraged to consult their own tax advisors in this regard.

32.	Certain United States Federal Income Tax Considerations

The following discussion summarizes certain material U.S. federal income tax consequences generally applicable to a Shareholder with respect to (i) the disposition of Common Shares pursuant to the Offer, (ii) the disposition of Common Shares pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction, and (iii) the ownership and disposition of BIPC Shares and BIP Units. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (“Treasury Regulations”), judicial decisions, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. This discussion does not address all U.S. federal tax laws (such as estate or gift tax laws), nor does it address any aspects of U.S. state or local or non-U.S. taxation. The Offeror does not intend to seek any ruling from the IRS or opinion of counsel regarding the U.S. federal income tax consequences discussed below. There can be no assurance that the IRS will not challenge the conclusions reflected herein or that a court would not sustain any such challenge. This discussion only addresses persons that hold Common Shares, and will hold BIPC Shares or BIP Units, as capital assets for U.S. federal income tax purposes (generally, property held for investment).

This discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Common Shares, BIPC Shares, or BIP Units in light of their particular circumstances, nor does this summary address holders subject to special rules under the Code, such as persons that have owned or will own (directly, indirectly, or constructively) 10% or more of the total voting power of all classes of shares entitled to vote or of the total value of all classes of shares of IPL or of BIPC; persons that have owned or will own (directly, indirectly, or constructively) 5% or more of the BIP Units; dealers in securities or currencies; banks, mutual funds, and other financial institutions; real estate investment trusts; insurance companies; tax-exempt organizations or governmental organizations; individual retirement and other tax-deferred accounts; passive foreign investment companies, controlled foreign corporations, or corporations that accumulate earnings to avoid U.S. federal income tax; persons that hold Common Shares, BIPC Shares, or BIP Units as part of a straddle, hedging, conversion, constructive sale, or other risk-reduction transaction; persons whose BIP Units are loaned to a short seller to cover a short sale; U.S. Holders whose functional currency is not the U.S. dollar; traders in securities who elect to apply a mark-to-market method of accounting; persons who hold Common Shares, BIPC Shares, or BIP Units through a partnership or other entity treated as a pass-through entity for U.S. federal income tax purposes; persons who are liable for the alternative minimum tax; persons who are subject to special tax accounting rules under Section 451(b) of the Code; certain U.S. expatriates or former long-term residents of the United States; and persons who received Common Shares through the exercise of employee stock options or otherwise as compensation. This summary also does not address the tax consequences to any Shareholder that owns, directly, indirectly, or constructively, any interest in BIP or BIPC (other than BIPC Shares acquired pursuant to the Offer or BIP Units acquired by a person exercising the exchange right associated with such BIPC Shares). The actual tax consequences of the ownership and disposition of BIPC Shares or BIP Units will vary according to individual circumstances.

In addition, this summary assumes that if any SRP Rights are acquired pursuant to the Offer, there is no value to those SRP Rights and therefore no amount of the consideration paid by the Offeror should be allocated to the SRP Rights. Accordingly, this summary does not otherwise address the disposition of any SRP Rights pursuant to the Offer. Shareholders are urged to consult their tax advisors regarding the disposition of any SRP Rights.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Common Shares, BIPC Shares acquired pursuant to the Offer, or BIP Units acquired pursuant to the exercise of the exchange right associated with such BIPC Shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) that is subject to the primary supervision of a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of Common Shares, BIPC Shares acquired pursuant to the Offer, or BIP Units acquired pursuant to the exercise of the exchange right associated with such BIPC Shares, other than a U.S. Holder or an entity classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes.

If a partnership, including for this purpose any arrangement or entity that is treated as a partnership for U.S. federal income tax purposes, holds Common Shares, BIPC Shares, or BIP Units, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold Common Shares, BIPC Shares, or BIP Units are urged to consult their tax advisors.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder. This summary is not exhaustive of all U.S. federal income tax considerations. Consequently, Shareholders are urged to consult their tax advisors regarding the income tax consequences of disposing of their Common Shares pursuant to the Offer, a Compulsory Acquisition, or a Subsequent Acquisition Transaction, having regard to their particular circumstances, as well as any other consequences of such transactions under U.S. federal, state, local, and non-U.S. tax laws.

Consequences to U.S. Holders

Disposition of Common Shares Pursuant to the Offer

Subject to the “passive foreign investment company” (“PFIC”) rules discussed below, a U.S. Holder that disposes of Common Shares pursuant to the Offer generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between (i) the fair market value of any BIPC Shares plus the U.S. dollar value of any cash to which the holder is entitled pursuant to the Offer and (ii) the holder’s adjusted tax basis in the Common Shares so disposed. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the Common Shares exceeds one year at the time of disposition. Gain or loss recognized by a U.S. Holder generally will be treated as U.S.-source gain or loss for foreign tax credit limitation purposes. Long-term capital gains of non-corporate U.S. Holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations. A U.S. Holder will have a tax basis in any BIPC Shares received pursuant to the Offer equal to their fair market value on the date of receipt, and the holding period for such BIPC Shares will begin on the day after the date of receipt. A U.S. Holder who acquired different blocks of Common Shares at different times or different prices is urged to consult its tax advisor regarding the manner in which gain or loss should be determined in such holder’s particular circumstances.

To calculate gain or loss pursuant to the Offer, a cash basis taxpayer that receives Canadian dollars will, for U.S. federal income tax purposes, determine the taxpayer’s amount of cash received using the U.S. dollar value of the Canadian dollars received. This U.S. dollar value is computed by reference to the exchange rate in effect on the date the Canadian dollars are received by the taxpayer, regardless of whether the Canadian dollars are converted into U.S. dollars. A cash basis taxpayer that paid Canadian dollars for Common Shares generally will determine its tax basis in the Common Shares by translating the Canadian dollars it paid into U.S. dollars using the exchange rate in effect on the settlement date of the taxpayer’s purchase. If the Canadian dollars received pursuant to the Offer are not converted into U.S. dollars on the date of receipt, a cash basis taxpayer will have a basis in the Canadian dollars equal to their U.S. dollar value computed as described above, and any gain or loss realized on a subsequent conversion or other disposition of the Canadian dollars generally will be treated as ordinary income or loss. An accrual basis taxpayer may elect to apply the above rules that are applicable to a cash basis taxpayer.

U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the disposition of Common Shares pursuant to the Offer in light of their particular circumstances.

Disposition of Common Shares Pursuant to a Compulsory Acquisition

As described in Section 26 of this prospectus/offer to exchange, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”, the Offeror may, in certain circumstances, acquire Common Shares not deposited pursuant to the Offer pursuant to Part 16 of the ABCA. The tax consequences to a U.S. Holder of the disposition of Common Shares in such circumstances generally will be as described above under the heading “Consequences to U.S. Holders — Disposition of Common Shares Pursuant to the Offer”, subject to the potential application of the PFIC rules and to the possible treatment of a portion of a payment received after the date of disposition as interest income for U.S. federal income tax purposes. U.S. Holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of the disposition of Common Shares pursuant to a Compulsory Acquisition.

Disposition of Common Shares Pursuant to a Subsequent Acquisition Transaction

As described in Section 26 of this prospectus/offer to exchange, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”, if the Offeror does not acquire all of the Common Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares. The tax treatment of a Subsequent Acquisition Transaction to a U.S. Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and the consideration offered, and may be substantially the same as or materially different from the consequences described herein for U.S. Holders who dispose of their Common Shares pursuant to the Offer. U.S. Holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of the disposition of Common Shares pursuant to a Subsequent Acquisition Transaction.

Passive Foreign Investment Company Considerations

Certain generally adverse tax rules apply to the ownership and disposition of the stock of a PFIC by a shareholder that is a U.S. taxpayer. For U.S. federal income tax purposes, a non-U.S. corporation is classified as a PFIC for each taxable year in which either (i) at least 75% of its gross income is “passive” income or (ii) at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income. Passive income includes dividends, royalties, rents, annuities, interest, and income equivalent to interest, as well as net gain from the sale or exchange of property that gives rise to dividends, interest, royalties, rents, or annuities and certain gain from commodities transactions. In determining whether it is a PFIC, a foreign corporation must take into account a pro-rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least 25% by value.

Neither the Offeror nor its counsel has undertaken to ascertain whether IPL is treated as a PFIC. The determination of PFIC status is fundamentally factual in nature, depends on the application of complex U.S. federal income tax rules which are subject to differing interpretations, and generally cannot be determined until the close of the taxable year in question. Consequently, no assurance can be provided that IPL is not and has not been classified as a PFIC.

If IPL were a PFIC for any taxable year during a U.S. Holder’s holding period for Common Shares, and the U.S. Holder had not made an election under the PFIC rules with respect to its Common Shares, then gain recognized by the U.S. Holder upon the disposition of Common Shares pursuant to the Offer generally would be allocated rateably to each day in the U.S. Holder’s holding period for the Common Shares. The portion of such amounts allocated to the current taxable year or to a year prior to the first year in which IPL was a PFIC would be includible as ordinary income in the current taxable year. The portion of any such amounts allocated to the first year in the U.S. Holder’s holding period in which IPL was a PFIC and any subsequent year or years (excluding the current year) would be taxed at the highest rate of tax applicable to ordinary income in such taxable year and would be subject to an interest charge.

The PFIC rules are complex and may have a significant adverse effect on the U.S. federal income tax consequences to a U.S. Holder of disposing of Common Shares pursuant to the Offer. Each U.S. Holder is urged to consult its tax advisors regarding the possible application of the PFIC rules to the disposition of Common Shares, the availability and effect of any election under the PFIC rules for mitigating the adverse tax consequences described in the preceding paragraph, and any related tax reporting and filing obligations, with regard to the holder’s particular circumstances.

Additional Tax on Net Investment Income

Certain U.S. Holders that are individuals, estates, or trusts are subject to a 3.8% tax on all or a portion of their “net investment income”, which may include all or a portion of their net gain from the disposition of Common Shares. Each U.S. Holder that is an individual, estate, or trust is urged to consult its tax advisors regarding the applicability of this tax to its income and gain in respect of Common Shares.

Foreign Financial Asset Reporting

Certain U.S. Holders are required to report information relating to an interest in Common Shares, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their U.S. federal income tax returns. Significant penalties may apply for the failure to satisfy these reporting obligations. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their disposition of Common Shares.

Information Reporting and Backup Withholding

Proceeds from the disposition of Common Shares may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Ownership and Disposition of BIPC Shares

A summary of certain material U.S. federal income tax considerations generally applicable to U.S. Holders with respect to the ownership and disposition of BIPC Shares is set forth in Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations” in the BIPC Annual Report. Each U.S. Holder that may acquire BIPC Shares pursuant to the Offer is urged to review the foregoing Item, as well as Item 3.D “Risk Factors — Risks Related to Taxation” in the BIPC Annual Report. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of owning and disposing of BIPC Shares.

Ownership and Disposition of BIP Units

A summary of certain material U.S. federal income tax considerations generally applicable to U.S. Holders with respect to the receipt, holding, and disposition of BIP Units is set forth in Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations” in the BIP Annual Report. Each U.S. Holder that may acquire BIP Units by exercising the exchange right associated with the BIPC Shares is urged to review the foregoing Item, as well as Item 3.D “Risk Factors — Risks Related to Taxation” in the BIP Annual Report. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of owning and disposing of BIP Units.

Consequences to Non-U.S. Holders

Disposition of Common Shares Pursuant to the Offer

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the disposition of Common Shares pursuant to the Offer, unless (i) the gain is “effectively connected” with the holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by the holder in the United States) or (ii) the holder is an individual who has been present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met. A corporate Non-U.S. Holder may also be subject to a U.S. federal branch profits tax on any effectively connected gain at the rate of 30%, except to the extent reduced under an applicable income tax treaty. Non-U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the disposition of Common Shares pursuant to the Offer in light of their particular circumstances.

Disposition of Common Shares Pursuant to a Compulsory Acquisition

As described in Section 26 of this prospectus/offer to exchange, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”, the Offeror may, in certain circumstances, acquire Common Shares not deposited pursuant to the Offer pursuant to Part 16 of the ABCA. The tax consequences to a Non-U.S. Holder of the disposition of Common Shares in such circumstances generally will be as described above under the heading “Consequences to Non-U.S. Holders — Disposition of Common Shares Pursuant to the Offer”.

Disposition of Common Shares Pursuant to a Subsequent Acquisition Transaction

As described in Section 26 of this prospectus/offer to exchange, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”, if the Offeror does not acquire all of the Common Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares. The tax consequences to a Non-U.S. Holder of the disposition of Common Shares in such circumstances generally will be as described above under the heading “Consequences to Non-U.S. Holders — Disposition of Common Shares Pursuant to the Offer”, except that materially different consequences may apply to a Non-U.S. Holder who is engaged in a U.S. trade or business or who is an individual present in the United States for 183 days or more in the taxable year of the disposition (and who meets certain other conditions), depending upon the exact manner in which the Subsequent Acquisition Transaction is carried out and the consideration offered.

Ownership and Disposition of BIPC Shares

For a summary of certain material U.S. federal income tax considerations generally applicable to Non-U.S. Holders with respect to the ownership and disposition of BIPC Shares, see Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations” in the BIPC Annual Report. Each Non-U.S. Holder that may acquire BIPC Shares pursuant to the Offer is urged to review the foregoing Item, as well as Item 3.D “Risk Factors — Risks Related to Taxation” in the BIPC Annual Report. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of owning and disposing of BIPC Shares.

Ownership and Disposition of BIP Units

For a summary of certain material U.S. federal income tax considerations generally applicable to Non-U.S. Holders with respect to the receipt, holding, and disposition of BIP Units, see Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations” in the BIP Annual Report. Each Non-U.S. Holder that may acquire BIP Units by exercising the exchange right associated with the BIPC Shares is urged to review the foregoing Item, as well as Item 3.D “Risk Factors — Risks Related to Taxation” in the BIP Annual Report. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of owning and disposing of BIP Units.

33.	Interests of Experts

The financial statements of BIPC as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020, included in this prospectus/offer to exchange have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of BIP as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019, incorporated by reference in this prospectus/offer to exchange from the BIP Annual Report on Form 20-F and the effectiveness of BIP’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Deloitte LLP is independent with respect to BIP and BIPC within the meaning of the U.S. Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States), and within the meaning of the rules of professional conduct of the Chartered Professional Accountants of Ontario. The offices of Deloitte LLP are located at 8 Adelaide Street West, Toronto, Ontario M5H 0A9.

34.	Documents Filed with the SEC as Part of the Registration Statement

A Registration Statement under the U.S. Securities Act, which covers the BIPC Shares to be offered to Shareholders that are residents of the United States and the BIP Units that such BIPC Shares are exchangeable for, has been filed with the SEC on Form F-4. The Registration Statement, including exhibits, is available to the public free of charge at the SEC’s website under BIPC’s and BIP’s filings at www.sec.gov. The following documents have been filed with the SEC as part of the Registration Statement or are incorporated by reference into the Registration Statement: (a) this prospectus/offer to exchange; (b) the Letter of Transmittal; (c) the Notice of Guaranteed Delivery; (d) the Notice of Offer to Purchase dated February 22, 2021; (e) the letter from the Offeror to Shareholders dated February 22, 2021; (f) the consent of Deloitte LLP; (g) the opinion and consent of Appleby (Bermuda) Limited; (h) the opinion and consent of Michael, Evrensel & Pawar LLP; (i) powers of attorney; (j) BIP’s annual report on Form 20-F filed with the SEC on February 28, 2020; (k) BIP’s reports of foreign issuer on Form 6-K furnished to the SEC on April 2, 2020 (exhibits 99.1, 99.2 and 99.4 only), May 13, 2020 (exhibit 99.1 only), August 13, 2020 (exhibit 99.1 only), September 21, 2020 (exhibits 1.1, 2.1, 3.2, 4.1, 5.1 and 8.1 only), November 10, 2020 (exhibit 99.1 only) and January 21, 2021 (exhibit 1.1, 3.1, 3.2, 4.1, 5.1 and 8.1 only); and (l) the description of the BIP Units included in BIP’s registration statement on Form F-3 filed with the SEC on September 25, 2020, and any amendment or report filed for purposes of updating such description.

In addition, all annual reports of BIP on Form 20-F and any current reports of BIP on Form 6-K identified in such form as being incorporated by reference into the Registration Statement, in each case filed with the SEC by BIP pursuant to sections 13(a), 13(c) or 15(d) of the U.S. Exchange Act subsequent to the date of this prospectus/offer to exchange and prior to the termination of the Offer, shall be deemed to be incorporated by reference into the Registration Statement as of the date of the filing or furnishing of such documents.

BIP is subject to the information and periodic reporting requirements of the U.S. Exchange Act applicable to “foreign private issuers” (as such term is defined in Rule 405 under the U.S. Securities Act) and fulfills the obligations with respect to those requirements by filing or furnishing annual reports on Form 20-F and quarterly reports on Form 6-K with the SEC. The SEC maintains an Internet site that contains reports and information statements and other information regarding BIP and other issuers that file electronically with the SEC. The address of the SEC Internet site is www.sec.gov. This information is also available on BIP’s website at https://bip.brookfield.com.

35.	Unaudited Pro Forma Financial Statements

Shareholders should refer to Appendix A hereto for the unaudited pro forma consolidated statement of financial position of BIP as at September 30, 2020 and the unaudited pro forma consolidated statements of operating results of BIP for the year ended December 31, 2019 and for the nine month period ended September 30, 2020, giving effect to the proposed acquisition of all outstanding Common Shares under the Offer, in the manner set forth therein. Such unaudited pro forma consolidated financial statements have been prepared using certain of BIP’s and IPL’s respective financial statements as more particularly described in the notes to the unaudited pro forma consolidated financial statements. In preparing the unaudited pro forma consolidated financial statements, management of BIP has made certain assumptions that affect the amounts reported in the unaudited pro forma consolidated financial statements. Such unaudited pro forma consolidated financial statements are not intended to be indicative of the results that would have actually occurred, had the events reflected therein occurred on the dates indicated, and do not purport to project the future financial position of BIP. Actual amounts recorded upon consummation of the transactions contemplated by the Offer will differ from such unaudited pro forma consolidated financial statements. Shareholders are cautioned to not place undue reliance on such unaudited pro forma consolidated financial statements.

36.	Stock Exchange Listing Applications

BIPC and BIP have applied to have the BIPC Shares issuable pursuant to the Offer and the BIP Units issuable upon exchange of the BIPC Shares, respectively, listed on the TSX. Listing is subject to the approval of the TSX in accordance with its applicable listing requirements. BIPC and BIP also intend to apply to the NYSE for the supplemental listing of the BIPC Shares issuable pursuant to the Offer and the BIP Units issuable upon exchange of the BIPC Shares, respectively.

37.	Risk Factors

Shareholders should carefully consider the following risk factors related to the Offer and the Offeror. In addition to the risks related to the Offer and the Offeror set out in the documents included or incorporated by reference in this prospectus/offer to exchange, the successful completion of the acquisition by the Offeror of all of the Common Shares is subject to certain risks, including as set out below. Such risks may not be the only risks applicable to the Offer or the Offeror. Additional risks and uncertainties not presently known by the Offeror or that the Offeror currently believes are not material may also materially and adversely impact the successful completion of the Offer or the business, operations, financial condition, financial performance, cash flows, reputation or prospects of the Offeror.

Risk Factors Related to the Offer and the Offeror

The BIPC Shares issued in connection with the Offer may have a market value different than expected.

In connection with the Offer, Shareholders may choose to receive 0.206 of a BIPC Share for each of their Common Shares, subject to pro-rationing. The market value of BIPC Shares may vary significantly from the market value at the dates referenced in this prospectus/offer to exchange. For example, during the 12 month period ended on February 19, 2021, the trading price of BIPC Shares: (i) on the TSX varied from a low of $48.35 to a high of $94.38 and closed on February 10, 2021 at $79.97 and on February 19, 2021 at $77.72; and (ii) on the NYSE varied from a low of US$32.54 to a high of US$74.26 and closed on February 10, 2021 at US$62.91 and on February 19, 2021 at US$61.66. Variations may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of the Offeror, regulatory considerations, general market and economic conditions, and other factors over which the Offeror has no control.

If the Offer is completed, the market for Common Shares may be adversely affected, Common Shares may be delisted and IPL may cease to be a reporting issuer.

The purpose of the Offer is to enable the Offeror to acquire all of the outstanding Common Shares. Depending on the number of Common Shares the Offeror acquires under the Offer, the Offeror intends to acquire any Common Shares not tendered to the Offer pursuant to a Subsequent Acquisition Transaction, or if a sufficient number of Common Shares are tendered to the Offer, a Compulsory Acquisition; however, the Offeror may not be able to complete such a Subsequent Acquisition Transaction or Compulsory Acquisition quickly or at all. The purchase of any Common Shares by the Offeror pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly, as well as the number of Shareholders, and, depending on the number of Shareholders participating in the Offer and the number of Common Shares deposited by such Shareholders, successful completion of the Offer would likely adversely affect the liquidity and market value of the remaining Common Shares held by the public. After the purchase of the Common Shares under the Offer, the Offeror may be able to cause IPL to eliminate any public reporting obligations under applicable securities Laws in any province or territory of Canada or any other jurisdiction in which it has an insignificant number of Shareholders. The rules and regulations of the TSX establish certain criteria that, if not met, could lead to the delisting of the Common Shares from the TSX. Although it is possible that the Common Shares could be traded on other securities exchanges or in the over-the-counter market, and the price quotations would be reported by such exchanges or by other sources, there can be no assurance that any such trading or quotations will occur. In addition, the extent of the public market for the Common Shares and the availability of such quotations would depend upon the number of holders and/or the aggregate market value of the Common Shares remaining at such time and the interest in maintaining a market in the Common Shares on the part of securities firms. The Offeror intends to cause IPL to apply to delist the Common Shares from the TSX as soon as practicable after the successful completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction.

If the Common Shares are delisted and IPL ceases to be a “public corporation” for the purposes of the Tax Act, Common Shares cease to be qualified investments for trusts governed by RRSPs, RRIFs, TFSAs, RESP, RDSP and deferred profit sharing plans. Delisting can also have adverse tax consequences to Non-Resident Holders, as described in Section 31 of this prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations”.

The issuance of Share Consideration in connection with the Offer could adversely affect the market price of the BIPC Shares after the take up of Common Shares under the Offer.

If all of the outstanding Common Shares are tendered to the Offer, up to an estimated additional 19,040,258 BIPC Shares (subject to minor adjustments to account for rounding) will be available for trading in the public market based on the Maximum Share Consideration. The overall increase in the number of BIPC Shares may lead to sales of such BIPC Shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, BIPC Shares. The perceived risk of substantial sales of BIPC Shares, as well as any actual sales of such BIPC Shares in the public market, could adversely affect the market price of the BIPC Shares.

The acquisition of all of the outstanding Common Shares might not be completed successfully without the possibility of Shareholders exercising dissent and appraisal rights in connection with a Compulsory Acquisition or a Subsequent Acquisition Transaction.

In order for the Offeror to acquire all of the issued and outstanding Common Shares, it will likely be necessary, following consummation of the Offer, to effect a Compulsory Acquisition or Subsequent Acquisition Transaction. A Compulsory Acquisition or Subsequent Acquisition Transaction may result in Shareholders having the right to dissent and demand payment of the fair value of their Common Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting offerees for their Common Shares that is different from the consideration to be paid pursuant to the Offer. There is no assurance that a Compulsory Acquisition or Subsequent Acquisition Transaction can be completed without Shareholders exercising dissent rights in respect of a substantial number of Common Shares, which could result in the requirement to make a substantial cash payment that could have an adverse effect on the Offeror’s financial position and liquidity.

The tax consequences to a Shareholder under a Compulsory Acquisition or Subsequent Acquisition Transaction may differ materially from the tax consequences to a Shareholder under the Offer.

After consummation of the Offer, the Offeror’s interest could differ from that of the remaining minority Shareholders.

After the consummation of the Offer, the Offeror intends to exercise its statutory right, if available, to acquire all of the Common Shares not deposited under the Offer by way of a Compulsory Acquisition or, if such statutory right of acquisition is not available or the Offeror elects not to pursue such a Compulsory Acquisition, to integrate IPL and the Offeror by Subsequent Acquisition Transaction for the purpose of enabling the Offeror or an affiliate to acquire all Common Shares not acquired under the Offer. In any of these contexts, the Offeror’s interests with respect to IPL may differ from, and conflict with, those of any remaining minority Shareholders.

The Offer is conditional upon, among other things, the receipt of consents and approvals from governments, regulatory authorities and additional third parties that could delay or prevent completion of the Offer.

Completion of the Offer is subject to satisfaction or waiver, where permitted, of a number of conditions, certain of which are outside the control of the Offeror, including: (i) Shareholders tendering a sufficient number of Common Shares (together with associated SRP Rights) to the Offer; (ii) the Offeror having determined, in its sole judgment, that there does not exist and there shall not have occurred or been publicly disclosed since the date of the Offer, a Material Adverse Effect; and (iii) each of the Regulatory Approvals having been made, given, obtained or occurred, as the case may be, on terms and conditions acceptable to the Offeror. There is no certainty, nor can the Offeror provide any assurance, that the conditions of the Offer will be satisfied on a timely basis or at all. A substantial delay in satisfying such conditions or the imposition of unfavourable terms or conditions in the Regulatory Approvals could have an adverse effect on the business, financial condition or results of operations and financial condition of IPL and the Offeror on a combined basis. See Section 4 of this prospectus/offer to exchange, “Conditions of the Offer” for further details regarding all of the conditions of the Offer. Furthermore, see Section 28 of this prospectus/offer to exchange, “Regulatory Matters” for a summary of the principal Regulatory Approvals required in connection with the Offer.

Change of control provisions in IPL’s agreements triggered upon the acquisition of IPL may lead to adverse consequences.

IPL may be a party to agreements that contain change of control provisions that may be triggered following successful completion of the Offer, since the Offeror would then hold Common Shares representing a majority of the voting rights of IPL. The operation of these change of control provisions, if triggered, could result in unanticipated expenses and/or cash payments following the consummation of the Offer or adversely affect IPL’s results of operations and financial condition or, following the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction, the results of operations and financial condition of IPL and the Offeror on a combined basis. Unless these change of control provisions are waived by the other party to any such agreements, or if the terms of such provisions are not triggered by or following the successful completion of the Offer, the operation of any of these provisions could adversely affect the results of operations and financial condition of IPL or, following the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction, the results of operations and financial condition of IPL and the Offeror on a combined basis.

The Offeror has been unable to independently verify the accuracy and completeness of IPL’s information in this prospectus/offer to exchange.

The Offeror has not had access to IPL’s detailed accounting records or other non-public books and records. The Offeror has not been able to independently assess or verify the information in IPL’s publicly filed documents, including its financial statements. As a result, all historical information regarding IPL contained herein, including all of IPL’s financial information and all pro forma financial information reflecting the pro forma effects of a combination of IPL and the Offeror derived in part from IPL’s financial information, has been derived, by necessity, from IPL’s public reports and securities filings. Although the Offeror has no reason to doubt the accuracy of IPL’s publicly disclosed information, any inaccuracy or material omission in IPL’s publicly available information, including the information about or relating to IPL contained in the Offer, could result in unanticipated liabilities or expenses, increase the cost of integrating the two companies, or adversely affect the operational plans of the combined company and its results of operations and financial condition.

The Offeror may not realize all of the anticipated benefits from the completion of the transaction.

The Offer has been made with the expectation that its successful completion will result in certain benefits to the Offeror. These anticipated benefits will depend in part on whether the operations of IPL can be integrated in an efficient and effective manner into the business of the Offeror and the timing and manner of completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, if any. The integration of IPL may present challenges to management of the Offeror, and the Offeror may encounter unanticipated delays, liabilities and costs. If the Offeror does not acquire at least 66 2⁄3% of the Common Shares and cannot or does not complete a Compulsory Acquisition or Subsequent Acquisition Transaction, it will not be able to fully and efficiently integrate IPL into its business. There can be no assurance that the operational or other benefits that the Offeror anticipates to realize in the acquisition of IPL will be ultimately realized, or that the integration of IPL’s business will be timely or effectively accomplished.

Additional Risk Factors Related to the Offeror

Shareholders who tender their Common Shares to the Offer may choose to receive, or may receive due to pro rating, Share Consideration pursuant to the Offer. Accordingly, such Shareholders should carefully consider the risks and uncertainties associated with the Offeror described in the documents of BIPC included herein and in the documents of BIP incorporated by reference herein that BIP has filed with the SEC, including, in particular, the risk factors outlined under the heading “Risk Factors” in each of the BIP Annual Report, BIP Q3 MD&A and BIPC Annual Report.

38.	Depositary and Information Agent

The Offeror has engaged Laurel Hill Advisory Group as the Depositary to receive deposits of Common Shares and accompanying Letters of Transmittal deposited under the Offer at its office in Toronto, Ontario specified in the Letter of Transmittal. In addition, the Depositary will receive deposits of Notices of Guaranteed Delivery at its office in Toronto, Ontario specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving certain notices, if required by applicable Law, and for making payment for all Common Shares purchased by the Offeror under the Offer. The Depositary will also facilitate book-entry transfers of Common Shares.

The Offeror has retained Laurel Hill Advisory Group to act as Information Agent to provide information to Shareholders in connection with the Offer.

Laurel Hill Advisory Group will receive reasonable and customary compensation from the Offeror for their services in connection with the services they provide as the Depositary and the Information Agent, respectively, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities.

The Information Agent can be contacted by telephone at 1-877-452-7184 (North American Toll Free Number) or 1-416-304-0211 (outside North America) or by email at assistance@laurelhill.com.

39.	Financial Advisor, Dealer Manager and Soliciting Dealer Group

BMO Capital Markets and Barclays Capital Canada Inc. have been retained by the Offeror to act as financial advisor to the Offeror with respect to the Offer.

The Offeror may, in its sole discretion, also retain the services of one or more dealer manager(s) as it determines, to form and manage a soliciting dealer group (the “Soliciting Dealer Group”) comprised of members of the Investment Industry Regulatory Organization of Canada and members of the TSX to solicit acceptances of the Offer from persons who are resident in Canada on terms and conditions, including the payment of fees and reimbursement of expenses, as are customary in a retainer agreement for such services. Each member of the Soliciting Dealer Group is referred to herein as a “Soliciting Dealer”.

The Offeror expects that if a dealer manager is engaged and/or a Soliciting Dealer Group is formed, then the Offeror will provide notice of such event by press release and/or such other means as the Offeror may determine. Investment advisors or registered representatives employed by Soliciting Dealers, if any, may solicit their clients to deposit or tender their Common Shares to the Offer. Soliciting Dealers may pay an investment advisor or registered representative a portion of the solicitation fee, if any, for each Common Share deposited or tendered to the Offer by clients of or served by the investment advisor or registered representative.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer, if any, to accept the Offer. However, an investment advisor, stock broker, bank, trust company or other intermediary through whom Shareholders own Common Shares may charge a fee to tender any such Common Shares on their behalf. Shareholders should contact the Information Agent or a broker or dealer for assistance in accepting the Offer and depositing their Common Shares with the Depositary.

Except as set out herein, the Offeror has not agreed to pay any fees or commissions to any stockbroker, dealer or other person for soliciting tenders of Common Shares under the Offer; provided that the Offeror may make other arrangements with Soliciting Dealers, dealer managers or information agents, either within or outside Canada, for customary compensation during the Offer period if it considers it appropriate to do so.

40.	Statutory Rights

Securities legislation in the provinces and territories of Canada provides security holders of IPL with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders of IPL should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

41.	Exemptive Relief

Pursuant to a decision document dated March 27, 2020 issued by the Ontario Securities Commission, BIPC was granted exemptive relief from the requirements of applicable Canadian securities laws to file a preliminary prospectus and a final prospectus and receive receipts therefor in respect of the delivery by Brookfield, as selling unitholder, of BIP Units to holders of BIPC Shares pursuant to the Rights Agreement. Pursuant to the same decision document, BIPC was also granted exemptive relief from the requirements contained in paragraph 2.2(e) of National Instrument 44-101 — Short Form Prospectus Distributions.

42.	Service of Process for BIP

BIP is formed under the laws of Bermuda. A substantial portion of BIPC’s and BIP’s assets are located outside of Canada and certain of the directors of BIPC and Brookfield Infrastructure Partners Limited, BIP’s general partner (the “General Partner”) are residents of jurisdictions outside of Canada. BIP and each such director of BIPC and the General Partner that resides outside of Canada have expressly submitted to the jurisdiction of the Ontario courts and have appointed the following agent for service of process in Ontario:

Name of Person or Company	Name and Address of Agent

Brookfield Infrastructure Partners L.P. Anne Schaumburg Daniel Muñiz Quintanilla John Fees Rajeev Vasudeva William Cox Roslyn Kelly	Torys LLP Suite 3000, 79 Wellington St. W. Box 270, TD Centre, Toronto, Ontario, Canada M5K 1N2

Shareholders are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the person or company has appointed an agent for service of process. Furthermore, it may be difficult to realize upon or enforce in Canada any judgment of a court of Canada against BIP, the directors of BIPC or the directors of the General Partner who reside outside of Canada since a substantial portion of BIP’s assets and the assets of such persons may be located outside of Canada.

BIP has been advised by counsel that there is no treaty in force between Canada and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a Canadian judgment would be capable of being the subject of enforcement proceedings in Bermuda against BIP, the directors of BIPC, the directors of the General Partner or the experts named in this prospectus/offer to exchange who reside outside of Canada depends on whether the Canadian court that entered the judgment is recognized by a Bermuda court as having jurisdiction over BIP, the directors of BIPC, the directors of the General Partner or the experts named in this prospectus/offer to exchange who reside outside of Canada, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would likely recognize as a valid, final and conclusive judgment in personam in respect of a judgment obtained in a Canadian court pursuant to which a debt or definitive sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) as long as (i) the Canadian court had proper jurisdiction over the parties subject to the judgment and had jurisdiction to give the judgment as a matter of Bermuda Law; (ii) the Canadian court did not contravene the rules of natural justice of Bermuda; (iii) the Canadian judgment was not obtained by fraud; (iv) the enforcement of the Canadian judgment would not be contrary to the public policy of Bermuda; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and (vi) the Canadian judgment (being a foreign judgment) does not conflict with a prior Bermuda judgment.

In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of Canadian securities laws that is either penal in nature or contrary to public policy. It is the advice of BIP’s Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be enforced by a Bermuda court. Specified remedies available under the laws of Canadian jurisdictions, including specified remedies under Canadian securities laws, would not likely be available under Bermuda law or enforceable in a Bermuda court, as they may be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against BIP, the directors of BIPC, the directors of the General Partner or the experts named in this prospectus/offer to exchange who reside outside of Canada in the first instance for a violation of Canadian securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.

43.	Legal Matters

The Offeror is being advised in respect of matters concerning the Offer by McCarthy Tétrault LLP, in respect of Canadian legal matters, and White & Case LLP, in respect of United States legal matters.

44.	Directors’ Approval

The contents of this prospectus/offer to exchange have been approved, and the sending of this prospectus/offer to exchange to the Shareholders have been authorized, by the board of directors of the Offeror.

APPENDIX A

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Brookfield Infrastructure Partners L.P. (“BIP” or the “partnership”), alongside institutional partners (the “IPL consortium”), announced its intention to acquire the remaining outstanding shares of Inter Pipeline Ltd. (“IPL”) not already owned by the IPL consortium (the “acquisition”), through Bison Acquisition Corp. Each IPL shareholder will have the ability to elect to receive, per IPL share, C$16.50 in cash or 0.206 of a class A exchangeable subordinate voting share (“BIPC Share”) of Brookfield Infrastructure Corporation (“BIPC”). The acquisition will be fully financed, with a maximum cash consideration of approximately C$4.9 billion and a maximum aggregate number of BIPC Shares issued of approximately 19 million. Subsequent to the acquisition, we expect that BIP will hold an approximate 40% interest in IPL (IPL consortium total of 100%).

The following unaudited pro forma consolidated financial statements are presented to illustrate the estimated effects of the acquisition. These unaudited pro forma consolidated financial statements have been prepared by applying pro forma adjustments to the historical consolidated financial statements of the partnership incorporated by reference in the prospectus/offer to exchange. The unaudited pro forma consolidated statement of financial position gives effect to the Offer as if it had occurred on September 30, 2020. The unaudited pro forma consolidated statements of operating results for the nine month period ended September 30, 2020 and the year ended December 31, 2019 give effect to the Offer as if it had occurred on January 1, 2019. All pro forma adjustments and their underlying assumptions are described in the notes to the unaudited pro forma consolidated financial statements.

These unaudited pro forma consolidated financial statements have been prepared using the partnership’s and IPL’s respective financial statements as described below. In preparing these pro forma consolidated financial statements, management of the partnership has made certain assumptions that affect the amounts reported in the unaudited pro forma consolidated financial statements. These unaudited pro forma consolidated financial statements are not intended to be indicative of the results that would have actually occurred, had the events reflected therein occurred on the dates indicated, and do not purport to project the future financial position of the partnership. Actual amounts recorded upon consummation of the transactions contemplated by the Offer will differ from these unaudited pro forma consolidated financial statements. Readers are cautioned to not place undue reliance on these unaudited pro forma consolidated financial statements.

All amounts are in millions of U.S. dollars, except where noted.

Pro forma Statement of Operating Results

US$ MILLIONS, except where otherwise indicated				Transaction Adjustments
For the nine months ended September 30, 2020	BIP	IPL (CAD$ millions)	IPL(1)	Reclassification	Notes	Pro Forma Adjustments	Pro Forma Consolidated
				Note 1
Revenues	$6,351	$1,776	$1,313	$—		$—	$7,664
Direct operating costs	(3,487)	(408)	(302)	(370)		—	(4,159)
General and administrative expenses	(219)	(140)	(103)	—		—	(322)
Depreciation and amortization expense	(1,186)	(292)	(216)	—	3a	(50)	(1,452)
Cost of sales	—	(500)	(370)	370		—	—

	1,459	436	322	—		(50)	1,731
Interest expense	(807)	—	—	(108)	3b	(43)	(958)
Financing charges	—	(146)	(108)	108		—	—
Share of earnings from investments in associates and joint ventures	76	—	—	—		—	76
Mark-to-market on hedging items	57	—	—	—		—	57
Loss on disposal of assets	—	(21)	(15)	15		—	—
Other expenses	(218)	—	—	(15)		—	(233)

Income (loss) before income tax	567	269	199	—		(93)	673

Income tax (expense) recovery
Current	(183)	(5)	(4)	—		—	(187)
Deferred	(54)	(74)	(54)	—	3c	25	(83)

Net income (loss)	$330	$190	$141	$—		$(68)	$403

Attributable to:
Limited partners	$(41)	$—	$—	$36	3	$(19)	$(24)
General partner	137	—	—	—	3	—	137
Non-controlling interest attributable to:
Redeemable Partnership Units held by Brookfield	(19)	—	—	15	3	(8)	(12)
Class A shares of Brookfield Infrastructure Corporation	(14)	—	—	6	3	(3)	(11)
Exchange LP Units	—	—	—	—	3	—	—
Interest of others in operating subsidiaries	267	—	—	84	3	(38)	313
Preferred unitholders	—	—	—	—		—	—
Basic and diluted (loss) earnings per unit attributable to:
Limited partners	$(0.22)	$—	$—	$0.12		$(0.06)	$(0.16)

(1)	Amounts in CAD were translated to USD using average exchange rate for the period ending September 30, 2020 of CAD$1 = US$0.7393

Pro forma Statement of Operating Results

US$ MILLIONS, except where otherwise indicated				Transaction Adjustments
For the year ended December 31, 2019	BIP	IPL (CAD$ millions)	IPL(1)	Reclassification	Notes	Pro Forma Adjustments	Pro Forma Consolidated
				Note 1
Revenues	$6,597	$2,535	$1,893	$—		$—	$8,490
Direct operating costs	(3,395)	(565)	(422)	(555)		—	(4,372)
General and administrative expenses	(279)	(174)	(130)	—		—	(409)
Depreciation and amortization expense	(1,214)	(356)	(266)	—	3a	(66)	(1,546)
Cost of sales	—	(744)	(555)	555		—	—

	1,709	696	520	—		(66)	2,163
Interest expense	(904)	—	—	(140)	3b	(57)	(1,101)
Financing charges	—	(186)	(140)	140		—	—
Share of earnings from investments in associates and joint ventures	224	—	—	—		—	224
Mark-to-market on hedging items	57	—	—	—		—	57
Gain on sale of assets	—	7	5	(5)		—	—
Other (expenses) income	(158)	—	—	5		—	(153)

Income (loss) before income tax	928	517	385	—		(123)	1,190

Income tax (expense) recovery
Current	(250)	(2)	(1)	—		—	(251)
Deferred	(28)	24	18	—	3c	33	23

Net income	$650	$539	$402	$—		$(90)	$962

Attributable to:
Limited partners	$52	$—	$—	$108	3	$(27)	$133
General partner	159	—	—	1	3	—	160
Non-controlling interest attributable to:
Redeemable Partnership Units held by Brookfield	22	—	—	45	3	(11)	56
Class A shares of Brookfield Infrastructure Corporation	—	—	—	7	3	(2)	5
Exchange LP Units	—	—	—	—	3	—	—
Interest of others in operating subsidiaries	417	—	—	241	3	(50)	608
Preferred unitholders	—	—	—	—		—	—
Basic and diluted earnings (loss) per unit attributable to:
Limited partners	$0.06	$—	$—	$0.34		$(0.08)	$0.32

(1)	Amounts in CAD were translated to USD using average exchange rate for the year ending December 31, 2019 of CAD$1 = US$0.7465

Pro Forma Statement of Financial Position

US$ MILLIONS, except where otherwise indicated				Transaction Adjustments
As of September 30, 2020	BIP	IPL (CAD$ millions)	IPL(1)	Reclassification	Notes	Pro Forma Adjustments	Pro Forma Consolidated
				Note 1
Assets
Cash and cash equivalents	$1,012	$34	$25	$—	2	$—	$1,037
Financial assets	583	—	—	—	2	(124)	459
Accounts receivable and other	2,118	310	234	29		—	2,381
Prepaid expenses and other	—	39	29	(29)		—	—
Assets classified as held for sale	—	1,127	846	—		—	846
Inventory	225	12	9	—		—	234

Current assets	3,938	1,522	1,143	—		(124)	4,957
Property, plant and equipment	27,999	11,582	8,696	86	2b	2,603	39,384
Intangible assets	13,084	—	—	143		—	13,227
Intangible assets and goodwill	—	436	327	(327)		—	—
Right-of-use assets	—	115	86	(86)		—	—
Investments in associates and joint ventures	4,700	—	—	—		—	4,700
Investment properties	451	—	—	—		—	451
Goodwill	6,269	—	—	184		—	6,453
Financial assets (non-current)	934	—	—	—		—	934
Other assets	613	—	—	—		—	613
Deferred income tax asset	152	—	—	—		—	152

Total assets	$58,140	$13,655	$10,252	$—		$2,479	$70,871

Liabilities and Equity
Liabilities
Accounts payable and other(2)	3,342	594	446	—	2c	105	3,893
Non-recourse borrowings	1,651	—	—	1,235		—	2,886
Financial liabilities	632	—	—	—		—	632
Commercial paper	—	1,316	988	(988)		—	—
Short-term-debt and current portion of long-term debt	—	330	247	(247)		—	—
Liabilities directly associated with assets classified as held for sale	—	298	224	—		—	224

Current liabilities	5,625	2,538	1,905	—		105	7,635
Corporate borrowings	2,882	5,524	4,147	(4,147)	2a	573	3,455
Long-term lease liabilities	—	129	97	(97)		—	—
Non-recourse borrowings (non-current)	18,953	—	—	4,147	2a,d	1,012	24,112
Financial liabilities (non-current)	2,755	—	—	—		—	2,755
Other liabilities (non-current)	2,844	—	—	340		—	3,184
Provisions	—	290	218	(218)		—	—
Employee benefits	—	7	6	(6)		—	—
Deferred income tax liability	4,419	966	725	—		—	5,144
Long-term deferred revenue and other liabilities	—	25	19	(19)		—	—
Preferred shares	20	—	—	—		—	20

Total liabilities	37,498	9,479	7,117	—		1,690	46,305

Partnership capital
Limited partners	3,695	—	—	—	2c	(26)	3,669
General partner	17	—	—	—		—	17
Non-controlling interest attributable to:
Redeemable Partnership Units held by Brookfield	1,466	—	—	—	2c	(11)	1,455
Class A shares of Brookfield Infrastructure Corporation	556	—	—	—	2a,c	1,193	1,749
Exchange LP Units	10	—	—	—		—	10
Interest of others in operating subsidiaries	13,768	—	—	—	2c	2,768	16,536
Preferred unitholders	1,130	—	—	—		—	1,130
Equity
Shareholder’s equity	—	4,096	3,075	—		(3,075)	—
Total reserves	—	80	60	—		(60)	—

Total partnership capital	20,642	4,176	3,135	—		789	24,566

Total liabilities and partnership capital	$58,140	$13,655	$10,252	$—		$2,479	$70,871

(1)	Amounts in CAD were translated to USD using spot exchange rate as at September 30, 2020 of CAD$1 = US$0.7508
(2)	IPL balances are comprised of Accounts payable, Dividends payable, Lease liabilities, Deferred revenue, and Current income tax payable as of September 30, 2020.

Notes to the Pro Forma Consolidated Financial Statements

(Unaudited)

1. Description of the Transaction

Brookfield Infrastructure Partners L.P. (our “partnership” and, together with its subsidiaries and operating entities, “Brookfield Infrastructure”) owns and operates utilities, transport, midstream and data businesses in North and South America, Europe and the Asia Pacific region. Brookfield Infrastructure Corporation (“BIPC”) and its subsidiaries own and operate regulated utilities investments in Brazil and the U.K. BIPC is a subsidiary of our partnership.

The partnership, alongside institutional partners (the “IPL consortium”), announced its intention to acquire the remaining outstanding shares of Inter Pipeline Ltd. (“IPL”) not already owned by the IPL consortium (the “acquisition”), through Bison Acquisition Corp. Each IPL shareholder will have the ability to elect to receive, per IPL share, C$16.50 in cash or 0.206 of a class A exchangeable subordinate voting share of BIPC (“BIPC Share”). The acquisition will be fully financed, with a maximum cash consideration of approximately C$4.9 billion and a maximum aggregate number of BIPC Shares issued of approximately 19 million. Subsequent to the acquisition, we expect that BIP will hold an approximate 40% interest in IPL (IPL consortium total of 100%).

These pro forma consolidated financial statements have been prepared by the partnership for inclusion in the prospectus/offer to exchange dated February 22, 2021 (the “prospectus/offer to exchange”) to reflect the impact of the acquisition. Management of IPL has not participated in the preparation of these pro forma consolidated financial statements. The pro forma consolidated financial statements have been prepared from and should be read in conjunction with:

•	the audited annual financial statements of the partnership, together with the notes thereto, as of and for the year ended December 31, 2019;

•	the unaudited interim financial statements of the partnership, together with the notes thereto, as of and for the nine months ended September 30, 2020;

•	the audited annual financial statements of IPL, together with the notes thereto, as of and for the year ended December 31, 2019; and

•	the unaudited interim financial statements of IPL, together with the notes thereto, as of and for the nine months ended September 30, 2020.

None of IPL’s public reports or securities filings have been incorporated by reference into the prospectus/offer to exchange or incorporated by reference into these pro forma financial statements and the partnership has not requested a consent to use the audit report in respect of IPL’s annual financial statements as at and for the year ended December 31, 2019. As of the date of these pro forma consolidated financial statements, the partnership has not had access to the non-public books and records of IPL and the partnership is not in a position to independently assess or verify certain of the information in IPL’s publicly filed documents, including its financial statements. IPL has not reviewed these pro forma consolidated financial statements and has not confirmed the accuracy and completeness of the information in respect of IPL contained herein. As a result, all pro forma financial information regarding IPL included herein has been derived, by necessity, from IPL’s public reports and securities filings as of September 30, 2020. While the partnership has no reason to believe that such publicly filed information is inaccurate or incomplete, the partnership does not assume any responsibility for the accuracy or completeness of any such information.

In preparing these pro forma consolidated financial statements, management of the partnership has made certain assumptions that affect the amounts reported in these pro forma consolidated financial statements. Such pro forma consolidated financial statements are not intended to be indicative of the results that would have actually occurred, had the events reflected therein occurred on the dates indicated, and do not purport to project the future financial position of the partnership. Actual amounts recorded upon consummation of the transactions contemplated by the prospectus/offer to exchange will differ from such pro forma consolidated financial statements. Shareholders are cautioned to not place undue reliance on such pro forma consolidated financial statements. Certain reclassifications were made in respect of IPL’s financial statement presentation to conform to the partnership’s financial statement presentation.

2. Pro Forma Adjustments to the Consolidated Statement of Financial Position

The proposed acquisition of IPL has been accounted for as a business combination, whereby the assets acquired and the liabilities assumed are recorded at the estimated fair value on the Offer date of February 22,

2021. The fair values of identifiable assets and liabilities acquired were estimated based on information available in the public domain at the time of preparation of these pro forma financial statements. Actual amounts recognized by the partnership on the effective date of the proposed transaction, if consummated, may differ materially from these estimates.

The following table provides the preliminary purchase price equation:

(In US$ millions, unless otherwise noted)(1)
Estimated number of BIPC Shares to be issued (millions of shares)	19.04
Price of BIPC Shares ($ per share)(2)	$62.91

Total estimated share consideration	1,198
Total estimated cash consideration(1)	932
Pre-existing interest in IPL(3)	124
Consideration provided by non-controlling interests(4)	3,368

Total estimated consideration	$5,622

Current assets	297
Property, plant, and equipment	11,385
Intangibles and goodwill	327
Net assets held for sale	623
Current liabilities	(446)
Borrowings	(5,499)
Deferred tax liabilities	(725)
Other long-term liabilities	(340)

Net assets acquired	$5,622

(1)

Total consideration is calculated based upon the assumptions that there are 432.7 million outstanding IPL shares, on a fully-diluted basis. Shareholders of IPL will have the ability to elect to receive, per IPL share, C$16.50 in cash or 0.206 of a BIPC Share. The pro forma consolidated financial statements are prepared assuming that total consideration attributed to the partnership of $2.3 billion will be comprised of $1.2 billion of BIPC Shares, cash consideration, and our pre-existing interest. Total consortium consideration of $5.6 billion will be comprised of consideration from the partnership as noted above, IPL consortium’s pre-existing interest, and cash consideration from institutional partners (presented as non-controlling interests) that will be paid to the shareholders of IPL.

(2)	For the purposes of the pro forma consolidated financial statements, a BIPC Share price of $62.91 has been ascribed based on the closing price of the BIPC Shares on February 10, 2021.
(3)

As at September 30, 2020, the IPL consortium held an aggregate economic interest in approximately 81 million shares of IPL, representing approximately 19% of the issued and outstanding shares of IPL on an undiluted basis (BIP’s share—~6% interest). This position is comprised of shares of IPL and cash-settled total return swaps. BIP’s share of the interest was accounted for as a financial asset and had a fair market value of $124 million as at September 30, 2020, net of associated non-recourse borrowings.

(4)

Represents the consideration paid for the interest acquired by the IPL consortium excluding the partnership, measured at fair value. This amount includes the pre-existing interest held by the IPL consortium other than interest held by the partnership.

Notes to the Pro Forma Consolidated Financial Statements

(unaudited)

a)

Borrowings, non-controlling interests attributable to BIPC Shares, and partnership capital attributable to holders of LP, RPU, GP and Exchange LP units and BIPC Shares were adjusted to reflect the post transaction allocation of the purchase price consideration and share consideration.

b)

Assets acquired and liabilities assumed were remeasured to fair value. Differences between the fair value of consideration paid and the carrying values of assets acquired and liabilities assumed have been reflected as adjustments to the respective balances where public fair value information is available (refer to note d) below). The remaining difference was allocated to property, plant and equipment as the majority of the value of the business is derived from property, plant and equipment. Readers are cautioned that changes to the assumptions used could have a material impact on the fair values.

c)	Accounts payable and other include $105 million of estimated transaction costs. The amount is to be incurred by the partnership and has been included in partnership capital.

d)

Non-recourse borrowings was adjusted to account for the difference between the fair value and the carrying value of IPL’s fixed rate debt as disclosed in note 14 of IPL’s third quarter interim financial statements. In estimating the impact on interest expense, an average interest rate of ~5.5% was applied, estimated using IPL’s interest expense for the nine-month period ending September 30, 2020 divided by average debt.

3. Pro Forma Adjustments to the Consolidated Statements of Operating Results

The Pro Forma Consolidated Statements of Operating Results for the year ended December 31, 2019 and nine months ended September 30, 2020 have been adjusted to give effect to the consummation of the transactions contemplated by the prospectus/offer to exchange as if the acquisition of all of the issued and outstanding common shares and associated rights of IPL had occurred on January 1, 2019.

a)	Depreciation and amortization expense has been adjusted to reflect the incremental pro forma fair value of property, plant and equipment.

b)	Interest expenses have been adjusted to reflect incremental borrowings at the partnership level to fund the cash component of the transaction.

c)

Deferred income taxes have been adjusted at a tax rate of 27%, to approximate the tax impacts of the adjustments noted above. The rate is based on the effective tax rate of IPL as disclosed in Note 12 of IPL’s financial statements for the year ended December 31, 2019 and therefore would be applicable to the incremental pro forma adjustment related to depreciation and interest expense.

d)

Brookfield and its subsidiaries provide management services to the partnership pursuant to our Master Services Agreement. Pursuant to our Master Services Agreement, on a quarterly basis, the partnership pays a base management fee to the Service Provider equal to 0.3125% (1.25% annually) of the market value of our partnership. For purposes of calculating the base management fee, the market value of our partnership is equal to the aggregate value of all the outstanding units, preferred units and securities of the other service recipients, which includes BIPC, plus all outstanding third party debt with recourse to a service recipient, less all cash held by such entities. Based on $1.2 billion BIPC Shares expected to be issued in association with the acquisition, base management fee is expected to increase by $15 million annually.

APPENDIX B

ANNUAL REPORT ON FORM 20-F OF BIPC

B-1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 20-F

☐	REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

for the fiscal year ended December 31, 2020

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☐	SHELL COMPANY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 001-33632

BROOKFIELD INFRASTRUCTURE CORPORATION

(Exact name of Registrant as specified in its charter)

British Columbia, Canada

(Jurisdiction of incorporation or organization)

250 Vesey Street, 15th Floor

New York, New York, 10281

United States

(Address of principal executive offices)

Michael Ryan

250 Vesey Street, 15th Floor

New York, New York, 10281

United States

+1-212-417-7000

bip.enquiries@brookfield.com

(Name, Telephone, E-mail and/or Facsimile number and Address of Company Contact Person)

Securities registered pursuant to Section 12(b) of the Act:

Title of class	Trading Symbol(s)	Name of each exchange on which registered
Class A Exchangeable Subordinate Voting Shares	BIPC	New York Stock Exchange; Toronto Stock Exchange

Securities registered or to be registered pursuant to Section 12(g) of the Act: None

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act: None

Indicate the number of outstanding shares of each of the issuer’s classes of capital or common stock as of the close of the period covered by the annual report:

44,960,449 Class A Exchangeable Subordinate Voting Shares as of December 31, 2020

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

If this report is an annual or transition report, indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer or an emerging growth company. See definition of “accelerated filer”, “large accelerated filer” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one)

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report.  ☐

Indicate by check mark which basis of accounting the registrant has used to prepare the financial statements included in this filing:

☐ U.S. GAAP	☒ International Financial Reporting Standards as issued by the International Accounting Standards Board	☐ Other

If “Other” has been checked in response to the previous question indicate by check mark which financial statement item the registrant has elected to follow.

Item 17 Item 18

If this is an annual report, indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

i

ii

INTRODUCTION AND USE OF CERTAIN TERMS

Unless the context requires otherwise, when used in this annual report on Form 20-F, the terms “we”, “us”, “our” and “our company” refer to Brookfield Infrastructure Corporation, including any predecessors thereof, together with all of its subsidiaries. References to “Brookfield Infrastructure” mean the partnership collectively with Holding LP, the Brookfield Infrastructure Holding Entities and the Brookfield Infrastructure Operating Entities (but excluding our company) (each as defined below). References to “our group” mean, collectively, our company and Brookfield Infrastructure. All dollar amounts contained in this annual report on Form 20-F are expressed in U.S. dollars, unless specified otherwise, and references to “dollars”, “$”, “US$” or “USD” are to U.S. dollars, all references to “C$” or “CAD” are to Canadian dollars, all references to “A$” or “AUD” are to Australian dollars, all references to “reais”, “BRL” or “R$” are to Brazilian reais, all references to “£” or “GBP” are to pound sterling and all references to “€” or “EUR” are to Euros, and, unless the context suggests otherwise, references to:

•	“AFFO” means Adjusted Funds from Operations;

•	“articles” means the notice of articles and articles of our company;

•	“audit committee” means the audit committee of our board;

•	“BCBCA” means the Business Corporations Act (British Columbia);

•	“BIPC” are to Brookfield Infrastructure Corporation;

•	“board” means the board of directors of our company;

•	“Brookfield” are to Brookfield Asset Management and any affiliate of Brookfield Asset Management, other than our group;

•	“Brookfield Accounts” means Brookfield and/or other Brookfield-sponsored vehicles, consortiums and/or partnerships (including private funds, joint ventures and similar arrangements);

•	“Brookfield Asset Management” are to Brookfield Asset Management Inc.;

•

“Brookfield Infrastructure” means the partnership collectively with Holding LP, the Brookfield Infrastructure Holding Entities and the Brookfield Infrastructure Operating Entities (but excluding our company);

•

“Brookfield Infrastructure Debt Issuers” means Brookfield Infrastructure Finance ULC, Brookfield Infrastructure Finance LLC, Brookfield Infrastructure Finance Limited and Brookfield Infrastructure Finance Pty Ltd., collectively;

•

“Brookfield Infrastructure Holding Entities” means certain subsidiaries of Holding LP, including Canada HoldCo, through which the partnership holds all of its interest in the Brookfield Infrastructure Operating Entities;

•

“Brookfield Infrastructure Operating Entities” means the entities which directly or indirectly hold the partnership’s current operations and assets that the partnership may acquire in the future, including any assets held through joint ventures, partnerships and consortium arrangements;

•	“Brookfield Personnel” means the partners, members, shareholders, directors, officers and employees of Brookfield;

Brookfield Infrastructure Corporation	1

•	“business” means the infrastructure business of our company, which includes our utilities business through BUUK and our regulated gas transmission business through NTS;

•	“BUUK” means BUUK Infrastructure No 1 Limited;

•	“Canada HoldCo” means Brookfield Infrastructure Holdings (Canada) Inc., an indirect subsidiary of the partnership;

•	“Canada SubCo” means BIPC Holdings Inc, a wholly-owned subsidiary of our company;

•	“CDS” means CDS Clearing and Depository Services Inc.;

•	“chair” means the chairperson of the board;

•

“class B shares” means the class B multiple voting shares in the capital of our company, as further described under Item 10.B “Description of Our Share Capital — Class B Shares”, and “class B share” means any one of them;

•

“class C shares” means the class C non-voting shares in the capital of our company, as further described under Item 10.B “Description of Our Share Capital — Class C Shares”, and “class C share” means any one of them;

•	“code” means the Code of Business Conduct and Ethics;

•	“collateral account” means the non-interest bearing trust account established by Brookfield or its affiliates to be administered by the rights agent;

•	“committees” means the audit committee and the nominating and governance committee;

•	“company” means Brookfield Infrastructure Corporation;

•	“company notice” has the meaning ascribed thereto under Item 7.B “Related Party Transactions - Relationship with Brookfield — Rights Agreement — Satisfaction of Secondary Exchange Rights”;

•	“conflicts management policy” has the meaning ascribed thereto under Item 7.B “Related Party Transactions - Relationship with Brookfield”;

•	“CRA” means the Canada Revenue Agency;

•	“customary rates” means the same or substantially similar services provided by Brookfield to one or more third parties;

•	“DTC” means the Depository Trust Company;

•	“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system at www.sec.gov;

•	“Enercare” means Enercare Inc.;

•	“ESG” means environmental, social and governance;

•	“Exchange LP” means Brookfield Infrastructure Partners Exchange L.P.;

•

“exchangeable shares” means the class A exchangeable subordinate voting shares in the capital of our company, as further described under Item 10.B “Description of Our Share Capital — Exchangeable Shares”, and “exchangeable share” means any one of them;

2	Brookfield Infrastructure Corporation

•	“FFO” means Funds from Operations;

•	“group” means collectively, our company and Brookfield Infrastructure;

•	“GTAs” means inflation-adjusted gas transportation agreements;

•	“Holding LP” are to Brookfield Infrastructure L.P.;

•	“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board;

•	“Infrastructure Special LP” means Brookfield Infrastructure Special L.P.;

•	“initial distribution date” means March 31, 2020;

•	“investing affiliate” has the meaning ascribed thereto under Item 7.B “Relationship with Brookfield — Conflicts of Interest and Fiduciary Duties — Investments by the Investing Affiliate”;

•	“IRS” means the Internal Revenue Service;

•	“LIBOR” means the London Inter-bank Offered Rate;

•	“Licensing Agreements” are to the licensing agreements described in Item 7.B “Related Party Transactions — Relationship with Brookfield - Licensing Agreements”;

•

“Master Services Agreement” are to the amended and restated master services agreement dated as of March 13, 2015, as amended on March 31, 2020, among the Service Recipients, Brookfield, the Service Providers and others;

•	“NAREIT” means the National Association of Real Estate Investment Trusts, Inc.;

•	“nominating and governance committee” means the nominating and governance committee of the board;

•	“non-resident holder” has the meaning ascribed thereto under Item 10.E “Taxation - Certain Material Canadian Federal Income Tax Considerations — Taxation of Holders Not Resident in Canada”;

•	“Non-U.S. Holder” has the meaning ascribed thereto under Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations”;

•	“NTS” means Nova Transportadora do Sudeste S.A.;

•	“NTS entities” means collectively, the entities through which our company holds our interest in NTS;

•	“NYSE” means the New York Stock Exchange;

•	“operating performance compensation” means performance-based compensation;

•	the “partnership” means Brookfield Infrastructure Partners L.P.;

•	“pre-approval policy” means the written policy on auditor independence that our board of directors has adopted;

Brookfield Infrastructure Corporation	3

•	“preferred shares” has the meaning ascribed thereto under Item 10.B “Memorandum and Articles of Association”;

•	“preferred units” means the preferred limited partnership units of the partnership;

•	“proposed amendments” has the meaning ascribed thereto under Item 10.E “Taxation — Certain Material Canadian Federal Income Tax Considerations”;

•	“PSG” means Brookfield’s Public Securities Group;

•	“RDSP” means registered disability savings plan;

•	“Redeemable Partnership Unit” is a limited partnership unit of the Holding LP;

•	“Registration Rights Agreement” has the meaning ascribed thereto under Item 7.B “Related Party Transactions - Relationship with Brookfield - Registration Rights Agreement”;

•

“Relationship Agreement” means the amended and restated relationship agreement dated as of March 28, 2014, as amended from time to time, between, among others, Brookfield Asset Management Inc., the partnership and Holding LP;

•	“resident holder” has the meaning ascribed thereto under Item 10.E “Taxation - Certain Material Canadian Federal Income Tax Considerations — Taxation of Holders Resident in Canada”;

•	“RESP” means registered education savings plan;

•	“rights agent” means Wilmington Trust, National Association;

•	“Rights Agreement” has the meaning ascribed thereto under Item 7.B “Related Party Transactions - Relationship with Brookfield - Rights Agreement”;

•	“RRIF” means registered retirement income fund;

•	“RRSP” means registered retirement savings plan;

•	“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 (United States), as amended;

•	“SEC” means the United States Securities and Exchange Commission;

•	“SEDAR” means the System for Electronic Document Analysis and Retrieval at www.sedar.com;

•

“Service Providers” means Brookfield Infrastructure Group L.P., Brookfield Asset Management Private Institutional Capital Adviser (Canada), LP, Brookfield Asset Management Barbados Inc., Brookfield Global Infrastructure Advisor Limited, Brookfield Infrastructure Group (Australia) Pty Limited and, unless the context otherwise requires, includes any other affiliate of Brookfield Asset Management that provides services to us pursuant to the Master Services Agreement or any other service agreement or arrangement;

•

“Service Recipients” means the partnership, Holding LP, certain of the Brookfield Infrastructure Holding Entities and BIPC in their capacity as recipients of services under the Master Services Agreement;

•	“shareholder” means a holder of exchangeable shares;

4	Brookfield Infrastructure Corporation

•

“special distribution” means the special distribution of the partnership to holders of units of one (1) exchangeable share per nine (9) units held completed on March 31, 2020, as further described in Item 4.A “History and Development of Brookfield Infrastructure - History and Development of our Business”;

•	“Tax Act” means the Income Tax Act (Canada);

•	“TFSA” means tax-free savings account;

•	“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the U.S. Internal Revenue Code;

•	“TSX” means the Toronto Stock Exchange;

•	“U.K.” means United Kingdom;

•	“unitholder” means a holder of units;

•	“units” means non-voting limited partnership units of the partnership, other than the preferred units;

•	“U.S. Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended;

•	“U.S. Holder” has the meaning ascribed thereto under Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations”;

•	“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder; and

•	“Voting Agreement” has the meaning ascribed thereto under Item 7.B “Related Party Transactions - Relationship with Brookfield Infrastructure - Voting Agreements”.

Brookfield Infrastructure Corporation	5

FORWARD-LOOKING STATEMENTS

This annual report on Form 20-F contains certain “forward-looking statements” and “forward-looking information” within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995. These forward-looking statements and information relate to, among other things, our group’s business, operations, objectives, goals, strategies, intentions, plans, beliefs, expectations and estimates and anticipated events or trends. In some cases, you can identify forward-looking statements and information by terms such as “anticipate,” “believe,” “could,” “estimate,” “likely,” “expect,” “intend,” “may,” “continue,” “plan,” “potential,” “objective,” “tend,” “seek,” “target,” “foresee,” “aim to,” “outlook,” “endeavor,” “will,” “would” and “should” or the negative of those terms or other comparable terminology. In particular, our statements with respect to the continuity plans and preparedness measures we have implemented in response to the novel coronavirus (“COVID-19”) pandemic and its expected impact on our group’s businesses, operations, earnings and results, are forward-looking statements. These forward-looking statements and information are not historical facts but reflect our current expectations regarding future results or events and are based on information currently available to us and on assumptions we believe are reasonable.

Although we believe that our anticipated future results, performance or achievements expressed or implied by these forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve assumptions, known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements and information. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our group’s business, financial condition, liquidity and results of operations and our plans and strategies may vary materially from those expressed in the forward-looking statements and forward-looking information in this annual report on Form 20-F.

Factors that could cause our actual results to differ materially from those contemplated or implied by the forward- looking statements and information in this annual report on Form 20-F include, without limitation:

•	commodity risks;

•

alternative technologies could impact the demand for, or use of, the businesses and assets that our group owns and operates and could impair or eliminate the competitive advantage of our group’s businesses and assets;

•	the competitive market for acquisition opportunities and the inability to identify and complete acquisitions as planned;

•	our group’s ability to renew existing contracts and win additional contracts with existing or potential customers;

•	timing and price for the completion of unfinished projects;

•	infrastructure operations may require substantial capital expenditures;

6	Brookfield Infrastructure Corporation

•	exposure to environmental risks, including increasing environmental legislation and the broader impacts of climate change;

•	exposure to increased economic regulation and adverse regulatory decisions;

•	First Nations claims to land, adverse claims or governmental claims may adversely affect our group’s infrastructure operations;

•	some of our group’s current operations are held in the form of joint ventures or partnerships or through consortium arrangements;

•	some of our group’s businesses operate in jurisdictions with less developed legal systems and could experience difficulties in obtaining effective legal redress, which creates uncertainties;

•

actions taken by national, state, or provincial governments, including nationalization, or the imposition of new taxes, could materially impact the financial performance or value of our group’s assets;

•	reliance on technology and exposure to cyber-security attacks;

•	customers may default on their obligations;

•	reliance on tolling and revenue collection systems;

•	Brookfield’s influence over our group and our group’s dependence on Brookfield as the Service Providers;

•	the lack of an obligation of Brookfield to source acquisition opportunities for our group;

•	our group’s dependence on Brookfield and its professionals;

•

the role and ownership of Brookfield in the partnership, the Holding LP and our company may change and interests in the general partner of the partnership may be transferred to a third party without unitholder or shareholder consent;

•	Brookfield may increase its ownership of the partnership or our company;

•	the Master Services Agreement and our other arrangements with Brookfield do not impose on Brookfield any fiduciary duties to act in the best interests of holders of exchangeable shares or units;

•	conflicts of interest between the partnership, our company, their respective unitholders and shareholders, on the one hand, and Brookfield, on the other hand;

•	our group’s arrangements with Brookfield may contain terms that are less favorable than those which otherwise might have been obtained from unrelated parties;

•	the general partner of the partnership may be unable or unwilling to terminate the Master Services Agreement;

•	the limited liability of, and our group’s indemnification of, our Service Providers;

Brookfield Infrastructure Corporation	7

•	the partnership or our company may not be able to continue paying comparable or growing cash distributions to holders of exchangeable shares or units in the future;

•	the exchangeable shares can be significantly impacted by the market price of the partnerships’ units and the combined business performance of our group as a whole;

•	the company’s lack of operating history;

•	the partnership and the company are holding entities that rely on their subsidiaries to provide the funds necessary to pay its distributions and meet its financial obligations;

•	our company is exempt from certain requirements of Canadian securities laws and we are not subject to the same disclosure requirements as a U.S. domestic issuer;

•	our company may become regulated as an investment company under the U.S. Investment Company Act of 1940, as amended (“Investment Company Act”);

•	the effectiveness of our internal controls;

•	our group’s assets are or may become highly leveraged and our group intends to incur indebtedness about the asset level;

•	the acquisition of distressed companies may subject our group to increased risks, including the incurrence of additional legal or other expenses;

•	the redemption of exchangeable shares by the company at any time or upon notice from the holder of the class B shares;

•

future sales and issuances of exchangeable shares or units or securities exchangeable for exchangeable shares or units, or the perception of such sales or issuances, could depress the trading price of the exchangeable shares or units;

•	unitholders do not have a right to vote on partnership matters or to take part in the management of the partnership;

•	market price of the exchangeable shares and units may be volatile;

•	dilution of existing shareholders;

•	investors may find it difficult to enforce service of process and enforcement of judgments against the partnership or our company;

•	the partnership and the company are holding entities that rely on their subsidiaries to provide the funds necessary to pay its distributions and meet its financial obligations;

•	foreign currency risk and risk management activities;

•	changes in tax law and practice;

•	general economic conditions and risks relating to the economy;

•

pandemics or epidemics, including risks associated with the global pandemic caused by COVID-19, and the related global impact on commerce and travel and substantial volatility in stock markets worldwide, which may result in a decrease of cash flows and impairment losses and/or revaluations of our group’s investments and infrastructure assets;

8	Brookfield Infrastructure Corporation

•	adverse changes in currency exchange rates;

•	availability and cost of credit;

•	government policy and legislation change;

•	exposure to uninsurable losses and force majeure events;

•	labor disruptions and economically unfavorable collective bargaining agreements;

•	exposure to occupational health and safety related accidents;

•	high levels of government regulation upon many of our group’s operating entities, including with respect to rates set for our regulated businesses;

•	our group’s infrastructure business is at risk of becoming involved in disputes and possible litigation;

•	our ability to finance our operations due to the status of the capital markets;

•	changes in our credit ratings;

•	our operations may suffer a loss from fraud, bribery, corruption or other illegal acts; and

•	other factors described in this annual report on Form 20-F, including, but not limited to, those described under Item 3.D “Risk Factors” herein and elsewhere in this annual report on Form 20-F.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on these forward-looking statements and information, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. In light of these risks, uncertainties and assumptions, the events described by these forward-looking statements and information might not occur. These risks could cause our group’s actual results and our group’s plans and strategies to vary from these forward-looking statements and information. We qualify any and all of these forward-looking statements and information by these cautionary factors. Please keep this cautionary note in mind as you read this annual report on Form 20-F. We disclaim any obligation to update or revise publicly any forward-looking statements or information, whether written or oral, as a result of new information, future events or otherwise, except as required by applicable law.

Each exchangeable share has been structured with the intention of providing an economic return equivalent to one unit of the partnership. We therefore expect that the market price of our exchangeable shares will be significantly impacted by the market price of the units and the combined business performance of our group as a whole. In addition to carefully considering the disclosure made in this 20-F, you should carefully consider the disclosure made by Brookfield Infrastructure in its continuous disclosure filings. Copies of the partnership’s continuous disclosure filings are available electronically on EDGAR on the SEC’s website at www.sec.gov or on SEDAR at www.sedar.com.

Brookfield Infrastructure Corporation	9

CAUTIONARY STATEMENT REGARDING THE USE OF NON-IFRS ACCOUNTING MEASURES

To measure performance, we focus on net income, a measure under IFRS, as well as certain non-IFRS measures, including FFO, AFFO, and adjusted EBITDA (“Adjusted EBITDA”), along with other measures.

FFO

To measure performance, among other measures, we focus on net income as well as FFO. We define FFO as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. We also exclude from FFO dividends paid on the exchangeable shares of our company that are presented as interest expense, as well as the interest expense on loans payable to the partnership which represent the partnership’s investment in our company. FFO is a measure of operating performance that is not calculated in accordance with, and does not have any standardized meaning prescribed by IFRS as issued by the International Accounting Standards Board. FFO is therefore unlikely to be comparable to similar measures presented by other issuers. FFO has limitations as an analytical tool. Specifically, our definition of FFO may differ from the definition used by other organizations, as well as the definition of funds from operations used by the Real Property Association of Canada and NAREIT, in part because the NAREIT definition is based on U.S. GAAP, as opposed to IFRS.

AFFO

We define AFFO as FFO less capital expenditures required to maintain the current performance of our operations (maintenance capital expenditures). AFFO is a measure of operating performance that is not calculated in accordance with, and does not have any standardized meaning prescribed by, IFRS. AFFO is therefore unlikely to be comparable to similar measures presented by other issuers and has limitations as an analytical tool.

Adjusted EBITDA

In addition to FFO and AFFO, we focus on Adjusted EBITDA, which we define as net income excluding the impact of depreciation and amortization, interest expense, current and deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with, and does not have any standardized meaning prescribed by, IFRS. Adjusted EBITDA is therefore unlikely to be comparable to similar measures presented by other issuers. Adjusted EBITDA has limitations as an analytical tool.

Proportionate Debt

Proportionate debt is presented based on our proportionate share of borrowings obligations relating to our investments in various portfolio businesses. Proportionate net debt is proportionate debt net of our proportionate share of cash. The proportionate financial information is not, and is not intended to be, presented in accordance with IFRS. We provide proportionate debt and net debt measures because we believe it assists investors and analysts in estimating our overall performance and understanding the leverage pertaining specifically to our company’s share of its invested capital in a given investment. When used in conjunction with Adjusted EBITDA, proportionate debt is expected to provide useful information as to how our company has financed its businesses at the asset-level. We believe our proportionate presentation, when read in conjunction with our company’s reported results under IFRS, including consolidated debt, provides a more meaningful assessment of how our operations are performing and capital is being managed.

For further details regarding our use of FFO, AFFO, Adjusted EBITDA, and proportionate debt, as well as a reconciliation of net income to these performance measures, please see the “Reconciliation of Non-IFRS Financial Measures” section in Item 5.A “Operating Results”.

10	Brookfield Infrastructure Corporation

PART I

ITEM 1.	IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISERS

Not applicable.

ITEM 2.	OFFER STATISTICS AND EXPECTED TIMETABLE

Not applicable.

ITEM 3.	KEY INFORMATION

3.A	SELECTED FINANCIAL DATA

Not applicable.

3.B	CAPITALIZATION AND INDEBTEDNESS

Not applicable.

3.C	REASONS FOR THE OFFER AND USE OF PROCEEDS

Not applicable.

3.D	RISK FACTORS

Summary of Risk Factors

The following summarizes some, but not all, of the risks provided below. Please carefully consider all of the information discussed in this Item 3.D “Risk Factors” in this annual report for a detailed description of these and other risks.

Risks Relating to Our Group’s Operating Entities, Operating Geographies and the Infrastructure Industry

•	Risks relating to demand for commodities, such as natural gas or minerals;

•	Risks relating to impact of alternative technologies on our business and cyber security attacks;

•	Risks relating to successful identification, completion and integration of acquisitions;

•	Risks relating to competition with other market participants;

•	Risks relating to construction or expansion of projects, environmental damage and future capital expenditures;

•	Risks relating to economic regulation and adverse regulatory decisions in the countries we operate, including nationalization or the imposition of new taxes;

•	Risks relating to adverse claims or governmental rights asserted against the lands used for our infrastructure assets;

•	Risks relating to our transactions and joint ventures, partnerships and consortium arrangements;

•	Risks relating to tolling and revenue collection systems.

Brookfield Infrastructure Corporation	11

Risks Relating to Our Relationship with Brookfield

•	Risks relating to our dependence on Brookfield and the Service Providers, and conflicts of interests therewith;

•	Risks relating to our inability to have access to all infrastructure acquisitions that Brookfield identifies;

•	Risks relating to the departure of some or all of Brookfield’s professionals;

•	Risks relating to Brookfield’s ownership position in our company and the partnership;

•	Risks relating to the lack of any fiduciary obligations imposed on Brookfield to act in the best interests of the Service Recipients, our company or our shareholders;

•	Risks relating to the limited liability of the Service Providers to the partnership, our company and the other Service Recipients;

•	Risks relating to our inability to terminate the Master Services Agreement;

•	Risks relating to our guarantees of certain debt obligations.

Risks Relating to our Company

•	Risks relating to the company’s lack of operating history;

•	Risks relating to the company’s role as a holding company;

•	Risks associated with the effectiveness of our company’s internal controls;

•	Risks relating to our assets becoming highly leveraged;

•	Risks relating to the acquisition of distressed companies which may subject our group to increased risks, including the incurrence of additional legal or other expenses.

Risks Relating to the Exchangeable Shares

•	Risks relating to our ability to continue paying comparable or growing cash dividends;

•	Risks relating to our ability to redeem the exchangeable shares at any time;

•	Risks relating to the market price and volatility of our exchangeable shares and the units;

•	Risks relating to market sentiment around exchanges of exchangeable shares into units and the issuance of additional securities in lieu of incurring indebtedness;

•	Risks relating to the Rights Agreement terminating on March 31, 2025;

•	Risks relating to the ability to enforce service of process and enforcement of judgments against us and directors and officers of the Service Providers;

•	Risks relating to our sole discretion to elect whether shareholders receive cash or units upon a liquidation, exchange or redemption event;

•	Risks relating to the delisting of our exchangeable shares;

•	Risks relating to the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers.

Risks Related to Taxation

•	Risks related to United States and Canadian taxation, and the effects thereof on our group’s business and operations.

12	Brookfield Infrastructure Corporation

General Risks

•	Risks relating to general economic and political conditions, changes in governmental policy and legislation, and the markets in which we operate;

•	Risks relating to developments associated with the COVID-19 pandemic;

•	Risks relating to foreign currency;

•	Risks relating to access to debt or equity markets, our ability to access credit markets and changes in our credit ratings;

•	Risks relating to natural disasters, weather events, uninsurable losses and force majeure events;

•	Risks relating to labor disruptions and economically unfavorable collective bargaining agreements;

•	Risks relating to occupational health and safety and accidents;

•	Risks relating to fraud, bribery, corruption, other illegal acts, inadequate or failed internal processes or systems, or from external events;

•	Risks relating to contractual disputes and litigation.

You should carefully consider the following factors in addition to the other information set forth in this annual report on Form 20-F. If any of the following risks actually occur, our business, financial condition and results of operations and the value of the exchangeable shares would likely suffer. Each exchangeable share has been structured with the intention of providing an economic return equivalent to one unit of the partnership. We therefore expect that the market price of our exchangeable shares will be significantly impacted by the market price of the units and the combined business performance of our group as a whole. In addition to carefully considering the risks factors contained in this annual report on Form 20-F and described below, you should carefully consider the risk factors applicable to Brookfield Infrastructure’s business and an investment in units, described in the partnership’s annual report on Form 20-F.

Risks Relating to Our Group’s Operating Entities, Operating Geographies and the Infrastructure Industry

Some of our group’s operating subsidiaries depend on continued strong demand for commodities, such as natural gas or minerals, for their financial performance. Material reduction in demand for these key commodities can potentially result in reduced value for assets, or in extreme cases, a stranded asset.

Some of our group’s operating subsidiaries are critically linked to the transport or production of key commodities. While our group endeavors to protect against short to medium-term commodity demand risk wherever possible by structuring our contracts in a way that minimizes volume risk (e.g., minimum guaranteed volumes and ‘take-or-pay’ arrangements), these contract terms are finite and in some cases, contracts contain termination or suspension rights for the benefit of the customer. Accordingly, a long-term and sustained downturn in the demand for or price of a key commodity linked to one of our group’s operating subsidiaries may result in termination, suspension or default under a key contract, or otherwise have a material adverse impact on the financial performance or growth prospects of that particular operation, notwithstanding our group’s efforts to maximize contractual protections.

Brookfield Infrastructure Corporation	13

If a critical upstream or downstream business entity ceased to operate, this could materially impact our group’s financial performance or the value of one or more of our group’s operating businesses. In extreme cases, our group’s infrastructure could become redundant, resulting in an inability to recover a return on or of capital and potentially triggering covenants and other terms and conditions under associated debt facilities.

Alternative technologies could impact the demand for, or use of, the business and assets that our group’s entities own and operate and could impair or eliminate our group’s competitive advantage of our businesses and assets.

There are alternative technologies that may impact the demand for, or use of, the businesses and assets that our group owns and are operated by our group’s operating subsidiaries. While some such alternative technologies are in earlier stages of development, ongoing research and development activities may improve such alternative technologies. For example, changes in the materials used in construction may reduce the demand for thermal coal and iron ore. Additionally, off-grid energy solutions may reduce the need for electricity and gas generation networks and pipelines, and technologies that enable remote working opportunities could reduce traffic on our group’s toll roads. If this were to happen, the competitive advantage of our group’s businesses and assets may be significantly impaired or eliminated and our business, financial condition, results of operations and cash flow could be materially and adversely affected as a result.

The completion of new acquisitions can have the effect of significantly increasing the scale and scope of our operations, including operations in new geographic areas and industry sectors, and the Service Providers may have difficulty managing these additional operations. In addition, acquisitions involve risks to our business

A key part of our group’s strategy involves seeking acquisition opportunities upon Brookfield’s recommendation and allocation of opportunities to our company. Acquisitions may increase the scale, scope and diversity of our operating businesses. We depend on the diligence and skill of Brookfield’s professionals and our Service Providers to manage our group, including integrating all of the acquired business’ operations with our existing operations. These individuals may have difficulty managing the additional operations and may have other responsibilities within Brookfield’s asset management business. If Brookfield does not effectively manage the additional operations, our existing business, financial condition and results of operations may be adversely affected.

Acquisitions will likely involve some or all of the following risks, which could materially and adversely affect our business, financial condition or results of operations: the difficulty of integrating the acquired operations and personnel into our current operations; the ability to achieve potential synergies; potential disruption of our current operations; diversion of resources, including Brookfield’s time and attention; the difficulty of managing the growth of a larger organization; the risk of entering markets in which we have little experience; the risk of becoming involved in labor, commercial or regulatory disputes or litigation related to the new enterprise; the risk of environmental or other liabilities associated with the acquired business; and the risk of a change of control resulting from an acquisition triggering rights of third parties or government agencies under contracts with, or authorizations held by the operating business being acquired. While it is our practice to conduct extensive due diligence investigations into businesses being acquired, it is possible that due diligence may fail to uncover all material risks in the business being acquired, or to identify a change of control trigger in a material contract or authorization, or that a contractual counterparty or government agency may take a different view on the interpretation of such a provision to that taken by us, thereby resulting in a dispute. The discovery of any material liabilities subsequent to an acquisition, as well as the failure of an acquisition to perform according to expectations, could have a material adverse effect on our group’s business, financial condition and results of operations. In addition, if returns are lower than anticipated from acquisitions, we may not be able to achieve growth in our dividends in line with our stated goals and the market value of our exchangeable shares may decline.

14	Brookfield Infrastructure Corporation

Our group operates in a highly competitive market for acquisition opportunities.

Our group’s acquisition strategy is dependent to a significant extent on the ability of Brookfield to identify acquisition opportunities that are suitable for our group. Our group faces competition for acquisitions primarily from investment funds, operating companies acting as strategic buyers, construction companies, commercial and investment banks, and commercial finance companies. Many of these competitors are substantially larger and have considerably greater financial, technical and marketing resources than are available to our group. Some of these competitors may also have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of acquisitions and to offer terms that our group is unable or unwilling to match. Due to the capital intensive nature of infrastructure acquisitions, in order to finance acquisitions our group will need to compete for equity capital from institutional investors and other equity providers, including Brookfield, and our group’s ability to consummate acquisitions will be dependent on such capital continuing to be available. Increases in interest rates could also make it more difficult to consummate acquisitions because our group’s competitors may have a lower cost of capital which may enable them to bid higher prices for assets. In addition, because of our group’s affiliation with Brookfield, there is a higher risk that when our group participates with Brookfield and others in joint ventures, partnerships and consortiums on acquisitions we may become subject to antitrust or competition laws that we would not be subject to if our group were acting alone. These factors may create competitive disadvantages for our group with respect to acquisition opportunities.

Our group cannot provide any assurance that the competitive pressures our group faces will not have a material adverse effect on our group’s business, financial condition and results of operations or that Brookfield will be able to identify and make acquisitions on our group’s behalf that are consistent with our group’s objectives or that generate attractive returns for our group’s respective shareholders or unitholders. Our group may lose acquisition opportunities if our group does not match prices, structures and terms offered by competitors, if our group is unable to access sources of equity or obtain indebtedness at attractive rates or if our group becomes subject to antitrust or competition laws. Alternatively, our group may experience decreased rates of return and increased risks of loss if our group matches prices, structures and terms offered by competitors.

Our group may be unable to complete acquisitions, dispositions and other transactions as planned.

Our group’s acquisitions, dispositions and other transactions are subject to a number of closing conditions, including, as applicable, security holder approval, regulatory approval (including competition authorities) and other third party consents and approvals that are beyond our group’s control and may not be satisfied. In particular, many jurisdictions in which our group seeks to invest (or divest) impose government consent requirements on investments by foreign persons. Consents and approvals may not be obtained, may be obtained subject to conditions which adversely affect anticipated returns, and/or may be delayed and delay or ultimately preclude the completion of acquisitions, dispositions and other transactions. Government policies and attitudes in relation to foreign investment may change, making it more difficult to complete acquisitions, dispositions and other transactions in such jurisdictions. Furthermore, interested stakeholders could take legal steps to prevent transactions from being completed. If all or some of our group’s acquisitions, dispositions and other transactions are unable to be completed on the terms agreed, our group may need to modify or delay or, in some cases, terminate these transactions altogether, the market value of our group’s respective securities may significantly decline and our group may not be able to achieve the expected benefits of the transactions.

Brookfield Infrastructure Corporation	15

Infrastructure assets may be subject to competition risk.

Some assets may be affected by the existence of other competing assets owned and operated by other parties. There can be no assurance that our group’s businesses can renew all their existing contracts or win additional contracts with their existing or potential customers. The ability of our group’s businesses to maintain or improve their revenue is dependent on price, availability and customer service as well as on the availability of access to alternative infrastructure. In the case where the relevant business is unable to retain customers and/or unable to win additional customers to replace those customers it is unable to retain, the revenue from such assets will be reduced.

Investments in infrastructure projects prior to or during a construction or expansion phase are likely to be subject to increased risk.

A key part of our group’s growth strategy involves identifying and taking advantage of organic growth opportunities within our existing businesses. These opportunities typically involve development and construction of new infrastructure or expansion or upgrades to existing infrastructure. Investments in new infrastructure projects during a development or construction phase are likely to be subject to additional risk that the project will not receive all required approvals, will not be completed within budget, within the agreed timeframe and to the agreed specifications and, where applicable, will not be successfully integrated into the existing assets. During the construction phase, major risks include: (i) a delay in the projected completion of the project, which can result in an increase in total project construction costs through higher capitalized interest charges and additional labor, material expenses, and a resultant delay in the commencement of cash flow; (ii) the insolvency of the head contractor, a major subcontractor and/or a key equipment supplier; (iii) construction costs exceeding estimates for various reasons, including inaccurate engineering and planning, labor and building material costs in excess of expectations and unanticipated problems with project start-up; and (iv) defects in design, engineering or construction (including, without limitation, latent defects that do not materialize during an applicable warranty or limitation periods). Such unexpected increases may result in increased debt service costs, operations and maintenance expenses and damage payments for late delivery. This may result in the inability of project owners to meet the higher interest and principal repayments arising from the additional debt required.

In addition, construction projects may be exposed to significant liquidated damages to the extent that commercial operations are delayed beyond prescribed dates or that performance levels do not meet guaranteed levels.

All of our group’s infrastructure operations may require substantial capital expenditures in the future.

Utilities, transport and energy operations, including our current utilities operations and the operations of Brookfield Infrastructure, are capital intensive and require substantial ongoing expenditures for, among other things, additions and improvements, and maintenance and repair of plant and equipment. Any failure to make necessary capital expenditures to maintain our group’s operations in the future could impair the ability of our group’s operations to serve existing customers or accommodate increased volumes. In addition, our group may not be able to recover such investments based upon the rates our group’s operations are able to charge.

In some of the jurisdictions in which our group has operations, certain maintenance capital expenditures may not be covered by the regulatory framework. If our group’s operations in these jurisdictions require significant capital expenditures to maintain our group’s asset base, our group may not be able to recover such costs through the regulatory framework. In addition, we may be exposed to disallowance risk in other jurisdictions to the extent that capital expenditures and other costs are not fully recovered through the regulatory framework.

16	Brookfield Infrastructure Corporation

Our group’s operating subsidiaries are exposed to the risk of environmental damage.

Our group’s operating subsidiaries are exposed to the risk of environmental damage. Many of our group’s assets are involved in using, handling or transporting substances that are toxic, combustible or otherwise hazardous to the environment. Furthermore, some of our group’s assets have operations in or in close proximity to environmentally sensitive areas or densely populated communities. There is a risk of a leak, spillage or other environmental emission at one of these assets, which could cause regulatory infractions, damage to the environment, injury or loss of life. Such an incident if it occurred could result in fines or penalties imposed by regulatory authorities, revocation of licenses or permits required to operate the business or the imposition of more stringent conditions in those licenses or permits, or legal claims for compensation (including punitive damages) by affected stakeholders. In addition, some of our group’s assets may be subject to regulations or rulings made by environmental agencies that conflict with existing obligations we have under concession or other permitting agreements. Resolution of such conflicts may lead to uncertainty and increased risk of delays or cost over-runs on projects. All of these have the potential to significantly impact the value or financial performance of our group.

Our group’s operating subsidiaries are exposed to the risk of increasing environmental legislation and the broader impacts of climate change.

With an increasing global focus and public sensitivity to environmental sustainability and environmental regulation becoming more stringent, our group’s assets could be subject to increasing environmental responsibility and liability. For example, many jurisdictions in which our group operates are considering implementing, or have implemented, schemes relating to the regulation of carbon emissions. As a result, there is a risk that the consumer demand for some of the energy sources supplied by our group will be reduced. The nature and extent of future regulation in the various jurisdictions in which Brookfield Infrastructure’s operations are situated is uncertain, but is expected to become more complex and stringent.

It is difficult to assess the impact of any such changes on our group. These schemes may result in increased costs to our group’s operations that may not be able to be passed onto our group’s customers and may have an adverse impact on prospects for growth of some businesses. To the extent such regimes (such as carbon emissions schemes or other carbon emissions regulations) become applicable to the operations of our group (and the costs of such regulations are not able to be fully passed on to consumers), our group’s financial performance may be impacted due to costs applied to carbon emissions and increased compliance costs.

Our group’s operating subsidiaries are also subject to laws and regulations relating to the protection of the environment and pollution. Standards are set by these laws and regulations regarding certain aspects of environmental quality and reporting, provide for penalties and other liabilities for the violation of such standards, and establish, in certain circumstances, obligations to remediate and rehabilitate current and former facilities and locations where our group’s operations are, or were, conducted. These laws and regulations may have a detrimental impact on the financial performance of our group’s infrastructure operations and projects through increased compliance costs or otherwise. Any breach of these obligations, or even incidents relating to the environment that do not amount to a breach, could adversely affect the results of our group’s operating subsidiaries and their reputations and expose them to claims for financial compensation or adverse regulatory consequences.

Our group’s operating subsidiaries may also be exposed directly or indirectly to the broader impacts of climate change, including extreme weather events, export constraints on commodities, increased resource prices and restrictions on energy and water usage.

Brookfield Infrastructure Corporation	17

Our group’s operating subsidiaries may be exposed to higher levels of regulation than in other sectors and breaches of such regulations could expose our group’s operating subsidiaries to claims for financial compensation and adverse regulatory consequences.

In many instances, our group’s ownership and operation of infrastructure assets involves an ongoing commitment to a governmental agency. The nature of these commitments exposes the owners of infrastructure assets to a higher level of regulatory control than typically imposed on other businesses. For example, several of our group’s utilities operations are subject to government safety and reliability regulations that are specific to their industries. The risk that a governmental agency will repeal, amend, enact or promulgate a new law or regulation or that a governmental authority will issue a new interpretation of the law or regulations, could affect our operating entities substantially.

Sometimes commitments to governmental agencies involve the posting of financial security for performance of obligations. If obligations are breached these financial securities may be called upon by the relevant agency.

There is also the risk that our group’s operating subsidiaries do not have, might not obtain, or may lose permits necessary for their operations. Permits or special rulings may be required on taxation, financial and regulatory related issues. Even though most permits and licenses are obtained before the commencement of operations, many of these licenses and permits have to be renewed or maintained over the life of the business. The conditions and costs of these permits, licenses and consents may be changed on any renewal, or, in some cases, may not be renewed due to unforeseen circumstances or a subsequent change in regulations. In any event, the renewal or non-renewal could have a material adverse effect on our group’s business, financial condition and results of operations.

The risk that a government will repeal, amend, enact or promulgate a new law or regulation or that a regulator or other government agency will issue a new interpretation of the law or regulations, may affect our group’s operations or a project substantially. This may also be due to court decisions and actions of government agencies that affect these operations or a project’s performance or the demand for its services. For example, a government policy decision may result in adverse financial outcomes for our group through directions to spend money to improve security, safety, reliability or quality of service.

The lands used for our group’s infrastructure assets may be subject to adverse claims or governmental rights.

Our group’s operations require large areas of land on which to be constructed and operated. The rights to use the land can be obtained through freehold title, leases and other rights of use. Although we believe that we have valid rights to all material easements, licenses and rights of way for our infrastructure operations, not all of our easements, licenses and rights of way are registered against the lands to which they relate and may not bind subsequent owners. Additionally, different jurisdictions have adopted different systems of land title and in some jurisdictions, it may not be possible to ascertain definitively who has the legal right to enter into land tenure arrangements with the asset owner. In some jurisdictions where our group has operations, it is possible to claim indigenous or aboriginal rights to land and the existence or declaration of native title may affect the existing or future activities of our group’s utilities, transport or energy operations and impact on their business, financial condition and results of operations.

In addition, a government, court, regulator, or indigenous or aboriginal group may make a decision or take action that affects an asset or project’s performance or the demand for its services. In particular, a regulator may restrict our access to an asset, or may require us to provide third parties with access, or may affect the pricing structure so as to lower our revenues and earnings. Adverse claims or governmental rights may affect the existing or future activities of our group’s operations, impact on our group’s business, financial condition and results of operations, or require that compensation be paid.

18	Brookfield Infrastructure Corporation

Some of our group’s transactions and current operations are structured as joint ventures, partnerships and consortium arrangements, including our interest in NTS, and we intend to continue to operate in this manner in the future, which may reduce Brookfield’s and our group’s influence over our groups operating subsidiaries and may subject our group to additional obligations.

Some of our group’s transactions and current operations are structured as joint ventures, partnerships and consortium arrangements, including our interest in NTS. An integral part of our strategy is to participate with institutional investors in Brookfield-sponsored or co-sponsored consortiums for single asset acquisitions and as a partner in or alongside Brookfield-sponsored or co-sponsored partnerships that target acquisitions that suit our group’s profile. These arrangements are driven by the magnitude of capital required to complete acquisitions of infrastructure assets, strategic partnering arrangements to access operating expertise, and other industry-wide trends that our group believes will continue. Such arrangements involve risks not present where a third party is not involved, including the possibility that partners or co-venturers might become bankrupt or otherwise fail to fund their share of required capital contributions. Additionally, partners or co-venturers might at any time have economic or other business interests or goals different from our group and Brookfield.

While our group’s strategy is to structure these arrangements to afford our group certain protective rights in relation to operating and financing activities, joint ventures, partnerships and consortium investments may provide for a reduced level of influence over an acquired company because governance rights are shared with others. For example, these arrangements are structured to provide the partnership with veto rights over key operational activities and to require these arrangements to distribute available funds generated by the arrangement, subject to maintaining prudent reserves. Accordingly, decisions relating to the underlying operations and financing activities, including decisions relating to the management and operation, the investment of capital within the arrangement, and the timing and nature of any exit, will be made by a majority or supermajority vote of the investors or by separate agreements that are reached with respect to individual decisions. For example, although we own a controlling stake in our interest in NTS, the arrangements in place with our consortium partners require that certain actions with respect to our investment in NTS and our influence over its business operations require supermajority or greater approval of the consortium, which we cannot carry on our own. As a further example, when our group participates with institutional investors in Brookfield-sponsored or co-sponsored consortiums for asset acquisitions and as a partner in or alongside Brookfield-sponsored or co-sponsored partnerships, there is often a finite term to the investment or a date after which partners are granted liquidity rights, which could lead to the investment being sold prior to the date our group would otherwise choose. In addition, such operations may be subject to the risk that the other investors may make business, financial or management decisions with which our group does not agree or the management of applicable company may take risks or otherwise act in a manner that does not serve our group’s interests. Because our group may have a reduced level of influence over such operations, our group may not be able to realize some or all of the benefits that our group believes will be created from our group and Brookfield’s involvement. If any of the foregoing were to occur, our group’s business, financial condition and results of operations could suffer as a result.

In addition, because some of our group’s transactions and current operations are structured as joint ventures, partnerships or consortium arrangements, the sale or transfer of interests in some of our group’s operations, including our interest in NTS, are or may be subject to rights of first refusal or first offer, tag along rights or drag along rights and some agreements provide for buy-sell or similar arrangements. Such rights may be triggered at a time when our group may not want them to be exercised and such rights may inhibit our ability to sell our group’s interest in an entity within our group’s desired time frame or on any other desired basis.

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Some of our group’s operating subsidiaries operate in jurisdictions with less developed legal systems and could experience potential difficulties in obtaining effective legal redress and create uncertainties.

Some of our businesses operate in jurisdictions with less developed legal systems than those in more established economies. In these jurisdictions, our group could be faced with potential difficulties in obtaining effective legal redress; a higher degree of discretion on the part of governmental authorities; a lack of judicial or administrative guidance on interpreting applicable rules and regulations; inconsistencies or conflicts between and within various laws, regulations, decrees, orders and resolutions; and relative inexperience of the judiciary and courts in such matters.

In addition, in certain jurisdictions, our group may find that the commitment of local business people, government officials and agencies and the judicial system to abide by legal requirements and negotiated agreements could be uncertain, creating particular concerns with respect to permits, approvals and licenses required or desirable for, or agreements entered into in connection with, our group’s business in any such jurisdiction. These may be susceptible to revision or cancellation and legal redress may be uncertain or delayed. There can be no assurance that joint ventures, licenses, permits or approvals (or applications for licenses, permits or approvals) or other legal arrangements will not be adversely affected by the actions of government authorities or others and the effectiveness of and enforcement of such arrangements in these jurisdictions cannot be assured.

Action taken by national, state or provincial governments, including nationalization or the imposition of new taxes, could materially impact the financial performance or value of our group’s assets.

Our group’s assets, including BUUK and NTS, are located in many different jurisdictions, each with its own government and legal system. Different levels of political risk exist in each jurisdiction and it is possible that action taken by a national, state or provincial government, including the nationalization of a business or the imposition of new taxes, could materially impact our financial performance or in extreme cases deprive our group of one or more of its businesses without adequate compensation.

Our group’s business relies on the use of technology, and as a result, our group may be exposed to cyber-security attacks.

Our group’s business places significant reliance on information and other technology. This technology includes our group’s computer systems used for information, processing, administrative and commercial operations and the operating plant and equipment used by our group’s business. In addition, our group’s business also relies upon telecommunication services to interface with its widely distributed business network and customers. The information and embedded systems of key business partners and regulatory agencies are also important to our group’s operations. Our group’s business relies on this technology functioning as intended.

The computer systems used by our group’s business may be subject to cybersecurity risks or other breaches of information technology security, noting the increasing frequency and severity of these kinds of incidents. In particular, the information technology systems used by our group’s business may be subject to cyber terrorism intended to obtain unauthorized access to our proprietary information and that of our group’s business partners, destroy data or disable, degrade or sabotage these systems, through the introduction of computer viruses, fraudulent emails, cyber-attacks and other means, and could originate from a variety of sources including our group’s own employees or unknown third parties. Further, the operating equipment used by our group’s business may not continue to perform as it has in the past, and there is a risk of equipment failure due to wear and tear, latent defect, design or operator errors or early obsolescence, among other things

20	Brookfield Infrastructure Corporation

A breach of our group’s cyber security measures or the failure or malfunction of any of our group’s computerized business systems, associated backup or data storage systems could cause our group to suffer a disruption in one or more parts of our group’s business and experience, among other things, financial loss, a loss of business opportunities, misappropriation or unauthorized release of confidential or personal information, damage to our group’s systems and those with whom our group does business, violation of privacy and other laws, litigation, regulatory penalties and remediation and restoration costs as well as increased costs to maintain our group’s systems. For example, the European General Data Protection Regulation, which came into effect in May 2018, includes stringent operational requirements for entities processing personal information and significant penalties for non-compliance.

A breach of our group’s cyber/data security measures, the failure of any such computerized system or of the operating equipment used by our group’s assets for a significant time period could have a material adverse effect on our group’s business prospects, financial condition, results of operations and cash flow and it may not be possible to recover losses suffered from such incidents under our group’s insurance policies. Although our group continues to develop defenses to such attacks, our group can provide no assurance it will be successful in preventing or ameliorating damage from such an attack on our group and, as the manner in which cyber-attacks are undertaken has become more sophisticated, there is a risk that the occurrence of cyber-attack may remain undetected for an extended period.

Our group’s operating subsidiaries depend on relevant contractual arrangements.

Many of our group’s operating subsidiaries rely on revenue from customers under contracts. There is a risk that customers will default under these contracts. Our group cannot provide assurance that one or more customers will not default on their obligations to our group or that such a default or defaults will not have a material adverse effect on our operations, financial position, future results of operations, or future cash flows. Furthermore, the bankruptcy of one or more of our group’s customers, or some other similar proceeding or liquidity constraint, might make it unlikely that our group would be able to collect all or a significant portion of amounts owed by the distressed entity or entities. In addition, such events might force such customers to reduce or curtail their future use of our group’s products and services, which could have a material adverse effect on our group’s business, financial condition and results of operations.

Our Brazilian business is dependent on a sole customer for the majority of our revenues. Our future success in this market is dependent upon the continued demand by this customer and expansion of our customer base. Any decline in or loss of demand from this customer for any reason may have a negative impact on our revenues, and an adverse effect on our business, financial condition and results of operations. In addition, our dependence on a single customer in this market exposes us to the risk that current or future economic conditions could negatively affect our major customer and cause them to significantly reduce operations or file for bankruptcy.

Our group endeavors to minimize risk wherever possible by structuring our group’s contracts in a way that minimizes volume risk (e.g. minimum guaranteed volumes and ‘take-or-pay’ arrangements), however it is possible that the take-or-pay arrangements may not be fully effective. In addition, the contract terms are finite and in some cases the contracts contain termination or suspension rights for the benefit of the customer.

Certain of our group’s assets with revenues contracted under contracts will be subject to re-contracting risk in the future. Our group cannot provide assurance that we will be able to re-negotiate these contracts once their terms expire, or that even if we are able to do so, that our group will be able to obtain the same prices or terms our group currently receives. If our group is unable to renegotiate these contracts, or unable to receive prices at least equal to the current prices we receive, our group’s business, financial condition, results of operation and prospects could be adversely affected.

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Our group relies on tolling and revenue collection systems.

Revenues at some of our group’s assets depend on reliable and efficient tolling, metering or other revenue collection systems. There is a risk that, if one or more of our group’s businesses are not able to operate and maintain these tolling, metering or other revenue collection systems in the manner expected, or if the cost of operation and maintenance is greater than expected, our group’s assets, business, financial condition, and risks of operations could be materially adversely affected. Users of our group’s facilities who do not pay tolls or other charges may be subject to either direct legal action from the relevant business, or in some cases may be referred to the state for enforcement action. Our group bears the ultimate risk if enforcement actions against defaulting customers are not successful or if enforcement actions are more costly or take more time than expected.

Risks Relating to Our Relationship with Brookfield

Brookfield exercises substantial influence over our group and we are highly dependent on the Service Providers.

Brookfield is the sole shareholder of the partnership’s general partner and holds, directly and indirectly, approximately 19.3% of our exchangeable shares. In addition, Brookfield Infrastructure, which itself is controlled by Brookfield, holds all of our issued and outstanding class B shares, having a 75% voting interest, and class C shares, which entitle the partnership to all of the residual value in our company after payment in full of the amount due to holders of exchangeable shares and class B shares and subject to the prior rights of holders of preferred shares. Together, Brookfield and Brookfield Infrastructure hold an approximate 79.8% voting interest in our company. As a result, Brookfield is able to control the appointment and removal of our directors and the directors of the partnership’s general partner and, accordingly, exercise substantial influence over our group. In addition, the Service Providers, which include wholly-owned subsidiaries of Brookfield, provide management and administration services to our group pursuant to the Master Services Agreement. With the exception of our group’s operating subsidiaries, our group generally does not have any employees and depends on the management and administration services provided by the Service Providers. Other subsidiaries of Brookfield also provide management services to certain of our group’s operating subsidiaries, including NTS. The partners, members, shareholders, directors, officers and employees of Brookfield, or Brookfield Personnel, and support staff that provide services to our group are not required to have as their primary responsibility the management and administration of our group or to act exclusively for our group. Any failure to effectively manage our group’s current operations or to implement our group’s strategy could have a material adverse effect on our group’s business, financial condition and results of operations.

Brookfield has no obligation to source acquisition opportunities for our group and our group may not have access to all infrastructure acquisitions that Brookfield identifies.

Our ability to grow depends on Brookfield’s ability to identify and present our group with acquisition opportunities. However, Brookfield has no obligation to source acquisition opportunities for our group. In addition, Brookfield has not agreed to commit to our group any minimum level of dedicated resources for the pursuit of infrastructure-related acquisitions. There are a number of factors which could materially and adversely impact the extent to which suitable acquisition opportunities are made available from Brookfield, for example:

•

there is no accepted industry standard for what constitutes an infrastructure asset. For example, Brookfield may consider certain assets that have both real-estate related characteristics and infrastructure related characteristics to be real estate and not infrastructure;

22	Brookfield Infrastructure Corporation

•

it is an integral part of Brookfield’s (and our group) strategy to pursue the acquisition of infrastructure assets through consortium arrangements with institutional investors, strategic partners and/or financial sponsors and to form partnerships (including private funds, joint ventures and similar arrangements) to pursue such acquisitions on a specialized or global basis. Although Brookfield has agreed that it will not enter any such arrangements that are suitable for our group without giving our group an opportunity to participate in them, there is no minimum level of participation to which our group will be entitled;

•

the same professionals within Brookfield’s organization that are involved in sourcing and executing acquisitions that are suitable for our group are responsible for sourcing and executing opportunities for the vehicles, consortiums and partnerships referred to above, as well as having other responsibilities within Brookfield’s broader asset management business. Limits on the availability of such individuals will likewise result in a limitation on the availability of acquisition opportunities for our group;

•

Brookfield will only recommend acquisition opportunities that it believes are suitable and appropriate for our group. Our focus is on assets where we believe that our operations-oriented approach can be deployed to create value. Accordingly, opportunities where Brookfield cannot play an active role in influencing the underlying assets may not be consistent with our acquisition strategy and, therefore, may not be suitable for our group, even though they may be attractive from a purely financial perspective. Legal, regulatory, tax and other commercial considerations will likewise be an important consideration in determining whether an opportunity is suitable and/or appropriate for our group and will limit our group’s ability to participate in certain acquisitions; and

•

in addition to structural limitations, the question of whether a particular acquisition is suitable and/or appropriate is highly subjective and is dependent on a number of portfolio construction and management factors including our liquidity position at the relevant time, the expected risk return profile of the opportunity, its fit with the balance of our group’s investments and related operations, other opportunities that we may be pursuing or otherwise considering at the relevant time, our interest in preserving capital in order to secure other opportunities and/or to meet other obligations, and other factors. If Brookfield determines that an opportunity is not suitable or appropriate for us, it may still pursue such opportunity on its own behalf, or on behalf of a Brookfield-sponsored vehicle, partnership or consortium.

In making determinations about acquisition opportunities and investments, consortium arrangements or partnerships, Brookfield may be influenced by factors that result in a misalignment or conflict of interest and may take the interests of others into account, as well as our group’s own interests. See Item 7.B “Related Party Transactions—Conflicts of Interest and Fiduciary Duties.”

Among others, we may pursue acquisition opportunities indirectly through investments in Brookfield-sponsored vehicles, consortiums and partnerships or directly (including by investing alongside such vehicles, consortiums and partnerships). Any references in this Item 3.D.–“Risk Factors” to our acquisitions, investments, assets, expenses, portfolio companies or other terms should be understood to mean such items held, incurred or undertaken directly by us or indirectly by us through our investment in such Brookfield-sponsored vehicles, consortiums and partnerships.

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The departure of some or all of Brookfield’s professionals could prevent us and Brookfield Infrastructure from achieving our objectives.

Our group depends on the diligence, skill and business contacts of Brookfield’s professionals and the information and opportunities they generate during the normal course of their activities. Our future success will depend on the continued service of these individuals, who are not obligated to remain employed with Brookfield. Brookfield has experienced departures of key professionals in the past and may do so in the future, and we cannot predict the impact that any such departures will have on our group’s ability to achieve its objectives. The departure of a significant number of Brookfield’s professionals for any reason, or the failure to appoint qualified or effective successors in the event of such departures, could have a material adverse effect on our group’s ability to achieve its objectives. The Master Services Agreement does not require Brookfield to maintain the employment of any of its professionals or to cause any particular professionals to provide services to us or on our behalf.

Brookfield’s and Brookfield Infrastructure’s ownership position of our company entitles them to a significant percentage of our dividends, and Brookfield may increase its ownership relative to other shareholders.

Brookfield owns, directly and indirectly, approximately 19.3% of our exchangeable shares, entitling it to all dividends exchangeable shareholders will receive. In addition, Brookfield Infrastructure owns all of the issued and outstanding class B shares of our company, which represent a 75% voting interest, and all of the issued and outstanding class C shares of our company, which entitle the partnership to all of the residual value in our company after payment in full of the amount due to holders of exchangeable shares and class B shares and subject to the prior rights of holders of preferred shares. Together, Brookfield and Brookfield Infrastructure hold an approximate 79.8% voting interest in our company. Brookfield Infrastructure’s ownership of class C shares entitles it to receive dividends as and when declared by our board. Accordingly, Brookfield and Brookfield Infrastructure’s ownership position of exchangeable shares and class C shares of our company allows them to receive a substantial percentage of our dividends. In addition, Brookfield may increase its ownership position in our company. Brookfield may purchase additional exchangeable shares of our company in the open market or pursuant to a private placement, which may result in Brookfield increasing its ownership of our exchangeable shares relative to other shareholders, which could reduce the amount of cash available for distribution to public shareholders.

24	Brookfield Infrastructure Corporation

None of British Columbia corporate law, the Master Services Agreement and our other arrangements with Brookfield impose on Brookfield any fiduciary duties to act in the best interests of our shareholders or the partnership’s unitholders.

None of British Columbia corporate law, the Master Services Agreement and our other arrangements with Brookfield impose on Brookfield any duty (statutory or otherwise) to act in the best interests of the Service Recipients, nor do they impose other duties that are fiduciary in nature.

Our organizational and ownership structure may create significant conflicts of interest that may be resolved in a manner that is not in the best interests of our company or the best interests of our shareholders.

Our organizational and ownership structure involves a number of relationships that may give rise to conflicts of interest between our company and our shareholders, on the one hand, and Brookfield and Brookfield Infrastructure, on the other hand. For example, our board mirrors the board of the general partner of the partnership, except that our board has one additional non-overlapping board member to assist us with, among other things, resolving any conflicts of interest that may arise from our relationship with Brookfield Infrastructure. In certain instances, the interests of Brookfield or Brookfield Infrastructure may differ from the interests of our company and our shareholders, including with respect to the types of acquisitions made, the timing and amount of distributions by our company, the reinvestment of returns generated by our operations, the use of leverage when making acquisitions and the appointment of outside advisors and service providers. Further, Brookfield may make decisions, including with respect to tax or other reporting positions, from time to time that may be more beneficial to one type of investor or beneficiary than another, or to Brookfield rather than to our company and our shareholders.

Brookfield holds, directly and indirectly, approximately 19.3% of our exchangeable shares. In accordance with our articles, the holders of the class B shares are entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the exchangeable shares (which carry one vote per exchangeable share), and except as otherwise expressly provided in the articles or as required by law, the holders of exchangeable shares and class B shares vote together and not as separate classes. Brookfield Infrastructure, which itself is controlled by Brookfield, holds all of our issued and outstanding class B shares, having a 75% voting interest in our company, and class C shares of our company, which entitle the partnership to all of the residual value in our company after payment in full of the amount due to holders of exchangeable shares and class B shares and subject to the prior rights of holders of preferred shares. As a result, Brookfield is able to control the election and removal of our directors and the directors of the partnership’s general partner and, accordingly, exercises substantial influence over our group.

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In addition, the Service Providers, being wholly-owned subsidiaries of Brookfield, provide management services to us pursuant to the Master Services Agreement. Pursuant to the Master Services Agreement, on a quarterly basis, Brookfield Infrastructure will pay a quarterly base management fee to the Service Providers equal to 0.3125% (1.25% annually) of the market value of Brookfield Infrastructure. We reimburse Brookfield Infrastructure for our proportionate share of such fee. For purposes of calculating the base management fee, the market value of Brookfield Infrastructure is equal to the aggregate value of all outstanding units on a fully-diluted basis, preferred units and securities of the other Service Recipients (including our exchangeable shares and the exchangeable limited partnership units issued by Exchange LP in connection with Brookfield Infrastructure’s acquisition of an effective 30% interest in Enercare) that are not held by Brookfield Infrastructure, plus all outstanding third party debt with recourse to a Service Recipient, less all cash held by such entities. Brookfield Infrastructure Special GP, a subsidiary of Brookfield, also receives incentive distributions based on the amount by which quarterly distributions on Holding LP units (other than Holding LP Class A Preferred Units) as well as economically equivalent securities, such as the exchangeable shares, of the other Service Recipients exceed specified target levels as set forth in Holding LP’s limited partnership agreement. This relationship may give rise to conflicts of interest between our company and our shareholders, on the one hand, and Brookfield, on the other, as Brookfield’s interests may differ from the interests of Brookfield Infrastructure, our company or our shareholders.

Brookfield Infrastructure’s arrangements with Brookfield were negotiated in the context of an affiliated relationship and may contain terms that are less favorable than those which otherwise might have been obtained from unrelated parties.

The terms of Brookfield Infrastructure’s arrangements with Brookfield, that apply to our company, were effectively determined by Brookfield. These terms, including terms relating to compensation, contractual or fiduciary duties, conflicts of interest and Brookfield’s ability to engage in outside activities, including activities that compete with us, our activities and limitations on liability and indemnification, may be less favorable than otherwise might have resulted if the negotiations had involved unrelated parties.

The liability of the Service Providers is limited under our arrangements with them and we have agreed to indemnify the Service Providers against claims that they may face in connection with such arrangements, which may lead them to assume greater risks when making decisions relating to us than they otherwise would if acting solely for their own account.

Under the Master Services Agreement, the Service Providers have not assumed any responsibility other than to provide or arrange for the provision of the services described in the Master Services Agreement in good faith and will not be responsible for any action that our company takes in following or declining to follow their advice or recommendations. The liability of the Service Providers under the Master Services Agreement is similarly limited, except that the Service Providers are also liable for liabilities arising from gross negligence. In addition, our company has agreed to indemnify the Service Providers to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses incurred by an indemnified person or threatened in connection with our operations, investments and activities or in respect of or arising from the Master Services Agreement or the services provided by the Service Providers, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the conduct in respect of which such persons have liability as described above. These protections may result in the Service Providers tolerating greater risks when making decisions than otherwise would be the case, including when determining whether to use leverage in connection with acquisitions. The indemnification arrangements to which the Service Providers are a party may also give rise to legal claims for indemnification that are adverse to our company.

26	Brookfield Infrastructure Corporation

The role and ownership of Brookfield may change.

Our arrangements with Brookfield do not require Brookfield to maintain any ownership level in our group, and Brookfield may sell the units or exchangeable shares that it holds in the partnership or our company, respectively. Brookfield may sell or transfer all or part of its interests in the Service Providers without the approval of our group, which could result in changes to the management of our group and its current growth strategy. Additionally, our group cannot predict with any certainty the effect that any changes in ownership level of Brookfield of our group would have on the trading price of our exchangeable shares, the units or our group’s ability to raise capital or make investments in the future. As a result, the future of the group would be uncertain and our group’s business, financial condition and results of operations may suffer.

Our company is not entitled to terminate the Master Services Agreement. Only the general partner of the partnership may terminate the Master Services Agreement, and it may be unable or unwilling to do so.

Our company is not entitled to terminate the Master Services Agreement. Only the general partner of the partnership may terminate the Master Services Agreement, and it may be unable or unwilling to do so. The Master Services Agreement provides that the Service Recipients may terminate the agreement only if: the Service Providers default in the performance or observance of any material term, condition or covenant contained in the agreement in a manner that results in material harm to the Service Recipients and the default continues unremedied for a period of sixty (60) days after written notice of the breach is given to the Service Providers; the Service Providers engage in any act of fraud, misappropriation of funds or embezzlement against any Service Recipient that results in material harm to us; the Service Providers are grossly negligent in the performance of their duties under the agreement and such negligence results in material harm to the Service Recipients; or upon the happening of certain events relating to the bankruptcy or insolvency of the Service Providers. The Master Services Agreement cannot be terminated for any other reason, including if the Service Providers or Brookfield experience a change of control or due solely to the poor performance or under-performance of our group’s operations or assets, and the agreement continues in perpetuity, until terminated in accordance with its terms. Because the general partner of the partnership is an affiliate of Brookfield, it may be unwilling to terminate the Master Services Agreement, even in the case of a default. If the Service Providers’ performance does not meet the expectations of investors, and the general partner of the partnership is unable or unwilling to terminate the Master Services Agreement, our group is not entitled to terminate the agreement and the market price of our exchangeable shares or the units could suffer. Furthermore, the termination of the Master Services Agreement would terminate our group’s rights under the Relationship Agreement and the Licensing Agreement. See Item 7.B “Related Party Transactions - Relationship with Brookfield — Relationship Agreement” and Item 7.B “Related Party Transactions - Relationship with Brookfield — Licensing Agreement” for more details.

Brookfield Infrastructure Corporation	27

We guarantee certain debt obligations of Brookfield Infrastructure, which may adversely affect our financial health and make us more vulnerable to adverse economic conditions.

Canada SubCo, a wholly-owned subsidiary of our company, has agreed to fully and unconditionally guarantee certain unsecured debt securities and preferred securities issued by Brookfield Infrastructure, as well as Brookfield Infrastructure’s obligations under certain credit facilities, thereby causing us to become liable for such obligations. In light of the guarantees, our company is exposed to the credit risk of Brookfield Infrastructure. If Brookfield Infrastructure is unable or fails to pay any of its indebtedness in respect of which our company has provided a guarantee, we may be required to pay all amounts due under such indebtedness, which may affect our financial health and make us more vulnerable to adverse economic conditions. See Item 7.B “Related Party Transactions - Relationship with Brookfield Infrastructure — Credit Support” for more details.

Risks Relating to our Company

Each exchangeable share has been structured with the intention of providing an economic return equivalent to one unit and therefore we expect that the market price of our exchangeable shares will be significantly impacted by the market price of the units and the combined business performance of our group as a whole.

Each exchangeable share has been structured with the intention of providing an economic return equivalent to one unit and, in addition to contemplating identical dividends to the distributions paid on one unit, each exchangeable share is exchangeable at the option of the holder for one unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our group). See Item 10.B “Description of Our Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events.” Our company currently intends to satisfy any exchange requests on the exchangeable shares through the delivery of units rather than cash. As a result, the business operations of Brookfield Infrastructure, and the market price of the units, are expected to have a significant impact on the market price of the exchangeable shares, which could be disproportionate in circumstances where the business operations and results of our company on a standalone basis are not indicative of such market trends. Exchangeable shareholders will have no ability to control or influence the decisions or business of Brookfield Infrastructure.

Our company is a newly formed corporation with no separate operating history and any historical and pro forma financial information does not reflect the financial condition or operating results we would have achieved during the periods presented, and therefore may not be a reliable indicator of our future financial performance.

Our company was formed on August 30, 2019 and has only recently commenced its activities. Although our assets and operating businesses have been under the Brookfield Infrastructure’s control prior to the formation of our company, their combined results have not previously been reported on a stand-alone basis and any historical and pro forma financial statements may not be indicative of our future financial condition or operating results and will make it difficult to assess our ability to operate profitably and pay dividends to our shareholders.

28	Brookfield Infrastructure Corporation

Our company is a holding company and its material assets consist solely of interests in our operating subsidiaries.

Our company has no independent means of generating revenue. We depend on distributions and other payments from our operating businesses to provide us with the funds necessary to meet our financial obligations. Our operating businesses are legally distinct from our company and some of them are or may become restricted in their ability to pay dividends and distributions or otherwise make funds available to our company pursuant to local law, regulatory requirements and their contractual agreements, including agreements governing their financing arrangements. Our operating businesses will generally be required to service their debt obligations before making distributions to our company.

Our company is a “foreign private issuer” under U.S. securities law. Therefore, we are exempt from requirements applicable to U.S. domestic registrants listed on the NYSE.

Although our company is subject to the periodic reporting requirement of the Exchange Act, the periodic disclosure required of foreign private issuers under the Exchange Act is different from periodic disclosure required of U.S. domestic registrants. Therefore, there may be less publicly available information about our company than is regularly published by or about other companies in the United States. Our company is exempt from certain other sections of the Exchange Act to which U.S. domestic issuers are subject, including the requirement to provide our shareholders with information statements or proxy statements that comply with the Exchange Act. In addition, insiders and large shareholders of our company are not obligated to file reports under Section 16 of the Exchange Act, and we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the NYSE Listed Company Manual for domestic issuers. We currently intend to follow the same corporate practices as would be applicable to U.S. domestic companies under the U.S. federal securities laws and NYSE corporate governance standards; however, as our company is externally managed by the Service Providers pursuant to the Master Services Agreement, we do not have a compensation committee. However, we may in the future elect to follow our home country law for certain of our other corporate governance practices (being Bermuda and British Columbia for the partnership and our company, respectively), as permitted by the rules of the NYSE, in which case our shareholders would not be afforded the same protection as provided under NYSE corporate governance standards to U.S. domestic registrants. Following our home country governance practices as opposed to the requirements that would otherwise apply to a U.S. domestic company listed on the NYSE may provide less protection than is accorded to investors of U.S. domestic issuers.

Our company’s operations in the future may be different than our current business.

Our operations are currently utilities businesses, but we may own interests in other infrastructure operations in the future. Brookfield Infrastructure’s operations today include utilities, transport, midstream and data businesses in North and South America, Europe and Asia Pacific. The risks associated with the operations of Brookfield Infrastructure, or our future operations, may differ than those associated with our business.

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Our company is not, and does not intend to become, regulated as an investment company under the Investment Company Act of 1940, or the Investment Company Act (and similar legislation in other jurisdictions) and, if our company were deemed an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to operate as contemplated.

The Investment Company Act (and similar legislation in other jurisdictions) provides certain protections to investors and imposes certain restrictions on companies that are required to be regulated as investment companies. Among other things, such rules limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities and impose certain governance requirements. Our company has not been and does not intend to become regulated as an investment company and our company intends to conduct its activities so it will not be deemed to be an investment company under the Investment Company Act (and similar legislation in other jurisdictions). In order to ensure that we are not deemed to be an investment company, we may be required to materially restrict or limit the scope of our operations or plans. We are limited in the types of acquisitions that we may make, and we may need to modify our organizational structure or dispose of assets which we would not otherwise dispose. Moreover, if anything were to happen which would cause our company to be deemed an investment company under the Investment Company Act, it would be impractical for us to operate as contemplated. Agreements and arrangements between and among us and Brookfield would be impaired, the type and number of acquisitions that we would be able to make as a principal would be limited and our business, financial condition and results of operations would be materially adversely affected. Accordingly, we would be required to take extraordinary steps to address the situation, such as the amendment or termination of the Master Services Agreement, the restructuring of our company and our operating subsidiaries, the amendment of our governing documents or the dissolution of our company, any of which could materially adversely affect the value of our exchangeable shares.

Our failure to maintain effective internal controls could have a material adverse effect on our business in the future and the price of our exchangeable shares.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and stock exchange rules promulgated in response to the Sarbanes-Oxley Act. A number of our current operating subsidiaries are and potential future acquisitions will be private companies and their systems of internal controls over financial reporting may be less developed as compared to public company requirements. Any failure to maintain adequate internal controls over financial reporting or to implement required, new or improved controls, or difficulties encountered in their implementation, could cause material weaknesses or significant deficiencies in our internal controls over financial reporting and could result in errors or misstatements in our consolidated financial statements that could be material. If we or our independent registered public accounting firm were to conclude that our internal controls over financial reporting were not effective, investors could lose confidence in our reported financial information and the price of our exchangeable shares could decline. Our failure to achieve and maintain effective internal controls could have a material adverse effect on our business, our ability to access capital markets and investors’ perception of us. In addition, material weaknesses in our internal controls could require significant expense and management time to remediate.

Our group uses leverage and such indebtedness may result in our group or our group’s operating businesses being subject to certain covenants that restrict our group’s ability to engage in certain types of activities or to make distributions to equity.

Many of our group’s operating subsidiaries, including BUUK and NTS, have entered into or will enter into credit facilities or have incurred or will incur other forms of debt, including for acquisitions. The total quantum of exposure to debt within our group is significant, and we may become more leveraged in the future.

30	Brookfield Infrastructure Corporation

Leveraged assets are more sensitive to declines in revenues, increases in expenses and interest rates, and adverse economic, market and industry developments. A leveraged company’s income and net assets also tend to increase or decrease at a greater rate than would otherwise be the case if money had not been borrowed. As a result, the risk of loss associated with a leveraged company, all other things being equal, is generally greater than for companies with comparatively less debt. In addition, the use of indebtedness in connection with an acquisition may give rise to negative tax consequences to certain investors. Leverage may also result in a requirement for short-term liquidity, which may force the sale of assets at times of low demand and/or prices for such assets. This may mean that our group is unable to realize fair value for the assets in a sale.

Our group’s credit facilities also contain, and will contain in the future, covenants applicable to the relevant borrower and events of default. Covenants can relate to matters including limitations on financial indebtedness, dividends, acquisitions, or minimum amounts for interest coverage, adjusted EBITDA, cash flow or net worth. If an event of default occurs, or minimum covenant requirements are not satisfied, this can result in a requirement to immediately repay any drawn amounts or the imposition of other restrictions including a prohibition on the payment of distributions to equity.

Our group may acquire distressed companies and these acquisitions may subject our group to increased risks, including the incurrence of additional legal or other expenses.

As part of our group’s acquisition strategy, our group may acquire distressed companies. This could involve acquisitions of securities of companies in event-driven special situations, such as acquisitions, tender offers, bankruptcies, recapitalizations, spinoffs, corporate and financial restructurings, litigation or other liability impairments, turnarounds, management changes, consolidating industries and other catalyst-oriented situations. Acquisitions of this type involve substantial financial and business risks that can result in substantial or total losses. Among the problems involved in assessing and making acquisitions in troubled issuers is the fact that it frequently may be difficult to obtain information as to the condition of such issuer. If, during the diligence process, our group fails to identify issues specific to a company or the environment in which our company operates, our group may be forced to later write down or write off assets, restructure our group’s operations, or incur impairment or other charges that may result in other reporting losses.

As a consequence of our group’s role as an acquirer of distressed companies, our group may be subject to increased risk of incurring additional legal, indemnification or other expenses, even if we are not named in any action. In distressed situations, litigation often follows when disgruntled shareholders, creditors and other parties seek to recover losses from poorly performing investments. The enhanced litigation risk for distressed companies is further elevated by the potential that Brookfield or entities within our group may have controlling or influential positions in these companies.

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Risks Relating to the Exchangeable Shares

Our company may redeem the exchangeable shares at any time without the consent of the holders.

Our board, in its sole discretion and for any reason, and without the consent of holders of exchangeable shares, may elect to redeem all of the then outstanding exchangeable shares at any time upon sixty (60) days’ prior written notice, including without limitation following the occurrence of any of the following redemption events: (i) the total number of exchangeable shares outstanding decreases by 50% or more over any twelve-month period; (ii) a person acquires 90% of the units in a take-over bid (as defined by applicable securities law); (iii) unitholders of the partnership approve an acquisition of the partnership by way of arrangement or amalgamation; (iv) unitholders of the partnership approve a restructuring or other reorganization of the partnership; (v) there is a sale of all or substantially all of the partnership assets; (vi) there is a change of law (whether by legislative, governmental or judicial action), administrative practice or interpretation, or a change in circumstances of our company and our shareholders, that may result in adverse tax consequences for our company or our shareholders; or (vii) our board, in its sole discretion, concludes that the unitholders of the partnership or holders of exchangeable shares are adversely impacted by a fact, change or other circumstance relating to our company. For greater certainty, unitholders do not have the ability to vote on such redemption and the board’s decision to redeem all of the then outstanding exchangeable shares will be final. In addition, the holder of class B shares may deliver a notice to our company specifying a redemption date upon which our company shall redeem all of the then outstanding exchangeable shares, and upon sixty (60) days’ prior written notice from our company to holders of the exchangeable shares and without the consent of holders of exchangeable shares, our company shall be required to redeem all of the then outstanding exchangeable shares on such redemption date. In the event of such redemption, holders of exchangeable shares will no longer own a direct interest in our company and will become unitholders of the partnership or receive cash based on the value of a unit, even if such holders desired to remain holders of exchangeable shares. Such redemption could occur at a time when the trading price of the exchangeable shares is greater than the trading price of the units, in which case holders would receive units (or its cash equivalent) with a lower trading price.

See Item 10.B “Memorandum and Articles of Association — Description of Our Share Capital — Exchangeable Shares — Redemption by Issuer”. In the event that an exchangeable share held by a holder is redeemed by our company or exchanged by the holder, the holder will be considered to have disposed of such exchangeable share for Canadian income tax purposes. See Item 10.E “Taxation — Certain Material Canadian Federal Income Tax Considerations” for more information.

32	Brookfield Infrastructure Corporation

Holders of exchangeable shares do not have a right to elect whether to receive cash or units upon a liquidation, exchange or redemption event. Rather, our group has the right to make such election in its sole discretion.

In the event that (i) there is a liquidation, dissolution or winding up of our company or the partnership, (ii) our company or the partnership exercises its right to redeem (or cause the redemption of) all of the then outstanding exchangeable shares, or (iii) a holder of exchangeable shares requests an exchange of exchangeable shares, holders of exchangeable shares shall be entitled to receive one unit per exchangeable share held (subject to adjustment to reflect certain capital events described in this annual report on Form 20-F and certain other payment obligations in the case of a liquidation, dissolution or winding up of our company or the partnership) or its cash equivalent. The form of payment will be determined at the election of our group so a holder will not know whether cash or units will be delivered in connection with any of the events described above. Our company and the partnership currently intend to satisfy any exchange requests on the exchangeable shares through the delivery of units rather than cash. See Item 10.B “Memorandum and Articles of Association—Description of Our Share Capital — Exchangeable Shares”.

Any holder requesting an exchange of their exchangeable shares for which our company or the partnership elects to provide units in satisfaction of the exchange amount may experience a delay in receiving such units, which may affect the value of the units the holder receives in an exchange.

Each exchangeable share is exchangeable at the option of the holder for one unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our group). See Item 10.B “Memorandum and Articles of Association—Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events.” In the event cash is used to satisfy an exchange request, the amount payable per exchangeable share will be equal to the NYSE closing price of one unit on the date that the request for exchange is received by the transfer agent. As a result, any decrease in the value of the units after that date will not affect the amount of cash received. However, any holder whose exchangeable shares are exchanged for units will not receive such units for up to ten (10) business days after the applicable request is received. During this period, the market price of units may decrease. Any such decrease would affect the value of the unit consideration to be received by the holder of exchangeable shares on the effective date of the exchange.

The partnership is required to maintain an effective registration statement in order to exchange any exchangeable shares for units. If a registration statement with respect to the units issuable upon any exchange, redemption or acquisition of exchangeable shares (including in connection with any liquidation, dissolution or winding up of our company) is not current or is suspended for use by the SEC, no exchange or redemption of exchangeable shares for units may be effected during such period.

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The exchangeable shares may not trade at the same price as the units.

Although the exchangeable shares are intended to provide an economic return that is equivalent to the units, there can be no assurance that the market price of exchangeable shares will be equal to the market price of units at any time. If our company redeems the exchangeable shares (which can be done without the consent of the holders) at a time when the trading price of the exchangeable shares is greater than the trading price of the units, holders will receive units (or its cash equivalent) with a lower trading price. Factors that could cause differences in such market prices may include:

•	perception and/or recommendations by analysts, investors and/or other third parties that these securities should be priced differently;

•	actual or perceived differences in distributions to holders of exchangeable shares versus holders of the units, including as a result of any legal prohibitions;

•	business developments or financial performance or other events or conditions that may be specific to only Brookfield Infrastructure or our company; and

•	difficulty in the exchange mechanics between exchangeable shares and units, including any delays or difficulties experienced by the transfer agent in processing the exchange requests.

If a sufficient amount of exchangeable shares are exchanged for units, then the exchangeable shares may be de-listed.

The exchangeable shares trade on the NYSE and the TSX. However, if a sufficient amount of exchangeable shares are exchanged for units, or our company exercises our redemption right at any time including if the total number of exchangeable shares decreases by 50% or more over any twelve-month period, our company may fail to meet the minimum listing requirements on the NYSE and the TSX, and the NYSE or the TSX may take steps to de-list the exchangeable shares. Though holders of exchangeable shares will still be entitled to exchange each such share at any time for one unit (subject to adjustment to reflect certain capital events described in Item 10.B “Memorandum and Articles of Association- Description of our Share Capital”), or its cash equivalent (the form of payment to be determined at the election of our group), a de-listing of the exchangeable shares would have a significant adverse effect on the liquidity of the exchangeable shares, and holders thereof may not be able to exit their investments in the market on favorable terms.

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The market price of the exchangeable shares and units may be volatile, and holders of exchangeable shares and/or units may lose a significant portion of their investment due to drops in the market price of exchangeable shares and/or units.

The market price of the exchangeable shares and the units may be volatile and holders of such securities may not be able to resell their securities at or above the implied price at which they acquired such securities or otherwise due to fluctuations in the market price of such securities, including changes in market price caused by factors unrelated to our company or Brookfield Infrastructure’s operating performance or prospects. Specific factors that may have a significant effect on the market price of the exchangeable shares and the units include:

•

changes in stock market analyst recommendations or earnings estimates regarding the exchangeable shares or units, other companies and partnerships that are comparable to our company or Brookfield Infrastructure or are in the industries that they serve;

•	with respect to the exchangeable shares, changes in the market price of the units, and vice versa;

•	actual or anticipated fluctuations in our company and partnership’s operating results or future prospects;

•	reactions to public announcements by our company and Brookfield Infrastructure;

•	strategic actions taken by our company or Brookfield Infrastructure;

•	adverse conditions in the financial market or general U.S. or international economic conditions, including those resulting from war, incidents of terrorism and responses to such events; and

•	sales of such securities by our company, Brookfield Infrastructure or significant stockholders.

Exchanges of exchangeable shares for units may negatively affect the market price of the units, and additional issuances of exchangeable shares would be dilutive to the units.

Each exchangeable share is exchangeable by the holder thereof for one unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our group). See Item 10.B “Memorandum and Articles of Association—Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events.” If our group elects to deliver units in satisfaction of any such exchange request, a significant number of additional units may be issued from time to time which could have a negative impact on the market price for units. Additionally, any exchangeable shares issued by our company in the future will also be exchangeable in accordance with the terms of the exchangeable shares and, accordingly, any future exchanges satisfied by the delivery of units would dilute the percentage interest of existing holders of the units and may reduce the market price of the units.

We or the partnership may issue additional shares or units in the future, including in lieu of incurring indebtedness, which may dilute holders of our equity securities. We or the partnership may also issue securities that have rights and privileges that are more favorable than the rights and privileges accorded to our equity holders.

Subject to the terms of any of our securities then outstanding, we may issue additional securities, including exchangeable shares, class B shares, class C shares, preference shares, options, rights and warrants for any purpose and for such consideration and on such terms and conditions as our board may determine. Subject to the terms of any of our securities then outstanding, our board will be able to determine the class, designations, preferences, rights, powers and duties of any additional securities, including any rights to share in our profits, losses and dividends, any rights to receive our company’s assets upon our dissolution or liquidation and any redemption, conversion and exchange rights. Subject to the terms of any of our securities then outstanding, our board may use such authority to issue such additional securities, which would dilute holders of such securities, or to issue securities with rights and privileges that are more favorable than those of our exchangeable shares.

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Similarly, under the partnership’s limited partnership agreement, subject to the terms of any preferred units then outstanding, the partnership’s general partner may issue additional partnership securities, including units, preferred units, options, rights, warrants and appreciation rights relating to partnership securities for any purpose and for such consideration and on such terms and conditions as the board of the partnership’s general partner may determine. Subject to the terms of any of the partnership securities then outstanding, the board of the partnership’s general partner will be able to determine the class, designations, preferences, rights, powers and duties of any additional partnership securities, including any rights to share in the partnership’s profits, losses and dividends, any rights to receive the partnership’s assets upon its dissolution or liquidation and any redemption, conversion and exchange rights. Subject to the terms of any of the partnership securities then outstanding, the board of the partnership’s general partner may use such authority to issue such additional partnership securities, which would dilute holders of such securities, or to issue securities with rights and privileges that are more favorable than those of the units.

The sale or issuance of a substantial number of our exchangeable shares, the units or other equity securities of our company or the partnership in the public markets, or the perception that such sales or issuances could occur, could depress the market price of our exchangeable shares and impair our ability to raise capital through the sale of additional exchangeable shares. We cannot predict the effect that future sales or issuances of our exchangeable shares, units or other equity securities would have on the market price of our exchangeable shares. Subject to the terms of any of our securities then outstanding, holders of exchangeable shares will not have any pre-emptive right or any right to consent to or otherwise approve the issuance of any securities or the terms on which any such securities may be issued.

Our company cannot assure you that it will be able to pay dividends equal to the levels currently paid by the partnership and holders of exchangeable shares may not receive dividends equal to the distributions paid on the units and, accordingly, may not receive the intended economic equivalence of those securities.

The exchangeable shares are intended to provide an economic return per exchangeable share equivalent to one unit (subject to adjustment to reflect certain capital events). See Item 10.B “Memorandum and Articles of Association—Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events.” However, dividends are at the discretion of our board of directors and unforeseen circumstances (including legal prohibitions) may prevent the same dividends from being paid on each security. Accordingly, there can be no assurance that dividends and distributions will be identical for each exchangeable share and unit, respectively, in the future, which may impact the market price of these securities. Dividends on our exchangeable shares may not equal the levels currently paid by the partnership for various reasons, including, but not limited to, the following:

•	our company may not have enough unrestricted funds to pay such dividends due to changes in our company’s cash requirements, capital spending plans, cash flow or financial position;

•

decisions on whether, when and in which amounts to make any future dividends will be dependent on then-existing conditions, including our company’s financial conditions, earnings, legal requirements, including limitations under British Columbia law, restrictions on our company’s borrowing agreements that limit our ability to pay dividends and other factors we deem relevant; and

•	our company may desire to retain cash to improve our credit profile or for other reasons.

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Non-U.S. shareholders are subject to foreign currency risk associated with our company’s dividends.

A significant number of our shareholders reside in countries where the U.S. dollar is not the functional currency. Our dividends are denominated in U.S. dollars but are settled in the local currency of the shareholder receiving the dividend. For each non-U.S. shareholder, the value received in the local currency from the dividend will be determined based on the exchange rate between the U.S. dollar and the applicable local currency at the time of payment. As such, if the U.S. dollar depreciates significantly against the local currency of the non-U.S. shareholder, the value received by such shareholder in its local currency will be adversely affected.

The exchangeable shares are not units and will not be treated as units for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers.

Units and exchangeable shares are not securities of the same class. As a result, holders of exchangeable shares will not be entitled to participate in an offer or bid made to acquire units, and holders of units will not be entitled to participate in an offer or bid made to acquire exchangeable shares. In the event of a takeover bid for units, a holder of exchangeable shares who would like to participate would be required to tender his or her exchangeable shares for exchange, in order to receive a unit, or the cash equivalent, at the election of our group, pursuant to the exchange right. If an issuer tender offer or issuer bid is made for the units at a price in excess of the market price of the units and a comparable offer is not made for the exchangeable shares, then the conversion factor for the exchangeable shares may be adjusted. See Item 10.B “Memorandum and Articles of Association—Description of Our Share Capital — Exchangeable Shares — Exchange by Holder — Adjustments to Reflect Certain Capital Events” for more information on the circumstances in which adjustments may be made to the conversion factor.

The Rights Agreement will terminate on March 31, 2025.

The Rights Agreement will terminate on March 31, 2025, unless otherwise terminated earlier pursuant to its terms. After such date, holders of exchangeable shares will no longer have the benefit of the protections provided for by the Rights Agreement and will be reliant solely on the rights provided for in our company’s articles. In the event that our company or the partnership fails to satisfy a request for exchange after the expiry of the Rights Agreement, a tendering holder will not be entitled to rely on the secondary exchange rights.

See Item 10.B “Memorandum and Articles of Association—Description of Our Share Capital — Exchange by Holder” and Item 7.B “Related Party Transactions—Relationship with Brookfield — Rights Agreement”.

U.S. investors in our exchangeable shares may find it difficult or impossible to enforce service of process and enforcement of judgments against us and our board and the Service Providers.

We were established under the laws of the Province of British Columbia, and most of our subsidiaries are organized in jurisdictions outside of the United States. In addition, our executive officers are located outside of the United States. Certain of our directors and officers and the Service Providers reside outside of the United States. A substantial portion of our assets are, and the assets of our directors and officers and the Service Providers may be located outside of the United States. It may not be possible for investors to effect service of process within the United States upon our directors and officers and the Service Providers. It may also not be possible to enforce against us, or our directors and officers and the Service Providers, judgments obtained in U.S. courts predicated upon the civil liability provisions of applicable securities law in the United States.

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Risks Related to Taxation

General

Changes in tax law and practice may have a material adverse effect on the operations of the partnership, our company, the Brookfield Infrastructure Holding Entities, and the Brookfield Infrastructure Operating Entities and, as a consequence, the value of the Brookfield Infrastructure assets and the ability of the partnership and our company to make distributions to unitholders and holders of exchangeable shares, respectively.

The Brookfield Infrastructure structure, including the structure of the Brookfield Infrastructure Holding Entities and the Brookfield Infrastructure Operating Entities, is based on prevailing taxation law and practice in the local jurisdictions in which Brookfield Infrastructure operates. Any change in tax legislation (including in relation to taxation rates) and practice in these jurisdictions could adversely affect these entities, as well as the ability of the partnership and our company to make distributions to unitholders and holders of exchangeable shares, respectively. Taxes and other constraints that would apply to the Brookfield Infrastructure entities in such jurisdictions may not apply to local institutions or other parties, and such parties may therefore have a significantly lower effective cost of capital and a corresponding competitive advantage in pursuing such acquisitions.

We may be exposed to transfer pricing risks.

To the extent that the partnership, our company, the Holding LP, the Brookfield Infrastructure Holding Entities or the Brookfield Infrastructure Operating Entities enter into transactions or arrangements with parties with whom they do not deal at arm’s length, including Brookfield, the relevant tax authorities may seek to adjust the quantum or nature of the amounts included or deducted from taxable income by such entities if they consider that the terms and conditions of such transactions or arrangements differ from those that would have been made between persons dealing at arm’s length. This could result in more tax (and penalties and interest) being paid by such entities, and therefore the return to unitholders and holders of exchangeable shares could be reduced.

We believe that the base management fee and any other amount that is paid to the Service Providers will be commensurate with the value of the services being provided by the Service Providers and comparable to the fees or other amounts that would be agreed to in an arm’s length arrangement. However, no assurance can be given in this regard.

38	Brookfield Infrastructure Corporation

United States

The exchange of exchangeable shares for units may result in the U.S. federal income taxation of any gain realized by a U.S. Holder.

Depending on the facts and circumstances, the exchange of exchangeable shares for units by a U.S. Holder may result in the U.S. federal income taxation of any gain realized by such U.S. Holder. In general, a U.S. Holder exchanging exchangeable shares for units pursuant to the exercise of the exchange right will recognize capital gain or loss (i) if the exchange request is satisfied by the delivery of units by Brookfield pursuant to the Rights Agreement or (ii) if the exchange request is satisfied by the delivery of units by our company and the exchange is, within the meaning of Section 302(b) of the U.S. Internal Revenue Code, in “complete redemption” of the U.S. Holder’s equity interest in our company, a “substantially disproportionate” redemption of stock, or “not essentially equivalent to a dividend”, applying certain constructive ownership rules that take into account not only the exchangeable shares and other equity interests in our company actually owned but also other equity interests in our company treated as constructively owned by such U.S. Holder for U.S. federal income tax purposes. If an exchange request satisfied by the delivery of units by our company is not treated as a sale or exchange under the foregoing rules, then it will be treated as a taxable distribution equal to the amount of cash and the fair market value of property received (such as units) without any offset for a U.S. Holder’s tax basis in the exchangeable shares exchanged.

In general, if the partnership satisfies an exchange request by delivering units to a U.S. Holder pursuant to the partnership’s exercise of the partnership call right, then the U.S. Holder’s exchange of exchangeable shares for units will qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code, unless at the time of such exchange, the partnership (i) is a publicly traded partnership treated as a corporation or (ii) would be an “investment company” if it were incorporated for purposes of Section 721(b) of the U.S. Internal Revenue Code. In the case described in (i) or (ii) of the preceding sentence, a holder that is a U.S. taxpayer may recognize gain upon the exchange. We understand that the general partner of the partnership believes that the partnership will be treated as a partnership and not as a corporation for U.S. federal income tax purposes. In addition, based on the shareholders’ rights in the event of the liquidation or dissolution of our company (or the partnership) and the terms of the exchangeable shares, which are intended to provide an economic return equivalent to the economic return on the units (including identical distributions), and taking into account the expected relative values of the partnership’s assets and its ratable share of the assets of its subsidiaries for the foreseeable future, we understand that the general partner of the partnership currently expects that a U.S. Holder’s exchange of exchangeable shares for units pursuant to the exercise of the partnership call right will not be treated as a transfer to an investment company for purposes of Section 721(b) of the U.S. Internal Revenue Code. Accordingly, we understand that the general partner of the partnership currently expects a U.S. Holder’s exchange of exchangeable shares for units pursuant to the partnership’s exercise of the partnership call right to qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code. However, no definitive determination can be made as to whether any such future exchange will qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code, as this will depend on the facts and circumstances at the time of the exchange. Many of these facts and circumstances are not within the control of the partnership, and no assurance can be provided as to the position, if any, taken by the general partner of the partnership with regard to the U.S. federal income tax treatment of any such exchange. Nor can any assurance be given that the IRS will not assert, or that a court would not sustain, a position contrary to any future position taken by the partnership. If Section 721(a) of the U.S. Internal Revenue Code does not apply, then a U.S. Holder who exchanges exchangeable shares for units pursuant to the partnership’s exercise of the partnership call right will be treated as if such holder had sold its exchangeable shares to the partnership in a taxable transaction for cash in an amount equal to the value of the units received.

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Even if a U.S. Holder’s transfer of exchangeable shares in exchange for units pursuant to the partnership’s exercise of the partnership call right qualifies as tax-free under Section 721(a) of the U.S. Internal Revenue Code, we understand that the general partner of the partnership currently expects for the partnership and Holding LP to immediately undertake subsequent transfers of such exchangeable shares that would result in the allocation to such U.S. Holder of any gain realized under Section 704(c)(1) of the U.S. Internal Revenue Code. Under this provision, if appreciated property is contributed to a partnership, the contributing partner must recognize any gain that was realized but not recognized for U.S. federal income tax purposes with respect to the property at the time of the contribution (referred to as “built-in gain”) if the partnership sells such property (or otherwise transfers such property in a taxable exchange) at any time thereafter or distributes such property to another partner within seven years of the contribution in a transaction that does not otherwise result in the recognition of “built-in gain” by the partnership. If, contrary to the current expectations of the general partner of the partnership, Section 704(c)(1) does not apply as a result of any such subsequent transfers by the partnership or Holding LP of exchangeable shares transferred by a U.S. Holder for units in an exchange qualifying as tax-free under Section 721(a) of the U.S. Internal Revenue Code, then such U.S. Holder could, nonetheless, be required to recognize part or all of the built-in gain in its exchangeable shares deferred as a result of such exchange under Section 737 or Section 707(a) of the U.S. Internal Revenue Code, depending on whether the partnership or Holding LP were to make certain types of distributions to such U.S. Holder following the exchange.

For a more complete discussion of the U.S. federal income tax consequences of the exchange of exchangeable shares for units, see Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — Ownership and Disposition of Exchangeable Shares” below. The U.S. federal income tax consequences of exchanging exchangeable shares for units are complex, and U.S. Holders should consult their own tax advisers regarding such consequences in light of their particular circumstances.

Distributions on exchangeable shares made to Non-U.S. Holders may be subject to U.S. withholding tax if Section 871(m) of the U.S. Internal Revenue Code applies.

Distributions on exchangeable shares made to Non-U.S. Holders generally will not be subject to U.S. federal income tax, except that U.S. withholding tax may apply to any portion of a distribution made on exchangeable shares that is treated as a deemed dividend under Section 871(m) of the U.S. Internal Revenue Code. Specifically, a 30% withholding tax generally applies to deemed dividend amounts (“dividend equivalents”) with respect to certain contractual arrangements held by non-U.S. persons which reference any interest in an entity if that interest could give rise to a U.S.-source dividend. Under Treasury Regulations, a Section 871(m) transaction is treated as directly referencing the assets of a partnership that holds significant investments in certain securities (such as stock of a U.S. corporation). The partnership indirectly holds stock of a U.S. corporation through the Holding LP, and the exchangeable shares are intended to be structured so that distributions are identical to distributions on units. Accordingly, the contractual arrangements relating to the exchangeable shares could be subject to Section 871(m) of the U.S. Internal Revenue Code, as discussed below.

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Whether U.S. withholding tax applies with respect to a Section 871(m) transaction depends, in part, on whether it is classified for purposes of Section 871(m) of the U.S. Internal Revenue Code as a “simple” contract or “complex” contract. No direct authority addresses whether the contractual arrangements relating to the exchangeable shares constitute a simple contract or a complex contract. Our company intends to take the position and believes that such contractual arrangements do not constitute a simple contract. In such case, under Treasury Regulations, as modified by an IRS Notice, such contractual arrangements should not be subject to Section 871(m) of the U.S. Internal Revenue Code before January 1, 2023, and no portion of a distribution made on exchangeable shares before such date should be subject to U.S. withholding tax by reason of treatment as a dividend equivalent under Section 871(m). For distributions made on exchangeable shares on or after January 1, 2023, Section 871(m) of the U.S. Internal Revenue Code will apply if the contractual arrangements relating to the exchangeable shares meet a “substantial equivalence” test. If this is the case, U.S. federal withholding tax (generally at a rate of 30%) is expected to apply to any portion of a distribution on exchangeable shares that is treated as a dividend equivalent and paid on or after January 1, 2023.

This 30% withholding tax may be reduced or eliminated under the U.S. Internal Revenue Code or an applicable income tax treaty, provided that the Non-U.S. Holder properly certifies its eligibility by providing an IRS Form W-8. If, notwithstanding the foregoing, our company is unable to accurately or timely determine the tax status of a Non-U.S. Holder for purposes of establishing whether reduced rates of withholding apply, then U.S. withholding tax at a rate of 30% may apply to any portion of a distribution on exchangeable shares that is treated as a dividend equivalent under Section 871(m) of the U.S. Internal Revenue Code. A dividend equivalent may also be subject to a 30% withholding tax under the Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act of 2010 (“FATCA”), unless a Non-U.S. Holder properly certifies its FATCA status on IRS Form W-8 or other applicable form and satisfies any additional requirements under FATCA.

Notwithstanding the foregoing, our company’s position that the contractual arrangements relating to the exchangeable shares do not constitute a simple contract does not bind the IRS. The Treasury Regulations under Section 871(m) of the U.S. Internal Revenue Code require complex determinations with respect to contractual arrangements linked to U.S. equities, and the application of these regulations to the exchangeable shares is uncertain. Accordingly, the IRS could challenge our company’s position and assert that the contractual arrangements relating to the exchangeable shares constitute a simple contract, in which case U.S. withholding tax currently would apply, generally at a rate of 30% (subject to reduction or elimination under the U.S. Internal Revenue Code or an applicable income tax treaty), to that portion, if any, of a distribution on exchangeable shares that is treated as referencing a U.S.-source dividend paid to the partnership or the Holding LP. Non-U.S. Holders should consult their own tax advisers regarding the implications of Section 871(m) of the U.S. Internal Revenue Code and FATCA for their ownership of exchangeable shares with regard to their particular circumstances.

For a more complete discussion of the U.S. federal income tax consequences to Non-U.S. Holders of owning exchangeable shares, see Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations — Consequences to Non-U.S. Holders — Ownership and Disposition of Exchangeable Shares” below. The U.S. federal income tax consequences of owning exchangeable shares are complex, and Non-U.S. Holders should consult their own tax advisers regarding such consequences in light of their particular circumstances.

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Canada

Canadian federal income tax considerations described herein may be materially and adversely impacted by certain events.

If BIPC ceases to qualify as a “mutual fund corporation” under the Tax Act, the income tax considerations described under the heading “Certain Material Canadian Federal Income Tax Considerations” would be materially and adversely different in certain respects.

In general, there can be no assurance that Canadian federal income tax laws respecting the treatment of mutual fund corporations or otherwise respecting the treatment of our company will not be changed in a manner that adversely affects our shareholders, or that such tax laws will not be administered in a way that is less advantageous to our company or our shareholders.

General Risks

All of our group’s operating subsidiaries are subject to general economic and political conditions and risks relating to the markets in which our group operates.

The industries in which our group operates are impacted by political and economic conditions, and in particular, adverse events in financial markets, which may have a profound effect on global or local economies. Some key impacts of general financial market turmoil include contraction in credit markets resulting in a widening of credit spreads, devaluations and enhanced volatility in global equity, commodity and foreign exchange markets and a general lack of market liquidity. A slowdown in the financial markets or other key measures of the global economy or the local economies of the regions in which our group operates, including, but not limited to, new home construction, employment rates, business conditions, inflation, fuel and energy costs, commodity prices, lack of available credit, the state of the financial markets, interest rates and tax rates may adversely affect our group’s growth and profitability.

The demand for services provided by our group’s operating subsidiaries are, in part, dependent upon and correlated to general economic conditions and economic growth of the regions applicable to the relevant asset. Poor economic conditions or lower economic growth in a region or regions may, either directly or indirectly, reduce demand for the services provided by an asset.

In addition, our group may be affected by political uncertainties in the United States and Europe, which may have global repercussions, including in markets where our group currently operates or intends to expand into in the future.

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Risks Associated with the COVID-19 Pandemic

The rapid spread of the COVID-19 virus, which was declared by the World Health Organization to be a pandemic on March 11, 2020, and actions taken globally in response to COVID-19, have significantly disrupted international business activities. The COVID-19 pandemic has resulted in governments around the world implementing stringent measures to help control the spread of the virus, including quarantines, social distancing protocols, “shelter in place” and “stay at home” orders, travel restrictions, business curtailments, school closures and other measures. Governments and central banks around the world have enacted fiscal and monetary stimulus measures to counteract the effects of the COVID-19 pandemic and various other response measures, however, the overall magnitude and long-term effectiveness of these actions remain uncertain. Our group’s business relies, to a certain extent, on free movement of goods, services, and capital from around the world, which has been significantly restricted as a result of COVID-19. Although our group has implemented response plans and mitigation measures designed to maintain its operations despite the outbreak of the virus, our group may experience in the future direct or indirect impacts from the pandemic. Such impacts have and may include delays in development or construction activities in our group’s business and reduced volumes within our transport segment. There is also some risk that our group’s contract counterparties could fail to meet their obligations to us.

Given the ongoing and dynamic nature of the circumstances surrounding COVID-19, it is difficult to predict how significant the impact of COVID-19, including any responses to it, will be on the global economy or for how long any disruptions are likely to continue. The extent of such impact will depend on future developments, which are highly uncertain, continually evolving and difficult to predict, including, but not limited to, new information which may emerge concerning the severity of COVID-19, additional actions which may be taken to contain COVID-19 or treat its impact, such as re-imposing previously lifted measures or putting in place additional restrictions, and the pace, availability, distribution and acceptance of effective vaccines. Such developments could have an adverse effect on our assets, liabilities, business, financial condition, results of operations and cash flow.

Our group is subject to foreign currency risk and our risk management activities may adversely affect the performance of our operations.

A significant portion of our group’s current operating subsidiaries, including BUUK and NTS, are in countries where the U.S. dollar is not the functional currency. These operations pay distributions in currencies other than the U.S. dollar, which our group must convert to U.S. dollars prior to making distributions, and certain of our group’s operating subsidiaries have revenues denominated in currencies different from our group’s expense structure, thus exposing our group to currency risk. Fluctuations in currency exchange rates could reduce the value of cash flows generated by our operating subsidiaries or could make it more expensive for our group’s customers to purchase our services and consequently reduce the demand for our group’s services. In addition, a significant depreciation in the value of such foreign currencies may have a material adverse effect on our group’s business, financial condition and results of operations.

When managing our group’s exposure to such market risks, our group may use forward contracts, options, swaps, caps, collars and floors or pursue other strategies or use other forms of derivative instruments. The success of any hedging or other derivative transactions that our group enters into generally will depend on our ability to structure contracts that appropriately offset our group’s risk position. As a result, while our group may enter into such transactions in order to reduce our group’s exposure to market risks, unanticipated market changes may result in poorer overall investment performance than if the derivative transaction had not been executed. Such transactions may also limit the opportunity for gain if the value of a hedged position increases.

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General economic and business conditions that impact the debt or equity markets could impact our group’s ability to access credit markets.

General economic and business conditions that impact the debt or equity markets could impact the availability of credit to, and cost of credit for, our group. Our group has revolving credit facilities and other short-term borrowings. The amount of interest charged on these will fluctuate based on changes in short-term interest rates. Any economic event that affects interest rates or the ability to refinance borrowings could materially adversely impact our group’s financial condition. Movements in interest rates could also affect the discount rates used to value our group’s assets, which in turn could cause their valuations calculated under IFRS to be reduced resulting in a material reduction in our group’s equity value.

In addition, some of our group’s operations either currently have a credit rating or may have a credit rating in the future. A credit rating downgrade may result in an increase in the cost of debt for the relevant businesses and reduced access to debt markets.

Some assets in our group’s portfolio have a requirement for significant capital expenditure. For other assets, cash, cash equivalents and short-term investments combined with cash flow generated from operations are believed to be sufficient for it to make the foreseeable required level of capital investment. However, no assurance can be given that additional capital investments will not be required in these businesses. If our group is unable to generate enough cash to finance necessary capital expenditures through operating cash flow, then our group may be required to issue additional equity or incur additional indebtedness. The issue of additional equity would be dilutive to existing shareholders at the time. Any additional indebtedness would increase our group’s leverage and debt payment obligations, and may negatively impact our group’s business, financial condition and results of operations.

Our group’s business relies on continued access to capital to fund new investments and capital projects. While our group aims to prudently manage our group’s capital requirements and ensure access to capital is always available, it is possible our group may over commit ourselves or misjudge the requirement for capital or the availability of liquidity. Such a misjudgment may require capital to be raised quickly and the inability to do so could result in negative financial consequences or in extreme cases bankruptcy.

All of our group’s operating subsidiaries are subject to changes in government policy and legislation.

Our group’s financial condition and results of operations could also be affected by changes in economic or other government policies or other political or economic developments in each country or region, as well as regulatory changes or administrative practices over which our group has no control such as: the regulatory environment related to our group’s business operations, concession agreements and periodic regulatory resets; interest rates; benchmark interest rate reforms, including changes to the administration of the London Inter-bank Offered Rate (“LIBOR”); currency fluctuations; exchange controls and restrictions; inflation; tariffs; liquidity of domestic financial and capital markets; policies relating to climate change or policies relating to tax; and other political, social, economic, and environmental and occupational health and safety developments that may occur in or affect the countries in which our group’s operating subsidiaries are located or conduct business or the countries in which the customers of our group’s operating subsidiaries are located or conduct business or both.

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In addition, operating costs can be influenced by a wide range of factors, many of which may not be under the control of the owner/operator, including the need to comply with the directives of central and local government authorities. For example, in the case of our group’s utility, transport and energy operations, our group cannot predict the impact of future economic conditions, energy conservation measures, alternative fuel requirements, or governmental regulation all of which could reduce the demand for or availability of commodities our group’s transport and energy operations rely upon, most notably coal and natural gas. It is difficult to predict government policies and what form of laws and regulations will be adopted or how they will be construed by the relevant courts, or to the extent which any changes may adversely affect us our group. For example, the withdrawal of the U.K. from the European Union in January 2020 may contribute to further global economic uncertainty and could significantly disrupt the free movement of goods, services, and people between the U.K. and the European Union, which could result in increased legal and regulatory complexities, as well as potential higher costs of conducting business in Europe and have a material adverse effect on our business, financial condition and results of operations.

The Financial Conduct Authority in the U.K. has announced that it will cease to compel banks to participate in LIBOR after 2021. LIBOR is widely used as a benchmark rate around the world for derivative financial instruments, bonds, and other floating-rate instruments. This change to the administration of LIBOR, and any other reforms to benchmark interest rates, could create risks and challenges for our group. For example, the gradual elimination of LIBOR rates may have an impact on over-the-counter derivative transactions including potential contract repricing. In addition, the discontinuance of, or changes to, benchmark interest rates may require adjustments to agreements to which we and other market participants are parties, as well as to related systems and processes. This may result in market uncertainty until a new benchmark rate is established and potentially increased costs under such agreements.

Our group may be exposed to natural disasters, weather events, uninsurable losses and force majeure events.

Force majeure is the term generally used to refer to an event beyond the control of the party claiming that the event has occurred, including but not limited to acts of God, fires, floods, earthquakes, wars and labor strikes. The assets of our group’s infrastructure businesses are exposed to unplanned interruptions caused by significant catastrophic events such as cyclones, landslides, explosions, terrorist attacks, war, floods, earthquakes, fires, major plant breakdowns, pipeline or electricity line ruptures, accidents, extreme weather events or other disasters. Operational disruption, as well as supply disruption, could adversely affect the cash flow available from these assets. In addition, the cost of repairing or replacing damaged assets could be considerable and could give rise to third-party claims. In some cases, project agreements can be terminated if the force majeure event is so catastrophic as to render it incapable of remedy within a reasonable time period. Repeated or prolonged interruption may result in a permanent loss of customers, substantial litigation, damage, or penalties for regulatory or contractual non-compliance. Moreover, any loss from such events may not be recoverable in whole or in part under relevant insurance policies. Business interruption insurance is not always available, or available on reasonable economic terms to protect the business from these risks.

Given the nature of the assets operated by our group’s operating subsidiaries, we may be more exposed to risks in the insurance market that lead to limitations on coverage and/or increases in premium. The ability of our group’s operating subsidiaries to obtain the required insurance coverage at a competitive price may have an impact on the returns generated by them and accordingly the returns our group receives.

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Performance of our group’s operating subsidiaries may be harmed by future labor disruptions and economically unfavorable collective bargaining agreements.

Performance of our group’s operating subsidiaries may be harmed by future labor disruptions and economically unfavorable collective bargaining agreements. Our group’s current operations or other business operations have workforces that are unionized or that in the future may become unionized and, as a result, are required to negotiate the wages, benefits and other terms with many of their employees collectively. If an operating entity were unable to negotiate acceptable contracts with any of its unions as existing agreements expire, it could experience a significant disruption of its operations, higher ongoing labor costs and restrictions on its ability to maximize the efficiency of its operations, which could have a material adverse effect on its business, financial condition and results of operations.

In addition, in some jurisdictions where our group has operations, labor forces have a legal right to strike, which may have an impact on our group’s operations, either directly or indirectly, for example if a critical upstream or downstream counterparty was itself subject to a labor disruption which impacted our ability to operate. Our group’s operating subsidiaries are exposed to occupational health and safety and accident risks. Infrastructure projects and operational assets are highly exposed to the risk of accidents that may give rise to personal injury, loss of life, disruption to service and economic loss. Some of the tasks undertaken by employees and contractors are inherently dangerous and have the potential to result in serious injury or death.

Our group’s operations are exposed to occupational health and safety and accident risks.

Infrastructure projects and operational assets are highly exposed to the risk of accidents that may give rise to personal injury, loss of life, disruption to service and economic loss. Some of the tasks undertaken by employees and contractors are inherently dangerous and have the potential to result in serious injury or death.

Our group’s operating subsidiaries are subject to laws and regulations governing health and safety matters, protecting both members of the public and their employees and contractors. Occupational health and safety legislation and regulations differ in each jurisdiction. Any breach of these obligations, or serious accidents involving our group’s employees, contractors or members of the public could expose them to adverse regulatory consequences, including the forfeit or suspension of operating licenses, potential litigation, claims for material financial compensation, reputational damage, fines or other legislative sanction, all of which have the potential to impact the results of our operating entities and our ability to make distributions. Furthermore, where our group does not control a business, our group has a limited ability to influence health and safety practices and outcomes.

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Many of our group’s operations are subject to economic regulation and may be exposed to adverse regulatory decisions.

Our group’s operations are subject to economic regulation and may be exposed to adverse regulatory decisions. Due to the essential nature of some of the services provided by our group’s assets and the fact that some of these services are provided on a monopoly or near monopoly basis, many of our group’s operations are subject to forms of economic regulation. This regulation can involve different forms of price control and can involve ongoing commitments to economic regulators and other governmental agencies. The terms upon which access to our group’s facilities is provided, including price, can be determined or amended by a regulator periodically. Future terms to apply, including access charges that our group’s operations are entitled to charge, cannot be determined with any certainty, as our group does not have discretion as to the amount that can be charged. New legislation, regulatory determinations or changes in regulatory approaches may result in regulation of previously unregulated businesses or material changes to the revenue or profitability of our group’s operations. In addition, a decision by a government or regulator to regulate non-regulated assets may significantly and negatively change the economics of these businesses and the value or financial performance of our group.

Our group’s infrastructure business is at risk of becoming involved in disputes and possible litigation.

Our group’s infrastructure business is at risk of becoming involved in disputes and possible litigation, the extent of which cannot be ascertained. Any material or costly dispute or litigation could adversely affect the value of the assets or future financial performance of our group. In addition, as a result of the actions of the operating subsidiaries, our group could be subject to various legal proceedings concerning disputes of a commercial nature, or to claims in the event of bodily injury or material damage. The final outcome of any proceeding could have a negative impact on the business, financial condition or results of operations of our group during a given quarter or financial year.

Our group’s operating subsidiaries’ ability to finance our operations is subject to various risks relating to the state of the capital markets.

Our group’s financing strategy involves both the issuance of partnership level equity and the issuance of corporate debt. Our group, including BUUK and NTS, has corporate debt and limited recourse project level debt, the majority of which is non-recourse that will need to be replaced from time to time. Our financings may contain conditions that limit our ability to repay indebtedness prior to maturity without incurring penalties, which may limit our capital markets flexibility. As such, a number of risks arise with respect to refinancing our group’s existing indebtedness, including, among other factors, dependence on continued operating performance of our group’s assets, future electricity market prices, future capital markets conditions, the level of future interest rates and investors’ assessment of our group’s credit risk at such time. In addition, certain of our group’s financings are, and future financings may be exposed to floating interest rate risks, and if interest rates increase, an increased proportion of our group’s cash flow may be required to service indebtedness.

Future acquisitions, development and construction of new facilities and other capital expenditures, including those arising from our group’s committed backlog of organic growth projects, will be financed out of cash generated from our group’s operations, borrowings and possible future sales of equity. Further, our group may look to finance transactions through our capital recycling program, resulting in the disposition of certain of our group’s assets. As a large portion of our group’s capital is invested in physical assets and securities, relying on capital recycling as a means of financing could be difficult, as such assets can be hard to sell, especially if market conditions are poor. A lack of liquidity could limit our group’s ability to vary our portfolio or assets promptly in response to changing economic or investment conditions. Additionally, if financial or operating difficulties of other owners result in distress sales, such sales could depress asset values in the markets in which our group operates.

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In addition to the above, our group’s ability to obtain financing to finance our group’s growth is dependent on, among other factors, the overall state of the capital markets, continued operating performance of our group’s assets, future electricity market prices, the level of future interest rates and investors’ assessment of our group’s credit risk at such time, and investor appetite for investments in infrastructure assets in general and in our group’s securities in particular. To the extent that external sources of capital become limited or unavailable or available on onerous terms, our ability to fund acquisitions and make necessary capital investments to construct new or maintain existing facilities will be impaired, and as a result, our group’s business, financial condition, results of operations and prospects may be materially adversely affected.

Changes in our group’s credit ratings may have an adverse effect on our group’s financial position and ability to raise capital.

Our group cannot assure you that any credit rating assigned to us or any of our subsidiaries’ debt securities will remain in effect for any given period of time or that any rating will not be lowered or withdrawn entirely by the relevant rating agency. A lowering or withdrawal of such ratings may have an adverse effect on our group’s financial position and ability to raise capital.

Our group may suffer a significant loss resulting from fraud, bribery, corruption, other illegal acts, inadequate or failed internal processes or systems, or from external events.

Our group may suffer a significant loss resulting from fraud, bribery, corruption, other illegal acts by our employees or those of Brookfield (including those in parts of the Brookfield group that do not engage or interact with Brookfield Infrastructure), inadequate or failed internal processes or systems, or from external events, such as security threats affecting our ability to operate. Both Brookfield and our group operate in different markets and rely on our group’s employees to follow our group’s policies and processes as well as applicable laws in their activities. Risk of illegal acts or failed systems is managed through our infrastructure, controls, systems and people, complemented by a focus on enterprise-wide management of specific operational risks such as fraud, bribery and corruption, as well as personnel and systems risks. Specific programs, policies, standards and methodologies have been developed to support the management of these risks. However, these cannot guarantee that such conduct does not occur and if it does, it can result in direct or indirect financial loss, reputational impact or regulatory consequences.

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ITEM 4.	INFORMATION ON THE COMPANY

4.A	HISTORY AND DEVELOPMENT OF BROOKFIELD INFRASTRUCTURE

Overview of our Company

Our company was established on August 30, 2019 by Brookfield Infrastructure to be an alternative investment vehicle for investors who prefer owning our infrastructure operations through a corporate structure. Our company owns and operates high-quality, long-life assets that generate stable cash flows, require relatively minimal maintenance capital expenditures and, by virtue of barriers to entry or other characteristics, tend to appreciate in value over time. Our current operations consist principally of the ownership and operation of regulated gas transmission systems in Brazil and of regulated distribution operations in the U.K., but upon Brookfield’s recommendation and allocation of opportunities to our company, we intend to seek acquisition opportunities in other sectors with similar attributes and in which we can deploy our operations-oriented approach to create value.

Although our current operations are utilities located in the U.K. and Brazil, shareholders have exposure to eight markets across the transport, midstream, and data operating segments by virtue of the exchange feature of our company’s exchangeable shares. The exchangeable shares of our company are structured with the intention of being economically equivalent to the units of the partnership. We believe economic equivalence is achieved through identical dividends and distributions on the exchangeable shares and the partnership’s units and each exchangeable share being exchangeable at the option of the holder for one unit of the partnership at any time. Given the economic equivalence, we expect that the market price of the exchangeable shares will be significantly impacted by the market price of the partnership’s units and the combined business performance of our company and Brookfield Infrastructure as a whole. In making an investment decision relating to our securities, investors should carefully consult the documents prepared by the partnership.

Our group’s mission is to own and operate a globally diversified portfolio of high-quality infrastructure assets that will generate sustainable and growing distributions over the long-term for our shareholders. To accomplish this objective, our group will seek to leverage its operating segments to acquire infrastructure assets and actively manage them to extract additional value following our group’s initial investment. As the business matures and cash flows have been de-risked, we seek to recycle capital and re-invest in assets that are expected to generate higher returns. An integral part of our group’s strategy is to participate along with institutional investors in Brookfield-sponsored infrastructure funds that target acquisitions that suit our group’s profile. Our group focuses on investments in which Brookfield has sufficient influence or control to deploy an operations-oriented approach.

Our group targets a total return of 12% to 15% per annum on the infrastructure assets that it owns, measured over the long term. Our group intends to generate this return from the in-place cash flows from our operations plus growth through investments in upgrades and expansions of our asset base, as well as acquisitions. The partnership determines its distributions based primarily on an assessment of our operating performance. Our group uses FFO to assess operating performance and can be used on a per unit basis as a proxy for future distribution growth over the long-term. See Item 5 “Operating and Financial Review and Prospects—Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more detail.

The partnership’s distributions are underpinned by stable, highly regulated and contracted cash flows generated from operations. The partnership’s objective is to pay a distribution that is sustainable on a long-term basis and has set its target payout ratio at 60-70% of the partnership’s FFO. The partnership targets 5% to 9% annual distribution growth in light of growth it foresees in its operations.

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On February 2, 2021, the board of directors of the general partner of the partnership approved a 5% increase in the partnership’s quarterly distribution to $0.51 per unit (or $2.04 per unit annualized). Over the last 10 years, the partnership has increased its annual distribution from $0.79 per unit to $2.04 per unit, a compound annual growth rate of 10%.

Our board may declare dividends at its discretion. However, each of our exchangeable shares has been structured with the intention of providing an economic return equivalent to one unit of the partnership. It is expected that dividends on our exchangeable shares will be declared and paid at the same time and in the same amount as distributions are declared and paid on the units of the partnership. Accordingly, on February 2, 2021, our board approved a quarterly dividend of $0.51 per exchangeable share (or $2.04 per exchangeable share annualized), starting with the dividend to be paid in March 2021.

Currently, the Service Providers, which are wholly-owned subsidiaries of Brookfield, provide certain management, administrative and advisory services to Brookfield Infrastructure for a fee pursuant to the Master Services Agreement. Our company is also externally managed by the Service Providers. See Item 6.A “Directors and Senior Management - Our Master Services Agreement”.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information relating to our company. The site is located at http://www.sec.gov. Similar information can also be found on our website at https://bip.brookfield.com/bipc. In addition to carefully considering the disclosure made in this document, shareholders are strongly encouraged to carefully review the partnership’s periodic reporting. The partnership is required to file reports, including annual reports on Form 20-F, and other information with the SEC. The partnership’s SEC filings are available to the public from the SEC’s website noted above. Copies of documents that have been filed with the Canadian securities authorities can be obtained at www.sedar.com. Information about the partnership, including its SEC filings, is also available on its website at https://bip.brookfield.com. The information found on, or accessible through, our website does not form part of this annual report on Form 20-F.

History and Development of our Business

Our company was formed as a corporation established under the BCBCA on August 30, 2019 and is a subsidiary of the partnership. Brookfield is our company’s ultimate parent. The exchangeable shares are listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “BIPC”. The registered head office of our company is 250 Vesey Street, New York, NY, 10281, United States.

On March 30, 2020, the partnership contributed its U.K. regulated distribution operation and Brazilian regulated gas transmission operation to our company in exchange for loans receivable, exchangeable shares, class B shares and class C shares. On March 31, 2020, the partnership completed a special distribution whereby unitholders, as of record date March 20, 2020, received one exchangeable share for every nine units held (the “special distribution”). A subsidiary of the partnership owns all of the issued and outstanding class B shares which represent a 75% voting interest in our company, and all of the issued and outstanding class C shares of our company. The class C shares entitle the partnership to the residual value in our company after payment in full of the amount due to holders of exchangeable shares and class B shares.

Holders of exchangeable shares hold an aggregate 25.0% voting interest in our company.

On July 29, 2020, Brookfield completed a secondary offering of approximately 5 million exchangeable shares, inclusive of the over-allotment option. Subsequent to the offering, Brookfield holds approximately 19.3% of the issued and outstanding exchangeable shares of our company and holds an approximate 4.8% voting interest in our company through its ownership of exchangeable shares. Together, Brookfield and Brookfield Infrastructure hold an approximate 79.8% voting interest in our company subsequent to the secondary offering.

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4.B    BUSINESS OVERVIEW

Our Operations

Our company is an indirect subsidiary of the partnership, one of the world’s largest diversified infrastructure owner and operators. Our company, through its subsidiaries, is an owner and operator of regulated utility investments in South America and the U.K. As of December 31, 2020, we own interests in a regulated gas and electricity business in the U.K., and a regulated natural gas transmission business in Brazil. Over 90% of our revenues are supported by the underlying regulatory framework or long-term contracts in the businesses we own. These stable cash flows help provide visibility and certainty around our company’s dividend.

Our operating segments are summarized below:

Overview

Our business is comprised of a U.K. regulated distribution operation and a Brazilian regulated natural gas transmission operation. These businesses earn a return on a regulated or notionally stipulated asset base, which we refer to as rate base, or from revenues in accordance with long-term concession agreements. Our rate base increases with capital that we invest to upgrade and expand our systems. Depending on the jurisdiction, our rate base may also increase by inflation and maintenance capital expenditures and decrease by regulatory depreciation. The return that we earn is typically determined by a regulator for prescribed periods of time. Thereafter, it may be subject to customary reviews based upon established criteria. Our diversified portfolio of assets allows us to mitigate exposure to any single regulatory regime. In addition, due to the franchise frameworks and economies of scale of our businesses, we often have significant competitive advantages in competing for projects to expand our rate base and earn incremental revenues. Accordingly, we expect this segment to produce stable revenue and margins over time that should increase with investment of additional capital and inflation. Nearly all of our utilities segment’s revenues are regulated or contractual.

The objectives for our utilities segment are to invest capital in the expansion of our rate base, as well as to provide safe and reliable service for our customers on a cost-efficient basis. If we do so, we will be in a position to earn an appropriate return on our rate base and strengthen our market position. Our performance can be measured by the growth in our rate base, the return on our rate base, and the growth in our AFFO.

Our utilities segment is comprised of the following:

•	Approximately 2,000 kilometers of natural gas pipelines in Brazil

•	Approximately 3.6 million gas and electricity connections

•	Approximately 1.5 million installed smart meters

For a description of our principal capital expenditures in the last three fiscal years, see Item 5.B “Liquidity and Capital Resources— Capital Backlog and Capital Expenditures”.

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Brazil

Our regulated gas transmission operation in Brazil operates over 2,000 kilometers of natural gas transportation pipelines in the states of Rio de Janeiro, Sao Paulo and Minas Gerais. The total capacity of 158 million cubic meters is fully contracted under long-term “ship-or-pay”, inflation adjusted gas transportation agreements (“GTAs”) that have an average remaining life of 9 years. These assets operate as authorizations that expire between 2039 and 2041.

Strategic Position

Our natural gas transmission operation in Brazil provides the backbone of Brazil’s southeast natural gas transportation system, supplying natural gas to a region responsible for approximately 50% of Brazil’s demand, including Rio de Janeiro and Sao Paulo. The operation benefits from stable long-term cash flows, with 100% of its 158 million cubic meter capacity fully contracted under long-term “ship-or-pay”, inflation adjusted GTAs that have an average remaining life of 9 years

Regulatory Environment

The natural gas transmission industry in Brazil is regulated by the Brazilian National Agency of Petroleum, Natural Gas, and Biofuels (“ANP”). Each GTA provides owners with a return on regulatory asset base and tariffs calculated on an inflation adjusted regulatory weighted average cost of capital fixed for the term of the agreement. These assets operate as authorizations that expire between 2039 and 2041, upon which the assets will revert back to the government.

Growth Opportunities

We believe that attractive growth opportunities exist for our transmission operation. Our natural gas transmission operation in Brazil is strategically located in the region where the majority of Brazilian economic activity and pre-salt offshore oil production occurs. We believe this operation is well positioned to absorb increasing demand as natural gas is used as an efficient and low carbon intensive energy solution for both home and industry.

United Kingdom

Our regulated distribution operation is the leading independent “last-mile”, multi-utility connection provider, with approximately 3.6 million connections.

Strategic Position

Our regulated distribution operation is critical to the markets in which it is located. Our system is currently a market leader in terms of new gas and electricity connection sales to the new-build housing market, and total installed connections among independent utilities. The operation generates stable cash flows underpinned by a diverse customer base throughout England, Scotland and Wales. Our U.K. customers consist primarily of large energy retailers who serve residential and commercial users.

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Regulatory Environment

Our regulated distribution operation competes with other connection providers to secure contracts to construct, own and operate connections to the home for seven product lines which include: natural gas, electricity, fiber, water, wastewater, district heating, and cooling. Once connections are established, we charge retailers rates based on the tariff of the distribution utility with which we are interconnected. These tariffs are set on the basis of a regulated asset base. The connection rate is typically adjusted annually and provides inflation protection as it escalates at inflation minus a factor determined by the U.K. regulator. During the first 20 years after the commissioning of a connection, the gas connection rate is subject to a cap and floor that escalates by an inflation factor. Connections revenue does not vary materially with volume transported over our system.

Growth Opportunities

We believe that our regulated distribution operation will be able to grow organically. Growth in our operation is expected to benefit from (i) the progressive build out of our large existing backlog of connections, (ii) continued strong momentum in the new-build housing sector, and (iii) the establishment of new product offerings such as water, fiber, and district energy, which will increase our bundled service offering to new and existing customers. In addition, we continue to benefit from participation in the U.K. smart meter roll out program as we installed approximately 280,000 smart meters from U.K. energy retailers in 2020, bringing our total installed meters to approximately 1.5 million smart meters to date. We believe we have the opportunity to bring the total portfolio to 2.1 million meters based on our existing agreements.

Our Growth Strategy

Our group’s vision is to be a leading owner and operator of high-quality infrastructure assets. We will seek to grow by deploying our group’s operations-oriented approach to enhance value and by leveraging our group’s relationship with Brookfield to pursue acquisitions. To execute our group’s strategy, we seek to:

•	incorporate our group’s technical insight into the evaluation and execution of acquisitions;

•	maintain a disciplined approach to acquisitions;

•	actively manage our group’s assets to improve operating performance; and

•	employ a hands-on approach to key value drivers such as capital investments, development projects, follow-on acquisitions and financings.

We believe that our group’s relationship with Brookfield will provide us with competitive advantages in comparison with a stand-alone infrastructure company in the following respects:

•	ability to leverage Brookfield’s transaction structuring expertise;

•	ability to pursue acquisitions of businesses that own infrastructure assets together with other assets that have a riskier cash flow profile;

•	ability to acquire assets developed by Brookfield through its operating platforms; and

•	ability to participate alongside Brookfield and in or alongside Brookfield-sponsored or co-sponsored consortiums, partnerships and companies.

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Intellectual Property

Our company is automatically entitled to the benefits and certain obligations under the Licensing Agreement that Brookfield Infrastructure has entered into with Brookfield, by virtue of the fact that our company is a controlled subsidiary of the partnership. Pursuant to the Licensing Agreement, Brookfield has granted a non-exclusive, royalty-free license to use the name “Brookfield” and the Brookfield logo. Other than under this limited license, we do not have a legal right to the “Brookfield” name and the Brookfield logo on a global basis. Brookfield may terminate the Licensing Agreement immediately upon termination of our Master Services Agreement and it may be terminated in the circumstances described under Item 7.B “Related Party Transactions - Relationship with Brookfield - Licensing Agreement”.

Governmental, Legal and Arbitration Proceedings

Our group, and our company specifically may be named as a party in various claims and legal proceedings which arise in the ordinary course of business. Our group has not been in the previous 12 months and is not currently subject to any material governmental, legal or arbitration proceedings which may have or have had a significant impact on our company’s financial position or profitability nor is our company aware of such proceedings that are pending or threatened.

Employees

Our company does not employ any of the individuals who carry out the management and activities of our infrastructure business, other than employees of our operating subsidiaries. The personnel that carry out these activities are employees of Brookfield, and their services are provided to Brookfield Infrastructure and our company or for their benefit under our Master Services Agreement. For a discussion of the individuals from Brookfield’s management team that are involved in our infrastructure business, see Item 6.A “Directors and Senior Management”. Our operating subsidiaries currently employ approximately 1,700 individuals within the U.K. and Brazil.

Environmental, Social and Governance (“ESG”) Management

As described under Item 4.A “History and Development of Brookfield Infrastructure” and Item 4.C “Organizational Structure - Brookfield and the Service Providers,” Brookfield has an approximate 28.5% interest in our group, and affiliates of Brookfield Asset Management provide services to us under the Master Services Agreement.

Grounded in our group’s history as owners and operators of real assets, strong ESG management has always been a fundamental part of our asset management approach. We believe that having a robust ESG strategy is crucial for us to create productive, profitable businesses over the long-term creating value for our unitholders and shareholders. We understand that well-run businesses are those that have a solid moral authority from all stakeholders to execute their business plans.

ESG management is fully integrated into the full asset life cycle from initial due diligence through the investment management process. We understand that good governance is essential to sustainable business operations. ESG is guided by Brookfield’s ESG Steering Committee, which comprises senior executives at Brookfield and each of its major business operations. The ESG Steering Committee’s mandate is to set the ESG strategy, oversee and coordinate ESG initiatives, share best practices across businesses and encourage improvements in ESG performance.

54	Brookfield Infrastructure Corporation

The measurement and reduction of greenhouse gas (“GHG”) emissions over time has become a key area of focus for investors. Each of Brookfield’s public entities and institutional funds, including our partnership, are striving towards net zero emissions on an avoided carbon, Scope 1 and Scope 2 basis. On that basis, Brookfield Asset Management (“BAM”) is currently net negative across its entire $600 billion asset portfolio, largely due to its ownership of one of the world’s largest pure-play renewable power businesses. Through our affiliation with BAM, not only will we benefit from broad expertise regarding the implementation and maintenance of industry-leading ESG policies and protocols, but also the ability to offset and avoid our current emissions using favorable group-level attributes.

2020 Highlights

In 2020, Brookfield and our group made progress on a number of initiatives as part of our continued effort to strengthen ESG practices.

We have continued to integrate ESG into our investment management decision making by formally incorporating guidance developed by the Sustainability Accounting Standards Board (“SASB”), a globally recognized standard-settings organization for ESG information, into our ESG Due Diligence Guidelines. Our investment teams leverage SASB guidance to ensure consideration of material ESG risks and opportunities as investments are evaluated.

Climate change mitigation and adaptation continues to be a key area of focus and we have made progress in a number of areas:

•	We advanced our alignment with the Task Force on Climate-related Financial Disclosures (TCFD), a globally recognized framework for assessing climate change risks and opportunities.

•

We completed the measurement of greenhouse gas (GHG) emissions for our asset manager and obtained a high-level understanding of Brookfield’s carbon footprint, guided by the principles of the GHG Protocol. Using this information, we have implemented carbon measurement and reduction programs across our businesses. We will track and report GHG emissions consistent with the Partnership for Carbon Accounting Financials (“PCAF”) standards, and we will develop and regularly publish decarbonization plans consistent with the Paris agreement.

Brookfield became a signatory to the United Nations-supported Principles for Responsible Investment (PRI) in early 2020. In line with PRI’s reporting process, we look forward to preparing for our first official PRI reporting submission, which we expect to take place in 2022.

As part of Brookfield’s social initiatives, we have progressed our commitment to both diversity and inclusion into our culture. Notably, we are broadening our efforts beyond gender. As part of this, we created an internal Global Diversity Advisory Group, which reports directly to senior management. The mandate of the group is to provide insight into the concerns, challenges, and successes around attracting and retaining members from underrepresented groups and find ways to increase our engagement with them.

Brookfield’s ongoing efforts are reported in our annual ESG Report in more detail, which can be found on brookfield.com/responsibility.

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Overview of ESG & the Investment Process

Brookfield employs a framework of having a common set of ESG principles across its business, while at the same time recognizing that the geographic and sector diversity of our portfolio requires a tailored approach. The following are Brookfield’s and our group’s ESG principles:

•	Ensure the well-being and safety of employees

•

Employee Well-Being: Meet or exceed all applicable labor laws and standards in jurisdictions where we operate, which includes respecting human rights, offering competitive wages and implementing nondiscriminatory hiring practices.

•	Health & Safety: Aim to have zero serious safety incidents within our businesses by working toward implementing consistent health and safety principles across the organization.

•	Be good stewards in the communities in which we operate

•	Community Engagement: Engage with community groups that might be affected by our actions to ensure that their interests, safety and well-being are appropriately integrated into our decision-making.

•	Philanthropy: Encourage our employees to participate in the communities in which we operate.

•	Mitigate the impact of our operations on the environment

•	Environmental Stewardship: Strive to minimize the environmental impact of our operations and improve our efficient use of resources over time.

•	Conduct business according to the highest ethical and legal/regulatory standards

•

Governance, Ethics and Fairness: Operate with high ethical standards by conducting business activities in compliance with applicable legal and regulatory requirements, and with our Code of Business Conduct and Ethics.

•	Transparency: Be accessible to our investors and stakeholders by being responsive to requests for information and timely in our communication.

ESG management is embedded throughout our group’s investment process, starting with the due diligence of a potential investment through to the exit process. During the due diligence phase, our group utilizes its operating expertise and Brookfield’s ESG Due Diligence Guidelines to identify material ESG risks and opportunities relevant to a potential investment. In completing these initial assessments, we utilize internal experts and, as needed, third-party consultants.

To ensure ESG considerations are fully integrated in the due diligence phase, our group’s investment team prepares a detailed memorandum outlining the merits of the transaction and disclosing potential risks, mitigants and opportunities. Senior management discusses material ESG issues and potential mitigation strategies, including but not limited to, bribery and corruption risks, health and safety risks, and legal risks, as well as environmental and social risks.

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Post-acquisition, the management teams at our portfolio companies are accountable for the preparation and implementation of ESG initiatives within their operations. Tailored integration plans are created by those teams to ensure any material ESG-related risks identified during diligence are prioritized. This is consistent with our group’s overall approach to overseeing our businesses and it ensures full alignment between responsibility, authority, experience and execution. This approach is particularly important given the wide range of industries and locations in which our group invests that require tailored ESG risk identification and management systems to mitigate unique risks and capitalize on distinct opportunities. Given the size of our group’s portfolio, our businesses execute a significant number of ESG initiatives on an annual basis.

Environmental Initiatives

Our group’s businesses continuously strive to mitigate the impact of their operations on the environment. Specifically, in Brazil, our natural gas transmission business has a sustainability policy which covers environmental initiatives and programs in place to minimize any potential negative impacts in the surrounding environment. This includes a significant system integrity project, which detects and prevents pipeline failures caused by stress corrosion cracking. In an effort to minimize potential environmental risks, our team ensures appropriate maintenance programs are in place and the integrity of the pipelines are tested on a regular basis.

In addition to the initiatives described above, our natural gas transmission business has launched a Forest Offset Program, in which the operation works to remediate native forests in human-degraded areas and offset vegetation that has been cleared to build or operate new facilities. The Program has committed to remediate and offset more than 1,000 hectares in Brazil.

Our UK regulated distribution operator plays a key role in the integrated energy and utility solution of a large regeneration project in London, King’s Cross Central, supplying heat and electricity onsite. Through our district heat network, we deliver low carbon heat, electricity, high-speed fiber and wastewater services to the area. This world-class energy and utility network that we have designed, implemented and now operate, delivers ~60% savings in carbon emissions.

Social Initiatives

Our group’s priority is ensuring a safe, inclusive and diverse workplace for our employees and portfolio companies. The health and safety of our operating employees, including our contractors, is integral to our success. This is why our group targets zero serious safety incidents and encourages a culture of safe practice and leadership. To ensure this message is effectively and consistently communicated, our group holds a quarterly forum with all its portfolio companies to share best practices and lessons learned.

Our group is also deeply aware of the benefits that diversity and inclusion add to a workplace and to our group’s ability to achieve better business outcomes. Brookfield released a Positive Work Environment Policy for use by our group’s portfolio companies, which consolidates Brookfield’s previous regional harassment policies into one global policy and sets a consistent and high standard across all jurisdictions by explicitly expressing commitment to maintaining a workplace free from discrimination, violence and harassment. Further, to ensure that protecting a positive work environment is everyone’s responsibility, the policy requires all employees to report violations experienced or witnessed. Each of our group’s portfolio companies requires compliance with the Positive Work Environment Policy to ensure it is meeting these standards.

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In Brazil, we sponsor a program to bring musical education to public schools in nine under-developed municipalities located near our pipeline. The program partnered with the Brazilian Symphonic Orchestra to provide teacher development and support to local children in learning to play instruments and perform in concerts.

Governance Initiatives

On the governance side, our group undertook several initiatives in key areas. In recent years, data privacy and cyber-security have become key ESG priorities for global companies. Our group has continued to focus on strengthening our risk mitigation in this area through a number of measures. For example, our group has established an information security steering committee, which ensures that our group’s cybersecurity efforts are aligned across the organization. In addition, our group’s cyber-security program consists of key internal and external initiatives, from vulnerability scanning of our group’s data systems to improving our group’s employees’ cyber-security awareness through mandatory firm-wide training sessions.

Emerging Markets Operations

Brookfield and its predecessor corporations have invested in Brazil for over 100 years and Brookfield Infrastructure has been invested in Brazil since its inception in 2008, with Brazilian operations including NTS. Our group and Brookfield employ a number of key practices in managing the various risks associated with the emerging markets in which they operate, including Brazil. These practices include the following:

Oversight of Subsidiaries. Our company’s corporate structure has been designed to ensure that our company controls, or has an appropriate measure of direct oversight over, the operations of NTS. A majority of the equity interests in NTS are held by Nova Infraestrutura Fundo de Investimento em Participações, or NIF, which is in turn externally managed by Brookfield Brasil Asset Management Investmentos Ltda., or Brookfield Brazil, a subsidiary of Brookfield. Pursuant to the Voting Agreement, our company has the right to remove Brookfield Brazil as the manager of NIF at any time.

Transfer of Funds. Brookfield, by virtue of its control of NTS, may cause NTS to make distributions to our group.

Local Management and Advisors. NTS is staffed by some personnel seconded from Brookfield and our group to NTS and resident in the local jurisdiction, which ensures a degree of oversight and control in the day-to-day operations which would not be present in a passive investment. Our group also retains legal advisors with knowledge of the local laws and regulations. Some of these legal advisors are employees of our group, and others are external counsel who work in the foreign jurisdiction and are fluent in English and the local languages, familiar with the local laws, and resident or formerly resident in the local jurisdictions.

Internal Audit. As part of our group’s internal audit plan, each year our group’s internal auditor conducts an on-site internal audit with respect to specific matters as instructed by our audit committee. The audit report is reviewed and discussed by our audit committee.

Strategic Direction. The board of directors of the general partner of the partnership is responsible for the overall stewardship of our group and, as such, supervises the management of the business and affairs of our group. Our board of directors and the board of directors of the general partner of the partnership is responsible for reviewing the strategic business plans and corporate objectives, and approving acquisitions, dispositions, investments, capital expenditures and other transactions and matters that are thought to be material to the partnership and our company, respectively, including those that occur relating to NTS.

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In addition to the above practices, many of Brookfield Infrastructure’s directors and Brookfield’s directors and executive officers have acquired experience conducting business in Brazil. The board of directors of the general partner of the partnership and the board of directors of our company are composed of directors residing in Canada, Bermuda, Mexico, the U.K. and the United States who have experience with various international issuers. In addition, Brookfield has a global presence and an international network of corporate and regional offices that allows it to work with local management and oversee the operations of our group’s subsidiaries in Brazil and elsewhere in the world.

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4.C    ORGANIZATIONAL STRUCTURE

Organizational Charts

The chart below presents a summary of our ownership and organizational structure. Please note that on this chart all interests are 100% unless otherwise indicated and “GP Interest” denotes a general partnership interest and “LP Interest” denotes a limited partnership interest. These charts should be read in conjunction with the explanation of our ownership and organizational structure below and the information included under Item 4.B “Business Overview,” Item 6.C “Board Practices” and Item 7.B “Related Party Transactions.”

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(1)	Brookfield’s general partner interest is held through Brookfield Infrastructure Partners Limited, a Bermuda company that is wholly–owned by Brookfield.

(2)

Brookfield’s special general partner interest is held through Brookfield Infrastructure Special L.P., a Bermuda limited partnership, the sole general partner of which is Brookfield Infrastructure Special GP Limited, a Bermuda company that is wholly–owned by Brookfield.

(3)

Brookfield’s limited partnership interest in the Holding LP, held in Redeemable Partnership Units, is redeemable for cash or exchangeable for units in accordance with a redemption–exchange mechanism, pursuant to which Brookfield can acquire units in exchange for Redeemable Partnership Units on a one for one basis, which could result in Brookfield eventually owning approximately 29.3% of the issued and outstanding units assuming exchange of all Redeemable Partnership Units (including the issued and outstanding units that Brookfield owned as of December 31, 2020) but excluding Brookfield’s exchangeable shares.

(4)	The Service Providers provide services to Brookfield Infrastructure pursuant to a master services agreement.

(5)	Brookfield has provided an aggregate of $20 million of working capital to these holding entities through a subscription for preferred shares.

(6)	Holders of the class B shares hold a 75% voting interest in our company. The class C shares are non-voting.

(7)	Holders of the exchangeable shares hold a 25% voting interest in our company.

(8)

As of December 31, 2020, Brookfield and its affiliates own approximately 19.3% of the issued and outstanding exchangeable shares in our company and the remaining approximate 80.7% is held by public investors.

Our Company

Our company was incorporated under the BCBCA on August 30, 2019. See Item 4.A “History and Development of Brookfield Infrastructure – History and Development of our Business”.

The Partnership

The partnerships owns and operates high quality, long-life assets that generate stable cash flows, require relatively minimal maintenance capital expenditures and, by virtue of barriers to entry and other characteristics, tend to appreciate in value over time.

The partnership is a Bermudian exempted limited partnership that was established on May 21, 2007 and spun off from Brookfield on January 31, 2008.

The partnership’s sole material asset is its managing general partnership interest and preferred limited partnership interest in the Holding LP. The partnership serves as the Holding LP’s managing general partner and has sole authority for the management and control of the Holding LP. The partnership anticipates that the only distributions that it will receive in respect of the partnership’s managing general partnership interest and preferred limited partnership interest in the Holding LP will consist of amounts that are intended to assist the partnership in making distributions to its unitholders in accordance with the partnership’s distribution policy, to its preferred unitholders in accordance with the terms of its preferred units and to allow the partnership to pay expenses as they become due. The declaration and payment of cash distributions by the partnership is at the discretion of the general partner of the partnership.

Brookfield and the Service Providers

Brookfield has an approximate 29.3% interest in the partnership assuming exchange of the Redeemable Partnership Units. The partnership and the other Service Recipients, including our company, have each appointed affiliates of Brookfield Asset Management as their Service Providers to provide certain management, administrative and advisory services, for a fee, under the Master Services Agreement. In connection with the special distribution, the Master Services Agreement was amended to contemplate our company receiving management services comparable to the services provided to Brookfield Infrastructure by the Service Providers.

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Brookfield is a global asset management company focused on property, renewable energy, infrastructure and private equity assets with approximately $600 billion of assets under management, more than 150,000 operating employees and approximately 1,000 investment professionals worldwide. Brookfield’s strategy is to combine best-in-class operating segments and transaction execution capabilities to acquire and invest in targeted assets and actively manage them in order to achieve superior returns on a long-term basis.

To execute its vision of being a leading owner and operator of high quality infrastructure assets that produce an attractive risk-adjusted total return for its unitholders, the partnership seeks to leverage its relationship with Brookfield and in particular, its operations-oriented approach, which is comprised of the following attributes:

•	strong business development capabilities, which benefit from deep relationships within, and in-depth knowledge of, its target markets;

•	technical knowledge and industry insight used in the evaluation, execution, risk management and financing of development projects and acquisitions;

•

project development capabilities, with expertise in negotiating commercial arrangements (including offtake arrangements and engineering, procurement and construction contracts), obtaining required permits and managing construction of network upgrades and expansions, as well as greenfield projects;

•	operational expertise, with considerable experience optimizing sales of its products and structuring and executing contracts with end users to enhance the value of its assets; and

•	development and retention of the highest quality people in its operations.

Our group does not employ any of the individuals who carry out the current management of our group. The personnel that carry out these activities are employees of Brookfield, and their services are provided to our group or for the benefit of our group under the Master Services Agreement.

The following sets forth our company’s significant subsidiaries, the jurisdiction of incorporation and the percentage ownership held by our company.

			Ownership Interest (%)	Voting Interest (%)
Defined Name	Name of entity	Jurisdiction of Organization	2020	2020
U.K. regulated distribution operation	BUUK Infrastructure No 1 Limited	U.K.	80	80
Brazilian regulated gas transmission operation	Nova Transportadora do Sudeste S.A.	Brazil	28	90

4.D    PROPERTY, PLANT AND EQUIPMENT

Our company’s head office is located at 250 Vesey Street, 15th Floor, New York NY 10281 and our registered office is located at 1055 West Georgia Street, Suite 1500, P.O Box 11117, Vancouver, British Columbia V6E 4N7. We do not directly own any real property.

See also the information contained in this annual report on Form 20-F under Item 3.D “Risk Factors—Risks Relating to Our Operations and the Infrastructure Industry—All of our group’s infrastructure operations may require substantial capital expenditures in the future,” “—Investments in infrastructure projects prior to or during a construction or expansion phase are likely to be subject to increased risk,” “—All of our group’s operating subsidiaries are subject to changes in government policy and legislation,”, Item 5 “Operating and Financial Review and Prospects—Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 18 “Financial Statements” regarding information on Property, Plant and Equipment on a consolidated basis.

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ITEM 4A.	UNRESOLVED STAFF COMMENTS

Not applicable.

ITEM 5.	OPERATING AND FINANCIAL REVIEW AND PROSPECTS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (“MD&A”)

Introduction

The exchangeable shares of our company are structured with the intention of being economically equivalent to the units of the partnership. We believe economic equivalence is achieved through identical dividends and distributions on the exchangeable shares and the partnership’s units and each exchangeable share being exchangeable at the option of the holder for one unit of the partnership at any time. Given the economic equivalence, we expect that the market price of the exchangeable shares will be significantly impacted by the market price of the partnership’s units and the combined business performance of our company and Brookfield Infrastructure as a whole. In addition to carefully considering the disclosure made in this document, shareholders are strongly encouraged to carefully review the partnership’s annual reporting. The partnership is required to file reports, including annual reports on Form 20-F, and other information with the SEC. The partnership’s SEC filings are available to the public from the SEC’s website at http://www.sec.gov. Copies of documents that have been filed with the Canadian securities authorities can be obtained at www.sedar.com.

Performance Targets and Key Measures

Our group targets a total return of 12% to 15% per annum on the infrastructure assets that we own, measured over the long term. Our group intends to generate this return from the in-place cash flows from our operations plus growth through investments in upgrades and expansions of our asset base, as well as acquisitions. The partnership determines its distributions based primarily on an assessment of our operating performance. Our group uses funds from operations (“FFO”) to assess operating performance and it can be used on a per unit basis as a proxy for future distribution growth over the long-term. For further details, see the “Performance Disclosures” section of this MD&A.

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Continuity of Interests

Our company was established on August 30, 2019 by the partnership. The partnership owns and operates high quality, long-life assets that generate stable cash flows, require relatively minimal maintenance capital expenditures and, by virtue of barriers to entry and other characteristics, tend to appreciate in value over time. The partnership’s current operations consist of utilities, transport, midstream and data businesses in North and South America, Europe and Asia Pacific. On March 30, 2020, the partnership contributed two regulated utility investments in Brazil and the U.K. (the “businesses”) to our company in exchange for loans receivable, exchangeable shares, class B shares and class C shares. On March 31, 2020, the partnership completed the special distribution of the exchangeable shares to holders of units and continues to hold all of the class B and class C shares of our company. The partnership directly and indirectly controlled our company prior to the special distribution and continues to control our company subsequent to the special distribution through its interests in our company. As a result of this continuing common control, there is insufficient substance to justify a change in the measurement of our company. In accordance with our company’s and the partnership’s accounting policy, our company has reflected the businesses in its financial position and financial performance using the partnership’s carrying values prior to the contribution of the businesses to our company.

To reflect this continuity of interests, our consolidated financial statements provide comparative information of our company for the periods prior to March 30, 2020, as previously reported by the partnership. The economic and accounting impact of contractual relationships created or modified in conjunction with the contribution of the businesses to our company have been reflected prospectively from the date of the contribution and have not been reflected in the results of operations or financial position of our company prior to March 30, 2020, as such items were in fact not created or modified prior thereto. Accordingly, the financial information for the periods prior to March 30, 2020 is presented based on the historical financial information for our company as previously reported by the partnership. For the period after March 30, 2020, the results are based on the actual results of our company, including the impact of contractual relationships created or modified in association with the contribution of the businesses to our company. As the partnership holds all of the class C shares of our company, which is the only class of shares presented as equity, net income and equity attributable to common equity have been allocated to the partnership prior to and after March 30, 2020.

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Basis of Presentation

For the periods prior to March 30, 2020, the financial statements represent a combined carve-out of the assets, liabilities, revenues, expenses, and cash flows of the businesses that were contributed to our company effective March 30, 2020. During this period, all of the assets and liabilities presented were controlled by the partnership. The partnership directly and indirectly controlled our company prior to the special distribution and continues to control our company subsequent to the special distribution through its interests in our company. As a result of this continuing common control, there is insufficient substance to justify a change in the measurement of our company. In accordance with our company and the partnership’s accounting policy, effective March 30, 2020, the assets and liabilities were transferred to our company at their carrying values. All intercompany balances, transactions, revenues and expenses within our company have been eliminated. Additionally, certain corporate costs have been allocated on the basis of direct usage where identifiable, with the remainder allocated based on management’s best estimate of costs attributable to our company. Management believes the assumptions underlying the historical financial information, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to or the benefit received by our company during the periods presented. However, due to the inherent limitations of carving out the assets, liabilities, operations and cash flows from larger entities, the historical financial information may not necessarily reflect our company’s financial position, operations and cash flow for future periods, nor do they reflect the financial position, results of operations and cash flow that would have been realized had our company been a stand-alone entity during the periods presented.

Subsequent to March 30, 2020, our company is no longer allocated general corporate expenses of the parent company as the functions to which they related are now provided through the Master Services Agreement. The base management fee related to the services received under the Master Services Agreement has been recorded as part of general and administrative expenses in the consolidated financial statements.

Financial data provided has been prepared using accounting policies in accordance with IFRS. Non-IFRS measures used in this MD&A are reconciled to or calculated from such values. All dollar references, unless otherwise stated, are in millions of United States Dollars (“USD”).

When we discuss our performance measures, we present our company’s proportionate share of results, in order to demonstrate the impact of key value drivers of each of these operating entities on the overall performance. Therefore, proportionate results will differ from results presented in accordance with IFRS as they exclude the share of earnings of investments not held by our company apportioned to each of the above noted items. However, net income attributable to the parent company for each operating entity is consistent with results presented in accordance with IFRS.

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Dividend Policy

The partnership’s distributions are underpinned by stable, highly regulated and contracted cash flows generated from operations. The partnership’s objective is to pay a distribution that is sustainable on a long-term basis and has set its target payout ratio at 60-70% of the partnership’s FFO.

The partnership’s annual distribution is reviewed with the board of directors of the general partner of the partnership in the first quarter of each year.

The board of directors of the general partner of the partnership approved a 5% increase in the partnership’s quarterly distribution to $0.51 per unit (or $2.04 per unit annualized), starting with the distribution paid in March 2021. This increase reflects the forecasted contribution from the partnership’s recently commissioned capital projects, as well as, the expected cash yield on recent acquisitions. The partnership targets 5% to 9% annual distribution growth in light of growth it foresees in its operations.

Our board may declare dividends at its discretion. However, each of our exchangeable shares has been structured with the intention of providing an economic return equivalent to one unit of the partnership. It is expected that dividends on our exchangeable shares will be declared and paid at the same time and in the same amount as distributions are declared and paid on the units of the partnership. Accordingly, on February 2, 2021, our board approved an equivalent quarterly dividend of $0.51 per exchangeable share (or $2.04 per exchangeable share annualized), starting with the dividend to be paid in March 2021.

Voting Rights

Except as otherwise expressly provided in the notice of articles and articles of our company or as required by law, each holder of exchangeable shares is entitled to receive notice of, and to attend and vote at, all meetings of our shareholders. Each holder of exchangeable shares is entitled to cast one vote for each exchangeable share held at the record date for determination of shareholders entitled to vote on any matter. The holders of the class B shares are entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the exchangeable shares. Except as otherwise expressly provided in the articles of our company or as required by law, the holders of exchangeable shares and class B shares vote together and not as separate classes. Holders of exchangeable shares hold an aggregate 25% voting interest in our company. Holders of class C shares have no voting rights.

Critical Accounting Policies and Estimates

The preparation of financial statements requires management to make critical judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses that are not readily apparent from other sources, during the reporting period. These estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

Critical judgments made by management and utilized in the normal course of preparing our company’s consolidated financial statements are outlined below.

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Common control transactions

IFRS 3 (2008), Business Combinations does not include specific measurement guidance for transfers of businesses or subsidiaries between entities under common control. Accordingly, our company has developed a policy to account for such transactions taking into consideration other guidance in the IFRS framework and pronouncements of other standard-setting bodies. Our company’s policy is to record assets and liabilities recognized as a result of transactions between entities under common control at the carrying value on the transferor’s financial statements, and to have the Consolidated Statements of Financial Position, Consolidated Statements of Operating Results, Consolidated Statements of Changes in Equity and Statements of Cash Flows reflect the results of combining entities for all periods presented for which the entities were under the transferor’s common control, irrespective of when the combination takes place.

Financial instruments

Our company’s accounting policies relating to derivative financial instruments are described in Note 3(m), “Basis of Presentation and Significant Accounting Policies”, of our consolidated financial statements. The critical judgments inherent in these policies relate to applying the criteria to the assessment of the effectiveness of hedging relationships. Estimates and assumptions used in determining the fair value of financial instruments are equity and commodity prices; future interest rates; the credit worthiness of our company relative to its counterparties; the credit risk of our company and counterparty; estimated future cash flows; and discount rates.

Revaluation of property, plant and equipment

Property, plant and equipment is revalued on a regular basis. The critical estimates and assumptions underlying the valuation of property, plant and equipment are set out in Note 7, “Property, Plant and Equipment” in our financial statements included in this annual report on Form 20-F. Our company’s property, plant, and equipment is measured at fair value on a recurring basis with an effective date of revaluation for all asset classes of December 31, 2020 and 2019. Our company determined fair value under the income method with due consideration to significant inputs such as the discount rate, terminal value multiple and overall investment horizon.

Fair values in business combinations

Our company accounts for business combinations using the acquisition method of accounting. This method requires the application of fair values for both the consideration given and the assets and liabilities acquired. The calculation of fair values is often predicated on estimates and judgments including future cash flows discounted at an appropriate rate to reflect the risk inherent in the acquired assets and liabilities. The determination of the fair values may remain provisional for up to 12 months from the date of acquisition due to the time required to obtain independent valuations of individual assets and to complete assessments of provisions. When the accounting for a business combination has not been completed as at the reporting date, this is disclosed in the financial statements, including observations on the estimates and judgments made as of the reporting date.

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Impairment of goodwill and intangibles with indefinite lives

The impairment assessment of goodwill and intangible assets with indefinite lives requires estimation of the value-in-use or fair value less costs of disposal of the cash-generating units or groups of cash generating units to which goodwill or the intangible asset has been allocated. Our company uses the following critical assumptions and estimates: the circumstances that gave rise to the goodwill, timing and amount of future cash flows expected from the cash-generating units; discount rates; terminal capitalization rates; terminal valuation dates and useful lives.

Other estimates utilized in the preparation of our company’s financial statements are: depreciation and amortization rates and useful lives; recoverable amount of goodwill and intangible assets; ability to utilize tax losses and other tax measurements.

Other critical judgments utilized in the preparation of our company’s financial statements include the methodologies for calculating amortization, determination of operating segments and determination of control.

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5.A OPERATING RESULTS

Consolidated Results

In this section we review our consolidated performance and financial position as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018. Further details on the key drivers of our operations and financial position are contained within the “Performance Disclosures” section of this MD&A.

The following table summarizes the financial results of our company for the years ended December 31, 2020, 2019 and 2018:

US$ MILLIONS	For the year ended December 31,
Summary Statements of Operating Results	2020	2019	2018
Revenues	$1,430	$1,619	$1,561
Direct operating costs	(244)	(244)	(236)
General and administrative expenses	(33)	(30)	(24)
Depreciation and amortization expense	(283)	(308)	(319)
Interest expense	(214)	(156)	(127)
Mark-to-market on hedging items and foreign currency revaluation	(61)	5	(4)
Remeasurement of exchangeable and class B shares	(511)	—	—
Other expense	(47)	(44)	(36)
Income tax expense	(269)	(272)	(234)
Net (loss) income	(232)	570	581
Net (loss) income attributable to the partnership	(552)	197	202

2020 vs. 2019

For the year ended December 31, 2020, our company reported net losses of $232 million, of which $552 million was attributable to the partnership. This compares to net income of $570 million for the year ended December 31, 2019, of which $197 million was attributable to the partnership. Income for the current year benefited from capital commissioned into rate base at our U.K. regulated distribution business and inflation-indexation at our Brazilian regulated gas transmission business. These positive impacts were more than offset by revaluation losses recognized on our company’s exchangeable shares that are classified as liabilities under IFRS, and the impact of foreign exchange.

Total revenues decreased by $189 million relative to the prior year. Underlying gas transmission revenues in Brazil increased by $83 million due to inflation-indexation, however this was more than offset by the impact of foreign exchange as the depreciation of the Brazilian real reduced our revenues denominated in U.S. dollars by $283 million relative to 2019. Distribution revenues in the U.K. increased primarily from the benefits of inflationary-indexation and higher volumes associated with new utility connections, which contributed additional revenues of $8 million and $31 million, respectively. These positive factors were partially offset by a $34 million reduction in connections income following a decrease in construction activity compared to the prior year.

Direct operating costs remained relatively consistent compared to the prior year as increased costs due to inflation and organic growth were offset by the impact of foreign exchange.

Brookfield Infrastructure Corporation	69

General and administrative expenses totaled $33 million for the year ended December 31, 2020, an increase of $3 million compared to the same period in 2019. This line item primarily consists of the base management fee that is paid to Brookfield based on our company’s and the partnership’s combined market value plus net recourse debt, and allocated to our company based on proportionate weighted average shares outstanding during the period.

Depreciation and amortization expense for the year ended December 31, 2020 was $283 million, a decrease of $25 million compared to the prior year. The decrease is predominantly due to the impact of foreign exchange of $43 million, partially offset by incremental depreciation on capital expenditures made over the last year.

Interest expense for the year ended December 31, 2020 was $214 million, an increase of $58 million compared to 2019. Interest expense increased as a result of $66 million of dividends declared and paid on our company’s exchangeable shares. Due to their exchangeable features, these shares are classified as liabilities and dividends are therefore presented as interest expense. The current year also includes interest of $39 million incurred on loans payable to the partnership which were issued on March 30, 2020. These increases were partially offset by lower interest rates on our variable rate non-recourse debt at our Brazilian regulated gas transmission business and the impact of foreign exchange which reduced interest expense by $45 million and $9 million, respectively.

Mark-to-market losses on hedging items and foreign currency revaluations totaled $61 million for the year ended December 31, 2020, compared to mark-to-market gains of $5 million in the prior year. These losses are predominantly due to unrealized foreign currency losses on loans payable to the partnership.

Remeasurement losses for the year ended December 31, 2020 were $511 million. These losses were a result of the revaluation of the exchangeable shares classified as liabilities due to their exchangeable features. The remeasurement reflects the change in the public price of units based on the NYSE closing price.

Other expense for the year ended December 31, 2020 was $47 million, which remained relatively consistent with the prior year.

Income tax expense for the year ended December 31, 2020 was $269 million. This is relatively consistent with the prior year as the impact of a non-recurring deferred tax expense that was recognized as a result of an increase in U.K.’s tax rate from 17% to 19% enacted in March 2020, and an increase in taxes at our Brazilian regulated gas transmission business as a result of higher taxable revenues were more than offset by the impact of foreign exchange.

2019 vs. 2018

For the year ended December 31, 2019, our company reported net income of $570 million, of which $197 million was attributable to the partnership. This compares to net income of $581 million for the year ended December 31, 2018, of which $202 million was attributable to the partnership. Net income for the current year benefited from increased connections activity and increased capital commissioned into our rate base at our U.K. regulated distribution business, and inflation-indexation at our Brazilian regulated gas transmission business. These positive impacts were more than offset by a $29 million increase in interest expense as a result of the issuance of $1.5 billion of senior notes at our Brazilian regulated gas transmission business, and the impact of foreign exchange which decreased our net income in U.S. dollars by $53 million.

70	Brookfield Infrastructure Corporation

Total revenues increased by $58 million relative to the prior year. Gas transmission revenues increased by $125 million due to inflationary increase to our tariffs. This increase was partially offset by the impact of foreign exchange as the depreciation of the Brazilian real reduced our revenues denominated in U.S. dollars by $96 million relative to 2018. Distribution revenues in the U.K. increased primarily from the benefits of inflationary-indexation and higher volumes associated with new utility connections, which contributed additional revenues of $11 million and $24 million of revenues, respectively. This was partially offset by the impact of foreign exchange which lowered revenues by $14 million. Revenues earned from the installation of new utility connections totaled $152 million in the current year, an increase of $13 million compared to 2018 levels due to higher levels of new housing starts in the U.K.

Direct operating costs increased by $8 million compared to the prior year. Direct operating costs associated with gas transportation services in Brazil decreased by $1 million as the impact of inflation was more than offset by a weaker Brazilian real which reduced costs by $10 million. Direct costs associated with our U.K. distribution business increased by $14 million due to higher in-place connections relative to the prior year, partially offset by the impact of foreign exchange of $5 million.

General and administrative expenses totaled $30 million for the year ended December 31, 2019, an increase of $6 million compared to the same period in 2018. This line item primarily consists of the base management fee that is paid to Brookfield based on the partnership’s market value plus net recourse debt, and allocated to our Business based on estimated proportionate fair value. The base management fee increased from the prior year due to an increase to the partnership’s market value plus net recourse debt primarily as a result of a higher unit trading price.

Depreciation and amortization expense for the year ended December 31, 2019 was $308 million, a decrease of $11 million compared to the prior year. The decrease is predominantly due to the impact of foreign exchange of $21 million, partially offset by the impact of higher asset values from our annual revaluation process and capital expenditures made during the year.

Interest expense for the year ended December 31, 2019 was $156 million, an increase of $29 million compared to the same period in 2018. Interest expense increased predominantly due to a full year of contribution from the issuance of $1.5 billion of five-year senior notes at our Brazilian regulated gas transmission business in May 2018.

Mark-to-market gains on hedging items for the year ended December 31, 2019 were $5 million compared to losses of $4 million for the twelve-month period ended December 31, 2018. Amounts in both the current and comparative period consist primarily of mark-to-market movements on hedging activities at our U.K. regulated distribution business.

Other expense for the year ended December 31, 2019 was $44 million, an increase of $8 million compared to the prior year predominantly due to increased accretion expense on deferred consideration at our Brazilian regulated gas transmission business.

Income tax expense for the twelve-month period ended December 31, 2019 was $272 million, an increase of $38 million from the prior year. The increase is primarily due to income tax associated with higher earnings from our Brazilian regulated gas transmission business.

Brookfield Infrastructure Corporation	71

Statements of Financial Position

The following table summarizes the statement of financial position of our company as at December 31, 2020, and December 31, 2019:

US$ MILLIONS	As of
Summary Statements of Financial Position Key Metrics	December 31, 2020	December 31, 2019
Cash and cash equivalents	$192	$204
Property, plant and equipment	5,111	4,497
Intangible assets	2,948	3,936
Total assets	9,344	9,853
Exchangeable and class B shares	2,221	—
Non-recourse borrowings	3,477	3,526
Loans payable to Brookfield Infrastructure	1,143	—
Total liabilities	9,916	6,576
Equity in net assets attributable to the partnership	(1,722)	1,654
Total equity	(572)	3,277

Total assets were $9.3 billion at December 31, 2020, compared to $9.9 billion at December 31, 2019. During the year ended December 31, 2020, our company added $0.4 billion to property, plant, and equipment, however, these increases were more than offset by the impact of foreign exchange which lowered U.S. dollar assets by $0.9 billion.

Our accounting policy is to carry property, plant and equipment at fair value and intangible assets at amortized cost. Our company carried out an assessment of the fair value of its property, plant and equipment as at December 31, 2020, resulting in a gain from revaluation of $215 million. Our valuation of property, plant and equipment is underpinned by regulated cash flow. Our local revenues have been predominantly unimpacted to date by the recent changes in the macroeconomic environment as we earn a regulated return on an asset base for making the infrastructure available to users with minimal volume and price risk.

Our exchangeable and class B shares are classified as liabilities due to their exchangeable and cash redemption features. Upon issuance on March 31, 2020, the shares were recognized at their fair value of $38.09 per share based on the NYSE opening price of one unit. Subsequent to initial recognition, the shares are measured at amortized cost and remeasured to reflect changes in the contractual cash flows associated with the shares. These contractual cash flows are based on the price of one unit. As at December 31, 2020, the shares were remeasured to reflect the NYSE closing price of one unit, $49.40 per share.

Non-recourse borrowings decreased by $49 million to $3,477 million at December 31, 2020. Additional borrowings of $171 million used to fund growth initiatives was more than offset by the impact of foreign exchange as the Brazilian real weakened relative to the U.S. dollar during the year ended December 31, 2020.

As of December 31, 2020, our company had loans payable of $1,143 million to subsidiaries of Brookfield Infrastructure. The loans are payable within 10 years and bear a weighted average interest of approximately 5% annually.

Total equity was negative $572 million at December 31, 2020, compared to positive $3,277 million at December 31, 2019. The decrease is mainly due to the change in capital structure of our company upon transfer of the Brazilian regulated transmission business and the U.K. regulated distribution business from the partnership to our company in exchange for consideration which included intercompany loans and exchangeable shares of our company that are classified as liabilities under IFRS.

72	Brookfield Infrastructure Corporation

Foreign Currency Translation

A discussion of the most significant currency exchange rates that impact our company are set forth below as at and for the periods indicated:

	Period End Rate					Average Rate
	As of December 31,					For the year ended December 31,
	2020	2019	2018	2020 vs 2019	2019 vs 2018	2020	2019	2018	2020 vs 2019	2019 vs 2018
Brazilian real	0.1924	0.2481	0.2581	(22)%	(4)%	0.1939	0.2534	0.2736	(23)%	(7)%
British pound	1.3670	1.3255	1.2760	3%	4%	1.2840	1.2767	1.3350	1%	(4)%

The net assets of our U.K. regulated distribution business and our Brazilian regulated transmission business represent 67% and 33%, respectively, of our equity in foreign subsidiaries.

The following table disaggregates the impact of foreign currency translation on the equity of our company by the most significant non-U.S. currencies for the periods indicated:

US$ MILLIONS	For the year ended December 31,
	2020	2019	2018
Brazilian real	$(550)	$(116)	$(658)
British pound	57	57	(67)

	(493)	(59)	(725)
Currency hedges	5	5	4

	$(488)	$(54)	$(721)

Attributable to:
The partnership	$(100)	$17	$(237)
Non-controlling interests	(388)	(71)	(484)

	$(488)	$(54)	$(721)

The impact of foreign currency translation on our company, including those attributable to non-controlling interests for the year ended December 31, 2020, was a reduction to equity of $488 million (2019: $54 million, 2018: $721 million). The reduction of equity during the year ended December 31, 2020 was primarily the result of the Brazilian real weakening by 22%.

Average currency exchange rates impact the U.S. dollar equivalents of revenues and net income from non-U.S. operations on a comparative basis. During the year ended December 31, 2020, the average exchange rate of the Brazilian real weakened by 23%, reducing our revenues and net income in U.S. dollars while the British pound remained relatively consistent with the prior year.

Brookfield Infrastructure Corporation	73

Summary of Quarterly Financial Information

	2020				2019
US$ MILLIONS	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Revenues	$375	$349	$322	$384	$406	$406	$404	$403
Net (loss) income	(17)	(222)	(194)	201	145	141	143	141
Net (loss) income attributable to the partnership	(102)	(301)	(266)	117	51	50	48	48

Our businesses, given their regulated and contractual nature, provide stable, predictable revenues and margins. During the year ended December 31, 2020, our company’s revenue increased, on a constant currency basis, by $90 million in comparison to the prior year. This increase was more than offset by the impact of the depreciation of the Brazilian real which reduced our revenues denominated in U.S. dollars by $283 million relative to 2019 and was the primary driver of quarter on quarter revenue variances. Quarterly variances in our company’s net income and net income attributable to the partnership are primarily due to revaluation gains and losses recognized on our company’s exchangeable shares that are classified as liabilities under IFRS. During the year ended December 31, 2020, revaluation losses totaled $511 million.

Summary Financial Information Related to the Partnership

As the market price of our exchangeable shares is expected to be significantly impacted by the market price of the units and the combined business performance of our group as a whole, we are providing the following summary financial information regarding the partnership. For further details please review the partnership’s periodic reporting referenced in the introductory section of this MD&A.

US$ MILLIONS	For the year ended December 31,
IFRS measures	2020	2019	2018
Revenue	$8,885	$6,597	$4,652
Net income	904	650	806

US$ MILLIONS	As of
IFRS measures	December 31, 2020	December 31, 2019
Total assets	$61,331	$56,308
Total liabilities	39,658	34,131
Total partnership capital	21,673	22,177

US$ MILLIONS	For the year ended December 31,
Non-IFRS measures	2020	2019	2018
Adjusted EBITDA(1)	$1,993	$1,899	$1,613
Funds from Operations (FFO)(1)	1,454	1,384	1,231
Adjusted Funds from Operations (AFFO)(1)	1,173	1,096	982

(1)

The partnership’s definitions of these non-IFRS financial measures are consistent with that of our company. For a definition of each of these non-IFRS measures, please refer to the “Reconciliation of Non-IFRS Financial Measures” section within this MD&A.

74	Brookfield Infrastructure Corporation

PERFORMANCE DISCLOSURES

To measure performance, we focus on net income, an IFRS measure, as well as certain non-IFRS measures, including FFO, AFFO, and Adjusted EBITDA. FFO, AFFO, and Adjusted EBITDA are proportionate measures and are not calculated in accordance with, and do not have any standardized meaning prescribed by IFRS as issued by the IASB.

We believe our presentation of FFO, AFFO, and Adjusted EBITDA are useful to investors because it supplements investors’ understanding of our operating performance by providing information regarding our ongoing performance that excludes items we believe do not directly affect our core operations. Our presentation of FFO, AFFO, and Adjusted EBITDA also provide investors enhanced comparability of our ongoing performance across periods. Our presentation of FFO, AFFO, and Adjusted EBITDA is consistent with the partnership.

For further details regarding our use of FFO, AFFO, and Adjusted EBITDA, as well as a reconciliation of net income to these measures, see the “Reconciliation of Non-IFRS Financial Measures” section of this MD&A.

US$ MILLIONS	For the year ended December 31,
Key Metrics	2020	2019	2018
Adjusted EBITDA(1)	$512	$555	$528
Funds from Operations (FFO)(2)	401	432	428
Adjusted Funds from Operations (AFFO)(3)	388	415	412

(1)

Adjusted EBITDA is defined as net income excluding the impact of depreciation and amortization, interest expense, current and deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. Refer to the “Reconciliation of Non-IFRS Financial Measures” section of this MD&A.

(2)

FFO is defined as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. We also exclude from FFO dividends paid on the exchangeable shares of our company that are presented as interest expense, as well as the interest expense on loans payable to the partnership which represent the partnership’s investment in our company. Refer to the “Reconciliation of Non-IFRS Financial Measures” section of this MD&A.

(3)	AFFO is defined as FFO less maintenance capital expenditures. Refer to the “Reconciliation of Non-IFRS Financial Measures” section of this MD&A.

For the year ended December 31, 2020, FFO and Adjusted EBITDA decreased by $31 million and $43 million, respectively, compared to the same period in the prior year. During the current period, FFO and Adjusted EBITDA benefited from inflation-indexation at our Brazilian regulated gas transmission business and capital commissioned into rate base at our U.K. regulated distribution business. FFO further benefited from lower interest rates on our variable rate non-recourse debt at our Brazilian regulated gas transmission business. These positive factors were more than offset by the depreciation of the Brazilian real and lower connections activity at our U.K. regulated distribution business. Adjusting for a weaker Brazilian real, FFO would have increased by 4% from the same period in the prior year.

The following table disaggregates our operating performance between our utilities operations and the corporate, general and administrative costs.

US$ MILLIONS	For the year ended December 31, 2020
Key Metrics	Utilities	Corporate	Total
Adjusted EBITDA(1)	$545	$(33)	$512
Funds from Operations (FFO)(2)	434	(33)	401
Adjusted Funds from Operations (AFFO)(3)	421	(33)	388

Brookfield Infrastructure Corporation	75

US$ MILLIONS	For the year ended December 31, 2019
Key Metrics	Utilities	Corporate	Total
Adjusted EBITDA(1)	$585	$(30)	$555
Funds from Operations (FFO)(2)	462	(30)	432
Adjusted Funds from Operations (AFFO)(3)	445	(30)	415

US$ MILLIONS	For the year ended December 31, 2018
Key Metrics	Utilities	Corporate	Total
Adjusted EBITDA(1)	$552	$(24)	$528
Funds from Operations (FFO)(2)	452	(24)	428
Adjusted Funds from Operations (AFFO)(3)	436	(24)	412

(1)

Adjusted EBITDA is defined as net income excluding the impact of depreciation and amortization, interest expense, current and deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. Refer to the “Reconciliation of Non-IFRS Financial Measures” section of this MD&A.

(2)

FFO is defined as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. We also exclude from FFO dividends paid on the exchangeable shares of our company that are presented as interest expense, as well as the interest expense on loans payable to the partnership which represent the partnership’s investment in our company. Refer to the “Reconciliation of Non-IFRS Financial Measures” section of this MD&A.

(3)	AFFO is defined as FFO less maintenance capital expenditures. Refer to the “Reconciliation of Non-IFRS Financial Measures” section of this MD&A.

Utilities

Results of Operations

Our company earns a return on a regulated or notionally stipulated asset base, which we refer to as rate base. Our rate base reflects the current amount, either as defined by the regulator or as implied by our contracted cash flows, on which we earn our return. Our rate base increases with capital that we invest to expand our systems and is indexed to local inflation. The return that we earn is typically determined by a regulator for prescribed periods of time or is derived based on the contracted cash flows we have secured. We believe that the rate base is useful for investors as it provides them with an understanding of the unlevered returns our asset base can currently generate and enhances comparability across other utility investments as it assists in assessing the operating performance of our company by eliminating the effect of its current capital structure and tax profile.

The following table presents our proportionate share of the rate base of our utilities business as at 2020, 2019 and 2018:

	As of December 31,
US$ MILLIONS	2020	2019	2018
Rate base	$3,485	$3,371	$3,012

76	Brookfield Infrastructure Corporation

The following table presents our proportionate share of key measures of our utilities business for the years ended 2020, 2019 and 2018:

	For the year ended December 31,
US$ MILLIONS	2020	2019	2018
Adjusted EBITDA(1),(4)	$545	$585	$552
Funds from Operations (FFO)(2),(4)	434	462	452
Adjusted Funds from Operations (AFFO)(3),(4)	421	445	436

(1)

Adjusted EBITDA is defined as net income excluding the impact of depreciation and amortization, interest expense, current and deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. Refer to the “Reconciliation of Non-IFRS Financial Measures” section of this MD&A.

(2)

FFO is defined as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. We also exclude from FFO dividends paid on the exchangeable shares of our company that are presented as interest expense, as well as the interest expense on loans payable to the partnership which represent the partnership’s investment in our company. Refer to the “Reconciliation of Non-IFRS Financial Measures” section of this MD&A.

(3)	AFFO is defined as FFO less maintenance capital expenditures. Refer to the “Reconciliation of Non-IFRS Financial Measures” section of this MD&A.
(4)

Adjusted EBITDA, FFO and AFFO provided in the table above do not reflect the annual base management fee our company pays for the periods indicated to Brookfield pursuant to the Master Services Agreement as described below in this MD&A under “Corporate, General and Administrative Services”.

2020 vs. 2019

For the year ended December 31, 2020, adjusted EBITDA and FFO for our utilities businesses were $545 million and $434 million, respectively, compared to $585 million and $462 million, respectively, in 2019. Adjusted EBITDA in the current year benefited from inflation-indexation and capital commissioned into rate base. These benefits were more than offset by lower connections activity at our U.K. regulated distribution business and the impact of foreign exchange. FFO was also impacted by the aforementioned factors but benefited from a decrease in interest expense as a result of lower interest rates on our variable rate non-recourse debt at our Brazilian regulated transmission operation.

2019 vs. 2018

For the year ended December 31, 2019, adjusted EBITDA and FFO for our utilities businesses were $585 million and $462 million, respectively, compared to $552 million and $452 million, respectively, in 2018. EBITDA in 2019 benefited from strong connections activity at our U.K. regulated distribution business, inflation-indexation and capital commissioned into rate base. FFO also benefited from the aforementioned factors, however, these positive impacts were partially offset by an increase in interest expense as a result of a full year impact of the $1.5 billion five-year senior notes at our Brazilian regulated gas transmission business, and the impact of foreign exchange, mainly caused by the depreciation of the Brazilian real against the U.S. dollar.

The following table presents the roll-forward of our proportionate rate base for the years ended 2020, 2019 and 2018:

	For the year ended December 31,
US$ MILLIONS	2020	2019	2018
Rate base, start of period	$3,371	$3,012	$3,190
Capital expenditures commissioned	251	287	300
Inflation and other indexation	146	168	52
Regulatory depreciation	(40)	(40)	(42)
Foreign exchange and other	(243)	(56)	(488)

Rate base, end of period	$3,485	$3,371	$3,012

Brookfield Infrastructure Corporation	77

Our rate base increased compared to the prior year as a result of new connections at our U.K. regulated distribution business and inflation-indexation at our Brazilian regulated gas transmission business. These positive impacts were almost entirely offset by the impact of foreign exchange.

Capital Backlog and Capital Expenditures

Capital expenditures completed during the periods provided in the table below consist of organic growth projects at our U.K. regulated distribution business. There have been no material capital expenditures at our company’s Brazilian operations during the periods provided below. Projects include the build-out of last-mile natural gas, electricity, fiber, water, wastewater and district heating connections for the home. Additionally, during 2019 and 2020, our U.K. business has adopted approximately 510,000 installed smart meters. The table below summarizes our proportionate share of capital backlog, which represents projects that have been awarded or filed with regulators that are expected to occur over the next three years, and the historical capital expenditures for the periods presented related to our existing utility order book and contracted smart meter adoptions:

	For the year ended December 31,
US$ MILLIONS	2020	2019	2018
Capital backlog, start of period	$466	$551	$735
Additional capital project mandates	212	332	267
Less: capital expenditures	(302)	(334)	(336)
Foreign exchange and other	(11)	(83)	(115)

Capital backlog, end of period	365	466	551
Construction work in progress	258	200	145

Total capital to be commissioned	$623	$666	$696

These capital projects are financed with a combination project-level financing, which has no recourse to our company, as well as operating cash flows generated and retained within our company. Capital backlog consists primarily of a contracted order book of gas and electricity connections at our U.K. regulated gas distribution business that is expected to be commissioned over the next three years. Our order book currently totals over 1 million connections. Capital backlog decreased as additional capital project mandates were more than offset by capital expenditures made during the period and the impact of foreign exchange.

Corporate, General and Administrative Services

Pursuant to the Master Services Agreement, the partnership pays Brookfield an annual base management fee equal to 1.25% of the partnership’s and our company’s combined market value plus net recourse debt. The discussion below reflects the management fees pursuant to the Master Services Agreement allocated to our company for the periods presented. The allocation was based on proportionate weighted average shares outstanding during the period.

2020 vs. 2019

For the year ended December 31, 2020, the base management fee under the Master Services Agreement was $30 million, consistent with the prior year. Our company also incurred $3 million in other general and administrative expenses during the year.

2019 vs. 2018

For the year ended December 31, 2019, the base management fee under the Master Services Agreement was $30 million compared to $24 million in the prior year. The base management fee for the year ended December 31, 2019 increased from the comparative period predominantly due to a higher trading price of the units.

78	Brookfield Infrastructure Corporation

RECONCILIATION OF NON-IFRS FINANCIAL MEASURES

We focus on FFO to measure operating performance, along with IFRS measures such as net income. In addition, we also assess AFFO and Adjusted EBITDA. These non-IFRS measures are presented for our utilities operations both before and after the allocation of corporate, general and administrative expenses. Providing underlying performance for our utilities operations prior to allocated corporate expenses assists the comparability of our performance relative to other public utilities companies.

Adjusted EBITDA, FFO, and AFFO are presented based on our proportionate share of results in operations accounted for using the consolidation method whereby we control the investment. Proportionate financial information is not, and is not intended to be, presented in accordance with IFRS. The presentation of the assets and liabilities and revenues and expenses do not represent our legal claim to such items, and the removal of financial statement amounts that are attributable to non-controlling interests does not extinguish our company’s legal claims or exposures to such items.

As a result, proportionate revenues, costs attributable to revenues, general and administrative costs, interest expense, other income, depreciation and amortization, deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses are reconciling items that will differ from results presented in accordance with IFRS.

We provide proportionate financial results because we believe it assists investors and analysts in estimating our overall performance and understanding our company’s share of results from its underlying investments which have varying economic ownership interests and financial statement presentations when determined in accordance with IFRS. We believe our proportionate financial information, when read in conjunction with our company’s reported results under IFRS, provides the most meaningful assessment of how our operations are performing and capital is being managed. The presentation of proportionate results has limitations as an analytical tool, including the following:

•

The amounts shown on the individual line items were derived by applying our overall economic ownership interest percentage and do not necessarily represent our legal claim to the assets and liabilities, or the revenues and expenses;

•	Other companies may calculate proportionate results differently than we do.

The tables below present the results of our company in the format that management uses to make operating decisions and assess performance.

Net income is the most directly comparable IFRS measure to FFO, AFFO, and Adjusted EBITDA. We urge investors to review the IFRS financial measures within the MD&A and to not rely on any single financial measure to evaluate our company.

Brookfield Infrastructure Corporation	79

We define FFO as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. We also exclude from FFO dividends paid on the exchangeable shares of our company that are presented as interest expense, as well as the interest expense on loans payable to the partnership which represent the partnership’s investment in our company.

FFO has limitations as an analytical tool:

•

FFO does not include depreciation and amortization expense; because we own capital assets with finite lives, depreciation and amortization expense recognizes the fact that we must maintain or replace our asset base in order to preserve our revenue generating capability;

•	FFO does not include deferred income taxes, which may become payable if we own our assets for a long period of time; and

•	FFO does not include certain non-recurring charges such as breakage and transaction costs or non-cash valuation gains and losses.

FFO is a measure of operating performance that is not calculated in accordance with and does not have any standardized meaning prescribed by IFRS as issued by the IASB. FFO is therefore unlikely to be comparable to similar measures presented by other issuers. FFO has limitations as an analytical tool. Specifically, our definition of FFO may differ from the definition used by other organizations, as well as the definition of Funds from Operations used by the REALPAC and the NAREIT, in part because the NAREIT definition is based on U.S. GAAP, as opposed to IFRS.

FFO is a key measure that we use to evaluate the performance of our operations and forms the basis for our company’s distribution policy.

We believe that FFO, when viewed in conjunction with our IFRS results, provides a more complete understanding of factors and trends affecting our underlying operations. FFO allows us to evaluate our company on the basis of cash return on invested capital by removing the effect of non-cash and other items.

We add back depreciation and amortization to remove the implication that our assets decline in value over time since we believe that the value of most of our assets will be sustained over time, provided we make all necessary maintenance expenditures. Specifically, in our financial statements we use the revaluation approach in accordance with IAS 16, Property, Plant and Equipment, whereby depreciation expense is determined based on a revalued amount, thereby reducing comparability with our peers who do not report under IFRS as issued by the IASB or who do not employ the revaluation approach to measuring property, plant and equipment. We add back deferred income taxes because we do not believe this item reflects the present value of the actual cash tax obligations we will be required to pay, particularly if our operations are held for a long period of time. We add back non-cash valuation gains or losses recorded in net income as they are non-cash and indicate a point-in-time approximation of value on items we consider long-term. We add back breakage and transaction costs as they are capital in nature. We also add back dividends paid on the exchangeable shares of our company that are presented as interest expense, as well as interest expense on loans payable to the partnership as these items represent the partnership’s investment in our company.

80	Brookfield Infrastructure Corporation

In addition, we focus on AFFO, which is defined as FFO less capital expenditures required to maintain the current performance of our operations (maintenance capital expenditures). While FFO provides a basis for assessing current operating performance, it does not take into consideration the cost to sustain the operating performance of the asset base. In order to assess the long-term, sustainable operating performance of our company, we observe that in addition to FFO, investors use AFFO by taking into account the impact of maintenance capital expenditures. AFFO is a measure of operating performance that is not calculated in accordance with, and does not have any standardized meaning prescribed by IFRS as issued by the IASB. AFFO is therefore unlikely to be comparable to similar measures presented by other issuers and has limitations as an analytical tool.

We also focus on Adjusted EBITDA which we define as net income excluding the impact of depreciation and amortization, interest expense, current and deferred income taxes, breakage and transaction costs and non-cash valuation gains or losses. Adjusted EBITDA provides a supplemental understanding of the performance of our company and enhanced comparability across periods and relative to our peers. Adjusted EBITDA excludes the impact of interest expense and current income taxes to remove the effect of the current capital structure and tax profile in assessing the operating performance of our company. Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with, and does not have any standardized meaning prescribed by IFRS as issued by the IASB. Adjusted EBITDA is therefore unlikely to be comparable to similar measures presented by other issuers. Adjusted EBITDA has limitations as an analytical tool.

Proportionate debt is presented based on our proportionate share of borrowings obligations relating to our investments in various portfolio businesses. Proportionate net debt is proportionate debt net of our proportionate share of cash. The proportionate financial information is not, and is not intended to be, presented in accordance with IFRS. We provide proportionate debt and net debt measures because we believe it assists investors and analysts in estimating our overall performance and understanding the leverage pertaining specifically to our company’s share of its invested capital in a given investment. When used in conjunction with Adjusted EBITDA, proportionate debt is expected to provide useful information as to how our company has financed its businesses at the asset-level. We believe our proportionate presentation, when read in conjunction with our company’s reported results under IFRS, including consolidated debt, provides a more meaningful assessment of how our operations are performing and capital is being managed. The presentation of proportionate debt has limitations as an analytical tool, including the following:

•

Proportionate debt amounts do not represent our consolidated obligation for debt underlying a consolidated investment. If an individual project does not generate sufficient cash flows to service the entire amount of its debt payments, our company may determine, in our discretion, to pay the shortfall through an equity injection to avoid defaulting on the obligation. Such a shortfall may not be apparent from or may not equal the difference between aggregate proportionate Adjusted EBITDA for all of our portfolio investments and aggregate proportionate debt for all of our portfolio investments; and

•	Other companies may calculate proportionate debt differently than we do.

Because of these limitations, our proportionate financial information should not be considered in isolation or as a substitute for our financial statements as reported under IFRS.

Brookfield Infrastructure Corporation	81

A reconciliation of the most closely-related IFRS measure, net income, to FFO and AFFO is as follows:

	For the year ended December 31,
US$ MILLIONS	2020	2019	2018
Net income	$(232)	$570	$581
Add back or deduct the following:
Depreciation and amortization	283	308	319
Income tax expense	269	272	234
Mark-to-market on hedging items and other	108	39	40
Remeasurement of exchangeable and class B shares	511	—	—
Dividends classified as interest expense and interest expense on intercompany loan	105	—	—
Other expenses	(158)	(160)	(134)

Consolidated Funds from Operations	886	1,029	1,040
FFO attributable to non-controlling interests(1)	(485)	(597)	(612)

FFO	401	432	428
Maintenance capital expenditures	(13)	(17)	(16)

AFFO	$388	$415	$412

(1)

By adjusting for the amount of FFO attributable to non-controlling interests, our company is able to remove the portion of FFO earned at non-wholly owned affiliates that is not attributable to the partnership. We believe our proportionate financial information, when read in conjunction with the reported results of our company under IFRS, provides the most meaningful assessment of how our operations are performing. Please refer to the discussion of limitations of the proportional results as an analytical tool within this section.

All reconciling amounts from net income to FFO presented above are taken directly from the consolidated financial statements, and in the case of “FFO attributable to non-controlling interests”, our company’s proportionate share of FFO relating thereto are derived using the accounting policies consistent with those applied in our company’s consolidated financial statements; FFO for these items is calculated on the same basis as combined entities, as disclosed above, and is calculated by applying the same ownership percentages used in calculating the corresponding elimination of non-controlling interests in accordance with IFRS 10, Consolidated Financial Statements.

For the year-ended December 31, 2020, the difference between net income and FFO is predominantly due to depreciation and amortization, remeasurement losses, and FFO attributable to non-controlling interests. Depreciation and amortization decreased from the prior year due to the impact of foreign exchange. The remeasurement losses for the year ended December 31, 2020 were due to revaluation of the exchangeable shares and class B shares classified as liabilities, based on the NYSE opening price of one unit on the issuance date, and the closing price of one unit on December 31, 2020, to reflect the change in contractual cash flows associated with the shares subsequent to issuance. FFO attributable to non-controlling interests decreased from the prior year as the benefit of organic growth was more than offset by the impact of foreign exchange

The difference between net income and AFFO is due to the aforementioned items in addition to maintenance capital expenditures of $13 million for the year ended December 31, 2020 (2019: $17 million, 2018: $16 million).

82	Brookfield Infrastructure Corporation

The following table reconciles net income, the most directly comparable IFRS measure, to Adjusted EBITDA, a non-IFRS measure. Adjusted EBITDA is presented based on our proportionate share of results in operations accounted for using the consolidation methods.

	For the year ended December 31,
US$ MILLIONS	2020	2019	2018
Net income	$(232)	$570	$581
Add back or deduct the following:
Depreciation and amortization	283	308	319
Interest expense	214	156	127
Income tax expense	269	272	234
Mark-to-market losses and other expenses	108	39	40
Remeasurement of exchangeable and class B shares	511	—	—

Consolidated Adjusted EBITDA	1,153	1,345	1,301
Adjusted EBITDA attributable to non-controlling interests(1)	(641)	(790)	(773)

Adjusted EBITDA	$512	$555	$528

(1)

By adjusting for the amount of Adjusted EBITDA attributable to non-controlling interests, our company is able to remove the portion of Adjusted EBITDA earned at non-wholly owned subsidiaries that is not attributable to the partnership. We believe our proportionate financial information, when read in conjunction with the reported results of our company under IFRS, provides the most meaningful assessment of how our operations are performing. Please refer to the discussion of the limitations of proportional results as an analytical tool within this section.

All reconciling amounts presented above are taken directly from the consolidated financial statements, and in the case of “Adjusted EBITDA attributable to non-controlling interests”, our company’s proportionate share of Adjusted EBITDA relating thereto are derived using the accounting policies consistent with those applied in our company’s consolidated financial statements. Adjusted EBITDA for these items is calculated on the same basis as combined entities, as disclosed above, and is calculated by applying the same ownership percentages used in calculating the corresponding elimination of non-controlling interests in accordance with IFRS 10, Consolidated Financial Statements.

For the year ended December 31, 2020, the difference between net income and Adjusted EBITDA is predominantly due to depreciation and amortization, remeasurement losses, interest expense and Adjusted EBITDA attributable to non-controlling interests. Depreciation and amortization decreased from the prior year due to the impact of foreign exchange. The remeasurement losses for the year ended December 31, 2020 were due to revaluation of the exchangeable shares and class B shares classified as liabilities, based on the NYSE opening price of one unit on the issuance date, and the closing price of one unit on December 31, 2020, to reflect the change in contractual cash flows associated with the shares subsequent to issuance. Interest expense increased compared to the prior year as a result of dividends, presented as interest expense, declared and paid on our company’s exchangeable shares and interest incurred on related party loans, issued on March 30, 2020. For the year ended December 31, 2020, our company declared and paid dividends totaling $66 million, while interest incurred on related party loans totaled $39 million. These increases were partially offset by the decrease in interest expense on our variable rate non-recourse debt at our Brazilian regulated gas transmission business. Adjusted EBITDA attributable to non-controlling interests decreased as the benefit of organic growth was more than offset by the impact of foreign exchange.

Brookfield Infrastructure Corporation	83

RELATED PARTY TRANSACTIONS

In the normal course of operations, our company entered into the transactions below with related parties. The ultimate parent of our company is Brookfield. Other related parties of our company represent Brookfield’s subsidiary and operating entities.

Since inception, the partnership has had a management agreement, the Master Services Agreement, with the Service Providers which are wholly-owned subsidiaries of Brookfield.

For the periods prior to March 30, 2020, our company’s financial statements include general corporate expenses of the parent company which were not historically allocated to our company’s operations. These expenses relate to management fees payable to Brookfield. These allocated expenses have been included as appropriate in our company’s Consolidated Statements of Operating Results. Key decision makers of our company are employees of Brookfield. However, the financial statements may not include all of the expenses that would have been incurred and may not reflect our company’s combined results of operations, financial position and cash flows had it been a standalone company during the periods presented. It is not practicable to estimate the actual costs that would have been incurred had our company been a standalone company during the periods presented as this would depend on multiple factors, including organizational structure and infrastructure.

Subsequent to the special distribution on March 31, 2020, our company is no longer allocated general corporate expenses of the parent company as the functions which they relate to are now provided through the Master Services Agreement. The base management fee related to the services received under the Master Services Agreement has been recorded as part of general and administrative expenses in the consolidated financial statements.

Pursuant to the Master Services Agreement, on a quarterly basis, our group pays a base management fee to the Service Providers equal to 0.3125% per quarter (1.25% annually) of the combined market value of the partnership and our company. Our company reimburses the partnership for our proportionate share of the management fee. For purposes of calculating the base management fee, the market value of the partnership is equal to the aggregate value of all the outstanding units (assuming full conversion of Brookfield’s Redeemable Partnership Units in Brookfield Infrastructure into units), preferred units and securities of the other Service Recipients (including the exchangeable shares and the exchangeable units of Brookfield Infrastructure Partners Exchange LP) that are not held by Brookfield Infrastructure, plus all outstanding third-party debt with recourse to a Service Recipient, less all cash held by such entities. The amount attributable to our company is based on weighted average units and shares outstanding after retroactively adjusting for the special distribution.

The base management fee attributable to our company was $30 million for the year ended December 31, 2020 (2019: $30 million, 2018: $24 million).

Our company’s affiliates provide connection services in the normal course of operations on market terms to affiliates and associates of Brookfield Property Partners L.P. For the year ended December 31, 2020, revenues of $0.5 million were generated (2019: $2 million, 2018: $4 million) and $nil expenses were incurred (2019: $nil, 2018: $nil).

84	Brookfield Infrastructure Corporation

As discussed in Note 1(b)(iii), Organization and Description of our Company in our consolidated financial statements, our company entered into two credit agreements with Brookfield Infrastructure, one as borrower and one as lender, each providing for a ten-year revolving $1 billion credit facility for purposes of providing our company and Brookfield Infrastructure with access to debt financing on an as-needed basis and to maximize our flexibility and facilitate the movement of cash within our group. We intend to use the liquidity provided by the credit facilities for working capital purposes and to fund growth capital investments and acquisitions. The determination of which of these sources of funding our company will access in any particular situation will be a matter of optimizing needs and opportunities at that time.

The credit facilities are available in U.S. or Canadian dollars, and advances will be made by way of LIBOR, base rate, CDOR, or prime rate loans. Both operating facilities bear interest at the benchmark rate plus an applicable spread, in each case subject to adjustment from time to time as the parties may agree. In addition, each credit facility contemplates potential deposit arrangements pursuant to which the lender thereunder would, with the consent of a borrower, deposit funds on a demand basis to such borrower’s account at a reduced rate of interest. As of December 31, 2020, $nil was drawn on the credit facilities under the credit agreements with Brookfield Infrastructure.

Prior to the completion of the special distribution, BIPC Holdings Inc., a wholly owned subsidiary of our company, fully and unconditionally guaranteed (i) any unsecured debt securities issued by Brookfield Infrastructure Finance ULC, Brookfield Infrastructure Finance LLC, Brookfield Infrastructure Finance Limited and Brookfield Infrastructure Finance Pty Ltd. (collectively, the “Brookfield Infrastructure Debt Issuers”), in each case as to payment of principal, premium (if any) and interest when and as the same will become due and payable under or in respect of the trust indenture dated October 10, 2012 among the Brookfield Infrastructure Debt Issuers and Computershare Trust Company of Canada under which such securities are issued, (ii) the senior preferred shares of BIP Investment Corporation (“BIPIC”), as to the payment of dividends when due, the payment of amounts due on redemption and the payment of amounts due on the liquidation, dissolution or winding up of BIPIC, (iii) from time to time, certain of the partnership’s preferred units, as to payment of distributions when due, the payment of amounts due on redemption and the payment of amounts due on the liquidation, dissolution or winding up of the partnership, and (iv) the obligations of Brookfield Infrastructure under its bilateral credit facilities. These arrangements do not have or are not reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

As of December 31, 2020, our company had loans payable of $1,143 million (2019: $nil) to subsidiaries of Brookfield Infrastructure. The loans are payable within ten years and bear a weighted average interest of approximately 5% annually. Interest incurred during the year ended December 31, 2020 was $39 million (2019: $nil). The carrying value of the loan approximates its fair value.

As at December 31, 2020, our company had accounts payable of $2 million (2019: $nil) to subsidiaries of Brookfield Infrastructure and accounts receivable of $7 million (2019: $nil) from subsidiaries of Brookfield Infrastructure.

On July 29, 2020, Brookfield completed a secondary offering of approximately 5 million exchangeable shares, inclusive of the over-allotment option, for net proceeds of approximately C$305 million. Subsequent to the offering, Brookfield holds approximately 19.3% of the issued and outstanding exchangeable shares of our company.

Brookfield Infrastructure Corporation	85

5.B    LIQUIDITY AND CAPITAL RESOURCES

The nature of our asset base and the quality of our associated cash flows enable us to maintain a stable and low cost capital structure. We attempt to maintain sufficient financial liquidity at all times so that we are able to participate in attractive opportunities as they arise, better withstand sudden adverse changes in economic circumstances and maintain our distributions to shareholders. Our principal sources of liquidity are cash flows from our operations, capital recycling, access to public and private capital markets, access to the partnership’s undrawn credit facility and equity commitment and group wide liquidity. We structure the ownership of our assets to enhance our ability to monetize them to provide additional liquidity. In certain instances, subsidiaries may be subject to limitations on their ability to declare and pay dividends to our company. However, no significant limitations existed at December 31, 2020 and 2019.

Our company assesses liquidity on a group-wide basis, consistent with the partnership, because shareholders have exposure to a broader base of infrastructure investments by virtue of the exchange feature of our company’s exchangeable shares. Our group-wide liquidity consisted of the following:

US$ MILLIONS	As of
	December 31, 2020	December 31, 2019
Cash	$192	$204
Credit facilities	280	437
Drawn amounts	(109)	(373)

	363	268
Partnership liquidity	3,106	2,699

Total group liquidity	$3,469	$2,967

As of December 31, 2020, we believe that our company’s liquidity is sufficient to meet its present requirements.

We finance our assets principally at the operating company level with debt that generally has long-term maturities, few restrictive covenants and no recourse to either our company or our other operations.

86	Brookfield Infrastructure Corporation

On a consolidated basis as of December 31, 2020, scheduled principal repayments over the next five years are as follows:

US$ MILLIONS	Average Term (years)	2021	2022	2023	2024	2025	Beyond	Total
Non-recourse borrowing	8	$12	$—	$1,335	$109	$157	$1,873	$3,486

On a proportionate basis as of December 31, 2020, scheduled principal repayments over the next five years are as follows:

US$ MILLIONS	Average Term (years)	2021	2022	2023	2024	2025	Beyond	Total
Utilities	9	$3	$—	$544	$87	$126	$1,498	$2,258

Total proportionate non-recourse borrowings(1)	9	$3	$—	$544	$87	$126	$1,498	$2,258

Proportionate cash retained in businesses
Utilities								$57

Total proportionate cash retained								$57

Proportionate net debt
Utilities								$2,201

Total proportionate net debt								$2,201

Percentage of total proportionate non-recourse borrowings		—%	—%	24%	4%	6%	66%	100%

(1)	Represents non-recourse debt to our company as the holders have recourse only to the underlying operations.

Proportionate debt is presented to assist investors in understanding the capital structure of our underlying investments that are consolidated in our financial statements, but are not wholly-owned. When used in conjunction with Adjusted EBITDA, proportionate debt is expected to provide useful information as to how our company has financed its businesses at the asset-level. The only differences between consolidated debt presented under IFRS and proportionate debt are the adjustments to remove the share of debt of consolidated investments not attributable to our company and the impact of deferred financing costs. Management utilizes proportionate debt in understanding the capital structure of our underlying investments that are consolidated in our financial statements, but are not wholly-owned. Proportionate debt provides useful information as to how our company has financed its businesses at the asset-level and provides a view into our return on the capital that we invest at a given degree of leverage.

Proportionate debt can be reconciled to consolidated debt as follows:

	As of
US$ MILLIONS	December 31, 2020	December 31, 2019
Consolidated debt	$3,477	$3,526
Borrowings attributable to non-controlling interest	(1,228)	(1,409)
Deferred financing costs	9	9

Proportionate debt	$2,258	$2,126

Brookfield Infrastructure Corporation	87

Our company entered into two credit agreements with Brookfield Infrastructure, one as borrower and one as lender, each providing for a ten-year revolving $1 billion credit facility for purposes of providing our company and Brookfield Infrastructure with access to debt financing on an as-needed basis and to maximize our flexibility and facilitate the movement of cash within our group. We intend to use the liquidity provided by the credit facilities for working capital purposes and to fund growth capital investments and acquisitions. The determination of which of these sources of funding our company will access in any particular situation will be a matter of optimizing needs and opportunities at that time.

FINANCIAL INSTRUMENTS

Foreign Currency Hedging Strategy

To the extent that we believe it is economic to do so, our strategy is to hedge a portion of our equity investments and/or cash flows exposed to foreign currencies by our company. The following key principles form the basis of our foreign currency hedging strategy:

•	We leverage any natural hedges that may exist within our operations

•	We utilize local currency debt financing to the extent possible

•	We may utilize derivative contracts to the extent that natural hedges are insufficient

Most of the foreign exchange exposure of our group is hedged directly by the partnership and therefore, as of December 31, 2020, our company has $nil (2019: $nil) foreign exchange contracts in place to hedge against foreign currency risk.

The following table presents our exposure to foreign currencies as of December 31, 2020.

US$ MILLIONS	GBP	BRL
Equity Investment—US$	$1,504	$141
FX contracts—US$	—	—

Net unhedged—US$	$1,504	$141

% of equity investment hedged	—%	—%

For additional information, see Note 4, “Fair Value of Financial Instruments”, Note 20, “Derivative Financial Instruments” and Note 21, “Financial Risk Management” in our consolidated financial statements.

OTHER MARKET RISKS

Inflation Risk

Certain of our operating entities are subject to inflation risk. However, we believe this is offset by the nature of our revenues which are in large part indexed to inflation. Our U.K. regulated distribution operations charge retailers’ rates based on the tariff of the distribution utility with which we are interconnected. These tariffs are set on the basis of regulated asset base and escalates with inflation. Our Brazilian regulated gas transmission operation charges tariffs calculated on an inflation adjusted regulatory weighted average cost of capital.

Commodity Risk

Revenues from our Brazilian regulated gas transmission business are adjusted by a multi-factor inflation index that is designed to approximate changes in prices of the underlying components of the replacement cost of our transmission system. Due to the construction of the system, metals, such as aluminum, are a material percentage of replacement cost. Thus, changes in the price of these metals could impact future revenues.

88	Brookfield Infrastructure Corporation

CAPITAL REINVESTMENT

From a treasury management perspective, our company manages its cash reserves with a view to minimizing foreign exchange and administrative costs, as well as enhancing our ability to secure asset level debt financing. While capital is primarily raised at the corporate level to fund the equity component of organic growth capital expenditures, actual funding of projects may be executed by injecting cash into subsidiaries or utilizing operating cash flow generated and retained by our company. Importantly, the physical movement of cash has no relevance on our company’s ability to fund capital expenditures or make distributions.

CAPITAL EXPENDITURES

Due to the capital-intensive nature of the asset base of our company, ongoing capital investment is required for additions and enhancements, life-cycle maintenance and repair of plant and equipment related to our operations. Our company reviews all capital expenditures and classifies them in one of the two following categories:

•

Growth capital expenditures: capital outlays underpinned by incremental revenues that will enhance our company’s returns. These projects are eligible for inclusion in the rate base of our utilities businesses; and

•	Maintenance capital expenditures: required capital outlays to maintain the current operating state and reliability of the system while ensuring regulatory and safety requirements are upheld.

We manage separate review and approval processes for each of the two categories of capital expenditures. Growth capital expenditures are underwritten in isolation and must meet our company’s target after-tax equity return threshold of 12-15%. Projects that meet these return targets are presented to the Capital Expenditure Committee which comprises senior personnel of the general partner of the partnership. The committee reviews proposed project plans considering the target returns and funding plans, in addition to analyzing the various execution risks associated with these projects. Once a project receives approval from the Capital Expenditure Committee, it is generally added to the backlog.

Maintenance capital expenditures follow a different, though equally robust process, as failure to make necessary investment to maintain our operations could impair the ability of our company to serve our customer base or continue existing operations. Firstly, the operations teams involved with a particular business performs a detailed review of all planned and proposed maintenance capital expenditures during the annual budgeting process. These plans are reviewed in the context of the businesses’ maintenance capital approach that is agreed upon with the business at the time of acquisition and take into account drivers of performance that include public and worker health and safety, environmental and regulatory compliance, system reliability and integrity. Maintenance capital projects that receive approval at the asset level are then presented to our company’s corporate asset management teams that are responsible for overseeing our company’s operations, and have ample experience in managing utilities assets. Through an iterative process with the companies’ senior operating executives, the plan is refined through a comprehensive review including prioritization of non-discretionary projects and comparisons to industry benchmarks. Once agreed, maintenance capital expenditure plans are approved and form part of the annual and five-year business plans that are presented to the partnership’s senior executive team. Once approved, these maintenance plans are executed in the following year and performance relative to these plans is closely monitored by both the operations and asset management teams.

Brookfield Infrastructure Corporation	89

In addition to the various levels of internal reviews, our company will engage a reputable, globally recognized engineering services firm annually to perform an independent review of its overall approach to maintenance capital expenditures and detailed capital program. Each year the engineering services firm will review a portion of the portfolio, covering all assets on a three-year rotating basis. For each asset under review in a given year, the engineering services firm will review the historical and forecasted spend against industry standards, regulatory requirements or other benchmarking data, and determine the reasonableness of the maintenance capex program based on the nature of the business and the age and condition of the assets. We have also engaged an accounting firm to review the findings of the report provided by the engineering services firm and to assess the control activities related to our process for compiling the annual sustaining maintenance capital expenditure ranges.

Our group has completed reviews at our U.K. and Brazilian operations within the last four years. The results from both engagements conducted by the firms confirm that our stated ranges of annual sustaining maintenance capital expenditures are reasonable and in-line with industry standard for assets of a similar nature.

REVIEW OF CONSOLIDATED STATEMENTS OF CASH FLOWS

The following table summarizes the consolidated statements of cash flows for the years ended December 31, 2020, 2019, and 2018:

US$ MILLIONS	For the year ended December 31,
Summary Statements of Operating Results	2020	2019	2018
Cash from operating activities	$730	$1,083	$1,065
Cash used by investing activities	(399)	(441)	(435)
Cash used by financing activities	(317)	(514)	(568)

2020 vs. 2019

Cash from operating activities

Cash from operating activities totaled $730 million during the year ended December 31, 2020, a decrease of $353 million compared to the prior year. Operating cash flows decreased as the benefits of inflation indexation and capital commissioned into rate base were more than offset by the impact of foreign exchange, which reduced our operating cash flows denominated in U.S dollars by $193 million, interest expense paid on intercompany loans and our exchangeable shares, which are classified as liabilities, and lower connections revenue at our U.K. regulated distribution business.

Cash used by investing activities

Cash used by investing activities was $399 million during the year ended December 31, 2020, compared to $441 million in the prior year. The decrease was primarily due to timing of capital investment and fewer new connections and smart meter adoptions at our U.K. regulated distribution business compared to the prior year as a result of government imposed construction restrictions in light of the COVID-19 pandemic.

Cash used by financing activities

Cash used by financing activities was $317 million during the year ended December 31, 2020, compared to $514 million used in 2019. The decrease was primarily due to higher distributions paid to the partnership and non-controlling interest in the prior year, partially offset by a decrease in net borrowings of $90 million during the current year.

90	Brookfield Infrastructure Corporation

2019 vs. 2018

Cash from operating activities

Cash from operating activities totaled $1,083 million during the year ended December 31, 2019, which increased by $18 million from the prior year due to increases in net income adjusted for non-cash items such as mark-to-market of our foreign currency derivatives. The primary drivers of higher operating cash flow were inflation-indexation, capital commissioned into rate base and organic revenue growth that exceeded the incremental costs.

Cash used by investing activities

Cash used by investing activities was $441 million during the year ended December 31, 2019, which remained relatively consistent with the prior year. Current and prior year investing activities mainly relate to investment in long-lived assets within our U.K. regulated distribution business, including the connection of approximately 200,000 new utilities and the addition of approximately 230,000 smart meters.

Cash from financing activities

Cash used by financing activities was $514 million during the year ended December 31, 2019, as compared to $568 million generated in 2018. The decrease was primarily due to a reduction in capital provided to parent and non-controlling interests by $1,342 million, partially offset by an increase in net borrowings of $1,288 million.

SHARE CAPITAL

Our company’s equity interests include exchangeable shares held by the public shareholders and class B and class C shares held by the partnership. Dividends on each of our exchangeable shares are expected to be declared and paid at the same time and in the same amount per share as distributions on each unit of the partnership. Ownership of class C shares entitle holders to receive dividends as and when declared by our board.

Our company’s capital structure is comprised of the following shares:

	As of
	December 31, 2020	December 31, 2019
Exchangeable shares	44,960,449	—
Class B shares	1	—
Class C shares	1,402,451	—

Brookfield Infrastructure Corporation	91

In conjunction with the special distribution, our company issued approximately 46.3 million exchangeable shares, 1 class B share and 1.4 million class C shares. Exchangeable shares are exchangeable at the option of the holder at any time at a price equal to the market price of a unit. Our company has the option to satisfy the exchange either by delivering a unit or the cash equivalent of a unit. Our company intends to settle any exchange requests with units. During the year ended December 31, 2020, our shareholders exchanged approximately 1.4 million exchangeable shares for an equal number of units. Class B shares and class C shares are redeemable for cash in an amount equal to the market price of a unit. There have been no redemptions of class B shares or class C shares to date. Due to the exchange feature of the exchangeable shares and the cash redemption feature of the class B and class C shares, the exchangeable shares, the class B shares, and class C shares are classified as financial liabilities. However, class C shares, the most subordinated class of all common shares, meet certain qualifying criteria and are presented as equity instruments given the narrow scope presentation exceptions existing in IAS 32.

During the year ended December 31, 2020, our company declared and paid dividends on our exchangeable shares at a rate of $0.485 per share resulting in total dividends paid of $66 million. Dividends paid on our exchangeable shares are presented as interest expense in our audited consolidated financial statements. No dividends were declared on our class B shares or class C shares during the year.

Our company may from time-to-time, subject to applicable law, purchase exchangeable shares for cancellation in the open market, provided that any necessary approval has been obtained.

In November 2020, we announced that the TSX accepted a notice filed by our company of its intention to commence a normal course issuer bid to repurchase outstanding exchangeable shares. Please refer to Item 16.E “Purchases of Equity Securities by the Issuer and Affiliated Purchaser” for further details.

92	Brookfield Infrastructure Corporation

PRICE RANGE AND TRADING VOLUME OF LISTED UNITS

The units are listed and posted for trading on the TSX under the symbol “BIP.UN”. The following table sets forth the price ranges (after accounting for the effect of special distribution) and trading volumes of the units as reported by the TSX for the periods indicated, in Canadian dollars:

	Units
	High (C$)	Low (C$)	Volume
2021
January 1, 2021 - February 11, 2021	69.47	62.15	9,035,075

2020
January 1, 2020 - March 31, 2020	67.56	35.30	39,585,409
April 1, 2020 - June 30, 2020	59.56	49.07	31,084,436
July 1, 2020 - September 30, 2020	63.95	53.74	20,641,486
October 1, 2020 - December 31, 2020	68.65	56.96	22,740,278

2019
January 1, 2019 - March 31, 2019	50.55	43.10	29,127,353
April 1, 2019 - June 30, 2019	51.91	49.74	22,502,301
July 1, 2019 - September 30, 2019	59.41	51.00	22,378,844
October 1, 2019 - December 31, 2019	63.53	57.30	19,906,261

2018
January 1, 2018 - March 31, 2018	50.56	46.01	14,752,921
April 1, 2018 - June 30, 2018	48.53	44.18	9,762,469
July 1, 2018 - September 30, 2018	48.71	45.16	10,938,673
October 1, 2018 - December 31, 2018	48.34	40.05	14,970,701

The units are listed and posted for trading on the NYSE under the symbol “BIP”. The following table sets forth the price ranges and trading volumes of the units as reported by the NYSE for the periods indicated, in U.S. dollars:

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	Units
	High ($)	Low ($)	Volume
2021
January 1, 2021 - February 11, 2021	54.12	49.02	9,656,865

2020
January 1, 2020 - March 31, 2020	50.56	24.36	32,598,382
April 1, 2020 - June 30, 2020	44.59	34.39	33,318,393
July 1, 2020 - September 30, 2020	48.21	39.58	16,722,821
October 1, 2020 - December 31, 2020	52.59	42.82	16,756,129

2019
January 1, 2019 - March 31, 2019	37.63	31.42	19,733,181
April 1, 2019 - June 30, 2019	38.59	36.94	15,302,587
July 1, 2019 - September 30, 2019	44.59	38.81	22,721,853
October 1, 2019 - December 31, 2019	47.35	43.00	16,413,269

2018
January 1, 2018 - March 31, 2018	40.12	36.05	21,940,437
April 1, 2018 - June 30, 2018	37.72	33.86	17,313,360
July 1, 2018 - September 30, 2018	37.14	34.51	15,876,586
October 1, 2018 - December 31, 2018	36.29	29.23	19,637,088

5.C    RESEARCH AND DEVELOPMENT

Not applicable.

5.D    TREND INFORMATION

We seek to increase the cash flows from our operations through acquisitions and organic growth opportunities as described below. In particular, we focus on consortiums and partnerships where Brookfield has sufficient influence or control to deploy our operations oriented approach and Brookfield has a strong track record of leading such transactions, which provides the opportunity to expand cash flows through acquisitions. Our beliefs as to the opportunities for our company to increase cash flows through acquisitions and organic growth are based on assumptions about our company and markets that management believes are reasonable in the circumstances. There can be no assurance as to growth in our cash flows, or capital deployed for acquisitions or organic growth. See “Forward-Looking Statements” in the forepart of this Form 20-F.

We believe our global scale and best-in-class operating groups provide us with a unique competitive advantage as we are able to efficiently allocate capital around the world toward those sectors and geographies where we see the greatest returns. We actively recycle assets on our balance sheet as they mature and reinvest the proceeds into higher yielding investment strategies, further enhancing returns.

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Capital recycling has been a critical component of our full-cycle investment strategy and is important to our company for the following reasons:

•

Key value creation lever - most infrastructure assets reach a maturity point, where the pace of capital appreciation or same-store growth levels out. Capital appreciation is maximized in periods where there are operational improvements, increased capacity utilization and capital expansion. Absent these factors, we would generally consider these assets to have mature income streams. At this point we will look to sell them at attractive returns and redeploy the proceeds into new income streams that will earn our 12-15% target returns.

•

Alternative source of capital - we sometimes issue equity to fund growth, however capital markets are not always available and thus capital recycling becomes an important alternative source of funding. We believe that capital recycling allows us to be more strategic and focus on selling bond-like businesses at a very low discount rate, while potentially increasing returns to shareholders by avoiding dilution on our high-growth businesses.

•

Institutes capital discipline - to us, it is imperative that businesses are sold to maximize proceeds, not when cash is needed as selling under duress almost never optimizes value. While our approach may result in periods where we have substantial liquidity that results in a short-term drag on results, as long-term investors, we believe it is the best way to create value over the long run.

We are operating in a sector of the global economy that is experiencing strong growth and there is an exceptional need for capital to fund investment projects. We are utilizing our competitive strength of size, global footprint, operating capabilities and access to capital to execute on accretive projects. We believe there are opportunities to buy for value in both developed and emerging economies.

5.E    OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Prior to the completion of the special distribution, BIPC Holdings Inc., a wholly-owned subsidiary of our company, fully and unconditionally guaranteed (i) any unsecured debt securities issued by the Brookfield Infrastructure Debt Issuers, in each case as to payment of principal, premium (if any) and interest when and as the same will become due and payable under or in respect of the trust indenture dated October 10, 2012 among the Brookfield Infrastructure Debt Issuers and Computershare Trust Company of Canada under which such securities are issued, (ii) the senior preferred shares of BIPIC, as to the payment of dividends when due, the payment of amounts due on redemption and the payment of amounts due on the liquidation, dissolution or winding up of BIPIC, (iii) from time to time, certain of the partnership’s preferred units, as to payment of distributions when due, the payment of amounts due on redemption and the payment of amounts due on the liquidation, dissolution or winding up of the partnership, and (iv) the obligations of Brookfield Infrastructure under its bilateral credit facilities.

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In the normal course of operations, we execute agreements that provide for indemnification and guarantees to third parties in transactions such as business dispositions and acquisitions, construction projects, capital projects, and sales and purchases of assets and services. We have also agreed to indemnify our directors and certain of our officers and employees. The nature of substantially all of the indemnification undertakings prevents us from making a reasonable estimate of the maximum potential amount that we could be required to pay third parties, as many of the agreements do not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, we have made no significant payments under such indemnification agreements.

5.F    TABULAR DISCLOSURE OF CONTRACTUAL OBLIGATIONS

The table below outlines our company’s contractual obligations as at December 31, 2020:

US$ MILLIONS	Less than 1 year	1-2 years	2-3 years	3-5 years	5+ years	Total contractual cash flows
Accounts payable and other liabilities	$240	$1	—	$—	$—	$241
Non-recourse borrowing	12	—	1,335	266	1,873	3,486
Financial liabilities	23	969	8	31	—	1,031
Exchangeable and class B shares	2,221	—	—	—	—	2,221
Loans payable to Brookfield Infrastructure	—	—	—	61	1,082	1,143

Interest Expense:
Non-recourse borrowing	84	77	68	123	424	776
Loans payable to Brookfield Infrastructure	52	52	52	103	217	476

In addition, pursuant to the Master Services Agreement, on a quarterly basis, the partnership pays a base management fee, to the Service Providers equal to 0.3125% (1.25% annually) of the combined market value of the partnership and our company. Our company reimburses the partnership for our proportionate share of the management fee. For purposes of calculating the base management fee, the market value of the partnership is equal to the aggregate value of all the outstanding units (assuming full conversion of Brookfield’s Redeemable Partnership Units in Brookfield Infrastructure into units), preferred units and securities of the other Service Recipients (including the exchangeable shares and the exchangeable units of Brookfield Infrastructure Partners Exchange LP) that are not held by Brookfield Infrastructure, plus all outstanding third-party debt with recourse to a Service Recipient, less all cash held by such entities. The base management fee allocated to our company is estimated to be approximately $36 million per year based on the December 31, 2020 market value of the partnership and our company ($32 million per year based on the December 31, 2019 market value of the partnership and our company).

An integral part of our group’s strategy is to participate with institutional investors in Brookfield-sponsored infrastructure funds that target acquisitions that suit our group’s profile. In the normal course of business, our group will make commitments to Brookfield-sponsored infrastructure funds to participate in these target acquisitions in the future, if and when identified.

5.G    SAFE HARBOR

See “Forward-Looking Statements” in the forepart of this Form 20-F.

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ITEM 6.	DIRECTORS AND SENIOR MANAGEMENT

6.A    DIRECTORS AND SENIOR MANAGEMENT

The Board of Directors

The following table presents certain information concerning the board of directors of our company:

Name and Municipality of Residence(1)	Age	Position	Principal Occupation
Anne Schaumburg(3) Short Hills, New Jersey	70	Chair	Director

Jeffrey Blidner Toronto, Canada	71	Director	Vice Chairman of Brookfield Asset Management

William Cox Pembroke, Bermuda	57	Director	Business Executive

John Fees(2),(4) Lynchburg, Virginia	62	Director	Non-Executive Chairman of BWXT

Daniel Muñiz Quintanilla(3) Mexico City, Mexico	47	Director	Director

Roslyn Kelly(3) London, United Kingdom	48	Director	Senior Managing Director of Mediobanca

Rajeev Vasudeva(2) London, United Kingdom	61	Director	Senior Advisor of Egon Zehnder

(1)	The business address for each of the directors is 250 Vesey Street, 15th Floor, New York NY 10281.
(2)	Member of the nominating and governance committee. John Fees is the chair of the nominating and governance committee
(3)

Member of the audit committee. Daniel Muñiz Quintanilla is the chair of the audit committee and is our audit committee financial expert. Our audit committee consists solely of independent directors, each of whom are persons determined by our company to be financially literate within the meaning of National Instrument 52-110 – Audit Committees. Each of the audit committee members has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by our company’s financial statements.

(4)

Serves as the non-overlapping board member of our company to assist us with, among other things, resolving any conflicts of interest that may arise from our relationship with Brookfield Infrastructure. Mr. Fees served on the board of directors of the general partner of the partnership from April 22, 2013 until he resigned from such board of directors in March 2020.

Anne Schaumburg.    Anne has served as a director of our board of directors and Chair since the completion of the special distribution and as a director of the board of directors of the general partner of the partnership since November 3, 2008, including serving as Chair since February 2020. She has been a member of the board of directors of NRG Energy, Inc., a power generation company listed on NYSE, since 2005. From 1984 until her retirement in 2002, Anne was a Managing Director and senior banker in the Global Energy Group of Credit Suisse First Boston. Anne has worked in the investment banking industry for 28 years specializing in the power sector. Anne ran Credit Suisse’s Power Group from 1994 - 1999, prior to its consolidation with Natural Resources and Project Finance, where she was responsible for assisting clients on advisory and finance assignments. Her transaction expertise, across the spectrum of utility and unregulated power, includes mergers and acquisitions, debt and equity capital market financings, project finance and leasing, utility disaggregation and privatizations. Anne is a graduate of the City University of New York.

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Jeffrey Blidner. Jeffrey has served as a director of our board of directors since the completion of the special distribution and as a director of the board of directors of the general partner of the partnership since 2008. He is a Vice Chairman of Brookfield Asset Management and is responsible for Brookfield’s private client business. Jeffrey is Chief Executive Officer of Brookfield’s Private Funds Group, Chairman of the general partner of Brookfield Renewable Partners L.P., Chairman of the general partner of Brookfield Business Partners L.P. and Chairman of Brookfield Renewable Corporation. He also serves as a Director of Brookfield Asset Management and Canary Wharf. Prior to joining Brookfield in 2000, Jeffrey was a senior partner at a Canadian law firm. Jeffrey’s practice focused on merchant banking transactions, public offerings, mergers and acquisitions, management buy-outs and private equity transactions. Jeffrey received his LLB from Osgoode Hall Law School and was called to the Bar in Ontario as a Gold Medalist.

William Cox.    William has served as a director of our board of directors since completion of the special distribution and as a director of the general partner of the partnership since November 3, 2016. He is the President and Chairman of Waterloo Properties in Bermuda; a fifth generation family owned business which operates real estate and retail investment companies in Bermuda. He has developed large scale, commercial projects in Bermuda and operates a successful group of retail operations. Will graduated from Saltus Grammar School, where he served as Chairman of the Board of Trustees and completed his education at Lynchburg College in Virginia.

John Fees.    John has served as a director of our board of directors since completion of the special distribution and as a director of the general partner of the partnership since April 22, 2013. He is the Non-Executive Chairman of BWXT, having assumed this role after completing the spin-off of The Babcock & Wilcox Enterprises to its shareholders. John is a 40 year industry veteran of McDermott International and its derivative companies, having started his career in 1979 in The Babcock & Wilcox Company. While CEO of McDermott International, the Babcock & Wilcox parent, John led the company and board through the process of the spin-off and established McDermott International and The Babcock & Wilcox Company as two independent, public companies. John also led the Babcock & Wilcox board through the spin-off of its power generation business into a new company, carrying the Babcock & Wilcox name, with the remaining company being renamed BWXT. John holds a Masters of Engineering Administration from George Washington University and a Bachelor of Science, Industrial Engineering, from the University of Pittsburgh.

Roslyn Kelly. Roslyn has served as a director of our board of directors since completion of the special distribution and as a director of the general partner of the partnership since February 7, 2020. She is a senior managing director in Mediobanca’s Alternative Asset Management Group, based in London. As part of her role, Roslyn is a member of both the EXCOs of Cairn Capital, a London based diversified credit asset manager, and RAM Active Investments, a Geneva based systematic equity fund. She has fulfilled various investment banking and portfolio management roles throughout her career within several large global financial institutions. Roslyn holds a BBS in Finance from Trinity College, Dublin and an MBA from Georgetown University, McDonaugh School of Business.

Daniel Muñiz Quintanilla. Daniel has served as a director of our board of directors since completion of the special distribution and as a director of the general partner of the partnership since August 1, 2019. He is a seasoned business executive who has held senior positions with multinational mining and infrastructure companies for over a decade. Most recently, he was Managing Director and Executive Vice President of Americas Mining Corporation, the holding company of the Mining Division of Grupo Mexico, S.A.B. de C.V. He served as a member of the Board of Directors and was the Executive Vice President of Southern Copper Corporation, a subsidiary of Americas Mining Corporation, where he led several successful mergers and acquisitions, joint ventures and other similar transactions. He has also held the roles of Executive President and Chief Executive Officer of Industrial Minera Mexico S.A. de C.V., the Underground Mining Division of Grupo Mexico, and Chief Financial Officer of Grupo Mexico.

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Rajeev Vasudeva.    Rajeev has served as a director of our board of directors since completion of the special distribution and as a director of the general partner of the partnership since August 1, 2019. He has advised global organizations on appointing, assessing and developing leaders over the last two decades. He most recently served as the Chief Executive Officer of Egon Zehnder for five years, where he led the establishment of its global advisory business and built its practices in India, the Middle East and Africa. He currently serves as Chairman of Centum Learning Ltd. and is a Senior Advisor to Egon Zehnder.

Additional Information About Directors and Officers

Until February 2011, the Chief Executive Officer of the Service Providers, Mr. Sam Pollock was a director of Fraser Papers Inc. (“Fraser Papers”) an integrated specialty paper company that produces a broad range of specialty packaging and printing papers. On June 28, 2009, Fraser Papers and its subsidiaries filed for creditor protection under the Companies Creditors Arrangement Act in Canada and Chapter 15 of the U.S. Bankruptcy Code. In February 2011, the Ontario and Delaware courts overseeing these proceedings issued orders enabling the implementation of an amended plan of arrangement and compromise previously approved by Fraser Papers’ creditors, which was completed in May 2011.

Our Management

Our company and the general partner of the partnership do not employ any of the individuals who carry out the management and activities of our business, other than employees of our operating subsidiaries. Instead, members of Brookfield’s senior management and other individuals from Brookfield Asset Management’s global affiliates are drawn upon to fulfill the Service Providers obligations to provide us with management services under the Master Services Agreement. Brookfield currently has more than 150,000 operating employees and approximately 1,000 investment professionals, worldwide. Our operating subsidiaries currently employ approximately 1,700 individuals within the U.K. and Brazil. The following table presents certain information concerning the core senior management team that is principally responsible for our operations and their positions with the Service Providers as of the date of this annual report on Form 20-F:

Name	Age	Years of Experience in relevant industry or role	Years at Brookfield	Current Position with the Service Providers
Sam Pollock	54	31	26	Chief Executive Officer
Bahir Manios	42	19	16	Chief Financial Officer
David Krant	34	13	9	Senior Vice President
Ben Vaughan	48	23	20	Chief Operating Officer
Aaron Kline	41	18	12	Managing Director
Michael Ryan	49	22	11	Managing Director and General Counsel

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Each of the members of this team has substantial deal origination and execution expertise, having put together numerous consortiums, partnerships and joint ventures for large complex transactions. Members of this team have also been integral in building and developing Brookfield’s utilities, transport, midstream and data operations. Effective, March 1, 2021, David Krant, currently Senior Vice President, Finance of the Service Providers will replace Bahir Manios as the Chief Financial Officer. Set forth below is biographical information for Messrs. Pollock, Manios, Krant, Vaughan, Kline and Ryan:

Sam Pollock. Sam is a Managing Partner of Brookfield Asset Management and Chief Executive Officer of the Service Providers. Sam has also been a director of TWC Enterprises since 2008. Since 2006, Sam has led Brookfield’s expansion into the infrastructure sector and is responsible for the formulation and execution of the operating and investment strategy for Brookfield’s infrastructure business. Sam joined Brookfield Asset Management in 1994 and, prior to his current role, was broadly responsible for Brookfield’s investment initiatives acting as Brookfield Asset Management’s Chief Investment Officer. Sam is a Chartered Professional Accountant and holds a business degree from Queen’s University.

Bahir Manios.    Bahir is a Managing Partner of Brookfield Asset Management and the Chief Financial Officer of the Service Providers, where he has overall responsibility for corporate finance, reporting, tax, treasury and investor relations activities. Bahir joined Brookfield in 2004 and began his career at one of the big-four accounting firms, where he worked in the assurance and business advisory practice. A graduate of the School of Business and Economics at Wilfrid Laurier University, he is a member of the Canadian Institute of Chartered Accountants.

David Krant. David is currently Senior Vice President, Finance of the Service Providers and will become Chief Financial Officer of the Service Providers, effective March 1, 2021. David has been with the Brookfield organization since 2012 and with Brookfield Infrastructure since 2015. In this time, he has performed a number of critical roles in a finance and operations capacity. Prior to joining Brookfield, David was in the Assurance and Advisory group at Ernst & Young LLP Toronto. David holds a CPA, CA designation and a Bachelor of Commerce (Hons) degree in finance and accounting, from the School of Business and Economics at Wilfrid Laurier University.

Ben Vaughan. Ben is a Managing Partner of Brookfield Asset Management and Chief Operating Officer of the Service Providers. Since joining Brookfield in 2001, Ben has helped achieve a track record of driving value in its portfolio companies through growth initiatives, increasing cash flows and mitigating risks. Prior to his current role, Ben held a series of executive positions within Brookfield’s Renewable Group, helping grow the business through organic development projects and building a scalable commercial and operating platform. In addition to his role in the renewable power business, Ben has lived in Brazil and played a key role in Brookfield’s investment activities across South America. Ben holds a Bachelor of Commerce degree from Queen’s University in Canada and is a Chartered Professional Accountant. He currently serves on several public and private portfolio company boards.

Aaron Kline. Aaron is a Managing Director of Brookfield and an officer of the Service Providers. Aaron has oversight responsibility for Brookfield Infrastructure’s corporate operations including leading the global tax function. Aaron joined Brookfield in 2009 and has held his current role since 2016. Prior to joining Brookfield, Aaron was with a global public accounting firm. Aaron holds a Bachelor of Business Administration from York University and is a Chartered Professional Accountant.

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Michael Ryan. Michael is a Managing Director and General Counsel of Brookfield Infrastructure and Corporate Secretary of the company. Michael joined Brookfield in 2010, following Brookfield’s acquisition of an Australian listed company where he served as General Counsel and Company Secretary since 2004. Prior to this role, he was an Associate at a large law firm. Michael holds degrees in International Business and Law from Griffith University. He also holds a Graduate Diploma in Applied Finance from the Securities Institute of Australia.

See also information contained in this annual report on Form 20-F under Item 6.C “Board Practices,” Item 3.D “Risk Factors—Risks Relating to our Relationship with Brookfield,” Item 6.A “Directors and Senior Management” and Item 7.B “Related Party Transactions.”

Our Master Services Agreement

Our company, like Brookfield Infrastructure, is externally managed by the Service Providers pursuant to the Master Services Agreement. There was no increase to the base management fee and incentive distribution fees paid by Brookfield Infrastructure to the Service Providers, following the completion of the special distribution, though our company is responsible for reimbursing Brookfield Infrastructure for our proportionate share of the base management fee. Our company’s proportionate share of the base management fee is calculated on the basis of the value of our company’s business relative to that of the partnership.

The following is a summary of certain provisions of the Master Services Agreement and is qualified in its entirety by reference to all of the provisions of the agreement. Because this description is only a summary of the Master Services Agreement, it does not necessarily contain all of the information that you may find useful. We therefore urge you to review the Master Services Agreement in its entirety. The Master Services Agreement is available electronically on EDGAR on the SEC’s website at www.sec.gov or on SEDAR at www.sedar.com.

Appointment of the Service Providers and Services Rendered

Under the Master Services Agreement, the Service Recipients have appointed the Service Providers, as the service providers, to provide the following services, or arrange for their provision by an appropriate service provider:

•

causing or supervising the carrying out of all day-to-day management, secretarial, accounting, banking, treasury, administrative, liaison, representative, regulatory and reporting functions and obligations;

•	establishing and maintaining or supervising the establishment and maintenance of books and records;

•

identifying, evaluating and recommending to the Service Recipients acquisitions or dispositions from time-to-time and, where requested to do so, assisting in negotiating the terms of such acquisitions or dispositions;

•

recommending and, where requested to do so, assisting in the raising of funds whether by way of debt, equity or otherwise, including the preparation, review or distribution of any prospectus or offering memorandum in respect thereof and assisting with communications support in connection therewith;

•	recommending to the Service Recipients suitable candidates to serve on the boards of directors or their equivalents of the operating entities;

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•	making recommendations with respect to the exercise of any voting rights to which the Service Recipients are entitled in respect of the operating entities;

•	making recommendations with respect to the payment of dividends or other distributions by the Service Recipients, including dividends by our company to shareholders;

•

monitoring and/or oversight of the applicable Service Recipient’s accountants, legal counsel and other accounting, financial or legal advisors and technical, commercial, marketing and other independent experts, and managing litigation in which a Service Recipient is sued or commencing litigation after consulting with, and subject to the approval of, the relevant board of directors or its equivalent;

•

attending to all matters necessary for any reorganization, bankruptcy proceedings, dissolution or winding up of a Service Recipient, subject to approval by the relevant board of directors or its equivalent;

•	supervising the timely calculation and payment of taxes payable, and the filing of all tax returns due, by each Service Recipient;

•

causing the Service Recipients’ annual consolidated financial statements and quarterly interim financial statements to be: (i) prepared in accordance with generally accepted accounting principles or other applicable accounting principles for review and audit at least to such extent and with such frequency as may be required by law or regulation; and (ii) submitted to the relevant board of directors or its equivalent for its prior approval;

•

making recommendations in relation to and effecting the entry into insurance of each Service Recipient’s assets, together with other insurances against other risks, including directors and officers insurance as the relevant service provider and the relevant board of directors or its equivalent may from time to time agree;

•	arranging for individuals to carry out the functions of principal executive, accounting and financial officers for our group only for purposes of applicable securities laws;

•	providing individuals to act as senior officers of Service Recipients as agreed from time-to-time, subject to the approval of the relevant board of directors or its equivalent;

•	advising the Service Recipients regarding the maintenance of compliance with applicable laws and other obligations; and

•	providing all such other services as may from time-to-time be agreed with the Service Recipients that are reasonably related to the Service Recipient’s day-to-day operations.

The Service Providers’ activities are subject to the supervision of the board of directors or equivalent governing body of each of the other Service Recipients, as applicable. The relevant governing body remains responsible for all investment and divestment decisions made by the Service Recipient.

Any Service Provider may, from time to time, appoint an affiliate of Brookfield to act as a new Service Provider under the Master Services Agreement, effective upon the execution of a joinder agreement by the new Service Provider.

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Management Fee

Pursuant to the Master Services Agreement, in exchange for the management services provided to our group by the Service Providers, Holding LP pays a quarterly base management fee to the Service Providers equal to 0.3125% (1.25% annually) of the market value of our group. We reimburse Brookfield Infrastructure for our proportionate share of such fee. The amount attributable to our company is based on weighted average units and shares outstanding after retroactively adjusting for the special distribution. For purposes of calculating the base management fee, the market value of Brookfield Infrastructure is equal to the aggregate value of all outstanding units on a fully-diluted basis, preferred units and securities of the other Service Recipients (including our exchangeable shares and the exchangeable limited partnership units issued by Exchange LP in connection with Brookfield Infrastructure’s acquisition of an effective 30% interest in Enercare) that are not held by Brookfield Infrastructure, plus all outstanding third party debt with recourse to a Service Recipient, less all cash held by such entities. Brookfield Infrastructure Special GP, a subsidiary of Brookfield, also receives incentive distributions based on the amount by which quarterly distributions on Holding LP units (other than Holding LP Class A Preferred Units), as well as economically equivalent securities of the other Service Recipients, including our company, exceed specified target levels as set forth in Holding LP’s limited partnership agreement, which specified target levels were amended in connection with the special distribution.

The table below sets forth the management fees for the years ended December 31, 2020, 2019 and 2018, respectively, all of which were paid by Holding LP.

	For the year ended December 31,
US$ MILLIONS	2020	2019	2018
Base management fee	$30	$30	$24

To the extent that under any other arrangement we are obligated to pay a base management fee (directly or indirectly through an equivalent arrangement) to the Service Providers (or any affiliate) on a portion of our capital that is comparable to the base management fee, the base management fee payable for each quarter in respect thereof will be reduced on a dollar for dollar basis by our proportionate share of the comparable base management fee (or equivalent amount) under such other arrangement for that quarter.

Reimbursement of Expenses and Certain Taxes

The Service Recipients, including our company, also reimburse the Service Providers for any out-of-pocket fees, costs and expenses incurred in the provision of the management and administration services. However, the Service Recipients are not required to reimburse the Service Providers for the salaries and other remuneration of their management, personnel or support staff who carry out any services or functions for such Service Recipients or overhead for such persons.

The relevant Service Recipient is required to pay the Service Providers all other out-of-pocket fees, costs and expenses incurred in connection with the provision of the services including those of any third party and to reimburse the Service Providers for any such fees, costs and expenses. Such out-of-pocket fees, costs and expenses include, among other things, (i) fees, costs and expenses relating to any debt or equity financing; (ii) out-of-pocket fees, costs and expenses incurred in connection with the general administration of any Service Recipient; (iii) taxes, licenses and other statutory fees or penalties levied against or in respect of a Service Recipient; (iv) amounts owed under indemnification, contribution or similar arrangements; (v) fees, costs and expenses relating to our financial reporting, regulatory filings and investor relations and the fees, costs and expenses of agents, advisors and other persons who provide services to or on behalf of a Service Recipient; and (vi) any other fees, costs and expenses incurred by the Service Providers that are reasonably necessary for the performance by the Service Providers of its duties and functions under the Master Services Agreement.

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In addition, the Service Recipients are required to pay all fees, costs and expenses incurred in connection with the investigation, acquisition, holding or disposal of any acquisition that is made or that is proposed to be made by us. Where the acquisition or proposed acquisition involves a joint acquisition that is made alongside one or more other persons, the Service Providers will be required to allocate such fees, costs and expenses in proportion to the notional amount of the acquisition made (or that would have been made in the case of an unconsummated acquisition) among all joint investors. Such additional fees, expenses and costs represent out-of-pocket costs associated with investment activities that are undertaken pursuant to the Master Services Agreement.

The Service Recipients are also required to pay or reimburse the Service Provider for all sales, use, value added, withholding or other taxes or customs duties or other governmental charges levied or imposed by reason of the Master Services Agreement or any agreement it contemplates, other than income taxes, corporation taxes, capital taxes or other similar taxes payable by the Service Providers, which are personal to the Service Providers.

Termination

The Master Services Agreement has no fixed term. However, the Service Recipients may terminate the Master Services Agreement upon 30 days’ prior written notice of termination from the partnership’s general partner to the Service Providers if any of the following occurs:

•

the Service Providers default in the performance or observance of any material term, condition or covenant contained in the agreement in a manner that results in material harm to the Service Recipients and the default continues unremedied for a period of 30 days after written notice of the breach is given to the Service Providers;

•	the Service Providers engage in any act of fraud, misappropriation of funds or embezzlement against any Service Recipient that results in material harm to the Service Recipients;

•	the Service Providers are grossly negligent in the performance of its duties under the agreement and such negligence results in material harm to the Service Recipients; or

•	certain events relating to the bankruptcy or insolvency of the Service Providers.

The Service Recipients have no right to terminate for any other reason, including if the Service Providers or Brookfield experiences a change of control. The Master Services Agreement may only be terminated with the prior unanimous approval of the partnership’s general partner’s independent directors. The Master Services Agreement expressly provides that the agreement may not be terminated by the partnership’s general partner due solely to the poor performance or the underperformance of any of our group’s operations.

The Service Providers may terminate the Master Services Agreement upon 30 days’ prior written notice of termination to the partnership’s general partner if any Service Recipient defaults in the performance or observance of any material term, condition or covenant contained in the agreement in a manner that results in material harm and the default continues unremedied for a period of 30 days after written notice of the breach is given to the Service Recipient. The Service Providers may also terminate the Master Services Agreement upon the occurrence of certain events relating to the bankruptcy or insolvency of our company.

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If the Master Services Agreement is terminated, the Licensing Agreement, the Relationship Agreement and any of Brookfield’s obligations under the Relationship Agreement would also terminate. See Item 7.B “Related Party Transactions - Relationship with Brookfield — Licensing Agreement” and Item 7.B “Related Party Transactions - Relationship with Brookfield — Relationship Agreement” for further details.

Indemnification and Limitations on Liability

Under the Master Services Agreement, the Service Providers have not assumed and will not assume any responsibility other than to provide or arrange for the provision of the services called for thereunder in good faith and will not be responsible for any action that the Service Recipients take in following or declining to follow the advice or recommendations of the Service Providers. The maximum amount of the aggregate liability of the Service Providers or any of their affiliates, or of any director, officer, employee, contractor, agent, advisor or other representative of the Service Providers or any of their affiliates, will be equal to the base management fee previously paid by the Service Recipients in the two most recent calendar years pursuant to the Master Services Agreement. The Service Recipients have also agreed to indemnify each of the Service Providers, Brookfield and their directors, officers, agents, members, partners, shareholders and employees to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) incurred by an indemnified person or threatened in connection with our respective businesses, investments and activities or in respect of or arising from the Master Services Agreement or the services provided by the Service Providers, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under the Master Services Agreement, to the fullest extent permitted by law, the indemnified persons will not be liable to the Service Recipients except for conduct that involved bad faith, fraud, willful misconduct, gross negligence or in the case of a criminal matter, action that the indemnified person knew to have been unlawful.

Outside Activities

The Master Services Agreement does not prohibit the Service Providers or its affiliates from pursuing other business activities or providing services to third parties that compete directly or indirectly with us.

6.B    COMPENSATION

Compensation

Except for the sole non-overlapping director, the directors of our company also serve as directors of the general partner of the partnership. For the year ended December 31, 2020, each overlapping director received an annual retainer of $15,000 for their service on our company’s board and committees, and reimbursement of expenses incurred in attending meetings. In addition, those directors received an annual retainer of $125,000 for serving on the board of the general partner of the partnership. The members of the audit committee, including the chair of the audit committee, received an additional $10,000 per year for serving in such positions. The chair of the audit committee also received $20,000 for serving as the chair of the audit committee of the general partner of the partnership (no additional amount is paid for serving as our audit committee chair). Directors who are not independent due to their employment with Brookfield received no fees for their services on the board of our company or the general partner of the partnership.

For the year ended December 31, 2020, the non-overlapping director who did not serve as a director of the general partner of the partnership received an annual retainer of $140,000 for his service on our company’s board and committees, and reimbursement of expenses incurred in attending meetings.

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In coordination with the partnership, the nominating and governance committee periodically reviews board compensation in relation to its peers and other similarly-sized companies and is responsible for approving changes in compensation for non-employee directors.

Our company does not have any employees, other than employees of our operating subsidiaries. Our operating subsidiaries currently employ approximately 1,700 individuals within the U.K. and Brazil. We have entered into a Master Services Agreement with the Service Providers pursuant to which the Service Providers provide or arrange for other service providers to provide day-to-day management and administrative services for our company and the other Service Recipients.

Members of Brookfield’s senior management and other individuals from Brookfield’s global affiliates are drawn upon to fulfill obligations under the Master Service Agreement. However, these individuals are not compensated by our company. Instead, they are compensated by Brookfield.

6.C    BOARD PRACTICES

Board Structure, Practices and Committees

The structure, practices and committees of our company’s board of directors, including matters relating to the size, independence and composition of the board of directors, the election and removal of directors, requirements relating to board action and the powers delegated to board committees, are governed by our company’s articles. Our company’s board is responsible for exercising the management, control, power and authority of our company except as required by applicable law or the articles. The following is a summary of certain provisions of those articles and policies that affect our company’s governance.

Size, Independence and Composition of the Board of Directors

Our board of directors is currently set at seven directors. Our board may consist of between three (3) and eleven (11) directors or such other number of directors as may be determined from time-to-time by a resolution of our company’s shareholders and subject to its articles. At least three (3) directors and at least a majority of the directors holding office must be independent of our company and Brookfield, as determined by the full board of directors using the standards for independence established by the NYSE. Our board mirrors the board of the general partner of the partnership, except that there is one additional non-overlapping board member who assists us with, among other things, resolving any conflicts of interest that may arise from our relationship with Brookfield Infrastructure. John Fees currently serves as the non-overlapping member of our board of directors. Mr. Fees served on the board of directors of the general partner of the partnership since April 22, 2013 and resigned from such board of directors shortly prior to the completion of the special distribution. Until March 31, 2021, if our company considers a related party transaction in which the partnership is an interested party within the meaning of MI 61-101, Mr. Fees will not be considered an independent director under MI 61-101 for purposes of serving on a special committee to consider such transaction.

If the death, resignation or removal of an independent director results in the board of directors consisting of less than a majority of independent directors, the vacancy must be filled promptly. Pending the filling of such vacancy, the board of directors may temporarily consist of less than a majority of independent directors and those directors who do not meet the standards for independence may continue to hold office.

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Election and Removal of Directors

Our company’s board is appointed by its shareholders and each of its current directors will serve until the close of the next annual meeting of shareholders of our company or his or her death, resignation or removal from office, whichever occurs first. Vacancies on the board of directors may be filled and additional directors may be added by a resolution of our company’s shareholders or a vote of the directors then in office. A director may be removed from office by a resolution duly passed by our company’s shareholders or, if the director has been absent without leave from three consecutive meetings of the board of directors, by a written resolution requesting resignation signed by all other directors then holding office. A director will be automatically removed from the board of directors if he or she becomes bankrupt, insolvent or suspends payments to his or her creditors or becomes prohibited by law from acting as a director. Brookfield Infrastructure, through its ownership of class B shares, has a 75% voting interest in our company and is able to control the election and removal of directors serving on our board. See Item 3.D “Risk Factors — Risks Relating to Our Relationship with Brookfield — Brookfield exercises substantial influence over our group and we are highly dependent on the Service Providers”.

Term Limits and Board Renewal

Our nominating and governance committee reviews and assesses the qualifications of candidates to join our board with the goal, among other things, of reflecting a balance between the experience that comes with longevity of service on our board and the need for renewal and fresh perspectives.

Our board does not have a mandatory age for the retirement of directors and there are no term limits nor any other mechanisms in place that operate to compel board turnover. While we believe that mandatory retirement ages, director term limits and other board turnover mechanisms are overly prescriptive, periodically adding new voices to our board can help us adapt to a changing business environment.

As such, the nominating and governance committee reviews the composition of our board on a regular basis in relation to approved director criteria and skill requirements and recommends changes as appropriate.

Board of Directors, Committees and Director Evaluation

Our board believes that a regular and formal process of evaluation improves the performance of our board as a whole, its committees and individual directors. Each year, a survey is sent to directors regarding the effectiveness of our board and its committees, inviting comments and suggestions on areas for improvement. The results of this survey are reviewed by the nominating and governance committee, which makes recommendations to our board as required. Each director also receives a list of questions for completing a self-assessment. The chair of our board also holds private interviews with each director annually to discuss the operations of our board and its committees and to provide any feedback on the individual director’s contributions.

Action by the Board of Directors

Our board of directors may take action in a duly convened meeting at which a quorum is present or by a written resolution signed by all directors then holding office. Our board of directors holds a minimum of four meetings per year. When action is to be taken at a meeting of the board of directors, the affirmative vote of a majority of the votes cast is required for any action to be taken.

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Transactions Requiring Approval by Independent Directors

Our company’s independent directors have approved a conflicts protocol which addresses the approval and other requirements for transactions in which there is greater potential for a conflict of interest to arise. These transactions include:

•	any material amendment to the Master Services Agreement;

•

any material service agreement or other arrangement pursuant to which Brookfield will be paid a fee, or other consideration other than any agreement or arrangement contemplated by the Master Services Agreement;

•	acquisitions by us from, and dispositions by us to, Brookfield;

•	approval of the protocol governing the allocation of employees between our company and the Service Providers;

•	any other material transaction involving us and Brookfield; and

•	termination of, or any determinations regarding indemnification under, the Master Services Agreement.

Our conflicts protocol requires certain transactions including those described above to be approved by a majority of our company’s independent directors. Pursuant to our conflicts protocol, independent directors may grant approvals for any such transactions in the form of general guidelines, policies or procedures in which case no further special approval will be required in connection with a particular transaction or matter permitted thereby.

Transactions in which a Director has an Interest

A director who directly or indirectly has an interest in a contract, transaction or arrangement with our company or certain of our affiliates is required to disclose the nature of his or her interest to the full board of directors. Such disclosure may take the form of a general notice given to the board of directors to the effect that the director has an interest in a specified company or firm and is to be regarded as interested in any contract, transaction or arrangement which may after the date of the notice be made with that company or firm or its affiliates. A director may participate in any meeting called to discuss or any vote called to approve the transaction in which the director has an interest and any transaction approved by the board of directors will not be void or voidable solely because the director was present at or participates in the meeting in which the approval was given provided that the board of directors or a board committee authorizes the transaction in good faith after the director’s interest has been disclosed or the transaction is fair to our company at the time it is approved.

Transactions Requiring Shareholder Approval

Shareholders have consent rights with respect to certain fundamental matters and on any other matters that require their approval in accordance with applicable corporate laws, securities laws and stock exchanges rules.

Service Contracts

There are no service contracts with directors that provide benefit upon termination of employment.

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Director Share Ownership Requirements

We believe that directors of our company can better represent our shareholders if they have economic exposure to our company themselves. We expect that directors of our company hold sufficient exchangeable shares and/or units such that the acquisition costs of our exchangeable shares and/or units held by such directors is equal to at least two times their annual retainer, as determined by our board from time to time. Directors of our company are required to meet this requirement within five years of their date of appointment.

Audit Committee

Our company’s board is required to establish and maintain at all times an audit committee that operates pursuant to a written charter. The audit committee is required to consist solely of independent directors and each member must be financially literate and there will be at least one member designated as an audit committee financial expert. The audit committee is responsible for assisting and advising our company’s board with matters relating to:

•	our accounting and financial reporting processes;

•	the integrity and audits of our financial statements;

•	our compliance with legal and regulatory requirements; and

•	the qualifications, performance and independence of our independent accountants.

The audit committee is also responsible for engaging our independent accountants, reviewing the plans and results of each audit engagement with our independent accountants, approving professional services provided by our independent accountants, considering the range of audit and non-audit fees charged by our independent accountants and reviewing the adequacy of our internal accounting controls.

Our board has adopted a written policy on auditor independence, or the pre-approval policy. Under the pre-approval policy, except in very limited circumstances, all audit and permitted non-audit services are required to be pre-approved by the audit committee. The pre-approval policy prohibits the auditors from providing the following types of non-audit services:

•	bookkeeping or other services related to our company’s accounting records or financial statements;

•	appraisal or valuation services or fairness opinions;

•	actuarial services;

•	management functions or human resources;

•	legal services and expert services unrelated to the audit;

•	internal audit outsourcing;

•	financial information systems design and implementation; and

•	certain tax services.

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The pre-approval policy permits the auditors to provide other types of non-audit services, but only if approved in advance by the audit committee, subject to limited exceptions. The pre-approval policy also addresses issues relating to the disclosure of fees paid to the auditors.

Our audit committee consists solely of independent directors, each of whom are persons determined by our company to be financially literate within the meaning of National Instrument 52-110 – Audit Committees. Each of the audit committee members has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by our company’s financial statements.

Our audit committee charter is filed as Exhibit 15.1 with this annual report on Form 20-F.

Nominating and Governance Committee

Our company’s board is required to establish and maintain at all times a nominating and governance committee that operates pursuant to a written charter. The nominating and governance committee is required to consist of a majority of independent directors.

The nominating and governance committee is responsible for recommending the appointment by the sitting directors of a person to the office of director and for recommending a slate of nominees for election as directors by our company’s shareholders. The nominating and governance committee is also responsible for assisting and advising our company’s board with respect to matters relating to the general operation of our board, the governance of our company and the performance of its board and individual directors. The nominating and governance committee is also responsible for reviewing and making recommendations to the board of directors of our company concerning the remuneration of directors and committee members and supervising any changes in the fees to be paid pursuant to the Master Services Agreement.

Indemnification and Limitations on Liability

Articles

Under our articles, our company is required to indemnify, to the fullest extent permitted by law, among other persons, its affiliates, directors, officers, shareholders and employees against any and all losses, claims, damages, liabilities, costs or expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements, or other amounts arising from any and all claims, demands, actions, suits or proceedings, incurred by an indemnified person in connection with our company’s operations and activities or in respect of or arising from their holding such positions, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful.

Insurance

Our company has the benefit of insurance coverage under which the directors of our company are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors by reason of any acts or omissions covered under the policy in their respective capacities as directors of our company, including certain liabilities under securities laws.

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6.D    EMPLOYEES

Our group does not employ any of the individuals who carry out the management and other non-operational activities of our group. Our operating subsidiaries currently employ approximately 1,700 individuals within the U.K. and Brazil. The personnel that carry out these activities are employees of Brookfield, and their services are provided to our group or for our benefit under our Master Services Agreement. For a discussion of the individuals from Brookfield’s management team that are involved in our business, see Item 6.A “Directors and Senior Management—Our Management.”

6.E    SHARE OWNERSHIP

The current directors of our company together beneficially own less than 1% of the exchangeable shares.

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ITEM 7. MAJOR	SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

7.A    MAJOR SHAREHOLDERS

The following table presents information regarding the beneficial ownership of our exchangeable shares by each person or entity that beneficially own 5% or more of our exchangeable shares. The exchangeable shares held by our principal shareholders do not entitle such shareholders to different voting rights than those of other holders of our exchangeable shares. However, the exchangeable shares and the class B shares have different voting rights. Holders of exchangeable shares hold a 25% voting interest in our company and holders of the class B shares hold a 75% voting interest in our company. See Item 10.B “Description of Our Share Capital — Exchangeable Shares — Voting” and Item 10.B “Description of Our Share Capital — Class B Shares — Voting”.

	Shares Outstanding
Name and Address	Shares Owned(1)		Percentage(2)
Brookfield Asset Management Inc.(3)	8,675,193	(3)	19.3	%(3)
Partners Limited(4)	8,679,426	(4)	19.3	%(4)

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Exchangeable shares relating to securities currently exercisable or exercisable within sixty (60) days of the date of this table are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

(2)	The percentages shown are based on 44,960,449 exchangeable shares issued and outstanding as of December 31, 2020.
(3)

Brookfield may be deemed to be the beneficial owner of 8,675,193 exchangeable shares that it holds through wholly-owned subsidiaries. The business address of Brookfield is Brookfield Place, 181 Bay Street, Suite 300, Toronto, Ontario M5J 2T3.

(4)

Partners Limited (“Partners”) is a corporation whose principal business mandate is to hold shares of Brookfield, directly or indirectly, for the long-term. The business address of Partners Limited is Brookfield Place, 181 Bay Street, Suite 300, Toronto, Ontario M5J 2T3. Partners holds 85,120 Class B limited voting shares of Brookfield (the “BAM Class B Shares”), representing 100% of such shares, and 1,343,802 Class A limited voting shares of Brookfield (“BAM Class A Shares”), representing approximately 0.1% of such shares. The BAM Class B Shares entitle Partners to appoint one half of the board of directors of Brookfield. Partners may be deemed to be the beneficial owner of all exchangeable shares beneficially held by Brookfield. Partners may be deemed to have the power (together with Brookfield) to vote or direct the vote of the exchangeable shares beneficially owned by it or to dispose of such shares other than 4,233 exchangeable shares with respect to which it has sole voting and investment power. On May 14, 2020, Brookfield announced that the BAM Class B Shares will be transferred from Partners to a trust (the “Trust”). The beneficial interests in the Trust, and the voting interests in its trustee (the “Trustee”), will be held in equal parts by three entities. The Trustee will vote the BAM Class B Shares with no single individual or entity controlling the Trust. Implementation of this arrangement is subject to customary consents and regulatory approvals currently being obtained, following which the BAM Class B Shares will be transferred from Partners to the Trust for consideration per share equal to the then current market price of a BAM Class A Share.

Brookfield Infrastructure holds all of the class B shares, having a 75% voting interest in our company, and class C shares of our company, which entitle the partnership to all of the residual value in our company after payment in full of the amount due to holders of exchangeable shares and class B shares and subject to the prior rights of holders of preferred shares. Together, Brookfield and Brookfield Infrastructure hold an approximate 80% voting interest in our company.

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7.B    RELATED PARTY TRANSACTIONS

RELATIONSHIP WITH BROOKFIELD

Brookfield is a leading global alternative asset manager with approximately $600 billion of assets under management across real estate, infrastructure, renewable power, private equity and credit. Brookfield is listed on the NYSE under the symbol “BAM” and on the TSX under the symbol “BAM.A”.

Brookfield believes its operating experience is an essential differentiating factor in its past ability to generate significant risk-adjusted returns. In addition, Brookfield has demonstrated particular expertise in sourcing and executing large-scale, multifaceted transactions across a wide spectrum of sectors and geographies.

As a global alternative asset manager, Brookfield brings a strong and proven corporate platform supporting legal, tax, operations oversight, investor reporting, portfolio administration and other client services functions. Brookfield’s management team is multi-disciplinary, comprising investment and operations professionals, each with significant expertise in evaluating and executing acquisition opportunities on behalf of itself and institutional investors.

We are an affiliate of Brookfield. Our group has entered into a number of agreements and arrangements with Brookfield in order to enable the partnership and our company to be established as separate entities and pursue our group’s vision of being a leading owner and operator of high quality infrastructure assets. While we believe that this ongoing relationship with Brookfield provides our group and Brookfield Infrastructure with a strong competitive advantage as well as access to opportunities that would otherwise not be available to us, we operate very differently from an independent, stand-alone entity. We describe below these relationships as well as potential conflicts of interest (and the methods for resolving them) and other material considerations arising from our relationship with Brookfield.

See also the information contained in this annual report on Form 20-F under Item 3.D “Risk Factors—Risks Relating to our Relationship with Brookfield,” Item 4.C “Organizational Structure,” Item 6.A “Directors and Senior Management”, Item 7.A “Major Shareholders” and Note 19, “Related Party Transactions” in our financial statements included in this annual report on Form 20-F.

Relationship Agreement

Brookfield Infrastructure, the Service Providers and Brookfield have entered into an agreement, referred to as the Relationship Agreement, which governs aspects of the relationship among them. Our company, being a controlled subsidiary of the partnership, is automatically entitled to the benefits and subject to certain obligations under the Relationship Agreement. Pursuant to the Relationship Agreement, Brookfield has agreed that our group serve as the primary (though not exclusive) vehicle through which Brookfield makes future infrastructure related acquisitions that are suitable for our group’s strategy and objectives. Our group’s acquisition strategy focuses on large scale transactions, for which our group believes there is less competition and where Brookfield has sufficient influence or control so that our operations-oriented approach can be deployed to create value. Due to similar asset characteristics and capital requirements our group believes that the infrastructure industry will evolve like the real estate industry in which assets are commonly owned through consortiums and partnerships of institutional equity investors and owner/operators such as ourselves. Accordingly, an integral part of our group’s strategy is to participate with institutional investors in Brookfield-sponsored or co-sponsored consortiums for single asset acquisitions and as a partner in or alongside Brookfield-sponsored or co-sponsored partnerships that target acquisitions that suit our group’s profile. Brookfield has a strong track record of leading such consortiums and partnerships and actively managing underlying assets to improve performance. Brookfield agreed that it will not sponsor such arrangements that are suitable for us in the infrastructure sector unless our group is given an opportunity to participate.

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Brookfield’s commitment to our group and our ability to take advantage of opportunities is subject to a number of inherent limitations such as our financial capacity, the suitability of the acquisition in terms of the underlying asset characteristics and its fit with our strategy, limitations arising from the tax and regulatory regimes that govern our affairs and certain other restrictions. See above under Item 3.D “Risk Factors — Risks Relating to Our Group’s Relationship with Brookfield”.

Under the terms of the Relationship Agreement, Brookfield Infrastructure acknowledges and agrees that, subject to providing our group the opportunity to participate on the basis described above, Brookfield (including its directors, officers, agents, members, partners, shareholders and employees) is able to pursue other business activities and provide services to third parties that compete directly or indirectly with our group. In addition, Brookfield has established or advised, and may continue to establish or advise, other entities that rely on the diligence, skill and business contacts of Brookfield’s professionals and the information and acquisition opportunities they generate during the normal course of their activities. Brookfield Infrastructure acknowledges and agrees that some of these entities may have objectives that overlap with our group’s objectives or may acquire infrastructure assets or businesses that could be considered appropriate acquisitions for our group, and that Brookfield may have greater financial incentives to assist those other entities over us. Due to the foregoing, our group expects to compete from time-to-time with Brookfield or other third parties for access to the benefits that we expect to realize from Brookfield’s involvement in our business.

Since Brookfield has large, well established operations in real estate, timberlands and renewable power that are separate from our group, Brookfield will not be obligated to provide our group with any opportunities in these sectors. In addition, since Brookfield has granted an affiliate the right to act as the exclusive vehicle for Brookfield’s timberland acquisitions in Eastern Canada and the Northeastern United States, our group will not be entitled to participate in timberland acquisitions in those geographic regions. Brookfield has also appointed an affiliate as its primary vehicle through which Brookfield will acquire renewable power assets on a global basis. In the event of the termination of the Master Services Agreement, the Relationship Agreement would also terminate, including Brookfield’s commitments to provide us with acquisition opportunities, as described above. Our company is not entitled to terminate the Master Services Agreement or the Relationship Agreement.

Pursuant to the Relationship Agreement, Brookfield has also agreed that any voting rights with respect to any operating entity that are held by entities over which it has control will be:

•	voted in favor of the election of a director (or its equivalent) approved by the entity through which our group’s interest in the relevant entity is held;

•

withheld from voting for (or voted against, if applicable) the election of a director (or its equivalent) not approved by the entity through which our group’s interest in the relevant entity is held; and

•

voted in accordance with the direction of the entity through which our group’s interest in the relevant entity is held with respect to the approval or rejection of the following matters relating to the operating entity, as applicable: (i) any sale of all or substantially all of its assets, (ii) any merger, amalgamation, consolidation, business combination or other material corporate transaction, except in connection with any internal reorganization that does not result in a change of control, (iii) any plan or proposal for a complete or partial liquidation or dissolution, or any reorganization or any case, proceeding or action seeking relief under any existing laws or future laws relating to bankruptcy or insolvency, (iv) any issuance of shares, units or other securities, including debt securities, or (v) any commitment or agreement to do any of the foregoing.

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For these purposes, the relevant entity may maintain, from time-to-time, an approved slate of nominees or provide direction with respect to the approval or rejection of any matter in the form of general guidelines, policies or procedures in which case no further approval or direction will be required. Any such general guidelines, policies or procedures may be modified by the relevant entity in its discretion.

Under the Relationship Agreement, Brookfield Infrastructure has agreed that none of Brookfield or the Service Providers, nor any director, officer, agent, member, partner, shareholder or employee of Brookfield or the Service Providers, will be liable to our group for any claims, liabilities, losses, damages, costs or expenses (including legal fees) arising in connection with the business, investments and activities in respect of or arising from the Relationship Agreement. The maximum amount of the aggregate liability of Brookfield, or of any director, officer, employee, contractor, agent, advisor or other representative of Brookfield, will be equal to the amounts previously paid in the two most recent calendar years by the Service Recipients pursuant to the Master Services Agreement.

Management Services

The Service Providers currently provide to Brookfield Infrastructure and our company management services pursuant to the Master Services Agreement. See Item 6.A “Directors and Senior Management - Our Master Services Agreement”. In addition, Brookfield and its affiliates also provide management services to certain of our group’s operating subsidiaries, including NTS. To the extent that under these or any other arrangements our group is obligated to pay a base management fee (directly or indirectly through an equivalent arrangement) to the Service Providers (or any affiliate) on a portion of our capital that is comparable to the base management fee, the base management fee payable for each quarter in respect thereof will be reduced on a dollar-for-dollar basis by our proportionate share of the comparable base management fee (or equivalent amount) under such other arrangement for that quarter.

Other Services and Arrangements

Brookfield may provide to our company services which are outside the scope of the Master Services Agreement under arrangements that are on market terms and conditions and pursuant to which Brookfield will receive fees. The services provided under these arrangements include financial advisory, operations and maintenance, development, operations management and other services. Pursuant to our conflict of interest guidelines, those arrangements may require prior approval by a majority of the independent directors, which may be granted in the form of general guidelines, policies or procedures. See below under Item 7.B “Related Party Transactions - Relationship with Brookfield — Conflicts of Interest and Fiduciary Duties”.

Rights Agreement

Brookfield entered into the Rights Agreement with the rights agent pursuant to which Brookfield has agreed that, until March 31, 2025, upon an exchange of exchangeable shares, if our company has not satisfied its obligation under our articles by delivering the unit amount or its cash equivalent amount (or the partnership has not exercised its call right), Brookfield will satisfy, or cause to be satisfied, the obligations pursuant to our articles to exchange such exchangeable shares for the unit amount or its cash equivalent. Brookfield currently intends to satisfy any exchange requests on the exchangeable shares through the delivery of units rather than cash. The below is a summary of the key terms of the Rights Agreement.

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Appointment of Rights Agent; Term.

The rights agent has agreed to act as the rights agent for the holders, as a class and not individually, of the exchangeable shares. Pursuant to and subject to the terms and conditions set forth in our articles, a holder of exchangeable shares may request to exchange each exchangeable share, or subject exchangeable share, for one unit per exchangeable share held, subject to adjustment to reflect certain capital events or its cash equivalent (the form of payment to be determined at the election of our group) — see Item 10.B “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events” below. Upon receipt of a notice of exchange, our company shall, within ten (10) business days after the date that the notice of exchange is received by our transfer agent, or the specified exchange date, deliver to the tendering holder of exchangeable shares, such unit or cash amount. Pursuant to the Rights Agreement, Brookfield has agreed that, in the event that, on the applicable specified exchange date with respect to any subject exchangeable shares, (i) our company has not satisfied its obligation under our articles by delivering the unit or cash amount and (ii) the partnership has not, upon its election in its sole and absolute discretion, acquired such subject exchangeable share from the holder thereof and delivered the unit or cash amount, Brookfield will satisfy, or cause to be satisfied, the obligations pursuant to our articles to exchange such subject exchangeable shares for the unit amount or the cash amount. The holders of exchangeable shares have a right to receive the unit amount or the cash amount in such circumstances, which we refer to as the secondary exchange rights.

The secondary exchange rights are a part of the terms of the exchangeable shares and may not be evidenced, transferred or assigned separate or apart from the exchangeable shares.

This Rights Agreement will terminate on March 31, 2025, unless otherwise terminated pursuant to its terms as described below.

Satisfaction of Secondary Exchange Rights.

In accordance with the Rights Agreement, Brookfield has agreed to satisfy, or cause to be satisfied, the obligations with respect to the secondary exchange rights contained in our articles. The rights agent established a collateral account, and Brookfield contributed an amount of cash or securities in accordance with the Rights Agreement (as further described below) in order to enable the rights agent to exchange subject exchangeable shares for the cash amount or the unit amount in accordance with the Rights Agreement.

In accordance with our articles, our company is required to deliver a notice (“company notice”) to the rights agent and Brookfield on the specified exchange date if the conditions to the exercise of the secondary exchange rights with respect to any subject exchangeable shares have been satisfied. The company notice must set forth the unit amount and the cash amount for such subject exchangeable shares and any necessary wire transfer or other delivery instructions. Brookfield may provide notice to the rights agent by the business day immediately following receipt of the company notice, providing that Brookfield has elected, in Brookfield’s sole discretion, to fund the cash amount. If the rights agent has not received such notice from Brookfield, the rights agent must exchange the subject exchangeable shares for a number of units held in the collateral account equal to the unit amount and promptly, and in any event within two (2) business days, deliver such units from the collateral account to the holder of the subject exchangeable shares. If there are not enough units in the collateral account to satisfy the unit amount with respect to one or more of such subject exchangeable shares, the rights agent will exchange such subject exchangeable shares for an amount of cash from the collateral account equal to the cash amount and promptly, and in any event within two (2) business days, deliver the cash amount to the holder of the subject exchangeable shares.

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If the holder of subject exchangeable shares has not received the units amount or the cash amount by the specified exchange date, the holder of subject exchangeable shares may deliver, or cause to be delivered, a notice, or the exchanging exchangeable shareholder notice, to the rights agent and Brookfield. The exchanging exchangeable shareholder notice must set forth the number of such subject exchangeable shares and any necessary wire transfer or other delivery instructions. On the next business day following receipt of the exchanging exchangeable shareholder notice, Brookfield will provide notice to the rights agent (i) setting forth the unit amount and the cash amount for such subject exchangeable shares and (ii) either (a) providing that Brookfield has elected, in Brookfield’s sole discretion, to fund the cash amount or (b) instructing the rights agent to exchange each subject exchangeable share. Brookfield is not obligated to deliver such notice if it has determined in good faith that the conditions to the exercise of the secondary exchange right have not been satisfied. On or prior to the second business day following receipt by the rights agent of such instruction by Brookfield, the exchanging exchangeable shareholder notice and the subject exchangeable shares, the rights agent will exchange such subject exchangeable shares for the unit amount from the collateral account or, if there are not enough units in the collateral account, for the cash amount from the collateral account.

With respect to any exchange of subject exchangeable shares, Brookfield may elect to instruct the rights agent to exchange the subject exchangeable shares for the cash amount. If Brookfield makes such an election and there is not a sufficient amount of cash in the collateral account, Brookfield must deposit the required amount into the collateral account simultaneously with such election.

In connection with the exercise by a holder of the secondary exchange right with respect to any subject exchangeable shares held through the DTC, such holder will deliver to the rights agent such subject exchangeable shares pursuant to DTC’s applicable procedures. In addition, such holder will deliver to the rights agent via email on the business day prior to delivery of such subject exchangeable shares a copy of the exchanging exchangeable shareholder notice, if applicable.

Receipt of Subject Exchangeable Shares; Withholding.

Holders of subject exchangeable shares will deliver such shares free and clear of all liens, claims and encumbrances, and should any such liens, claims and encumbrances exist with respect to such subject exchangeable shares, the holder of such subject exchangeable shares will not be entitled to exercise its secondary exchange rights with respect to such shares. Each holder of subject exchangeable shares will pay to Brookfield the amount of any tax withholding due upon the exchange of such shares and, in the event Brookfield elects to acquire some or all of the subject exchangeable shares in exchange for the cash amount, will authorize Brookfield to retain a portion of the cash amount to satisfy tax withholding obligations. If Brookfield elects to acquire some or all of the subject exchangeable shares in exchange for the unit amount, Brookfield may elect to either satisfy the amount of any tax withholding by retaining units with a fair market value equal to the amount of such obligation, or satisfy such tax withholding obligation using amounts paid by Brookfield, which amounts will be treated as a loan by Brookfield to the holder of the subject exchangeable shares, in each case, unless the holder, at the holder’s election, has made arrangements to pay the amount of any such tax withholding.

Units Record Date.

Each former holder of subject exchangeable shares who receives the unit amount will be deemed to have become the owner of the units as of the date upon which such subject exchangeable shares are duly surrendered in accordance with the Rights Agreement.

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Collateral Account.

Brookfield has established a non-interest bearing trust account administered by the rights agent, or the collateral account. In accordance with the terms of the Rights Agreement, Brookfield will ensure that the aggregate of (i) the units in or issuable pursuant to any convertible securities in the collateral account, or the collateral account unit balance, and (ii) the number of units equal to the aggregate amount of cash in the collateral account divided by the value of a unit, or the collateral cash balance and, together with the collateral account unit balance, the collateral account balance, will at all times be equal to or exceed the number of units that is equal to the product of the total number of exchangeable shares outstanding (excluding those owned by Brookfield or its affiliates) multiplied by the conversion factor in accordance with our articles, or the required collateral account balance.

If the collateral account balance is at any time less than the required collateral account balance, Brookfield will, within two (2) business days, cause to be deposited into the collateral account either (i) a number of units or any security convertible into or redeemable for units (other than exchangeable shares), or the unit convertibles, or (ii) an amount of cash or cash equivalents, in each case in an amount necessary to cause the collateral account balance to be at least equal to the required collateral account balance. To the extent that conversion or redemption of a unit convertible results in the imposition of any fees, payments, premiums or penalties, such fees, payments, premiums or penalties will be borne by Brookfield or its affiliates, and must either be satisfied directly by Brookfield or such affiliates or will be deemed to reduce the collateral account balance. Brookfield must keep the rights agent informed of the collateral account balance and the required collateral account balance in writing on a regular basis, and must inform the rights agent in writing within two (2) business days of any change in the collateral account balance or the required collateral account balance for any reason, including as a result of an adjustment to the conversion factor pursuant to our articles.

Brookfield and its affiliates will not be entitled to withdraw any unit or unit convertible from the collateral account, except (i) if the collateral account balance exceeds the required collateral account balance, either as a result of a change in the conversion factor pursuant to our articles or a decrease in the number of exchangeable shares outstanding (excluding exchangeable shares held by Brookfield or its affiliates) or (ii) upon the deposit by Brookfield or its affiliates of an amount in cash or cash equivalents equal to one hundred and fifty percent (150%) of the value of the units withdrawn.

If the collateral account contains any amount of cash in lieu of units, such cash amount is required to be no less than the product of the required collateral account balance minus the collateral account unit balance, multiplied by one hundred and twenty-five percent (125%) of the value of a unit, or the required collateral account cash balance. If at any time the collateral account cash balance is less than the required collateral account cash balance, Brookfield will within two (2) business days cause to be deposited cash or cash equivalents in the collateral account in an amount sufficient to cause the collateral account cash balance to be at least equal to the required collateral account cash balance.

Brookfield and its affiliates will not be entitled to withdraw any cash or cash equivalents from the collateral account, except (i) to the extent the collateral account cash balance is greater than one hundred and twenty percent (120%) of the required collateral account cash balance or (ii) upon the deposit in the collateral account of a corresponding number of units or unit convertibles.

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Registration of Units.

Brookfield has agreed that, in the United States, if a shelf registration statement has not been effective for five (5) consecutive business days with respect to all of the units in the collateral account, including units issuable from time to time upon conversion of or redemption for unit convertibles, and the transfer of such units from the collateral account to a holder of subject exchangeable shares, Brookfield will cause to be deposited into the collateral account an amount of cash or cash equivalents equal to one hundred and fifty percent (150%) of the value of all units (including units issuable from time to time upon conversion of or redemption for unit convertibles) held in the collateral account at such time; provided, however, no such deposit is required to the extent all of the units in the collateral account, including units issuable from time to time upon conversion of or redemption for unit convertibles, and the transfer of such units from the collateral account to a holder of subject exchangeable shares, are registered under an effective shelf registration statement.

Termination or Amendment.

The Rights Agreement will terminate automatically on the earliest of (i) the date on which there are no exchangeable shares outstanding, other than exchangeable shares owned by Brookfield or its affiliates and (ii) March 31, 2025. Brookfield may not, without the affirmative vote of holders of at least two-thirds (2/3rds) of the outstanding exchangeable shares not held by Brookfield, voting as a class, and the approval of a majority of the independent directors of our company, materially amend, modify, or alter the Rights Agreement or repeal, terminate or waive any rights under the Rights Agreement. After the expiry of the Rights Agreement, holders of exchangeable shares will continue to have all of the rights provided for in our company’s articles but will no longer be entitled to rely on the secondary exchange rights.

Registration Rights Agreement

Our company, the partnership and Brookfield entered into a registration rights agreement (the “Registration Rights Agreement”) comparable to the registration rights agreement existing between Brookfield and the partnership. Under the Registration Rights Agreement, our company agreed that, upon the request of Brookfield, our company will file one or more registration statements or prospectuses to register for sale and qualify for distribution under applicable securities laws any of our exchangeable shares held by Brookfield. In the Registration Rights Agreement, we agree to pay expenses in connection with such registration and sales and will indemnify Brookfield for material misstatements or omissions in the registration statement.

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Incentive Distributions

Brookfield holds an approximate 0.4% interest in Holding LP through special general partner units held by Infrastructure Special LP and also serves as the general partner of the partnership. In consideration for serving as the general partner of the partnership and special general partner of Holding LP, Brookfield is entitled to incentive distribution rights that are based on the amount by which quarterly distributions on Holding LP’s units (including securities such as our exchangeable shares that are the economic equivalent of a unit, but excluding Holding LP’s class A preferred units) exceed specified target levels. To the extent distributions on Holding LP’s units (including securities such as our exchangeable shares that are the economic equivalent of a unit, but excluding Holding LP’s class A preferred units) exceed $0.203 per quarter, the incentive distribution rights entitle Infrastructure Special LP to 15% of incremental distributions above this threshold. To the extent that distributions on Holding LP’s units (including securities such as our exchangeable shares that are the economic equivalent of a unit, but excluding Holding LP’s class A preferred units) exceed $0.22 per quarter, the incentive distribution rights entitle Infrastructure Special LP to 25% of incremental distributions above this threshold. Infrastructure Special LP may elect to reinvest any of the incentive distributions from its special general partner units in additional Redeemable Partnership Units. The above thresholds of $0.203 and $0.22 were reduced on the completion of the special distribution to give effect to the special distribution, to $0.1827 and $0.1980. To the extent that Brookfield Infrastructure or our company pays to Brookfield any comparable performance or incentive distribution, the amount of any future incentive distributions will be reduced in an equitable manner to avoid duplication of distributions. The value of the special distribution was not included in the relevant quarterly incentive distribution calculation.

There was no increase to the base management fee and incentive distribution fees paid by the partnership to the Service Providers in connection with the special distribution. Our company is responsible for reimbursing the partnership or its subsidiaries, as the case may be, for our proportionate share of the base management fee.

Indemnification Arrangements

Subject to certain limitations, Brookfield and its directors, officers, agents, members, partners, shareholders and employees generally benefit from indemnification provisions and limitations on liability that are included in our articles and other arrangements with Brookfield. See Item 6.A “Directors and Senior Management - Our Master Services Agreement” and Item 6.A “Directors and Senior Management - Indemnification and Limitations on Liability”.

Licensing Agreements

Our company is automatically entitled to the benefits and certain obligations under the Licensing Agreement that Brookfield Infrastructure has entered into with Brookfield, by virtue of the fact that our company is a controlled subsidiary of the partnership. Pursuant to the Licensing Agreement, Brookfield has granted a non-exclusive, royalty-free license to use the name “Brookfield” and the Brookfield logo. Other than under this limited license, we do not have a legal right to the “Brookfield” name and the Brookfield logo on a global basis.

The Licensing Agreements may be terminated by Brookfield Infrastructure upon 30 days’ prior written notice if Brookfield defaults in the performance of any material term, condition or agreement contained in the agreement and the default continues for a period of 30 days after written notice of termination of the breach is given to Brookfield. Brookfield may terminate the Licensing Agreements effective immediately upon termination of the Master Services Agreement or with respect to any licensee upon 30 days’ prior written notice of termination if any of the following occurs:

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the licensee defaults in the performance of any material term, condition or agreement contained in the agreement and the default continues for a period of 30 days after written notice of termination of the breach is given to the licensee;

•	the licensee assigns, sublicenses, pledges, mortgages or otherwise encumbers the intellectual property rights granted to it pursuant to the Licensing Agreement;

•	certain events relating to a bankruptcy or insolvency of the licensee; or

•	the licensee ceases to be an affiliate of Brookfield.

A termination of a Licensing Agreement with respect to one or more licensee will not affect the validity or enforceability of the agreement with respect to any other licensees.

Conflicts of Interest and Fiduciary Duties

Brookfield is a global alternative asset manager with significant assets under management and a long history of owning, managing and operating assets, businesses and investment vehicles across various industries, sectors, geographies and strategies. As noted throughout this Form 20-F, a key element of our group’s strategy, and the strategy of Brookfield Accounts in which our group invests, is to leverage Brookfield’s experience, expertise, broad reach, relationships and position in the market for investment opportunities and deal flow, financial resources, access to capital markets and operating needs. Brookfield believes that this is in the best interests of our group and those of Brookfield Accounts in which our group invests. However, being part of this broader platform, as well as activities of and other considerations relating to Brookfield Accounts, gives rise to actual and potential conflicts of interest between our group, our shareholders and Brookfield Accounts in which our group invests, on the one hand, and Brookfield and/or other Brookfield Accounts, on the other hand, that may not be resolved in the most favorable manner to the interests of our group and/or of Brookfield Accounts in which our group invests.

Brookfield’s activities include, among others: (i) investment and asset management; (ii) managing and investing reinsurance capital; (iii) sponsoring, offering and managing private and public investment vehicles that invest in the global fixed income, currency, commodity, equities, private equity and other markets; and (iv) developing, constructing, owning, managing, operating and servicing real estate, renewable power, infrastructure and other companies and assets, including among others residential, commercial, storage and mixed-use real estate, data centers, transportation facilities, electric utilities, industrial and manufacturing facilities, energy companies, metals and mining companies, timberlands and agrilands, natural gas pipelines, and other assets; providing capital and financing solutions, as well as financial advisory, business development and other financial services; and other activities (collectively, “Brookfield Activities”). It is expected that our group and Brookfield Accounts in which our group invests will benefit from Brookfield’s expertise, market positioning and connectivity that arise from Brookfield Activities. At the same time, in the ordinary course of its business, Brookfield’s and other Brookfield Accounts’ interests are expected to conflict with the interests of our group and Brookfield Accounts in which our group invests, notwithstanding Brookfield’s direct or indirect participation in our group, our group’s investments and Brookfield Accounts in which our group invests.

The discussion below describes certain of the actual and potential conflicts of interest that are expected to arise between Brookfield Activities, on the one hand, and Brookfield’s management of our group and Brookfield Accounts in which our group invests, on the other hand. These conflicts of interest are not a complete list or explanation of all actual and potential conflicts of interest that could arise. While Brookfield acts in good faith to resolve potential conflicts in a manner that is fair and equitable taking into account the facts and circumstances known to it at the time, there can be no assurance that any recommendation or determination made by Brookfield will be most beneficial or favorable to our group or Brookfield Accounts in which our group invests, or would not have been different if additional information were available to it. Potential conflicts of interest generally will be resolved in accordance with the principles summarized herein, Brookfield’s policies for adequately addressing potential conflicts considerations that arise in managing its business activities, the governing documents of Brookfield Accounts in which our group invests, and a conflicts protocol that has been approved by our company’s independent directors.

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Our conflicts protocol was put in place in recognition of the benefit to our group of our relationship with Brookfield and our intent to seek to maximize the benefits from this relationship. The protocol generally provides for potential conflicts to be resolved on the basis of transparency and, in certain circumstances, third-party validation and approvals. Addressing conflicts of interest is complex, and it is not possible to predict all of the types of conflicts that may arise over time. Accordingly, the protocol focuses on addressing the principal activities that are expected to give rise to potential and/or actual conflicts of interest, including our group’s investment activities, our participation in Brookfield Accounts, transactions with Brookfield (and Brookfield Accounts), and engagements of Brookfield affiliates. Pursuant to our conflicts policy, certain conflicts of interest do not require the approval of our company’s independent directors provided they are addressed in accordance with pre-approved parameters, while other conflicts require the specific approval of our company’s independent directors. By acquiring our exchangeable shares, each investor will be deemed to have acknowledged the existence of these actual and potential conflicts of interest and to have waived any and all claims with respect to them and any actions taken or proposed to be taken in respect of them. Prospective investors are encouraged to seek the advice of independent legal counsel in evaluating the conflicts involved in the offering of the exchangeable shares and the operation of our company.

As described elsewhere herein, our group pursues investment opportunities and investments in various ways, including indirectly through Brookfield Accounts in which our group invests. Any references in this Item 7.B “Related Party Transactions-Conflicts of Interest and Fiduciary Duties” to our group’s investments, assets, expenses, portfolio companies or other terms should be understood to mean such terms held, incurred or undertaken directly by our group or indirectly by our group through our investment in one or more Brookfield Accounts.

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Allocation of Investment Opportunities. Brookfield provides investment advice and performs related services for itself and other Brookfield Accounts, which are similar to the advice provided and services performed by Brookfield for our group and Brookfield Accounts in which our group invests. Brookfield and Brookfield Accounts have (and future Brookfield Accounts will have) investment mandates that overlap with those of our group and Brookfield Accounts in which our group invests, and will compete with and/or have priority over our group (and Brookfield Accounts in which our group invests) in respect of particular investment opportunities. As a result, certain opportunities sourced by Brookfield that would otherwise be suitable for our group (and/or the Brookfield Accounts in which our group invests) are not expected to be available to our group, our group will receive a smaller allocation of such opportunities than would otherwise have been the case, or our group will receive an allocation of such opportunities on different terms than Brookfield or other Brookfield Accounts which may be less favorable to our group (and Brookfield Accounts in which our group invests) than otherwise would have been the case.

Among others, Brookfield manages and participates in, and will in the future manage and participate in, Brookfield Accounts that invest (via debt, equity and other investments) in real estate, infrastructure, renewable power, private equity and other companies and assets, similar to our group, and that follow investment mandates that overlap with, compete with, complement and/or relate to the investment mandates of our group and of Brookfield Accounts in which our group invests. In addition, certain Brookfield Accounts pursue (and future Brookfield Accounts will pursue) investment mandates that are different than those of our group (and of Brookfield Accounts in which our group invests).

As a general matter, other Brookfield Accounts will have priority over our group in respect of investment opportunities that are suitable and appropriate for their investment mandates. It is expected that our group will participate in these opportunities by investing in Brookfield Accounts to the extent suitable and appropriate for our investment mandate, as determined by Brookfield from time to time in its sole discretion and as approved by our company’s independent directors.

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Where the investment mandates of our group (or of Brookfield Accounts in which our group invests) overlap with the investment mandates of one or more other Brookfield Accounts and investment opportunities are to be allocated among two or more such accounts (e.g., because one account does not have priority rights with respect to such opportunities), Brookfield will allocate investment opportunities on a basis that it believes is fair and equitable taking into account all of the facts and circumstances. These will include one or more of the following factors, among others: (i) the size, nature and type of the opportunity (including the risk and return profiles of the investment, expected holding period and other attributes), (ii) the nature of the investment mandates (including investment focus, objectives, strategies, guidelines, limitations, and target rates of return) of the Brookfield Accounts, (iii) the relative amounts of capital available for investment, (iv) principles of diversification of assets, (v) expected future capacity of the accounts, (vi) cash and liquidity needs (including for pipeline, follow-on and other opportunities), (vii) the availability of other appropriate or similar investment opportunities and (viii) other portfolio management considerations deemed relevant by Brookfield (including, among others, legal, regulatory, tax, structuring, compliance, investment-specific, timing and similar considerations).

As a result of the foregoing considerations, our group and Brookfield Accounts in which our group invests generally will receive a smaller allocation of investment opportunities than would otherwise have been the case and may not, in certain circumstances, participate in opportunities that it (or Brookfield Accounts in which our group invests) otherwise would have participated in, in each case for example if it (or Brookfield Accounts in which our group invests) had pursued their investment activities differently and/or outside of Brookfield’s broader investment platform. However, as noted throughout this annual report on Form 20-F, it is a key element of our group’s strategy to leverage Brookfield’s experience, expertise, broad reach, relationships and position in the market for investment opportunities, deal flow, financial resources, access to capital markets and operating needs, which our group believes is in the best interests of our group and Brookfield Accounts in which our group invests.

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Incentive to Allocate Investment Opportunities to Certain Brookfield Accounts Over Other Brookfield Accounts. In certain circumstances, Brookfield will have an aggregate economic interest in one Brookfield Account, including a co-investment account or other Brookfield Account, that is greater than (or that is expected to be greater than) its aggregate economic interest in another Brookfield Account, which would result in higher economic benefit to Brookfield from allocating investment opportunities to such Brookfield Account relative to other Brookfield Accounts (including our group and Brookfield Accounts in which our group invests). Brookfield’s economic interest in a Brookfield Account will depend on, among others, its right to receive incentive-based compensation, management fees and/or other fees or compensation from the Brookfield Account, as well as its economic investment in such Brookfield Account (if any). For example, Brookfield is not required to offset certain transaction fees, break-up fees and other compensation that it is entitled to from an investment against management fees owed by certain co-investment accounts. In addition, Brookfield expects to enter into formal and/or informal arrangements (including with one or more co-investors and/or strategic investors) pursuant to which Brookfield will benefit economically, directly or indirectly, from offering investment opportunities to those investors, including by increasing the attractiveness of investing in Brookfield Accounts more broadly. As a result, Brookfield generally is incentivized to allocate a greater number (or portions) of investment opportunities to certain investors and/or Brookfield Accounts over others than would otherwise be the case in the absence of differing economic interests in Brookfield Accounts.

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Allocation of Co-Investments. From time to time, to the extent Brookfield determines, in its discretion, that an investment opportunity that is to be allocated to our group or a Brookfield Account in which our group is invested exceeds the amount that is advisable or appropriate for our group or such Brookfield Account (which will, in some cases, as determined by Brookfield in its sole discretion, be less than the maximum investment amount permitted by our group’s or the relevant Brookfield Account’s mandates), Brookfield may, in its sole discretion, offer to one or more other investors the ability to participate in such opportunity as a co-investor on such terms and conditions as Brookfield determines. Potential co-investors could include among others, unitholders of our group, investors in other Brookfield Accounts, Brookfield Accounts, Brookfield employees, Brookfield, the Investing Affiliate, and/or one or more third parties. Our group, as an investor in Brookfield Accounts, is expected to receive (and accept) opportunities to co-invest alongside Brookfield Accounts in which it is invested.

Where Brookfield determines to offer a co-investment opportunity to one or more potential co-investor, Brookfield generally has broad discretion in determining to whom and in what relative amounts to allocate the co-investment opportunity. A decision regarding the allocation of a co-investment opportunity will be made based on the then-existing facts-and-circumstances and then-existing factors deemed relevant by Brookfield in its sole discretion (including factors that require subjective decision-making by Brookfield), and could be different from those used in determining the allocation of any other co-investment opportunity.

The allocation of co-investment opportunities raises certain potential conflicts of interest, including that Brookfield is incentivized to allocate such opportunities in a manner that benefits Brookfield economically by virtue of fees and other compensation that will be payable to Brookfield by the co-investors and/or by encouraging co-investors to enter into a relationship, or expand their relationship, with Brookfield. Historical allocation decisions are not necessarily indicative of future allocation decisions and the actual number of co-investment opportunities made available to our group (in connection with its investments in Brookfield Accounts) may be significantly higher or lower than those made available to other co-investors (including other Brookfield Accounts, Brookfield employees, and Brookfield). Notwithstanding the foregoing incentives, Brookfield endeavors at all times to allocate co-investment opportunities in a fair and equitable manner consistent with its fiduciary duties and disclosures set out in the relevant Brookfield Account’s governing documents.

Where our group agrees to participate in a co-investment opportunity, it generally will be liable for costs related to the opportunity to the extent it is not consummated. See “Co-Investment Expenses” and “Facilitation of Co-Investments below. Co-investors’ returns with respect to co-investments made alongside our group or a Brookfield Account in which our group invests may exceed the returns of our group and/or the relevant Brookfield Account, particularly co-investors that are subject to reduced management fees, carry distributions and/or similar compensation payable to Brookfield with respect to such co-investments.

Certain investors in Brookfield Account are expected to have contractual or other rights to participate in co-investments. As a general matter, investing in our group does not entitle any shareholder to allocations of co-investment opportunities (either alongside our group or any other Brookfield Account) and shareholders generally will not have any right to receive co-investment opportunities.

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Co-Investment Expenses. Co-investors (including our group to the extent it co-invests in an opportunity offered by a Brookfield Account in which it invests) will typically bear their pro rata share of fees, costs and expenses related to the discovery, investigation, development, acquisition or consummation, ownership, maintenance, monitoring, hedging and disposition of co-investments and generally will be required to pay their pro rata share of fees, costs and expenses related to potential co-investments that are not consummated, such as broken deal expenses (including “reverse” breakup fees).

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In managing a Brookfield Account (including our group or a Brookfield Account in which our group invests), Brookfield endeavors to allocate such fees, costs and expenses on a fair and equitable basis. Notwithstanding the foregoing, certain co-investors may not agree to pay or otherwise bear fees, costs and expenses related to unconsummated co-investments. In addition, in certain circumstances, potential co-investors will not bear such fees, costs and expenses because they have not yet been identified (or their anticipated allocation has not yet been identified) as of the time the potential investment ceases to be pursued, are not yet committed to such potential investment or are not contractually required to bear such fees, costs and expenses. In those events, such fees, costs and expenses will be considered operating expenses and be borne by our group (in connection with co-investment opportunities that our group is offered) or be considered operating expenses of, and be borne by, the Brookfield Account (in connection with co-investments offered by the Brookfield Account); provided that, in all instances, our group and Brookfield, in their capacity as co-investors or prospective co-investors alongside a Brookfield Account, intend to bear their pro rata share of such fees, costs and expenses based on the amount they have committed to co-invest as of the time a binding offer is made by the Brookfield Account. In addition, our group will bear the costs and expenses of drafting form agreements used to facilitate investments by co-investors alongside our group (in connection with co-investment opportunities that our group offers) and our group’s pro-rata share of such costs and expenses incurred by other Brookfield Accounts in which our group is invested.

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Facilitation of Investments. From time to time, in order to facilitate investment activities in a timely and efficient manner, Brookfield, another Brookfield Account, or our group will fund deposits or incur other costs and expenses (including by use of loan facilities to consummate, support, guarantee or issue letters of credit) in respect of an investment that ultimately will be shared with or made entirely by another Brookfield Account (including Brookfield Accounts in which our group invests), our group, or by co-investors. These financing arrangements are provided to facilitate investments that Brookfield has determined to be in our best interests. But for these forms of support, our group or Brookfield Accounts in which our group invests could lose investment opportunities if, for example, a Brookfield Account has not yet closed its fundraising period of if co-investors have not yet been identified. Brookfield believes that facilitating investments in this manner and by investors that are part of Brookfield’s platform or that have demonstrated a consistent and long-term commitment to Brookfield provides benefits overall to our group and improves the attractiveness of our units through its ability to rely on Brookfield’s expertise, financial resources, access to capital and deep relationships in the market. These arrangements, however, give rise to conflicts considerations.

Under these arrangements, the relevant investor (whether Brookfield, another Brookfield Account, our group or a co-investor) will be expected to reimburse the relevant financing provider (whether Brookfield, another Brookfield Account or our group) for the deposits and other fees, costs and expenses incurred, as well as carrying charges applicable to such funding activity pursuant to the relevant Brookfield Account’s governing documents. An investor is expected to repay any amounts that come due and payable under loan facilities or letters of credit issued for its benefit, although there can be no assurance that any such investor will bear such fees, costs and expenses or not default on its obligations to repay such amounts, in which case, such amounts may be borne disproportionately by our group (or a Brookfield Account in which our group is invested) if our group (or the Brookfield Account) is the financing provider. In certain situations, such as short term funding durations, these arrangements will not include any interest or other compensation payable to the party funding the investment, as deemed appropriate by Brookfield, in its discretion, under the circumstances.

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In addition, from time to time our group (or a Brookfield Account in which our group invests) will provide interim debt or equity financing (including emergency funding or as part of a follow-on investment) for the purpose of bridging a potential co-investment or a follow-on investment related to an existing co-investment (including prior to allocating and/or syndicating the co-investment or follow-on investment, as applicable, to co-investors) but only to the extent that our group (or the Brookfield Account) would have been permitted to make such investment. In connection with any such interim investment, our group (or the relevant Brookfield Account) may hedge its currency, interest rate or other exposure and, as a result, incur hedging or borrowing costs. There is no guarantee that any co-investor will ultimately bear the costs or expenses associated with any such hedging or borrowing, and our group (or Brookfield Account in which our group invests) may be exposed to losses from currency exchange rate fluctuations, hedge gains or losses and/or additional expenses. Even where our group (or Brookfield Account in which our group invests) hedges currency or other exposure attributable to co-investors’ portion of an investment, such hedges are expected to be imperfect and our group (or Brookfield Account) may accordingly be exposed to losses. Fluctuations in exchange rates during the time an interim investment is held by our group (or Brookfield Account in which our group invests) prior to acquisition by co-investors may affect the portion of the investment that is acquired by co-investors or the price paid for such co-investment. Our group (or Brookfield Account in which our group invests) will bear risks associated with the investment, currency exchange rates, interest rates and other factors during the term it holds the investment.

Where our group (or Brookfield Account in which our group invests) acquires an investment on behalf of co-investors (including a follow-on investment), the terms of the sale of such investment to co-investors may not be favorable to our group (or Brookfield Account) and may result in better terms for such co-investors than our group (or Brookfield Account). For example, co-investors may not agree to reimburse our group (or Brookfield Account in which our group invests) for expenses incurred in connection with an investment. Similarly, if an investment depreciates during the period when our group (or Brookfield Account in which our group invests) holds it, co-investors may negotiate a lower price and our group (or Brookfield Account) may take a loss on the portion of an investment our group was holding on behalf of co-investors. In these types of situations, our group (or Brookfield Account in which our group invests) may nonetheless sell the investment to co-investors on the terms negotiated by such co-investors at the relevant time in the event that Brookfield determines it is in our best interest, for example out of a desire to reduce our exposure to such investment or to include other participants in the investment.

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Client and Other Relationships. Brookfield has long-term relationships with a significant number of institutions, corporations and other market participants (collectively, “Brookfield Client Relationships”). These Brookfield Client Relationships hold and pursue investments similar to the investments that are held and pursued by our group and Brookfield Accounts in which our group invests, but are not required to consult with Brookfield regarding such activities and/or offer Brookfield opportunities to invest with them.

As a result, Brookfield Client Relationships compete with our group (and Brookfield Accounts in which our group invests) for investment opportunities. In determining whether to pursue a particular opportunity on behalf of our group or a Brookfield Account in which our group invests, Brookfield will consider (among other things) these relationships and their potential impact on the availability or pricing of opportunities, and there may be certain opportunities that are not be pursued on behalf of our group or a Brookfield Account in which our group invests in view of such relationships and their impact on the availability and/or pricing of the opportunity.

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Conflicts Relating to Investments

As noted throughout this annual report on Form 20-F, our group is expected to benefit from its affiliation with Brookfield and Brookfield’s expertise and resources. Brookfield believes that operating within its integrated investment platform is in the best interests of all of its clients, including our group and Brookfield Accounts in which our group invests. However, being part of the broader Brookfield platform gives rise to actual and potential conflicts.

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Advice to Other Brookfield Accounts May Conflict with our Group’s Interests. In light of the extensive scope of Brookfield’s investment and related business activities: (i) Brookfield and its personnel will give advice, and take actions, with respect to current or future Brookfield Accounts, Brookfield and/or the Investing Affiliate that could compete or conflict with the advice Brookfield gives to our group and/or Brookfield Accounts in which our group is invested, or that could involve a different timing or nature of action than that taken with respect to our group and/or Brookfield Accounts in which our group is invested, and (ii) investments by Brookfield Accounts, Brookfield and/or the Investing Affiliate could have the effect of diluting or otherwise disadvantaging the values, prices and/or investment strategies of our group and/or Brookfield Accounts in which our group is invested. For example, when another Brookfield Account either manages or implements a portfolio decision ahead of, or contemporaneously with, portfolio decisions for our group and/or Brookfield Accounts in which our group is invested, market impact, liquidity constraints and/or other factors could result in our group receiving less favorable results, paying higher transaction costs, or being otherwise disadvantaged.

In making certain decisions with regard to our investments or of Brookfield Accounts in which our group is invested that compete with or differ from the interests of one or more other Brookfield Accounts, Brookfield and/or the Investing Affiliate, Brookfield could face certain conflicts of interest between the interests of our group (and/or Brookfield Accounts in which our group is invested) and the interests of such other Brookfield Accounts, Brookfield and/or the Investing Affiliate. These potential conflicts will be exacerbated in situations where Brookfield is entitled to higher fees from other Brookfield Accounts than from our group and/or Brookfield Accounts in which our group is invested, where portfolio managers making an allocation decision are entitled to higher performance-based compensation from other Brookfield Accounts than from us and/or Brookfield Accounts in which our group is invested, where Brookfield (and/or the Investing Affiliate) has larger proprietary investments in other Brookfield Accounts than in our group and/or Brookfield Accounts in which our group is invested, or where there are capacity constraints with respect to a particular strategy or opportunity as a result of, for example, position limits and/or regulatory reporting obligations applicable to Brookfield. In addition, as an investment changes over time, additional conflicts of interest are expected to arise, including as a result of earlier investment allocation decisions. Investment and divestment decisions made with respect to other Brookfield Accounts, Brookfield and/or the Investing Affiliate may be made without regard to the interests of our group and/or Brookfield Accounts in which our group is invested, even where such decisions are informed by our (direct or indirect) investment activities and/or adversely affect our group (directly or indirectly).

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Subject to applicable law and our conflicts policy, Brookfield from time to time will cause our group or a Brookfield Account in which our group is invested to invest in securities, bank loans or other obligations of companies or assets affiliated with or advised by Brookfield or in which Brookfield, the Investing Affiliate or another Brookfield Account has an equity, debt or other interest, or to engage in investment transactions that result in Brookfield, the Investing Affiliate or a Brookfield Account getting an economic benefit, being relieved of obligations or divested of investments. For example, from time to time our group makes debt or equity investments in entities which are expected to use the proceeds of such investment to repay loans from Brookfield or a Brookfield Account. Depending on the circumstances, Brookfield or such Brookfield Account would benefit if our group invested more money, thus providing sufficient funds to repay Brookfield or the Brookfield Account, or it would benefit if the loans remained outstanding and Brookfield or such Brookfield Account continued to receive payment under the existing loans, if the loans were on attractive terms (including an attractive interest rate) from the perspective of Brookfield or such Brookfield Account. Alternatively, from time to time Brookfield and/or Brookfield Account(s) are in the position of making an investment that could be used to repay loans from our group, which would present the opposite conflict. In situations where we (or a Brookfield Account in which our group invests) pursue a take-private, asset purchase or other material transaction with an issuer in which Brookfield, the Investing Affiliate or another Brookfield Account is invested, it could result in a benefit to Brookfield, the Investing Affiliate or the Brookfield Account. In situations where our group’s activities (or the activities of a Brookfield Account in which our group is invested) enhance the profitability of Brookfield, the Investing Affiliate or a Brookfield Account with respect to their investments and related activities, Brookfield could take its, the Investing Affiliate’s or the Brookfield Account’s interests into consideration in connection with actions it takes on behalf of our group or the Brookfield Account in which our group is invested.

Notwithstanding the foregoing, Brookfield will determine the appropriate investment decision for each Brookfield Account (including our group and Brookfield Accounts in which our group is invested) in a manner that it believes is in such account’s best interests, taking into account the Brookfield Account’s investment mandate, interests and governing documents, Brookfield’s investment guidelines, protocols and fiduciary duties, and applicable facts and circumstances.

Certain Brookfield Accounts (and/or portfolio companies of such Brookfield Accounts) could, in the normal course of managing their business activities, provide investment banking and other advisory services to (i) third parties with respect to assets that our group (or a Brookfield Account in which our group is invested) has an investment in or is pursuing an investment in and/or (ii) issuers in which our group (or a Brookfield Account in which our group is invested) desires to invest in or transact with. The interests of such Brookfield Accounts (and/or portfolio companies of such Brookfield Accounts) in such circumstances could conflict with those of our group (or a Brookfield Account in which our group is invested), and we (or a Brookfield Account in which our group is invested) could compete with such Brookfield Accounts (or their clients) in pursuing certain investments. Brookfield has implemented information barrier protocols designed to adequately address these conflicts considerations.

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Allocation of Personnel. Brookfield will devote such time as it deems necessary to conduct the business affairs of our group and each Brookfield Account in which our group invests in an appropriate manner. However, the various teams and personnel working on one Brookfield Account will also work on matters related to other Brookfield Accounts. Accordingly, conflicts may arise in the allocation of personnel among our group and other Brookfield Accounts and such other strategies. For example, certain of the investment professionals who are expected to devote their business time to our group are also contractually required to, and will, devote substantial portions of their business time to the management and operation of other Brookfield Accounts, and such circumstances may result in conflicts of interest for such portfolio managers and/or other personnel who are in a similar position.

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Integrated Investment Platform, Information Sharing and related Trading Restrictions. As noted elsewhere herein, Brookfield is a global alternative asset manager with significant assets under management and a long history of owning, managing and operating assets, businesses and investment vehicles across various industries, sectors, geographies and strategies. Except as otherwise noted, Brookfield generally manages its investment and business lines in an integrated fashion with no information barriers that other firms may implement to separate certain investment teams so that one team’s activities won’t restrict or otherwise influence the other’s. Brookfield believes that managing its investment and asset management platforms in an integrated fashion is in the best interests of Brookfield Accounts, including our group and Brookfield Accounts in which our group invests, by enabling them to leverage Brookfield’s experience, expertise, broad reach, relationships and position in the market for investment opportunities and deal flow, financial resources, access to capital markets and management and operating needs. Among other things, Brookfield will have access to information across its platform relating to business operations, trends, budgets, customers and/or users, assets, funding and other metrics that is used by Brookfield to identify and/or evaluate potential investments for our group and Brookfield Accounts in which our group invests and to facilitate the management of investments, including through operational improvements. Brookfield believes that managing its broader investment and asset management platform in an integrated fashion, which includes sharing of information and data obtained through the platform, provides Brookfield Accounts with greater transaction sourcing, investment and asset management capabilities, and related synergies, including the ability to better anticipate macroeconomic and other trends, and make more informed decisions for Brookfield Accounts (including our group and Brookfield Accounts in which our group invests).

At the same time, this level of integration results in certain regulatory, legal, contractual and other considerations that, under certain circumstances, restrict certain activities that would not otherwise arise if Brookfield managed its platform in a different fashion (e.g., in a walled environment) and that Brookfield is required to manage in the ordinary course. For example, from time to time, our group’s ability (and the ability of Brookfield Accounts in which our group is invested) to buy or sell certain securities will be restricted by applicable securities laws, regulatory requirements, information held by Brookfield, contractual obligations applicable to Brookfield, and potential reputational risks relating to Brookfield and Brookfield Accounts (including our group and Brookfield Accounts in which our group invests), as well as Brookfield’s internal policies designed to comply with these and similar requirements. As a result, from time to time, Brookfield will not engage in transactions or other activities for, or enforce certain rights in favor of, our group (and/or Brookfield Accounts in which our group is invested) due to Brookfield’s activities outside our group (and/or Brookfield Accounts in which our group is invested), regulatory requirements, policies, and reputational risk assessments.

Brookfield will possess material, non-public information about companies that will limit our (and Brookfield Accounts’) ability to buy and sell securities related to those companies (or, potentially, other companies) during certain times. For example, Brookfield makes control investments in various companies and assets across its platform and its personnel take seats on boards of directors of, or have board of directors observer rights with respect to, portfolio companies in which Brookfield invests (including on behalf of Brookfield Accounts in which our group is invested). In addition, Brookfield often obtains confidential information relating to investment opportunities that it considers across its platform. As a result, Brookfield will be limited and/or restricted in its ability to trade in securities of companies about which it has material non-public information, even if the information was not obtained for the benefit of the Brookfield Account that is restricted from making the investment. This will adversely affect our ability to make and/or dispose of certain investments during certain times.

Furthermore, Brookfield, Brookfield businesses that are separated by information barriers (e.g., PSG and Oaktree) and their accounts, and Brookfield Accounts (including our group) are deemed to be affiliates for purposes of certain laws and regulations. As such, it is anticipated that, from time to time, Brookfield, Brookfield businesses that are separated by information barriers and their accounts, and Brookfield Accounts will have positions (which in some cases will be significant) in one or more of the same issuers. As such, Brookfield needs to aggregate such investment holdings

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for certain securities laws purposes (including trading restrictions under Rule 144 under the U.S. Securities Act, complying with reporting obligations under Section 13 of the Exchange Act and the reporting and short-swing profit disgorgement obligations under Section 16 of the Exchange Act) and other regulatory purposes (including: (i) public utility companies and public utility holding companies; (ii) bank holding companies; (iii) owners of broadcast licenses, airlines, railroads, water carriers and trucking concerns; (iv) casinos and gaming businesses; and (v) public service companies (such as those providing gas, electric or telephone services)). Consequently, activities by Brookfield, Brookfield businesses that are separated by information barriers, and/or other Brookfield Accounts could result in earlier public disclosure of investments by our group and/or Brookfield Accounts that our group is invested in, restrictions on transactions by our group and/or Brookfield Accounts that our group is invested in (including the ability to make or dispose of certain investments at certain times), adverse effects on the prices of investments made by our group and/or Brookfield Accounts that our group is invested in, potential short-swing profit disgorgement, penalties and/or regulatory remedies, or otherwise create conflicts of interests for our group and/or Brookfield Accounts that our group is invested in.

As a result of the foregoing, Brookfield could restrict, limit or reduce the amount of our group’s investments (or investments of Brookfield Accounts that our group is invested in) under certain circumstances. In addition, certain of the investments made by our group or Brookfield Accounts in which our group invests could become subject to legal and/or other restrictions on transfer following their acquisition. When faced with the foregoing limitations, Brookfield will generally avoid exceeding the threshold because exceeding the threshold could have an adverse impact on the ability of Brookfield to efficiently conduct its business activities. Brookfield could also reduce our (and Brookfield Accounts’) interest in, or restrict our group (or Brookfield Accounts in which our group is invested) from participating in, an investment opportunity that has limited availability or where Brookfield has determined to cap its aggregate investment in consideration of certain regulatory or other requirements so that other Brookfield Accounts that pursue similar investment strategies are able to acquire an interest in the investment opportunity. Brookfield could determine not to engage in certain transactions or activities which may be beneficial to our group (or Brookfield Accounts in which our group is invested) because engaging in such transactions or activities in compliance with applicable law would result in significant cost to, or administrative burden on, Brookfield or create the potential risk of trade or other errors.

In addition, certain potential conflicts considerations will arise for Brookfield in managing its investment and asset management platform in an integrated fashion. For example, in seeking to manage business activities efficiently across all Brookfield Accounts, Brookfield could determine, in its discretion, to apply certain restrictions during certain times to certain Brookfield Accounts, but not to others, taking into account the relevant facts and circumstances it deems appropriate. Moreover, while Brookfield will have or obtain information from across the platform (including all Brookfield Accounts and/or their portfolio companies, strategies, businesses and operations), Brookfield also will use such information for the benefit of its own business and investment activities as well as those of Brookfield Accounts.

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Operating in an integrated environment is also expected to result in Brookfield, Brookfield Accounts and/or portfolio companies taking positions that are different from, and potentially adverse to, positions taken for our group, Brookfield Accounts in which our group is invested or their portfolio companies, or result in Brookfield, Brookfield Account and/or portfolio companies benefiting from the business and investment activities of our group and/or Brookfield Accounts in which our group invests (or vice versa). For example, Brookfield’s ability to invest on behalf of another Brookfield Account or itself in a particular company could be enhanced by information obtained from the investment activities of our group or Brookfield Accounts in which our group invests. These integrated platform synergies are expected to provide material benefits to Brookfield, Brookfield Accounts and portfolio companies and Brookfield’s affiliates and related parties, including those that are managed independently and their accounts, without compensation to the Brookfield Accounts whose information is being used, because Brookfield shares information regarding Brookfield Accounts and/or portfolio companies with its affiliates and related parties. For example, Brookfield shares investment research prepared in connection with portfolio company investments by Brookfield Accounts with other members of Brookfield’s platform and their accounts at no cost (in accordance with information barriers and related protocols). See “Oaktree” and “Brookfield’s Public Securities Group” below. While Brookfield believes information sharing across its platform benefits Brookfield Accounts overall by leveraging Brookfield’s long operating history, broad reach and expertise across sectors and geographies, this practice gives rise to conflicts because Brookfield has an incentive to pursue and manage investments for our group (and Brookfield Accounts in which our group invests) that have data and information that can be utilized in a manner that benefits Brookfield, Brookfield Accounts and/or their portfolio companies across the whole platform, including investments that Brookfield would not otherwise have made or investments on terms less favorable than Brookfield otherwise would have sought in the ordinary course.

While Brookfield will manage its investment and asset management platform in an integrated basis, there is no assurance that the investment professionals managing the investment activities of our group and/or Brookfield Accounts in which our group invests will have access to and/or knowledge of all information that Brookfield is privy to at any given point in time. Conversely, operating in an integrated environment may provide Brookfield with access to and knowledge of information that Brookfield may have obtained in connection with an investment for another Brookfield Account, which may provide benefits to such other Brookfield Accounts that would not exist but for its position within Brookfield’s platform. Brookfield will not be under any obligation or other duty to make all such information available for the benefit of our group, Brookfield Accounts in which our group invests and/or any portfolio companies.

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Data Management. To the extent it deems necessary or appropriate, in its sole discretion, Brookfield expects to provide data management services to our group and our investments and/or other Brookfield Accounts and their portfolio companies (collectively, “Data Holders”). Such services could include, among other things, assistance with obtaining, analyzing, curating, processing, packaging, organizing, mapping, holding, transforming, enhancing, marketing and selling data for monetization through licensing and/or sale arrangements with third parties and/or directly with Data Holders. To the extent provided, these services would be subject to the limitations discussed below and applicable contractual and/or legal obligations or limitations, including on the use of material non-public information. Moreover, where an arrangement is with our group or one of our investments, we would directly or indirectly bear our appropriate share of related compensation. In addition, in Brookfield’s sole discretion, data from one Data Holder may be pooled with data from other Data Holders, subject to applicable laws and regulations (including privacy laws and regulations), and any revenues arising from such pooled data sets would be allocated among Brookfield and the applicable Data Holders on a fair and equitable basis as determined by Brookfield in its sole discretion, with Brookfield able to make corrective allocations should it determine subsequently that such corrections were necessary or advisable.

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Brookfield’s compensation for any data management services could include a percentage of the revenues generated through any licensing and/or sale arrangements, fees, royalties and cost and expense reimbursement (including start-up costs and allocable overhead associated with personnel working on relevant matters (including salaries, benefits and other similar expenses)). This compensation will not offset management or other fees or otherwise be shared with the Data Holders, our group, other Brookfield Accounts, their portfolio companies or shareholders. Brookfield may share the products from its data management services within Brookfield (including other Brookfield Accounts and/or their portfolio companies) at no charge and, in such cases, the Data Holders are not expected to receive any financial or other benefit from having provided their data to Brookfield. The provision of data management services will create incentives for Brookfield to pursue and make investments that generate a significant amount of data, including on behalf of our group and Brookfield Accounts in which our group is invested. While all investments will be within our group’s (or the relevant Brookfield Account’s) investment mandate and consistent with our group’s (or the relevant Brookfield Account’s) investment objectives, they could include investments that Brookfield might not otherwise have made or investments on terms less favorable than Brookfield otherwise would have sought to obtain had it not been providing data management services.

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Conflicts among Portfolio Companies and Brookfield Accounts. There will be conflicts between our group, Brookfield Accounts in which our group invests and/or one of our (direct or indirect) investments, on the one hand, and Brookfield, other Brookfield Accounts and/or one or more of their investments, on the other hand. For example, a portfolio company of another Brookfield Account may be a competitor, customer, service provider or supplier of one or more of our group’s (direct or indirect) investments. In such circumstances, the other Brookfield Account and/or portfolio company thereof are likely to take actions that have adverse consequences for our group, Brookfield Accounts in which our group is invested and/or one of our group’s (direct or indirect) investments, such as seeking to increase their market share to our group’s detriment, withdrawing business from our group’s investment in favor of a competitor that offers the same product or service at a more competitive price, or increasing prices of their products in their capacity as a supplier to our group’s (direct or indirect) investment, or commencing litigation against our (direct or indirect) investment. In addition, in such circumstances, Brookfield may not pursue certain actions on behalf of our group, Brookfield Accounts in which our group is invested or our group’s (direct or indirect) portfolio companies, which could result in a benefit to another Brookfield Account (or vice versa).

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Investments with Related Parties. In light of the extensive scope of Brookfield’s activities, in certain circumstances our group will invest (directly or indirectly through a Brookfield Account) in assets or companies in which Brookfield, the Investing Affiliate and/or other Brookfield Accounts hold an equity or debt position or in which Brookfield, the Investing Affiliate or another Brookfield Account invests (either in equity or debt positions) subsequent to our group’s investment. For example, from time to time Brookfield and/or another Brookfield Account will: (i) enter into a joint transaction with our group; (ii) in their discretion, invest alongside our group; (iii) be borrowers of certain investments or lenders in respect of our group; and/or (iv) invest in different levels of an issuer’s capital structure. As a result of the various conflicts and related issues described herein, our group could sustain (direct or indirect) losses during periods in which Brookfield or other Brookfield Accounts achieve profits generally or with respect to particular investments, or could achieve lower profits or higher losses than would have been the case had the conflicts described herein not existed.

In situations in which Brookfield and/or another Brookfield Account holds an interest in an investment that differs from that of our group, conflicts of interest, including among others those described below, will arise.

Brookfield, the Investing Affiliate and/or other Brookfield Accounts could dispose of their interests in applicable investments at different times and on different terms than our group (or a Brookfield Account in which our group is invested), including in situations where Brookfield and/or other Brookfield Accounts facilitated an investment with a view to reselling their portion of

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such investment to third parties following the closing of the transaction (which could, in certain situations, result in Brookfield and/or the other Brookfield Account receiving compensation for (or related to) such sale) or where Brookfield and/or the other Brookfield Account seek to reallocate capital to other opportunities, de-risk exposures, or otherwise manage their investments differently than our group (or a Brookfield Account in which our group is invested), which could have an adverse effect on the value and/or liquidity of our investment. In any such circumstances, Brookfield and/or the other Brookfield Accounts will likely sell interests at different values, and possibly higher values, than our group (or a Brookfield Account in which our group is invested) will be able to when disposing of the applicable investment. Where our group invests alongside Brookfield or another Brookfield Account, our group may desire to manage our investment differently than Brookfield and/or the other Brookfield Account, but may be restrained from doing so because of circumstances relating to Brookfield and/or the other Brookfield Account.

Brookfield, the Investing Affiliate and other Brookfield Accounts invest in a broad range of asset classes throughout the corporate capital structure, including debt positions (either junior or senior to our positions) and equity securities (either common or preferred). It is likely that our group will, or one of our (direct or indirect) investments will, hold an interest in one part of a company’s capital structure while Brookfield, the Investing Affiliate and/or another Brookfield Account or its portfolio company holds an interest in another or has invested on different terms. This would result in Brookfield, the Investing Affiliate and/or other Brookfield Accounts holding interests that are more senior in priority to that of our group (or a Brookfield Account in which our group is invested), which gives rise to conflicts. In situations where the company or asset experiences financial distress, bankruptcy or a similar situation, our interest (or the interest of a Brookfield account in which our group is invested) could be subordinated to interests of Brookfield, the Investing Affiliate and/or other Brookfield Accounts with interests that are more senior in priority to ours (or a Brookfield Account in which our group is invested). The conflicts between such parties and our group will be more pronounced where the asset is near default on existing loans and our group (or a Brookfield Account in which our group is invested) does not have the ability or otherwise decides not to make additional investments in the asset in order to sustain its position in the asset. In this case, Brookfield, the Investing Affiliate and/or other Brookfield Accounts could, for a relatively small investment, obtain a stake in the asset or take over the management of (and risk relating to) such asset to the detriment of our group.

Moreover, from time to time, our group, a Brookfield Account in which our group is invested, Brookfield and/or another Brookfield Account could jointly acquire a portfolio of assets with a view to dividing up the assets in accordance with the relevant investment mandates. In this circumstance, Brookfield will determine the terms and conditions relating to the investment, including the purchase price associated with each asset, which price may not represent the price we (or a Brookfield Account in which our group is invested) would have paid if our group or the Brookfield Account in which our group is invested had acquired only the assets our group (or the Brookfield Account in which our group is invested) ultimately retain. In certain circumstances, our group (or a Brookfield Account in which our group is invested) could have residual liability for assets that were allocated to Brookfield or another Brookfield Account, including potential tax liabilities. These types of transactions will not require the approval of the unitholders. Furthermore, from time to time, our group, a Brookfield Account in which our group is invested, Brookfield and/or a Brookfield Account will jointly enter into a binding agreement to acquire an investment. If Brookfield or such Brookfield Account is unable to consummate the investment, our group (or a Brookfield Account in which our group is invested) could be subject to additional liabilities, including the potential loss of any deposit or the obligation to fund the entire investment. Similarly, to the extent that indebtedness in connection with an investment is structured such that both our group (or a Brookfield Account in which our group is invested), Brookfield and/or another Brookfield Account are jointly responsible on a cross-collateralized, joint borrower, joint guarantor or similar basis for the repayment of the indebtedness, the failure of Brookfield and/or the other Brookfield Account to repay such indebtedness or meet other obligations could result in our group (or a Brookfield Account in which our group is invested) being required to fund more than their pro rata share of the indebtedness.

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If Brookfield or another Brookfield Account participates as a lender in borrowings by our group, a Brookfield Account in which our group is invested or portfolio companies, Brookfield’s (or the other Brookfield Account’s) interests may conflict with the interests of our group, the Brookfield Account in which our group is invested and/or the applicable portfolio company. In this situation, our group’s assets may be pledged to such Brookfield Account as security for the loan. In its capacity as a lender, the relevant Brookfield Account or Oaktree Account may act in its own interest, without regard for the interests of our group, the investments or the unitholders, which may materially and adversely affect our group, any subsidiary or investment entity and, in certain circumstances such as an event of default, ultimately may result in realization of our group’s or an investment’s assets and a loss of the entire investment of the unitholders. In addition, if Brookfield is a party to a transaction or an agreement with our group or an investment to provide services or financing to our group or such investment or is a lender to our group or any of its investments, Brookfield will have the sole right to, through or on behalf of our group, either (i) take any action to implement the agreement, enforce any provisions thereof or any rights of our group thereunder, terminate the agreement pursuant to any right of termination provided in such agreement, give required notices or give or make any approval, consent, decision or waiver under such agreement or (ii) nominate a third-party to approve any action or inaction to be taken with respect to any such related party transaction or agreement.

In order to mitigate potential conflicts of interest in these situations, Brookfield could but will not be obligated to take actions on behalf of itself, the Investing Affiliate, our group and/or other Brookfield Accounts, including among others one or more of the following as it determines in its sole discretion: (i) forbearance of rights, such as causing Brookfield, the Investing Affiliate, our group and/or other Brookfield Accounts to remain passive in a situation in which it is otherwise entitled to vote, which could mean that Brookfield, the Investing Affiliate, our group, a Brookfield Account in which our group is invested and/or other Brookfield Accounts, as applicable) defer to the decision or judgment of an independent, third-party investor in the same class of securities with respect to decisions regarding defaults, foreclosures, workouts, restructurings, and/or similar matters, including actions taken by a trustee or administrative or other agent of the investment, such as a release, waiver, forgiveness or reduction of any claim for principal or interest, extension of maturity date or due date of any payment of any principal or interest, release or substitution of any material collateral, release, waiver, termination or modification of any material provision of any guaranty or indemnity, subordination of any lien, and release, waiver or permission with respect to any covenants; (ii) causing Brookfield, the Investing Affiliate, our group, a Brookfield Account in which our group is invested and/or other Brookfield Accounts to hold only non-controlling interests in any such investment; (iii) referring the matter to one or more persons that is not affiliated with Brookfield, such as a third-party loan servicer, administrative agent or other agent to review and/or approve of an intended course of action; (iv) consulting with and/or seeking approval of our board and the board of the partnership’s general partner on such matter (and similar bodies of other accounts); (v) establishing ethical screens or information barriers (which can be temporary and of limited purpose) designed to separate Brookfield investment professionals to act independently on behalf of our group (or a Brookfield Account in which our group is invested), on the one hand, and Brookfield, the Investing Affiliate and/or other Brookfield Accounts, on the other hand, in each case with support of separate legal counsel and other advisers; (vi) seeking to ensure that Brookfield, the Investing Affiliate, our group, a Brookfield Account in which our group is invested, and/or other Brookfield Accounts own interests in the same securities or financial instruments and in the same proportions so as to preserve an alignment of interests; and/or (vii) causing Brookfield, the Investing Affiliate, our group, a Brookfield Account in which our group is invested, and/or other Brookfield Accounts to divest of an investment that it otherwise could have held on to, including without limitation causing our group (or a Brookfield Account in which our group is invested) to sell its position to Brookfield or another Brookfield Account (or vice versa).

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At all times, Brookfield will endeavor to treat all Brookfield-managed accounts (including our group and any Brookfield Account in which our group is invested) fairly, equitably and consistent with its investment mandate in pursuing and managing in these investments. However, there can be no assurance that any action or measure pursued by Brookfield will be feasible or effective in any particular situation, or that its own interests won’t influence its conduct, and it is possible that the outcome for our group (or a Brookfield Account in which our group is invested) will be less favorable than otherwise would have been the case if Brookfield did not face these conflicts of interest. That outcome may include including realizing different returns (including, possibly lower returns) on our investments than Brookfield, the Investing Affiliate and/or other Brookfield Accounts do on theirs. In addition, the actions and measures that Brookfield pursues are expected to vary based on the particular facts and circumstances of each situation and, as such, there will be some degree of variation and potentially inconsistency in the manner in which these situations are addressed.

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Investment Platforms. A Brookfield Account, alone or co-investing alongside other Brookfield Accounts or third parties may create or acquire assets that will serve as a platform for investment in a particular sector, geographic area or other niche (such arrangements, “Investment Platforms”). In the case of such Investment Platforms, our group (or a Brookfield Account in which our group is invested) may rely on the existing management, board of directors and other shareholders of such companies, which may include representation of other financial investors with whom our group or such Brookfield Account is not affiliated and whose interests may conflict with the interests of our group or such Brookfield Account. In other cases, our group (or a Brookfield Account in which our group is invested) may recruit a management team to pursue a new Investment Platform expected to lead to the formation of a future Investment Platform. A Brookfield Account (including our group) may also form a new portfolio company and recruit a management team to build the Investment Platform through acquisitions and organic growth. Our group, a Brookfield Account in which our group is invested or the Investment Platform, as applicable, will bear the expenses of such management team, including any overhead expenses, employee compensation, diligence expenses or other related expenses in connection with backing the management team or building out the Investment Platform. Such expenses may be borne directly by a Brookfield Account (as broken-deal expenses, if applicable) or indirectly as a Brookfield Account in which our group bears the start-up and ongoing expenses of the newly formed Investment Platform. In certain cases, the services provided by such management team may overlap with the services provided by Brookfield to such Brookfield Account. The compensation of management of an Investment Platform may include interests in the profits of the Investment Platform, including profits realized in connection with the disposition of an asset, and co-investments alongside the relevant Brookfield Account. Although an Investment Platform may be controlled by a Brookfield Account, members of the management team will not be treated as employees of Brookfield for purposes of the Governing Documents, and none of the expenses, profit interests or other arrangements described above will offset management fees.

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Insurance and Reinsurance Capital. Brookfield currently manages, and expects in the future to manage, one or more Brookfield Accounts that focus on investing insurance- and reinsurance-related capital (“Brookfield Insurance Accounts”). Among other things, Brookfield Insurance Accounts are expected to invest in securities of issuers affiliated with Brookfield Accounts, including securities issued by portfolio companies such as investment grade, high-yield and other debt securities. For example, from time to time, Brookfield Insurance Accounts could invest in asset backed securities, commercial mortgage backed securities, and other debt securities and instruments issued (as part of a financing, refinancing or similar transaction) by our group, a Brookfield Account in which our group is invested and/or portfolio companies.

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Brookfield Insurance Accounts’ investments generally will be made on terms determined to be arm’s length market terms (based on terms negotiated with third-party investors or terms that Brookfield otherwise determines to be consistent with arm’s length market terms). However, Brookfield Insurance Accounts’ investments in debt securities and/or instruments will result in Brookfield Insurance Accounts and other Brookfield Accounts (such as our group or Brookfield Accounts in which our group is invested) being invested in different levels of an issuer’s capital structure. These situations will give rise to conflicts of interests and potential adverse impacts on our group, which are described in more detail (including as to the manner in which Brookfield will manage these situations) in “Investments with Related Parties” above.

Because Brookfield manages Brookfield Insurance Accounts, certain transactions (such as, for example, cross trades or other transactions involving our group (or a Brookfield Account in which our group is invested), on the one hand, and a Brookfield Insurance Account, on the other hand) present conflicts of interest. No transaction involving our group (or a Brookfield Account in which our group is invested or a portfolio company), on the one hand, and a Brookfield Insurance Account, on the other hand, will require approval of our board’s independent directors, unless otherwise determined by Brookfield in its sole discretion, or our shareholders.

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Pricing. Our group’s investments in securities of issuers affiliated with Brookfield Accounts, including debt securities issued by portfolio companies, generally will be made on terms Brookfield determines to be arm’s length market terms in its sole discretion. Our group will have an interest in obtaining the lowest possible price for these securities, while the other Brookfield Account will have an interest in obtaining the highest. This situation gives rise to conflicts of interest. Brookfield expects that our group will rely on opinions and guidance provided by underwriters, distributors and/or third-party advisors regarding whether the overall terms of the offering (including price) are consistent with arm’s length market terms as well as natural market dynamics involved in pricing the offerings.

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Financing to Counterparties of Brookfield Accounts. There may be situations in which Brookfield or a Brookfield Account will offer and/or commit to provide financing to one or more third parties that are expected to bid for and/or purchase an investment (in whole or in part) from a Brookfield Account in which our group is invested. This type of financing could be provided through prearranged financing packages arranged and offered by Brookfield or a Brookfield Account to potential bidders in the relevant sales process or otherwise pursuant to bilateral negotiations between one or more bidders and Brookfield and/or the Brookfield Account. For example, where a Brookfield Account in which our group is invested seeks to sell an investment (in whole or in part) to a third party in the normal course, Brookfield or a Brookfield Account may offer the third party debt financing to facilitate its bid and potential purchase of the investment.

This type of arrangement will only be offered in situations in which Brookfield believes it provides benefits to the Brookfield Account in which our group is invested by supporting third parties in their efforts to successfully bid for and/or acquire our investments. However, acquisition financing arranged and offered by Brookfield and/or Brookfield Accounts also creates potential conflicts of interest. In particular, Brookfield’s or the Brookfield Account’s participation as a potential lender in the sales process could create an incentive to select a third-party bidder that uses financing arranged by Brookfield or a Brookfield Account to our potential detriment.

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In order to mitigate potential conflicts of interest in these situations, Brookfield generally will seek to take one or more of the following actions, among others, as it determines in its sole discretion in satisfaction of its duties to the Brookfield Account in which our group is invested: (i) offer investments for sale in the normal course via competitive and blind bidding processes designed to maximize the sales value for the Brookfield Account in which our group is invested, (ii) engage one or more independent advisers, such as sell-side bankers, on behalf of the Brookfield Account in which our group is invested to administer and facilitate a commercially fair and equitable sales process, (iii) consult with and/or seek approval of the investors in the Brookfield Account in which our group is invested (or their advisory committee) with respect to a recommended and/or intended course of action; (iv) establish ethical screens or information barriers (which can be temporary and of limited purpose) to separate the Brookfield investment professionals that act on behalf of the Brookfield Account in which our group is invested, on the one hand, from the Brookfield investment professionals that act on behalf of Brookfield and/or the Brookfield Account arranging and offering the acquisition financing, on the other hand, and (v) such other actions that Brookfield deems necessary or appropriate taking into account the relevant facts-and-circumstances. However, there can be no assurance that any particular action will be feasible or effective in any particular situation, or that Brookfield’s own interests won’t influence its conduct, and it is possible that the outcome for the Brookfield Account in which our group is invested will be less favorable than otherwise would have been the case if Brookfield did not face these conflicts of interest. In addition, the actions that Brookfield pursues are expected to vary based on the particular facts and circumstances of each situation and, as such, there will be some degree of variation and potentially inconsistency in the manner in which these situations are addressed.

In addition, in certain situations Brookfield may accept a bid for an investment from a bidder that received acquisition financing from Brookfield or a Brookfield Account that is at a lower price than an offer that it received from a party that has independent financing sources. For example, although price is often the deciding factor in selecting whom to sell an investment to, other factors frequently influence the seller, including, among other things, closing conditions, lack of committed financing sources, regulatory or other consent requirements, and such other factors that increase the risk of the higher-priced bidder being able to complete or close the transaction under the circumstances. Brookfield could therefore cause a Brookfield Account in which our group is invested to sell an asset to a third party that has received financing from Brookfield or another Brookfield Account, even when such third party has not offered the most attractive price.

In exercising its discretion hereunder, Brookfield will seek to ensure that the Brookfield Account in which our group is invested obtains the most favorable sale package (including sales price and certainty and speed of closing) on the basis of a commercially fair and equitable sales process. However, no sale of an investment (in whole or in part) involving acquisition financing provided by Brookfield or a Brookfield Account will require approval by our group or the shareholders of our company.

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Investments by Brookfield Personnel. Brookfield personnel that participate in Brookfield’s advisory business activities, including partners, officers and other employees of Brookfield (“Brookfield Personnel”), are permitted to buy and sell securities or other investments for their own or their family members’ accounts (including through Brookfield Accounts), subject to the limitations described below. Positions are likely to be taken by such Brookfield Personnel that are the same, different from, or made at different times than positions taken directly or indirectly for our group and Brookfield Accounts in which our group is invested. To reduce the possibility of (i) potential conflicts between our group’s investment activities and those of Brookfield Personnel, and (ii) our group’s investment activities being materially adversely affected by Brookfield Personnel’s personal trading activities, Brookfield has established policies and procedures relating to personal securities trading. To this end, Brookfield Personnel that participate in managing our group’s investment activities are generally restricted from engaging in personal trading activities (unless such activities are conducted through accounts over which Brookfield Personnel have no influence or control), and other personnel generally must pre-clear proposed personal trades. In addition, Brookfield’s policies include prohibitions on insider trading, front running, trading in securities that are on Brookfield’s securities watch list, trading in securities that are subject to a black-out period and other restrictions.

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Investments by the Investing Affiliate. Certain Brookfield executives own a substantial majority of an entity that makes investments for its own account (the “Investing Affiliate”). The Investing Affiliate’s activities are managed separately from our group’s (or any Brookfield Account’s) activities. There is no information barrier between the personnel managing the Investing Affiliate’s activities and the rest of Brookfield. Brookfield has adopted protocols designed to ensure that the Investing Affiliate’s activities do not materially conflict with or adversely affect our group’s (or Brookfield Accounts’) activities and to ensure that our group’s (and Brookfield Accounts’) interests are, to the extent feasible, prioritized relative to the Investing Affiliate’s.

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Brookfield’s Public Securities Group. Brookfield is an active participant, as agent and principal, in the global fixed income, currency, commodity, equities and other markets. Certain of Brookfield’s investment activities are managed independently of, and carried out without any reference to, the management of our group and other Brookfield Accounts. For example, Brookfield invests, trades or makes a market in the equity, debt or other interests of certain companies without regard to the impact of such activities on our group, other Brookfield Accounts and their portfolio companies. In particular, Brookfield’s Public Securities Group (“PSG”) manages investment funds and accounts that invest in public debt and equity markets. There is currently an information barrier in place pursuant to which Brookfield and PSG manage their investment operations independently of each other and do not generally share information relating to investment activities. Consequently, Brookfield and PSG generally do not consult each other about, or have awareness of, investment decisions made by the other, and neither is subject to any internal approvals over its investment decisions by any person who would have knowledge of the investment decisions of the other. As a result, PSG will not share with Brookfield investment opportunities that could be suitable for our group or any other Brookfield Account, and our group (or Brookfield Accounts in which our group invests) will have no rights with respect to such opportunities. In addition, in certain circumstances, funds and/or accounts managed by PSG will hold an interest in one of our (or Brookfield Accounts’) investments (or potential investments). In such situations, PSG funds and/or accounts could benefit from our activities (and the activities of Brookfield Accounts in which our group invests). In addition, as a result of different investment objectives and views, PSG is likely to manage its interests in a way that is different from our group and Brookfield Accounts in which our group invests (including, for example, by investing in different portions of an issuer’s capital structure, short selling securities, voting securities in a different manner, and/or selling its interests at different times than our group or Brookfield Accounts in which our group invests).

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The potential conflicts of interest described herein are magnified as a result of the information sharing barrier because Brookfield’s investment teams will not be aware of, and will not have the ability to mitigate, ameliorate or avoid, such conflicts. Brookfield has discretion at any time, and without notice to our shareholders, to remove or modify such information barrier. In the event that the information barrier is removed or modified, Brookfield would be subject to certain protocols, obligations and restrictions in managing our group and other Brookfield Accounts, including, for example, conflicts-management protocols and certain potential investment-related limits and restrictions.

Breaches (including inadvertent breaches) of the information barrier and related internal controls by Brookfield and/or PSG could result in significant consequences to Brookfield (and PSG) as well as have a significant adverse impact on our group and/or Brookfield Accounts that our group is invested in, including (among others) potential regulatory investigations and claims for securities laws violations in connection with our direct and/or indirect investment activities. These events could have adverse effects on Brookfield’s reputation, result in the imposition of regulatory or financial sanctions, negatively impact Brookfield’s ability to provide investment management services to Brookfield Accounts, all of which could result in negative financial impact to the investment activities of our group and/or Brookfield Accounts that our group is invested in.

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Oaktree. Brookfield holds a significant interest in Oaktree Capital Group, LLC (together with its affiliates, “Oaktree”). Oaktree is a global investment manager with significant assets under management, emphasizing an opportunistic, value-oriented and risk-controlled approach to investments in credit, private equity, real assets and listed equities. Brookfield and Oaktree operate their respective investment businesses largely independently pursuant to an information barrier, with each remaining under its current brand and led by separate management and investment teams.

Our group expects that Brookfield, Brookfield Accounts (including our group and Brookfield Accounts that our group is invested in) and their portfolio companies will engage in activities and have business relationships that give rise to conflicts (and potential conflicts) of interest between them, on the one hand, and Oaktree, Oaktree-managed funds and accounts (collectively, “Oaktree Accounts”) and their portfolio companies, on the other hand. For so long as Brookfield and Oaktree manage their investment operations independently of each other pursuant to an information barrier, Oaktree, Oaktree Accounts and their respective portfolio companies generally will not be treated as affiliates of our group, Brookfield, Brookfield Accounts and their portfolio companies, and conflicts (and potential conflicts) considerations, including in connection with allocation of investment opportunities, investment and trading activities, and agreements, transactions and other arrangements entered into with Oaktree, Oaktree Accounts and their portfolio companies, generally will be managed as summarized herein.

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There is (and in the future will continue to be) some degree of overlap in investment strategies and investments pursued by our group, Brookfield Accounts in which our group invests and Oaktree Accounts. Nevertheless, Brookfield does not expect to coordinate or consult with Oaktree with respect to investment activities and/or decisions. This absence of coordination and consultation, and the information barrier described above, will in some respects serve to mitigate conflicts of interests between our group and Brookfield Accounts in which our group invests , on the one hand, and Oaktree Accounts, on the other hand; however, these same factors also will give rise to certain conflicts and risks in connection with our and Oaktree’s investment activities, and make it more difficult to mitigate, ameliorate or avoid such situations. For example, because Brookfield and Oaktree are not expected to coordinate or consult with each other about investment activities and/or decisions, and neither Brookfield nor Oaktree is expected to be subject to any internal approvals over its investment activities and decisions by any person who would have knowledge and/or decision-making control of the investment decisions of the other, Oaktree Accounts will be entitled to pursue investment opportunities that are suitable for our group and Brookfield Accounts that our group invests in, but which are not made available to our group or those Brookfield Accounts. Our group and Brookfield Accounts that our group invests in, on the one hand, and Oaktree Accounts, on the other hand, are also expected to compete, from time to time, for the same investment opportunities. Such competition could, under certain circumstances, adversely impact the purchase price of our (direct and/or indirect) investments. Oaktree will have no obligation to, and generally will not, share investment opportunities that may be suitable for our group and Brookfield Accounts that our group invests in with Brookfield, and our group and Brookfield Accounts that our group invests in will have no rights with respect to any such opportunities.

Oaktree will not be restricted from forming or establishing new Oaktree Accounts, such as additional funds or successor funds. Moreover, Brookfield expects to provide Oaktree, from time to time, with (i) access to marketing-related support, including, for example, strategy sessions, introductions to investor relationships and other marketing facilitation activities, and (ii) strategic oversight and business development support, including general market expertise and introductions to market participants such as portfolio companies, their management teams and other relationships. Certain such Oaktree Accounts could compete with or otherwise conduct their affairs without regard to whether or not they adversely impact our group and/or Brookfield Accounts that our group invests in. Oaktree could provide similar information, support and/or knowledge to Brookfield, and the conflicts (and potential conflicts) of interest described above will apply equally in those circumstances.

As noted, Oaktree Accounts will be permitted to make investments of the type that are suitable for our group and Brookfield Accounts that our group invests in without the consent of Brookfield. From time to time, our group and/or Brookfield Accounts that our group invests in, on the one hand, and Oaktree Accounts, on the other hand, are expected to purchase or sell an investment from each other, as well as jointly pursue one or more investments. In addition, from time to time, Oaktree Accounts are expected to hold an interest in an investment held by (or potential investment of) our group and/or Brookfield Accounts that our group invests in, and/or subsequently purchase (or sell) an interest in an investment held by (or potential investment of) our group and/or Brookfield Accounts that our group is invested in, including in different parts of the capital structure.

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For example, our group (or a Brookfield Account that our group is invested in) may hold an equity position in a company while an Oaktree Account holds a debt position in the company. In such situations, Oaktree Accounts could benefit from our (direct or indirect) activities. Conversely, our group and/or Brookfield Accounts that our group is invested in could be adversely impacted by Oaktree’s activities. In addition, as a result of different investment objectives, views and/or interests in investments, it is expected that Oaktree will manage certain Oaktree Accounts’ interests in a way that is different from the interests of our group and/or Brookfield Accounts that our group is invested in (including, for example, by investing in different portions of an issuer’s capital structure, short selling securities, voting securities or exercising rights it holds in a different manner, and/or selling its interests at different times than our group and/or Brookfield Accounts that our group is invested in), which could adversely impact our (direct and/or indirect) interests. Oaktree and Oaktree Accounts are also expected to take positions, give advice and provide recommendations that are different, and potentially contrary to those which are taken by, or given or provided to, our group and/or Brookfield Accounts that our group is invested in, and are expected to hold interests that potentially are adverse to those held by our group (directly or indirectly). Our group and/or Brookfield Accounts that our group is invested in, on the one hand, and Oaktree Accounts, on the other hand, will in certain cases have divergent interests, including the possibility that the interests of our group and/or Brookfield Accounts that our group is invested in are subordinated to Oaktree Accounts’ interests or are otherwise adversely affected by Oaktree Accounts’ involvement in and actions related to the investment. Oaktree will not have any obligation or other duty to make available for the benefit of our group and/or Brookfield Accounts that our group is invested in any information regarding its activities, strategies and/or views.

The potential conflicts of interest described herein are expected to be magnified as a result of the lack of investment information sharing and coordination between Brookfield and Oaktree. Investment teams managing the activities of our group and/or Brookfield Accounts that our group is invested in are not expected to be aware of, and will not have the ability to manage, mitigate, ameliorate or avoid, such conflicts. This will be the case even if they are aware of Oaktree’s investment activities through public information.

Brookfield and Oaktree may decide, at any time and without notice to our group or our shareholders, to remove or modify the information barrier between Brookfield and Oaktree. In the event that the information barrier is removed or modified, it would be expected that Brookfield and Oaktree will adopt certain protocols designed to address potential conflicts and other considerations relating to the management of their investment activities in a different or modified framework.

Breaches (including inadvertent breaches) of the information barrier and related internal controls by Brookfield and/or Oaktree could result in significant consequences to Brookfield (and Oaktree) as well as have a significant adverse impact on our group and/or Brookfield Accounts that our group is invested in, including (among others) potential regulatory investigations and claims for securities laws violations in connection with our direct and/or indirect investment activities. These events could have adverse effects on Brookfield’s reputation, result in the imposition of regulatory or financial sanctions, negatively impact Brookfield’s ability to provide investment management services to Brookfield Accounts, all of which could result in negative financial impact to the investment activities of our group and/or Brookfield Accounts that our group is invested in.

To the extent that the information barrier is removed or otherwise ineffective and Brookfield has the ability to access analysis, models and/or information developed by Oaktree and its personnel, Brookfield will not be under any obligation or other duty to access such information or effect transactions for our group and/or Brookfield Accounts that our group is invested in, in accordance with such analysis and models, and in fact may be restricted by securities laws from doing so.

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As noted in “Transactions with Portfolio Companies and Investments” below, portfolio companies of Brookfield Accounts that our group is invested in are and will be counterparties in agreements, transactions and other arrangements with other Brookfield Accounts (including their portfolio companies) for the provision of goods and services, purchase and sale of assets and other matters that would otherwise be transacted with independent third parties. Similarly, portfolio companies of Brookfield Accounts that our group is invested in) are and will be counterparties in arrangements with Oaktree, Oaktree Accounts and/or their portfolio companies to the extent practicable pursuant to the information barrier. These arrangements will give rise to the same potential conflicts considerations (and be resolved in the same manner) as set out in “Transactions with Portfolio Companies and Investments.”

This does not purport to be a complete list or explanation of all actual or potential conflicts that could arise as a result of Brookfield’s investment in Oaktree, and additional conflicts not yet known by Brookfield or Oaktree could arise in the future and those conflicts will not necessarily be resolved in favor of our group’s interests (or the interests of Brookfield Accounts in which our group is invested). Because of the extensive scope of Brookfield’s and Oaktree’s activities and the complexities involved in managing certain aspects of their existing businesses, the policies and procedures to identify and resolve such conflicts of interest will continue to be developed over time.

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Cross Trades and Principal Trades. From time to time, subject to and in accordance with applicable law and the terms of our conflicts policy, Brookfield expects (but is under no obligation) to effect cross trades and/or principal transactions pursuant to which our group (or Brookfield Accounts in which our group is invested) purchases investments from or sell investments to Brookfield and/or other Brookfield Accounts. Pursuant to applicable law and our conflicts policy, certain of these transactions will require approval of our board’s independent directors, which approval will be deemed to constitute the approval of, and be binding upon, our group and all shareholders.

In light of the potential conflicts of interest and regulatory considerations relating to cross trades and/or principal transactions, including among others Brookfield’s conflicting division of loyalties and responsibilities to the parties in these transactions, Brookfield has developed policies and procedures in order to guide the effecting of such transactions. However, there can be no assurance that such transactions will be effected, or that such transactions will be affected in the manner that is most favorable to our group (or a Brookfield Account in which our group is invested) as a party to any such transaction. For the avoidance of doubt, transactions among portfolio companies of Brookfield Accounts in which our group is invested and portfolio companies of other Brookfield Accounts and/or Oaktree Accounts that get effected in the ordinary course will not be treated as cross trades or principal transactions and will not require approval of our board’s independent directors or any other consent. See “Transactions with Portfolio Companies and Investments” below.

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Warehousing Investments. From time to time, Brookfield, a Brookfield Account or our group will “warehouse” certain investments on behalf of other Brookfield Accounts in which our group expects to invest, i.e., Brookfield, a Brookfield Account or our group will make an investment on behalf of another Brookfield Account in which our group expects to invest and transfer it to the Brookfield Account at a later date at cost plus a pre-agreed interest rate after the Brookfield Account has raised sufficient capital, including financing to support the acquisition. In the event that the applicable Brookfield Account does not raise sufficient capital and/or obtain sufficient financing to purchase the warehoused investment and our group cannot find another buyer for the investment (in connection with warehoused arrangements that our group provides), our group or a Brookfield Account in which our group is invested would be forced to retain the investment, the value of which may have increased or declined.

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Excess Funds Liquidity Arrangement with Related Parties. Our group has an arrangement in place with Brookfield pursuant to which our group lends Brookfield excess funds from time to time and it lends our group excess funds from time to time. This arrangement is intended to enhance the use of excess funds between our group and Brookfield when the lender has excess funds and the borrower has a business need for the capital (including, without limitation, to fund operating and/or investment activities and/or to pay down higher cost capital), and provides: (i) to the lender, a higher rate of return on the funds than it otherwise would be able to achieve in the market and (ii) to the borrower, a lower cost of funds than it otherwise would be able to obtain in the market.

Brookfield, in its capacity as our service provider, determines when it is appropriate for our group to lend excess funds to, or borrow excess funds from, Brookfield. Brookfield has similar arrangements with other affiliates for whom it serves in one or more capacities, including (among others) promoter, principal investor and investment manager. It is therefore possible that, from time to time and to the extent that Brookfield determines this to be in the best interests of the parties: (i) funds that are placed on deposit with Brookfield by our group will, in the discretion of Brookfield on a case-by-case basis, be lent on to other affiliates of Brookfield and (ii) funds that are placed on deposit with Brookfield by other Brookfield affiliates will, in the discretion of Brookfield on a case-by-case basis, be lent on to our group. Because the interest rates charged are reflective of the credit ratings of the applicable borrowers, any loans by Brookfield to its affiliates, including our group (as applicable), generally will be at higher interest rates than the rates then applicable to any balances deposited with Brookfield by our group or other Brookfield affiliates (as applicable). These differentials are approved according to protocols described below. Accordingly, Brookfield also benefits from these arrangements and will earn a profit as a result of the differential in lending rates.

Amounts our group lends to or borrow from Brookfield pursuant to this arrangement generally are repayable at any time upon either side’s request, and Brookfield generally ensures that the borrower has sufficient available capital from another source in order meet potential repayment demands. As noted above, Brookfield determines the interest rate to be applied to borrowed/ loaned amounts taking into account each party’s credit rating and the interest rate that would otherwise be available to it in similar transactions on an arms’ length basis with unrelated parties.

Conflicts of interest arising for Brookfield under this arrangement have been approved by our company’s independent directors in accordance with our protocol for resolving potential conflicts of interest.

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Arrangements with Brookfield. Our relationship with Brookfield involves a number of arrangements pursuant to which Brookfield provides various services to our group, including access to financing arrangements and investment opportunities, and our group supports Brookfield Accounts and their portfolio companies in various ways. Certain of these arrangements were effectively determined by Brookfield in the context of the spin-off, and could contain terms that are less favorable than those which otherwise might have been negotiated between unrelated parties. However, Brookfield believes that these arrangements are in the best interests of our group and Brookfield Accounts in which our group invests.

Circumstances may arise in which these arrangements will need to be amended or new arrangements will need to be entered into, and conflicts of interest between our group and Brookfield will arise in negotiating such new or amended arrangements. Any such negotiations will be subject to review and approval by our company’s independent directors.

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Brookfield is generally entitled to share in the returns generated by our operations, which creates an incentive for it to assume greater risks when making decisions for our group than it otherwise would in the absence of such arrangements. In addition, our investment in and support of Brookfield Accounts and their portfolio companies provides Brookfield with certain ancillary benefits, such as satisfying Brookfield’s commitment to invest in such accounts (which Brookfield would otherwise need to satisfy from different sources), assisting Brookfield in marketing Brookfield Accounts and facilitating more efficient management of their portfolio companies’ operations.

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Limited Liability of Brookfield. The liability of Brookfield and its officers and directors is limited under our arrangements with them, and we have agreed to indemnify Brookfield and its officers and directors against claims, liabilities, losses, damages, costs or expenses which they may face in connection with those arrangements, which may lead them to assume greater risks when making decisions than they otherwise would if such decisions were being made solely for Brookfield’s own account, or may give rise to legal claims for indemnification that are adverse to the interests of our shareholders.

Decisions Made and Actions Taken That May Cause Potential Conflicts of Interest

Due to the broad scope of Brookfield’s activities and the scale of its advisory, asset management and related business, Brookfield is required to make decisions and take actions on behalf of a wide variety of private funds, clients (including our group), and affiliates. As discussed below, the diversity of Brookfield’s platform is expected to provide benefits overall to each entity that is a part of it. However, from time to time, Brookfield’s decisions and actions will necessarily favor one client over another, including in a manner disadvantageous to our group and Brookfield Accounts our group invests in.

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Reputational Considerations. Given the nature of its broader platform, Brookfield has an interest in preserving its reputation, including with respect to our status as a publicly traded vehicle and, in certain circumstances, such reputational considerations may conflict with the interests of our group (or a Brookfield Account in which our group is invested). Brookfield will likely make decisions on behalf of our group (or a Brookfield Account in which our group is invested) for reputational reasons that it would not otherwise make absent such considerations. For example, Brookfield may limit transactions and activities on behalf of our group (or a Brookfield Account in which our group is invested) for reputational or other reasons, including where Brookfield provides (or may provide) advice or services to an entity involved in such activity or transaction, where another Brookfield Account is or may be engaged in the same or a related activity or transaction to that being considered on behalf of our group (or a Brookfield Account in which our group is invested), where another Brookfield Account has an interest in an entity involved in such activity or transaction, or where such activity or transaction on behalf of or in respect of our group (or a Brookfield Account in which our group is invested) could affect Brookfield, Brookfield Accounts or their activities.

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Allocation of Expenses. In the normal course of managing its business activities, Brookfield allocates costs and expenses among itself, Brookfield Accounts (including our group) and portfolio companies of Brookfield Accounts as appropriate and in accordance with internal policies. Examples of expenses allocated across Brookfield Accounts (and expected to be allocated in part to our group) include investor reporting systems and software, technology services, accounting, group insurance policies, portfolio and investment tracking and monitoring systems, trade order management system and legal, tax, compliance and other similar expenses that relate to Brookfield Accounts. Expenses are allocated by Brookfield in its good faith judgment, which is inherently subjective, among Brookfield Accounts that benefit from such expenses. Certain expenses are suitable for only our group or another Brookfield Account and, in such case, are allocated to such vehicle. In other situations, expenses are allocated to our group and other Brookfield Accounts despite the fact that such expenses may not directly relate to our group and such Brookfield Accounts, may also benefit other Brookfield Accounts in the future and/or ultimately not benefit our group (and Brookfield Accounts that our group invests in) at all, including for example expenses relating to a specific legal, regulatory, tax, commercial or other issue, structure and/or negotiation. Brookfield will allocate such expenses among Brookfield Accounts (including our group) based on factors it deems reasonable in its discretion, regardless of the extent to which other Brookfield Accounts ultimately benefit from such issue, structure and/or negotiation. Expenses incurred in connection with an issue, structure or negotiation not directly related to a Brookfield Account may nonetheless be allocated to the Brookfield Account, even if incurred prior to the existence of the Brookfield Account.

In addition, where a potential investment is pursued on behalf of one or more Brookfield Accounts, including our group, the Brookfield Accounts that ultimately make the investment (or, in the case of a potential investment that is not consummated, the Brookfield Accounts that Brookfield determines, in its discretion, ultimately would have made the investment) will generally bear the expenses related to such investment (including broken deal costs, in the case of an investment that is not consummated). Examples of broken-deal expenses include (i) research costs, (ii) fees and expenses of legal, financial, accounting, consulting or other advisers (including the Manager or its affiliates) in connection with conducting due diligence or otherwise pursuing a particular non-consummated transaction, (iii) fees and expenses in connection with arranging financing for a particular non-consummated transaction, (iv) travel costs, (v) deposits or down payments that are forfeited in connection with, or amounts paid as a penalty for, a particular non-consummated transaction and (vi) other expenses incurred in connection with activities related to a particular non-consummated transaction.

Brookfield will make expense allocation decisions in its discretion and may modify or change its allocation methodologies and policies from time to time to the extent it determines such modifications or changes are necessary or advisable, which could result in our group and/or Brookfield Accounts in which our group invests bearing less (or more) expenses than otherwise would have been the case without such modifications.

New types of operating expenses could arise in the ordinary course and Brookfield will allocate such expenses to our group and Brookfield Accounts in which our group invests as appropriate. In addition, although organizational expenses of Brookfield Accounts in which our group invests are generally subject to a cap, certain operating expenses, which are not subject to a cap, include costs related to organizational matters, such as costs and expenses relating to distributing and implementing elections pursuant to any “most favored nations” clauses in investor side letters, and fees, costs and expenses of anti-money laundering and/or “know your customer” compliance, tax diligence expenses and costs and expenses of ongoing related procedures.

Brookfield has engaged a compliance consulting firm and may engage similar firms to provide services in connection with investor relations operations, including the review of diligence and marketing materials. The expenses relating to these services are allocated to Brookfield Accounts.

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Affiliated and Related-Party Services and Transactions. Where it deems appropriate and relevant, Brookfield intends to perform or provide (or cause a Brookfield Account to perform or provide) a variety of different services or products to our group, Brookfield Accounts in which our group invests and their portfolio companies that would otherwise be provided by independent third parties, including among others lending, loan special servicing, investment banking, advisory, consulting, entitlement, acting as alternative investment fund manager or other similar type of manager in jurisdictions where such services are beneficial, the placement and provision of insurance policies and coverage, development, construction and design (including oversight thereof), real estate and property management (and oversight thereof), leasing, power marketing, operational, legal, financial, back office, brokerage, corporate secretarial, accounting, human resources, bank account management, supply or procurement of power and energy, fund administration (including coordinating onboarding, due diligence, reporting and other administrative services with third-party administrators and placement agents) and other financial operations services, hedging and other treasury services and capital markets services, services relating to the use of entities that maintain a permanent residence in certain jurisdictions, data management services and other services or products (such services, collectively, “Affiliate Services”).

To the extent that Brookfield or a Brookfield Account provides Affiliate Services to our group, a Brookfield Account and/or any portfolio company, Brookfield or the Brookfield Account (as applicable) will receive fees (which could include incentive compensation): (i) at rates for the relevant services that Brookfield reasonably believes to be consistent with arm’s length market rates at the time of entering into the Affiliate Services engagement (the “Affiliate Service Rate”); provided that, if the Affiliate Service Rate for an Affiliate Service is not able to be determined, the Affiliate Service will be provided at cost (including an allocable share of internal costs) plus an administrative fee of 15%; or (ii) at any other rates with the approval of our company’s independent directors (for services provided to our group) and with the approval of the relevant Brookfield Account’s investors or their advisory committee (for services provided to a Brookfield Account in which our group is invested).

For the avoidance of doubt: (i) where Brookfield (or a Brookfield Account, as applicable) is engaged to provide Affiliate Services in connection with a portfolio company of another Brookfield Account, the Affiliate Service Rate could include performance-based compensation for certain employees and the cost of such performance-based compensation will be paid by the applicable portfolio company, and (ii) for certain Affiliate Services, the Affiliate Service Rate will include a pass-through of costs (including information technology hardware, computing power or storage, software licenses and related ancillary and information technology personnel costs) incurred in providing the service, in addition to any fees charged for the service (and the passed-through costs may be substantial relative to the fees charged for the service). In certain situations, personnel will provide an Affiliate Service to multiple assets (including assets not owned by our group or Brookfield Accounts in which our group invests) or multiple Brookfield Accounts, in which case only a portion of the applicable costs would be passed through to our group and Brookfield Accounts in which our group is invested. Where Affiliate Services are in place prior to our group’s (or a Brookfield Account’s) ownership of an investment and cannot be amended without the consent of an unaffiliated third party, our group (or the Brookfield Account, as applicable) will inherit the pre-existing fee rates for such Affiliate Services until (i) such time at which third-party consent is no longer required or (ii) a Brookfield Account seeks consent to amend such rates. Accordingly, while a Brookfield Account may seek consent of the unaffiliated third party to amend any pre-existing fee rates, Brookfield will be incentivized to seek to amend the pre-existing fee arrangement in certain circumstances and dis-incentivized to do so in others. For example, Brookfield will be incentivized to seek consent to amend the rate in circumstances where the amended fee would be higher than the pre-existing rate, and conversely may choose not to (and will not be required to) seek consent to amend any pre-existing fee rates if the amended rate would be lower than the pre-existing rate.

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Compensation for Affiliate Services payable to Brookfield will not be shared with our group or shareholders (or offset against management fees) and may be substantial. The fee potential, both s and future, inherent in a particular transaction could be an incentive for Brookfield to seek to refer or recommend a transaction to our group or Brookfield Accounts in which our group is invested. Furthermore, providing services or products to our group, a Brookfield Account in which our group is invested and/or portfolio companies will enhance Brookfield’s relationships with various parties, facilitate additional business development and enable Brookfield to obtain additional business and generate additional revenue.

The foregoing requirements and limitations will not apply to transactions for services or products between investments of Brookfield Accounts in which our group is invested and portfolio companies of other Brookfield Accounts, Oaktree and Oaktree Accounts, which are described in further detail below (though Brookfield may nonetheless determine, in its sole discretion, to use Affiliate Service Rates in these situations).

Brookfield will determine the Affiliate Service Rate for each Affiliate Service in good faith at the time of engagement. The determination of the Affiliate Service Rate will be based on one or more factors, including, among other things: (i) the rate that one or more comparable service providers (which may or may not be a competitor of Brookfield or a Brookfield Account) charge third-parties for the similar services (at the time of determination), (ii) market knowledge (which may be based on inquiries with one or more market participants), (iii) the rate charged by Brookfield (or a Brookfield Account) to a third-party for similar services (or the methodology used to set such rates), (iv) advice of one or more third-party agents or consultants, (v) commodity or other rate forecasting, (vi) rates required to meet certain regulatory requirements or qualify for particular governmental programs, or (vii) other subjective and/or objective metrics deemed relevant by Brookfield in its sole discretion. To the extent Brookfield retains the services of a third-party consultant or agent to assist in determining an Affiliate Service Rate, the fees and cost of such third-party consultant/agent will be an expense borne by our group and other Brookfield Accounts (as applicable).

While Brookfield will determine in good faith each Affiliate Service Rate at the time of the relevant engagement as set out above, there will likely be variances in the marketplace for similar services based on an array of factors that affect providers and rates for services, including, but not limited to, loss leader pricing strategies or other marketing and competitive practices, integration efficiencies, geographic market differences, and the quality of the services provided. There can be no assurances that the Affiliate Service Rate charged by Brookfield for any Affiliate Service will not be greater than the rate charged by certain similarly situated service providers for similar services in any given circumstance. In addition, the Affiliate Service Rate charged for any Affiliate Service at any given time following the relevant engagement may not match a then-current market rate because the market rate for the service may have increased or decreased over time. For the avoidance of doubt, fees may be charged for Affiliate Services in advance based on estimated budgets and/or time periods, and subject to true-up once the relevant Affiliate Services are complete.

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In addition, Brookfield and its personnel from time to time receive certain intangible and/or other benefits and/or perquisites arising or resulting from their activities on behalf of our group and Brookfield Accounts in which our group is invested which do not reduce management fees and are not otherwise shared with our group, shareholders and/or investments. Such benefits will inure exclusively to Brookfield and/or its personnel receiving them, even if they are significant or difficult to value and even though the cost of the underlying service is borne as an expense by our group, Brookfield Accounts and/or portfolio companies. For example, expenses incurred in connection with airline travel or hotel stays typically result in “miles” or “points” or credit in loyalty/status programs and such benefits and/or amounts will, whether or not de minimis or difficult to value, inure exclusively to Brookfield and/or such personnel (and not our group, shareholders, Brookfield Accounts and/or portfolio companies) even though the cost of the underlying service is borne by our group, Brookfield Accounts and/or portfolio companies. Similarly, the volume of work that service providers receive from Brookfield, which include those from our group, Brookfield Accounts in which our group is invested and portfolio companies, results in discounts for such services that Brookfield will benefit from, while our group, Brookfield Accounts and/or portfolio companies will not be able to benefit from certain discounts that apply to Brookfield. Brookfield also makes available certain discount programs to its employees as a result of Brookfield’s relationship with portfolio companies and their relationships (e.g., “friends and family” discounts that are not available to shareholders). The size of these discounts on products and services provided by portfolio companies (and, potentially, customers or suppliers of such portfolio companies) could be significant. The potential to receive such discounts could provide an incentive for Brookfield to cause our group, a Brookfield Account in which our group is invested and/or a portfolio company to enter into transactions that would or would not have otherwise been entered into in the absence of these arrangements and benefits. Financial benefits that Brookfield and its personnel derive from such transactions will generally not be shared with our group, unitholders and/or portfolio companies. Brookfield may also offer referral bonuses to its employees who refer customers to assets owned by our group and other Brookfield Accounts.

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Transactions among Portfolio Companies. In addition to any Affiliate Services provided by Brookfield or our group (as described above), certain of our investments and/or portfolio companies of Brookfield Accounts in which our group is invested will in the ordinary course of business provide services or goods to, receive services or goods from, lease space to or from, or participate in agreements, transactions or other arrangements with (including the purchase and sale of assets and other matters that would otherwise be transacted with independent third parties), portfolio companies owned by other Brookfield Accounts and/or Oaktree Accounts. Some of these agreements, transactions and other arrangements would not have been entered into but for the affiliation or relationship with Brookfield and, in certain cases, are expected to replace agreements, transactions and/or arrangements with third parties. These agreements, transactions and other arrangements will involve payment and/or receipt of fees, expenses and other amounts and/or other benefits to or from the portfolio companies of such other Brookfield Accounts and/or Oaktree Accounts (including, in certain cases, performance-based compensation). In certain cases, Brookfield’s investment thesis with respect to an investment will include attempting to create value by actively facilitating relationships between the investment and portfolio companies or assets owned by other Brookfield Accounts and/or Oaktree Accounts. In these and other cases, these agreements, transactions and other arrangements will be entered into either with active participation by Brookfield (and/or Oaktree) or the portfolio companies’ management teams independent of Brookfield. While such arrangements and/or transactions and the fees or compensation involved have the potential for inherent conflicts of interest, Brookfield believes that the access to Brookfield (including portfolio companies of Brookfield Accounts and Oaktree Accounts) enhances our group’s capabilities (and the capabilities of Brookfield Accounts in which our group is invested) and is an integral part of our group’s (and other Brookfield Accounts’) operations.

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Portfolio companies of Brookfield Accounts and Oaktree Accounts generally are not Brookfield’s and our group’s affiliates for purposes of our governing agreements. As a result, the restrictions and conditions contained therein that relate specifically to Brookfield and/or our affiliates do not apply to arrangements and/or transactions among portfolio companies of Brookfield Accounts and/or Oaktree Accounts, even if our group (or a Brookfield Account) has a significant economic interest in a portfolio company and/or Brookfield ultimately controls it. For example, in the event that a portfolio company of one Brookfield Account enters into a transaction with a portfolio company of another Brookfield Account (or an Oaktree Account), such transaction generally would not trigger potential cross trade, principal transaction and/or other affiliate transaction considerations.

In all cases in which Brookfield actively participates in such agreements, transactions or other arrangements, Brookfield will seek to ensure that the agreements, transactions or other arrangements are in the best interests of the applicable Brookfield Accounts’ portfolio companies, with terms to be determined in good faith as fair, reasonable and equitable under the circumstances. However, there can be no assurance that the terms of any such agreement, transaction or other arrangement will be executed on an arm’s length basis, be as favorable to the applicable portfolio company as otherwise would be the case if the counterparty were not related to Brookfield, or be the same as those that other Brookfield Accounts’ portfolio companies receive from the applicable counterparty. In some circumstances, our investments and portfolio companies of Brookfield Accounts in which our group is invested may receive better terms from a portfolio company of another Brookfield Account or an Oaktree Account than from an independent counterparty. In other cases, these terms may be worse.

All such agreements, transactions or other arrangements described in this section are expected to be entered into in the ordinary course without obtaining consent of our board’s independent directors or unitholders or of investors in other Brookfield Accounts and such arrangements will not impact the management fee payable to Brookfield or any fee for Affiliate Services payable to Brookfield or a Brookfield Account (i.e., the portfolio companies will be free to transact in the ordinary course of their businesses without limitations, including by charging their ordinary rates for the relevant services or products).

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Furthermore, Brookfield, PSG, Oaktree, Brookfield Accounts, Oaktree Accounts and/or their portfolio companies will from time to time make equity or other investments in companies or businesses that provide services to or otherwise contract with our group, Brookfield Accounts in which our group is invested and/or their portfolio companies. In particular, Brookfield has in the past entered into, and expects to continue to enter into, relationships with companies in the technology, real assets services and other sectors and industries in which Brookfield has broad expertise and knowledge, whereby Brookfield or a Brookfield Account acquires an equity or other interest in such companies that may, in turn, transact with our group, Brookfield Accounts in which our group is invested and/or their portfolio companies. For example, Brookfield and Brookfield Accounts invest in companies that develop and offer products that are expected to be of relevance to our group, Brookfield Accounts in which our group is invested and portfolio companies (as well as to third-party companies operating in similar sectors and industries). In connection with such relationships, Brookfield expects to refer, introduce or otherwise facilitate transactions between such companies and our group, Brookfield Accounts in which our group is invested and portfolio companies, which would result in benefits to Brookfield or Brookfield Accounts, including via increased profitability of the relevant company, as well as financial incentives and/or milestones which benefit Brookfield or a Brookfield Account (including through increased equity allotments), which are likely in some cases to be significant. Such financial incentives that inure to or benefit Brookfield and Brookfield Accounts pose an incentive for Brookfield to cause our group, Brookfield Accounts in which our group is invested and/or portfolio companies to enter into such transactions that may or may not have otherwise been entered into. Financial incentives derived from such transactions will generally not be shared with our group or unitholders. Furthermore, such transactions are likely to contribute to the development of expertise, reputational benefits and/or the development of new products or services by Brookfield (or Oaktree, Brookfield Accounts, Oaktree Accounts, and portfolio companies), which Brookfield will seek to capitalize on to generate additional benefits that are likely to inure solely to Brookfield (or Oaktree, Brookfield Accounts, Oaktree Accounts, and portfolio companies) and not to our group or our group’s shareholders.

Brookfield (or the portfolio companies’ management teams, as applicable) will seek to ensure that each transaction or other arrangement that our group, Brookfield Accounts in which our group is invested and/or portfolio companies enter into with these companies satisfies a legitimate business need and is in the best interests of our group, the applicable Brookfield Account and/or the applicable portfolio company, with terms to be determined in good faith as fair, reasonable and equitable under the circumstances based on our group’s, the applicable Brookfield Account and/or the portfolio companies’ normal course process for evaluating potential business transactions and counterparties. In making these determinations, Brookfield or the management teams of the portfolio companies will take into account such factors that they deem relevant, which will include the potential benefits and synergies of transacting with a Brookfield related party. Brookfield may take its own interests (or the interests of other Brookfield Accounts or businesses) into account in considering and making determinations regarding these matters. In certain cases, these transactions will be entered into with active participation by Brookfield and in other cases by the portfolio companies’ management teams independently of Brookfield. Moreover, any fees or other financial incentives paid to the relevant company will not offset or otherwise reduce the management fee or other compensation paid to Brookfield, will not otherwise be shared with our group or its shareholders and will not be subject to the Affiliate Service Rates.

There can be no assurance that the terms of any such transaction or other arrangement will be executed on an arm’s length basis, be as favorable to our group, the relevant Brookfield Account and/or portfolio company as otherwise would be the case if the counterparty were not related to Brookfield, be benchmarked in any particular manner, or be the same as those that other Brookfield Accounts’ or investments receive from the applicable counterparty. In some circumstances, our group, a Brookfield Account in which our group is invested and portfolio companies may receive better terms (including economic terms) than they would from an independent counterparty. In other cases, these terms may be worse.

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While these agreements, transactions and/or arrangements raise potential conflicts of interest, Brookfield believes that our access to Brookfield Accounts and their portfolio companies, as well as to Brookfield related parties and companies in which Brookfield has an interest enhances our, Brookfield Accounts’ and portfolio companies’ capabilities, is an integral part of our operations and will provide benefits to our group, Brookfield Accounts and portfolio companies that would not exist but for our affiliation with Brookfield.

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Insurance. Brookfield has caused our group and Brookfield Accounts in which our group invests to purchase and/or bear premiums, fees, costs and expenses relating to insurance coverage (including, among others, with respect to Brookfield affiliates’ placement, administration, brokerage and/or provision of such insurance coverage) for the benefit of our group and the relevant Brookfield Accounts, which provides insurance coverage to, among others, Brookfield, our group, their officers and directors, and other parties for their activities relating to our group and the Brookfield Accounts in which our group invests, as well as to portfolio companies. Among other policies, this insurance coverage includes directors and officers liability insurance, errors and omissions insurance coverages, and terrorism, property, title, liability, fire and other insurance coverages for (or in respect of) our group, Brookfield Accounts in which our group invests, and their portfolio companies.

Insurance policies purchased by or on behalf of our group and/or Brookfield Accounts in which our group invests (and which cover Brookfield, our group, their officers and directors, and other parties) could provide coverage for situations where our group would not generally provide indemnification, including situations involving culpable conduct by Brookfield, our group and their personnel. Nonetheless, our group’s share of the fees and expenses (or the share of Brookfield Accounts in which our group invests) in respect of insurance coverage will not be reduced to account for these types of situations.

Brookfield, other Brookfield Accounts and their portfolio companies also obtain insurance coverage and utilize Brookfield affiliates for placement, administration, brokerage and/or provision of insurance coverage. Where possible, our group (and Brookfield Accounts in which our group invests) generally leverage Brookfield’s scale by participating in shared, or umbrella, insurance policies that cover a broad group of entities (including Brookfield, other Brookfield Accounts and their portfolio companies) under a single policy.

The total cost of any shared or umbrella insurance policy is allocated among all participants covered by the policy in a fair and equitable manner taking into consideration applicable facts and circumstances, including the value of each covered account’s asset value and/or the risk that the account poses to the insurance provider. While Brookfield takes into account certain objective criteria in determining how to allocate the cost of umbrella insurance coverage among covered accounts, the assessment of the risk that each account poses to the insurance provider is more subjective in nature. In addition, Brookfield’s participation in umbrella policies gives risk to conflicts in determining the proper allocation of the costs of such policies.

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While shared insurance policies may be cost effective, claims made by any entity covered thereunder (including Brookfield) could result in increased costs to our group and Brookfield Accounts that our group invests in. In addition, such policies may have an overall cap on coverage. To the extent an insurable event results in claims in excess of such cap, our group (and/or Brookfield Accounts in which our group invests) may not receive as much in insurance proceeds as it would have received if separate insurance policies had been purchased for each party. In addition, Brookfield may face a conflict of interest in properly allocating insurance proceeds across all claimants, which could result in our group (or Brookfield Accounts in which our group invests) receiving less in insurance proceeds than if separate insurance policies had been purchased for each insured party individually. Similarly, insurable events may occur sequentially in time while subject to a single overall cap. To the extent insurance proceeds for one such event are applied towards a cap and our group (or a Brookfield Account in which our group invests) experiences an insurable loss after such event, our group’s (or Brookfield Account’s) receipts from such insurance policy may be diminished or our group (or Brookfield Account) may not receive any insurance proceeds. A shared insurance policy may also make it less likely that Brookfield will make a claim against such policy on behalf of our group (or a Brookfield Account in which our group invests).

Our group (or a Brookfield Account in which our group invests) may need to determine whether or not to initiate litigation (including potentially litigation adverse to Brookfield where it is the broker or provider of the insurance) in order to collect from an insurance provider, which may be lengthy and expensive and which ultimately may not result in a financial award. The potential for Brookfield to be a counterparty in any litigation or other proceedings regarding insurance claims also creates a potential conflict of interest. Furthermore, in providing insurance, Brookfield may seek reinsurance for all or a portion of the coverage, which could result in Brookfield earning and retaining fees and/or a portion of the premiums associated with such insurance while not retaining all or a commensurate portion of the risk insured.

Brookfield will seek to allocate the costs of such insurance and proceeds from claims in respect of such insurance policies and resolve any conflicts of interest, as applicable, in a manner it determines to be fair. In that regard, Brookfield may, if it determines it to be necessary, consult with one or more third parties in allocating such costs and proceeds and resolving such conflicts.

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Transfers and Secondment of Employees. From time to time, in order to create efficiencies and optimize performance, employees of Brookfield, Brookfield Accounts (including our group), and/or portfolio companies will be hired or retained by, or seconded to, other portfolio companies, other Brookfield Accounts (including our group) and/or Brookfield. In such situations, all or a portion of the compensation and overhead expenses relating to such employees (including salaries, benefits, and incentive compensation, among other things) will directly or indirectly be borne by the entities to which the employees are transferred or seconded. Any such arrangement may be on a permanent or temporary basis, or on a full-time or part-time basis, in order to fill positions or provide services that would otherwise be filled or provided by third parties hired or retained by the relevant entities. To the extent any Brookfield employees are hired or retained by, or seconded to, an investment, the investment may pay such person’s directors’ fees, salaries, consultant fees, other cash compensation, stock options or other compensation and incentives and may reimburse such persons for any travel costs or other out-of-pocket expenses incurred in connection with the provision of their services. Brookfield may also advance compensation to seconded Brookfield employees and be subsequently reimbursed by the applicable investment. Any compensation customarily paid directly by Brookfield to such persons will typically be reduced to reflect amounts paid directly or indirectly by the investment even though the management fee and carried interest borne by our group or Brookfield Accounts in which our group is invested will not be reduced, and amounts paid to such persons by a portfolio company will not be offset against management fees or any carried interest distributions otherwise payable to Brookfield. Additionally, the method for determining how (i) certain compensation arrangements are structured and valued (particularly with respect to the structure of various forms of incentive compensation that vest over time and whose value upon payment is based on estimates) and (ii) overhead expenses are allocated, in each case require certain judgments and assumptions, and as a result the relevant entities (including, for example, our group, Brookfield Accounts in which our group is invested and their portfolio companies) may bear higher costs than they would have had such expenses been valued, allocated or charged differently.

Brookfield could benefit from arrangements where Brookfield employees are hired or retained by, or seconded to, one or more investments or a Brookfield affiliate on behalf of such investment, for example, in the case where a portfolio company makes a fixed payment to Brookfield to compensate Brookfield for a portion of an employee’s incentive compensation, but such employee does not ultimately collect such incentive compensation). Additionally, there could be a circumstance where an employee of Brookfield or a portfolio company of a Brookfield Account could become an employee of a portfolio company of our group or a Brookfield Account in which our group is invested (or vice versa) and, in connection therewith, be entitled to receive from the company it is transferring to unvested incentive compensation received from the company it is transferring from. While such incentive compensation would be subject to forfeiture under other circumstances, given the prior employment by a Brookfield related company, such incentive compensation may continue to vest as if such employee continued to be an employee of the company from which it is transferring. The arrangements described herein will take place in accordance with parameters approved by our company’s independent directors in the conflicts policy, but will not be subject to approval by the shareholders, and such amounts will not be considered fees received by Brookfield or its affiliates that offset or otherwise reduce the management or any other fee or compensation due to Brookfield.

Brookfield has adopted policies to facilitate the transfer and secondment of employees in order to ensure that such activities are carried out in accordance with applicable regulatory requirements and to address applicable conflicts considerations, including seeking to ensure that each transfer and/or secondment satisfies a legitimate business need and is in the best interests of the relevant Brookfield Account and/or portfolio company.

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Brookfield may take its own interests into account in considering and making determinations regarding the matters outlined in this section as well as in “Transactions among Portfolio Companies” and “Affiliated and Related-Party Services and Transactions” above. Additionally, the aggregate economic benefit to Brookfield or its affiliates as a result of the transactions outlined herein and therein could influence investment allocation decisions made by Brookfield in certain circumstances (i.e., if the financial incentives as a result of such transactions are greater if the investment opportunity is allocated to our group rather than another Brookfield Account (or vice versa)). However, as noted elsewhere herein, Brookfield believes that our group’s access to Brookfield’s broader asset management platform enhances our group’s, Brookfield Accounts’ and portfolio companies’ capabilities, is an integral part of our (and their) operations and will provide benefits to our group, Brookfield Accounts and portfolio companies that would not exist but for our group’s affiliation with Brookfield.

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Shared Resources. In certain circumstances, in order to create efficiencies and optimize performance, Brookfield will cause one or more portfolio companies of Brookfield Accounts in which our group is invested to share operational, legal, financial, back-office or other resources with Brookfield and/or portfolio companies of other Brookfield Accounts. In connection therewith, the costs and expenses related to such services will be allocated among the relevant entities on a basis that Brookfield determines in good faith is fair and equitable, but which will be inherently subjective, and there can be no assurance that we (or Brookfield Accounts in which our group is invested) will not bear a disproportionate amount of any costs, including Brookfield’s internal costs.

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Advisors. Brookfield from time to time engages or retains strategic advisors, senior advisors, operating partners, executive advisors, consultants and/or other professionals who are not employees or affiliates of Brookfield, but which include former Brookfield employees as well as current and former officers of Brookfield portfolio companies (collectively, “Consultants”). Consultants generally have established industry expertise and are expected to advise on a range of investment-related activities, including by providing services that may be similar in nature to those provided by Brookfield’s investment teams, such as sourcing, consideration and pursuit of investment opportunities, strategies to achieve investment objectives, development and implementation of business plans, and recruiting for portfolio companies, and to serve on boards of portfolio companies. Additionally, Brookfield’s decision to perform certain services in-house for our group (or a Brookfield Account in which our group is invested) at a particular point in time will not preclude a later decision to outsource such services, or any additional services, in whole or in part, to any Consultants, and Brookfield has no obligation to inform our group or any other Brookfield Account of such a change. Brookfield believes that these arrangements benefit its investment activities. However, they also give rise to certain conflicts of interest considerations.

Consultants are expected, from time to time, to receive payments from, or allocations of performance-based compensation with respect to, Brookfield, our group, Brookfield Accounts in which our group is invested and portfolio companies. In such circumstances, payments from, or allocations or performance-based compensation with respect to, our group, Brookfield Accounts in which our group is invested and/or portfolio companies generally will be treated as expenses of the applicable entity and will not, even if they have the effect of reducing retainers or minimum amounts otherwise payable by Brookfield, be subject to management fee offset provisions. Additionally, while Brookfield believes such compensation arrangements will be reasonable and generally at market rates for the relevant services provided, exclusive arrangements or other factors may result in such compensation arrangements not always being comparable to costs, fees and/or expenses charged by other third parties. In addition to any compensation arrangements, our group or a Brookfield Account in which our group is invested may also generally bear its share of any travel costs or other out-of-pocket expenses incurred by Consultants in connection with the provision of their services. Accounting, network, communications, administration and other support benefits, including office space, may be provided by Brookfield, our group and/or a Brookfield Account in which our group is invested to Consultants without charge, and any costs associated with such support may be borne by our group and/or such Brookfield Account.

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Brookfield expects from time to time to offer Consultants the ability to co-invest alongside our group or Brookfield Accounts in which our group is invested, including in those investments in which they are involved (and for which they may be entitled to receive performance-based compensation, which will reduce our returns), or otherwise participate in equity plans for management of a portfolio company.

In certain cases, these persons are likely to have certain attributes of Brookfield “employees” (e.g., they have dedicated offices at Brookfield, receive access to Brookfield information, systems and meetings for Brookfield personnel, work on Brookfield matters as their primary or sole business activity, have Brookfield-related email addresses, business cards and titles, and/or participate in certain benefit arrangements typically reserved for Brookfield employees) even though they are not considered Brookfield employees, affiliates or personnel. In this scenario, a Consultant would be subject to Brookfield’s compliance policies and procedures. Where applicable, Brookfield allocate to our group, the applicable Brookfield Account and/or portfolio companies the costs of such personnel or the fees paid to such personnel in connection with the applicable services. In these cases, payments or allocations to Consultants will not be subject to management fee offset provisions and can be expected to increase the overall costs and expenses borne indirectly by shareholders. There can be no assurance that any of the Consultants will continue to serve in such roles and/or continue their arrangements with Brookfield and/or any Brookfield Accounts or portfolio companies

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Support Services. In addition to the responsibilities enumerated in the Governing Documents, from time to time Brookfield performs certain asset management and support services that were or could have previously been undertaken by a portfolio company’s management team, including accounting; reporting and analytics; administrative services; physical and digital security, life and physical safety, and other technical specialties; information technology services and innovation; cash flow modeling and forecasting; arranging, negotiating and managing financing and derivative arrangements; accounting, legal, compliance and tax services relating to investment holding structures below a Brookfield Account and the investments and other services. These services will be in addition to the services otherwise charged to our group or a Brookfield Account in which our group is invested as Affiliate Services.

In addition, Brookfield expects to perform certain support services to our group or Brookfield Accounts in which our group is invested that could otherwise be outsourced to third parties, including transaction support; client reporting; portfolio-level cash flow modeling and forecasting; assisting with underwriting and due diligence analytics; managing workouts and foreclosures; arranging, negotiating and managing group- or Brookfield Account-level financing and derivative arrangements; data generation, analysis, collection and management; accounting, legal, compliance and tax services relating to such Brookfield Account (including our group) and/or its investors (including shareholders) and portfolio companies; market research and appraisal and valuation services. These services will be in addition to the services outlined in Governing Documents.

Historically, certain of these support services may have been performed by Brookfield (without being charged to Brookfield Accounts or portfolio companies) or its operating partners, servicers, brokers or other third-party vendors. Brookfield believes that providing these support services internally results in increased focus and attention that may not be available from a third party and helps to align interests and offer customized services to a degree that may not be possible with a third-party provider. Additionally, internal support services personnel allow Brookfield investment professionals to improve their efficiency and to focus their efforts on tasks that have a greater impact on creating value within a Brookfield Account’s portfolio.

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As such, when these support and other services described above are provided, our group or a Brookfield Account in which our group is invested will reimburse Brookfield for its costs and expenses incurred in providing these support services, including an allocable portion of the compensation (including long term incentive compensation), expenses (including IT costs, human resources support, rent and office services, talent acquisition, professional development, travel, and professional fees) and other benefits associated with the Brookfield employees providing these services, in accordance with Brookfield’s internal allocation practices. Additionally, Brookfield expects that certain employees will be eligible to earn commissions, incentive fees or other similar fees in connection with their work on certain portfolio companies and that these payments will be borne, directly or indirectly, by our group or other Brookfield Accounts. None of these reimbursements and fees will reduce the management fees paid by our group or another Brookfield Account.

While Brookfield believes that the cost of the expense reimbursements associated with these support services is reasonable, the extensive and specialized nature of the services may result in such costs not being comparable to those charged for similar services (to the extent available) by other third parties. Brookfield will be under no obligation to evaluate alternative providers or to compare pricing for these support services. While Brookfield believes that this enhances the services Brookfield can offer to our group, Brookfield Accounts in which our group is invested, and/or portfolio companies in a cost-efficient manner, the relationship presents conflicts of interest. Brookfield will set the compensation for the employees who provide these support services and will determine other significant expenditures that will affect the expense reimbursement provided by our group, Brookfield Accounts in which our group is invested, and/or portfolio companies.

The types of support services that Brookfield provides to certain portfolio companies and to Brookfield Accounts (including our group) will not remain fixed and should be expected to change over time as determined by Brookfield in its sole discretion, and Brookfield expects that a Brookfield Account’s (including our group’s) overall share of expense reimbursements for support services will vary over time based on the particular scope of services provided to it. However, in no case will Brookfield senior investment professionals or Brookfield employees who engage in a senior management or senior supervisory role with respect to these support services be subject to expense reimbursement by our group, another Brookfield Account and/or portfolio companies in accordance with these provisions.

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Travel Expenses. Our group will reimburse Brookfield for out-of-pocket travel expenses, including air travel (generally business class), car services, meals and hotels (generally business or luxury class accommodations), incurred in identifying, evaluating, sourcing, researching, structuring, negotiating, acquiring, making, holding, developing, operating, managing, selling or potentially selling, restructuring or otherwise disposing of proposed or actual investments of our group and/or of Brookfield Accounts in which our group is invested (including fees for attendance of industry conferences, the primary purpose of which is sourcing investments), in connection with the formation, marketing, offering and management of our group and Brookfield Accounts in which our group is invested.

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Service Providers. From time to time, our group’s service providers, as well as the service providers of Brookfield Accounts in which our group is invested and service providers of portfolio companies, such as deal sourcers, consultants, lenders, brokers, accountants, attorneys and outside directors, may be (or their affiliates may be) Brookfield shareholders, unitholders and/or sources of investment opportunities and counterparties therein, or may otherwise participate in transactions or other arrangements with our group, Brookfield and/or Brookfield Accounts. Furthermore, employees of Brookfield or of portfolio companies have and will in the future have family members employed by service providers (particularly the large, global service providers) of Brookfield, Brookfield Accounts (including our group) and portfolio companies. These factors create incentives for Brookfield in deciding whether to select such a service provider. Notwithstanding the foregoing, Brookfield will only select a service provider to the extent Brookfield determines that doing so is appropriate for our group (or Brookfield Accounts our group is invested in or portfolio companies) taking into account applicable facts and circumstances and consistent with Brookfield’s responsibilities under applicable law, provided that, for the avoidance of doubt, Brookfield often will not seek out the lowest-cost option when engaging such service providers as other factors or considerations typically prevail over cost.

In addition, Brookfield, Brookfield Accounts (including our group) and portfolio companies often engage common providers of goods and/or services. These common providers sometimes provide bulk discounts or other fee discount arrangements, which may be based on an expectation of a certain amount of aggregate engagements by Brookfield, Brookfield Accounts and portfolio companies over a period of time. Brookfield generally extends fee discount arrangements to Brookfield and all Brookfield Accounts and their portfolio companies in a fair and equitable manner.

In certain cases, a service provider (e.g., a law firm) will provide a bulk discount on fees that is applicable only prospectively (within an annual period) once a certain aggregate spending threshold has been met during the relevant annual period. The Brookfield parties that engage the service provider after the aggregate spending threshold has been met will get the benefit of the discount and, as a result, pay lower rates their engagements than the rates paid by Brookfield parties that engaged the same provider prior to the discount being triggered.

The engagement of common providers for Brookfield Accounts and their portfolio companies and the related fee discount arrangements give rise to certain potential conflicts of interest. For example, as a result of these arrangements, Brookfield will face conflicts of interest in determining which providers to engage on behalf of Brookfield Accounts (including our group) and portfolio companies and when to engage such providers, including an incentive to engage certain providers for Brookfield Accounts (including our group) and portfolio companies because it will result in the maintenance or enhancement of a discounted fee arrangement that benefits Brookfield, other Brookfield Accounts and their portfolio companies. Notwithstanding these conflicts considerations, Brookfield makes these determinations in a manner that it believes is in the best interests of Brookfield Accounts (including our group) and portfolio companies taking into account all applicable facts and circumstances.

In the normal course, common providers (e.g., law firms) will staff engagements based on the particular needs of the engagement and charge such staff’s then-applicable rates, subject to any negotiated discounts. While these rates will be the same as the rates such providers would charge Brookfield for the same engagement, Brookfield generally engages providers for different needs than Brookfield Accounts (including our group) and portfolio companies, and the total fees charged for different engagements are expected to vary.

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In addition, as a result of the foregoing, the overall rates paid by our group, Brookfield Accounts in which our group is invested and portfolio companies over a period of time to a common provider could be higher (or lower) than the overall rates paid to the same provider by Brookfield, other Brookfield Accounts and their portfolio companies. Without limitation of the foregoing, conflicts arise with respect to Brookfield’s selection of financial institutions or other third parties to provide services to Brookfield, our group, Brookfield Accounts in which our group is invested and portfolio companies, and with respect to Brookfield’s negotiation of fees payable to such parties. Brookfield has relationships with many financial institutions and other third parties, which may introduce prospective investors, afford Brookfield the opportunity to market its services to certain qualified investors at no additional cost, provide benchmarking analysis or third-party verification of market rates, or provide consulting or other services at favorable or below market rates. Such relationships create incentives for Brookfield to select a financial institution or other third party based on its best interests and not our best interests. For example, in connection with the disposition of a portfolio company, several financial institutions with which Brookfield has pre-existing business relationships may provide valuation services through a bidding process. Although Brookfield will select the financial institution it believes is the most appropriate in the circumstances, the relationships between the financial institution and Brookfield as described herein will have an influence on Brookfield in deciding whether to select such a financial institution to underwrite the disposition, and may influence the financial institution in the terms offered. The cost of the disposition will generally be borne directly or indirectly by our group (or a Brookfield Account in which our group is invested) and creates an incentive for Brookfield to engage such a financial institution over one with which Brookfield has no prior relationship, which could result in worse terms to our group (or a Brookfield Account in which our group is invested) than would be the case absent the conflict.

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Use of Brookfield Arrangements. Our group (and/or Brookfield Accounts in which our group is invested) may seek to use a swap, currency conversion, hedging arrangement, line of credit or other financing that Brookfield has in place for its own benefit or the benefit of other Brookfield Accounts. In this case, Brookfield will pass through the terms of such arrangement to our group (and/or Brookfield Accounts in which our group is invested) as if our group (or the relevant Brookfield Accounts) had entered into the transaction itself. However, in such cases, our group (and/or the relevant Brookfield Accounts) will be exposed to Brookfield’s credit risk since our group will not have direct contractual privity with the counterparty. Further, it is possible that our group (or a Brookfield Account) may have been able to obtain more favorable terms for itself if it had entered into the arrangement directly with the counterparty.

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Utilization of Credit Facilities. Brookfield maintains substantial flexibility in choosing when and how our group and Brookfield Accounts in which our group is invested utilize borrowings under credit facilities. Brookfield generally seeks to utilize long-term financing for Brookfield Accounts in certain circumstances, including (i) to make certain investments, (ii) to make margin payments as necessary under currency hedging arrangements or other derivative transactions, (iii) to fund management fees otherwise payable to Brookfield, and (iv) when Brookfield otherwise determines that it is in the best interests of the Brookfield Account.

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In addition, our group and/or Brookfield Accounts in which our group is invested may provide for the repayment of indebtedness and/or the satisfaction of guarantees on behalf of co-investment vehicles in connection with investments made by such vehicles alongside our group or Brookfield Accounts that our group is invested in. Our group or Brookfield Accounts in which our group is invested may also use our credit facilities to issue letter of credits in connection with investments that are expected to be, or have been allocated to co-investment vehicles, and the co-investors would be expected to bear their share of any expenses incurred in connection with such letters of credit. However, in each scenario above, certain investors in such vehicles will benefit from such provision for repayment of indebtedness and/or the satisfaction of guarantees even though those investors do not provide the same level of credit support as our group or the relevant Brookfield Account. In the event any such co-investment vehicle does not satisfy its share of any payment in respect of any such borrowing, our group or the relevant Brookfield Account will be contractually obligated to satisfy its share even if our group or the Brookfield Account does not have recourse against such co-investment vehicle. In addition, our group or a Brookfield Account may provide a guarantee in connection with a potential or existing investment.

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Other Activities of Brookfield and its Personnel. Brookfield and its personnel, including those that play key roles in managing our investment and other affairs (as well as the affairs of Brookfield Accounts that our group invests in), spend a portion of their time on matters other than or only tangentially related to our group and the Brookfield Accounts that our group invests in. Their time is also spent on managing investment and other affairs of Brookfield, the Investing Affiliate and other Brookfield Accounts. Among others, the same professionals that are involved in sourcing and executing investments for our group and Brookfield Accounts in which our group is invested are responsible for sourcing and executing investments for Brookfield, the Investing Affiliate and other Brookfield Accounts, and have other responsibilities within Brookfield’s broader asset management business. As a result, Brookfield’s and its personnel’s other responsibilities are expected to conflict with their responsibilities to our group and the Brookfield Accounts that our group invests in. These potential conflicts will be exacerbated in situations where the employees have a greater economic interest (including via incentive compensation or other remuneration) in connection with certain responsibilities or certain accounts relative to other responsibilities and accounts (including our group and Brookfield Accounts in which our group invests), or where there are differences in proprietary investments in certain Brookfield Accounts relative to others (including our group).

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Determinations of Value. Brookfield will value the assets (and liabilities) of our group and of Brookfield Accounts in which our group invests in good faith in accordance with guidelines prepared in accordance with IFRS or GAAP and internal policies, subject to review by our group’s independent accountants. Valuations are subject to determinations, judgments, projections and opinions, and others (including unitholders, analysts, investors and other third parties) may disagree with such valuations. Accordingly, the carrying value of an investment may not reflect the price at which the investment could be sold in the market, and the difference between carrying value and the ultimate sales price could be material.

The valuation of investments may affect Brookfield’s entitlement to incentive distributions from our group and Brookfield Accounts in which our group is invested, and/or the ability of Brookfield to fundraise for additional Brookfield Accounts. As a result, in light of business and related dynamics, Brookfield may be incentivized to value the assets of our group and Brookfield Accounts that our group is invested in at higher values that would otherwise be the case. However, as noted above, Brookfield will value the assets of our group and of Brookfield Accounts in which our group invests in good faith in accordance with guidelines prepared in accordance with IFRS or GAAP as well as internal policies, subject to review by our group’s independent accountants.

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Diverse Interests. In certain circumstances, the various types of investors in our group as well as Brookfield Accounts in which our group invests, including Brookfield, have conflicting investment, tax and other interests with respect to their interests. The conflicting interests of particular investors may relate to or arise from, among other things, the nature of investments made by our group and Brookfield Accounts in which our group invests, the structuring of the acquisition, ownership and disposition of investments, the timing of disposition of investments, the transfer or disposition by an investor of its investment, and the manner in which one or more investments are reported for tax purposes. As a consequence, conflicts of interest will arise in connection with Brookfield decisions regarding these matters, which may be adverse to investors in our group generally (or to our group in connection with its investments in Brookfield Accounts), or may be more beneficial to certain investors (including Brookfield) over others.

In making investment decisions for our group or a Brookfield Account in which our group is invested, Brookfield will consider the investment and tax objectives of our group (or the Brookfield Account) as a whole, not the investment, tax or other objectives of any investor individually. However, conflicts may arise if certain investors have objectives that conflict with those of our group (or the Brookfield Account in which our group is invested). In addition, Brookfield may face certain tax risks based on positions taken by our group or a Brookfield Account in which our group is invested, including as a withholding agent. In connection therewith, Brookfield may take certain actions, including withholding amounts to cover actual or potential tax liabilities, that it may not have taken in the absence of such tax risks.

Further, in connection with our group’s investment activities or the investment activities of a Brookfield Account in which our group is invested, we or the Brookfield Account (or portfolio companies) may make contributions to support ballot initiatives, referendums or other legal, regulatory, tax or policy changes that Brookfield believes will ultimately benefit our group or the Brookfield Account. However, there is no guarantee that any particular unitholder (or investor in a Brookfield Account) will agree with any such action or would independently choose to financially support such an endeavor. Further, any such changes may have long-term benefits to Brookfield and/or other Brookfield Accounts (in some cases, such benefits may be greater than the benefits to our group or the Brookfield Account in which our group is invested), even though Brookfield or such Brookfield Accounts did not contribute to such initiative or reimburse our group or the relevant Brookfield Account or portfolio company for the contributions.

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Conflicts with Issuers of Investments. As part of Brookfield’s management and oversight of investments, Brookfield appoints its personnel as directors and officers of portfolio companies of our group and of Brookfield Accounts in which our group invests. In that capacity, these personnel are required to make decisions that Brookfield believes are in the best interests of the portfolio companies, whose interests generally are aligned with our group and Brookfield Accounts as shareholders in the company. However, in certain circumstances, such as bankruptcy or near insolvency of a portfolio company, decisions and actions that may be in the best interest of the portfolio company may not be in the best interests of our group and/or Brookfield Accounts. Accordingly, in these situations, there may be a conflict of interest between Brookfield personnel’s duties as officers of Brookfield and their duties as directors or officer of the portfolio company. Similar conflicts considerations will arise in connection with Brookfield employees that are transferred and/or seconded to provide services to portfolio companies in the normal course. See “Transfers and Secondment of Employees” above.

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Other Conflicts

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Performance-Based Compensation. Brookfield’s entitlement to performance-based compensation from our group and Brookfield Accounts in which our group invests could incentivize Brookfield to make investments on behalf of our group and such Brookfield Accounts that are riskier or more speculative than it would otherwise make in the absence of such performance-based compensation. In addition, Brookfield is generally taxed at preferable tax rates applicable to long-term capital gains on its performance-based compensation with respect to investments that have been held by our group (or a Brookfield Account in which our group is invested) for more than three years. These and similar laws applicable to the tax treatment of performance-based compensation could incentivize Brookfield to hold group and Brookfield Accounts’ investments longer than it otherwise would.

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Calculation Errors. Brookfield could, from time to time, make errors in determining amounts due to Brookfield and/or Brookfield Accounts from our group and Brookfield Accounts in which our group is invested (including amounts owed in respect of management fees, performance-based compensation, and Affiliate Services). When such an error that disadvantaged our group or a Brookfield Account in which our group is invested is discovered, Brookfield will make our group (or the Brookfield Account) whole for such excess payment or distribution based on the particular situation, which may involve a return of distributions or fees or a waiver of future distributions or fees, in each case in an amount necessary to reimburse our group (or the Brookfield Account) for such over-payment. In such cases, Brookfield will determine whether to pay interest to our group (or the Brookfield Account) based on the facts and circumstances of the error, and generally does not expect to pay interest when the amounts in question are determined by Brookfield to be immaterial and/or when the error is corrected promptly. When an error that advantages our group or a Brookfield Account in which our group is invested is discovered, Brookfield will correct such underpayment by causing our group (or the Brookfield Account) to make additional payments or distributions, as applicable; however, our group (or the Brookfield Account) will not be charged interest in connection with any such underpayment.

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Structuring of Investments and Subsidiaries. Brookfield is the largest shareholder in our group and is entitled to receive management fees and other compensation from our group. As a result, Brookfield will take its interests into account structuring our group’s investments and other operations, while also taking into account the interests of our group as a whole.

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Restrictions on Our Group’s Activities. Brookfield is subject to certain protocols, obligations and restrictions in managing our group and Brookfield Accounts in which our group invests, including conflicts-management protocols, aggregated regulatory reporting obligations and other regulatory restrictions such as REIT affiliate rules and regulations (which also apply with respect to certain Brookfield businesses that are separated by an information barrier, including PSG and Oaktree (in each case, as defined and described below)) and certain investment-related restrictions, which could in certain situations have an adverse effect on our group.

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Transactions with Investors. In light of the breadth of Brookfield’s operations and its significant institutional investor base, including investors that pursue investment programs and operations similar to Brookfield’s, Brookfield and Brookfield Accounts (including our group) from time to time engage in transactions with prospective and actual investors in our group and other Brookfield Accounts, including sales of assets to (and purchases of assets from) such investors as well as joint ventures, strategic groups and other arrangements. Such transactions may be entered into prior to, in connection with or after an investor’s investment in our group or a Brookfield Account. While Brookfield always seeks to act in its and Brookfield Accounts’ best interests, these transactions could result in significant benefits to such investors (as well as to Brookfield and Brookfield Accounts).

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Possible Future Activities. Brookfield expects to expand the range of services that it provides over time. Except as provided herein, Brookfield will not be restricted in the scope of its business or in the performance of any services (whether now offered or undertaken in the future) even if such activities could give rise to conflicts of interest, and whether or not such conflicts are described herein. Brookfield has, and will continue to develop, relationships with a significant number of companies, financial sponsors and their senior managers, including relationships with companies that may hold or may have held investments similar to those that have been (or are intended to be) made by our group and Brookfield Accounts that our group is invested in as well as companies that compete with our direct and indirect investments. These companies may themselves represent appropriate investment opportunities for our group or Brookfield Accounts in which our group is invested or may compete with our group for investment opportunities and other business activities.

Resolution of Conflicts

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Resolution of Conflicts Generally. As noted above, Brookfield acts in good faith to resolve all potential conflicts in a manner that it believes is fair and equitable and in the best interests of its clients taking into account the facts and circumstances known to it at the time. However, there can be no assurance that any recommendation or determination made by Brookfield will be most beneficial or favorable to our group or a Brookfield Account in which our group is invested, or would not have been different if additional information were available to Brookfield. Potential conflicts of interest generally will be resolved in accordance with the principles summarized herein and in accordance with a conflicts protocol that has been approved by our board’s independent directors. The conflicts protocol was put in place in recognition of the benefit to our group of our relationship with Brookfield and our intent to seek to maximize the benefits from this relationship. The protocol generally provides for potential conflicts to be resolved on the basis of transparency and, in certain circumstances, third-party validation and approvals. Addressing conflicts of interest is difficult and complex, and it is not possible to predict all of the types of conflicts that may arise. Accordingly, the protocol focuses on addressing the principal activities that are expected to give rise to potential or actual conflicts of interest, including our investment activities, our participation in Brookfield Accounts, transactions with Brookfield (and Brookfield Accounts), and engagements of Brookfield affiliates (or of our group by Brookfield Accounts), including engagements for operational services entered into between underlying operating entities.

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Brookfield Conflicts Committee. Brookfield has formed a conflicts committee (the “Conflicts Committee”) that reviews Brookfield’s resolution of potential and actual conflicts situations that arise in the normal course of managing Brookfield’s business activities. Brookfield’s Conflicts Committee is intended to provide review and analysis, and ensure appropriate resolution, of these conflicts considerations. However, there can be no assurance that Brookfield will timely identify and present potential conflicts of interest to its Conflicts Committee. In addition, the Conflicts Committee is comprised of senior management of Brookfield and, as a result: (i) such representatives are themselves subject to conflicts of interest considerations and (ii) there can be no assurance that any determinations made by the Conflicts Committee will be favorable to our group and/or Brookfield Accounts in which our group is invested. The Conflicts Committee will act in good faith to resolve potential conflicts of interest in a manner that is fair and balanced, taking into account the facts and circumstances known to it at the time. However, there is no guarantee that the Conflicts Committee will make the decision that is most beneficial to our group or a Brookfield Account in which our group is invested or that the conflicts committee would not have reached a different decision if additional information were available to it.

The foregoing list of potential and actual conflicts of interest is not a complete enumeration or explanation of the conflicts attendant to an investment in our group. Additional conflicts may exist, including those that are not presently known to Brookfield or are deemed immaterial. In addition, as Brookfield’s activities and the investment programs of our group and Brookfield Accounts in which our group invests change over time, an investment in our group may be subject to additional and different actual and potential conflicts of interest. Additional information regarding Brookfield is set forth in Brookfield’s Form ADV, which prospective investors should review prior to purchasing units and current investors should review on an annual basis. Brookfield’s Form ADV is available upon request or on the SEC’s website at www.adviserinfo.sec.gov. Prospective investors should consult with their own advisers regarding the possible implications on their investment in our group of the conflicts of interest described herein.

See Item 3.D. “Risk Factors - Risks Relating to Our Relationship with Brookfield - Our organizational and ownership structure, as well as our contractual arrangements with Brookfield, may create significant conflicts of interest that may be resolved in a manner that is not in the best interests of our group or the best interests of our unitholders and preferred unitholders.”

As noted above, activities and transactions that give rise to potential conflicts of interests between our group, our shareholders and Brookfield Accounts in which our group invests, on the one hand, and Brookfield and other Brookfield Accounts, on the other hand, generally will be resolved in accordance with the principles summarized herein and in accordance with conflicts management policies, including a conflicts management policy that has been approved by our company’s independent directors. The conflicts management policy was put in place in recognition of the benefit to our group of our relationship with Brookfield and our intent to seek to maximize the benefits from this relationship, and generally provides for potential conflicts to be resolved on the basis of transparency and, where applicable, third party validation and approvals. The policy focuses on addressing the principal activities that give rise to potential conflicts of interests, including our group’s investment activities, our group’s participation in Brookfield Accounts, transactions with Brookfield (and Brookfield Accounts), and engagements of Brookfield affiliates (or of our group by Brookfield Accounts), including engagements for operational services entered into between underlying operating entities.

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Pursuant to the conflicts management policy, Brookfield is required to seek the prior approval of our independent directors and/or the directors of the partnership’s general partner that are independent from Brookfield for certain transactions, including: (i) acquisitions by our group from, and dispositions by our group to, Brookfield and Brookfield Accounts; (ii) the dissolution of our company or the partnership; (iii) any material amendment to the Master Services Agreement or the Relationship Agreement; (iv) any material service agreement or other material arrangement pursuant to which Brookfield will be paid a fee, or other consideration other than any agreement or arrangement contemplated by the Master Services Agreement; (v) termination of, or any determinations regarding indemnification under the Master Services Agreement; and (vi) any other material transaction involving our group and Brookfield. Pursuant to the conflicts management policy, our independent directors and the directors of the partnership’s general partner that are independent from Brookfield have granted (and may in the future grant) prior approvals for certain type of transactions and/or activities provided they such transactions and/or activities are conducted in accordance with pre-approved guidelines and/or parameters. In certain circumstances, these transactions may be related party transactions for the purposes of and subject to certain requirements of Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions (“MI 61-101”), which in some situations requires minority shareholder approval and/or valuation for transactions with related parties. An exemption from such requirements is available when the fair market value of the transaction is not more than 25% of the market capitalization of the issuer.

In addition, the conflicts management policy provides that acquisitions that are carried out jointly by our group and Brookfield, or in the context of a Brookfield Account that our group participates in, be carried out on the basis that the consideration paid by our group be no more, on a per share or proportionate basis, than the consideration paid by Brookfield or other participants, as applicable. The policy also provides that any fees or performance-based compensation payable in respect of our group’s proportionate investment, or in respect of an acquisition made solely by our group, must be credited in the manner contemplated by our Master Services Agreement, where applicable, or that such fees or performance-based compensation must either have been negotiated with another arm’s length participant or otherwise demonstrated to be on market terms (or better). The policies also provide that in transactions involving (i) an acquisition by our group of an asset from Brookfield or (ii) the purchase by our group and Brookfield of different assets, a fairness opinion or a valuation or appraisal by a qualified expert be obtained. These requirements are in addition to any disclosure, approval, or valuation requirements that may arise under applicable law.

RELATIONSHIP WITH BROOKFIELD INFRASTRUCTURE

Each exchangeable share is structured with the intention of providing an economic return equivalent to one unit (subject to adjustment to reflect certain capital events), including identical dividends on a per share basis as are paid on each unit, and is exchangeable at the option of the holder for one unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our group). See Item 10.B “Memorandum and Articles of Association — Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events.” We therefore expect that the market price of our exchangeable shares will be significantly impacted by the market price of the units and the combined business performance of our group as a whole. Brookfield Infrastructure holds a 75% voting interest in our company through its holding of our class B shares, and owns all of our class C shares, which entitle the partnership to all of the residual value in our company after payment in full of the amount due to holders of exchangeable shares and class B shares and subject to the prior rights of holders of preferred shares.

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Our company acquired its Business from Brookfield Infrastructure in connection with the special distribution. In addition, the following agreements and arrangements exist between our company and Brookfield Infrastructure.

Voting Agreement

Our company and Brookfield Infrastructure have determined that it is desirable for our company to have control over certain of the entities through which we hold our interest in NTS entities. Accordingly, our company has entered into a voting agreement (the “Voting Agreement”), to provide us with voting rights over the NTS entities.

Pursuant to the Voting Agreement, voting rights with respect to any of the NTS entities will be voted in accordance with the direction of our company with respect to certain matters, including: (i) the election of directors; (ii) any sale of all or substantially all of its assets; (iii) any merger, amalgamation, consolidation, business combination or other material corporate transaction, except in connection with any internal reorganization that does not result in a change of control; (iv) any plan or proposal for a complete or partial liquidation or dissolution, or any reorganization or any case, proceeding or action seeking relief under any existing laws or future laws relating to bankruptcy or insolvency; (v) any amendment to its governing documents; or (vi) any commitment or agreement to do any of the foregoing.

Credit Support

Canada SubCo, a wholly-owned subsidiary of our company, agreed to fully and unconditionally guarantee (i) any unsecured debt securities issued by Brookfield Infrastructure Finance ULC, Brookfield Infrastructure Finance LLC, Brookfield Infrastructure Finance Limited and Brookfield Infrastructure Finance Pty Ltd., which we refer to collectively as the Brookfield Infrastructure Debt Issuers, in each case as to payment of principal, premium (if any) and interest when and as the same will become due and payable under or in respect of the trust indenture under which such securities are issued, (ii) the senior preferred shares of BIP Investment Corporation, or BIPIC, as to the payment of dividends when due, the payment of amounts due on redemption and the payment of amounts due on the liquidation, dissolution or winding up of BIPIC, (iii) from time to time, certain of the partnership’s preferred units, as to payment of distributions when due, the payment of amounts due on redemption and the payment of amounts due on the liquidation, dissolution or winding up of the partnership, and (iv) the obligations of Brookfield Infrastructure under its bilateral credit facilities.

Subscription Agreement

Our company entered into subscription agreements with the partnership from time to time, pursuant to which our company will subscribe for such number of units necessary to satisfy our obligations in respect of requests for exchange made by exchangeable shareholders, as and when they arise, or a redemption of our exchangeable shares by our company, in each case at a price per unit equal to the NYSE closing price of one unit on the date that the applicable request for exchange is received by our transfer agent, or the NYSE closing price of one unit on the trading day immediately preceding the announcement of a redemption, as the case may be.

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Credit Facilities

We entered into two credit agreements with Brookfield Infrastructure, one as borrower and one as lender, each providing for a ten-year revolving $1 billion credit facility to facilitate the movement of cash within our group. Our credit facility will permit our company to borrow up to $1 billion from Brookfield Infrastructure and the other will constitute an operating credit facility that will permit Brookfield Infrastructure to borrow up to $1 billion from our company. As of the date hereof, no amounts have been drawn under these credit facilities.

The credit facilities are available in U.S. or Canadian dollars, and advances will be made by way of LIBOR, base rate, Canadian Dollar Offered Rate or prime rate loans. Both operating facilities bear interest at the benchmark rate plus an applicable spread, in each case subject to adjustment from time to time as the parties may agree. In addition, each credit facility contemplates potential deposit arrangements pursuant to which the lender thereunder would, with the consent of a borrower, deposit funds on a demand basis to such borrower’s account at a reduced rate of interest.

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Equity Commitment

Brookfield Infrastructure has provided to our company an equity commitment in the amount of $1 billion. The equity commitment may be called by our company in exchange for the issuance of a number of class C shares or preferred shares (as defined below), as the case may be, to Brookfield Infrastructure, corresponding to the amount of the equity commitment called divided (i) in the case of a subscription for class C shares, by the volume-weighted average of the trading price for one exchangeable share on the principal stock exchange on which our exchangeable shares are listed for the five (5) days immediately preceding the date of the call, and (ii) in the case of a subscription for preferred shares, $25.00. The equity commitment is available in minimum amounts of $10 million and the amount available under the equity commitment will be reduced permanently by the amount so called. Before funds may be called on the equity commitment, a number of conditions precedent must be met, including that Brookfield Infrastructure continues to control our company and has the ability to elect a majority of our board of directors.

Conflicts of Interest

In order to effect the special distribution, our company acquired its Business from Brookfield Infrastructure. In addition, as described above, a number of agreements and arrangements were entered into between our company and Brookfield Infrastructure to create our company, while keeping it as a part of our group. Given our ownership structure, the rationale for our formation and because each exchangeable share has been structured with the intention of providing an economic return equivalent to one unit, we expect that the interests of our company and Brookfield Infrastructure will typically be aligned.

However, conflicts of interest might arise between our company, on the one hand, and Brookfield Infrastructure, on the other hand. In order to assist our company in addressing such conflicts, our board includes a non-overlapping director. John Fees is currently serving as the non-overlapping member of our board of directors. Mr. Fees served on the board of directors of the general partner of the partnership since April 22, 2013 and resigned from such board of directors shortly prior to the special distribution. If in the 12 months following the completion of the special distribution, our company considers a related party transaction in which the partnership is an interested party within the meaning of MI 61-101, Mr. Fees will not be considered an independent director under MI 61-101 for purposes of serving on a special committee to consider such transaction. As with conflicts between our company and Brookfield, potential conflicts will be approached in a manner that (i) is fair and balanced taking into account the facts and circumstances known at the time, (ii) complies with applicable law, including, for example, independent approvals and advice or validation, if required in the circumstances and (iii) supports and reinforces our ownership structure, the rationale for our formation and the economic equivalence between the exchangeable shares and units. Our group will not generally consider it a conflict for our company and Brookfield Infrastructure to form part of our group, including participating in acquisitions together, or to complete transactions contemplated by the agreements entered into prior to closing.

Our company and the partnership have been granted exemptive relief from the requirements of MI 61-101 that, subject to certain conditions, permits us to be exempt from the minority approval and valuation requirements for transactions in the context of (i) related party transactions (as defined in MI 61-101) of the partnership with our company or our subsidiary entities (as defined in MI 61-101) and (ii) related party transactions of our company with the partnership or the partnership’s subsidiary entities.

7.C    INTEREST OF EXPERTS AND COUNSEL

Not applicable.

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ITEM 8.	FINANCIAL INFORMATION

8.A    CONSOLIDATED STATEMENTS AND OTHER FINANCIAL INFORMATION

See Item 5 “Operating and Financial Review and Prospects—Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 18 “Financial Statements” for additional information required to be disclosed under this Item.

8.B    SIGNIFICANT CHANGES

See Item 3 “Key Information”, Item 4 “Information on the Company” and, Item 5 “Operating and Financial Review and Prospects—Management’s Discussion and Analysis of Financial Condition and Results of Operation” for additional information.

ITEM 9.	THE OFFER AND LISTING

9.A    OFFER AND LISTING DETAILS

Our exchangeable shares are listed on the NYSE and TSX under the symbol “BIPC”.

9.B    PLAN OF DISTRIBUTION

Not applicable.

9.C    MARKETS

See Item 9.A “Offer and Listing Details”.

9.D    SELLING SHAREHOLDERS

Not applicable.

9.E    DILUTION

Not applicable.

9.F    EXPENSES OF THE ISSUE

Not applicable.

ITEM 10.	ADDITIONAL INFORMATION

10.A    SHARE CAPITAL

Not applicable.

10.B    MEMORANDUM AND ARTICLES OF ASSOCIATION

DESCRIPTION OF OUR SHARE CAPITAL

Our authorized share capital consists of (i) an unlimited number of exchangeable shares; (ii) an unlimited number of class B shares; (iii) an unlimited number of class C shares; (iv) an unlimited number of class A senior preferred shares (issuable in series); and (v) an unlimited number of class B junior preferred shares (issuable in series), which, together with the class A senior preferred shares, we refer to as the preferred shares.

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As of the date hereof, approximately 45.0 million exchangeable shares, one class B share, 1.4 million class C shares and no preferred shares are issued and outstanding. Brookfield Infrastructure holds the class B share, having a 75% voting interest in our company, and all of the class C shares, which entitle the partnership to the residual value in our company after payment in full of the amount due to holders of exchangeable shares and class B shares and subject to the prior rights of holders of preferred shares. In addition, Brookfield holds, directly and indirectly, approximately 19.3% of our exchangeable shares.

Exchangeable Shares

The following description of exchangeable shares sets forth certain general terms and provisions of exchangeable shares. This description is in all respects subject to and qualified in its entirety by applicable law and the provisions of our company’s articles. Each exchangeable share is intended to provide its holder with an economic return that is equivalent to that of a unit. Consequently, we expect that the market price of our exchangeable shares will be significantly impacted by the market price of the units and the combined business performance of our group as a whole.

Voting

Except as otherwise expressly provided in the articles or as required by law, each holder of exchangeable shares is entitled to receive notice of, and to attend and vote at, all meetings of our shareholders. Each holder of exchangeable shares is entitled to cast one vote for each exchangeable share held at the record date for determination of shareholders entitled to vote on any matter. Except as otherwise expressly provided in the articles or as required by law, the holders of exchangeable shares and class B shares will vote together and not as separate classes.

Holders of exchangeable shares hold an aggregate 25% voting interest in our company.

Dividends

The holders of exchangeable shares are entitled to receive dividends as and when declared by our board subject to the special rights of the holders of all classes and series of the preferred shares and any other shares ranking senior to the exchangeable shares with respect to priority in payment of dividends. Each exchangeable share will receive identical dividends to the distributions paid on each unit.

Subject to the prior rights of holders of all classes and series of preferred shares at the time outstanding having prior rights as to dividends, and in preference to the class C shares, each exchangeable share entitles its holder to cumulative dividends per share in a cash amount equal in value to (i) the amount of any distribution made on a unit multiplied by (ii) the conversion factor (which is currently one, subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership) determined in accordance with our articles and in effect on the record date of such dividend, which we refer to as the exchangeable dividend (see below “— Adjustments to Reflect Certain Capital Events”). The record and payment dates for the dividends on the exchangeable shares, to the extent not prohibited by applicable law, shall be the same as the record and payment dates for the distributions upon the units.

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If the full amount of an exchangeable dividend is not declared and paid concurrently with a distribution on the units, then the undeclared or unpaid amount of such exchangeable dividend shall accrue and accumulate (without interest), whether or not our company has earnings, whether or not there are funds legally available for the payment thereof and whether or not such exchangeable dividend has been earned, declared or authorized. Any exchangeable dividend payment made shall first be credited against the earliest accumulated but unpaid exchangeable dividends due which remain payable, which we refer to as unpaid dividends. All exchangeable dividends shall be paid prior and in preference to any dividends or distributions on the class C shares. The holders of exchangeable shares are not entitled to any dividends from our company other than the exchangeable dividends.

Exchange by Holder

Holders of exchangeable shares have the right to exchange all or a portion of their exchangeable shares for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described below in “— Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the date that the request for exchange is received by our transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid dividends, if any (the form of payment to be determined at the sole election of our group). If you hold exchangeable shares through a broker, please contact your broker to request an exchange on your behalf. If you are a registered holder of exchangeable shares, please contact the transfer agent and follow the process described below.

Each holder of exchangeable shares who wishes to exchange one or more of his or her exchangeable shares for units or its cash equivalent is required to complete and deliver a notice of exchange in the form available from our transfer agent. Upon receipt of a notice of exchange, our company shall, within ten (10) business days after the date that the notice of exchange is received by our transfer agent, deliver to the tendering holder of exchangeable shares, in accordance with instructions set forth in the notice of exchange, one unit per exchangeable share held (subject to adjustments in the event of certain dilutive or other capital events by our company or the partnership as described below in “— Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the date that the request for exchange is received by our transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid dividends, if any (the form of payment to be determined at the sole election of our company). Upon completion of the exchange of any exchangeable shares as described herein, the holder of exchangeable shares who has exchanged their exchangeable shares will have no further right, with respect to any exchangeable shares so exchanged, to receive any dividends on exchangeable shares with a record date on or after the date on which such exchangeable shares are exchanged.

Notwithstanding the paragraph above, when a notice of exchange has been delivered to us by or on behalf of a tendering holder of exchangeable shares, we will promptly, and in any event, within one (1) business day after receipt thereof, deliver to each of Brookfield and the partnership a written notification of our receipt of such notice of exchange setting forth the identity of the holder of exchangeable shares who wishes to exchange such exchangeable shares and the number of exchangeable shares to be exchanged. The partnership may elect to satisfy our exchange obligation by acquiring all of the tendered exchangeable shares in exchange for one unit per exchangeable share held (subject to adjustments in the event of certain dilutive or other capital events by our company or the partnership as described below in “— Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the date that the request for exchange is received by our transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid dividends, if any (the form of payment to be determined at the sole election of the partnership). If the partnership elects to satisfy our exchange obligation, it shall, within three (3) business days from the receipt of the holder’s notice of exchange, provide written notice to our transfer agent of its intention to satisfy the exchange obligation and shall

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satisfy such obligation within ten (10) business days from the date that the notice of exchange is received by our transfer agent by delivering to such holder of exchangeable shares the units or its cash equivalent. Unitholders are not entitled to vote on the partnership’s exercise of the overriding call right described in the preceding sentences.

In the event that a tendering holder of exchangeable shares has not received the number of units or its cash equivalent (the form of payment to be determined by us or the partnership in each of their sole discretion) in satisfaction of the tendered exchangeable shares, then such tendering holder of exchangeable shares will be entitled to receive the equivalent of such cash amount or units amount from Brookfield pursuant to the Rights Agreement until March 31, 2025. In this scenario, the tendered exchangeable shares will be delivered to the rights agent in exchange for the delivery of the equivalent of the cash amount or units amount from a collateral account of Brookfield administered by the rights agent. See Item 7.B “Related Party Transactions - Relationship with Brookfield — Rights Agreement” for a further description of the Rights Agreement. Pursuant to the Rights Agreement, the partnership has agreed to indemnify Brookfield, in its capacity as selling security holder, for certain liabilities under applicable securities laws concerning selling security holders, in connection with any units delivered by Brookfield pursuant to the Rights Agreement.

No Fractional Units. No fractional units will be issued or delivered upon exchange of exchangeable shares. In lieu of any fractional units to which the tendering holder of exchangeable shares would otherwise be entitled at our group’s election, our group will pay an amount in cash equal to the unit value on the trading day immediately preceding the exchange date multiplied by such fraction of a unit.

Conversion of Tendered Exchangeable Shares. Brookfield Infrastructure is entitled at any time to have any or all exchangeable shares acquired by Brookfield Infrastructure converted into class C shares on a one-for-one basis. With each acquisition by the partnership of exchangeable shares and/or the election by the partnership to convert these acquired shares for shares of class C shares, the partnership’s indirect ownership interest in our company will increase.

Adjustments to Reflect Certain Capital Events. The conversion factor (which is currently one) is subject to adjustment in accordance with our company’s articles to reflect certain capital events, including (i) if the partnership or our company declares or pays a distribution to its unitholders consisting wholly or partly of units or a dividend to its shareholders consisting wholly or partly of exchangeable shares, as applicable, without a corresponding distribution or dividend, as applicable, being declared or paid by the other entity; (ii) if the partnership or our company splits, subdivides, reverse-splits or combines its outstanding units or exchangeable shares, as applicable, without a corresponding event occurring at the other entity; (iii) if the partnership or our company distributes any rights, options or warrants to all or substantially all holders of its units or exchangeable shares to convert into, exchange for or subscribe for or to purchase or to otherwise acquire units or exchangeable shares (or other securities or rights convertible into, exchangeable for or exercisable for units or exchangeable shares), as applicable, without a corresponding distribution of rights, options or warrants by the other entity; (iv) if the partnership distributes to all or substantially all holders of units evidences of its indebtedness or assets (including securities), or assets or rights, options or warrants to convert into, exchange for or subscribe for or to purchase or to otherwise acquire such securities but excluding all distributions where a comparable distribution (or the cash equivalent) is made by our company; or (v) if the partnership or one of its subsidiaries makes a payment in respect of a tender or exchange offer for the units (but excluding for all purposes any exchange or tender offer to exchange units for exchangeable shares or any other security economically equivalent to units), to the extent that the cash and value of any other consideration included in the payment per unit exceeds certain thresholds.

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Redemption by Issuer

Our board has the right upon sixty (60) days’ prior written notice to holders of exchangeable shares to redeem all of the then outstanding exchangeable shares at any time and for any reason, in its sole discretion and subject to applicable law, including without limitation following the occurrence of any of the following redemption events: (i) the total number of exchangeable shares outstanding decreases by 50% or more over any twelve-month period; (ii) a person acquires 90% of the units in a take-over bid (as defined by applicable securities law); (iii) unitholders of the partnership approve an acquisition of the partnership by way of arrangement or amalgamation; (iv) unitholders of the partnership approve a restructuring or other reorganization of the partnership; (v) there is a sale of all or substantially all of the partnership assets; (vi) there is a change of law (whether by legislative, governmental or judicial action), administrative practice or interpretation, or a change in circumstances of our company and our shareholders, that may result in adverse tax consequences for our company or our shareholders; or (vii) our board, in its sole discretion, concludes that the unitholders of the partnership or holders of exchangeable shares are adversely impacted by a fact, change or other circumstance relating to our company. For greater certainty, unitholders do not have the ability to vote on such redemption and the board’s decision to redeem all of the then outstanding exchangeable shares will be final. In addition, the holder of class B shares may deliver a notice to our company specifying a redemption date upon which our company shall redeem all of the then outstanding exchangeable shares, and upon sixty (60) days’ prior written notice from our company to holders of the exchangeable shares and without the consent of holders of exchangeable shares, our company shall be required to redeem all of the then outstanding exchangeable shares on such redemption date, subject to applicable law.

Upon any such redemption event, the holders of exchangeable shares shall be entitled to receive pursuant to such redemption one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “— Exchange by Holder — Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of our company).

Notwithstanding the foregoing, upon any redemption event, the partnership may elect to acquire all of the outstanding exchangeable shares in exchange for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “— Exchange by Holder — Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of the partnership). Unitholders are not entitled to vote on the partnership’s exercise of the overriding call right described in the preceding sentences.

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Liquidation

Upon any liquidation, dissolution or winding up of our company, and subject to the prior rights of holders of all classes and series of preferred shares and any other class of shares of our company ranking in priority or ratably with the exchangeable shares and after the payment in full to (i) any holder of exchangeable shares or class C shares that has submitted a notice of the exercise of the exchange rights described above at least ten (10) days prior to the date of the liquidation, dissolution or winding up (or in the case of the class B shares, thirty (30) days prior to the date of the liquidation, dissolution or winding up) and (ii) any unpaid dividends, the holders of exchangeable shares shall be entitled to one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “— Exchange by Holder — Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of our company). If, upon any such liquidation, dissolution or winding up, the assets of our company are insufficient to make such payment in full, then the assets of our company will be distributed among the holders of exchangeable shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.

Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of our company, the partnership may elect to acquire all of the outstanding exchangeable shares for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “— Exchange by Holder — Adjustments to Reflect Certain Capital Events”) plus all unpaid dividends, if any. The acquisition by the partnership of all the outstanding exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of our company. Unitholders are not entitled to vote on the partnership’s exercise of the overriding call right described in the preceding sentences.

Automatic Redemption upon Liquidation of the Partnership

Upon any liquidation, dissolution or winding up of the partnership, including where substantially concurrent with a liquidation, dissolution or winding up of our company, all of the then outstanding exchangeable shares will be automatically redeemed by us on the day prior to the liquidation, dissolution or winding up of the partnership. Each holder of exchangeable shares shall be entitled to one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “— Exchange by Holder — Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of our company).

Notwithstanding the foregoing, upon any such redemption, the partnership may elect to acquire all of the outstanding exchangeable shares in exchange for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “— Exchange by Holder — Adjustments to Reflect Certain Capital Events”) plus all unpaid dividends, if any. The acquisition by the partnership of all the outstanding exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of the partnership. Unitholders are not entitled to vote on the partnership’s exercise of the overriding call right described in the preceding sentences.

Book-Based System

The exchangeable shares are uncertificated. Registration of ownership and transfers of the exchangeable shares may be effected through the book-based system administered by the transfer agent, CDS Clearing and Depository Services Inc., or CDS, or DTC, as applicable.

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Treatment of Exchangeable Shares in Connection with a Takeover Bid, Issuer Bid or Tender Offer

The exchangeable shares are not units and will not be treated as units for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers. Units and exchangeable shares are not securities of the same class. As a result, holders of exchangeable shares will not be entitled to participate in an offer or bid made to acquire units, unless such offer is extended to holders of exchangeable shares and holders of units will not be entitled to participate in an offer or bid made to acquire exchangeable shares, unless such offer is extended to holders of units. In the event of a takeover bid for units, a holder of exchangeable shares who would like to participate would be required to tender his or her exchangeable shares for exchange, in order to receive a unit, or the cash equivalent, at the election of our group, pursuant to the exchange right. If an issuer tender offer or issuer bid is made for the units at a price in excess of the market price of the units and a comparable offer is not made for the exchangeable shares, then the conversion factor for the exchangeable shares may be adjusted. See “— Exchange by Holder — Adjustments to Reflect Certain Capital Events” for more information on the circumstances in which adjustments may be made to the conversion factor.

Class B Shares

The following description of class B shares sets forth certain general terms and provisions of class B shares. This description is in all respects subject to and qualified in its entirety by reference to applicable law and the provisions of the articles.

Voting

Except as otherwise expressly provided in our articles or as required by law, each holder of class B shares is entitled to receive notice of, and to attend and vote at, all meetings of our shareholders. Each holder of class B shares is entitled to cast a number of votes per class B share equal to: (i) the number that is three times the number of exchangeable shares then issued and outstanding divided by (ii) the number of class B shares then issued and outstanding. The effect of the foregoing is that the holders of the class B shares are entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the exchangeable shares. Except as otherwise expressly provided in the articles or as required by law, the holders of exchangeable shares and class B shares will vote together and not as separate classes.

Dividends

Except as provided in the following sentence, the holders of class B shares will not be entitled to receive dividends. In the event a dividend is declared and paid on the exchangeable shares consisting of exchangeable shares, the board shall, subject to applicable law, contemporaneously declare and pay an equivalent dividend on the class B shares consisting of class B shares.

Liquidation

Upon any liquidation, dissolution or winding up of our company, subject to the prior rights of holders of all classes and series of preferred shares and after the payment in full of the amount due to the holders of exchangeable shares described under the section entitled “— Exchangeable Shares — Liquidation”, the holders of class B shares shall be entitled to, and in preference to the class C shares, receive one unit per class B share held (subject to adjustment to effect certain capital events as described above in “— Exchange by Holder — Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of our company).

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Redemption by Holder

Holders of class B shares have the right to tender all or a portion of their class B shares for cash for each class B share equal to the NYSE closing price of one unit (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “— Exchange by Holder — Adjustments to Reflect Certain Capital Events”) on the date of the request for redemption. Upon receipt of a request for redemption, we will have thirty (30) days to deliver the cash amount to the exchanging holder.

Restrictions on Transfer

The class B shares may only be transferred to the partnership or persons controlled by the partnership.

Class C Shares

The following description of class C shares sets forth certain general terms and provisions of class C shares. This description is in all respects subject to and qualified in its entirety by reference to applicable law and the provisions of the articles.

Voting

Except as otherwise expressly provided in our articles or as required by law, each holder of a class C share shall be entitled to notice of, and to attend, any meetings of shareholders of the company, but shall not otherwise be entitled to vote at any such meetings.

Dividends

The holders of class C shares are entitled to receive dividends as and when declared by our board subject to the special rights of the holders of all classes and series of the preferred shares, exchangeable shares any other shares ranking senior to the class C shares with respect to priority in payment of dividends.

Subject to the prior rights of holders of all classes and series of preferred shares and the exchangeable shares at the time outstanding having prior rights as to dividends, each class C share entitles its holder to dividends as and when declared by our board, which we refer to as the class C dividend. The record and payment dates for the dividends or other distributions upon the class C shares, to the extent not prohibited by applicable law, shall be substantially the same as the record and payment dates for the dividends or other distributions upon the units.

In the event a dividend is declared and paid on the exchangeable shares consisting of exchangeable shares, the board shall, subject to applicable law, contemporaneously declare and pay an equivalent dividend on the class C shares consisting of class C shares.

Liquidation

Upon any liquidation, dissolution or winding up of our company, subject to the prior rights of holders of preferred shares and after the payment in full of the amount due to the holders of exchangeable shares described under the section entitled “— Exchangeable Shares — Liquidation” and the holders of class B shares described under the section entitled “— Class B Shares — Liquidation”, the remaining assets and property of our company will be distributed among the holders of class C shares.

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Redemption by Holder

Holders of class C shares have the right to tender all or a portion of their class C shares for cash in an amount for each class C share equal to the NYSE closing price of one unit (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “— Exchange by Holder — Adjustments to Reflect Certain Capital Events”) on the date of the request for redemption. Upon receipt of a request for redemption, we will have ten (10) days to deliver the cash amount to the exchanging holder.

Restrictions on Transfer

The class C shares may only be transferred to the partnership or persons controlled by the partnership.

Preferred Shares

The following description of preferred shares sets forth certain general terms and provisions of class A senior preferred shares and class B junior preferred shares. This description is in all respects subject to and qualified in its entirety by reference to applicable law and the provisions of the articles.

Priority

Each series of exchangeable senior preferred shares will rank on a parity with every other series of class A senior preferred shares with respect to dividends and return of capital, and each series of class B junior preferred shares will rank on a parity with every other series of class B junior preferred shares with respect to dividends and return of capital. The preferred shares shall be entitled to a preference over the exchangeable shares, the class B shares, the class C shares and any other shares ranking junior to the preferred shares with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of our company, whether voluntary or involuntary, or any other distribution of the assets of our company among our shareholders for the specific purpose of winding up our affairs. The class A senior preferred shares shall be entitled to preference over the class B junior preferred shares for all such matters.

Directors’ Right to Issue in One or More Series

The preferred shares may be issued at any time and from time to time in one or more series. Before any shares of a series are issued, our board shall fix the number of shares that will form such series, if any, and shall, subject to any limitations set out in our articles or in applicable law, determine the designation, rights, privileges, restrictions and conditions to be attached to the preferred shares as the case may be, of such series.

Voting

Except as hereinafter referred to or as required by law or as specified in the rights, privileges, restrictions and conditions attached from time to time to any series of preferred shares, the holders of such preferred shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of our shareholders.

Amendment with Approval of Holder of Preferred Shares

The rights, privileges, restrictions and conditions attached to the preferred shares as a class may be added to, changed or removed but only with the approval of the holders of such class of preferred shares given as hereinafter specified and subject to applicable law.

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Approval of Holders of Preferred Shares

The approval of the holders of a class of preferred shares to add to, change or remove any right, privilege, restriction or condition attaching to such class of preferred shares as a class or in respect of any other matter requiring the consent of the holders of such class of preferred shares may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by all the holders of such class of preferred shares or passed by the affirmative vote of at least two-thirds (2/3rds) of the votes cast at a meeting of the holders of such class of preferred shares duly called for that purpose.

The formalities to be observed with respect to the giving of notice of any such meeting or any adjourned meeting, the quorum required therefor and the conduct thereof shall be those from time to time required by applicable law as in force at the time of the meeting and those, if any, prescribed by our articles with respect to meetings of shareholders. On every poll taken at every meeting of the holders of a class of preferred shares as a class, or at any joint meeting of the holders of two or more series of a class of preferred shares, each holder of such class of preferred shares entitled to vote thereat shall have one vote in respect of each such preferred share held.

COMPARISON OF RIGHTS OF HOLDERS OF OUR EXCHANGEABLE SHARES AND THE PARTNERSHIP’S UNITS

Our company is a corporation existing under British Columbia law. The partnership is an exempted limited partnership existing under Bermuda law. The rights of shareholders are governed by the BCBCA and our company’s articles. The rights of unitholders are governed by the partnership’s limited partnership agreement and certain provisions of Bermuda law.

The following comparison is a summary of certain material differences between the rights of shareholders and unitholders under the governing documents of our company and the partnership and the applicable laws noted above. The following summary is qualified in its entirety by reference to the relevant provisions of (i) the BCBCA, (ii) the Bermuda Limited Partnership Act 1883, the Bermuda Exempted Partnerships Act 1992 and the Bermuda Partnership Act 1902, (iii) our company’s articles, (iv) the partnership’s limited partnership agreement as amended from time to time and (v) the bye-laws of the partnership’s general partner.

This section does not include a complete description of all of the differences between the rights of shareholders and unitholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the partnership’s annual report on Form 20-F, the relevant provisions of British Columbia law and Bermuda law, as well as the governing documents of each of our company and the partnership, each as amended, restated, supplemented or otherwise modified from time to time, copies of which are available on EDGAR on the SEC’s website at www.sec.gov or on SEDAR at www.sedar.com.

	EXCHANGEABLE SHARES	UNITS
Corporate Governance	Our company is a corporation formed under the laws of the Province of British Columbia. The rights of shareholders are governed by the BCBCA and the company’s articles.

The partnership is a Bermuda-exempted limited partnership registered under the Bermuda Limited Partnership Act 1883 and the Bermuda Exempted Partnerships Act 1992. The partnership’s limited partnership agreement provides for the management and control of the partnership by a general partner, the partnership’s general partner.

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	EXCHANGEABLE SHARES	UNITS
Authorized Capital

Our company is authorized to issue an unlimited number of: (i) exchangeable shares; (ii) class B shares; (iii) class C shares; (iv) class A senior preferred shares, issuable in series, and (v) class B junior preferred shares, issuable in series. All exchangeable shares, class B shares, class C shares, class A senior preferred shares and class B junior preferred shares will be issued without par value. The number of authorized exchangeable shares can be changed in accordance with our articles or, if the articles are silent, by special resolution, in accordance with s. 54(3)(c) of the BCBCA.

Subject to our articles, including the terms of the shares then outstanding, our board has broad rights to issue additional shares (including new classes of shares and options, rights, warrants, and appreciation rights relating to such shares) for any purpose, at any time and on such terms and conditions as it may determine without the approval of any shareholders. Any additional shares may be issued in one or more classes, or one or more series of classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of shares) as may be determined by our board in its sole discretion.

The partnership’s interests consist of the general partner unit, which represents the general partnership interest, the units and the preferred units, representing limited partnership interests in the partnership, and any additional partnership interests representing limited partnership interests that it may issue in the future.

The partnership’s general partner has broad rights to cause the partnership to issue additional partnership interests and may cause the partnership to issue additional partnership interests (including new classes of partnership interests and options, rights, warrants and appreciation rights relating to such interests) for any partnership purpose, at any time and on such terms and conditions as it may determine without the approval of any limited partners, subject to the terms of any preferred units then outstanding. Any additional partnership interests may be issued in one or more classes, or one or more series of classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of partnership interests) as may be determined by the partnership’s general partner in its sole discretion, all without the approval of the partnership’s limited partners.

178	Brookfield Infrastructure Corporation

	EXCHANGEABLE SHARES	UNITS
Voting Rights

Except as otherwise expressly provided in the articles or as required by law, the holders of exchangeable shares and class B shares, will vote together and not as separate classes. Each holder of an exchangeable share is entitled to cast one vote per exchangeable share on all matters submitted to a vote. On each such matter, the holders of class B shares are entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the exchangeable shares. As Brookfield Infrastructure holds all of the class B shares, it holds 75% of the votes eligible to be cast on all matters where the exchangeable shares and class B shares vote together.

At any time that no exchangeable shares are outstanding and for any vote held only in respect of the class B shares, the holder of the class B shares will be entitled to cast one vote per class B share. At any time that no exchangeable shares are outstanding, quorum will be at least one holder of class B shares.

Limited partners are not entitled to vote on matters relating to the partnership, although unitholders are entitled to consent to certain matters with respect to certain amendments to the partnership’s limited partnership agreement and certain matters with respect to the withdrawal of the partnership’s general partner. Each unit entitles the holder thereof to one vote for the purposes of any approvals of unitholders. In addition to their rights under the partnership’s limited partnership agreement, limited partners have consent rights with respect to certain fundamental matters and on any other matters that require their approval in accordance with applicable securities laws and stock exchange rules.

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	EXCHANGEABLE SHARES	UNITS
Size of Board

Our company’s board is set at eight (8) directors. Our board may consist of between three (3) and eleven (11) directors or such other number of directors as may be determined from time to time by a resolution of our company’s shareholders and subject to its articles. Our board of directors mirrors the board of directors of the general partner of the partnership, except for one additional non-overlapping director to assist us with, among other things, resolving any conflicts of interest that may arise from our relationship with Brookfield Infrastructure. John Fees serves as the non-overlapping member of our board of directors. Mr. Fees has served on the board of directors of the general partner of the partnership since April 22, 2013 and resigned from such board of directors prior to the special distribution. If in the 12 months following the initial distribution date, our company considers a related party transaction in which the partnership is an interested party within the meaning of MI 61-101, Mr. Fees will not be considered an independent director under MI 61-101 for purposes of serving on a special committee to consider such transaction. At least three (3) directors and at least a majority of the directors holding office must be independent of our company, as determined by the full board using the standards for independence established by the NYSE.

The partnership’s general partner board is currently set at eight (8) directors. The board may consist of between three (3) and eleven (11) directors or such other number of directors as may be determined from time to time by a resolution of the shareholders of the partnership’s general partner and subject to its bye-laws. At least three (3) directors and at least a majority of the directors holding office must be independent of the partnership’s general partner and Brookfield, as determined by the full board of directors using the standards of independence established by NYSE.

Election and Removal of Directors

Our company’s board is elected by our shareholders and each of our current directors will serve until the close of the next annual meeting of shareholders of our company or his or her death, resignation or removal from office, whichever occurs first. Vacancies on our board may be filled and additional directors may be added by a resolution of our company’s shareholders or a vote of the directors then in office. A director may be removed from office by a special resolution duly passed by our company’s shareholders. A director will be automatically removed from our board if he or she becomes bankrupt, insolvent or suspends payments to his or her creditors or becomes disqualified by law from acting as a director.

The partnership’s general partner’s board of directors was elected by its shareholder and each of its current directors will serve until the close of the next annual meeting of shareholders of the partnership’s general partner or his or her death, resignation or removal from office, whichever occurs first. Vacancies on the partnership’s general partner’s board of directors may be filled and additional directors may be added by a resolution of the shareholders of the partnership’s general partner or a vote of the directors then in office. A director may be removed from office by a resolution duly passed by the shareholders of the partnership’s general partner or, if the director has been absent without leave from three consecutive meetings of the board of directors, by a written resolution requesting resignation signed by all other directors then holding office. A director will be automatically removed from the board of directors if he or she becomes bankrupt, insolvent or suspends payments to his or her creditors or becomes prohibited by law from acting as a director.

180	Brookfield Infrastructure Corporation

	EXCHANGEABLE SHARES	UNITS
Process to Amend the Governing Instruments

Our company may from time to time amend, modify or repeal any provision contained in the articles of our company in a manner authorized by the BCBCA.

Under the BCBCA, alteration of the notice of articles generally requires authorization by either court order, by a two-thirds (2/3rds) vote of all voting shares or by the methods specified in our company’s articles. Certain alterations to matters such as changes to company name or address or a change in directors will not require authorization by the above-mentioned methods. Specific alterations such as those of a nature affecting a particular class or series in a manner that would prejudice or interfere with the rights of such class or series, will entitle the affected class or series to consent by special resolution to the alteration, whether or not such class or series otherwise carries the right to vote.

Under the BCBCA, our company may resolve to alter its articles by the type of resolution specified in the BCBCA, if not specified in the BCBCA, by the type of resolution specified in our articles or if neither the BCBCA or our articles specify the type of resolution, by a two-thirds (2/3rds) vote of all voting shares; provided however, if such alteration would prejudice or interfere with the rights of a particular class or series, such class or series must consent by special resolution to the alteration, whether or not such class or series otherwise carries the right to vote.

Amendments to the partnership’s limited partnership agreement may be proposed only by or with the consent of the partnership’s general partner. To adopt a proposed amendment, other than the amendments that do not require limited partner approval discussed below, the partnership’s general partner must seek approval of a majority of outstanding units required to approve the amendment, either by way of a meeting of the limited partners to consider and vote upon the proposed amendment or by written approval.

No amendment may be made that would: (i) enlarge the obligations of any limited partner without its consent, except any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests may be approved by at least a majority of the type or class of partnership interests so affected; or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by the partnership to, the partnership’s general partner or any of its affiliates without the consent of the partnership’s general partner, which may be given or withheld in its sole discretion. The provision of the partnership’s limited partnership agreement preventing the amendments having the effects described in clauses (i) and (ii) above can be amended upon the approval of the holders of at least 90% of the outstanding units.

Brookfield Infrastructure Corporation	181

	EXCHANGEABLE SHARES	UNITS
Process to Amend the Governing Instruments, Continued

Subject to applicable law, the partnership’s general partner may generally make amendments to the partnership’s limited partnership agreement without the approval of any limited partner to reflect: (i) a change in the name of the partnership, the location of its registered office or its registered agent; (ii) the admission, substitution or withdrawal of partners in accordance with the partnership’s limited partnership agreement; (iii) a change that the partnership’s general partner determines is reasonable and necessary or appropriate for the partnership to qualify or to continue its qualification as an exempted limited partnership under the laws of Bermuda or a partnership in which the limited partners have limited liability under the laws of any jurisdiction or is necessary or advisable in the opinion of the partnership’s general partner to ensure that the partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for tax purposes; (iv) an amendment that the partnership’s general partner determines to be necessary or appropriate to address certain changes in tax regulations, legislation or interpretation; (v) an amendment that is necessary, in the opinion of the partnership’s counsel, to prevent the partnership or the partnership’s general partner or its directors or officers, from in any manner being subjected to the provisions of the Investment Company Act, or similar legislation in other jurisdictions; (vi) subject to the terms of any preferred units then outstanding, an amendment that the partnership’s general partner determines in its sole discretion to be necessary or appropriate for the creation, authorization or issuance of any class or series of partnership interests or options, rights, warrants or appreciation rights relating to partnership securities; (vii) any amendment expressly permitted in the partnership’s limited partnership agreement to be made by the partnership’s general partner acting alone; (viii) an amendment effected, necessitated or contemplated by a merger or consolidation of the partnership with one or more persons in accordance with the provisions of the partnership’s limited partnership agreement;

182	Brookfield Infrastructure Corporation

	EXCHANGEABLE SHARES	UNITS
Process to Amend the Governing Instruments, Continued

(ix) any amendment that the partnership’s general partner determines in its sole discretion to be necessary or appropriate to reflect and account for the formation by the partnership of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by the partnership’s limited partnership agreement; (x) a change in the partnership’s fiscal year and related changes; or (xi) any other amendments substantially similar to any of the matters described in (i) through (x) above.

In addition, the partnership’s general partner may make amendments to the partnership’s limited partnership agreement without the approval of any limited partner if those amendments, in the discretion of the partnership’s general partner: (i) do not adversely affect the partnership’s limited partners considered as a whole (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect; (ii) are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any governmental agency or judicial authority; (iii) are necessary or appropriate to facilitate the trading of the units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the units are or will be listed for trading; (iv) are necessary or appropriate for any action taken by the partnership’s general partner relating to splits or combinations of units under the provisions of the partnership’s limited partnership agreement; or (v) are required to effect the intent of the provisions of the partnership’s limited partnership agreement or are otherwise contemplated by the partnership’s limited partnership agreement.

The partnership’s general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described in the preceding two paragraphs should occur. No other amendments to the partnership’s limited partnership agreement will become effective without the approval of holders of at least 90% of the units, unless the partnership obtains an opinion of counsel to the effect that the amendment will not

Brookfield Infrastructure Corporation	183

	EXCHANGEABLE SHARES	UNITS
Process to Amend the Governing Instruments, Continued

(i) cause the partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for tax purposes (provided that for U.S. tax purposes the partnership’s general partner has not made the election described below under the section entitled “Qualification”), or (ii) affect the limited liability under the Bermuda Limited Partnership Act 1883 of any of the partnership’s limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will also require the approval of the holders of at least a majority of the outstanding partnership interests of the class so affected.

In addition, any amendment that reduces the voting percentage required to take any action must be approved by the written consent or affirmative vote of limited partners whose aggregate outstanding voting units constitute not less than the voting requirement sought to be reduced.

Special Meetings of the Shareholders

A special meeting of the shareholders for any purpose or purposes may be called only by the company board on a date not less than twenty-one (21) days nor more than two (2) months after the sending of the notice of the meeting to each shareholder of record entitled to vote at such meeting.

The partnership’s general partner may call special meetings of the limited partners at a time and place outside of Canada determined by the partnership’s general partner on a date not less than ten (10) days nor more than sixty (60) days after the mailing of notice of the meeting. The limited partners do not have the ability to call a special meeting. Only holders of record on the date set by the partnership’s general partner (which may not be less than ten (10) nor more than sixty (60) days before the meeting) are entitled to notice of any meeting.

184	Brookfield Infrastructure Corporation

	EXCHANGEABLE SHARES	UNITS
Written Consent in Lieu of Meeting

Under the BCBCA, generally, shareholder action without a meeting may only be taken by consent resolution of the shareholders entitled to vote on the resolution: with a written consent executed by shareholders holding two-thirds (2/3rds) of the shares that carry the right to vote at general meetings being effective to approve an action requiring an ordinary resolution; or with a written consent executed by all shareholders that carry the right to vote at general meetings or by all of the shareholders holding shares of the applicable class or series of shares, as the case may be, being effective to approve an action requiring a special resolution or an exceptional resolution.

Written consents may be solicited only by or on behalf of the partnership’s general partner. Any such consent solicitation may specify that any written consents must be returned to the partnership within the time period, which may not be less than twenty (20) days, specified by the partnership’s general partner.

For purposes of determining holders of partnership interests entitled to provide consents to any action described above, the partnership’s general partner may set a record date, which may be not less than ten (10) nor more than sixty (60) days before the date by which record holders are requested in writing by the partnership’s general partner to provide such consents. Only those holders of partnership interests on the record date established by the partnership’s general partner will be entitled to provide consents with respect to matters as to which a consent right applies.

Brookfield Infrastructure Corporation	185

	EXCHANGEABLE SHARES	UNITS
Limitation of Liability and Indemnification of Directors and Officers

No director will be personally liable to our company or its shareholders for monetary damages for breach of fiduciary duty, except to the extent such exemption is not permitted under the BCBCA. Under the BCBCA, no provision in our company’s articles or other contract relieves a director or officer from (i) the duty to act in accordance with the BCBCA and the regulations, or (ii) liability that by virtue of any enactment or rule of law or equity would otherwise attach to that director or officer in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to our company.

To the fullest extent permitted by law, our company will indemnify any present or former director or officer of our company (or a person serving as a director, officer, trustee, employee or agent of another corporation), who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action while acting in such capacity, for all liability and loss suffered (including, without limitation, any judgments, fines, or penalties and amounts paid in settlement) and expenses (including attorneys’ fees and disbursements), actually and reasonably incurred. Our company may enter into agreements with any such person to provide such indemnification. The right to indemnification includes the right to be paid by our company the expenses (including attorneys’ fees) incurred by such person in defending any such proceeding in advance of its final disposition, such that the advances are paid by our company within sixty (60) days after the receipt by our company of a statement or statements from the claimant requesting such advance or advances from time to time (and subject to filing a written request for indemnification pursuant to the articles).

Under the partnership’s limited partnership agreement, the partnership is required to indemnify to the fullest extent permitted by law the partnership’s general partner and any of its affiliates (and their respective officers, directors, agents, shareholders, partners, members and employees), any person who serves on a governing body of a holding entity or operating entity of the partnership and any other person designated by the partnership’s general partner as an indemnified person, in each case, against all losses, claims, damages, liabilities, costs or expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, incurred by an indemnified person in connection with the partnership’s investments and activities or by reason of their holding such positions, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under the partnership’s limited partnership agreement: (i) the liability of such persons has been limited to the fullest extent permitted by law, except to the extent that their conduct involves bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful; and (ii) any matter that is approved by the independent directors of the partnership’s general partner will not constitute a breach of the partnership’s limited partnership agreement or any duties stated or implied by law or equity, including fiduciary duties. The partnership’s limited partnership agreement requires the partnership to advance funds to pay the expenses of an indemnified person in connection with a matter in which indemnification may be sought until it is determined that the indemnified person is not entitled to indemnification.

The partnership’s general partner’s bye-laws provide that, as permitted by the laws of Bermuda, it will pay or reimburse an indemnified person’s expenses in advance of a final disposition of a proceeding for which indemnification is sought.

186	Brookfield Infrastructure Corporation

	EXCHANGEABLE SHARES	UNITS
Limitation of Liability and Indemnification of Directors and Officers, Continued

Our company will not indemnify any present or former director or officer of our company for acts of bad faith, fraud, willful misfeasance, gross negligence, knowing violation of law or reckless disregard of the director’s duties or for any act for which indemnification is specifically prohibited under the BCBCA.

Under the partnership’s general partner’s bye-laws, the partnership’s general partner is required to indemnify, to the fullest extent permitted by law, its affiliates, directors, officers, resident representatives, shareholders, employees or any of its subsidiaries and certain others against any and all losses, claims, damages, liabilities, costs or expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, incurred by an indemnified person in connection with the partnership’s investments and activities or in respect of or arising from their holding such positions, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under the partnership’s general partner’s bye-laws: (i) the liability of such persons has been limited to the fullest extent permitted by law and except to the extent that their conduct involves bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful; and (ii) any matter that is approved by the independent directors will not constitute a breach of any duties stated or implied by law or equity, including fiduciary duties. The partnership’s general partner’s bye-laws require it to advance funds to pay the expenses of an indemnified person in connection with a matter in which indemnification may be sought until it is determined that the indemnified person is not entitled to indemnification.

Brookfield Infrastructure Corporation	187

	EXCHANGEABLE SHARES	UNITS
Dividends and Distributions

Pursuant to the articles and subject to the prior rights of holders of all classes and series of preferred shares at the time outstanding having prior rights as to dividends, each exchangeable share will entitle its holder to the exchangeable dividend, in a cash amount equal in value to (i) the amount of any distribution made on a unit multiplied by (ii) the conversion factor determined in accordance with the articles and in effect on the record date of such dividend (which conversion factor is initially one, subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership). See Item 10.B “Memorandum and Articles of Association — Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events.” The record and payment dates for the dividends upon the exchangeable shares, to the extent not prohibited by applicable law, shall be substantially the same as the record and payment dates for distributions on the units.

If the full amount of an exchangeable dividend is not declared and paid concurrent with a distribution on the units, then the undeclared or unpaid amount of such exchangeable dividend shall accrue and accumulate (without interest), whether or not our company has earnings, whether or not there are funds legally available for the payment thereof and whether or not such exchangeable dividend has been declared or authorized. Any exchangeable dividend payment made shall first be credited against the earliest accumulated but unpaid exchangeable dividends due which remain payable, which we refer to as unpaid dividends.

All exchangeable dividends shall be paid prior and in preference to any dividends or distributions on the class C shares. Share dividends, if any, paid on the exchangeable shares and class C shares will be declared contemporaneously and paid at the same time in equal numbers of additional shares of the same class and series such that share dividends will be paid in exchangeable shares to shareholders and in class C shares to holders of the class C shares.

The shareholders shall not be entitled to any dividends from our company other than the exchangeable dividends.

Distributions to partners of the partnership will be made only as determined by the general partner in its sole discretion. However, the general partner will not be permitted to cause the partnership to make a distribution if the partnership does not have sufficient cash on hand to make the distribution, the distribution would render the partnership insolvent, or if, in the opinion of the general partner, the distribution would leave the partnership with insufficient funds to meet any future or contingent obligations, or the distribution would contravene applicable laws.

Subject to the terms of any preferred units outstanding, the general partner has sole authority to determine whether the partnership will make distributions and the amount and timing of these distributions.

The partnership has a distribution reinvestment plan for holders of its units who are resident in Canada, the United States and Australia. Unitholders who are not resident in Canada, the United States or Australia may participate in the distribution reinvestment plan provided that there are not any laws or governmental regulations that may limit or prohibit them from doing so.

188	Brookfield Infrastructure Corporation

	EXCHANGEABLE SHARES	UNITS
Exchange by Holder

Shareholders have the right to exchange all or a portion of their exchangeable shares for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership) or its cash equivalent based on the NYSE closing price of one unit on the date of the request for exchange (or if not a trading day, the next trading day thereafter) plus all unpaid dividends, if any (the form of payment to be determined at the election of our company). See Item 10.B “Memorandum and Articles of Association — Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events.”

The partnership may elect to satisfy our company’s exchange obligation by acquiring all of the tendered exchangeable shares for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership) or its cash equivalent based on the NYSE closing price of one unit on the date that the request for exchange is received by our transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid dividends, if any (the form of payment to be determined at the election of the partnership). See Item 10.B “Memorandum and Articles of Association — Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events.”

N/A.

Brookfield Infrastructure Corporation	189

	EXCHANGEABLE SHARES	UNITS
Redemption by Issuer

Our board has the right upon sixty (60) days’ prior written notice to shareholders to redeem all of the then outstanding exchangeable shares at any time and for any reason, in its sole discretion subject to applicable law, including without limitation following the occurrence of certain redemption events described in Item 10.B “Memorandum and Articles of Association — Description of Our Share Capital — Exchangeable Shares — Redemption by Issuer”. In addition, the holder of class B shares may deliver a notice to our company specifying a redemption date upon which the company shall redeem all of the then outstanding exchangeable shares, and upon sixty (60) days’ prior written notice from our company to shareholders and without the consent of shareholders, our company shall be required to redeem all of the then outstanding exchangeable shares on such redemption date, subject to applicable law.

Upon any such redemption event, the shareholders shall be entitled to one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of our company). See Item 10.B “Memorandum and Articles of Association — Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events.”

Upon any liquidation, dissolution or winding up of the partnership, including where substantially concurrent with a liquidation, dissolution or winding up of our company, all of the then outstanding exchangeable shares of our company will be automatically redeemed by our company on the day prior to the liquidation, dissolution or winding up of the partnership. Each holder of exchangeable shares shall be entitled to one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership) plus all unpaid dividends. See Item 10.B “Memorandum and Articles of Association — Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events.”

N/A.

190	Brookfield Infrastructure Corporation

	EXCHANGEABLE SHARES	UNITS
Qualification	N/A.

If the partnership’s general partner determines in its sole discretion that it is no longer in the partnership’s best interests to continue as a partnership for U.S. federal income tax purposes, the partnership’s general partner may elect to treat partnership as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.

Brookfield Infrastructure Corporation	191

	EXCHANGEABLE SHARES	UNITS
Liquidation

Upon any liquidation, dissolution or winding up of our company, and subject to the prior rights of holders of preferred shares and any other class of shares of our company ranking in priority or ratably with the exchangeable shares and after the payment in full to (i) any holder of exchangeable shares or class C shares that has submitted a notice of the exercise of the exchange rights described above at least ten (10) days prior to the date of the liquidation, dissolution or winding up (or in the case of the class B shares, thirty (30) days prior to the date of the liquidation, dissolution or winding up) and (ii) any unpaid dividends, the shareholders shall be entitled to one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership described in this annual report on Form 20-F) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of our company). If, upon any such liquidation, dissolution or winding up, the assets of our company are insufficient to make such payment in full, then the assets of our company will be distributed among the shareholders ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.

The partnership will terminate upon the earlier to occur of: (i) the date on which all of the partnership’s assets have been disposed of or otherwise realized by the partnership and the proceeds of such disposals or realizations have been distributed to partners; (ii) the service of notice by the partnership’s general partner, with the special approval of a majority of its independent directors, that in its opinion the coming into force of any law, regulation or binding authority renders illegal or impracticable the continuation of the partnership; and (iii) at the election of the partnership’s general partner, if the partnership, as determined by the partnership’s general partner, is required to register as an “investment company” under the Investment Company Act or similar legislation in other jurisdictions.

The partnership will be dissolved upon the withdrawal of the partnership’s general partner as the general partner of the partnership (unless a successor entity becomes the general partner pursuant to the partnership’s limited partnership agreement) or the date on which any court of competent jurisdiction enters a decree of judicial dissolution of the partnership or an order to wind-up or liquidate the partnership’s general partner without the appointment of a successor in compliance with the partnership’s limited partnership agreement. The partnership will be reconstituted and continue without dissolution if within thirty (30) days of the date of dissolution (and provided a notice of dissolution has not been filed with the Bermuda Monetary Authority), a successor general partner executes a transfer deed pursuant to which the new general partner assumes the rights and undertakes the obligations of the general partner, but only if the partnership receives an opinion of counsel that the admission of the new general partner will not result in the loss of limited liability of any limited partner.

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	EXCHANGEABLE SHARES	UNITS
Liquidation, Continued

Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of our company, the partnership may elect to acquire all of the outstanding exchangeable shares for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership) plus all unpaid dividends, if any. See Item 10.B “Memorandum and Articles of Association — Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events.” The acquisition by the partnership of all the outstanding exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of our company.

Upon the partnership’s dissolution, unless the partnership is continued as a new limited partnership, the liquidator authorized to wind-up the partnership’s affairs will, acting with all of the powers of the partnership’s general partner that the liquidator deems necessary or appropriate in its judgment, liquidate the partnership’s assets and apply the proceeds of the liquidation first, to discharge the partnership’s liabilities as provided in its limited partnership agreement and by law, then to the preferred units up to the amount of the liquidation entitlement of the preferred units, and thereafter to the partners pro rata according to the percentages of their respective partnership interests as of a record date selected by the liquidator. The liquidator may defer liquidation of the partnership’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale or distribution of all or some of the partnership’s assets would be impractical or would cause undue loss to the partners.

Conversion	The partnership, or any of its controlled subsidiaries, is entitled to convert each held exchangeable share to a class C share on a one-for-one basis.	N/A.

Fiduciary Duties

The directors of our company have three principal responsibilities under the BCBCA and our company’s articles, being (i) the duty to manage, (ii) the fiduciary duty, which is to act honestly and in good faith with a view to the best interests of our company, and (iii) the duty of care, which is to exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances.

A general partner is required to act in good faith and in a manner which it reasonably believes to be in the best interests of a partnership. The partnership’s limited partnership agreement contains various express provisions that modify, waive and/or limit the fiduciary duties that might otherwise be owed to the partnership and the limited partners. These modifications inter alia restrict the remedies available for actions that might otherwise constitute a breach of fiduciary duty and permit the general partner of the partnership to take into account the interests of third parties, including Brookfield, when resolving conflicts of interest.

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	EXCHANGEABLE SHARES	UNITS
Protection of Shareholders

Under the BCBCA, pursuant to the oppression remedy, any holder of exchangeable shares may apply to court for an order where the affairs of our company are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner that is oppressive to one or more shareholders, or where there has been some act of our company that is unfairly prejudicial to one or more of the shareholders. Under the BCBCA, pursuant to the derivative action remedy, a shareholder (including a beneficial shareholder) may bring an action in the name of and on behalf of our company to enforce a right, duty or obligation owed to our company that could be enforced by our company itself or to obtain damages for any such breach of right, duty or obligation.

There is no oppression remedy or derivative action remedy available under the Bermuda Limited Partnership Act 1883 and the Bermuda Exempted Partnerships Act 1992.

Furthermore, the partnership’s limited partnership agreement also stipulates that unless otherwise determined by the general partner of the partnership, a Person (as defined in the limited partnership agreement) shall not have pre-emptive, preferential or other similar rights in respect to the issuance of a unit.

Takeover Bids, Issuer Bids and Tender Offers

The exchangeable shares are not units and will not be treated as units for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers. As a result, shareholders will not be entitled to participate in an offer or bid made to acquire units unless such offer has been extended to shareholders.

The units are not exchangeable shares and will not be treated as exchangeable shares for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers. As a result, unitholders will not be entitled to participate in an offer or bid made to acquire the exchangeable shares unless such offer has been extended to unitholders.

10.C    MATERIAL CONTRACTS

The following are the only material contracts, other than contracts entered into in the ordinary course of business, which (i) have been entered into by us since our formation or (ii) are otherwise material to our company:

1.

Rights Agreement, dated March 31, 2020, between Brookfield and Wilmington Trust, National Association, as described under Item 7.B “Related Party Transactions — Relationship with Brookfield — Rights Agreement”.

2.

Registration Rights Agreement, dated March 31, 2020, between our company, the partnership and Brookfield Asset Management Inc., as described under Item 7.B “Related Party Transactions — Relationship with Brookfield — Registration Rights Agreement”.

3.

Amended and Restated Relationship Agreement, dated March 28, 2014, by and among Brookfield Asset Management Inc., Brookfield Infrastructure Partners L.P., Brookfield Infrastructure L.P., and others, as described under Item 7.B “Related Party Transactions — Relationship with Brookfield — Relationship Agreement”.

4.

Trademark Sublicense Agreement, effective as of May 21, 2007, between Brookfield Infrastructure Partners L.P. and Brookfield Global Asset Management Inc., as described under Item 7.B “Related Party Transactions — Relationship with Brookfield — Licensing Agreement”.

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5.

Guarantee, dated as of March 30, 2020, by BIPC Holdings Inc. in favor of Computershare Trust Company of Canada, in respect of debt securities issued by the Brookfield Infrastructure Debt Issuers, as described under Item 7.B “Related Party Transactions — Relationship with Brookfield Infrastructure — Credit Support”.

6.

Guarantee Indenture, dated as of March 30, 2020, among BIP Investment Corporation, BIPC Holdings Inc. and Computershare Trust Company of Canada, in respect of senior preferred shares of BIP Investment Corporation, as described under Item 7.B “Related Party Transactions — Relationship with Brookfield Infrastructure — Credit Support”.

7.

Guarantee Indenture, dated as of March 30, 2020, among BIPC Holdings Inc., Brookfield Infrastructure Partners L.P. and Computershare Trust Company of Canada, in respect of the partnership’s preferred units, as described under Item 7.B “Related Party Transactions — Relationship with Brookfield Infrastructure — Credit Support”.

8.

Credit Agreement, effective as of March 31, 2020, between BIP Bermuda Holdings I Limited, as lender, and BUUK Bermuda Holdco Limited, as borrower, as described under Item 7.B “Related Party Transactions — Relationship with Brookfield Infrastructure — Credit Facilities”.

9.

Credit Agreement, effective as of March 31, 2020, between BUUK Bermuda Holdco Limited, as lender, and BIP Bermuda Holdings I Limited, as borrower, as described under Item 7.B “Related Party Transactions — Relationship with Brookfield Infrastructure — Credit Facilities”.

10.	Promissory note, dated as of March 30, 2020, issued by BUUK Bermuda Holdco Limited in favor of BIP (Barbados) Holdings II Limited and subsequently assigned to another subsidiary of the partnership.

11.

Promissory note, dated as of March 30, 2020, issued by Brookfield Infrastructure Corporation in favor of Brookfield Infrastructure L.P. and subsequently assigned to another subsidiary of the partnership.

12.

Equity Commitment Agreement, dated as of March 31, 2020, between Brookfield Infrastructure Corporation and Brookfield Infrastructure Holdings (Canada) Inc., as described under Item 7.B “Related Party Transactions — Relationship with Brookfield Infrastructure — Equity Commitment”.

13.

Voting Agreement, dated March 31, 2020, between our company and the NTS entities, described under Item 7.B “Related Party Transactions — Relationship with Brookfield Infrastructure — Voting Agreements”.

14.

Amended and Restated Master Services Agreement, dated March 13, 2015 and as amended, by and among Brookfield Asset Management Inc., Brookfield Infrastructure Partners L.P., Brookfield Infrastructure L.P., and others, as Master Services Agreement, as described under Item 6.A “Directors and Senior Management— Our Master Services Agreement”.

Copies of the foregoing documents are available on EDGAR on the SEC’s website at www.sec.gov or on SEDAR at www.sedar.com.

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10.D    EXCHANGE CONTROLS

There are currently no governmental laws, decrees, regulations or other legislation of Canada or the United States which restrict the import or export of capital or the remittance of dividends, interest or other payments to non-residents of Canada or the United States holding the company’s securities, except as otherwise described in this annual report on Form 20-F under Item  10.E “Taxation.”

10.E    TAXATION

The following summary discusses certain material United States, Canadian and Australian tax considerations related to the holding and disposition of exchangeable shares as of the date hereof. Shareholders are advised to consult their own tax advisors concerning the consequences under the tax laws of the country of which they are resident or in which they are otherwise subject to tax of making an investment in exchangeable shares.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations generally applicable to the ownership and disposition of exchangeable shares as of the date hereof. This summary is based on provisions of the U.S. Internal Revenue Code, on the regulations promulgated thereunder (“Treasury Regulations”), and on published administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This summary should be read in conjunction with the discussion of the principal U.S. federal income tax considerations associated with the operations of the partnership and the purchase, ownership, and disposition of units set forth in Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations” and Item 3.D “Risk Factors — Risks Related to Taxation” in the partnership’s most recent annual report. The following discussion is limited as described in Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations” in the partnership’s most recent annual report and as described herein. This summary is necessarily general and may not apply to all categories of investors, some of whom may be subject to special rules, including, without limitation, persons that own (directly, indirectly or constructively, applying certain attribution rules) 10% or more of the equity interests (by vote or value) of our company, dealers in securities or currencies, financial institutions or financial services entities, mutual funds, life insurance companies, persons that hold exchangeable shares as part of a straddle, hedge, constructive sale or conversion transaction with other investments, U.S. Holders whose functional currency is not the U.S. dollar, persons who have elected mark-to-market accounting, persons who hold exchangeable shares through a partnership or other entity treated as a pass-through entity for U.S. federal income tax purposes, persons for whom the exchangeable shares are not a capital asset, persons who are liable for the alternative minimum tax, certain U.S. expatriates or former long-term residents of the United States, and persons who are subject to special tax accounting rules under Section 451(b) of the U.S. Internal Revenue Code. This summary does not address the consequences to U.S. Holders who receive distributions on exchangeable shares other than in U.S. dollars. Except as otherwise specifically provided herein, this summary does not address any tax consequences to holders of units of the partnership. The actual tax consequences of the ownership and disposition of exchangeable shares will vary depending on your individual circumstances.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of exchangeable shares that is for U.S. federal tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) that is subject to the primary supervision of a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

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A “Non-U.S. Holder” is a beneficial owner of exchangeable shares other than a U.S. Holder or an entity classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes.

If a partnership holds exchangeable shares, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold exchangeable shares should consult their own tax advisers.

This discussion does not constitute tax advice and is not intended to be a substitute for tax planning. You should consult your own tax adviser concerning the U.S. federal, state and local income tax consequences particular to your ownership and disposition of exchangeable shares, as well as any tax consequences under the laws of any other taxing jurisdiction.

Partnership Status of the Partnership and the Holding LP

Each of the partnership and the Holding LP has made a protective election to be classified as a partnership for U.S. federal tax purposes. An entity that is treated as a partnership for U.S. federal tax purposes generally incurs no U.S. federal income tax liability. Instead, each partner is generally required to take into account its allocable share of items of income, gain, loss, deduction, or credit of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner generally are not taxable unless the amount of cash distributed to a partner is in excess of the partner’s adjusted basis in its partnership interest.

An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership”, unless an exception applies. The partnership is publicly traded. However, an exception, referred to as the “Qualifying Income Exception”, exists with respect to a publicly traded partnership if (i) at least 90% of such partnership’s gross income for every taxable year consists of “qualifying income” and (ii) the partnership would not be required to register under the Investment Company Act of 1940 if it were a U.S. corporation. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

We understand that the general partner of the partnership intends to manage the affairs of the partnership and the Holding LP so that the partnership will meet the Qualifying Income Exception in each taxable year. Accordingly, we understand that the general partner of the partnership believes that the partnership will be treated as a partnership and not as a corporation for U.S. federal income tax purposes.

The remainder of this summary assumes that the partnership and the Holding LP will be treated as partnerships for U.S. federal tax purposes.

Characterization of the Exchangeable Shares

The U.S. federal income tax consequences for holders of exchangeable shares relating to the ownership and disposition of exchangeable shares will depend, in part, on whether the exchangeable shares are, for U.S. federal income tax purposes, treated as stock of our company and not as interests in the partnership. We intend to take the position and believe that the exchangeable shares are properly characterized as stock of our company for U.S. federal income tax purposes. However, the treatment of the exchangeable shares as stock of our company is not free from doubt, as there is no direct authority regarding the proper U.S. federal income tax treatment of securities similar to the exchangeable shares. If the exchangeable shares are not treated as stock of our company and are instead treated as units of the partnership, then a holder of exchangeable shares generally would be expected to be taxed in the same manner as a holder of units of the partnership. The remainder of this summary assumes that the exchangeable shares will be treated as stock of our company for U.S. federal income tax purposes.

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Consequences to U.S. Holders

Ownership and Disposition of Exchangeable Shares

Taxation of Distributions. Subject to the discussion below under the heading “— Passive Foreign Investment Company Considerations”, the gross amount of a distribution paid to a U.S. Holder with respect to exchangeable shares (including amounts withheld to pay Canadian withholding taxes) will be included in such holder’s gross income as a dividend to the extent paid out of our company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of a distribution exceeds our company’s current and accumulated earnings and profits, it will be treated first as a tax-free return of a U.S. Holder’s tax basis in its exchangeable shares, and to the extent the amount of the distribution exceeds such U.S. Holder’s tax basis, the excess will be taxed as capital gain.

Dividends received by individuals and other non-corporate U.S. Holders of exchangeable shares traded on the NYSE generally will be subject to tax at preferential rates applicable to long-term capital gains, provided that such holders meet certain holding period and other requirements and our company is not treated as a passive foreign investment company (“PFIC”) for the taxable year in which the dividend is paid or for the preceding taxable year. Dividends on exchangeable shares generally will not be eligible for the dividends-received deduction allowed to corporations. U.S. Holders should consult their tax advisers regarding the application of the relevant rules to their particular circumstances.

Dividends paid by our company generally will constitute foreign-source income for foreign tax credit limitation purposes. A U.S. Holder may be entitled to deduct or credit any Canadian withholding taxes on dividends in determining its U.S. income tax liability, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of such U.S. Holder’s foreign taxes for a particular tax year). The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. Dividends distributed by our company with respect to exchangeable shares generally will constitute “passive category income.” The rules governing the foreign tax credit are complex. U.S. Holders should consult their tax advisers regarding the availability of the foreign tax credit under their particular circumstances.

Sale, Redemption, Exchange, or Other Disposition of Exchangeable Shares. Subject to the discussion below under the headings “—Exercise of the Partnership Call Right” and “— Passive Foreign Investment Company Considerations”, a U.S. Holder generally will recognize capital gain or loss upon a sale, redemption, exchange at the request of the holder (other than a redemption or exchange that is treated as a distribution, as discussed below), or other taxable disposition of exchangeable shares equal to the difference between the amount realized upon the disposition and such holder’s adjusted tax basis in the shares so disposed. The amount realized will equal the amount of cash, if any, plus the fair market value of any property (such as units) received. Any such capital gain or loss will be long-term capital gain or loss if such holder’s holding period for the exchangeable shares exceeds one year at the time of disposition. Gain or loss recognized by a U.S. Holder generally will be treated as U.S.-source gain or loss for foreign tax credit limitation purposes. Long-term capital gains of non-corporate U.S. Holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.

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The U.S. federal income tax consequences described in the preceding paragraph should also apply to a U.S. Holder (i) whose exchange request is satisfied by the delivery of cash or units by Brookfield pursuant to the Rights Agreement, or (ii) whose exchange request is satisfied by the delivery of cash by the partnership pursuant to the exercise of the partnership call right. For the U.S. federal income tax consequences to a U.S. Holder whose exchange request is satisfied by the delivery of units pursuant to the partnership’s exercise of the partnership call right, see the discussion below under the heading “— Exercise of the Partnership Call Right”. The U.S. federal income tax consequences to a U.S. Holder whose exchange request is satisfied by the delivery of cash or units by our company is described in the following paragraph.

A redemption or exchange of exchangeable shares satisfied by our company will be treated as a sale or exchange as described above if such redemption or exchange is (i) in “complete redemption” of the U.S. Holder’s equity interest in our company (within the meaning of Section 302(b)(3) of the U.S. Internal Revenue Code), (ii) a “substantially disproportionate” redemption of stock (within the meaning of Section 302(b)(2) of the U.S. Internal Revenue Code), or (iii) “not essentially equivalent to a dividend” (within the meaning of Section 302(b)(1) of the U.S. Internal Revenue Code). In determining whether any of these tests has been met with respect to the redemption or exchange of the exchangeable shares, you may be required to take into account not only the exchangeable shares and other equity interests in our company that you actually own but also other equity interests in our company that you constructively own within the meaning of Section 318 of the U.S. Internal Revenue Code. If you own (actually or constructively) only an insubstantial percentage of the total equity interests in our company and exercise no control over our company’s corporate affairs, you may be entitled to sale or exchange treatment on a redemption or exchange of the exchangeable shares if you experience a reduction in your equity interest in our company (taking into account any constructively owned equity interests) as a result of the redemption or exchange. If you meet none of the alternative tests of Section 302(b) of the U.S. Internal Revenue Code, the redemption or exchange will be treated as a distribution subject to the rules described above under “—Taxation of Distributions”. Because the determination as to whether any of the alternative tests of Section 302(b) of the U.S. Internal Revenue Code is satisfied with respect to any particular U.S. Holder of exchangeable shares will depend upon the facts and circumstances as of the time the determination is made, each U.S. Holder should consult its tax adviser regarding the tax treatment of a redemption or exchange.

In the event that a redemption or exchange is properly treated as a distribution, the amount of the distribution will be equal to the amount of cash and the fair market value of property received (such as units) without any offset for a U.S. Holder’s tax basis in the exchangeable shares. In such case, any tax basis in the redeemed or exchanged exchangeable shares would be transferred to a U.S. Holder’s remaining exchangeable shares.

Exercise of the Partnership Call Right. The partnership has the right to acquire exchangeable shares directly from a shareholder under certain circumstances in exchange for units or cash (the “partnership call right”). For the U.S. federal income tax consequences to a U.S. Holder of the exchange of exchangeable shares for cash pursuant to the exercise of the partnership call right, see the discussion above under “— Sale, Redemption, Exchange, or Other Disposition of Exchangeable Shares.”

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The U.S. federal income tax consequences to a U.S. Holder of the exchange of exchangeable shares for units pursuant to the exercise of the partnership call right will depend in part on whether the exchange qualifies as tax-free under Section 721(a) of the U.S. Internal Revenue Code. For the exchange to so qualify, the partnership (i) must be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and (ii) must not be treated as an investment company for purposes of Section 721(b) of the U.S. Internal Revenue Code. With respect to the classification of the partnership as a partnership, see the discussion above under “— Partnership Status of the Partnership and Holding LP”.

Section 721(b) of the U.S. Internal Revenue Code provides that Section 721(a) of the U.S. Internal Revenue Code will not apply to gain realized on a transfer of property to a partnership which would be treated as an investment company (within the meaning of Section 351 of the U.S. Internal Revenue Code) if the partnership were incorporated. Under Section 351 of the U.S. Internal Revenue Code and the Treasury Regulations thereunder, a transfer of property will be considered a transfer to an investment company only if (i) the transfer results, directly or indirectly, in “diversification” of the transferor’s interests, and (ii) the transferee is a regulated investment company, a real estate investment trust, or a corporation more than 80% of the value of whose assets are held for investment and (subject to certain exclusions) are stock or securities, as defined in Section 351(e) of the U.S. Internal Revenue Code. For purposes of this determination, the stock and securities of a corporate subsidiary are disregarded and the parent corporation is treated as owning its ratable share of the subsidiary’s assets if the parent corporation owns 50% or more of the subsidiary corporation’s stock by voting power or value. The Treasury Regulations also provide that whether an entity is an investment company ordinarily will be determined by reference to the circumstances in existence immediately after the transfer in question. However, where circumstances change thereafter pursuant to a plan in existence at the time of the transfer, this determination will be made by reference to the later circumstances.

Based on the shareholders’ rights in the event of the liquidation or dissolution of our company (or the partnership) and the terms of the exchangeable shares, which are intended to provide an economic return equivalent to the economic return on the units (including identical distributions), and taking into account the expected relative values of the partnership’s assets and its ratable share of the assets of its subsidiaries for the foreseeable future, we understand that the general partner of the partnership currently does not expect a U.S. Holder’s transfer of exchangeable shares in exchange for units pursuant to the partnership’s exercise of the partnership call right to be treated as a transfer of property to an investment company within the meaning of Section 721(b) of the U.S. Internal Revenue Code. Thus, we understand that the general partner of the partnership currently expects such exchange to qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code. However, no definitive determination can be made as to whether any such future exchange will qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code, as this will depend on the facts and circumstances at the time of the exchange. Many of these facts and circumstances are not within the control of the partnership, and no assurance can be provided as to the position, if any, taken by the general partner of the partnership with regard to the U.S. federal income tax treatment of any such exchange. Nor can any assurance be given that the IRS will not assert, or that a court would not sustain, a position contrary to any future position taken by the partnership. If the partnership were an investment company immediately following the exchange of exchangeable shares for units by a U.S. Holder pursuant to the exercise of the partnership call right, and such exchange were to result in diversification of interests with respect to such U.S. Holder, then Section 721(a) of the U.S. Internal Revenue Code would not apply with respect to such holder, and such holder would be treated as if such holder had sold its exchangeable shares to the partnership in a taxable transaction for cash in an amount equal to the value of the units received.

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Even if a U.S. Holder’s transfer of exchangeable shares in exchange for units pursuant to the partnership’s exercise of the partnership call right qualifies as tax-free under Section 721(a) of the U.S. Internal Revenue Code, we understand that the general partner of the partnership currently expects for the partnership and Holding LP to immediately undertake subsequent transfers of such exchangeable shares that would result in the allocation to such U.S. Holder of any gain realized under Section 704(c)(1) of the U.S. Internal Revenue Code. Under this provision, if appreciated property is contributed to a partnership, the contributing partner must recognize any gain that was realized but not recognized for U.S. federal income tax purposes with respect to the property at the time of the contribution (referred to as “built-in gain”) if the partnership sells such property (or otherwise transfers such property in a taxable exchange) at any time thereafter or distributes such property to another partner within seven years of the contribution in a transaction that does not otherwise result in the recognition of “built-in gain” by the partnership. If Section 704(c)(1) of the U.S. Internal Revenue Code applies with respect to a U.S. Holder, and such holder fails to disclose to the partnership its basis in exchangeable shares exchanged for units pursuant to the exercise of the partnership call right, then, solely for the purpose of allocating items of income, gain, loss, or deduction under Section 704(c) of the U.S. Internal Revenue Code, we understand that the general partner of the partnership intends to use a reasonable method to estimate such holder’s basis in the exchangeable shares exchanged for units pursuant to the exercise of the partnership call right. To ensure compliance with Section 704(c) of the U.S. Internal Revenue Code, such estimated basis could be lower than a U.S. Holder’s actual basis in its exchangeable shares. As a result, the amount of gain reported by the partnership to the IRS with respect to such U.S. Holder in connection with such subsequent transfers could be greater than the correct amount.

If, contrary to the current expectations of the general partner of the partnership, Section 704(c)(1) does not apply as a result of any such subsequent transfers by the partnership or the Holding LP of exchangeable shares transferred by a U.S. Holder for units in an exchange qualifying as tax-free under Section 721(a) of the U.S. Internal Revenue Code, then such U.S. Holder could, nonetheless, be required to recognize part or all of the built-in gain in its exchangeable shares deferred as a result of such exchange under other provisions of the U.S. Internal Revenue Code. Under Section 737 of the U.S. Internal Revenue Code, such U.S. Holder could be required to recognize built-in gain if the partnership were to distribute any property of the partnership other than money or exchangeable shares to such former holder of exchangeable shares within seven years of exercise of the partnership call right. Under Section 707(a) of the U.S. Internal Revenue Code, such U.S. Holder could be required to recognize built-in gain if the partnership were to make distributions (other than “operating cash flow distributions”, unless another exception were to apply) to such U.S. Holder within two years of exercise of the partnership call right.

If Section 721(a) of the U.S. Internal Revenue Code applies to a U.S. Holder’s exchange of exchangeable shares for units pursuant to the exercise of the partnership call right by the partnership and, contrary to the current expectations of the general partner of the partnership, none of the special provisions (including Section 704(c)(1) of the U.S. Internal Revenue Code) described in the preceding paragraphs applies, then such U.S. Holder generally should not recognize gain or loss with respect to exchangeable shares treated as contributed to the partnership in exchange for units, except as described below under the heading “— Passive Foreign Investment Company Considerations”. The aggregate tax basis of the units received by such U.S. Holder pursuant to the partnership call right would be the same as the aggregate tax basis of the exchangeable shares (or single undivided portion thereof) exchanged therefor, increased by such holder’s share of the partnership’s liabilities, if any. The holding period of the units received in exchange for exchangeable shares would include the holding period of the exchangeable shares surrendered in exchange therefor. A U.S. Holder who acquired different blocks of exchangeable shares at different times or different prices should consult its own tax adviser regarding the manner in which gain or loss should be determined in such holder’s particular circumstances and such holder’s holding period in units received in exchange for exchangeable shares.

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For a general discussion of the tax consequences to a U.S. Holder of owning and disposing of units received in exchange for exchangeable shares, see the discussion in Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations” in the partnership’s most recent annual report. The U.S. federal income tax consequences of exchanging exchangeable shares for units are complex, and each U.S. Holder should consult its own tax adviser regarding such consequences in light of such holder’s particular circumstances.

Passive Foreign Investment Company Considerations. Certain adverse tax consequences could apply to a U.S. Holder if our company is treated as a PFIC for any taxable year during which the U.S. Holder holds exchangeable shares. A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income, and net foreign currency gains.

Based on its expected income, assets, and activities, our company does not expect to be a PFIC for the current taxable year, nor does it expect to become a PFIC in 2022 or for the foreseeable future. However, the determination of whether our company is or will be a PFIC must be made annually as of the close of each taxable year. Because PFIC status depends upon the composition of our company’s income and assets from time to time, there can be no assurance that our company will not be considered a PFIC for any taxable year, or that the IRS or a court will agree with our company’s determination as to its PFIC status.

If our company were a PFIC for any taxable year during which a U.S. Holder held exchangeable shares, then gain recognized by such U.S. Holder upon the sale or other taxable disposition of the exchangeable shares would be allocated ratably over the U.S. Holder’s holding period for the exchangeable shares. The amounts allocated to the taxable year of the sale or other taxable disposition and to any year before our company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the tax on such amount. Further, to the extent that any distribution received by a U.S. Holder on its exchangeable shares were to exceed 125% of the average of the annual distributions on the exchangeable shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. Similar rules would apply with respect to any lower-tier PFICs treated as owned indirectly by a U.S. Holder through such holder’s ownership of exchangeable shares.

Certain elections may be available to U.S. Holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. If you were to elect to treat your interest in our company as a “qualified electing fund” (“QEF election”) for the first year you were treated as holding such interest, then in lieu of the tax consequences described in the paragraph immediately above, you would be required to include in income each year a portion of the ordinary earnings and net capital gains of our company, even if not distributed to you. A QEF election must be made by you on an entity-by-entity basis. To make a QEF election, you must, among other things, (i) obtain a PFIC annual information statement and (ii) prepare and submit IRS Form 8621 with your annual income tax return. To the extent reasonably practicable, we intend to make available information related to the PFIC status of our company and any other subsidiary of our company that we are able to identify as a PFIC, including information necessary to make a QEF election with respect to each such entity.

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In the case of a PFIC that is a publicly traded foreign company, and in lieu of making a QEF election, an election may be made to “mark to market” the stock of such publicly traded foreign company on an annual basis. Pursuant to such an election, you would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. No assurance can be provided that our company or any of its subsidiaries will qualify as PFICs that are publicly traded or that a mark-to-market election will be available for any such entity.

Subject to certain exceptions, a U.S. person who directly or indirectly owns an interest in a PFIC generally is required to file an annual report with the IRS, and the failure to file such report could result in the imposition of penalties on such U.S. person and in the extension of the statute of limitations with respect to federal income tax returns filed by such U.S. person. The application of the PFIC rules to U.S. Holders is uncertain in certain respects. The U.S. Treasury Department recently issued final and proposed Treasury Regulations modifying certain aspects of the income and asset tests described above. The proposed regulations will not be effective unless and until they are adopted in final form. Each U.S. Holder should consult its own tax adviser regarding the application of the PFIC rules, including the foregoing filing requirements and the recently issued final and proposed Treasury Regulations, as well as the advisability of making any available election under the PFIC rules, with regard to such holder’s ownership and disposition of exchangeable shares.

Additional Tax on Net Investment Income. Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income”, which may include all or a portion of their dividend income and net gains from the disposition of exchangeable shares. Each U.S. Holder that is an individual, estate or trust should consult its tax advisers regarding the applicability of this tax to its income and gains in respect of exchangeable shares.

Foreign Financial Asset Reporting. Certain U.S. Holders are required to report information relating to an interest in the exchangeable shares, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their U.S. federal income tax returns. Significant penalties may apply for the failure to satisfy these reporting obligations. U.S. Holders are urged to consult their own tax advisers regarding their information reporting obligations, if any, with respect to their ownership and disposition of exchangeable shares.

Information Reporting and Backup Withholding. Distributions on exchangeable shares made to a U.S. Holder and proceeds from the sale or other disposition of exchangeable shares may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

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Consequences to Non-U.S. Holders

Ownership and Disposition of Exchangeable Shares

Distributions on exchangeable shares made to Non-U.S. Holders and proceeds from the sale or other disposition of exchangeable shares generally will not be subject to U.S. federal income tax, except that U.S. withholding tax may apply to any portion of a distribution made on exchangeable shares that is treated as a deemed dividend under Section 871(m) of the U.S. Internal Revenue Code. Specifically, a 30% withholding tax generally applies to deemed dividend amounts (“dividend equivalents”) with respect to certain contractual arrangements held by non-U.S. persons which reference any interest in an entity if that interest could give rise to a U.S.-source dividend. Under Treasury Regulations, a Section 871(m) transaction is treated as directly referencing the assets of a partnership that holds significant investments in certain securities (such as stock of a U.S. corporation). The partnership indirectly holds stock of a U.S. corporation through the Holding LP, and the exchangeable shares are intended to be structured so that distributions are identical to distributions on units. Accordingly, the contractual arrangements relating to the exchangeable shares could be subject to Section 871(m) of the U.S. Internal Revenue Code, as discussed below.

Whether U.S. withholding tax applies with respect to a Section 871(m) transaction depends, in part, on whether it is classified for purposes of Section 871(m) of the U.S. Internal Revenue Code as a “simple” contract or “complex” contract. No direct authority addresses whether the contractual arrangements relating to the exchangeable shares constitute a simple contract or a complex contract. Our company intends to take the position and believes that such contractual arrangements do not constitute a simple contract. In such case, under Treasury Regulations, as modified by an IRS Notice, such contractual arrangements should not be subject to Section 871(m) of the U.S. Internal Revenue Code before January 1, 2023, and no portion of a distribution made on exchangeable shares before such date should be subject to U.S. withholding tax by reason of treatment as a dividend equivalent under Section 871(m). For distributions made on exchangeable shares on or after January 1, 2023, Section 871(m) of the U.S. Internal Revenue Code will apply if the contractual arrangements relating to the exchangeable shares meet a “substantial equivalence” test. If this is the case, U.S. federal withholding tax (generally at a rate of 30%) is expected to apply to any portion of a distribution on exchangeable shares that is treated as a dividend equivalent and paid on or after January 1, 2023.

This 30% withholding tax may be reduced or eliminated under the U.S. Internal Revenue Code or an applicable income tax treaty, provided that the Non-U.S. Holder properly certifies its eligibility by providing an IRS Form W-8. If, notwithstanding the foregoing, our company is unable to accurately or timely determine the tax status of a Non-U.S. Holder for purposes of establishing whether reduced rates of withholding apply, then U.S. withholding tax at a rate of 30% may apply to any portion of a distribution on exchangeable shares that is treated as a dividend equivalent under Section 871(m) of the U.S. Internal Revenue Code. A dividend equivalent may also be subject to a 30% withholding tax under FATCA, unless a Non-U.S. Holder properly certifies its FATCA status on IRS Form W-8 or other applicable form and satisfies any additional requirements under FATCA.

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Notwithstanding the foregoing, our company’s position that the contractual arrangements relating to the exchangeable shares do not constitute a simple contract does not bind the IRS. The Treasury Regulations under Section 871(m) of the U.S. Internal Revenue Code require complex determinations with respect to contractual arrangements linked to U.S. equities, and the application of these regulations to the exchangeable shares is uncertain. Accordingly, the IRS could challenge our company’s position and assert that the contractual arrangements relating to the exchangeable shares constitute a simple contract, in which case U.S. withholding tax currently would apply, generally at a rate of 30% (subject to reduction or elimination under the U.S. Internal Revenue Code or an applicable income tax treaty), to that portion, if any, of a distribution on exchangeable shares that is treated as referencing a U.S.-source dividend paid to the partnership or the Holding LP. Non-U.S. Holders should consult their own tax advisers regarding the implications of Section 871(m) of the U.S. Internal Revenue Code and FATCA for their ownership of exchangeable shares with regard to their particular circumstances.

Special rules may apply to any Non-U.S. Holder (i) that has an office or fixed place of business in the United States; (ii) that is present in the United States for 183 days or more in a taxable year; or (iii) that is (a) a former citizen or long-term resident of the United States, (b) a foreign insurance company that is treated as holding an interest in our company in connection with its U.S. business, (c) a PFIC, (d) a controlled foreign corporation, or (e) a corporation that accumulates earnings to avoid U.S. federal income tax. Non-U.S. Holders should consult their own tax advisers regarding the application of these special rules.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO THE PARTNERSHIP, OUR COMPANY, AND HOLDERS OF EXCHANGEABLE SHARES ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN, AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER OF EXCHANGEABLE SHARES, AND IN REVIEWING THIS FORM 20-F THESE MATTERS SHOULD BE CONSIDERED. EACH HOLDER OF EXCHANGEABLE SHARES SHOULD CONSULT ITS OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF EXCHANGEABLE SHARES.

CERTAIN MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following describes the certain material Canadian federal income tax consequences with respect to the receipt, holding and disposition of the exchangeable shares acquired by a holder as beneficial owner who, at all relevant times, for the purposes of the Income Tax Act (Canada), or the Tax Act, (i) deals at arm’s length and is not affiliated with BIPC and (ii) holds the exchangeable shares as capital property. Generally, the exchangeable shares will be considered to be capital property to a holder provided the holder does not hold such shares in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

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This summary is based upon the current provisions of the Tax Act and the regulations thereunder, and BIPC’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency, or the CRA, published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, or the proposed amendments, and assumes that all proposed amendments will be enacted in the form proposed. However, no assurances can be given that the proposed amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action or decision, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary assumes that at all relevant times (i) the exchangeable shares will be listed on a “designated stock exchange” in Canada for the purposes of the Tax Act (which currently includes the TSX), (ii) not more than 50% of the fair market value of an exchangeable share or a unit is attributable to one or more properties each of which is real property in Canada, a “Canadian resource property” or a “timber resource property”, and (iii) all or substantially all of the property of BIPC and the units of the partnership will not be “taxable Canadian property” (each as defined in the Tax Act). This summary also assumes that neither the partnership nor BIPC is a “tax shelter” or a “tax shelter investment”, each as defined in the Tax Act. However, no assurance can be given in this regard.

Management of BIPC believes that BIPC currently qualifies as a “mutual fund corporation” for the purposes of the Tax Act. To maintain its “mutual fund corporation” status, BIPC is required to comply with specific restrictions under the Tax Act regarding its activities and the investments held by it. If BIPC was to cease to qualify as a “mutual fund corporation”, material, adverse tax consequences to BIPC and the holders may arise. BIPC intends to continue to qualify as a “mutual fund corporation” throughout each taxation year in which the exchangeable shares are outstanding and this summary assumes that will be the case.

This summary is not applicable to a holder: (i) an interest in which would be a “tax shelter investment” or who holds units or acquires exchangeable shares as a “tax shelter investment”, (ii) that is a “financial institution” for purposes of the “mark-to-market property” rules, (iii) that reports its “Canadian tax results” in a currency other than Canadian currency, (iv) that has entered or will enter into a “derivative forward agreement” in respect of the units or the exchangeable shares, or (v) that is a corporation resident in Canada and is, or becomes (or does not deal at arm’s length for the purposes of the Tax Act with a corporation that is or becomes) as part of a transaction or event or series of transactions or events that includes the acquisition of exchangeable shares, controlled by a non-resident person or a group of non-resident persons not dealing with each other at arm’s length for purposes of section 212.3 of the Tax Act (each as defined in the Tax Act). Furthermore, this summary is not applicable to a holder that is a “controlling corporation” of BIPC (for purposes of subsection 191(1) of the Tax Act), a person with whom the controlling corporation does not deal at arm’s length or a partnership or trust of which the controlling corporation or person with whom the controlling corporation does not deal at arm’s length is a member or beneficiary for the purposes of the Tax Act. Such holders should consult their own tax advisors.

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This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder, and no representation concerning the tax consequences to any particular holder or prospective holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective holders should consult their own tax advisors with respect to an investment in the exchangeable shares having regard to their particular circumstances.

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition or deemed disposition of an exchangeable share must be expressed in Canadian currency. Amounts denominated in another currency must be converted into Canadian currency using the applicable rate of exchange (pursuant to the Tax Act) quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the CRA.

Taxation of Holders Resident in Canada

The following portion of the summary is applicable to a holder who, at all relevant times, is resident or deemed to be resident in Canada under the Tax Act, or a resident holder. Certain resident holders may be entitled to make, or may have already made, the irrevocable election permitted by subsection 39(4) of the Tax Act the effect of which may be to deem any exchangeable share (and all other “Canadian securities”, as defined in the Tax Act) owned by such resident holder to be capital property in the taxation year in which the election is made and in all subsequent taxation years. Resident holders whose exchangeable shares might not otherwise be considered to be capital property should consult their own tax advisors concerning this election.

Dividends on the Exchangeable Shares

Taxable dividends received on the exchangeable shares by a resident holder will be included in computing the resident holder’s income.

Dividends on the exchangeable shares received by a resident holder who is an individual will be included in computing the resident holder’s income subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received from taxable Canadian corporations. Such dividends will be eligible for the enhanced gross-up and dividend tax credit if BIPC designates the dividends as “eligible dividends”. There may be limitations on BIPC’s ability to designate taxable dividends as eligible dividends.

Subject to the potential application of subsection 55(2) of the Tax Act, dividends on the exchangeable shares received by a resident holder that is a corporation (other than a “specified financial institution” for purposes of the Tax Act) will be included in the corporation’s income and will generally be deductible by the corporation in computing its taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a resident holder that is a corporation as proceeds of disposition or a capital gain. Resident holders that are corporations should consult their own tax advisors having regard to their own circumstances.

In the case of a resident holder that is a “specified financial institution”, taxable dividends received on the exchangeable shares will be deductible in computing its taxable income only if either:

a.	the specified financial institution did not acquire the exchangeable shares in the ordinary course of its business; or

b.	at the time of receipt of the taxable dividends by the specified financial institution,

(i)	the exchangeable shares are listed on a designated stock exchange in Canada for the purposes of the Tax Act (which currently includes the TSX); and

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(ii)	dividends are received in respect of not more than 10% of the issued and outstanding exchangeable shares by

(A)	the specified financial institution; or

(B)	the specified financial institution and persons with whom it does not deal at arm’s length (within the meaning of the Tax Act).

Notwithstanding the discussion above, during the period while the Rights Agreement is in place, the exchangeable shares will be subject to the “guaranteed share” provisions of the Tax Act. In the case of a holder of exchangeable shares that is a corporation in respect of which dividends on the exchangeable shares will be included in the holder’s income as a taxable dividend, such taxable dividends received on the exchangeable shares during such period will be deductible in computing its taxable income only if, at the time of receipt of the taxable dividends by the corporation, (a) the exchangeable shares are listed on a designated stock exchange for purposes of the Tax Act (which currently includes the TSX and NYSE); and (b) dividends are received in respect of not more than 10% of the issued and outstanding exchangeable shares by (i) the particular corporation, (ii) persons with whom the particular corporation does not deal at arm’s length, or (iii) partnerships or trusts of which the particular corporation or persons with whom it does not deal at arm’s length is a member or beneficiary.

Holders should be aware that exchanges at the request of holders of exchangeable shares may impact the percentage of exchangeable shares held by such holders.

A resident holder of the exchangeable shares which is a corporation other than a “private corporation” or a “financial intermediary corporation” (each as defined in the Tax Act) will generally be subject to a 10% tax under Part IV.1 of the Tax Act in respect of any taxable dividends received by it on the exchangeable shares to the extent that such taxable dividends are deductible in computing its taxable income.

A resident holder which is a “private corporation” (as defined in the Tax Act) or any other corporation controlled directly or indirectly by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) may be liable to pay a refundable tax under Part IV of the Tax Act, generally imposed at the rate of 38 1/3%, on taxable dividends received on the exchangeable shares, to the extent that such dividends are deductible in computing its taxable income. Where Part IV.1 tax also applies to a taxable dividend received by a corporation, the rate of Part IV tax payable by the corporation is reduced by the rate of Part IV.1 tax.

The amount of any dividend that BIPC elects to pay from its “capital gains dividend account” (as defined in the Tax Act), or a capital gains dividend, received by a resident holder of the exchangeable shares from BIPC will be considered to be a capital gain of such holder from the disposition of capital property in the taxation year of the resident holder in which the capital gains dividend is received.

Having regard to the dividend policy of BIPC, a resident holder acquiring exchangeable shares may become taxable on income or capital gains accrued or realized before such holder acquired such exchangeable shares.

Taxable dividends or capital gains dividends paid to a resident holder that is an individual (other than certain trusts) may give rise to a liability for alternative minimum tax.

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If after January 1, 2023, the U.S. “substantial equivalence” test is met (see “Certain Material U.S. Federal Income Tax Considerations — Consequences to Non-U.S. Holders — Ownership and Disposition of Exchangeable Shares” for further information in this respect) and BIPC has to withhold U.S. federal income tax, resident holders are urged to consult their own tax advisors as to whether any such U.S. withholding tax on such portion of a dividend may be eligible to be credited against the resident holders’ income tax or deducted from income subject to certain limitations under the Tax Act having regard to their own particular circumstances.

Redemptions, Exchanges and Other Dispositions of the Exchangeable Shares

A resident holder who disposes of, or who is deemed to dispose of, an exchangeable share, including a disposition to BIPC (whether on a redemption by BIPC, an exchange at the request of the holder or otherwise), will realize a capital gain (or sustain a capital loss) equal to the amount by which the proceeds of disposition exceed (or are exceeded by) the aggregate of the resident holder’s adjusted cost base of such share and any reasonable costs of disposition.

In general, one-half of a capital gain realized by a resident holder in a taxation year must be included in income as a taxable capital gain. One-half of a capital loss realized by a resident holder in a taxation year generally must be deducted as an “allowable capital loss” against taxable capital gains realized in the year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years in accordance with the provisions of the Tax Act.

The amount of any capital loss realized by a resident holder that is a corporation on the disposition of an exchangeable share may be reduced by the amount of any dividends received or deemed to be received by the resident holder on such exchangeable share to the extent and under the circumstances described in the Tax Act. Similar rules may apply where an exchangeable share is owned by a partnership or trust of which a corporation, partnership or trust is a member or beneficiary. Such resident holders should consult their own advisors.

A taxable capital gain realized by a resident holder that is an individual (other than certain trusts) may give rise to a liability for alternative minimum tax.

The cost of a unit to a resident holder received on the exchange of an exchangeable share will equal the fair market value of the exchangeable share for which it was exchanged at the time of the exchange. The adjusted cost base to a resident holder of units at any time will be determined by averaging the cost of such units with the adjusted cost base of any other units owned by the resident holder as capital property at the time.

For a description of the Canadian federal income tax considerations of holding and disposing of units, please see the section titled Item 10.E “Taxation - Certain Material Canadian Federal Income Tax Considerations” in the partnership’s annual report on Form 20-F.

Additional Refundable Tax

A resident holder that is throughout its taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) will be liable to pay an additional refundable tax on its “aggregate investment income”, which includes an amount in respect of net taxable capital gains.

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Eligibility for Investment

Based on the current provisions of the Tax Act, provided that the exchangeable shares are listed on a “designated stock exchange” (as defined in the Tax Act, which currently includes the TSX and NYSE), the exchangeable shares will be qualified investments under the Tax Act for a trust governed by a registered retirement savings plan, or RRSP, deferred profit sharing plan, registered retirement income fund, or RRIF, registered education savings plan, or RESP, registered disability savings plan, or RDSP, or a tax-free savings account, or TFSA.

Notwithstanding that exchangeable shares may be qualified investments for a trust governed by a TFSA, RDSP, RRSP, RRIF or RESP, the holder of a TFSA or RDSP, the annuitant under an RRSP or RRIF or the subscriber of an RESP will be subject to a penalty tax in respect of the exchangeable shares if such exchangeable shares are a “prohibited investment” and not an “excluded property” (each as defined in subsection 207.01(1) of the Tax Act) for the TFSA, RDSP, RRSP, RRIF or RESP, as the case may be. The exchangeable shares will generally not be a prohibited investment for a trust governed by a TFSA, RDSP, RRSP, RRIF or RESP provided the holder of the TFSA or RDSP, the annuitant under the RRSP or RRIF or the subscriber of the RESP, as the case may be, deals at arm’s length with BIPC for purposes of the Tax Act and does not have a “significant interest” (within the meaning of subsection 207.01(4) of the Tax Act) in BIPC. Generally, such a holder, annuitant or subscriber, as the case may be, will not have a significant interest in BIPC provided the holder, annuitant or subscriber, together with persons with whom the holder, annuitant or subscriber does not deal at arm’s length, does not own (and is not deemed to own pursuant to the Tax Act) directly or indirectly, 10% or more of the issued shares of any class of the capital stock of BIPC or of any corporation that is related to BIPC (for purposes of the Tax Act). Holders should be aware that exchanges at the request of holders of exchangeable shares may impact the percentage of exchangeable shares held by such holders.

Holders of TFSAs or RDSPs, annuitants under RRSPs or RRIFs and subscribers of RESPs should consult their own tax advisors as to whether such securities will be a “prohibited investment”, including with respect to whether the exchangeable shares would be “excluded property”, in their particular circumstances.

Taxation of Holders Not Resident in Canada

The following portion of the summary is generally applicable to a holder who, at all relevant times, for the purposes of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold the exchangeable shares in a business carried on in Canada, or a non-resident holder. Special rules, which are not discussed in this summary, may apply to a non-resident holder that is an insurer that carries on an insurance business in Canada and elsewhere.

Dividends on the Exchangeable Shares

Dividends, other than capital gains dividends, paid or credited on the exchangeable shares or deemed to be paid or credited on the exchangeable shares to a non-resident holder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding to which the non- resident holder is entitled under any applicable income tax convention between Canada and the country in which the non-resident holder is resident.

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The same Canadian withholding tax consequences are applicable to a capital gains dividend to the extent of the lesser of the amount of the dividend received by the non-resident holder and the non-resident holder’s portion (as determined under the Tax Act) of the “TCP gains balance” (as defined in the Tax Act) of BIPC, unless 5% or less of the dividend is received by or on behalf of shareholders each of whom is a non-resident person or is a partnership that is not a “Canadian partnership” for purposes of the Tax Act. In general, BIPC’s “TCP gains balance” is the amount of BIPC’s net capital gains from dispositions of “taxable Canadian property” (as defined in the Tax Act). BIPC expects that it will not dispose of any “taxable Canadian property” in circumstances that would give rise to a “TCP gains balance”. Capital gains dividends are otherwise not subject to Canadian withholding tax and capital gains dividends received by a non-resident holder will be considered to be a capital gain of the non-resident holder from the disposition of capital property in the taxation year of the non-resident holder in which the capital gains dividend is received. The non-resident holder will not be subject to tax under the Tax Act in respect of such a capital gains dividend.

Redemptions, Exchanges and Other Dispositions of the Exchangeable Shares

A non-resident holder will not be subject to tax under the Tax Act on a disposition or deemed disposition of exchangeable shares unless the exchangeable shares are “taxable Canadian property” of the non-resident holder for purposes of the Tax Act at the time of the disposition or deemed disposition and the non-resident holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the non-resident holder is resident.

Generally, the exchangeable shares will not constitute “taxable Canadian property” of a non-resident holder at a particular time provided that BIPC is a mutual fund corporation unless, at any particular time during the 60-month period that ends at that time, both of the following conditions are met concurrently: (a) 25% or more of the issued shares of any class of the capital stock of BIPC were owned by or belonged to one or any combination of (i) the non-resident holder, (ii) persons with whom the non-resident holder did not deal at arm’s length for purposes of the Tax Act, and (iii) partnerships in which the non-resident holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships; and (b) more than 50% of the fair market value of the exchangeable shares was derived, directly or indirectly, from one or any combination of: (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of (b)(i) to (iii), whether or not the property exists. A holder of the exchangeable shares that also holds one or more units will generally meet the condition in (a) above; however, BIPC does not expect that the condition in (b) will be met.

BIPC expects that at all relevant times, all or substantially all of its property and the units of the partnership will not be “taxable Canadian property”.

Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the exchangeable shares may be deemed to be “taxable Canadian property.” Non-resident holders for whom exchangeable shares may constitute “taxable Canadian property” should consult their own tax advisors.

The cost of a unit to a non-resident holder received on the exchange of an exchangeable share will equal the fair market value of the exchangeable share for which it was exchanged at the time of the exchange. The adjusted cost base to a non-resident holder of units at any time will be determined by averaging the cost of such units with the adjusted cost base of any other units owned by the non-resident holder as capital property at the time.

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For a description of the Canadian federal income tax considerations of holding and disposing of units, please see Item 10.E “Taxation - Certain Material Canadian Federal Income Tax Considerations” in the partnership’s annual report on Form 20-F.

AUSTRALIAN TAX CONSIDERATIONS

Set out below are general Australian income tax implications for Australian tax resident holders of exchangeable shares (“Australian Holders”).

This is not tax advice an Australian Holder can rely on. The individual circumstances of each Australian Holder will affect the taxation implications of each Australian Holder’s interest in our company. Australian Holders should seek appropriate independent professional advice that considers the taxation implications in respect of their own specific circumstances.

The discussion is primarily intended for Australian Holders who hold their interest in our company on capital account. Different outcomes will potentially arise for Australian Holders who are investing on revenue account. Those Australian Holders should seek professional taxation advice in relation to their interest in our company.

The summary of the Australian income tax implications set out below is based on established judicial and administrative interpretations of the Income Tax Assessment Act 1997 (Cth) (“ITAA 1997”), the Income Tax Assessment Act 1936 (Cth) (“ITAA 1936”) and the Taxation Administration Act 1953 (Cth) (“Administration Act”) as at the date of this annual report.

Summary

The key Australian income tax implications for Australian Holders of exchangeable shares are set out below:

•	Our company should be classified as a “company” for Australian income tax purposes as it is an incorporated entity and should be considered a body corporate.

•

Our company is a non-resident of Australia for tax purposes and therefore, should not be subject to income tax in Australia except for any income sourced in Australia, or in respect of certain capital gains that relate to “taxable Australian property” as detailed in the ITAA 1997.

•

Dividends declared by our company to Australian Holders should be characterized as dividends for Australian income tax purposes and included in Australian Holders’ assessable unfranked dividend income.

•	Australian Holders should not be subject to income tax on an accruals basis under the Controlled Foreign Company rules. This conclusion is dependent on the quantum of the interest held in our company.

•

The disposal of exchangeable shares by Australian Holders should give rise to a capital gains tax (“CGT”) event for the Australian Holders. Broadly, Australian Holders that hold their exchangeable shares on capital account should realize a capital gain (or loss) equal to the difference between any capital proceeds received and the cost base (or reduced cost base) of the shares.

212	Brookfield Infrastructure Corporation

Characterization of the Corporation

Definition of “company”

A company is defined in section 995-1 of the ITAA 1997 and means:

a.	a body corporate; or

b.	any other unincorporated association or body of persons.

The term ‘body corporate’ is not defined in the ITAA 1936 or the ITAA 1997 and therefore takes its ordinary meaning. The ordinary meaning per dictionary guidance defines ‘body corporate’ as an organization that is considered to have its own legal rights and responsibilities. That is, a body formed and authorized by law can act as a single person although constituted by one or more persons.

The Australian Corporations Act 2001 (Cth) also recognizes a ‘body corporate’ as an entity that is incorporated, meaning it is governed by its own constituent documents that establishes the entity’s existence separate to its members and is able to engage in management, transactions and dealings as a separate identity encompassing its own legal rights and responsibilities.

BIPC is a Canadian corporation incorporated under the laws of British Columbia, and listed on the New York and Toronto stock exchange. As BIPC is an incorporated entity it should be considered a ‘body corporate’ and therefore a company for Australian income tax purposes. Accordingly, Australian Holders’ exchangeable shares in our company should be treated as exchangeable shares in a company.

Company dividends to Australian Holders

Australian Holders will potentially receive dividends from our company. Dividends paid by our company should be treated as unfranked dividends to Australian Holders.

The taxation treatment of a dividend received by Australian Holders will vary depending on the type of Australian Holder. Australian Holders should seek further independent advice in relation to the nature of future dividends received from our company.

Set out below is a summary of how different types of Australian Holders should treat a dividend received from our company.

Australian tax resident individuals

Dividends received by Australian tax resident individuals should in most cases be included in their Australian assessable income. Australian Holders should be entitled to an Australian foreign income tax offset which reduces the Australian tax payable on assessable dividends by up to an amount of any foreign income tax withheld by our company.

Australian Holders should seek independent advice in relation to their entitlement to Australian foreign income tax offsets to the extent foreign tax is withheld.

Australian tax resident companies

The taxation treatment of a dividend received by an Australian tax resident company is the same as that described above for an Australian tax resident individual.

Brookfield Infrastructure Corporation	213

Australian tax resident trusts

The comments below relate to Australian tax resident beneficiaries who are not under a legal disability where those beneficiaries are presently entitled to income of an Australian resident trust. If the beneficiary is under a legal disability, we recommend those beneficiaries seek independent professional taxation advice.

Dividends should either be included in the trustee’s, or the beneficiary’s, assessable income, as the case may be. The tax treatment of the dividend then depends on the tax status of the Australian resident trust and the legal identity of the beneficiary as an individual, a company or a trust (refer to comments above).

Australian tax resident superannuation funds

Dividends paid to an Australian tax resident superannuation fund should be included in the fund’s Australian assessable income. Superannuation funds should be entitled to an Australian foreign income tax offset against the Australian tax payable on assessable dividends of up to the amount of any foreign income tax withheld by our company on the dividend.

Australian Holders should seek further independent advice in relation to their entitlement to Australian foreign income tax offsets to the extent foreign tax is withheld on our company dividends.

Documentation for Australian Holders

Australian Holders with income tax years that end on 30 June will not receive any documentation from our company that will correlate directly to a 30 June income tax year end. Australian Holders will need to rely on dividend payment statements to support their Australian income tax disclosures.

Australian CGT implications for Australian Holders

Cost base of the exchangeable shares

The cost base of the exchangeable shares for Australian Holders who bought their exchangeable shares in our company directly should equal the money paid for those exchangeable shares plus any incidental costs of acquisition and disposal of the exchangeable shares(e.g. broker’s fees, borrowing expenses).

Where an Australian Holder received the exchangeable shares in accordance with the special distribution, the cost base or reduced cost base of the exchangeable shares acquired is made up of a number of elements including the money paid or market value of property given to acquire the shares. That amount should be the market value of the distribution declared by Brookfield Infrastructure Partners, that was settled by provision of our company exchangeable shares rather than cash consideration, plus the incidental costs of the special distribution (if any).

The acquisition date for the exchangeable shares for CGT purposes should be the date the exchangeable shares were distributed in accordance with the special distribution.

Disposal of exchangeable shares

In the event Australian Holders dispose of exchangeable shares, a capital gain should arise where the sale proceeds received exceed an Australian Holders’ cost base in the shares. A capital loss should arise where the Australian Holders’ reduced cost base exceeds the sale proceeds. The time that the CGT event occurs is when the contract is entered into or, if there is no contract, when the change of ownership occurs.

214	Brookfield Infrastructure Corporation

Where the proceeds received are in foreign currency (e.g. US$ or C$), these should be converted into A$ at the daily average exchange rate for the day of the sale (the date the sale contract is entered into). The Australian Taxation Office publishes daily average exchange rates on their website (www.ato.gov.au). This may be a different amount than the A$ cash an Australian Holder ultimately receives.

Accordingly, there may a foreign exchange gain or loss if there are any fluctuations in the exchange rate between the date of the sale contract and the date payment is received by the Australian Holders. To the extent payment is received within 12 months of the date of disposal (the date the sale contract is entered into) of the exchangeable shares any such foreign exchange realization gains or losses will be capital in nature and subject to the CGT provisions (i.e. included in the overall gain or loss on the disposal of the shares).

If payment is received more than 12 months after the contract date, the foreign exchange gain or loss provisions of the ITAA 1997 apply. Australian Holders should seek specific advice in this circumstance.

Discount of capital gain

Provided the exchangeable shares that gave rise to the capital gain were held for at least 12 months prior to the occurrence of the CGT event (excluding the date of acquisition), any net capital gain realized by an Australian Holder on those exchangeable shares(e.g. if a sale were to occur) may qualify for discount capital gains tax treatment.

The discount is taken into account after applying any available capital losses against the capital gain eligible for the discount.

This treatment broadly only applies in respect of exchangeable shares held by Australian Holders that are individuals, trustees of trusts, and trustees of superannuation funds. No such discount is available for corporate Australian Holders.

Where the CGT discount is available, individual Australian Holders (either holding their exchangeable shares directly or indirectly through a trust) may reduce their net capital gain by 50%. For trustees (responsible entities) of superannuation funds, the net capital gain may be reduced by 33 1/3%.

10.F     DIVIDENDS AND PAYING AGENTS

Not applicable.

10.G     STATEMENT BY EXPERTS

Not applicable.

10.H     DOCUMENTS ON DISPLAY

Our company is subject to the information filing requirements of the Exchange Act, and accordingly we are required to file periodic reports and other information with the SEC. As a foreign private issuer under the SEC’s regulations, we file annual reports on Form 20-F and other reports on Form 6-K. The information disclosed in our reports may be less extensive than that required to be disclosed in annual and quarterly reports on Forms 10-K and 10-Q required to be filed with the SEC by U.S. issuers.

Brookfield Infrastructure Corporation	215

Moreover, as a foreign private issuer, we are not subject to the proxy requirements under Section 14 of the Exchange Act, and our directors and principal shareholders are not subject to the insider short swing profit reporting and recovery rules under Section 16 of the Exchange Act. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. Our website is at https://bip.brookfield.com/bipc.

In addition, our company is required to file documents required by Canadian securities laws electronically with Canadian securities regulatory authorities and these filings are available on our SEDAR profile at www.sedar.com. Written requests for such documents should be directed to our Corporate Secretary at 250 Vesey Street, 15th floor, New York, NY, 10281.

10.I     SUBSIDIARY INFORMATION

Not applicable.

ITEM 11.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT NON-PRODUCT RELATED MARKET RISK

See the information contained in this annual report on Form 20-F under Item 5.B “Liquidity and Capital Resources—Other Market Risks”, Item 5.B “Liquidity and Capital Resources—Foreign Currency Hedging Strategy” and Item 18 “Financial Statements” (Note 4, “Fair Value of Financial Instruments”, Note 20, “Derivative Financial Instruments” and Note 21, “Financial Risk Management”).

ITEM 12.	DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

Not applicable.

216	Brookfield Infrastructure Corporation

PART II

ITEM 13.	DEFAULTS, DIVIDEND ARREARAGES AND DELINQUENCIES

None.

ITEM 14.	MATERIAL MODIFICATIONS TO THE RIGHTS OF SECURITY HOLDERS AND USE OF PROCEEDS

Not applicable.

ITEM 15.	CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

As of December 31, 2020, an evaluation of the effectiveness of our “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) was carried out under the supervision and with the participation of persons performing the functions of principal executive and principal financial officers for us and the Service Provider. Based upon that evaluation, the persons performing the functions of principal executive and principal financial officers for us have concluded that, as of December 31, 2020, our disclosure controls and procedures were effective: (i) to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms; and (ii) to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including the persons performing the functions of principal executive and principal financial officers for us, to allow timely decisions regarding required disclosure.

It should be noted that while our management, including persons performing the functions of principal executive and principal financial officers for us, believe our disclosure controls and procedures provide a reasonable level of assurance that such controls and procedures are effective, they do not expect that our disclosure controls and procedures or internal controls will prevent all error and all fraud. A control system, no matter how well conceived or operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

This annual report does not include a report of management’s assessment regarding internal control over financial reporting or an attestation report of our company’s independent registered public accountants due to a transition period established by the rules of the SEC for newly public companies.

Changes in Internal Control

There was no change in our internal control over financial reporting during the year ended December 31, 2020, that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

ITEM 16A.	AUDIT COMMITTEE FINANCIAL EXPERT

Our company’s board has determined that Daniel Muñiz Quintanilla possesses specific accounting and financial management expertise, that he is the audit committee financial expert as defined by the SEC and that he is independent within the meaning of the rules of the NYSE. The board of directors of our company has also determined that other members of the audit committee have sufficient experience and ability in finance and compliance matters to enable them to adequately discharge their responsibilities.

Brookfield Infrastructure Corporation	217

ITEM 16B.	CODE OF ETHICS

Our board has adopted a Code of Business Conduct and Ethics, or the code, a copy of which is filed on our SEDAR profile at www.sedar.com and EDGAR profile at www.sec.gov and is available on our website at www.bip.brookfield.com/BIPC/corporate-governance/governance-documents. The code provides guidelines to ensure that all employees, including our directors, respect our commitment to conducting business relationships with respect, openness and integrity. Management provides regular instructions and updates to the code to our employees, as appropriate, and has provided training and e-learning tools to support the understanding of the code throughout the organization. Employees may report activities which they feel are not consistent with the spirit and intent of the code through a hotline or through a designated ethics reporting website (in each case on an anonymous basis), or alternatively, to designated members of management. Monitoring of calls and of the ethics reporting website is managed by an independent third party called Navex. The audit committee is to be notified of any significant reports of activities that are not consistent with the code by Brookfield’s internal auditor. If the audit committee considers it appropriate, it will notify the nominating and governance committee and/or our board of such reports.

Our board promotes the highest ethical business conduct. Our board has taken measures to ensure directors exercise independent judgment in considering transactions and agreements in respect of which a director or our core senior management team has a material interest. Any director with a material interest in a transaction declares his or her interest and refrains from voting on such matter. Significant related party transactions, if any, are reviewed and approved by an independent committee made up of independent directors who may be advised by independent counsel and independent advisors.

ITEM 16C.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

Our company has retained Deloitte LLP to act as our company’s Independent Registered Public Accounting Firm.

The table below summarizes the fees for professional services rendered by Deloitte LLP:

	For the year ended December 31,
	2020		2019
FEES	USD(‘000)%		USD(‘000)%
Audit fees(1)	$1,250	89%	$—	—%
Audit-related fees(2)	151	11%	—	—%
All other fees	—	—%	—	—%

Total	$1,401	100%	$—	—%

(1)	Audit fees relate to annual fees for the audits and interim reviews of our company, including its subsidiaries.
(2)	Audit-related fees relate primarily to services pertaining to the filing of our company’s short form base shelf prospectuses and other securities-related matters.

The audit committee of our company pre-approves all audit and audit-related services provided to our company by Deloitte LLP.

ITEM 16D.	EXEMPTIONS FROM THE LISTING STANDARDS FOR AUDIT COMMITTEE

None.

218	Brookfield Infrastructure Corporation

ITEM 16E.	PURCHASES OF EQUITY SECURITIES BY THE ISSUER AND AFFILIATED PURCHASER

Our company may from time-to-time, subject to applicable law, purchase exchangeable shares for cancellation in the open market, provided that any necessary approval has been obtained.

In November 2020, we announced that the TSX accepted a notice filed by our company of its intention to commence a normal course issuer bid to repurchase outstanding exchangeable shares. A copy of the notice may be obtained free of charge by contacting our company. Our company believes that in the event that exchangeable shares, trade in a price range that does not fully reflect their value, the acquisition of exchangeable shares may represent an attractive use of available funds. Under the normal course issuer bid, the board of directors of our company authorized us to repurchase up to 10% of the total public float of exchangeable shares, or up to 3,618,425 exchangeable shares. At the close of business on October 30, 2020, there were 44,971,091 exchangeable shares issued and outstanding and 36,184,251 exchangeable shares in the public float. Under our normal course issuer bid, we may repurchase up to 27,420 exchangeable shares on the TSX during any trading day, which represents 25% of the average daily trading volume of 109,682 exchangeable shares on the TSX for the six months ended October 31, 2020, calculated in accordance with the rules of the TSX.

Repurchases under our normal course issuer bid were authorized to commence on November 12, 2020 and our normal course issuer bid will terminate on November 11, 2021, or earlier should we complete our repurchases prior to such date.

The price to be paid for our exchangeable shares under the normal course issuer bid will be the market price at the time of purchase. The actual number of exchangeable shares to be purchased and the timing of such purchases will be determined by our company, and all purchases will be made through the facilities of the TSX or the NYSE. Repurchases may occur subject to prevailing market conditions and will be funded from available cash. Repurchases will also be subject to compliance with applicable U.S. federal securities laws, including Rule 10b-18 under the Exchange Act, as well as applicable Canadian securities laws. All exchangeable shares acquired by our company under the normal course issuer bid will be cancelled.

In the year ended December 31, 2020, we did not repurchase any of our exchangeable shares.

ITEM 16F.	CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

Not applicable.

ITEM 16G.	CORPORATE GOVERNANCE

We believe our corporate governance practices are not materially different from those required of corporations under the NYSE listing standards, except that we do not have a compensation committee and compensation decisions are made by the nominating and governance committee and/or the Service Providers, as applicable.

ITEM 16H.	MINE SAFETY DISCLOSURES

Not applicable.

Brookfield Infrastructure Corporation	219

PART III

ITEM 17.	FINANCIAL STATEMENTS

Not applicable.

ITEM 18.	FINANCIAL STATEMENTS

See the financial statements and notes thereto beginning on page F-1 which are filed as part of this annual report on Form 20-F.

ITEM 19.	EXHIBITS

Number	Description

1.1	Notice of Articles and Articles of Brookfield Infrastructure Corporation–incorporated by reference from Exhibit 3.1 of our company’s Form 6-K filed on April 2, 2020.

2.1	Description of Securities*

4.1	Amended and Restated Master Services Agreement, dated March 13, 2015, by and among Brookfield Asset Management Inc., Brookfield Infrastructure Partners L.P., Brookfield Infrastructure L.P., and others–incorporated by reference from Exhibit 4.3 of the partnership’s Annual Report on Form 20-F filed March 18, 2015.

4.2	First Amendment to the Amended and Restated Master Services Agreement, dated as of March 31, 2020, by and among Brookfield Asset Management Inc., Brookfield Infrastructure Partners L.P., Brookfield Infrastructure L.P., Brookfield Infrastructure Corporation and others–incorporated by reference from Exhibit 10.12 of our company’s Form 6-K filed April 2, 2020.

4.3	Amended and Restated Relationship Agreement, dated March 28, 2014, by and among Brookfield Asset Management Inc., Brookfield Infrastructure Partners L.P., Brookfield Infrastructure L.P., and others–incorporated by reference to Exhibit 4.3 to the partnership’s Annual Report on Form 20 F filed March 28, 2014.

4.4	Trademark Sublicense Agreement, effective as of May 21, 2007, between Brookfield Infrastructure Partners L.P. and Brookfield Global Asset Management Inc.–incorporated by reference from Exhibit 4.5 to the partnership’s Registration Statement on Form 20-F/A filed December 13, 2007.

4.5	Rights Agreement, dated March 31, 2020, by and between Brookfield Asset Management Inc. and Wilmington Trust, National Association–incorporated by reference from Exhibit 10.1 of our company’s Form 6-K filed on April 2, 2020.

4.6	Registration Rights Agreement, dated March 31, 2020, by and between Brookfield Infrastructure Corporation, Brookfield Infrastructure Partners L.P. and Brookfield Asset Management Inc.–incorporated by reference from Exhibit 10.2 of our company’s Form 6-K filed on April 2, 2020.

4.7	Credit Agreement, effective as of March 31, 2020, between BUUK Bermuda Holdco Limited, as lender, and BIP Bermuda Holdings I Limited, as borrower–incorporated by reference from Exhibit 10.7 of our company’s Form 6-K filed on April 2, 2020.

4.8	Credit Agreement, effective as of March 31, 2020, between BIP Bermuda Holdings I Limited, as lender, and BUUK Bermuda Holdco Limited, as borrower–incorporated by reference from Exhibit 10.6 of our company’s Form 6-K filed on April 2, 2020.

4.9	Promissory note, dated as of March 30, 2020, issued by BUUK Bermuda Holdco Limited in favor of BIP (Barbados) Holdings II Limited–incorporated by reference from Exhibit 10.8 of our company’s Form 6-K filed on April 2, 2020.

4.1	Promissory note, dated as of March 30, 2020, issued by Brookfield Infrastructure Corporation in favor of Brookfield Infrastructure L.P.–incorporated by reference from Exhibit 10.9 of our company’s Form 6-K filed on April 2, 2020.

4.11	Guarantee, dated as of March 30, 2020, by BIPC Holdings Inc. in favor of Computershare Trust Company of Canada–incorporated by reference from Exhibit 10.3 of our company’s Form 6-K filed on April 2, 2020.

220	Brookfield Infrastructure Corporation

4.12	Guarantee Indenture, dated as of March 30, 2020, among BIP Investment Corporation, BIPC Holdings Inc. and Computershare Trust Company of Canada–incorporated by reference from Exhibit 10.4 of our company’s Form 6-K filed on April 2, 2020.

4.13	Guarantee Indenture, dated as of March 30, 2020, among BIPC Holdings Inc., Brookfield Infrastructure Partners L.P. and Computershare Trust Company of Canada–incorporated by reference from Exhibit 10.5 of our company’s Form 6-K filed on April 2, 2020.

4.14	Equity Commitment Agreement, dated as of March 31, 2020, between Brookfield Infrastructure Corporation and Brookfield Infrastructure Holdings (Canada) Inc.–incorporated by reference from Exhibit 10.10 of our company’s Form 6-K filed on April 2, 2020.

4.15	Voting Agreement, effective as of March 30, 2020, among Brookfield Infrastructure Corporation, BIF III Noronha AIV LLC and BIP Noronha AIV LLC–incorporated by reference from Exhibit 10.11 of our company’s Form 6-K filed on April 2, 2020.

8.1	Significant Subsidiaries of Brookfield Infrastructure Corporation (Incorporated by reference to Item 4.C, “Organizational Structure”).

12.1	Certification of Samuel Pollock, Chief Executive Officer, Brookfield Infrastructure Corporation, pursuant to Section 302 of the Sarbanes Oxley Act of 2002.*

12.2	Certification of Bahir Manios, Chief Financial Officer, Brookfield Infrastructure Corporation, pursuant to Section 302 of the Sarbanes Oxley Act of 2002.*

13.1	Certification of Samuel Pollock, Chief Executive Officer, Brookfield Infrastructure Corporation, pursuant to 18 U.S.C. Section 1350, as adopted to Section 906 of the Sarbanes Oxley Act of 2002.*

13.2	Certification of Bahir Manios, Chief Financial Officer, Brookfield Infrastructure Corporation, pursuant to 18 U.S.C. Section 1350, as adopted to Section 906 of the Sarbanes Oxley Act of 2002.*

15.1	Audit Committee Charter of Brookfield Infrastructure Corporation*

101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document*

101.SCH	Inline XBRL Taxonomy Extension Schema Document*

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document*

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document*

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document*

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document*

*	Filed electronically herewith.

The registrant hereby agrees to furnish to the SEC at its request copies of long-term debt instruments defining the rights of holders of outstanding long-term debt that are not required to be filed herewith.

Brookfield Infrastructure Corporation	221

SIGNATURE

The registrant hereby certifies that it meets all of the requirements for filing an annual report on Form 20-F and that it has duly caused and authorized the undersigned to sign this annual report on its behalf.

Dated: February 12, 2021	BROOKFIELD INFRASTRUCTURE CORPORATION

	By:	/s/ MICHAEL RYAN
Name: Michael Ryan
Title: Corporate Secretary

222	Brookfield Infrastructure Corporation

BROOKFIELD INFRASTRUCTURE CORPORATION

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements of Brookfield Infrastructure Corporation as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018	F-4

Brookfield Infrastructure Corporation	F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Brookfield Infrastructure Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Brookfield Infrastructure Corporation and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operating results, comprehensive (loss) income, equity, and cash flows, for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and its financial performance and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

F-2	Brookfield Infrastructure Corporation

Revaluation of Property, Plant and Equipment - Refer to Notes 3 and 7 to the financial statements

Critical Audit Matter Description

The Company has elected the revaluation method for all classes of property, plant and equipment, and accordingly measures certain classes of property, plant and equipment at fair value subsequent to initial recognition on the statement of financial position using a discounted cash flow approach considering observable market inputs where applicable.

While there are several assumptions that are required to determine the fair value of property, plant and equipment, the significant inputs with the highest degree of subjectivity and impact on fair value are the future revenues and operating margins, terminal value multiples and discount rates for those classes of property, plant and equipment where such inputs significantly impact the revaluation. Given the revaluation of property, plant and equipment requires management to make significant judgments and assumptions relating to significant inputs of future revenues and operating margins, terminal value multiples and discount rates for certain asset classes of property, plant and equipment, auditing these assumptions required a high degree of auditor judgment as the judgments and estimations made by management contain significant measurement uncertainty. This resulted in an increased extent of audit effort, including the need to involve fair value specialists.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the significant inputs (future revenues and operating margins, terminal value multiples and discount rates) assumptions used to determine the fair value of certain classes of property, plant and equipment included the following, among others:

•	Evaluated management’s ability to accurately estimate future revenue and operating margins by comparing actual results to management’s historical forecasts.

•

Assessed the reasonableness of management’s estimated future revenues and operating margins by comparing the projections to historical results, objective contractual terms, observable macroeconomic indicators and independent market data, where applicable.

•

With the assistance of fair value specialists, we evaluated the reasonableness of the terminal value multiples and discount rates, by (1) testing the source information underlying the terminal value multiples and discount rates, and (2) developing a range of independent estimates and comparing those to the terminal value multiples and discount rates selected by management.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

February 12, 2021

We have served as the Company’s auditor since 2019.

Brookfield Infrastructure Corporation	F-3

BROOKFIELD INFRASTRUCTURE CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

US$ MILLIONS	Notes	As of December 31, 2020	As of December 31, 2019
Assets
Cash and cash equivalents	4, 5	$192	$204
Accounts receivable and other	4, 6	394	390

Current assets		586	594
Property, plant and equipment	7	5,111	4,497
Intangible assets	8	2,948	3,936
Goodwill	9	528	667
Financial assets	4	27	29
Other assets	6	101	89
Deferred income tax asset	16	43	41

Total assets		$9,344	$9,853

Liabilities and Equity
Liabilities
Accounts payable and other	10	$505	$487
Non-recourse borrowings	4, 12	11	—
Financial liabilities	4, 11	23	6
Exchangeable and class B shares	11	2,221	—

Current liabilities		2,760	493
Non-recourse borrowings	4, 12	3,466	3,526
Loans payable to Brookfield Infrastructure	19	1,143	—
Financial liabilities	4, 11	1,008	1,002
Other liabilities	10	96	90
Deferred income tax liability	16	1,443	1,465

Total liabilities		9,916	6,576

Equity
Brookfield Infrastructure Partners L.P (1)	15	(1,722)	1,654
Non-controlling interests	13	1,150	1,623

Total equity		(572)	3,277

Total liabilities and equity		$9,344	$9,853

(1)

Common equity is attributable to the partnership prior to the special distribution and subsequently as a result of the partnership holding all of the class C shares issued by our company. Please refer to Note 3(c), Basis of Presentation and Significant Accounting Policies, for further details.

The accompanying notes are an integral part of the audited consolidated financial statements.

F-4	Brookfield Infrastructure Corporation

BROOKFIELD INFRASTRUCTURE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATING RESULTS

		For the year ended December 31,
US$ MILLIONS	Notes	2020	2019	2018
Revenues	14	$1,430	$1,619	$1,561
Direct operating costs		(244)	(244)	(236)
General and administrative expenses		(33)	(30)	(24)
Depreciation and amortization expense	7, 8	(283)	(308)	(319)

		870	1,037	982
Interest expense		(214)	(156)	(127)
Remeasurement of exchangeable and class B shares		(511)	—	—
Mark-to-market on hedging items and foreign currency revaluation	4	(61)	5	(4)
Other expense		(47)	(44)	(36)

Income before income tax		37	842	815
Income tax expense
Current	16	(167)	(175)	(134)
Deferred	16	(102)	(97)	(100)

Net (loss) income		$(232)	$570	$581

Attributable to:
Brookfield Infrastructure Partners L.P.(1)		$(552)	$197	$202
Non-controlling interests		320	373	379

(1)

Net income is attributable to the partnership prior to the special distribution as well as subsequently as a result of the partnership holding all of the class C shares issued by our company. Please refer to Note 3(c), Basis of Presentation and Significant Accounting Policies, for further details.

(2)

Earnings per share have not been presented in the financial statements, as the underlying shares do not constitute “ordinary shares” under IAS 33 Earnings per share. See Note 3(q), Basis of Presentation and Significant Accounting Policies, for further details.

The accompanying notes are an integral part of the audited consolidated financial statements.

Brookfield Infrastructure Corporation	F-5

BROOKFIELD INFRASTRUCTURE CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

		For the year ended December 31,
US$ MILLIONS	Notes	2020	2019	2018
Net (loss) income		$(232)	$570	$581
Other comprehensive (loss) income:
Items that will not be reclassified subsequently to profit or loss:
Revaluation of property, plant and equipment	7	215	347	203
Taxes on the above	16	(67)	(59)	(35)

		148	288	168

Items that may be reclassified subsequently to profit or loss:
Foreign currency translation		(493)	(59)	(725)
Cash flow hedge	4	5	5	4
Taxes on the above items	16	(1)	(1)	(1)

		(489)	(55)	(722)

Total other comprehensive (loss) income		(341)	233	(554)

Comprehensive (loss) income		$(573)	$803	$27

Attributable to:
Brookfield Infrastructure Partners L.P.(1)		$(536)	$442	$98
Non-controlling interests		(37)	361	(71)

(1)

Comprehensive income is attributable to the partnership prior to the special distribution as well as subsequently as a result of the partnership holding all of the class C shares issued by our company. Please refer to Note 3(c), Basis of Presentation and Significant Accounting Policies, for further details.

The accompanying notes are an integral part of the audited consolidated financial statements.

F-6	Brookfield Infrastructure Corporation

BROOKFIELD INFRASTRUCTURE CORPORATION

CONSOLIDATED STATEMENTS OF EQUITY

US$ MILLIONS	Combined share capital	Share capital	Retained earnings	Ownership changes	Accumulated other comprehensive income(1)	Brookfield Infrastructure Partners L.P	Non-controlling interests	Total equity
Balance as at January 1, 2020	$431	$—	$585	$115	$523	$1,654	$1,623	$3,277
Net (loss) income	—	—	(552)	—	—	(552)	320	(232)
Other comprehensive income (loss)	—		—	—	16	16	(357)	(341)

Comprehensive (loss) income	—	—	(552)	—	16	(536)	(37)	(573)
Distributions to, net of contributions from, Brookfield Infrastructure Partners L.P.	(33)	—	—	—	—	(33)	—	(33)
Distributions to non-controlling interests	—	—	—	—	—	—	(436)	(436)
Reorganization(2)	(398)	—	—	(2,462)	—	(2,860)	—	(2,860)
Share issuance	—	53	—	—	—	53	—	53

Balance as at December 31, 2020	$—	$53	$33	$(2,347)	$539	$(1,722)	$1,150	$(572)

(1)	Refer to Note 17, Accumulated Other Comprehensive Income (Loss) for an analysis of accumulated other comprehensive income (loss) by item.
(2)	Refer to Note 3(c), Basis of Presentation and Significant Accounting Policies for further details.

US$ MILLIONS	Combined share capital	Retained earnings	Ownership changes	Accumulated other comprehensive income(1)	Equity attributable to parent company	Non-controlling interests	Total equity
Balance as at January 1, 2019	$681	$388	$115	$278	$1,462	$1,787	$3,249
Net income	—	197	—	—	197	373	570
Other comprehensive income (loss)	—	—	—	245	245	(12)	233

Comprehensive income	—	197	—	245	442	361	803
Distributions to, net of contributions from, Brookfield Infrastructure Partners L.P.	(250)	—	—	—	(250)	—	(250)
Distributions to non-controlling interests	—	—	—	—	—	(525)	(525)

Balance as at December 31, 2019	$431	$585	$115	$523	$1,654	$1,623	$3,277

(1)	Refer to Note 17 Accumulated Other Comprehensive Income (Loss) for an analysis of accumulated other comprehensive income (loss) by item.

Brookfield Infrastructure Corporation	F-7

US$ MILLIONS	Combined share capital	Retained earnings	Ownership changes	Accumulated other comprehensive income(1)	Equity attributable to parent company	Non-controlling interests	Total equity
Balance as at January 1, 2018	$1,358	$186	$115	$382	$2,041	$3,298	$5,339
Net income	—	202	—	—	202	379	581
Other comprehensive loss	—	—	—	(104)	(104)	(450)	(554)

Comprehensive income (loss)	—	202	—	(104)	98	(71)	27
Distributions to, net of contributions from, Brookfield Infrastructure Partners L.P.	(677)	—	—	—	(677)	—	(677)
Capital provided to non-controlling interests(2)	—	—	—	—	—	(877)	(877)
Distributions to non-controlling interests	—	—	—	—	—	(563)	(563)

Balance as at December 31, 2018	$681	$388	$115	$278	$1,462	$1,787	$3,249

(1)	Refer to Note 17 Accumulated Other Comprehensive Income (Loss) for an analysis of accumulated other comprehensive income (loss) by item.
(2)	Refer to Note 12 Borrowings.

F-8	Brookfield Infrastructure Corporation

BROOKFIELD INFRASTRUCTURE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the year ended December 31,
US$ MILLIONS	Notes	2020	2019	2018
Operating Activities
Net income		$(232)	$570	$581
Adjusted for the following items:
Depreciation and amortization expense	7, 8	283	308	319
Mark-to-market on hedging items and other	4	110	35	50
Remeasurement of exchangeable and class B shares		511	—	—
Deferred income tax expense	16	102	97	100
Changes in non-cash working capital, net	22	(44)	73	15

Cash from operating activities		730	1,083	1,065

Investing Activities
Purchase of long-lived assets	7, 8	(416)	(455)	(443)
Disposal of long-lived assets	7, 8	17	14	8

Cash used by investing activities		(399)	(441)	(435)

Financing Activities
Distributions to Brookfield Infrastructure Partners L.P.(1)		(33)	(250)	(677)
Distributions to non-controlling interests		(436)	(525)	(563)
Capital provided to non-controlling interests		—	—	(877)
Proceeds from non-recourse borrowings	12	551	316	1,986
Repayment of non-recourse borrowings	12	(380)	(55)	(437)
Repayment of intercompany borrowings		(19)	—	—

Cash used by financing activities		(317)	(514)	(568)

Cash and cash equivalents
Change during the year		14	128	62
Impact of foreign exchange on cash		(26)	(23)	(41)
Balance, beginning of year		204	99	78

Balance, end of year		$192	$204	$99

(1)

Represents distributions paid to the partnership prior to March 30, 2020. Please refer to Note 3(b), Basis of Presentation and Significant Accounting Policies, for further details. Subsequent to March 30, 2020, dividends paid on our exchangeable shares are presented as interest expense on the Consolidated Statements of Operating Results.

Brookfield Infrastructure Corporation	F-9

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

NOTE 1.	ORGANIZATION AND DESCRIPTION OF OUR COMPANY

a)	Brookfield Infrastructure Corporation

Brookfield Infrastructure Corporation (our “company”) and its subsidiaries, own and operate regulated utilities investments in Brazil and the United Kingdom (the “businesses”). Our company was formed as a corporation established under the Business Corporation Act (British Columbia) on August 30, 2019 and is a subsidiary of Brookfield Infrastructure Partners L.P. (the “partnership”), which we also refer to as the parent company and Brookfield Infrastructure. The partnership, our company and our respective subsidiaries, are referred to collectively as our group. Brookfield Asset Management Inc. (“Brookfield”) is our company’s ultimate parent. The class A exchangeable subordinate voting shares (“exchangeable shares”) of our company are listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “BIPC”. The registered head office of our company is 250 Vesey Street, New York, NY, United States. The exchangeable shares of our company are structured with the intention of being economically equivalent to the units of the partnership. Given the economic equivalence, we expect that the market price of the exchangeable shares will be significantly impacted by the market price of the partnership’s units and the combined business performance of our company and Brookfield Infrastructure as a whole.

b)	Special Distribution of our Company

On March 31, 2020, the partnership completed a special distribution (the “special distribution”) whereby limited partnership unitholders of the partnership as of March 20, 2020 (the “Record Date”) received one exchangeable share for every nine limited partnership units (“units”) held.

Immediately prior to the special distribution, a subsidiary of the partnership, Brookfield Infrastructure L.P. (“Holding LP”), completed a distribution of the exchangeable shares to all the holders of its equity units (the “Holding LP Distribution”). As a result of the Holding LP Distribution, (i) Brookfield and its subsidiaries (other than entities within our group) received approximately 13.7 million exchangeable shares, and (ii) the partnership received approximately 32.6 million exchangeable shares, which it subsequently distributed to unitholders pursuant to the special distribution. Immediately following the special distribution, (i) holders of units held approximately 70.4% of the issued and outstanding exchangeable shares of our company, (ii) Brookfield and its affiliates held approximately 29.6% of the issued and outstanding exchangeable shares, and (iii) a subsidiary of the partnership owned all of the issued and outstanding class B multiple voting shares, or class B shares, which represent a 75.0% voting interest in our company, and all of the issued and outstanding class C non-voting shares, or class C shares, of our company. The class C shares entitle the partnership to all of the residual value in our company after payment in full of the amount due to holders of exchangeable shares and class B shares.

Holders of exchangeable shares hold an aggregate 25.0% voting interest in our company. Immediately after the special distribution, Brookfield, through its ownership of exchangeable shares, held an approximate 7.4% voting interest in our company. Holders of exchangeable shares, excluding Brookfield, held an approximate 17.6% aggregate voting interest in our company. Together, Brookfield and Brookfield Infrastructure held an approximate 82.4% voting interest in our company.

F-10	Brookfield Infrastructure Corporation

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

The following describes the agreements resulting from the special distribution:

i)	Exchangeable shares

At any time, holders of exchangeable shares shall have the right to exchange all or a portion of their exchangeable shares for one unit of the partnership per exchangeable share held or its cash equivalent based on the NYSE closing price of one unit on the date that the request for exchange is received. Due to their exchangeable features, the exchangeable shares are classified as liabilities.

Our board has the right upon sixty (60) days’ prior written notice to holders of exchangeable shares to redeem all of the then outstanding exchangeable shares at any time and for any reason, in its sole discretion and subject to applicable law, including without limitation following the occurrence of certain redemption events.

ii)	Class B shares and class C shares

At any time, holders of class B shares and class C shares will have the right to redeem for cash in an amount equal to the market price of a unit. Due to this cash redemption feature, both class B shares and class C shares are classified as financial liabilities. However, class C shares, the most subordinated class of all common shares, meet certain qualifying criteria and are presented as equity instruments given the narrow scope presentation exceptions existing in IAS 32.

iii)	Credit facilities

Prior to the special distribution, our company entered into two credit agreements with Brookfield Infrastructure, one as borrower and one as lender, each providing for a ten-year revolving $1 billion credit facility to facilitate the movement of cash within our group. Our credit facility will permit our company to borrow up to $1 billion from Brookfield Infrastructure and the other will constitute an operating credit facility that will permit Brookfield Infrastructure to borrow up to $1 billion from our company. Each credit facility will contemplate potential deposit arrangements pursuant to which the lender thereunder would, with the consent of the borrower, deposit funds on a demand basis to such borrower’s account at a reduced rate of interest.

Further details of the credit agreements with Brookfield Infrastructure are described in Note 19, Related Party Transactions.

Brookfield Infrastructure Corporation	F-11

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

iv)	Equity Commitment

Prior to the completion of the special distribution, Brookfield Infrastructure provided our company an equity commitment in the amount of $1 billion. The equity commitment may be called by our company in exchange for the issuance of a number of class C shares or preferred shares, as the case may be, to Brookfield Infrastructure, corresponding to the amount of the equity commitment called divided (i) in the case of a subscription for class C shares, by the volume-weighted average of the trading price for one exchangeable share on the principal stock exchange on which our exchangeable shares are listed for the five (5) days immediately preceding the date of the call, and (ii) in the case of a subscription for preferred shares, $25.00. The equity commitment will be reduced permanently by the amount so called.

The rationale for the equity commitment is to provide our company with access to equity capital on an as-needed basis and to maximize our operating and financing flexibility.

v)	Other arrangements with Brookfield

Wholly-owned subsidiaries of Brookfield will provide management services to our company pursuant to the partnership’s existing master services agreement. Please refer to Note 3(b), Basis of Presentation and Significant Accounting Policies, for further details. There will be no change in how the base management fee and incentive distribution fees are calculated, though our company is responsible for reimbursing the partnership for our proportionate share of the total base management fee.

Further details of the Master Services Agreements are described in Note 19, Related Party Transactions.

NOTE 2.	SUBSIDIARIES

The following table presents details of non-wholly owned subsidiaries of our company as of December 31 for the years indicated:

			Effective Ownership Interest (%)			Voting Interest (%)
Defined Name	Name of entity	Country of incorporation	2020	2019	2018	2020	2019	2018
U.K. regulated distribution operation	BUUK Infrastructure No 1 Limited	U.K.	80	80	80	80	80	80
Brazilian regulated gas transmission operation(1)	Nova Transportadora do Sudeste S.A.(1)	Brazil	28	28	28	90	90	90

(1)

Our company has entered into voting arrangements to provide our company with the ability to direct the relevant activities of the investee. Our company controls this investee given that our company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Our company exercises judgment to determine the level of variability that will achieve control over an investee, particularly in circumstances where our company’s voting interest differs from its ownership interest in an investee. The following were considered to determine whether our company controls this investee: the degree of power (if any) held by other investors, the degree of exposure to variability of each investor, the determination of whether any general partner removal rights are substantive and the purpose and design of the investee.

F-12	Brookfield Infrastructure Corporation

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

NOTE 3.	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

(a)	Statement of Compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

These consolidated financial statements were authorized for issuance by the Board of Directors of our company on February 12, 2021.

(b)	Basis of presentation

The consolidated financial statements are prepared on a going concern basis.

For the periods prior to March 30, 2020, the financial statements represent a combined carve-out of the assets, liabilities, revenues, expenses, and cash flows of the businesses that were contributed to our company effective March 30, 2020. During this period, all of the assets and liabilities presented were controlled by the partnership. Effective March 30, 2020, the assets and liabilities were transferred to our company at their carrying values. All intercompany balances, transactions, revenues and expenses within our company have been eliminated. Additionally, certain corporate costs have been allocated on the basis of direct usage where identifiable, with the remainder allocated based on management’s best estimate of costs attributable to our company. Management believes the assumptions underlying the historical financial information, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to or the benefit received by our company during the periods presented. However, due to the inherent limitations of carving out the assets, liabilities, operations and cash flows from larger entities, the historical financial information may not necessarily reflect our company’s financial position, operations and cash flow for future periods, nor do they reflect the financial position, results of operations and cash flow that would have been realized had our company been a stand-alone entity during the periods presented.

Subsequent to March 30, 2020, our company is no longer allocated general corporate expenses of the parent company as the functions which they related are now provided through the amended and restated master services agreement dated as of March 13, 2015, among the Service Recipients (as defined therein), Brookfield Asset Management Inc. (“Brookfield”), the Service Providers (as defined therein) and others, as amended (the “Master Services Agreement”). The base management fee related to the services received under the Master Services Agreement has been recorded as part of general and administrative expenses in the consolidated financial statements.

Brookfield Infrastructure Corporation	F-13

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

c)	Continuity of Interests

As described above, our company was established on August 30, 2019 by the partnership. On March 30, 2020, the partnership contributed the businesses to our company in exchange for loans receivable, exchangeable shares, class B shares and class C shares. On March 31, 2020, the partnership completed the special distribution of the exchangeable shares to holders of units and continues to hold all of the class B and class C shares of our company. The partnership directly and indirectly controlled our company prior to the special distribution and continues to control our company subsequent to the special distribution through its interests in our company. As a result of this continuing common control, there is insufficient substance to justify a change in the measurement of our company. In accordance with our company’s and the partnership’s accounting policy, our company has reflected the businesses in its financial position and financial performance using the partnership’s carrying values prior to the contribution of the businesses to our company.

To reflect this continuity of interests, these consolidated financial statements provide comparative information of our company for the periods prior to March 30, 2020, as previously reported by the partnership. The economic and accounting impact of contractual relationships created or modified in conjunction with the contribution of the businesses to our company have been reflected prospectively from the date of the contribution and have not been reflected in the results of operations or financial position of our company prior to March 30, 2020, as such items were in fact not created or modified prior thereto. Accordingly, the financial information for the periods prior to March 30, 2020 is presented based on the historical financial information for our company as previously reported by the partnership. For the period after March 30, 2020, the results are based on the actual results of our company, including the impact of contractual relationships created or modified in association with the contribution of the businesses to our company. As the partnership holds all of the class C shares of our company, which is the only class of shares presented as equity, net income and equity attributable to common equity have been allocated to the partnership prior to and after March 30, 2020.

Prior to March 30, 2020, intercompany transactions between the partnership and our company have been included in these financial statements and are considered to be forgiven at the time the transaction is recorded and reflected as “Distributions to, net of contributions from, Brookfield Infrastructure Partners L.P.”. “Distributions to, net of contributions from, Brookfield Infrastructure Partners L.P.” as shown in the consolidated statements of changes in equity represents the partnership’s historical investment in our company, accumulated net income and the net effect of the transactions and allocations from the parent company. The total net effect of transactions with the parent company is reflected in the consolidated statements of cash flows as a financing activity and in the consolidated statements of financial position as equity attributable to Brookfield Infrastructure Partners L.P.

d)	Foreign Currency Translation

The U.S. dollar is the functional and presentation currency of our company. Each of our company’s affiliates determines its own functional currency and items included in the financial statements of each affiliate are measured using that functional currency.

F-14	Brookfield Infrastructure Corporation

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

Assets and liabilities of foreign operations having a functional currency other than the U.S. dollar are translated at the rate of exchange prevailing at the reporting date and revenues and expenses at average rates during the period. Gains or losses on translation are included as a component of other comprehensive income. On disposal of a foreign operation resulting in the loss of control, the component of other comprehensive income due to accumulated foreign currency translation relating to that foreign operation is reclassified to net income. On partial disposal of a foreign operation in which control is retained, the proportionate share of the component of other comprehensive income or loss relating to that foreign operation is reclassified to non-controlling interests in that foreign operation.

Foreign currency denominated monetary assets and liabilities are translated using the rate of exchange prevailing at the reporting date and non-monetary assets and liabilities measured at fair value are translated at the rate of exchange prevailing at the date when the fair value was determined. Revenues and expenses are measured at average rates during the period. Gains or losses on translation of these items are included in net income. Gains and losses on transactions which hedge these items are also included in net income or loss. Foreign currency denominated non-monetary assets and liabilities, measured at historic cost, are translated at the rate of exchange at the transaction date.

e)	Business Combinations

Business acquisitions in which control is acquired are accounted for using the acquisition method, other than those between and among entities under common control. The consideration of each acquisition is measured at the aggregate of the fair values at the acquisition date of assets transferred by the acquirer, liabilities incurred or assumed, and equity instruments issued by our company in exchange for control of the acquiree. Acquisition related costs are recognized in the Statements of Operating Results as incurred and included in other expenses.

Where applicable, the consideration for the acquisition includes any asset or liability resulting from a contingent consideration arrangement, measured at its acquisition-date fair value. Subsequent changes in fair values are adjusted against the cost of the acquisition where they qualify as measurement period adjustments. All other subsequent changes in the fair value of contingent consideration classified as liabilities will be recognized in the Statements of Operating Results, whereas changes in the fair values of contingent consideration classified within share capital are not subsequently re-measured.

Where a business combination is achieved in stages, our company’s previously held interests in the acquired entity are remeasured to fair value at the acquisition date, that is, the date our company attains control and the resulting gain or loss, if any, is recognized in the Statements of Operating Results. Amounts arising from interests in the acquiree prior to the acquisition date that have previously been recognized in other comprehensive income are reclassified to the Statements of Operating Results, where such treatment would be appropriate if that interest were disposed of.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, our company reports provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted during the measurement period, or additional assets or liabilities are recognized, to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the amounts recognized as of that date.

Brookfield Infrastructure Corporation	F-15

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

The measurement period is the period from the date of acquisition to the date our company obtains complete information about facts and circumstances that existed as of the acquisition date. The measurement period is subject to a maximum of one year subsequent to the acquisition date.

If, after reassessment, our company’s interest in the fair value of the acquiree’s identifiable net assets exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held equity interest in the acquiree if any, the excess is recognized immediately in profit or loss as a bargain purchase gain.

Contingent liabilities acquired in a business combination are initially measured at fair value at the date of acquisition. At the end of subsequent reporting periods, such contingent liabilities are measured at the higher of the amount that would be recognized in accordance with IAS 37, Provisions, Contingent Liabilities and Contingent Assets (“IAS 37”) and the amount initially recognized less the cumulative amount of income recognized in accordance with IFRS 15, Revenue from Contracts with Customers.

f)	Cash and Cash Equivalents

Cash and cash equivalents include short-term highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

g)	Accounts Receivable

Trade receivables are recognized initially at their transaction price and subsequently measured at amortized cost using the effective interest method, less any loss allowance for expected credit losses.

h)	Property, Plant and Equipment

Our company uses the revaluation method of accounting for all classes of property, plant and equipment. Property, plant and equipment is initially measured at cost and subsequently carried at its revalued amount, being the fair value at the date of the revaluation less any subsequent accumulated depreciation and any accumulated impairment losses. Revaluations are made on at least an annual basis, and on a sufficient basis to ensure that the carrying amount does not differ significantly from fair value. Where the carrying amount of an asset is increased as a result of a revaluation, the increase is recognized in other comprehensive income or loss and accumulated in equity within the revaluation surplus reserve, unless the increase reverses a previously recognized impairment recorded through net income, in which case that portion of the increase is recognized in net income. Where the carrying amount of an asset is decreased, the decrease is recognized in other comprehensive income to the extent of any balance existing in revaluation surplus in respect of the asset, with the remainder of the decrease recognized in net income. Revaluation gains are included in other comprehensive income but are not subsequently recycled into profit or loss.

An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. The gain or loss arising on disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in the Statements of Operating Results. However, any balance accumulated in revaluation surplus is subsequently recorded in retained earnings when an asset is derecognized and not transferred to profit or loss.

F-16	Brookfield Infrastructure Corporation

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

Depreciation of an asset commences when it is available for use. Property, plant and equipment are depreciated on a straight line or declining-balance basis over the estimated useful lives of each component of the assets as follows:

Buildings	Up to 50 years
Machinery and equipment	Up to 5 years
Network systems	Up to 60 years

Depreciation on property, plant and equipment is calculated on a straight-line or declining-balance basis so as to depreciate the net cost of each asset over its expected useful life to its estimated residual value. The estimated useful lives, residual values and depreciation methods are reviewed at the end of each annual reporting period, with the effect of any changes recognized on a prospective basis.

i)	Asset Impairment

At each reporting date, our company assesses whether for assets, other than those measured at fair value with changes in values recorded in profit or loss, there is any indication that such assets are impaired. This assessment includes a review of internal and external factors which includes, but is not limited to, changes in the technological, political, economic or legal environment in which the entity operates in, structural changes in the industry, changes in the level of demand, physical damage and obsolescence due to technological changes. An impairment is recognized if the recoverable amount, determined as the higher of the estimated fair value less costs of disposal or the discounted future cash flows generated from use and eventual disposal from an asset or cash generating unit is less than its carrying value. The projections of future cash flows take into account the relevant operating plans and management’s best estimate of the most probable set of conditions anticipated to prevail. Where an impairment loss subsequently reverses, the carrying amount of the asset or cash generating unit is increased to the lesser of the revised estimate of recoverable amount and the carrying amount that would have been recorded had no impairment loss been recognized previously.

j)	Intangible Assets

Intangible assets acquired in a business combination and recognized separately from goodwill are initially recognized at their fair value at the acquisition date. Our company’s intangible assets are comprised primarily of service concession arrangements and customer order backlogs.

Subsequent to initial recognition, intangible assets acquired in a business combination are reported at cost less accumulated amortization unless indefinite-lived and accumulated impairment losses, on the same basis as intangible assets acquired separately.

Public service concessions that provide our company the right to charge users for a service in which the service and fee is regulated by the grantor are accounted for as an intangible asset under IFRIC 12, Service Concession Arrangements.

Concession arrangements were acquired as part of the acquisition of the Brazilian regulated gas transmission operation and were initially recognized at their fair values. The intangible assets at the Brazilian regulated gas transmission operation relate to pipeline concession contracts, amortized on a straight-line basis over the life of the contractual arrangement.

Brookfield Infrastructure Corporation	F-17

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

The customer order backlog was acquired as part of the acquisition of the U.K. regulated distribution operation and was initially recorded at its fair value. The customer order backlog represents the present value of future earnings derived from the build out of contracted connections at the acquisition date of the U.K. regulated distribution operation. The customer order backlog is amortized over its estimated useful life of 15 years.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in profit or loss when the asset is derecognized.

k)	Goodwill

Goodwill represents the excess of the price paid for the acquisition of an entity over the fair value of the net tangible and intangible assets and liabilities acquired. Goodwill is allocated to the cash generating unit or units to which it relates. Our company identifies cash generating units as identifiable groups of assets that are largely independent of the cash inflows from other assets or groups of assets.

Goodwill is evaluated for impairment annually or more often if events or circumstances indicate there may be impairment. Impairment is determined for goodwill by assessing if the carrying value of a cash generating unit or group of cash generating units, including the allocated goodwill, exceeds its recoverable amount determined as the greater of the estimated fair value less costs of disposal or the value in use. Impairment losses recognized in respect of a cash generating unit are first allocated to the carrying value of goodwill and any excess is allocated to the carrying amount of assets in the cash generating unit. Any goodwill impairment is recognized in period in which the impairment is identified. Impairment losses on goodwill are not subsequently reversed.

On disposal of an affiliate, the attributable amount of goodwill is included in the determination of the gain or loss on disposal of the operation.

l)	Revenue Recognition

Our company recognizes revenue when it transfers control of a product or service to a customer.

Revenue is measured based on the consideration specified in a contract with a customer and excludes amounts collected on behalf of third parties.

Our company recognizes revenue when the specific criteria set out below have been met. Cash received by our company from customers is recorded as deferred revenue until the revenue recognition criteria set out below are met.

Revenue from utilities infrastructure is derived from the transmission of natural gas and the distribution of energy. Distribution and transmission revenue each contain a single performance obligation that is recognized over time. The connection revenue relating to our company’s regulated distribution operation contains a distinct performance obligation that is recognized over the period that the connection is constructed, based on an input method of progress recognition on the basis that this methodology is most reflective of the underlying transfer of control. The payment terms for all of our revenue streams require payment upon completion, except for connections income whereby payment is typically collected up-front prior to the completion of any services.

F-18	Brookfield Infrastructure Corporation

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

m)	Financial Instruments and Hedge Accounting

a)	Financial Instrument Classification

Our company classifies cash and cash equivalents and accounts receivable and other as amortized cost. Derivative assets are classified as FVTPL, except for derivatives in certain hedging relationships. Other financial assets are classified as either amortized cost or FVTOCI.

Financial assets classified as FVTPL or FVTOCI are subsequently measured at fair value at each reporting date. For financial assets classified as FVTPL, the change in fair value is recorded through profit or loss. For financial assets classified as FVTOCI, the change in fair value is recorded in other comprehensive income. The cumulative gains or losses related to FVTOCI equity instruments are not reclassified to profit or loss on disposal, whereas the cumulative gains or losses on all other FVTOCI assets are reclassified to profit or loss on disposal. For financial instruments at amortized cost or debt instruments at FVTOCI, our company assesses if there have been significant increases in credit risk since initial recognition to determine whether lifetime or 12-month expected credit losses should be recognized. Any related loss allowances are recorded through profit or loss.

Non-recourse borrowings and accounts payable and other, are classified as amortized cost, except for derivatives embedded in related financial instruments. Embedded derivatives and any other derivative liabilities are classified as FVTPL and are subsequently measured at fair value, except for derivatives in certain hedging relationships. Other financial liabilities are classified as either FVTPL or amortized cost.

b)	Hedge Accounting

Our company selectively utilizes derivative financial instruments primarily to manage financial risks, including interest rate and foreign exchange risks. Derivative financial instruments are recorded at fair value. Hedge accounting is applied when the derivative is designated as a hedge of a specific exposure and that the hedging relationship meets all of the hedge effectiveness requirements. Hedge accounting is discontinued prospectively when the derivative no longer qualifies as a hedge or the hedging relationship is terminated. Once discontinued, the cumulative change in fair value of a derivative that was previously recorded in other comprehensive income by the application of hedge accounting is recognized in profit or loss over the remaining term of the original hedging relationship as amounts related to the hedged item are recognized in profit or loss. The assets or liabilities relating to unrealized mark-to-market gains and losses on derivative financial instruments are recorded in financial assets and financial liabilities, respectively.

Unrealized gains and losses on interest rate contracts designated as hedges of future variable interest payments are included in equity as a cash flow hedge when the interest rate risk relates to an anticipated variable interest payment. The periodic exchanges of payments on interest rate swap contracts designated as hedges of debt are recorded on an accrual basis as an adjustment to interest expense.

Brookfield Infrastructure Corporation	F-19

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

n)	Income Taxes

Income tax expense represents the sum of the tax accrued in the period and deferred income tax.

a)	Current income tax

Current income tax assets and liabilities are measured at the amount expected to be paid to tax authorities, net of recoveries based on the tax rates and laws enacted or substantively enacted at the reporting date. Current income tax relating to items recognized directly in share capital are also recognized directly in share capital and other comprehensive income.

b)	Deferred income tax

Deferred income tax liabilities are provided for using the liability method on temporary differences between the tax bases used in the computation of taxable income and carrying amounts of assets and liabilities in the consolidated financial statements. Deferred income tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that deductions, tax credits and tax losses can be utilized. Such deferred income tax assets and liabilities are not recognized if the temporary difference arises from goodwill or from the initial recognition of other assets and liabilities in a transaction that affects neither the taxable income nor the accounting income, other than in a business combination. The carrying amount of deferred income tax assets are reviewed at each reporting date and reduced to the extent it is no longer probable that the income tax asset will be recovered.

Deferred income tax liabilities are recognized for taxable temporary differences associated with investments in affiliates, except where our company is able to control the reversal of the temporary difference and it is probable that the temporary differences will not reverse in the foreseeable future. Deferred income tax assets arising from deductible temporary differences associated with such investments and interests are only recognized to the extent that it is probable that there will be sufficient taxable income against which to utilize the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realized, based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred income tax liabilities and assets reflect the tax consequences that would follow from the manner in which our company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority within a single taxable entity or our company intends to settle its current tax assets and liabilities on a net basis in the case where there exist different taxable entities in the same taxation authority and when there is a legally enforceable right to set off current tax assets against current tax liabilities.

F-20	Brookfield Infrastructure Corporation

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

o)	Assets Held for Sale

Non-current assets and disposal groups are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable and the non-current asset or disposal group is available for immediate sale in its present condition. Management must be committed to the sale, which should be expected to qualify for recognition as a completed sale within one year from the date of classification subject to limited exceptions.

When our company is committed to a sale plan involving loss of control of a subsidiary, all of the assets and liabilities of that subsidiary are classified as held for sale when the criteria described above are met, regardless of whether our company will retain a non-controlling interest in its former subsidiary after the sale.

Non-current assets and disposal groups classified as held for sale are measured at the lower of their previous carrying amount and fair value less costs to sell.

Non-current assets classified as held for sale and the assets of a disposal group are presented separately from other assets in the Statements of Financial Position and are classified as current. The liabilities of a disposal group classified as held for sale are presented separately from other liabilities in the Statements of Financial Position.

Once classified as held for sale, property, plant and equipment and intangible assets are not depreciated or amortized, respectively.

p)	Provisions

Provisions are recognized when our company has a present obligation, either legal or constructive, as a result of a past event, it is probable that our company will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the obligation, its carrying amount is the present value of those cash flows.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, the receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

q)	Earnings per share

Our company‘s basic and diluted earnings per share have not been presented in the consolidated financial statements. As outlined in Note 11, Financial Liabilities, and Note 15, Equity, exchangeable and class B shares are classified as financial liabilities, while class C shares are classified as financial liabilities, but presented as equity instruments given the narrow scope presentation exceptions existing in IAS 32. As each share classification represents a financial liability, they do not constitute ordinary shares. Refer to the aforementioned notes for further details.

Brookfield Infrastructure Corporation	F-21

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

r)	Operating Segments

IFRS 8, Operating Segments, requires operating segments to be determined based on information that is regularly reviewed by the Executive Management and the Board of Directors for the purpose of allocating resources to the segment and to assess its performance. Our company has one operating segment, utilities, comprised of our U.K. regulated distribution operation and our Brazilian regulated gas transmission operation.

s)	Critical Accounting Judgments and Key Sources of Estimation Uncertainty

The preparation of financial statements requires management to make critical judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses that are not readily apparent from other sources, during the reporting period. These estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Critical judgments and estimates made by management and utilized in the normal course of preparing our company’s consolidated financial statements are outlined below.

a)	Common control transactions

IFRS 3 (2008), Business Combinations does not include specific measurement guidance for transfers of businesses or subsidiaries between entities under common control. Accordingly, our company has developed a policy to account for such transactions taking into consideration other guidance in the IFRS framework and pronouncements of other standard-setting bodies. Our company’s policy is to record assets and liabilities recognized as a result of transactions between entities under common control at the carrying value on the transferor’s financial statements, and to have the consolidated statements of financial position, operating results, changes in equity and cash flows reflect the results of combining entities for all periods presented for which the entities were under the transferor’s common control, irrespective of when the combination takes place.

b)	Financial instruments

Our company’s accounting policies relating to derivative financial instruments are described in Note 3(m), Basis of Presentation and Significant Accounting Policies. The critical judgments inherent in these policies relate to applying the criteria to the assessment of the effectiveness of hedging relationships. Estimates and assumptions used in determining the fair value of financial instruments are equity and commodity prices; future interest rates; the credit worthiness of our company relative to its counterparties; the credit risk of our company and counterparty; estimated future cash flows; and discount rates.

F-22	Brookfield Infrastructure Corporation

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

c)	Revaluation of property, plant and equipment

Property, plant and equipment is revalued on a regular basis. The critical estimates and assumptions underlying the valuation of property, plant and equipment are set out in Note 7, Property Plant and Equipment.

d)	Fair values in business combinations

Our company accounts for business combinations using the acquisition method of accounting. This method requires the application of fair values for both the consideration given and the assets and liabilities acquired. The calculation of fair values is often predicated on estimates and judgments including future cash flows discounted at an appropriate rate to reflect the risk inherent in the acquired assets and liabilities. The determination of the fair values may remain provisional for up to 12 months from the date of acquisition due to the time required to obtain independent valuations of individual assets and to complete assessments of provisions. When the accounting for a business combination has not been completed as at the reporting date, this is disclosed in the financial statements, including observations on the estimates and judgments made as of the reporting date.

e)	Impairment of goodwill, intangibles with indefinite lives

The impairment assessment of goodwill and intangible assets with indefinite lives requires estimation of the value-in-use or fair value less costs of disposal of the cash-generating units or groups of cash generating units to which goodwill or the intangible asset has been allocated. Our company uses the following critical assumptions and estimates: the circumstances that gave rise to the goodwill, timing and amount of future cash flows expected from the cash-generating units; discount rates; terminal capitalization rates; terminal valuation dates and useful lives.

Other estimates utilized in the preparation of our company’s financial statements are: depreciation and amortization rates and useful lives; recoverable amount of goodwill and intangible assets; ability to utilize tax losses and other tax measurements.

Other critical judgments utilized in the preparation of our company’s financial statements include the methodologies for calculating amortization, determination of our operating segment and determination of control.

In March 2020, the World Health Organization declared a global pandemic related to COVID-19. To date, there has been significant stock market volatility, significant fluctuations in the commodity and foreign exchange markets, restrictions on the conduct of business in many jurisdictions, and the global movement of people and some goods has become restricted. Our company has assessed the impact of the current economic environment on our asset valuations. In making these assessments, we have assumed that the sharp curtailment of economic activities, as a result of social distancing rules imposed by governments worldwide, will not materially persist in the long-term. As a provider of essential services, our businesses have remained in operations while we continue to safeguard the health of our employees. In addition, our businesses are subject to regulated cash flows with minimal volume risk. Based on our company’s assessment, no impairments to our asset values were required as at December 31, 2020. Please refer to Note 7, Property, Plant and Equipment and Note 8, Intangible Assets.

Brookfield Infrastructure Corporation	F-23

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

NOTE 4.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair values are determined by reference to quoted bid or ask prices, as appropriate. Where bid and ask prices are unavailable, the closing price of the most recent transaction of that instrument is used. In the absence of an active market, fair values are determined based on prevailing market rates such as bid and ask prices, as appropriate for instruments with similar characteristics and risk profiles or internal or external valuation models, such as option pricing models and discounted cash flow analyses, using observable market inputs.

Fair values determined using valuation models require the use of assumptions concerning the amount and timing of estimated future cash flows and discount rates. In determining those assumptions, our company looks primarily to external readily observable market inputs such as interest rate yield curves, currency rates, and price and rate volatilities as applicable. The fair value of interest rate swap contracts which form part of financing arrangements is calculated by way of discounted cash flows using market interest rates and applicable credit spreads.

Classification of Financial Instruments

Financial instruments classified as fair value through profit or loss are carried at fair value on the Statements of Financial Position. Changes in the fair values of financial instruments classified as fair value through profit or loss are recognized in profit or loss. Mark-to-market adjustments on hedging items for those in an effective hedging relationship and changes in the fair value of securities designated as fair value through other comprehensive income are recognized in other comprehensive income.

F-24	Brookfield Infrastructure Corporation

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

Carrying Value and Fair Value of Financial Instruments

The following table provides the allocation of financial instruments and their associated financial instrument classifications as at December 31, 2020:

US$ MILLIONS
Financial Instrument Classification
MEASUREMENT BASIS	Fair value through profit or loss	Amortized Cost	Total
Financial assets
Cash and cash equivalents	$—	$192	$192
Accounts receivable and other	—	394	394
Financial assets (current and non-current)(1)	27	—	27

Total	$27	$586	$613

Financial liabilities
Accounts payable and other	$—	$505	$505
Non-recourse borrowings (current and non-current)	—	3,477	3,477
Exchangeable and class B shares(2)	—	2,221	2,221
Financial liabilities (current and non-current)(1)	69	962	1,031

Total	$69	$7,165	$7,234

(1)	Derivative instruments which are elected for hedge accounting totaling $27 million are included in financial assets and $nil of derivative instruments are included in financial liabilities.
(2)

Class C shares are also classified as financial liabilities due to their cash redemption feature. As discussed in Note 1(b)(ii), Organization and Description of our Company, the class C shares meet certain qualifying criteria and are presented as equity. See Note 15, Equity.

The following table provides the allocation of financial instruments and their associated financial instrument classifications as at December 31, 2019:

US$ MILLIONS
Financial Instrument Classification
MEASUREMENT BASIS	Fair value through profit or loss	Amortized Cost	Total
Financial assets
Cash and cash equivalents	$—	$204	$204
Accounts receivable and other	—	390	390
Financial assets (current and non-current)(1)	29	—	29

Total	$29	$594	$623

Financial liabilities
Accounts payable and other	$—	$487	$487
Non-recourse borrowings (current and non-current)	—	3,526	3,526
Financial liabilities (current and non-current)(1)	77	931	1,008

Total	$77	$4,944	$5,021

(1)	Derivative instruments which are elected for hedge accounting totaling $29 million are included in financial assets and $nil of derivative instruments are included in financial liabilities.

Brookfield Infrastructure Corporation	F-25

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

The following table provides the carrying values and fair values of financial instruments as at December 31, 2020 and December 31, 2019:

	Dec. 31, 2020		Dec. 31, 2019
US$ MILLIONS	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets
Cash and cash equivalents	$192	$192	$204	$204
Accounts receivable and other	394	394	390	390
Financial assets (current and non-current)	27	27	29	29

Total	$613	$613	$623	$623

	Dec. 31, 2020		Dec. 31, 2019
US$ MILLIONS	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial liabilities
Accounts payable and other (current and non-current)	$505	$505	$487	$487
Non-recourse borrowings (current and non-current)(1)	3,477	3,723	3,526	3,677
Exchangeable and class B shares(2)	2,221	2,221	—	—
Financial liabilities (current and non-current)	1,031	1,031	1,008	1,008

Total	$7,234	$7,480	$5,021	$5,172

(1)

Non-recourse borrowings are classified under level 2 of the fair value hierarchy. For level 2 fair values, future cash flows are estimated based on observable forward interest rates at the end of the reporting period.

(2)

Class C shares are also classified as financial liabilities due to their cash redemption feature. As discussed in Note 1(b)(ii), Organization and Description of our Company, the class C shares meet certain qualifying criteria and are presented as equity. For the purpose of the disclosure above, the class C shares have a fair value of $69 million as at December 31, 2020.

Hedging Activities

Our company uses derivatives and non-derivative financial instruments to manage or maintain exposures to interest and currency risks. For certain derivatives which are used to manage exposures, our company determines whether hedge accounting can be applied. When hedge accounting can be applied, a hedge relationship can be designated as a fair value hedge, cash flow hedge or a hedge of foreign currency exposure of a net investment in a foreign operation with a functional currency other than the U.S. dollar. To qualify for hedge accounting, the derivative must be designated as a hedge of a specific exposure and the hedging relationship must meet all of the hedge effectiveness requirements in accomplishing the objective of offsetting changes in the fair value or cash flows attributable to the hedged risk both at inception and over the life of the hedge. If it is determined that the hedging relationship does not meet all of the hedge effectiveness requirements, hedge accounting is discontinued prospectively.

F-26	Brookfield Infrastructure Corporation

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

Cash Flow Hedges

Our company uses interest rate swaps to hedge the variability in cash flows related to a variable rate asset or liability and highly probable forecasted issuances of debt. The settlement dates coincide with the dates on which the interest is payable on the underlying debt, and the amount accumulated in equity is reclassified to profit or loss over the period that the floating rate interest payments on debt affect profit or loss. For the year ended December 31, 2020, pre-tax net unrealized gains of $5 million (2019: $5 million, 2018: $4 million) were recorded in other comprehensive income for the effective portion of the cash flow hedges. As at December 31, 2020, there was a net derivative asset balance of $27 million relating to derivative contracts designated as cash flow hedges (2019: $29 million).

Fair Value Hierarchical Levels—Financial Instruments

Fair value hierarchical levels are directly determined by the amount of subjectivity associated with the valuation inputs of these assets and liabilities, and are as follows:

Level 1	—	Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2	—

Inputs other than quoted prices included in Level 1 are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life. Fair valued assets and liabilities that are included in this category are primarily certain derivative contracts and other financial assets carried at fair value in an inactive market.

Level 3	—

Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to determining the estimate. Fair valued assets and liabilities that are included in this category are interest rate swap contracts, derivative contracts, certain equity securities carried at fair value which are not traded in an active market and the non-controlling interest’s share of net assets of limited life funds.

The fair value of our company’s financial assets and financial liabilities are measured at fair value on a recurring basis. The following table summarizes the valuation techniques and significant inputs for our company’s financial assets and financial liabilities:

US$ MILLIONS	Fair value hierarchy		Dec. 31, 2020	Dec. 31, 2019
Interest rate swaps & other	Level 2	(1)
Financial assets			$27	$29
Financial liabilities			69	77

(1)

Valuation technique: Discounted cash flow. Future cash flows are estimated based on forward exchange rates (from observable forward exchange rates at the end of the reporting period) and contract forward rates, discounted at a rate that reflects our credit risk and the credit risk of various counterparties.

Assets and liabilities measured at fair value on a recurring basis include $27 million (2019: $29 million) of financial assets and $69 million (2019: $77 million) of financial liabilities which are measured at fair value using valuation inputs based on management’s best estimates.

During the year, no transfers were made between level 1 and 2 or level 2 and 3.

Brookfield Infrastructure Corporation	F-27

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

NOTE 5.    CASH AND CASH EQUIVALENTS

	As of December 31,
US$ MILLIONS	2020	2019
Cash	$8	$6
Cash equivalents(1)	184	198

Total cash and cash equivalents	$192	$204

(1)

Short-term, highly liquid investments with maturities of less than 90 days at acquisition that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

NOTE 6.    ACCOUNTS RECEIVABLE AND OTHER

	As of December 31,
US$ MILLIONS	2020	2019
Current:
Accounts receivable(1)	$345	$356
Prepayments & other assets	49	34

Total current	$394	$390

Non-current:
Other assets	$101	$89

Total non-current	$101	$89

(1)	Includes $185 million (2019: $214 million) receivable from one customer. Please refer to Note 14 for revenues attributable to this customer.

F-28	Brookfield Infrastructure Corporation

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

NOTE 7.	PROPERTY, PLANT AND EQUIPMENT

US$ MILLIONS	Gross carrying amount	Accumulated depreciation	Accumulated fair value adjustments	Total
Balance at January 1, 2019	$3,141	$(437)	$973	$3,677
Change in accounting policies(1)	3	—	—	3
Additions, net of disposals	413	7	—	420
Depreciation expense	—	(113)	—	(113)
Fair value adjustments	—	—	347	347
Net foreign currency exchange differences	139	(24)	48	163

Balance at December 31, 2019	$3,696	$(567)	$1,368	$4,497

Additions, net of disposals	358	6	—	364
Non-cash additions	6	(3)	—	3
Depreciation expense	—	(131)	—	(131)
Fair value adjustments	—	—	215	215
Net foreign currency exchange differences	137	(24)	50	163

Balance at December 31, 2020	$4,197	$(719)	$1,633	$5,111

(1)	Relates to the adoption of IFRS 16 effective January 1, 2019.

Property, plant and equipment of our company is predominantly comprised of last mile utility connections at our U.K. regulated distribution operation which provides essential services and generate regulated cash flows. Tariffs are set on the basis of a regulated asset base, provides inflation protection, and are typically adjusted annually. Our U.K. operation has a diverse customer base throughout England, Scotland, and Wales, which underpins its cash flows.

Our company’s property, plant, and equipment is measured at fair value on a recurring basis with an effective date of revaluation for all asset classes of December 31, 2020 and 2019. Our company determined fair value under the income method. Assets under development were revalued where fair value could be reliably measured.

The following table summarizes the valuation techniques and significant inputs for our company’s property, plant and equipment assets.

Dec. 31, 2020				Dec. 31, 2019
Valuation Technique	Discount Rate	Terminal Value Multiple	Investment Horizon	Valuation Technique	Discount Rate	Terminal Value Multiple	Investment Horizon
Discounted cash flow model	7%	23x	10 yrs	Discounted cash flow model	7%	21x	10 yrs

An increase in the discount rate would lead to a decrease in the fair value of property, plant and equipment. Conversely, an increase to the terminal value multiple would increase the fair value of property, plant and equipment. Our company has classified all property, plant and equipment under level 3 of the fair value hierarchy.

Brookfield Infrastructure Corporation	F-29

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

At December 31, 2020, our company carried out an assessment of the fair value of its property, plant and equipment, resulting in a gain from revaluation of $215 million (2019: $347 million) which was recognized in revaluation surplus in the Consolidated Statements of Comprehensive Income. Our valuation of property, plant and equipment is underpinned by regulated cash flow. Our local revenues have been predominantly unimpacted to date by the recent changes in the macroeconomic environment as we earn a regulated return on an asset base for making the infrastructure available to users with minimal volume and price risk. Key drivers behind the revaluation gain recorded include growth in underlying cash flows at our U.K. regulated distribution business associated with new connections and smart meter adoptions made during the year.

Had the assets been carried under the cost model, the carrying amount of property, plant and equipment would have been $3,688 million as at December 31, 2020 (2019: $3,287 million).

NOTE 8.	INTANGIBLE ASSETS

	As of
US$ MILLIONS	Dec. 31, 2020	Dec. 31, 2019
Cost	$3,527	$4,479
Accumulated amortization	(579)	(543)

Total	$2,948	$3,936

Intangible assets are allocated to the following cash generating units:

	As of
US$ MILLIONS	Dec. 31, 2020	Dec. 31, 2019
Brazilian regulated gas transmission operation	$2,903	$3,885
U.K. regulated distribution operation	45	51

Total	$2,948	$3,936

Our company’s intangible assets are primarily related to concession arrangements operated by the local energy regulator, Agência Nacional do Petróleo, Gás Natural e Biocombustíveis (“ANP”), at our Brazilian gas transmission operation. The terms and conditions of concession arrangements are regulated by the ANP. Each gas transportation agreement (“GTA”) takes into account a return on regulatory asset base, and tariffs are calculated on an inflation adjusted regulatory weighted average cost of capital fixed for the life of GTAs. Upon expiry of the authorizations, the assets shall be returned to the government and will be subject to concession upon public bidding. These assets expire between 2039 and 2041. The total capacity is fully contracted under long-term “ship-or-pay” GTAs and therefore the business is exposed to no volume or price risk.

The intangible assets at our U.K. regulated distribution operation relate to customer order backlogs, which represents the present value of future earnings derived from the build out of contracted connections at the acquisition date of the U.K. regulated distribution operation.

Due to the recent volatility observed in capital market prices and the interruption to global supply chains as a result of COVID-19, our company performed an evaluation of potential impairment indicators on each of our intangible assets during the year ended December 31, 2020. Based on the analysis performed, our intangible assets remain largely unaffected, with no impairment required. Our intangible assets represent long-term critical infrastructure supported by regulated or highly contracted revenues which help protect value over the long term.

F-30	Brookfield Infrastructure Corporation

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

The following table presents the change in the cost balance of intangible assets:

	For the year ended
US$ MILLIONS	Dec. 31, 2020	Dec. 31, 2019
Cost at beginning of the year	$4,479	$4,631
Additions, net of disposals	35	21
Foreign currency translation	(987)	(173)

Cost at end of year	$3,527	$4,479

The following table presents the accumulated amortization for our company’s intangible assets:

	For the year ended
US$ MILLIONS	Dec. 31, 2020	Dec. 31, 2019
Accumulated amortization at beginning of year	$(543)	$(364)
Amortization	(152)	(195)
Foreign currency translation	116	16

Accumulated amortization at end of year	$(579)	$(543)

NOTE 9.	GOODWILL

The following table presents the carrying amount for our company’s goodwill:

	As of
US$ MILLIONS	Dec. 31, 2020	Dec. 31, 2019
Balance at beginning of the year	$667	$691
Foreign currency translation and other	(139)	(24)

Balance at end of the year	$528	$667

Goodwill mainly arose from the recognition of a deferred tax liability due to purchase price accounting upon the acquisition of our Brazilian regulated gas transmission business. Our company performed an impairment assessment as of December 31, 2020. Based on the operating performance at our Brazilian regulated gas transmission business, which benefits from stable, long-term, contracted cash flows and has been largely unimpacted by recent changes in the macroeconomic environment, no impairment of goodwill was recorded during the year. Our company also noted no changes to the tax circumstances that gave rise to the goodwill as at December 31, 2020.

Brookfield Infrastructure Corporation	F-31

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

NOTE 10.	ACCOUNTS PAYABLE AND OTHER

	As of
US$ MILLIONS	Dec. 31, 2020	Dec. 31, 2019
Current:
Accounts payable	$84	$90
Accrued & other liabilities	265	256
Deferred revenue(1)	156	141

Total current	$505	$487

Non-current:
Deferred revenue(1)	$76	$65
Provisions & other liabilities	20	25

Total non-current	$96	$90

(1)

Deferred revenue relates primarily to cash contributions from third parties to build future natural gas and electricity connections at our company’s U.K. regulated distribution operation. The deferred revenue is recorded on receipt of cash payments and recognized as revenue as services are rendered over the life of the connections arrangement. Of the deferred revenue outstanding at December 31, 2020, 68% is estimated to be realized during 2021, 5% during 2022, 5% during 2023 and 22% will be realized in more than 3 years.

Our company’s exposure to currency and liquidity risk related to trade and other payables is disclosed in Note 21, Financial Risk Management.

NOTE 11.	FINANCIAL LIABILITIES

			As of
US$ MILLIONS			Dec. 31, 2020	Dec. 31, 2019
Current:
Inflation swaps			$23	$6

Total current financial liabilities			$23	$6

Non-current:
Inflation swaps			$46	$71
Deferred consideration	(a	)	962	931

Total non-current financial liabilities			$1,008	$1,002

a) Deferred consideration

Deferred consideration is related to the April 4, 2017 acquisition of Nova Transportadora do Sudeste S.A. (“NTS”), our Brazilian regulated gas transmission business. The deferred consideration is denominated in U.S. dollars and accrues interest at 3.35% compounded annually. The financial liability is measured at amortized cost and is payable on the fifth anniversary of the date of acquisition.

F-32	Brookfield Infrastructure Corporation

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

Exchangeable shares, class B shares and class C shares

The exchangeable and class B shares are classified as liabilities due to their exchangeable and cash redemption features. Upon issuance, exchangeable and class B shares were recognized at their fair value of $38.09 per share. The fair value was based on the NYSE opening price of one unit on March 31, 2020, the date of the special distribution. Subsequent to initial recognition, the exchangeable and class B shares are recognized at amortized cost and remeasured to reflect changes in the contractual cash flows associated with the shares. These contractual cash flows are based on the price of one unit. As at December 31, 2020, the exchangeable and class B shares were remeasured to reflect the NYSE closing price of one unit, $49.40 per share. Remeasurement gains or losses associated with these shares are recorded in the Consolidated Statements of Operating Results. During the year ended December 31, 2020, our shareholders exchanged approximately 1.4 million exchangeable shares for an equal number of units resulting in a decrease of $55 million in our financial liability. Our company declared and paid dividends of $66 million on its exchangeable shares outstanding during the year ended December 31, 2020. Dividends paid on exchangeable shares are presented as interest expense in the Consolidated Statements of Operating Results.

The following table provides a continuity schedule of outstanding exchangeable shares and class B shares along with our corresponding liability and remeasurement gains and losses.

	Exchangeable shares outstanding (Shares)	Class B shares outstanding (Shares)	BIP unit price (US$)	Exchangeable and class B shares (US$ Millions)
Balance at January 1, 2020	—	—	$—	$—
Share issuance	46,349,323	1	38.09	1,765
Share exchanges(1)	(1,388,874)	—	39.60	(55)
Remeasurement of liability	—	—	—	511

Balance at December 31, 2020	44,960,449	1	$49.40	$2,221

(1)	The unit price reflected here represents the weighted average price of the units exchanged during the period and is calculated based on the NYSE closing price per unit on the date of exchange.

Similar to class B shares, class C shares are classified as liabilities due to their cash redemption feature. However, class C shares, the most subordinated class of all common shares, meet certain qualifying criteria and are presented as equity instruments given the narrow scope presentation exceptions existing in IAS 32. Refer to Note 15, Equity, for further details related to class C shares.

Brookfield Infrastructure Corporation	F-33

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

NOTE 12.	BORROWINGS

(a)	Non-Recourse Borrowings

The current and non-current balances of non-recourse borrowings are as follows:

	As of
US$ MILLIONS	Dec. 31, 2020	Dec. 31, 2019
Current	$11	$—
Non-current	3,466	3,526

Total	$3,477	$3,526

Non-recourse borrowings have decreased by $49 million since December 31, 2019. The decrease is attributable to a decrease in foreign denominated debt as the Brazilian real depreciated relative to the U.S. dollar during the year ended December 31, 2020. The decrease was partially offset by additional net borrowings of $171 million associated with growth initiatives.

Principal repayments on non-recourse borrowings due over the next five years and thereafter are as follows:

US$ MILLIONS	Total
2021	$12
2022	—
2023	1,335
2024	109
2025	157
Thereafter	1,873

Total principal repayments	3,486
Deferred financing costs and other	(9)

Total - Dec. 31, 2020	$3,477

Total - Dec. 31, 2019	$3,526

F-34	Brookfield Infrastructure Corporation

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

The weighted average interest rates of non-recourse borrowings are as follows:

	As of December 31,
	2020	2019
Weighted average interest rates	3%	5%

Principal repayments on non-recourse borrowings in their local currency are as follows:

US$ MILLIONS, except as noted	Dec. 31, 2020	Local Currency		Dec. 31, 2019	Local Currency
U.S. dollars	$300	USD	300	$300	USD	$300
British pounds	2,174	GBP	1,590	1,936	GBP	1,460
Brazilian real	1,012	BRL	5,260	1,290	BRL	5,200

(b)	Supplemental Information

Details of the “Changes in liabilities from financing activities”, including both changes arising from cash flows and non-cash changes are as follows:

US$ MILLIONS	Dec. 31, 2020	Cash Flows	Foreign Exchange Movement	Dec. 31, 2019
Non-recourse borrowings	3,477	171	(220)	3,526

US$ MILLIONS	Dec. 31, 2019	Cash Flows	Foreign Exchange Movement	Dec. 31, 2018
Non-recourse borrowings	3,526	261	19	3,246

NOTE 13.	NON-WHOLLY OWNED SUBSIDIARIES

The following tables present summarized accounts for non-wholly owned subsidiaries on the Consolidated Statement of Financial Position:

	As of December 31, 2020
US$ MILLIONS	Current Assets	Non-Current Assets	Current Liabilities	Non-Current Liabilities	Non-Controlling Interest	Equity in Net Assets Attributable to the partnership
U.K. regulated distribution operation	$181	$5,264	$333	$3,241	$367	$1,504
Brazilian regulated gas transmission operation	405	3,494	203	2,772	783	141

Total	$586	$8,758	$536	$6,013	$1,150	$1,645

Brookfield Infrastructure Corporation	F-35

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

	As of December 31, 2019
US$ MILLIONS	Current Assets	Non-Current Assets	Current Liabilities	Non-Current Liabilities	Non-Controlling Interest in Affiliates	Equity in Net Assets Attributable to the partnership
U.K. regulated distribution operation	$159	$4,653	$294	$2,888	$318	$1,312
Brazilian regulated gas transmission operation	435	4,606	199	3,195	1,305	342

Total	$594	$9,259	$493	$6,083	$1,623	$1,654

The following tables present summarized accounts for non-wholly owned subsidiaries on the Consolidated Statement of Operating Results:

	Year ended December 31, 2020
		Attributable to non-controlling interest		Attributable to the partnership
US$ MILLIONS	Revenue	Net Income	Other Comprehensive Income	Net Income	Other Comprehensive Income (loss)
U.K. regulated distribution operation	$488	$11	$42	$46	$167
Brazilian regulated gas transmission operation	942	309	(399)	116	(152)

Total	$1,430	$320	$(357)	$162	$15

	Year ended December 31, 2019
		Attributable to non-controlling interest		Attributable to the partnership
US$ MILLIONS	Revenue	Net Income	Other Comprehensive Income (loss)	Net Income	Other Comprehensive Income (loss)
U.K. regulated distribution operation	$478	$24	$71	$103	$278
Brazilian regulated gas transmission operation	1,141	349	(83)	132	(33)

Total	$1,619	$373	$(12)	$235	$245

	Year ended December 31, 2018
		Attributable to non-controlling interest		Attributable to the partnership
US$ MILLIONS	Revenue	Net Income	Other Comprehensive Income (loss)	Net Income	Other Comprehensive Income (loss)
U.K. regulated distribution operation	$449	$22	$19	$99	$86
Brazilian regulated gas transmission operation	1,112	357	(469)	139	(190)

Total	$1,561	$379	$(450)	$238	$(104)

F-36	Brookfield Infrastructure Corporation

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

The following tables present summarized accounts for non-wholly owned subsidiaries on the Consolidated Statement of Cash Flows:

	Cash Flow Activities
	Year ended December 31, 2020			Year ended December 31, 2019
US$ MILLIONS	Operating	Investing	Financing	Operating	Investing	Financing
U.K. regulated distribution operation	$241	$(372)	$133	$271	$(416)	$147
Brazilian regulated gas transmission operation	634	(34)	(588)	839	(21)	(702)

Total	$875	$(406)	$(455)	$1,110	$(437)	$(555)

	Cash Flow Activities
	Year ended December 31, 2018
US$ MILLIONS	Operating	Investing	Financing
U.K. regulated distribution operation	$226	$(413)	$179
Brazilian regulated gas transmission operation	868	(26)	(792)

Total	$1,094	$(439)	$(613)

Brookfield Infrastructure Corporation	F-37

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

NOTE 14.	REVENUES

a) Revenues by service line

Substantially all of these revenues are recognized over time as services are rendered. The following table disaggregates revenues by service line:

	For the year ended December 31,
US$ MILLIONS	2020	2019	2018
Gas Transmission	$942	$1,141	$1,112
Distribution	346	307	286
Connections	118	152	139
Other	24	19	24

Total	$1,430	$1,619	$1,561

During the year ended December 31, 2020, revenues benefited from inflationary tariff increases and capital commissioned into rate base. These benefits were more than offset by the depreciation of the Brazilian real and lower connections revenue.

b) Revenues from external customers

The following table disaggregates revenues by geographical region.

	For the year ended December 31,
US$ MILLIONS	2020	2019	2018
Brazil	$942	$1,141	$1,112
United Kingdom	488	478	449

	$1,430	$1,619	$1,561

Our company’s customer base is comprised predominantly of investment grade companies, with only one customer that makes up greater than 10% of our company’s consolidated revenues. For the year ended December 31, 2020, revenue generated from this customer was $942 million (2019: $1,141 million, 2018: $1,112 million). Our company has completed a review of the credit risk of key counterparties. Based on their liquidity position, business performance, and aging of our accounts receivable, we do not have any significant changes in expected credit losses at this time. Our company continues to monitor the credit risk of our counterparties in light of the economic impact of COVID-19 but has experienced no issues to date.

c) Non-Current Assets

	As of
US$ MILLIONS	Dec. 31, 2020	Dec. 31, 2019
Brazil	$3,494	$4,606
United Kingdom	5,264	4,653

	$8,758	$9,259

F-38	Brookfield Infrastructure Corporation

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

NOTE 15.	EQUITY

Our company’s equity is comprised of the following shares:

	Class C Shares
	Shares outstanding (Shares)	Share capital (US$ Millions)
Balance at January 1, 2020	—	$—
Share issuance	1,402,451	53

Balance at December 31, 2020	1,402,451	$53

In conjunction with the special distribution, our company issued approximately 46.3 million exchangeable shares, 1 class B share and 1.4 million class C shares. Due to the exchange feature of the exchangeable shares and the cash redemption feature of the class B and class C shares, the exchangeable shares, the class B shares, and the class C shares are classified as financial liabilities. However, class C shares, the most subordinated of all common shares, meet certain qualifying criteria and are presented as equity instruments given the narrow scope presentation exceptions existing in IAS 32. Refer to Note 11, Financial Liabilities, for further details related to exchangeable and class B shares.

The value of share capital, which relates to the class C shares, is determined based on the opening price of a unit on March 31, 2020, the date of the special distribution.

NOTE 16.	INCOME TAXES

Income taxes are recognized for the amount of taxes payable by our company’s corporate subsidiaries and for the impact of deferred tax assets and liabilities related to such subsidiaries.

(a)	Deferred Income Tax Balances

The sources of deferred income tax balances are as follows:

	As of December 31,
US$ MILLIONS	2020	2019
Deferred income tax assets
Financial instruments and other	$18	$15
Tax losses carried forward	34	31

	$52	$46

Deferred income tax liabilities
Property, plant and equipment	$(643)	$(505)
Intangible assets	(809)	(965)

	$(1,452)	$(1,470)

Net deferred income tax liabilities	$(1,400)	$(1,424)

Reflected in the statement of financial position as follows:
Deferred tax assets	$43	$41
Deferred tax liabilities	(1,443)	(1,465)

Net deferred tax liabilities	$(1,400)	$(1,424)

Brookfield Infrastructure Corporation	F-39

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

The sources of deferred income tax balances and movements are as follows:

		Recognized in
US$ MILLIONS	Jan. 1, 2020	Net Income	Other Comprehensive Income	Other(1)	Acquisitions (Dispositions)	Dec. 31, 2020
Deferred tax assets related to non-capital losses and capital losses	$31	$2	$—	$1	$—	$34
Deferred tax liabilities related to differences in tax and book basis, net	(1,455)	(104)	(68)	193	—	(1,434)

Net deferred tax liabilities	$(1,424)	$(102)	$(68)	$194	$—	$(1,400)

		Recognized in
US$ MILLIONS	Jan. 1, 2019	Net Income	Other Comprehensive Income	Other(1)	Acquisitions (Dispositions)	Dec. 31, 2019
Deferred tax assets related to non-capital losses and capital losses	$31	$—	$—	$—	$—	$31
Deferred tax liabilities related to differences in tax and book basis, net	(1,317)	(97)	(60)	19	—	(1,455)

Net deferred tax liabilities	$(1,286)	$(97)	$(60)	$19	$—	$(1,424)

(1)	Other items relate to foreign exchange as deferred income taxes are calculated based on the functional currency of each operating entity.

The amount of non-capital and capital losses and deductible temporary differences for which no deferred income tax assets have been recognized is approximately $11 million (2019: $3 million). Deferred tax assets not recognized relate to non-capital losses that will carry forward indefinitely and have no expiry dates, as well as other deductible temporary differences.

F-40	Brookfield Infrastructure Corporation

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

(b) Income Tax Recognized in Income or Loss

The major components of income tax expense include the following:

	For the year ended December 31,
US$ MILLIONS	2020	2019	2018
Tax expense comprises:
Current income tax expense	$167	$175	$134
Deferred income tax expense
Origination and reversal of temporary differences	67	89	94
Change in tax rates or the imposition of new taxes	27	—	—
Deferred tax assets not recognized	8	8	6

Total income tax expense	$269	$272	$234

Income tax on income before tax and non-controlling interests reconciles to tax expense as follows:
Net income before income tax and non-controlling interests	$37	$842	$815

Income tax expense calculated at the domestic rates applicable to profits in the country concerned	70	267	257
Change in tax rates and new legislation	27	—	—
International operations subject to different tax rates	(3)	(3)	(12)
Taxable income attributable to non-controlling interests	(5)	(6)	(24)
Portion of gains subject to different tax rates	—	8	9
Deferred tax assets not recognized	8	8	6
Foreign exchange	17	—	—
Non-deductible dividends on exchangeable shares	18	—	—
Non-deductible remeasurement adjustments on exchangeable and class B shares	136	—	—
Permanent differences and other	1	(2)	(2)

Income tax expense recognized in profit or loss	$269	$272	$234

Our company has no temporary differences associated with investments in subsidiaries for which no deferred income taxes have been provided.

(c) Income Tax Recognized Directly in Other Comprehensive Income

	For the year ended December 31,
US$ MILLIONS	2020	2019	2018
Deferred tax arising on income and expenses recognized in other comprehensive income
Revaluation of property, plant and equipment	$67	$59	$35
Cash flow hedges	1	1	1

Total income tax recognized directly in other comprehensive income	$68	$60	$36

Brookfield Infrastructure Corporation	F-41

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

NOTE 17. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Attributable to Brookfield Infrastructure Partners L.P.

US$ MILLIONS	Revaluation Surplus	Foreign Currency Translation	Cash Flow Hedges	Accumulated Other Comprehensive Income
Balance at December 31, 2018	$729	$(449)	$(2)	$278
Other comprehensive income	230	12	3	245

Balance at December 31, 2019	$959	$(437)	$1	$523

Other comprehensive income	118	(105)	3	16

Balance at December 31, 2020	$1,077	$(542)	$4	$539

NOTE 18. CONTRACTUAL COMMITMENTS

In the normal course of business, our company will enter into contractual obligations which include commitments relating primarily to contracted project costs for various growth initiatives such as committed expenditures associated with gas and electricity sales contracts at our U.K. regulated distribution operation. As at December 31, 2020, our company had $820 million (2019: $913 million) of commitments outstanding, of which 31% mature in less than one year, 43% between two and five years, and 26% after five years.

In addition, pursuant to the Master Service Agreement, on a quarterly basis, the partnership pays a base management fee to certain service providers (the “Service Providers”), which are wholly-owned subsidiaries of Brookfield, equal to 0.3125% per quarter (1.25% annually) of the combined market value of the partnership and our company. Our company reimburses the partnership for our proportionate share of the management fee. The fee attributable to our company is recorded on the Consolidated Statements of Operating Results in general and administrative expenses. The amount attributable to our company is based on weighted average units and shares outstanding after retroactively adjusting for the special distribution.

F-42	Brookfield Infrastructure Corporation

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

NOTE 19. RELATED PARTY TRANSACTIONS

In the normal course of operations, our company entered into the transactions below with related parties. The ultimate parent of our company is Brookfield. Other related parties of our company represent Brookfield’s subsidiary and operating entities.

Since inception, the partnership has had a management agreement, the Master Services Agreement, with the Service Providers which are wholly-owned subsidiaries of Brookfield.

For the periods prior to March 30, 2020, our company’s financial statements include general corporate expenses of the parent company which were not historically allocated to our company’s operations. These expenses relate to management fees payable to Brookfield. These allocated expenses have been included as appropriate in our company’s Consolidated Statements of Operating Results. Key decision makers of our company are employees of Brookfield. However, the financial statements may not include all of the expenses that would have been incurred and may not reflect our company’s combined results of operations, financial position and cash flows had it been a standalone company during the periods presented. It is not practicable to estimate the actual costs that would have been incurred had our company been a standalone company during the periods presented as this would depend on multiple factors, including organizational structure and infrastructure.

Subsequent to the special distribution on March 31, 2020, our company is no longer allocated general corporate expenses of the parent company as the functions which they relate to are now provided through the Master Services Agreement. The base management fee related to the services received under the Master Services Agreement has been recorded as part of general and administrative expenses in the consolidated financial statements.

Pursuant to the Master Services Agreement, on a quarterly basis, our group pays a base management fee, to the Service Providers equal to 0.3125% per quarter (1.25% annually) of the combined market value of the partnership and our company. Our company reimburses the partnership for our proportionate share of the management fee. For purposes of calculating the base management fee, the market value of the partnership is equal to the aggregate value of all the outstanding units (assuming full conversion of Brookfield’s Redeemable Partnership Units in Brookfield Infrastructure into units), preferred units and securities of the other Service Recipients (including the exchangeable shares and the exchangeable units of Brookfield Infrastructure Partners Exchange LP) that are not held by Brookfield Infrastructure, plus all outstanding third-party debt with recourse to a Service Recipient, less all cash held by such entities. The amount attributable to our company is based on weighted average units and shares outstanding after retroactively adjusting for the special distribution.

The base management fee attributable to our company was $30 million for the year ended December 31, 2020 (2019: $30 million, 2018: $24 million).

Our company’s affiliates provide connection services in the normal course of operations on market terms to affiliates and associates of Brookfield Property Partners L.P. For the year ended December 31, 2020, revenues of $0.5 million were generated (2019: $2 million, 2018: $4 million) and $nil expenses were incurred (2019: $nil, 2018: $nil).

Brookfield Infrastructure Corporation	F-43

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

As discussed in Note 1(b)(iii), Organization and Description of our Company in our consolidated financial statements, our company entered into two credit agreements with Brookfield Infrastructure, one as borrower and one as lender, each providing for a ten-year revolving $1 billion credit facility for purposes of providing our company and Brookfield Infrastructure with access to debt financing on an as-needed basis and to maximize our flexibility and facilitate the movement of cash within our group. We intend to use the liquidity provided by the credit facilities for working capital purposes and to fund growth capital investments and acquisitions. The determination of which of these sources of funding our company will access in any particular situation will be a matter of optimizing needs and opportunities at that time.

The credit facilities are available in U.S. or Canadian dollars, and advances will be made by way of LIBOR, base rate, CDOR, or prime rate loans. Both operating facilities bear interest at the benchmark rate plus an applicable spread, in each case subject to adjustment from time to time as the parties may agree. In addition, each credit facility contemplates potential deposit arrangements pursuant to which the lender thereunder would, with the consent of a borrower, deposit funds on a demand basis to such borrower’s account at a reduced rate of interest. As of December 31, 2020, $nil was drawn on the credit facilities under the credit agreements with Brookfield Infrastructure.

Prior to the completion of the special distribution, BIPC Holdings Inc., a wholly owned subsidiary of our company, fully and unconditionally guaranteed (i) any unsecured debt securities issued by Brookfield Infrastructure Finance ULC, Brookfield Infrastructure Finance LLC, Brookfield Infrastructure Finance Limited and Brookfield Infrastructure Finance Pty Ltd. (collectively, the “Brookfield Infrastructure Debt Issuers”), in each case as to payment of principal, premium (if any) and interest when and as the same will become due and payable under or in respect of the trust indenture dated October 10, 2012 among the Brookfield Infrastructure Debt Issuers and Computershare Trust Company of Canada under which such securities are issued, (ii) the senior preferred shares of BIP Investment Corporation (“BIPIC”), as to the payment of dividends when due, the payment of amounts due on redemption and the payment of amounts due on the liquidation, dissolution or winding up of BIPIC, (iii) from time to time, certain of the partnership’s preferred units, as to payment of distributions when due, the payment of amounts due on redemption and the payment of amounts due on the liquidation, dissolution or winding up of the partnership, and (iv) the obligations of Brookfield Infrastructure under its bilateral credit facilities. These arrangements do not have or are not reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

As of December 31, 2020, our company had loans payable of $1,143 million (2019: $nil) to subsidiaries of Brookfield Infrastructure. The loans are payable within ten years and bear a weighted average interest of approximately 5% annually. Interest incurred during the year ended December 31, 2020 was $39 million (2019: $nil). The carrying value of the loan approximates its fair value.

As at December 31, 2020, our company had accounts payable of $2 million (2019: $nil) to subsidiaries of Brookfield Infrastructure and accounts receivable of $7 million (2019: $nil) from subsidiaries of Brookfield Infrastructure.

F-44	Brookfield Infrastructure Corporation

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

On July 29, 2020, Brookfield completed a secondary offering of approximately 5 million exchangeable shares, inclusive of the over-allotment option, for net proceeds of approximately C$305 million. Subsequent to the offering, Brookfield holds approximately 19.3% of the issued and outstanding exchangeable shares of our company.

NOTE 20. DERIVATIVE FINANCIAL INSTRUMENTS

Our company’s activities expose it to a variety of financial risks, including market risk (i.e. currency risk, interest rate risk, commodity risk and other price risk), credit risk and liquidity risk. Our company selectively uses derivative financial instruments principally to manage these risks.

The aggregate notional amount of our company’s derivative positions at December 31, 2020 and 2019 were as follows:

			As of December 31,
US$ MILLIONS	Note		2020	2019
Interest rate swaps and other	(a	)	$447	$434

			$447	$434

The following table presents the change in fair values of our company’s derivative positions during the years ended December 31, 2020 and 2019:

US$ MILLIONS	Unrealized Gains on Derivative Financial Assets	Unrealized Losses on Derivative Financial Liabilities	Net Change During 2020	Net Change During 2019
Interest rate swaps and other	$9	$—	$9	$10

	$9	$—	$9	$10

(a) Interest Rates

At December 31, 2020, our company held interest rate and cross currency interest rate swap contracts having an aggregate notional amount of $275 million (2019: $267 million). Our company has inflation linked swaps with an aggregate notional amount of $172 million (2019: $167 million).

Brookfield Infrastructure Corporation	F-45

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

Other Information Regarding Derivative Financial Instruments

The following table presents the notional amounts underlying our company’s derivative instruments by term to maturity as at December 31, 2020 and the comparative notional amounts at December 31, 2019, for both derivatives that are classified as fair value through profit or loss and derivatives that qualify for hedge accounting:

	2020				2019
US$ MILLIONS	< 1 year	1 to 5 years	> 5 years	Total Notional Amount	Total Notional Amount
Fair value through profit or loss
Inflation rate swaps and other	$—	$172	$—	$172	$167

	$—	$172	$—	$172	$167

Elected for hedge accounting
Interest rate swaps and other	$—	$275	$—	$275	$267

	$—	$275	$—	$275	$267

The following table classifies derivatives elected for hedge accounting during the years ended December 31, 2020 and 2019 as either cash flow hedges or net investment hedges. Changes in the fair value of the effective portion of the hedges are recorded in either other comprehensive income or net income, depending on the hedge classification, whereas changes in the fair value of the ineffective portion of the hedge are recorded in net income:

	2020			2019
AS AT AND FOR THE YEARS ENDED (US$ MILLIONS)	Notional	Effective Portion	Ineffective Portion	Notional	Effective Portion	Ineffective Portion
Cash flow hedges	$275	$5	$—	$267	$5	$—

Our company settles the difference between the contracted fixed and floating rates of its interest rate swaps on a net basis. All interest rate swap contracts exchanging floating rate interest amounts for fixed rate interest amounts are designated as cash flow hedges in order to reduce our company’s cash flow exposure resulting from variable interest rates on borrowings. The interest rate swaps and the interest payments on the borrowings occur simultaneously and the amount accumulated in equity is reclassified to profit or loss over the period that the floating rate interest payments on borrowings affect profit or loss.

F-46	Brookfield Infrastructure Corporation

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

NOTE 21. FINANCIAL RISK MANAGEMENT

Our company is exposed to the following risks as a result of holding financial instruments: capital risk; liquidity risk; market risk (i.e. interest rate risk and foreign currency risk); and credit risk. The following is a description of these risks and how they are managed:

(a) Liquidity Risk Management

Our company manages its capital structure to be able to continue as a going concern while maximizing the return to stakeholders. Our company’s overall capital strategy is consistent with that of the partnership which remains unchanged from 2019.

The capital structure of our company consists of debt, offset by cash and cash equivalents, exchangeable and class B shares, loans payable to Brookfield Infrastructure and share capital comprised of issued capital and accumulated gains.

US$ MILLIONS	2020	2019
Non-recourse borrowings	$3,477	$3,526
Cash and cash equivalents	(192)	(204)

Net debt	3,285	3,322
Exchangeable and class B shares	2,221	—
Loans payable to Brookfield Infrastructure	1,143	—
Total equity	(572)	3,277

Total capital and net debt	$6,077	$6,599

Net debt to capitalization ratio	54%	50%

The Board of Directors, along with senior management of the Service Providers, reviews our company’s capital structure and as part of this review, considers the cost of capital and the risk associated with each class of capital.

Our company manages its debt exposure by financing its operations on a non-recourse basis with prudent levels of debt, ensuring a diversity of funding sources as well as laddering its maturity profile to minimize refinance risk. Our company also borrows in the currency where the asset operates, where possible, in order to hedge its currency risk.

Our company’s financing plan is to fund its recurring growth capital expenditures with cash flow generated by its operations after maintenance capital expenditure, as well as debt financing that is sized to maintain its credit profile. To fund large scale development projects and acquisitions, our company will evaluate a variety of capital sources including funding from the partnership, proceeds from selling non-core assets, equity and debt financing. Our company will seek to raise additional equity if the company believes it can earn returns on these investments in excess of the cost of the incremental capital.

Brookfield Infrastructure Corporation	F-47

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

The following tables detail the contractual maturities for our company’s financial liabilities. The tables reflect the undiscounted cash flows of financial liabilities based on the earliest date on which our company can be required to pay. The tables include both interest and principal cash flows:

December 31, 2020 US$ MILLIONS	Less than 1 year	1-2 years	2-5 years	5+ years	Total contractual cash flows
Accounts payable and other liabilities	$240	$1	$—	$—	$241
Non-recourse borrowings	12	—	1,601	1,873	3,486
Financial liabilities	23	969	39	—	1,031
Exchangeable and class B shares	2,221	—	—	—	2,221
Loans payable to Brookfield Infrastructure	—	—	61	1,082	1,143
Interest Expense:
Non-Recourse borrowings	84	77	191	424	776
Loans payable to Brookfield Infrastructure	52	52	155	217	476

December 31, 2019 US$ MILLIONS	Less than 1 year	1-2 years	2-5 years	5+ years	Total contractual cash flows
Accounts payable and other liabilities	$245	$1	$1	$—	$247
Non-recourse borrowings	—	—	1,996	1,539	3,535
Financial liabilities	6	28	973	1	1,008
Interest Expense:
Non-recourse borrowings	82	69	184	391	726

(b) Market Risk

Market risk is defined for these purposes as the risk that the fair value or future cash flows of a financial instrument held by our company will fluctuate because of the change in market prices. Market risk includes the risk of changes in interest rates, foreign currency exchange rates and equity prices.

Our company seeks to minimize the risks associated with foreign currency exchange rates and interest rates primarily through the use of derivative financial instruments to hedge these risk exposures. The use of financial derivatives is governed by the group’s Treasury Policy. Our company does not enter into, or trade financial instruments, including derivative financial instruments, for speculative purposes.

The Treasury Policy provides written principles on the use of financial derivatives. With respect to its treasury policy, the Service Providers performs the monitoring, review and approval role and report to our board on a regular basis.

Financial instruments held by our company that are subject to market risk include other financial assets, borrowings, derivative instruments, such as interest rate and foreign currency contracts.

F-48	Brookfield Infrastructure Corporation

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

Interest Rate Risk Management

Our company’s primary objectives with respect to interest rate risk management are to ensure that:

•	Our company is not exposed to interest rate movements that could adversely impact its ability to meet financial obligations;

•	Earnings and distributions are not adversely affected;

•	Volatility of debt servicing costs is managed within acceptable parameters; and

•	All borrowing covenants under various borrowing facilities, including interest coverage ratios, are complied with.

To achieve these objectives, in general terms, our company’s funding mix comprises both fixed and floating rate debt. Fixed rate debt is achieved either through fixed rate debt funding or through the use of financial derivative instruments. In addition, where possible, interest rate risk is minimized by matching the terms of interest rate swap contracts in regulated businesses to the term of the rate period, thus providing natural hedges.

The sensitivity analyses below reflect our company’s exposure to interest rates for both derivative and non-derivative instruments at the reporting date, assuming that a 10 basis point increase or decrease in rates takes place at the beginning of the financial year and is held constant throughout the reporting period. The sensitivity analyses assume a 10 basis point change to reflect the current methodology employed by our company in assessing interest rate risk. Such parallel shift in the yield curve by 10 basis points would have had the following impact, assuming all other variables were held constant:

	December 31,
	2020		2019		2018
US$ MILLIONS	10 bp decrease	10 bp increase	10 bp decrease	10 bp increase	10 bp decrease	10 bp increase
Net income (loss)	$1	$(1)	$1	$(1)	$1	$(1)
Other comprehensive income	—	—	—	—	—	—

Foreign Currency Risk Management

Our company has exposure to foreign currency risk in respect of currency transactions, the value of our company’s net investment, cash flows and capital expenditures that are denominated outside of the U.S. Our company’s approach to foreign currency risk management is:

•	Our company leverages any natural hedges that may exist within its operations;

•	Our company utilizes local currency debt financing to the extent possible; and

•	Our company may utilize derivative contracts to the extent that natural hedges are insufficient.

Brookfield Infrastructure Corporation	F-49

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

The tables below set out our company’s currency exposure at December 31, 2020, 2019 and 2018:

2020 US$ MILLIONS	GBP	BRL	Total
Assets:
Current assets	$181	$405	$586
Non-current assets	5,264	3,494	8,758

	$5,445	$3,899	$9,344

Liabilities:
Current liabilities	$333	$203	$536
Non-current liabilities	3,241	2,772	6,013

	$3,574	$2,975	$6,549

Non-controlling interest	367	783	1,150

Net investment attributable to Brookfield Infrastructure Partners L.P.	$1,504	$141	$1,645

2019 US$ MILLIONS	GBP	BRL	Total
Assets:
Current assets	$159	$435	$594
Non-current assets	4,653	4,606	9,259

	$4,812	$5,041	$9,853

Liabilities:
Current liabilities	$294	$199	$493
Non-current liabilities	2,888	3,195	6,083

	$3,182	$3,394	$6,576

Non-controlling interest	318	1,305	1,623

Net investment attributable to Brookfield Infrastructure Partners L.P.	$1,312	$342	$1,654

2018 US$ MILLIONS	GBP	BRL	Total
Assets:
Current assets	$131	$310	$441
Non-current assets	3,844	4,955	8,799

	$3,975	$5,265	$9,240

Liabilities:
Current liabilities	$248	$106	$354
Non-current liabilities	2,452	3,185	5,637

	$2,700	$3,291	$5,991

Non-controlling interest	247	1,540	1,787

Net investment attributable to Brookfield Infrastructure Partners L.P.	$1,028	$434	$1,462

F-50	Brookfield Infrastructure Corporation

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

The following tables detail our company’s sensitivity to a 10% increase and decrease in the U.S. dollar against the relevant foreign currencies, with all other variables held constant as at reporting date. 10% is the sensitivity rate used when reporting foreign currency risk internally. The sensitivity analysis is performed as follows:

•

Outstanding foreign currency denominated monetary items (excluding foreign exchange derivative contracts) are adjusted at period end for a 10% change in foreign currency rates from the rate at which they are translated;

•	Foreign currency derivative contracts are measured as the change in fair value of the derivative as a result of a 10% change in the spot currency rate; and

•

The impact on net income results from performing a sensitivity of a 10% change in foreign exchange rates applied to the profit or loss contribution from foreign operations (after considering the impact of foreign exchange derivative contracts).

	Impact on Net Income
	2020		2019		2018
US$ MILLIONS	-10%	10%	-10%	10%	-10%	10%
USD/GBP	(5)	5	10	(10)	10	(10)
USD/BRL	(12)	12	13	(13)	14	(14)

	Impact on Parent Equity
	2020		2019		2018
US$ MILLIONS	-10%	10%	-10%	10%	-10%	10%
USD/GBP	(150)	150	131	(131)	103	(103)
USD/BRL	(14)	14	34	(34)	43	(43)

(c) Credit Risk Management

Credit risk is the risk of loss due to the failure of a borrower or counterparty to fulfill its contractual obligations.

From a treasury perspective, counterparty credit risk is managed through the establishment of authorized counterparty credit limits which are designed to ensure that our company only deals with credit worthy counterparties and that counterparty concentration is addressed and the risk of loss is mitigated. Credit limits are sufficiently low to restrict our company from having credit exposures concentrated with a single counterparty but rather encourages spreading such risks among several parties. The limits are set at levels that reflect our company’s scale of activity and allow it to manage its treasury business competitively.

Our company does not have any significant credit risk exposure to any single counterparty or any group of counterparties having similar characteristics other than those described in Note 14, Revenues. Based on our review of key counterparties, we do not have any significant changes in credit losses at this time. The credit risk on liquid funds and derivative financial instruments is limited because the counterparties are banks with high credit ratings assigned by international credit rating agencies. Exposure to credit risk is limited to the carrying amount of the assets on the Consolidated Statements of Financial Position.

Brookfield Infrastructure Corporation	F-51

BROOKFIELD INFRASTRUCTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018

NOTE 22. SUPPLEMENTAL CASH FLOW INFORMATION

	For the year ended December 31,
US$ MILLIONS	2020	2019	2018
Interest paid	$222	$161	$136
Income taxes paid	$135	$96	$107

Amounts paid and received for interest were reflected as operating cash flows in the Consolidated Statements of Cash Flows. Interest paid is net of debt related hedges.

Amounts paid for income taxes were reflected as either operating cash flows or investing cash flows in the Consolidated Statements of Cash Flows depending upon the nature of the underlying transaction.

Details of “Changes in non-cash working capital, net” on the Consolidated Statements of Cash Flows are as follows:

	For the year ended December 31,
US$ MILLIONS	2020	2019	2018
Accounts receivable	$(71)	$(58)	$(21)
Accounts payable and other	27	131	36

Changes in non-cash working capital, net	$(44)	$73	$15

F-52	Brookfield Infrastructure Corporation

APPENDIX C

ADDITIONAL INFORMATION REQUIRED IN PROSPECTUS

INFORMATION CONCERNING IPL

All the information concerning IPL, its business operations, financial condition, management and affiliates contained in this prospectus/offer to exchange has been taken from or is based upon publicly available documents and records filed with the securities commissions or similar authorities in Canada, and neither the Offeror, BIPC nor BIP was involved in the preparation of such information. Neither the Offeror, BIPC nor BIP is affiliated with IPL and IPL has not permitted the Offeror, BIPC or BIP to have access to its books and records. Therefore, non-public information concerning IPL was not available to the Offeror, BIPC or BIP for the purpose of preparing this prospectus/offer to exchange. While the Offeror, BIPC and BIP have no means of verifying the accuracy or completeness of any of the information contained in this prospectus/offer to exchange that is derived from publicly available documents or records or whether there has been any failure by IPL to disclose events that may have occurred or may affect the significance or accuracy of any information, neither the Offeror, BIPC nor BIP has knowledge that would indicate that any statements contained in this prospectus/offer to exchange concerning IPL are untrue or incomplete. See Section 25 of this prospectus/offer to exchange, “Risk Factors—Risk Factors Related to the Offer and the Offeror—The Offeror has been unable to independently verify the accuracy and completeness of IPL’s information in this prospectus/offer to exchange.”

This prospectus/offer to exchange includes financial information and other information of IPL. Pursuant to Rule 409 under the U.S. Securities Act and Rule 12b-21 under the U.S. Exchange Act, the Offeror, BIPC and BIP are requesting that IPL provide the Offeror, BIPC and BIP with information required for complete disclosure regarding the businesses, operations, financial condition and management of IPL. The Offeror, BIPC and BIP will amend or supplement this prospectus/offer to exchange to provide any and all information the Offeror, BIPC and BIP receive from IPL, if the Offeror, BIPC and BIP receive the information before the Offer expires and the Offeror, BIPC and BIP consider it to be material, reliable and appropriate.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information with respect to the beneficial ownership of Common Shares, as of February 19, 2021, by each director of IPL, each executive officer of IPL, all directors and executive officers of IPL as a group and each person or entity who is known by us to own beneficially 5% or more of the Common Shares.

This information is based upon publicly available documents and records filed with the securities commissions or similar authorities in Canada, and neither the Offeror, BIPC nor BIP was involved in the preparation of such information. See the section of this prospectus/offer to exchange entitled, “Information Concerning IPL”.

The applicable percentage of “beneficial ownership” is based upon 429.2 million total issued and outstanding Common Shares as of February 16, 2021 as publicly disclosed in IPL’s management’s discussion and analysis for the year ended December 31, 2021.

Directors and Executive Officers(1)

Name	Number of Common Shares Beneficially Owned	Percentage of Class Beneficially Owned
Richard Shaw	34,634	*
Peter Cella	45,000	*
Julie Dill	21,000	*
Duane E. Keinick	10,650	*
Arthur Korpach	18,000	*
Alison Taylor Love	32,136	*
Margaret A. McKenzie	20,000	*
Brant Sangster	11,369	*
Wayne Smith	60,740	*
Christian Bayle	510,000	*
Brent Heagy	33,000	*
Jeffrey Marchant	442,313	*
James Madro	26,550	*
Nipa Chakravarti	0	*
David Chappell	27,650	*
Bernard Perron	29,902	*
Anita Dusevic Oliva	17,382	*
Cory Neufeld	39,300	*
Jeremy Roberge	18,642	*
Spil Kousinioris	13,957	*
Megan Joyce	0	*
Richard Sawyer	0	*
All directors and executive officers as a group	1,412,225	*

*	Indicates less than 1%
(1)

In respect of the executives officers and directors of IPL, only directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, and a person responsible for a principal business unit or division or function of IPL are required to publicly report beneficial holdings under applicable Canadian securities laws.

Principal Stockholders

Name	Number of Common Shares Beneficially Owned	Percentage of Class Beneficially Owned
Brookfield Asset Management Inc.(1)	41,848,857	9.75%

(1)

The following Brookfield entities may be deemed to constitute a “group” within the meaning of Section 13(d)(3) under the Exchange Act and Rule 13d-5(b)(1) thereunder and each member of the “group” may be deemed to beneficially own all shares of Common Stock by all members of the “group”: Brookfield, Canadian TH C6541 (NR) LP and Canadian TH C6541 (CR) LP. Accordingly, each of the Brookfield entities may be deemed to beneficially own 41,848,857 Common Shares, constituting beneficial ownership of 9.75% of the Common Shares. Canadian TH C6541 (NR) LP directly holds 36,231,653 Common Shares, constituting beneficial ownership of 8.44% of the Common Shares. Each of the Brookfield entities expressly disclaims, to the extent permitted by applicable law, beneficial ownership of any Common Shares beneficially owned by each of the other Brookfield entities. The address of Brookfield and each Brookfield entity is c/o Brookfield Asset Management Inc., Brookfield Place, 181 Bay Street, Suite 300, Toronto, Ontario M5J 2T3.

Under Canadian securities laws, beneficial ownership reporting only applies to significant shareholders who beneficially own or control and direct, whether directly or indirectly, 10% or more of the common shares of an issuer. Based on a review of publicly available filings as of the date of this prospectus/offer to exchange, the Offeror is not aware of any holders of 10% or more of the Common Shares. There is no method by which the Offeror, BIPC or BIP can reliably identify beneficial owners of 5% or more (but less than 10%) of the Common Shares.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

The Common Shares are listed on the TSX under the symbol “IPL”. The BIPC Shares are listed on each of the TSX and the NYSE under the symbol “BIPC”. For information regarding the BIPC Shares, please see Item 8 of this prospectus/offer to exchange, and Item 10.A of the annual report on Form 20-F of BIPC, which is included in Appendix B to this prospectus/offer to exchange. The BIP Units are listed on the TSX under the symbol “BIP.UN” and on the NYSE under the symbol “BIP”. For information regarding the BIP Units, please see Item 10.A of the annual report on Form 20-F of BIP, which is incorporated by reference into this prospectus/offer to exchange.

The following table sets forth the closing sales prices per share of the Common Shares, the BIPC Shares and the BIP Units, on each of the NYSE and TSX, respectively, on actual and equivalent per share basis on February 10, 2021, the last trading day prior to the announcement of the Offeror’s intention to make the Offer.

Date	BIPC Shares TSX (C$)	BIPC Shares NYSE (USD$)	BIP Units TSX (C$)	BIP Units NYSE (USD)	Common Shares TSX (C)	Equivalent Price per Common Share based on price of BIPC Shares on TSX (Cash Consideration)	Equivalent Price per Common Share Based on price of BIPC Shares on TSX (Share Consideration)
February 10, 2021	79.97	62.91	66.79	52.56	13.40	16.47	16.50

The market prices of the Common Shares, the BIPC Shares and the BIP Units have fluctuated since the date of the announcement of the Offer and will continue to fluctuate from the date of this prospectus/offer to exchange to the Expiry Time and thereafter. No assurance can be given concerning the market prices of the Common Shares, the BIPC Shares or the BIP Units. The exchange ratio for the Share Consideration is fixed, but the market price of BIPC Shares and the BIP Units (and therefore the value of the Share Consideration) when received by Shareholders after the Offer is completed will depend on the closing price of the BIPC Shares and the BIP Units on the day such Shareholders receive their BIPC Shares pursuant to the Offer (and BIP Units on subsequent exchange of the BIP Shares, if any). Such market price could be greater than, less than or the same as shown in the table above. Accordingly, Shareholders are advised to obtain current market quotations for the Common Shares, BIPC Shares and BIP Units in deciding whether and how to participate in the Offer.

DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR

The persons listed below are the directors and executive officers of the Offeror as of the date of this prospectus/offer to exchange. There are no family relationships among the Offeror’s directors or executive officers.

Name	Age	Positions
Brian Baker	50	Director
James Rickert	40	Director
Aaron Kline	41	Director
Sam Pollock	54	Director
David Krant	34	Chief Executive Officer
Paul Hawksworth	41	Director and Chief Financial Officer
Chloe Berry	36	Senior Vice President
Carl Ching	44	Senior Vice President
Albert Lin	39	Secretary

Brian Baker. Brian has served as a director of the Offeror since its incorporation on February 17, 2021. Brian also serves as the Chief Investment Officer for Energy and Transport of the Service Providers and a director of the Offeror. In this role, Brian is responsible for evaluating investment opportunities, including the oversight and investment strategy within the energy and transportation segments. Brian joined Brookfield in 2007 after spending four years as Vice President and Chief Financial Officer for several oil and gas production companies in Western Canada. He was previously a Partner with Collins Barrow Chartered Accountants, where he focused on advisory work in the oil and gas sector. Brian holds a Bachelor of Commerce degree from the University of Calgary and is a Chartered Professional Accountant.

James Rickert. James has served as a director of the Offeror since its incorporation on February 17, 2021. James also serves as Managing Partner and Chief Legal Officer for Brookfield’s Infrastructure Group. In this role, he is responsible for the legal function globally across the group, including oversight of corporate, legal and transaction execution activities. James joined Brookfield in 2011, and has held various roles with the investment legal team within Brookfield’s Infrastructure Group. Prior to joining Brookfield, James practiced law with a leading Canadian law firm, focusing on capital markets, mergers & acquisitions and private equity transactions. Mr. Rickert holds a Bachelor of Science with Honors and a Law degree from the University of Toronto.

Aaron Kline. Aaron has served as a director of the Offeror since its incorporation on February 17, 2021. Aaron also serves as a Managing Director of Brookfield and an officer of certain services providers, which are wholly-owned subsidiaries of Brookfield (the “Service Providers”). Aaron has oversight responsibility for Brookfield Infrastructure’s corporate operations including leading the global tax function. Aaron joined Brookfield in 2009 and has held his current role since 2016. Prior to joining Brookfield, Aaron was with a global public accounting firm. Aaron holds a Bachelor of Business Administration from York University and is a Chartered Professional Accountant.

Sam Pollock. Sam has served as a director of the Offeror since its incorporation on February 17, 2021. Sam also serves as a Managing Partner of Brookfield Asset Management Inc. and as Chief Executive Officer of the Service Providers. Sam has also been a director of TWC Enterprises since 2008. Since 2006, Sam has led Brookfield’s expansion into the infrastructure sector and is responsible for the formulation and execution of the operating and investment strategy for Brookfield’s infrastructure business. Sam joined Brookfield Asset Management Inc. in 1994 and, prior to his current role, was broadly responsible for Brookfield’s investment initiatives acting as Brookfield Asset Management Inc.’s Chief Investment Officer. Sam is a Chartered Professional Accountant and holds a business degree from Queen’s University.

David Krant. David has served as the Chief Executive Officer of the Offeror since its incorporation on February 17, 2021. David also currently serves as Senior Vice President, Finance of the Service Providers and will become Chief Financial Officer of the Service Providers, effective March 1, 2021. David has been with the Brookfield organization since 2012 and with Brookfield Infrastructure since 2015. In this time, he has performed a number of critical roles in a finance and operations capacity. Prior to joining Brookfield, David was in the Assurance and Advisory group at Ernst & Young LLP Toronto. David holds a CPA, CA designation and a Bachelor of Commerce (Hons) degree in finance and accounting, from the School of Business and Economics at Wilfrid Laurier University.

Paul Hawksworth. Paul has served as a Director and Senior Vice President of the Offeror since its incorporation on February 17, 2021. Paul also serves as Senior Vice President in the Brookfield Infrastructure Group focused on evaluating investment opportunities in the midstream sector. Prior to joining Brookfield in 2013, Paul was a Vice President & Director at a national advisory firm focused on upstream oil & gas joint ventures, acquisitions, midstream assets, downstream refining and marketing assets. Paul received a Bachelor of Commerce degree from the University of British Columbia and is also a Chartered Accountant and Chartered Business Valuator.

Chloe Berry. Chloe has served as a Senior Vice President of the Offeror since its incorporation on February 17, 2021. Chloe also serves as Senior Vice President of Finance in the Brookfield Infrastructure Group, with responsibility for finance and operations of the private funds. Chloe joined Brookfield in early 2017 to oversee the capital markets, funding and risk management activities of the infrastructure group before taking on responsibility of the private funds. Prior to joining Brookfield, Chloe worked in Corporate Treasury and Mergers & Acquisitions, at both large multinational corporations and a global investment bank. Chloe holds a Bachelor of Science degree from McGill University.

Carl Ching. Carl has served as a Senior Vice President of the Offeror since its incorporation on February 17, 2021. Carl also serves as Senior Vice President of Tax in the Brookfield Infrastructure Group with responsibility for the management of tax risk, structuring and reorganization. Carl joined Brookfield in 2012. Prior to joining Brookfield, Carl was a senior manager in the mergers and acquisitions tax practice at a national accounting firm. Carl holds a BBA from the Schulich School of Business at York University. He is also a Chartered Professional Accountant, Certified Public Accountant and a Certified Financial Planner.

Albert Lin. Albert has served as Secretary of the Offeror since its incorporation on February 17, 2021. Albert also serves as Vice President in the Brookfield Infrastructure Group with responsibility for transaction execution and legal matters. Prior to joining Brookfield in 2017, Albert practiced law with a top-tier Canadian law firm, focusing on mergers and acquisitions and real estate transactions. Albert holds a law degree (Juris Doctor) and a bachelor of science degree from the University of Toronto.

As of the date of this prospectus/offer to exchange, the directors and officers listed above do not hold any shares of, or options to acquire shares of, the Offeror, nor does the Offeror have any arrangements for involving its employees in the capital of the Offeror.

SELLING BIP UNITHOLDER

The table below sets forth information regarding beneficial ownership of units by Brookfield as of December 31, 2020. Brookfield has entered into that certain Rights Agreement, dated March 31, 2020, with Wilmington Trust, National Association, as rights agent, pursuant to which Brookfield has agreed that, until March 31, 2025, in the event that, on the applicable specified exchange date with respect to any subject BIPC Shares, (i) BIPC has not satisfied its obligations under BIPC’s articles by delivering the BIP Unit amount or its cash equivalent amount and (ii) BIP has not, upon its election in its sole and absolute discretion, acquired such subject BIPC Share from the holder thereof and delivered the BIP Unit amount or the cash equivalent amount, Brookfield will satisfy, or cause to be satisfied, the obligations pursuant to BIPC’s articles to exchange such subject BIPC Shares for the BIP Unit amount or its cash equivalent. If Brookfield satisfies the exchange obligation, it will acquire BIPC Shares. See Item 10.B “Memorandum and Articles of Association—Description of Our Share Capital—Exchangeable Shares—Exchange by Holder” and Item 7.B “Related Party Transactions—Relationship with Brookfield—Rights Agreement” in BIPC’s Annual Report on Form 20-F, included in Appendix B to this prospectus/offer to exchange.

Selling BIP Unitholder	BIP Units Beneficially Owned(1)	Percentage of BIP Units Outstanding(2)	Maximum Number of BIP Units Offered Hereby That May Be Delivered upon Exchange of Exchangeable Shares	Percentage after Maximum Number of BIP Units are Delivered upon Exchange(4)
Brookfield Asset Management Inc.(3)	130,877,830	30.7%	19,040,258	26.2%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. BIP Units relating to securities currently exercisable or exercisable within sixty (60) days of the date of this table are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

(2)

The percentage shown is based on 295,429,987 BIP Units outstanding as of December 31, 2020 and an aggregate of 130,628,185 additional BIP Units upon exchange of all of the redeemable partnership units of Holding LP held by Brookfield.

(3)

Brookfield may be deemed to be the beneficial owner of 130,877,830 BIP Units that it holds through wholly-owned subsidiaries, constituting approximately 30.7% of the issued and outstanding BIP Units, assuming that all of the redeemable partnership units of Holding LP are exchanged for BIP Units. This amount includes 249,645 BIP Units beneficially held directly or indirectly by Brookfield. The business address of Brookfield is Brookfield Place, 181 Bay Street, Suite 300, Toronto, Ontario M5J 2T3.

(4)

The percentage shown assumes that all exchange requests of BIPC Shares are satisfied in reliance on the secondary exchange rights and no BIP Units are delivered by BIPC or BIP in satisfaction of exchange requests on the BIPC Shares. BIPC and BIP currently intend to satisfy any exchange requests on the BIPC Shares through the delivery of BIP Units rather than cash.

For a description of BIP’s and BIPC’s relationship with Brookfield as well as potential conflicts of interest (and the methods for resolving them) and other material considerations arising from BIPC’s and BIP’s relationship with Brookfield, please see Item 7.B “Related Party Transactions—Relationship with Brookfield” in BIPC’s

Annual Report on Form 20-F, included in Appendix B to this prospectus/offer to exchange, and Item 7.B “Related Party Transactions—Relationship with Brookfield” in BIP’s Annual Report on Form 20-F, incorporated by reference in this prospectus/offer to exchange, respectively.

COMPARISON OF SHAREHOLDER RIGHTS

If the Offer is consummated, Shareholders who have elected to receive the Share Consideration will receive BIPC Shares, which are exchangeable from time to time into BIP Units as described in Item 8, “Information Regarding BIPC and BIP” of this prospectus/offer to exchange. IPL is a corporation existing under Alberta law, BIPC is a corporation existing under British Columbia law, and BIP is an exempted limited partnership existing under Bermuda law. The rights of holders of Common Shares are governed by the Business Corporations Act (Alberta) (the “ABCA”) and IPL’s articles, the rights of holders of the BIPC Shares are governed by the Business Corporations Act (British Columbia) (the “BCBCA”) and BIPC’s articles, and the rights of holders of the BIP Units are governed by BIP’s limited partnership agreement and certain provisions of Bermuda law.

The following comparison is a summary of certain material differences between the rights of holders of Common Shares, BIPC Shares and BIP Units under the governing documents of IPL, BIPC, BIP and the applicable laws noted above. The following summary is qualified in its entirety by reference to the relevant provisions of (i) the ABCA, (ii) the BCBCA, (iii) the Bermuda Limited Partnership Act 1883, the Bermuda Exempted Partnerships Act 1992 and the Bermuda Partnership Act 1902, (iv) IPL’s articles, (v) BIPC’s articles, (vi) BIP’s limited partnership agreement as amended from time to time and (vii) the bye-laws of the General Partner.

This section does not include a complete description of all of the differences between the rights of holders of the Common Shares, BIPC Shares and the BIP Units, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of the law of Alberta, British Columbia and Bermuda, as well as the governing documents of each of IPL, BIPC and BIP, each as amended, restated, supplemented or otherwise modified from time to time. Copies of the governing documents of BIPC and BIP are available, without charge, to any person by following the instructions listed under “Summary—Acceptance of the Offer”.

	Common Shares	BIPC Shares	BIP Units
Corporate Governance	IPL is a corporation formed under the laws of the Province of Alberta. The rights of holders of Common Shares are governed by the ABCA and the company’s articles and by-laws.	BIPC is a corporation formed under the laws of the Province of British Columbia. The rights of holders of BIPC Shares are governed by the BCBCA and the company’s articles.

BIP is a Bermuda-exempted limited partnership registered under the Bermuda Limited Partnership Act 1883 and the Bermuda Exempted Partnerships Act 1992. BIP’s limited partnership agreement provides for the management and control of BIP by a general partner, the General Partner.

Authorized Capital

IPL is authorized to issue an unlimited number of: (i) Common Shares; and (ii) convertible shares. Each of the Common Shares and convertible shares are issued without nominal or par value in the capital of IPL.

Subject to the ABCA, shares of an existing authorized class may be issued at the times and to the persons and for the consideration that the directors determine without the approval of any shareholders.

BIPC is authorized to issue an unlimited number of: (i) exchangeable shares (including the BIPC Shares); (ii) class B shares; (iii) class C shares; (iv) class A senior preferred shares, issuable in series, and (v) class B junior preferred shares, issuable in series. All exchangeable shares, class B shares, class C shares, class A senior preferred shares and class B junior preferred shares will be issued without par value. The number of authorized exchangeable shares can be changed in accordance with BIP’s articles or, if the articles are silent, by special resolution, in accordance with s. 54(3)(c) of the BCBCA.

Subject to BIP’s articles, including the terms of the shares then outstanding, BIP’s board has broad rights to issue additional shares (including new classes of shares and options, rights, warrants, and appreciation rights relating to such shares) for any purpose, at any time and on such terms and conditions as it may determine without the approval of any shareholders. Any additional shares may be issued in one or more classes, or one or more series of classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of shares) as may be determined by BIP’s board in its sole discretion.

BIP’s interests consist of the general partner unit, which represents the general partnership interest, the units (including the BIP Units) and the preferred units, representing limited partnership interests in BIP, and any additional partnership interests representing limited partnership interests that it may issue in the future.

The General Partner has broad rights to cause BIP to issue additional partnership interests and may cause BIP to issue additional partnership interests (including new classes of partnership interests and options, rights, warrants and appreciation rights relating to such interests) for any partnership purpose, at any time and on such terms and conditions as it may determine without the approval of any limited partners, subject to the terms of any preferred units then outstanding. Any additional partnership interests may be issued in one or more classes, or one or more series of classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of partnership interests) as may be determined by the General Partner in its sole discretion, all without the approval of BIP’s limited partners.

	Common Shares	BIPC Shares	BIP Units
Voting Rights

The holders of Common Shares shall be entitled to notice of, to attend and to one vote per share held at any meeting of the shareholders of IPL (other than meetings of a class or series of shares of IPL other than the Common Shares as such).

Except as otherwise expressly provided in the articles or as required by law, the holders of exchangeable shares and class B shares, will vote together and not as separate classes. Each holder of an exchangeable share will be entitled to cast one vote per exchangeable share on all matters submitted to a vote. On each such matter, the holders of class B shares will be entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the exchangeable shares. As Brookfield Infrastructure holds all of the class B shares, it hold 75% of the votes eligible to be cast on all matters where the exchangeable shares and class B shares vote together.

At any time that no exchangeable shares are outstanding and for any vote held only in respect of the class B shares, the holder of the class B shares will be entitled to cast one vote per class B share. At any time that no exchangeable shares are outstanding, quorum will be at least one holder of class B shares.

Limited partners are not entitled to vote on matters relating to BIP, although holders of units are entitled to consent to certain matters with respect to certain amendments to BIP’s limited partnership agreement and certain matters with respect to the withdrawal of the General Partner. Each unit entitles the holder thereof to one vote for the purposes of any approvals of holders of units. In addition to their rights under BIP’s limited partnership agreement, limited partners have consent rights with respect to certain fundamental matters and on any other matters that require their approval in accordance with applicable securities laws and stock exchange rules.

Size of Board

IPL’s board is currently set at seven (7) directors. IPL’s board may consist of between three (3) and eleven (11) directors or such other number of directors as may be determined from time to time by a resolution of the board of directors and subject to its articles and by-laws.

BIPC’s board is currently set at eight (8) directors. BIP’s board may consist of between three (3) and eleven (11) directors or such other number of directors as may be determined from time to time by a resolution of BIPC’s shareholders and subject to its articles. At least three (3) directors and at least a majority of the directors holding office must be independent of BIPC, as determined by the full board using the standards for independence established by the NYSE.

The board of the General Partner is currently set at eight (8) directors. The board may consist of between three (3) and eleven (11) directors or such other number of directors as may be determined from time to time by a resolution of the shareholders of the General Partner and subject to its bye-laws. At least three (3) directors and at least a majority of the directors holding office must be independent of the General Partner and Brookfield, as determined by the full board of directors using the standards of independence established by NYSE.

Election and Removal of Directors

IPL’s board is elected by IPL’s shareholders at each annual meeting of shareholders and all of the directors then in office, unless elected for a longer period of time (not to exceed the close of the third annual meeting of shareholders

BIPC’s board is elected by BIP’s shareholders and each of BIP’s current directors will serve until the close of the next annual meeting of shareholders of BIPC or his or her death, resignation or removal from office, whichever occurs first.

The board of directors of the General Partner was elected by its shareholder and each of its current directors will serve until the close of the next annual meeting of shareholders of the General Partner or his or her death, resignation or

	Common Shares	BIPC Shares	BIP Units

following election), shall retire but, if qualified, shall be eligible for re-election. A director of IPL ceases to hold office when he dies or resigns, is removed in accordance with the procedure prescribed under section 109 of the ABCA or becomes disqualified under subsection 105(1) of the ABCA (which sets out the requisite requirements to be a director under Alberta law). Subject to the ABCA and the articles, shareholders may by ordinary resolution passed at a special meeting remove any director from office, except a director elected by employees or creditors pursuant to the articles or a unanimous shareholder agreement, and the vacancy created by such removal may be filled at the same meeting, failing which it may be filled by the board.

Vacancies on BIP’s board may be filled and additional directors may be added by a resolution of BIPC’s shareholders or a vote of the directors then in office. A director may be removed from office by a special resolution duly passed by BIPC’s shareholders. A director will be automatically removed from BIP’s board if he or she becomes bankrupt, insolvent or suspends payments to his or her creditors or becomes disqualified by law from acting as a director.

removal from office, whichever occurs first. Vacancies on the General Partner’s board of directors may be filled and additional directors may be added by a resolution of the shareholders of the General Partner or a vote of the directors then in office. A director may be removed from office by a resolution duly passed by the shareholders of the General Partner or, if the director has been absent without leave from three consecutive meetings of the board of directors, by a written resolution requesting resignation signed by all other directors then holding office. A director will be automatically removed from the board of directors if he or she becomes bankrupt, insolvent or suspends payments to his or her creditors or becomes prohibited by law from acting as a director.

Process to Amend the Governing Instruments

IPL may from time to time amend, modify or repeal any provision contained in the articles of IPL in a manner authorized by the ABCA.

Under the ABCA, articles of a corporation may be amended by special resolution (meaning a resolution passed by a majority of not less than 2/3 of the votes cast by the shareholders who voted in respect of that resolution or signed by all the shareholders entitled to vote on that resolution). A special resolution is required for a change in the company name, changing restrictions on the business, creating a new class of shares or amending or cancelling a class of shares or increasing or decreasing the number of directors.

BIPC may from time to time amend, modify or repeal any provision contained in the articles of BIPC in a manner authorized by the BCBCA.

Under the BCBCA, alteration of the notice of articles generally requires authorization by either court order, by a two-thirds (2/3) vote of all voting shares or by the methods specified in BIPC’s articles. Certain alterations to matters such as changes to company name or address or a change in directors will not require authorization by the above-mentioned methods. Specific alterations such as those of a nature affecting a particular class or series in a manner that would prejudice or interfere with the rights of such class or series, will entitle the affected class or series to consent by special resolution to the alteration, whether or not such class or series otherwise carries the right to vote.

Under the BCBCA, BIPC may resolve to alter its articles by the type of resolution specified in the BCBCA, if not specified in the BCBCA, by the type of resolution specified in BIP’s

Amendments to BIP’s limited partnership agreement may be proposed only by or with the consent of the General Partner. To adopt a proposed amendment, other than the amendments that do not require limited partner approval discussed below, the General Partner must seek approval of a majority of outstanding units required to approve the amendment, either by way of a meeting of the limited partners to consider and vote upon the proposed amendment or by written approval.

No amendment may be made that would: (i) enlarge the obligations of any limited partner without its consent, except any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests may be approved by at least a majority of the type or class of partnership interests so affected; or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise

Common Shares	BIPC Shares	BIP Units

articles or if neither the BCBCA or BIP’s articles specify the type of resolution, by a two-thirds (2/3) vote of all voting shares; provided however, if such alteration would prejudice or interfere with the rights of a particular class or series, such class or series must consent by special resolution to the alteration, whether or not such class or series otherwise carries the right to vote.

payable by BIP to, the General Partner or any of its affiliates without the consent of the General Partner, which may be given or withheld in its sole discretion. The provision of BIP’s limited partnership agreement preventing the amendments having the effects described in clauses (i) and (ii) above can be amended upon the approval of the holders of at least 90% of the outstanding units.

Subject to applicable law, the General Partner may generally make amendments to BIP’s limited partnership agreement without the approval of any limited partner to reflect: (i) a change in the name of BIP, the location of its registered office or its registered agent; (ii) the admission, substitution or withdrawal of partners in accordance with BIP’s limited partnership agreement; (iii) a change that the General Partner determines is reasonable and necessary or appropriate for BIP to qualify or to continue its qualification as an exempted limited partnership under the laws of Bermuda or a partnership in which the limited partners have limited liability under the laws of any jurisdiction or is necessary or advisable in the opinion of the General Partner to ensure that BIP will not be treated as an association taxable as a corporation or otherwise taxed as an entity for tax purposes; (iv) an amendment that the General Partner determines to be necessary or appropriate to address certain changes in tax regulations, legislation or interpretation; (v) an amendment that is necessary, in the opinion of BIP’s counsel, to prevent BIP or the General Partner or its directors or officers, from in any manner being subjected to the provisions of the Investment Company Act of 1940, or similar legislation in other jurisdictions; (vi) subject to the terms of any preferred units then outstanding, an amendment that the General

Common Shares	BIPC Shares	BIP Units

Partner determines in its sole discretion to be necessary or appropriate for the creation, authorization or issuance of any class or series of partnership interests or options, rights, warrants or appreciation rights relating to partnership securities; (vii) any amendment expressly permitted in BIP’s limited partnership agreement to be made by the General Partner acting alone; (viii) an amendment effected, necessitated or contemplated by a merger or consolidation of BIP with one or more persons in accordance with the provisions of BIP’s limited partnership agreement; (ix) any amendment that the General Partner determines in its sole discretion to be necessary or appropriate to reflect and account for the formation by BIP of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by BIP’s limited partnership agreement; (x) a change in BIP’s fiscal year and related changes; or (xi) any other amendments substantially similar to any of the matters described in (i) through (x) above.

In addition, the General Partner may make amendments to BIP’s limited partnership agreement without the approval of any limited partner if those amendments, in the discretion of the General Partner: (i) do not adversely affect BIP’s limited partners considered as a whole (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect; (ii) are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any governmental agency or judicial authority; (iii) are necessary or appropriate to facilitate the trading of the units or to comply with any rule, regulation, guideline or

Common Shares	BIPC Shares	BIP Units

requirement of any securities exchange on which the units are or will be listed for trading; (iv) are necessary or appropriate for any action taken by the General Partner relating to splits or combinations of units under the provisions of BIP’s limited partnership agreement; or (v) are required to effect the intent of the provisions of BIP’s limited partnership agreement or are otherwise contemplated by BIP’s limited partnership agreement.

The General Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described in the preceding two paragraphs should occur. No other amendments to BIP’s limited partnership agreement will become effective without the approval of holders of at least 90% of the units, unless BIP obtains an opinion of counsel to the effect that the amendment will not (i) cause BIP to be treated as an association taxable as a corporation or otherwise taxable as an entity for tax purposes (provided that for U.S. tax purposes the General Partner has not made the election described below under the section entitled “Qualification”), or (ii) affect the limited liability under the Bermuda Limited Partnership Act 1883 of any of BIP’s limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will also require the approval of the holders of at least a majority of the outstanding partnership interests of the class so affected.

In addition, any amendment that reduces the voting percentage required to take any

	Common Shares	BIPC Shares	BIP Units
action must be approved by the written consent or affirmative vote of limited partners whose aggregate outstanding voting units constitute not less than the voting requirement sought to be reduced.

Special Meetings of the Shareholders

The board of directors of IPL shall have the power to call a special meeting of shareholders at any time. Notice of the time and place of each meeting of shareholders shall be sent not less than twenty-one (21) days and not more than fifty (50) days before the meeting to each shareholder entitled to vote at the meeting, each director and the auditor of the IPL.

A special meeting of the shareholders for any purpose or purposes may be called only by the company board on a date not less than twenty-one (21) days nor more than two (2) months after the sending of the notice of the meeting to each shareholder of record entitled to vote at such meeting.

The General Partner may call special meetings of the limited partners at a time and place outside of Canada determined by the General Partner on a date not less than ten (10) days nor more than sixty (60) days after the mailing of notice of the meeting. The limited partners do not have the ability to call a special meeting. Only holders of record on the date set by the General Partner (which may not be less than ten (10) nor more than sixty (60) days before the meeting) are entitled to notice of any meeting.

Written Consent in Lieu of Meeting

A resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders; and a resolution in writing dealing with all matters required to be dealt with at a meeting of shareholders and signed by all the shareholders entitled to vote at such meeting, satisfies all the requirements of the ABCA relating to meetings of shareholders.

Under the BCBCA, generally, shareholder action without a meeting may only be taken by consent resolution of the shareholders entitled to vote on the resolution: with a written consent executed by shareholders holding two-thirds (2/3rds) of the shares that carry the right to vote at general meetings being effective to approve an action requiring an ordinary resolution; or with a written consent executed by all shareholders that carry the right to vote at general meetings or by all of the shareholders holding shares of the applicable class or series of shares, as the case may be, being effective to approve an action requiring a special resolution or an exceptional resolution.

Written consents may be solicited only by or on behalf of the General Partner. Any such consent solicitation may specify that any written consents must be returned to BIP within the time period, which may not be less than twenty (20) days, specified by the General Partner.

For purposes of determining holders of partnership interests entitled to provide consents to any action described above, the General Partner may set a record date, which may be not less than ten (10) nor more than sixty (60) days before the date by which record holders are requested in writing by the General Partner to provide such consents. Only those holders of partnership interests on the record date established by the General Partner will be entitled to provide consents with respect to matters as to which a consent right applies.

Limitation of Liability and Indemnification of Directors and Officers

Subject to the director meeting its fiduciary duties, no director shall be liable for the acts, neglects or defaults of any other director or officer or employee or for joining in any act for conformity, or for any loss, damage or expense happening to IPL through the

No director will be personally liable to BIPC or its shareholders for monetary damages for breach of fiduciary duty, except to the extent such exemption is not permitted under the BCBCA. Under the BCBCA, no provision in BIPC’s articles or other

Under BIP’s limited partnership agreement, BIP is required to indemnify to the fullest extent permitted by law the General Partner and any of its affiliates (and their respective officers, directors, agents, shareholders, partners, members and employees), any

Common Shares	BIPC Shares	BIP Units

insufficiency or deficiency of title to any property acquired by IPL or for or on behalf of IPL or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to IPL shall be placed out or invested or for any loss, conversion, misapplication or misappropriation of or any damage resulting for any dealings with any moneys, securities or other assets belonging to IPL or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of IPL shall be deposited, or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the ABCA or from liability for any breach thereof. The directors shall not be under any duty or responsibility in respect of any contract, act or transaction whether or not made, done or entered into in the name or on behalf of IPL, except such as shall have been submitted to and authorized or approved by the board.

Subject to section 124 of the ABCA, IPL shall indemnify a director or a former director and his or her heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director of IPL if: (a) he or she acted honestly and in good faith with a view to the best interests of the Corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. IPL shall contract relieves a director or officer from (i) the duty to act in accordance with the BCBCA and the regulations, or (ii) liability that by virtue of any enactment or rule of law or equity would otherwise attach to that director or officer in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to BIPC.

To the fullest extent permitted by law, BIPC will indemnify any present or former director or officer of BIPC (or a person serving as a director, officer, trustee, employee or agent of another corporation), who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action while acting in such capacity, for all liability and loss suffered (including, without limitation, any judgments, fines, or penalties and amounts paid in settlement) and expenses (including attorneys’ fees and disbursements), actually and reasonably incurred. BIPC may enter into agreements with any such person to provide such indemnification. The right to indemnification includes the right to be paid by BIPC the expenses (including attorneys’ fees) incurred by such person in defending any such proceeding in advance of its final disposition, such that the advances are paid by BIPC within sixty (60) days after the receipt by BIPC of a statement or statements from the claimant requesting such advance or advances from time to time (and subject to filing a written request for indemnification pursuant to the articles).

BIPC will not indemnify any present or former director or officer of BIPC for acts of bad faith, fraud, willful misfeasance, gross negligence, knowing violation of law or reckless disregard of the director’s duties or for any act for which indemnification is specifically prohibited under the BCBCA.

person who serves on a governing body of a holding entity or operating entity of BIP and any other person designated by the General Partner as an indemnified person, in each case, against all losses, claims, damages, liabilities, costs or expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, incurred by an indemnified person in connection with BIP’s investments and activities or by reason of their holding such positions, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under BIP’s limited partnership agreement: (i) the liability of such persons has been limited to the fullest extent permitted by law, except to the extent that their conduct involves bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful; and (ii) any matter that is approved by the independent directors of the General Partner will not constitute a breach of BIP’s limited partnership agreement or any duties stated or implied by law or equity, including fiduciary duties. BIP’s limited partnership agreement requires BIP to advance funds to pay the expenses of an indemnified person in connection with a matter in which indemnification may be sought until it is determined that the indemnified person is not entitled to indemnification.

The General Partner’s bye-laws provide that, as permitted by the laws of Bermuda, it will pay or reimburse an indemnified person’s expenses in advance of a final disposition

Common Shares	BIPC Shares	BIP Units
also indemnify such persons in such other circumstances as the ABCA permits or requires.

of a proceeding for which indemnification is sought.

Under the General Partner’s bye-laws, the General Partner is required to indemnify, to the fullest extent permitted by law, its affiliates, directors, officers, resident representatives, shareholders, employees or any of its subsidiaries and certain others against any and all losses, claims, damages, liabilities, costs or expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, incurred by an indemnified person in connection with BIP’s investments and activities or in respect of or arising from their holding such positions, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under the General Partner’s bye-laws: (i) the liability of such persons has been limited to the fullest extent permitted by law and except to the extent that their conduct involves bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful; and (ii) any matter that is approved by the independent directors will not constitute a breach of any duties stated or implied by law or equity, including fiduciary duties. the General Partner’s bye-laws require it to advance funds to pay the expenses of an indemnified person in connection with a matter in which indemnification may be sought until it is determined that the indemnified person is not entitled to indemnification.

	Common Shares	BIPC Shares	BIP Units
Dividends and Distributions

The board of directors may from time to time declare dividends payable to the holders of Common Shares according to their respective rights and interest in IPL. Dividends may be paid in money or property or by issuing fully-paid shares of IPL.

Pursuant to the articles and subject to the prior rights of holders of all classes and series of preferred shares at the time outstanding having prior rights as to dividends, each exchangeable share will entitle its holder to the exchangeable dividend, in a cash amount equal in value to (i) the amount of any distribution made on a unit multiplied by (ii) the conversion factor determined in accordance with the articles and in effect on the record date of such dividend (which conversion factor will initially be one, subject to adjustment in the event of certain dilutive or other capital events by BIPC or BIP). See Item 10.B “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events” to Appendix B to this prospectus/offer to exchange. The record and payment dates for the dividends upon the exchangeable shares, to the extent not prohibited by applicable law, shall be substantially the same as the record and payment dates for distributions on the units.

If the full amount of an exchangeable dividend is not declared and paid concurrent with a distribution on the units, then the undeclared or unpaid amount of such exchangeable dividend shall accrue and accumulate (without interest), whether or not BIPC has earnings, whether or not there are funds legally available for the payment thereof and whether or not such exchangeable dividend has been declared or authorized. Any exchangeable dividend payment made shall first be credited against the earliest accumulated but unpaid exchangeable dividends due which remain payable, which we refer to as unpaid dividends.

All exchangeable dividends shall be paid prior and in preference to any dividends or distributions on the class C shares. Share dividends, if any, paid on the exchangeable

Distributions to partners of BIP will be made only as determined by the General Partner in its sole discretion. However, the General Partner will not be permitted to cause BIP to make a distribution if BIP does not have sufficient cash on hand to make the distribution, the distribution would render BIP insolvent, or if, in the opinion of the General Partner, the distribution would leave BIP with insufficient funds to meet any future or contingent obligations, or the distribution would contravene applicable laws.

Subject to the terms of any preferred units outstanding, the General Partner has sole authority to determine whether BIP will make distributions and the amount and timing of these distributions.

BIP has a distribution reinvestment plan for holders of its units who are resident in Canada, the United States and Australia. Holders of units who are not resident in Canada, the United States or Australia may participate in the distribution reinvestment plan provided that there are not any laws or governmental regulations that may limit or prohibit them from doing so.

	Common Shares	BIPC Shares	BIP Units

shares and class C shares will be declared contemporaneously and paid at the same time in equal numbers of additional shares of the same class and series such that share dividends will be paid in exchangeable shares to holders of the exchangeable shares and in class C shares to holders of the class C shares.

The holders of exchangeable shares shall not be entitled to any dividends from BIPC other than the exchangeable dividends.

Exchange by Holder	N/A

Holders of exchangeable shares have the right to exchange all or a portion of their exchangeable shares for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or BIP) or its cash equivalent based on the NYSE closing price of one unit on the date of the request for exchange (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the election of BIPC). See Item 10.B “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events” to Appendix B to this prospectus/offer to exchange.

BIP may elect to satisfy BIPC’s exchange obligation by acquiring all of the tendered exchangeable shares for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or BIP) or its cash equivalent based on the NYSE closing price of one unit on the date that the request for exchange is received by BIP’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid dividends, if any (the form of payment to be determined at the election of BIP). See Item 10.B “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events” to

N/A

	Common Shares	BIPC Shares	BIP Units
Appendix B to this prospectus/offer to exchange.

Redemption by Issuer	N/A

BIP’s board will have the right upon sixty (60) days’ prior written notice to holders of exchangeable shares to redeem all of the then outstanding exchangeable shares at any time and for any reason, in its sole discretion subject to applicable law, including without limitation following the occurrence of certain redemption events described in Item 10.B “Description of Our Share Capital — Exchangeable Shares — Redemption by Issuer” to Appendix B to this prospectus/offer to exchange. In addition, the holder of class B shares may deliver a notice to BIPC specifying a redemption date upon which the company shall redeem all of the then outstanding exchangeable shares, and upon sixty (60) days’ prior written notice from BIPC to holders of the exchangeable shares and without the consent of holders of exchangeable shares, BIPC shall be required to redeem all of the then outstanding exchangeable shares on such redemption date, subject to applicable law.

Upon any such redemption event, the holders of exchangeable shares shall be entitled to one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or BIP) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of BIPC). See Item 10.B “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events” to Appendix B to this prospectus/offer to exchange.

Upon any liquidation, dissolution or winding up of BIP, including where substantially concurrent with a

N/A

	Common Shares	BIPC Shares	BIP Units

liquidation, dissolution or winding up of BIPC, all of the then outstanding BIPC Shares will be automatically redeemed by BIPC on the day prior to the liquidation, dissolution or winding up of BIP. Each holder of exchangeable shares shall be entitled to one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or BIP) plus all unpaid dividends. See Item 10.B “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events” to Appendix B to this prospectus/offer to exchange.

Qualification	N/A	N/A

If the General Partner determines in its sole discretion that it is no longer in BIP’s best interests to continue as a partnership for U.S. federal income tax purposes, the General Partner may elect to treat partnership as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.

Liquidation

In the event of a liquidation, dissolution or winding-up of IPL or any other distribution of the assets of IPL among its shareholders for the purpose of winding-up its affairs, all property and assets of IPL available for distribution to the holders of Common Shares shall be paid or distributed equally, share for share, between the holders of the Common Shares.

Upon any liquidation, dissolution or winding up of BIPC, and subject to the prior rights of holders of preferred shares and any other class of shares of BIPC ranking in priority or ratably with the exchangeable shares and after the payment in full to (i) any holder of exchangeable shares or class C shares that has submitted a notice of the exercise of the exchange rights described above at least ten (10) days prior to the date of the liquidation, dissolution or winding up (or in the case of the class B shares, thirty (30) days prior to the date of the liquidation, dissolution or winding up) and (ii) any unpaid dividends, the holders of exchangeable shares shall be entitled to one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or BIP) or its cash equivalent based on the NYSE closing

BIP will terminate upon the earlier to occur of: (i) the date on which all of BIP’s assets have been disposed of or otherwise realized by BIP and the proceeds of such disposals or realizations have been distributed to partners; (ii) the service of notice by the General Partner, with the special approval of a majority of its independent directors, that in its opinion the coming into force of any law, regulation or binding authority renders illegal or impracticable the continuation of BIP; and (iii) at the election of the General Partner, if BIP, as determined by the General Partner, is required to register as an “investment company” under the Investment Company Act of 1940 or similar legislation in other jurisdictions.

BIP will be dissolved upon the withdrawal of the General Partner as the general partner of BIP (unless a successor entity

Common Shares	BIPC Shares	BIP Units

price of one unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of BIPC). See Item 10.B “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events” to Appendix B to this prospectus/offer to exchange. If, upon any such liquidation, dissolution or winding up, the assets of BIPC are insufficient to make such payment in full, then the assets of BIPC will be distributed among the holders of exchangeable shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.

Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of BIPC, BIP may elect to acquire all of the outstanding exchangeable shares for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or BIP) plus all unpaid dividends, if any. See Item 10.B “Description of Our Share Capital — Exchange by Holder — Adjustments to Reflect Certain Capital Events” to Appendix B to this prospectus/offer to exchange. The acquisition by BIP of all the outstanding exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of BIPC.

becomes the general partner pursuant to BIP’s limited partnership agreement) or the date on which any court of competent jurisdiction enters a decree of judicial dissolution of BIP or an order to wind-up or liquidate the General Partner without the appointment of a successor in compliance with BIP’s limited partnership agreement. BIP will be reconstituted and continue without dissolution if within thirty (30) days of the date of dissolution (and provided a notice of dissolution has not been filed with the Bermuda Monetary Authority), a successor general partner executes a transfer deed pursuant to which the new general partner assumes the rights and undertakes the obligations of the general partner, but only if BIP receives an opinion of counsel that the admission of the new general partner will not result in the loss of limited liability of any limited partner.

Upon BIP’s dissolution, unless BIP is continued as a new limited partnership, the liquidator authorized to wind-up BIP’s affairs will, acting with all of the powers of the General Partner that the liquidator deems necessary or appropriate in its judgment, liquidate BIP’s assets and apply the proceeds of the liquidation first, to discharge BIP’s liabilities as provided in its limited partnership agreement and by law, then to the preferred units up to the amount of the liquidation entitlement of the preferred units, and thereafter to the partners pro rata according to the percentages of their respective partnership interests as of a record date selected by the liquidator. The liquidator may defer liquidation of BIP’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale or distribution of all or some of BIP’s assets would be impractical or would cause undue loss to the partners.

	Common Shares	BIPC Shares	BIP Units
Conversion	N/A	At any time after the distribution date, BIP, or any of its controlled subsidiaries, will be entitled to convert each held exchangeable share to a class C share on a one-for-one basis.	N/A

Fiduciary Duties

Pursuant to section 122 of the ABCA and the by-laws of IPL, every director of IPL, in exercising his powers and discharging his duties, shall act honestly and in good faith with a view to the best interests of IPL and shall exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances.

In determining whether a particular transaction or course of action is in the best interests of the corporation, a director, if the director is elected or appointed by the holders of a class or series of shares or by employees or creditors or a class of employees or creditors, may give special, but not exclusive, consideration to the interests of those who elected or appointed the director.

The directors of BIPC have three principal responsibilities under the BCBCA and BIPC’s articles, being (i) the duty to manage, (ii) the fiduciary duty, which is to act honestly and in good faith with a view to the best interests of BIPC, and (iii) the duty of care, which is to exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances.

A general partner is required to act in good faith and in a manner which it reasonably believes to be in the best interests of a partnership. BIP’s limited partnership agreement contains various express provisions that modify, waive and/or limit the fiduciary duties that might otherwise be owed to BIP and the limited partners. These modifications inter alia restrict the remedies available for actions that might otherwise constitute a breach of fiduciary duty and permit the general partner of BIP to take into account the interests of third parties, including Brookfield, when resolving conflicts of interest.

Protection of Shareholders

Pursuant to the section 242 oppression remedy under the ABCA, any holder of Common Shares may make an application to the court if (a) any act or omission of IPL effects a result; (b) the business or affairs of IPL have been carried on or conducted in a manner; or (c) the powers of the directors of IPL have been exercised in a manner that that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any shareholder, creditor, director or officer, and the court may make an order to rectify the matters complained of.

Under the BCBCA, pursuant to the oppression remedy, any holder of exchangeable shares may apply to court for an order where the affairs of BIPC are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner that is oppressive to one or more shareholders, or where there has been some act of BIPC that is unfairly prejudicial to one or more of the shareholders. Under the BCBCA, pursuant to the derivative action remedy, a shareholder (including a beneficial shareholder) may bring an action in the name of and on behalf of BIPC to enforce a right, duty or obligation owed to BIPC that could be enforced by BIPC itself or to obtain damages for any such breach of right, duty or obligation.

There is no oppression remedy or derivative action remedy available under the Bermuda Limited Partnership Act 1883 and the Bermuda Exempted Partnerships Act 1992.

Furthermore, BIP’s limited partnership agreement also stipulates that unless otherwise determined by the General Partner, a Person (as defined in the limited partnership agreement) shall not have pre-emptive, preferential or other similar rights in respect to the issuance of a unit.

	Common Shares	BIPC Shares	BIP Units
Takeover Bids, Issuer Bids and Tender Offers	N/A

The exchangeable shares are not units and will not be treated as units for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers. As a result, holders of exchangeable shares will not be entitled to participate in an offer or bid made to acquire units unless such offer has been extended to holders of exchangeable shares.

The units are not exchangeable shares and will not be treated as exchangeable shares for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers. As a result, holders of units will not be entitled to participate in an offer or bid made to acquire the exchangeable shares unless such offer has been extended to holders of units.

Questions or requests for assistance may be directed to the Information Agent and Depositary:

Laurel Hill Advisory Group

70 University Avenue, Suite 1440

Toronto, ON M5J 2M4

FOR INQUIRIES

North American Toll Free Phone:

1-877-452-7184

Outside of North America:

1-416-304-0211

E-mail:

assistance@laurelhill.com

FOR DEPOSITING SHARES

By Email: ipl-offer@laurelhill.com

By Facsimile:

1-416-646-2415

By Mail:

PO Box 370 STN Adelaide Toronto, Ontario M5C 2J5 Canada

By Registered Mail or Courier:

70 University Avenue, Suite 1440 Toronto, Ontario M5J 2M4 Canada

To keep current with further developments and information about the Offer, visit www.ipl-offer.com.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Item 20 of Form F-4.

Brookfield Infrastructure Partners L.P.

The sections of the Annual Report on Form 20-F of Brookfield Infrastructure Partners L.P. (the “partnership”) for the year ended December 31, 2019 entitled “Item 6.A. Directors and Senior Management—Our Master Services Agreement—Indemnification and Limitations on Liability,” “Item 7.B. Related Party Transactions—Indemnification Arrangements,” “Item 10.B. Memorandum and Articles of Association—Description of Our Units, Preferred Units and Our Limited Partnership Agreement—Indemnification; Limitations on Liability,” and “Item 10.B. Memorandum and Articles of Association—Description of the Holding LP’s Limited Partnership Agreement—Indemnification; Limitations on Liability” include disclosure relating to the indemnification of certain of the partnership’s affiliates and the directors and officers of the partnership’s general partner and the partnership’s service providers and are incorporated by reference herein.

Brookfield Infrastructure Corporation

Articles

Under the articles of Brookfield Infrastructure Corporation (our “company”), our company will, to the fullest extent permitted by law, indemnify any present or former director or officer of our company (or a person serving as a director, officer, trustee, employee or agent of another corporation), who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action while acting in such capacity, for all liability and loss suffered (including, without limitation, any judgments, fines, or penalties and amounts paid in settlement) and expenses (including attorneys’ fees and disbursements), actually and reasonably incurred. Our company may enter into agreements with any such person to provide such indemnification. The right to indemnification includes the right to be paid by our company the expenses (including attorneys’ fees) incurred by such person in defending any such proceeding in advance of its final disposition, such that the advances are paid by our company within sixty (60) days after the receipt by our company of a statement or statements from the claimant requesting such advance or advances from time to time (and subject to filing a written request for indemnification pursuant to the articles).

Our company will not indemnify any present or former director or officer of our company for acts of bad faith, fraud, willful misfeasance, gross negligence, knowing violation of law or reckless disregard of the director’s duties or for any act for which indemnification is specifically prohibited under the Business Corporations Act (British Columbia) (“BCBCA”).

Insurance

Our company has the benefit of insurance coverage under which the directors of our company are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors by reason of any acts or omissions covered under the policy in their respective capacities as directors of our company, including certain liabilities under securities laws.

Master Services Agreement

Under the master services agreement, under which our company is included as a service recipient (the “Master Services Agreement”), the Service Providers (as defined in the Master Services Agreement) have not assumed and will not assume any responsibility other than to provide or arrange for the provision of the services called for thereunder in good faith and will not be responsible for any action that the service recipients take in following or declining to follow the advice or recommendations of the Service Providers. The maximum amount of the aggregate liability of the Service Providers or any of their affiliates, or of any director, officer, employee, contractor, agent, advisor or other representative of the Service Providers or any of their affiliates, will be equal to the base management fee previously paid by the service recipients in the two most recent calendar years pursuant to the Master Services Agreement. The service recipients have also agreed to indemnify each of the Service Providers, Brookfield Asset Management Inc. and their directors, officers, agents, members, partners, shareholders and employees to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) incurred by an indemnified person or threatened in connection with our company’s respective businesses, investments and activities or in respect of or arising from the Master Services Agreement or the services provided by the Service Providers, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under the Master Services Agreement, to the fullest extent permitted by law, the indemnified persons will not be liable to the service recipients except for conduct that involved bad faith, fraud, willful misconduct, gross negligence or in the case of a criminal matter, action that the indemnified person knew to have been unlawful.

BCBCA

Under the BCBCA, our company may indemnify a present or former director or officer or a person who acts or acted at our company’s request as a director or officer of an associated corporation, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, regulatory action, investigative or other proceeding in which he or she is involved by reason of being or having been a director or officer of our company or such other entity and provided that the director or officer acted honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be, and, in the case of a criminal, administrative, regulatory, or investigative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of our company or such other entity to procure a judgment in its favor only with court approval. A director or officer is entitled to indemnification from our company as a matter of right if he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done and fulfilled the conditions set forth above.

***

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants pursuant to the foregoing provisions, the registrants have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See the Exhibit Index beginning on page II-6 of this registration statement.

(b) Financial Statement Schedules

All schedules have been omitted because they are not required, are not applicable or the required information is otherwise set forth in the consolidated financial statements or related notes thereto.

(c) Reports, Opinions and Appraisals

None.

Item 22	UNDERTAKINGS.

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, unless the information required to be included in a post-effective amendment by paragraphs (i), (ii) and (iii) below is contained in reports filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of a prospectus filed pursuant to Rule 424(b) that is part of the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrants include in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser;

(i) Each prospectus filed by the registrants pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or its securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b) Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of each registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus, which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(e) The registrants undertake that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Exhibit Index

Exhibit Number	Description of Document

3.1	Form of Articles of Brookfield Infrastructure Corporation–incorporated by reference to Exhibit 99.4 to Brookfield Infrastructure Corporation’s Form 6-K filed April 2, 2020

3.2	Certificate of registration of Brookfield Infrastructure Partners L.P., registered as of May 29, 2007–incorporated by reference to Exhibit 1.1 to Brookfield Infrastructure Partners L.P.’s Registration Statement on Form 20-F filed July 31, 2007

3.3	Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure Partners L.P., dated February 16, 2018–incorporated by reference to Exhibit 99.1 to Brookfield Infrastructure Partners L.P.’s Form 6-K filed February 16, 2018

3.4	First Amendment to the Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure Partners L.P., dated September 12, 2018–incorporated by reference to Exhibit 99.1 to Brookfield Infrastructure Partners L.P.’s Form 6-K filed September 12, 2018

3.5	Second Amendment to the Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure Partners L.P., dated February 27, 2020 — incorporated by reference to Exhibit 99.1 to Brookfield Infrastructure Partners L.P.’s Form 6-K filed February 27, 2020

3.6	Third Amendment to the Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure Partners L.P., dated September 21, 2020 — incorporated by reference to Exhibit 3.1 to Brookfield Infrastructure Partners L.P.’s Form 6-K filed September 21, 2020

3.7	Fourth Amendment to the Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure Partners L.P., dated January 21, 2021 — incorporated by reference to Exhibit 3.1 to Brookfield Infrastructure Partners L.P.’s Form 6-K filed January 21, 2021

5.1	Opinion of Appleby (Bermuda) Limited with respect to certain matters of Bermuda law

5.2	Opinion of Michael, Evrensel & Pawar LLP with respect to certain matters of British Columbia Law

10.1	Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure L.P., dated February 16, 2018–incorporated by reference to Exhibit 99.2 to Brookfield Infrastructure Partners L.P.’s Form 6-K filed February 16, 2018

10.2	First Amendment to the Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure L.P., dated September 12, 2018–incorporated by reference to Exhibit 99.2 to Brookfield Infrastructure Partners L.P.’s Form 6-K filed September 12, 2018

10.3	Second Amendment to the Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure L.P, effective as of November 30, 2018 — incorporated by reference to Exhibit 99.1 to Brookfield Infrastructure Partners L.P.’s Form 6-K filed November 19, 2019

10.4	Third Amendment to the Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure L.P., dated February 27, 2020 — incorporated by reference to Exhibit 99.2 to Brookfield Infrastructure Partners L.P.’s Form 6-K filed February 27, 2020

10.5	Fourth Amendment to the Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure L.P., dated March 31, 2020 — incorporated by reference to Exhibit 99.1 to Brookfield Infrastructure Partners L.P.’s Form 6-K filed April 2, 2020

10.6	Fifth Amendment to the Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure L.P., dated September 21, 2020— incorporated by reference to Exhibit 3.2 to Brookfield Infrastructure Partners L.P.’s Form 6-K filed September 21, 2020

Exhibit Number	Description of Document

10.7

Sixth Amendment to the Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure L.P., dated January 21, 2021— incorporated by reference to Exhibit 3.2 to Brookfield Infrastructure Partners L.P.’s Form 6-K filed January 21, 2021

10.8	Amended and Restated Master Services Agreement, dated March 13, 2015, by and among Brookfield Asset Management Inc., Brookfield Infrastructure Partners L.P., Brookfield Infrastructure L.P., and others–incorporated by reference to Exhibit 4.3 to Brookfield Infrastructure Partners L.P.’s Annual Report on Form 20-F filed March 18, 2015

10.9	First Amendment to the Amended and Restated Master Services Agreement by and among Brookfield Asset Management Inc., Brookfield Infrastructure Partners L.P., Brookfield Infrastructure L.P., and others, dated March 31, 2020— incorporated by reference to Exhibit 99.2 to Brookfield Infrastructure Partners L.P.’s Form 6-K filed April 2, 2020

10.10	Amended and Restated Relationship Agreement, dated March 28, 2014, by and among Brookfield Asset Management Inc., Brookfield Infrastructure Partners L.P., Brookfield Infrastructure L.P., and others–incorporated by reference to Exhibit 4.3 to Brookfield Infrastructure Partners L.P.’s Annual Report on Form 20-F filed March 28, 2014

10.11	Registration Rights Agreement, dated December 4, 2007, between Brookfield Infrastructure Partners L.P. and Brookfield Asset Management Inc.–incorporated by reference to Exhibit 4.4 to Brookfield Infrastructure Partners L.P.’s Registration Statement on Form 20-F/A filed December 13, 2007

10.12	Support Agreement, dated October 15, 2018, between Brookfield Infrastructure Partners L.P. and Brookfield Infrastructure Partners Exchange LP–incorporated by reference to Exhibit 4.6 to Brookfield Infrastructure Partners L.P.’s Annual Report on Form 20-F filed February 28, 2019

10.13	First Amendment to Support Agreement, dated March 9, 2020, between Brookfield Infrastructure Partners L.P. and Brookfield Infrastructure Partners Exchange LP – incorporated by reference to Exhibit 99.1 to Brookfield Infrastructure Partners L.P.’s Form 6-K filed March 12, 2020

10.14	First Amendment to the Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure Partners Exchange LP, dated as of March 9, 2020 – incorporated by reference to Exhibit 99.2 to Brookfield Infrastructure Partners L.P.’s Form 6-K filed March 12, 2020

10.15	Indenture dated October 10, 2012 between Brookfield Infrastructure Finance ULC, Brookfield Infrastructure Finance LLC, Brookfield Infrastructure Finance Limited, Brookfield Infrastructure Finance Pty Ltd and Computershare Trust Company of Canada, as supplemented from time to time-incorporated by reference to Exhibit 4.6 to Brookfield Infrastructure Partners L.P.’s Annual Report on Form 20-F filed March 18, 2015

10.16	Second Supplemental Indenture dated March 11, 2015 between Brookfield Infrastructure Finance ULC, Brookfield Infrastructure Finance LLC, Brookfield Infrastructure Finance Limited, Brookfield Infrastructure Finance Pty Ltd and Computershare Trust Company of Canada-incorporated by reference to Exhibit 4.10 to Brookfield Infrastructure Partners L.P.’s Annual Report on Form 20-F filed March 18, 2015

10.17	Guarantee dated March 11, 2015 by Brookfield Infrastructure Partners L.P., Brookfield Infrastructure L.P., BIP Bermuda Holdings I Limited, Brookfield Infrastructure Holdings (Canada) Inc. and Brookfield Infrastructure US Holdings I Corporation in favor of Computershare Trust Company of Canada-incorporated by reference to Exhibit 4.11 to Brookfield Infrastructure Partners L.P.’s Annual Report on Form 20-F filed March 18, 2015

10.18	Fifth Supplemental Indenture dated February 22, 2017 between Brookfield Infrastructure Finance ULC, Brookfield Infrastructure Finance LLC, Brookfield Infrastructure Finance Limited, Brookfield Infrastructure Finance Pty Ltd and Computershare Trust Company of Canada-incorporated by reference to Exhibit 99.1 to Brookfield Infrastructure Partners L.P.’s Form 6-K filed February 22, 2017

Exhibit Number	Description of Document

10.19

Guarantee dated February  22, 2017 by Brookfield Infrastructure Partners L.P., Brookfield Infrastructure L.P., BIP Bermuda Holdings I Limited, Brookfield Infrastructure Holdings (Canada) Inc. and Brookfield Infrastructure US Holdings I Corporation in favor of Computershare Trust Company of Canada-incorporated by reference to Exhibit 99.2 to Brookfield Infrastructure Partners L.P.’s Form 6-K filed February 22, 2017

10.20	Sixth Supplemental Indenture dated September 10, 2018 between Brookfield Infrastructure Finance ULC, Brookfield Infrastructure Finance LLC, Brookfield Infrastructure Finance Limited, Brookfield Infrastructure Finance Pty Ltd and Computershare Trust Company of Canada-incorporated by reference to Exhibit 99.1 to Brookfield Infrastructure Partners L.P.’s Form 6-K filed September 10, 2018

10.21	Guarantee dated September 10, 2018 by Brookfield Infrastructure Partners L.P., Brookfield Infrastructure L.P., BIP Bermuda Holdings I Limited, Brookfield Infrastructure Holdings (Canada) Inc. and Brookfield Infrastructure US Holdings I Corporation in favor of Computershare Trust Company of Canada-incorporated by reference to Exhibit 99.2 to Brookfield Infrastructure Partners L.P.’s Form 6-K filed September 10, 2018

10.22	Guarantee indenture dated February 5, 2019 among Brookfield Infrastructure Partners L.P., Brookfield Infrastructure L.P., BIP Bermuda Holdings I Limited, Brookfield Infrastructure Holdings (Canada) Inc., Brookfield Infrastructure US Holdings I Corporation, BIP Investment Corporation and Computershare Trust Company of Canada–incorporated by reference to Exhibit 4.16 to Brookfield Infrastructure Partners L.P.’s Annual Report on Form 20-F filed February 28, 2019

10.23	Seventh Supplemental Indenture dated October 7, 2019 between Brookfield Infrastructure Finance ULC, Brookfield Infrastructure Finance LLC, Brookfield Infrastructure Finance Limited, Brookfield Infrastructure Finance Pty Ltd and Computershare Trust Company of Canada-incorporated by reference to Exhibit 99.1 to Brookfield Infrastructure Partners L.P.’s Form 6-K filed October 7, 2019

10.24	Guarantee dated October 7, 2019 by Brookfield Infrastructure Partners L.P., Brookfield Infrastructure L.P., BIP Bermuda Holdings I Limited, Brookfield Infrastructure Holdings (Canada) Inc. and Brookfield Infrastructure US Holdings I Corporation in favor of Computershare Trust Company of Canada-incorporated by reference to Exhibit 99.2 to Brookfield Infrastructure Partners L.P.’s Form 6-K filed October 7, 2019

10.25	Trademark Sublicense Agreement, effective as of May 21, 2007, between Brookfield Infrastructure Partners L.P. and Brookfield Global Asset Management Inc.–incorporated by reference to Exhibit 4.5 to Brookfield Infrastructure Partners L.P.’s Registration Statement on Form 20-F/A filed December 13, 2007

10.26	Rights Agreement by and between Brookfield Asset Management Inc. and Wilmington Trust, National Association–incorporated by reference to Exhibit 10.1 to Brookfield Infrastructure Corporation’s Form 6-K filed April 2, 2020

10.27	Registration Rights Agreement by and between Brookfield Infrastructure Corporation, Brookfield Infrastructure Partners L.P. and Brookfield Asset Management Inc. –incorporated by reference to Exhibit 10.2 to Brookfield Infrastructure Corporation’s Form 6-K filed April 2, 2020

10.28	Credit Agreement between BUUK Bermuda Holdco Limited, as lender, and BIP Bermuda Holdings I Limited, as borrower—incorporated by reference to Exhibit 10.7 to Brookfield Infrastructure Corporation’s Form 6-K filed April 2, 2020

10.29	Credit Agreement between BIP Bermuda Holdings I Limited, as lender, and BUUK Bermuda Holdco Limited, as borrower–incorporated by reference to Exhibit 10.6 to Brookfield Infrastructure Corporation’s Form 6-K filed April 2, 2020

Exhibit Number	Description of Document

10.30

Promissory note issued by BUUK Bermuda Holdco Limited in favor of BIP (Barbados) Holdings II Limited—incorporated by reference to Exhibit 10.8 to Brookfield Infrastructure Corporation’s Form 6-K filed April 2, 2020

10.31	Promissory note issued by Brookfield Infrastructure Corporation in favor of Brookfield Infrastructure L.P. –incorporated by reference to Exhibit 10.9 to Brookfield Infrastructure Corporation’s Form 6-K filed April 2, 2020

10.32	Guarantee by BIPC Holdings Inc. in favor of Computershare Trust Company of Canada–incorporated by reference to Exhibit 10.3 to Brookfield Infrastructure Corporation’s Form 6-K filed April 2, 2020

10.33	Guarantee Indenture, among BIP Investment Corporation, BIPC Holdings Inc. and Computershare Trust Company of Canada–incorporated by reference to Exhibit 10.4 to Brookfield Infrastructure Corporation’s Form 6-K filed April 2, 2020

10.34	Guarantee Indenture, among BIPC Holdings Inc., Brookfield Infrastructure Partners L.P. and Computershare Trust Company of Canada–incorporated by reference to Exhibit 10.5 to Brookfield Infrastructure Corporation’s Form 6-K filed April 2, 2020

10.35	Equity Commitment Agreement between Brookfield Infrastructure Corporation and Brookfield Infrastructure Holdings (Canada) Inc. –incorporated by reference to Exhibit 10.10 to Brookfield Infrastructure Corporation’s Form 6-K filed April 2, 2020

10.36	Voting Agreement among Brookfield Infrastructure Corporation, BIF III Noronha AIV LLC and BIP Noronha AIV LLC–incorporated by reference to Exhibit 10.11 to Brookfield Infrastructure Corporation’s Form 6-K filed April 2, 2020

21.1	List of Subsidiaries of Brookfield Infrastructure Corporation — incorporated to Item 4.C, “Organizational Structure” in Appendix B

21.2	List of Subsidiaries of Brookfield Infrastructure Partners L.P. — incorporated by reference to Item 4.C, “Organizational Structure” of Brookfield Infrastructure Partners L.P.’s Form 20-F filed February 28, 2020

23.1	Consent of Appleby (Bermuda) Limited (included in 5.1 above)

23.2	Consent of Michael, Evrensel & Pawar LLP (included in 5.2 above)

23.3	Consent of Deloitte LLP

24.1	Powers of Attorney

99.1	Letter of Transmittal

99.2	Notice of Guaranteed Delivery

99.3	Letter to Shareholders of Inter Pipeline Ltd.

99.4	Notice of Offer to Purchase, dated February 22, 2021

101	Interactive data file

The registrants hereby agree to furnish to the SEC at its request copies of long-term debt instruments defining the rights of holders of outstanding long-term debt that are not required to be filed herewith.

SIGNATURES OF BROOKFIELD INFRASTRUCTURE CORPORATION

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sydney, Australia on February 22, 2021.

BROOKFIELD INFRASTRUCTURE CORPORATION

By:	/s/ Michael Ryan
Name:	Michael Ryan
Title:	Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David Krant and Michael Ryan, and each of them, as attorneys-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of Class A Exchangeable Subordinate Voting Shares of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the registration statement on Form F-4 to be filed with the Securities and Exchange Commission with respect to such Class A Exchangeable Subordinate Voting Shares, to any and all amendments or supplements to such registration statement, whether such amendments or supplements are filed before or after the effective date of such registration statement, to any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to any and all instruments or documents filed as part of or in connection with such registration statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such registration statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Samuel Pollock Samuel Pollock	Chief Executive Officer of Brookfield Infrastructure Group L.P. (Principal Executive Officer)	February 22, 2021

/s/ Bahir Manios Bahir Manios	Chief Financial Officer of Brookfield Infrastructure Group L.P. (Principal Financial and Accounting Officer)	February 22, 2021

/s/ Jeffrey Blidner Jeffrey Blidner	Director of Brookfield Infrastructure Corporation	February 22, 2021

/s/ William Cox William Cox	Director of Brookfield Infrastructure Corporation	February 22, 2021

Signature	Title	Date

/s/ John Fees John Fees	Director of Brookfield Infrastructure Corporation	February 22, 2021

/s/ Roslyn Kelly Roslyn Kelly	Director of Brookfield Infrastructure Corporation	February 22, 2021

/s/ Daniel Muñiz Quintanilla Daniel Muñiz Quintanilla	Director of Brookfield Infrastructure Corporation	February 22, 2021

/s/ Anne Schaumburg Anne Schaumburg	Director of Brookfield Infrastructure Corporation	February 22, 2021

/s/ Rajeev Vasudeva Rajeev Vasudeva	Director of Brookfield Infrastructure Corporation	February 22, 2021

SIGNATURES OF BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hamilton, Bermuda on February 22, 2021.

BROOKFIELD INFRASTRUCTURE PARTNERS L.P., by its general partner, BROOKFIELD INFRASTRUCTURE PARTNERS LIMITED

By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jane Sheere, Gregory Morrison, Gregory McConnie, James Bodi, and Anna Knapman-Scott, and each of them, as attorneys-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of limited partnership units of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the registration statement on Form F-4 to be filed with the Securities and Exchange Commission with respect to such limited partnership units, to any and all amendments or supplements to such registration statement, whether such amendments or supplements are filed before or after the effective date of such registration statement, to any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to any and all instruments or documents filed as part of or in connection with such registration statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such registration statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Samuel Pollock Samuel Pollock	Chief Executive Officer of Brookfield Infrastructure Group L.P. (Principal Executive Officer)	February 22, 2021

/s/ Bahir Manios Bahir Manios	Chief Financial Officer of Brookfield Infrastructure Group L.P. (Principal Financial and Accounting Officer)	February 22, 2021

/s/ Jeffrey Blidner Jeffrey Blidner	Director of Brookfield Infrastructure Partners Limited	February 22, 2021

Signature	Title	Date

/s/ William Cox William Cox	Director of Brookfield Infrastructure Partners Limited	February 22, 2021

/s/ Roslyn Kelly Roslyn Kelly	Director of Brookfield Infrastructure Partners Limited	February 22, 2021

/s/ Daniel Muñiz Quintanilla Daniel Muñiz Quintanilla	Director of Brookfield Infrastructure Partners Limited	February 22, 2021

/s/ Anne Schaumburg Anne Schaumburg	Director of Brookfield Infrastructure Partners Limited	February 22, 2021

/s/ Rajeev Vasudeva Rajeev Vasudeva	Director of Brookfield Infrastructure Partners Limited	February 22, 2021

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the undersigned, solely in its capacity as the registrants’ duly authorized representative in the United States, on February 22, 2021.

Brookfield Infrastructure US Holdings I Corporation

By:	/s/ Ralph Klatzkin
Name: Ralph Klatzkin
Title: President